UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 11-K

☒	ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2010

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

Commission file number: 001-06033

A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:

United Airlines Pilot Directed Account Plan

Benefits Administration – OPCHR

United Air Lines, Inc.

P.O. Box 66100

Chicago, IL 60666

B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

United Continental Holdings, Inc.

77 W. Wacker Drive

Chicago, Illinois 60601

(312) 997-8000

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

NOTE:	All other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

United Airlines Pilot Directed Account Plan

We have audited the accompanying statement of net assets available for benefits of the United Airlines Pilot Directed Account Plan (the “Plan”) as of December 31, 2010, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of and for the year ended December 31, 2009 were audited by other auditors whose report dated June 25, 2010 expressed an unqualified opinion on these statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2010, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedules of (1) assets (acquired and disposed of within the plan year) for the year ended December 31, 2010 and (2) assets (held at end of year) as of December 31, 2010 are presented for the purpose of additional analysis and are not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in our audit of the basic 2010 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Washington, Pittman & McKeever LLC

Chicago, Illinois

June 17, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees and Participants of the

United Airlines Pilot Directed Account Plan

We have audited the accompanying statement of net assets available for benefits of the United Airlines Pilot Directed Account Plan (the “Plan”) as of December 31, 2009. This financial statement is the responsibility of the Plan’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statement presents fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Chicago, Illinois
June 25, 2010

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2010 AND 2009

(In millions)

	2010	2009

ASSETS:
Participant-directed investments, at fair value	$3,190	$2,799
Contributions receivable	—	12
Pending trade receivables—net	26	6
Notes receivable from participants	31	29
Accrued income—net	3	3

Total assets	3,250	2,849

LIABILITIES:
Other liabilities	(1)	(2)

Total liabilities	(1)	(2)

NET ASSETS AVAILABLE FOR BENEFITS	$3,249	$2,847

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2010

(In millions)

ADDITIONS:
Contributions:
Employer contributions	$123
Participant contributions	39

Total contributions	162

Investment income:
Net appreciation in fair value of investments	317
Dividends and interest	44
Interest from participant loans	2

Net investment income	363

Total additions	525

DEDUCTIONS:
Benefits paid to participants	(110)
Administrative expenses	(12)
Other expenses	(1)

Total deductions	(123)

INCREASE IN NET ASSETS	402

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	2,847

End of year	$3,249

See notes to financial statements.

UNITED AIRLINES PILOT DIRECTED ACCOUNT PLAN

NOTES TO FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2010 AND 2009, AND FOR THE YEAR ENDED DECEMBER 31, 2010

1.	DESCRIPTION OF PLAN

The following description of the United Airlines Pilot Directed Account Plan (the “Plan”) is for general information purposes only. Participants should refer to the Plan document for more complete information.

General and Plan Participants—The Plan is a defined contribution plan covering all employees of United Air Lines, Inc. (“United” or the “Company”) who are represented by the Air Line Pilots Association, International (“ALPA”). United pilots are eligible to become participants in the Plan on their date of hire. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

Trustee and Record Keeper—The Russell Trust Company (“Russell” or “Trustee”) serves as Plan Trustee. Per the United Airlines, Inc. Pilots’ Directed Account Plan Trust Agreement, Russell is responsible for many aspects of the trust, including administration and the management and custody of all Plan assets. As approved by the Retirement and Welfare Administration Committee (formerly the Plan Administrator) appointed by the Board of Directors of the Company, Russell has hired The Northern Trust Company to serve as sub-custodian of the Plan and Hewitt & Associates to serve as the subagent performing the participant recordkeeping functions.

Contributions—There are several types of contributions that may be made to the Plan on the participants’ behalf:

•

Company Contributions: The Company contributes to the Plan an amount equal to 16% of participant eligible earnings. Company contributions on behalf of a participant are allocated directly to each participant’s account. The participant is not required to contribute to the Plan to receive this direct employer contribution.

•

Employee contributions: Eligible employees may elect to contribute to the Plan in any whole percentage from 1% to 60% of eligible earnings. Eligible employees may also make a supplemental election to contribute an additional pretax contribution in an amount equal to 1% to 90% of their net pretax pay. Section 402(g) of the Internal Revenue Code (“IRC”) limits the amount of pretax 401(k) contributions to a maximum of $16,500 in 2010. Lower limits may apply to certain highly compensated participants if the Plan does not pass certain nondiscrimination tests required by law. Eligible employees may also elect to make voluntary after-tax contributions to the Plan from 1% to 60% of the participant’s earnings (as defined by the Plan) for each pay period only after making the maximum pretax contribution. Section 415(c) of the IRC limits the total amount of contributions to all qualified defined contribution retirement plans to the lesser of 100% of annual taxable earnings or $49,000.

•

Voluntary pretax catch-up contributions: Participants age 50 or older at any time during the Plan year can make additional pretax catch-up contributions to the Plan. This catch-up contribution is available only to the extent the participant has contributed the maximum amount of 401(k) contributions permitted under the Plan and the participant has not exceeded the annual catch-up contribution limit. For calendar year 2010, the maximum amount is $5,500.

•

Rollover Contributions—Participants may elect to roll over money into the Plan from certain other qualified employer plans or qualified IRA. The Plan will not accept a rollover of after-tax contributions. Rollover contributions from other qualified plans for the year ended December 31, 2010 were $433,648.

Participant Accounts—Individual accounts are maintained for each Plan participant. Each participant’s account is credited with the contributions and an allocation of Plan earnings, and charged with withdrawals and an allocation of Plan losses and administrative expenses. Allocations are based on account balances, as defined by the Plan. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Investments—Participants direct the investment of their contributions and account balances in 1% increments into the following various investment options offered by the Plan:

•	Money Market Fund

•	Short-Term Bond Fund

•	Diversified Bond Fund

•	Value Equity Fund

•	Growth Equity Fund

•	Small Cap Equity Fund

•	International Equity Fund

•	S&P 500 Index Fund

•	Stable Value Fund

•	AutoPDAP Funds, which are funds that are invested in a diversified portfolio of underlying stock and bond funds strategically mixed for investors based on their estimated retirement date.

•

Individual Brokerage Account (IBA) - Subject to a number of conditions and restrictions, this option allows participants to select from a wide range of investments, including United Continental Holdings, Inc. (“UCHI”) common stock, which are made available through the Charles Schwab and Co., Inc. individual brokerage account network.

Vesting—Participants are vested immediately in their contributions and the Company’s contributions, plus actual earnings thereon, and the balance of a participant’s account is nonforfeitable at all times. Accordingly, there are no forfeitures under the Plan.

Notes Receivable from Participants—Active employees receiving regular pay from the Company may borrow from their Plan accounts. A loan may not exceed $50,000 minus active employees’ highest outstanding loan balance over the last 12 months or one-half of their Plan account balance, whichever is less. The minimum that may be borrowed is $1,000. Loans will be funded by a pro rata transfer from the assets of the account invested in the investment funds (excluding Individual Brokerage Account). The loan is secured by the participant’s account balance, and is generally repaid through payroll deductions on an after-tax basis for the term of the loan, which is a maximum of 60 months. The term of the loan may be extended to a period up to 15 years if the loan is used to acquire a principal residence. Loans are subject to an annual interest rate at one percent above the prime rate listed in the Wall Street Journal on the business day preceding the effective date of the participant request (interest rates ranged from 4.25% to 10.5% at December 31, 2010). Participants may only have one loan outstanding at any time. An administrative fee of $90 is charged to each participant taking a loan and is automatically deducted from the participant’s account and added to the loan amount.

Benefit Payment—Withdrawals from the Plan may be made as follows, as applicable to the participant’s eligibility, amount requested, and existing balances:

•

Participants who have separated from service (for reasons other than death) may elect payment in the form of a lump sum, periodic distributions, irregular partial distributions, or in the form of a fixed or variable annuity. All or a portion of the amount of the distribution may be excluded from income by a direct roll over into an Individual Retirement Account, qualified plan, an annuity contract or annuity plan under Section 403, and certain governmental plans under Section 457. However, distributions required under the minimum distribution rules, a hardship distribution from pretax contributions, or periodic payments in substantially equal amounts over the life, life expectancy or period of 10 years and more are not eligible for rollover distributions. Participants must begin to receive plan benefits not later than April 1st of the year following the year in which they reach age 70  1/2. At a minimum, they must draw benefits in annual installments at least equal to the minimum required by law.

•

Distributions of accounts due to the death of a participant may be taken by the participant’s beneficiaries in any one, or any combination of forms, and in any proportions, as are made available to participant upon retirement or termination of employment. The participant’s surviving spouse, if any, is automatically the beneficiary of at least half of the account. The surviving spouse may elect to defer distribution until the participant would have attained age 70  1/2 or may elect an earlier distribution. Any designated beneficiary who is not the participant’s surviving spouse may elect a direct trustee-to-trustee transfer of eligible distributions.

•

In-service withdrawals for participants who are actively employed or are absent due to reasons of illness (other than grounded status), or approved leave of absence and maintain an employer-employee relationship with the Company are permitted as follows:

•	Discretionary withdrawals of after-tax contributions and earnings

•	Hardship withdrawals of pretax 401(k) contributions, subject to restrictions described in the Plan

•

After reaching age 59  1/2, rollover contributions (as adjusted for earnings and losses) may be withdrawn at any time. After rollover contributions are depleted, pretax contributions (but no earnings) can be withdrawn.

Generally, withdrawals are allocated pro rata to the balances of each of the investment funds in the participant’s account.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of net assets available for benefits and changes therein. Actual results could differ from those estimates. Investment securities, in general, are exposed to various risks, such as interest rate, credit, and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the financial statements.

New Accounting Pronouncements—In September 2010, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance that amends the classification, measurement and disclosure requirements for loans to participants by defined contribution pension plans. The revised guidance requires participant loans be classified as notes receivable from participants, which are segregated from plan investments and measured at their unpaid principal balance plus any accrued but unpaid interest. Additionally, fair value disclosures are no longer required for loans to participants. This guidance was effective for annual periods ending after December 15, 2010. The adoption of this guidance did not have a significant impact to the Plan.

In January 2010, the FASB released accounting guidance that requires new fair value measurement classification disclosures and clarifies existing disclosures. The guidance requires disclosures about transfers into and out of Levels 1 and 2 of the fair value hierarchy, and separate disclosures about purchases, sales, issuances and settlements relating to Level 3 measurements. It also clarifies the existing fair value disclosures regarding valuation techniques, inputs used in those valuation models and at what level of detail fair value disclosures should be provided. The guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disaggregation of the Level 3 activity, which is effective for interim and annual periods beginning after December 15, 2010. The Plan’s disclosures for the 2010 period reflect the prospective adoption of this guidance, except for the guidance related to disaggregation of Level 3 activity, which will be adopted in 2011.

Investment Valuation and Income Recognition—The Plan’s investments are reported at fair value (See Note 8 “Fair Value Measurements”). The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (the exit price).

The pending trade receivables (payables) are recorded net of related (payables) receivables and represent net amounts due from (to) investment managers arising from security trading activities settled subsequent to year-end.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date.

Net Appreciation in Value of Investments—Net appreciation in value of investments includes realized and unrealized gains and losses. Realized and unrealized gains and losses are calculated as the difference between fair value at January 1, or date of purchase if subsequent to January 1, and fair value at date of sale or the current year-end. The unrealized gain or loss on investments in the International Equity Fund represents the difference between fair value at January 1, or date of purchase, and the fair value at the date of sale or the current year-end plus, where applicable, the change in the exchange rate between the U.S. dollar and the foreign currency in which the assets are denominated from January 1, or the date of purchase, to the date of sale or the current year-end.

Administrative and Investment Management Expenses—Management and audit fees, which are paid by the Plan, are paid to the trustee based upon investment fund balances. Brokerage and other investment fees are included as an addition to the net appreciation in fair value of investments. United performs certain administrative functions for the Plan without charge.

Benefit Payments—Benefit payments to participants are recorded upon distribution. Amounts relating to participants who have elected to withdraw from the Plan but have not yet been paid were $632,289 and $713,556 at December 31, 2010 and 2009, respectively.

3. INVESTMENTS

The Plan’s investments that represented 5% or more of the Plan’s net assets available for benefits as of December 31, 2010 and 2009, are as follows (in millions):

	2010	2009

Frank Russell Short-Term Investment Fund (a)	N/A	$449
Schwab Money Market Fund	$195	$185

(a)	Not in excess of 5% at December 31, 2010

During the year ended December 31, 2010, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated (depreciated) in value as follows (in millions):

Cash and cash equivalents	$2
Equity securities	292
Corporate and international bonds	17
Government securities and other fixed income instruments	16
Net gain on in-kind Schwab IBA benefit distributions	(10)

Total	$317

Plan assets are invested by a group of investment managers. The investment managers buy or sell securities on behalf of the Plan, in accordance with the investment objectives and guidelines established for each of the investment funds.

As of December 31, 2010, the investment managers were as follows:

Money Market Fund	-	Russell Trust Company

Diversified Bond Fund	-	Western Asset Management Company
	-	Pacific Investment Management Company LLC
	-	Russell Trust Company

International Equity Fund	-	Arrowstreet Capital, LP
	-	Marsico Capital Management, LLC
	-	MFS Institutional Advisors, Inc.
	-	AllianceBernstein, LP
	-	Barrow, Hanley, Mewhinney & Strauss, LLC
	-	Russell Trust Company

Value Equity Fund	-	Dodge & Cox Incorporated
	-	Jacobs Levy Equity Management, Inc.
	-	MFS Institutional Advisors, Inc.
	-	Deprince, Race & Zollo, Inc.
	-	Snow Capital Management L.P.
	-	JS Asset Management
	-	Russell Trust Company

Growth Equity Fund	-	BlackRock Financial Management
	-	Cornerstone Capital Management, Inc.
	-	Suffolk Capital Management, LLC
	-	Sustainable Growth Advisers, LP
	-	Russell Trust Company

Small Cap Equity Fund	-	ClariVest Asset Management, LLC
	-	Copper Rock Capital Partners, LLC
	-	Delaware Investment Advisers
	-	Jacobs Levy Equity Management, Inc.
	-	Opus Capital Management
	-	Signia Capital Management, LLC
	-	Turner Investment Partners, Inc.
	-	Russell Trust Company

S&P 500 Index Fund	-	PanAgora Asset Management, Inc.
	-	Russell Trust Company

Stable Value Fund	-	Galliard Investment

Individual Brokerage Account Option	-	Self-directed account with Charles Schwab

4.	DERIVATIVE FINANCIAL INSTRUMENTS

The Plan allows certain investment managers to reduce the funds’ exposure to foreign currency fluctuations through the use of foreign currency forwards and options. The Plan authorizes certain investment managers to earn equity returns on the funds’ cash position through equity index future contracts. Additionally, other investment managers use interest rate futures and money market futures to replicate government bond positions and manage interest rate exposure. Credit default swaps may be used by investment managers to effectively increase or decrease their exposure to individual corporate bond issues or baskets of corporate bond issues. They may also be used to effectively replicate corporate bond positions and manage overall credit risk. The Plan prohibits investment managers from being a party to any leveraged derivatives. All derivative positions are stated at fair value as determined by exchange quoted market prices or through other valuation techniques. The Plan’s derivative positions as of December 31, 2010 and 2009 were not material.

5.	EXEMPT PARTY-IN-INTEREST TRANSACTIONS

The Plan holds investments managed by Russell. Russell is the trustee as defined by the Plan, and, therefore, these transactions qualify as party-in-interest transactions. Total fees and commissions paid by the Plan to Russell for plan year 2010 totaled $12,408,479.

The Plan invests in shares of UCHI common stock. UCHI is the parent company of United and, as such, investment activity related to UCHI common stock qualifies as exempt party-in-interest transactions.

6.	PLAN TERMINATION

The Company expects to continue the Plan indefinitely, but reserves the right to terminate the Plan, in whole or in part, provided that Plan termination is effected by a written resolution adopted by a majority of the Board of Directors of the Company subject to the provisions set forth in ERISA and the currently effective collective bargaining agreement with ALPA. If the Plan is terminated, employer contributions would cease and all amounts credited to a participant’s account at the time of termination shall be retained in the Plan and will be distributed in accordance with ERISA and the normal distribution rules of the Plan.

7.	FEDERAL INCOME TAX STATUS

The IRS has determined and informed the Company by a letter, dated March 31, 2009, that the Plan and related trust were designed in accordance with applicable regulations of the IRC. United and Plan management believe the Plan is currently designed and operated in accordance with applicable requirements of the IRC, and the Plan and related trust continue to be tax exempt. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

8.	FAIR VALUE MEASUREMENTS

Generally accepted accounting principles in the United States of America have established a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	Quoted market prices in active markets for identical assets that are accessible at the measurement date.

Level 2	Quoted market prices of identical assets in inactive markets or similar assets in active markets; and observable or correlated inputs for the asset (e.g., interest rates and yield curves observable at commonly quoted intervals).

Level 3	Unobservable inputs that reflect the reporting entity’s own assumptions about inputs used by market participants in pricing assets or liabilities.

Mutual funds and collective trusts represent investments with various investment managers. The respective fair values of these investments are determined by reference to the funds’ underlying assets, which are principally marketable equity and fixed income securities. Shares held in mutual funds are valued at the closing share price, which is based on the funds’ net asset value at year-end. Units held in collective trusts are valued at the unit value as reported by the investment managers at year-end.

Investments in Individual Brokerage Accounts and the UCHI Stock Fund are described below:

Cash and short-term investments include cash and short-term interest-bearing investments with initial maturities of three months or less. Such amounts are recorded at cost, plus accrued interest, which approximates market value.

Common stock, preferred stock, and fixed income securities traded in active markets on national and international securities exchanges are valued at closing prices on the last business day of each period presented. Fixed income securities classified as level 2 are valued based on quoted prices in inactive markets.

Valuation of investment contracts is described in Note 9.

The following tables present the Trust’s investment assets and liabilities at fair value categorized in the different levels, as of December 31, 2010 and 2009. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Investment Assets at Fair Value as of December 31, 2010
(in millions)	Level 1	Level 2		Level 3	Total

Assets:
Cash and cash equivalents - net of offsets	$39	$3		$—	$42
Common Collective Trusts - Bond Funds	—	178	(a)	—	178
Common Collective Trusts - Equity Funds	—	306	(b)	—	306
Common Collective Trusts - Short Term Funds	—	393	(c)	—	393
Corporate and International Bonds	—	40		—	40
Equity Securities	1,600	25		—	1,625
Fixed Income - Asset-backed Securities	—	11		1	12
Fixed Income - Government Securities	—	46		1	47
Mutual Funds - Income/Bond Funds	50	2		—	52
Mutual Funds - Equity Funds	269	—		—	269
Synthetic Guaranteed Investment Contracts	—	—		217	217
Other	—	—		9	9

Total investment assets at fair value	$1,958	$1,004		$228	$3,190

	Investment Assets at Fair Value as of December 31, 2009
(in millions)	Level 1	Level 2		Level 3	Total

Assets:
Cash and cash equivalents - net of offsets	$37	$12		$—	$49
Common Collective Trusts - Bond Funds	—	151	(a)	—	151
Common Collective Trusts - Equity Funds	—	95	(b)	—	95
Common Collective Trusts - Short Term Funds	—	702	(c)	—	702
Corporate and International Bonds	—	58		—	58
Equity Securities - Common Stock (large cap)	743	1		—	744
Equity Securities - Common Stock (mid cap)	275	1		—	276
Equity Securities - Common Stock (small cap)	138	7		—	145
Equity Securities - Other	22	12		1	35
Fixed Income - Asset-backed Securities	—	51		—	51
Fixed Income - Government Securities	—	25		1	26
Mutual Funds - Income/Bond Funds	87	9		—	96
Mutual Funds - Equity Funds	328	—		—	328
Other	5	32		6	43

Total investment assets at fair value	$1,635	$1,156		$8	$2,799

(a)	Generally, the investment objective is to utilize longer-term, diversified holdings to provide as high a level of current income as possible within the confines of a passive management strategy. The redemption of units is available on any business day.
(b)	Generally, the investment objective is to provide current income and growth by focusing on a specific industry or index of equities while minimizing portfolio risk exposure. The redemption of units is available on any business day.
(c)	Generally, the investment objective is to provide the highest current income with stability of capital and liquidity through the utilization of high quality securities. The redemption of units is available on any business day.

The 2009 investment disclosures no longer reflect participant loans as an investment due to new accounting guidance described in Note 2.

Level 3 Gains and Losses

The table below summarizes the changes in the fair value of the Trust’s level 3 investment assets for the year ended December 31, 2010.

(in millions)	Equity Securities	Asset Backed Securities	Government securities and other fixed income	Synthetic GICs	Other	Total

Fair value balance, January 1, 2010	$1	$—	$1	$—	$6	$8

Purchases, issuances, and settlements	—	1	8	217	3	229
Realized and unrealized gains / (losses)	(1)	—	—	—	—	(1)

Transfer out of level 3	—	—	(8)	—	—	(8)

Fair value balance, December 31, 2010	$—	$1	$1	$217	$9	$228

The amount of total gains or losses for the period included in net appreciation in value of the Plan’s investments attributable to the change in unrealized gains or losses relating to assets still held at the reporting date.	$1	$—	$—	$—	$—	$1

Transfers in and transfers out of level categories is as of the end of the period.

The most significant addition to level 3 assets in 2010 was the purchase of synthetic guaranteed investment contracts (“GICs”), as defined below, for a total fair market value of $217 million. All synthetic GICs were classified as level 3 because the significant inputs used in the calculation of fair market value are not observable market data. The Other category, which has a fair market value of $9 million on December 31, 2010, primarily includes cash margin deposits held as collateral with various institutions for the financial futures. Transfers out of level 3 represent securities that were moved from level 3 to level 2 primarily because there was more reliable information available in 2010 for use as inputs in pricing these securities as compared to 2009. Also, there was a higher trading volume so the Plan was able to look at similar securities from a pricing perspective.

In addition to transfers in and out of level 3, the Plan moved securities worth approximately $59 million from level 1 to level 2 in 2010. These securities primarily consist of equities and common collective funds not traded in an active market. Based on the level assignment methodology for the other securities, the Plan classified these securities as level 2.

The Plan also moved securities worth approximately $52 million from level 2 to level 1 in 2010. This is because the market for these securities is considered an active market in 2010.

9.	SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The synthetic GICs are part of the Stable Value Fund (the “Fund”). The Fund primarily invests in traditional GICs and security-backed contracts (also called “synthetic GICs”) issued by insurance companies and other financial institutions. The contracts are fully benefit responsive and, as such, are required to be reported at fair value and reconciled to contract value in the Statements of Net Assets Available for Benefits as of December 31, 2010. For the year ended December 31, 2010 the fair value and contract value of the GICs were both $217 million. There were no synthetic GICs in the Plan in 2009.

A synthetic GIC is an investment contract issued by an insurance company or other financial institution, backed by a portfolio of bonds that are owned by the fund. The portfolio underlying the contract is maintained separately from the contract issuer’s general assets, usually by a third party custodian. The interest crediting rate of a security-backed contract is based on the contract value, and the fair value, duration, and yield to maturity of the underlying portfolio. These contracts typically allow for realized and unrealized gains and losses on the underlying assets to be amortized, usually over the duration of the underlying investments, through adjustments to the future interest crediting rate, rather than reflected immediately in the net assets of the fund. The issuer guarantees that all qualified participant withdrawals will be at contract value.

The fair value of the Stable Income Fund equals the sum of the market value of the underlying investments plus the fair value of the wrap contracts, which are calculated by discounting the difference between the contractual wrap fee and the market value of the rebid fee over the remaining duration of the contract.

The yield earned by the Fund at December 31, 2010 was 2.21%. This represents the annualized earnings of all investments in the Fund divided by the fair value of all investments in the Fund at December 31, 2010.

The yield earned by the Fund with an adjustment to reflect the actual interest rate credited to participants in the Fund at December 31, 2010 was 2.17%. This represents the annualized earnings credited to participants in the Fund divided by the fair value of all investments in the Fund at December 31, 2010. The synthetic GICs are designed to reset their respective crediting rates on a quarterly basis. The rate reset allows the contract value to converge with the fair value of the underlying portfolio over time, assuming the portfolio continues to earn the current yield for a period of time equal to the current portfolio duration.

Synthetic GICs generally provide for withdrawals associated with certain events which are not in the ordinary course of Fund operations. These withdrawals are paid with a market value adjustment applied to the withdrawal as defined in the investment contract. Each contract issuer specifies the events which may trigger a market value adjustment; however, such events may include all or a portion of the following:

•	material amendments to the Fund’s structure or administration;

•	changes to the participating plans’ competing investment options including the elimination of equity wash provisions;

•	complete or partial termination of the Fund, including a merger with another fund;

•	the failure of the Fund to qualify for exemption from federal income taxes or any required prohibited transaction exemption under ERISA;

•

the redemption of all or a portion of the interests in the Fund held by a participating plan at the direction of the participating plan sponsor, including withdrawals due to the removal of a specifically identifiable group of employees from coverage under the participating plan (such as a group layoff or early retirement incentive program), the closing or sale of a subsidiary, employing unit, or affiliate, the bankruptcy or insolvency of a plan sponsor, the merger of the plan with another plan, or the plan sponsor’s establishment of another tax qualified defined contribution plan;

•	any change in law, regulation, ruling, administrative or judicial position, or accounting requirement, applicable to the Fund or participating plans;

•	the delivery of any communication to plan participants designed to influence a participant not to invest in the Fund.

At this time, the Fund does not believe that the occurrence of any such market value event, which would limit the Fund’s ability to transact at contract value with participants, is probable.

Synthetic GICs generally are evergreen contracts that contain termination provisions, allowing the Fund or the contract issuer to terminate with notice, at any time at fair value, and providing for automatic termination of the contract if the contract value or the fair value of the underlying portfolio equals zero. The issuer is obligated to pay the excess contract value when the fair value of the underlying portfolio equals zero. In addition, if the Fund defaults in its obligations under the security-backed contract (including the issuer’s determination that the agreement constitutes a non-exempt prohibited transaction as defined under ERISA), and such default is not corrected within the time permitted by the contract, then the contract may be terminated by the issuer and the Fund will receive the fair value as of the date of termination.

10.	PLAN AMENDMENTS

During 2010, certain distribution guidelines under the Plan were amended. Participants should refer to the Plan document for information on distribution guidelines.

* * * * * *

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, LINE 4i

SCHEDULE OF ASSETS (ACQUIRED AND DISPOSED of WITHIN YEAR)

FOR THE YEAR ENDED DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Asset Description	Acquisition Cost	Disposition Proceeds
ABERTIS INFRAESTR EUR3 SERIE A	($126,734.40)	$138,948.88
ACCESS TO LNS FOR LEARNING STUD LN CO TAXABLE-LIBOR-SR-SER A-1 VAR RT 10-25-16	($825,573.38)	$64,650.07
ADIDAS AG NPV	($643,342.15)	$287,425.57
ADR AKZO NOBEL N V SPONSORED ADR	($1,427.12)	$1,470.75
ADR AXA SA SPONSORED ADR	($1,607.18)	$1,666.64
ADR DEUTSCHE TELEKOM AG SPONSORED ADR	($41,814.80)	$49,558.99
ADR INFINEON TECHNOLOGIES AG SPONSORED ADR ADR STK ISIN# US45662N1037	($499.83)	$487.45
ADR OAO GAZPROM LEVEL 1 ADR	($139,320.62)	$122,183.13
ADR VALE S A ADR REPSTG PFD PREF ADR	($144,145.69)	$127,117.29
AIR WATER INC NPV	($24,108.66)	$22,035.22
ALIBABA.COM LTD HKD0.0001	($217,832.12)	$205,235.49
ALPHA BANK EUR4.70	($133,029.97)	$133,391.86
ANHANGUERA EDUCACI UNITS (1 COM & 6 PRF)	($235,866.08)	$29,523.16
ANHEUSER BUSCH 3.625% DUE 04-15-2015	($174,644.75)	0.00
AZ EDL LN MARKETING CORP EDL LN REV FLT-SR SER A-2 VAR RT DUE 12-01-23	($407,319.07)	$407,399.25
BANC AMER COML MTG 4.589% DUE 07-10-2043	($594,855.46)	$54,456.20
BANCO SANTANDER COMSTK	$0.00	0.00
BASF SE NPV	($238,677.89)	$1,676,898.35
BOLIDEN AB NPV	($98,953.62)	$93,549.83
BRAZOS TEX HIGHER ED AUTH INC STUDENT LNVAR-NTS-SER I-A-2 26 DEC 2018	($624,629.60)	$115,762.50
BRIDGESTONE CORP NPV	($192,746.81)	$194,933.39
CARREFOUR EUR2.50	($163,240.05)	$169,262.27
CENTRAL JAPAN RLWY NPV	($140,318.35)	$148,323.45
CGG VERITAS EUR0.40	($306,245.99)	$299,682.26
CHIYODA CORP NPV	($48,915.62)	$55,856.78
CHRYSLER FINL AUTO 2.82% DUE 01-15-2016	($612,609.38)	$69,902.49

Asset Description	Acquisition Cost	Disposition Proceeds
CIT ED LN TR SER 2005-1 CL A2 FLT RT 03-15-2022/09-15-2010 REG	($658,070.05)	$99,031.68
CITIZEN HOLDINGS NPV	($59,116.77)	$54,217.04
CMO GE COML MTG CORP 2005-C2 CTF CL A-AB4.866% DUE 05-10-2043 REG	($236,576.66)	$9,248.90
CMO GE COML MTG CORP SER 2005-C3 CL AAB 4.94% DUE 07-10-2045 BEO	($155,097.18)	$5,003.22
CMO J P MORGAN CHASE COML MTG SECS TR 2006-LDP7 CL A-SB DUE 04-15-2045 REG	($241,699.22)	$1.15
CMO LB-UBS COML MTG TR 2003-C1 COML MTG PASSTHRU CTF CL A-3 4.095 3-15-27 BEO	($124,891.75)	$12,578.56
CMO MERRILL LYNCH MTG TR 2005-CIP1 MTG PASSTHRU CTF CL A-4 5.047 07-12-2015 REG	($256,855.47)	$268,640.63
CMO MERRILL LYNCH MTG TR 2005-LC1 CTF A-4 DUE 01-12-2044 REG	($492,595.71)	$490,640.63
CMO MERRILL LYNCH MTG TR SER 2005-MCP1 CL ASB DUE 05-12-2043 REG	($347,037.56)	$18,562.38
CMO SMALL BUSINESS ADMIN GTD DEV PARTN 5.56 DUE 09-01-2027	($436,207.24)	$37,813.82
CNH EQUIP TR .81000000238% DUE 08-15-2012	($499,977.30)	$100,852.27
COMPAGNIE DE 2.125% DUE 04-22-2013	($799,181.00)	$813,976.00
CONTINENTAL AG ORD NPV	($8,066.48)	$8,792.93
CONTINENTAL AIRLS INC SR SECD NT 144A 6.75 DUE 09-15-2015/09-15-2012	($158,694.40)	$165,600.00
CR SUISSE 1ST 4.666 DUE 03-15-2036	($791,304.39)	$91,114.03
CR SUISSE AG 5.4% DUE 01-14-2020	($119,707.20)	$118,987.20
DAIICHI SANKYO COM NPV	($49,030.09)	$49,930.84
DSV DKK1	($116,765.54)	$102,590.25
DT POSTBANK AG NPV(REGD)	($290,334.85)	$292,122.86
EAST JAPAN RAILWAY CO NPV	($430,981.94)	$423,957.29
EDENRED EUR2	0.00	$237,803.20
EISAI CO NPV	($148,194.36)	$153,451.99
ENCANA CORP COM NPV	($286,257.34)	$274,130.16
ENQUEST PLC ORD GBP0.05	0.00	$6,965.12
ERAMET EUR3.05	($211,275.18)	$244,396.04
EUROPEAN INVT BK 5 YR GLOBAL BD 2.875% DUE 01-15-2015 REG	($179,825.40)	$182,638.80
FOSTERS GROUP LTD NPV	($20,021.13)	$20,045.08
FRESENIUS SE NON-VTG PRF NPV	($223,745.77)	$219,079.41
FUGRO NV EUR0.05	($139,262.92)	$111,452.59
FUJI ELECTRIC HOLINDGS CO Y50	($97,253.23)	$94,373.85

Asset Description	Acquisition Cost	Disposition Proceeds
GATE CAP CAYMAN 2 3.55% DUE 06-11-2021	($368,879.46)	$20,283.64
GCO ED LN FDG TR I 2005-2 STUDENT LN ASSET BKD NT CL A-5L 05-25-2021 REG	($1,112,519.54)	$77,401.32
GEBERIT CHF0.10(REGD)	($89,256.64)	$77,354.90
GPE EUROTUNNEL (EUR) EURO 0.40	($114,909.78)	$92,971.90
HANA FINANCIAL GRP KRW5000	($107,886.76)	$112,204.78
HEWLETT PACKARD CO 2.2% DUE 12-01-2015	($299,733.00)	$296,499.00
HINDALCO INDS INR1	($121,775.82)	$115,919.19
HITACHI HIGH-TECH NPV	($188,824.84)	$190,112.14
HSBC BANK USA NA 4.875 DUE 08-24-2020 BEO	($259,005.00)	$244,945.00
ILIAD NPV	($198,301.81)	$224,589.64
IMERYS EUR2	($507,147.68)	$453,314.72
INCITEC PIVOT NPV	($121,960.97)	$133,725.44
INFORMA PLC ORD GBP0.001	($110,460.23)	$127,948.57
INTESA SANPAOLO S 3.625% DUE 08-12-2015	($129,834.90)	$129,499.50
INVESTOR AB SER’B’NPV	($105,302.53)	$109,721.48
JAPAN TOBACCO INC NPV	($547,919.69)	$492,375.56
JSR CORP NPV	($144,887.56)	$164,694.58
JTEKT CORPORATION NPV	($79,538.73)	$89,468.78
JX HOLDINGS INC NPV	0.00	$232,008.21
KAZAKHMYS ORD GBP0.20	($386,002.51)	$330,360.36
KBC GROUP SA NPV	($219,922.20)	$221,382.87
KINDEN CORP NPV	($201,557.35)	$202,209.22
KINNEVIK INV AB SER’B’NPV	($167,241.45)	$158,434.61
LLOYDS TSB BK PLC 5.8% DUE 01-13-2020	($109,743.70)	$111,992.10
MACQUARIE ATLAS ROADS GROUP	$0.00	$20,726.29
MAPFRE EUR0.10	($57,020.57)	$57,629.49
MEDIOLANUM EUR0.1	($204,684.49)	$187,604.60
METSO OYJ NPV	($120,891.22)	$173,306.21
MOBISTAR NPV	($61,541.05)	$54,451.98
NC ST ED ASSISTANCE AUTH REV VAR-TAXABLE-STUD LN-SER P 0 06-01-2020 REG TAXABLE	($1,111,113.27)	$1,104,609.38
NELNET STUDENT LN TR 2004-3 CL A-4 VAR 01-25-2021 REG	($475,553.52)	$68,310.79
NET SERVICOS DE CO PRF NPV	($244,534.03)	$183,747.37
NISSAN CHEMICAL IN NPV	($47,003.27)	$42,815.86
NISSIN FOODS HOLDINGS CO LTD NPV	($60,914.43)	$63,030.11
NOBEL BIOCARE HOLD CHF.4	($107,751.72)	$89,628.96
NORDEA BK AG 4.875% DUE 01-27-2020	($99,452.00)	$106,634.00
NSK LTD NPV	($83,894.92)	$87,546.75
NUTRECO NV EUR0.24	($114,657.77)	$118,475.19

Asset Description	Acquisition Cost	Disposition Proceeds
ONTARIO PROVINCE ONT 2.95 05 FEB 2015	($359,586.00)	$365,547.60
OTE(HELLENIC TLCM) EUR2.39(CR)	($42,082.76)	$52,481.86
PANASONIC CORP	($571,425.39)	$549,183.21
PETROLEUM GEO SVS NOK3	($170,876.64)	$108,069.11
PIRAEUS BK SA EUR0.3(REGD)	($169,958.06)	$157,706.43
PIRELLI & C EUR0.29	($94,067.09)	$92,023.08
PORSCHE AUTO HL SE NON VTG PRF NPV	($303,339.05)	$388,682.99
PORTUGAL TELECOM SGPS EUR0.03	($90,407.19)	$101,974.53
POWERTECH TECHNOLO TWD10	($105,371.74)	$95,890.63
PPR EUR4	($212,303.24)	$222,355.85
PRELIOS SPA EUR0.5	0.00	$27,707.49
PREMIER AIRCRAFT 3.576% DUE 02-06-2022	($400,000.00)	$20,623.62
PVTPL AMERICA MOVIL SAB DE CV GTD SR NT 144A 5% DUE 03-30-2020/03-30-2010 BEO	($99,356.00)	0.00
PVTPL GMAC INC FORMERLY GMAC LLC GTD SR NT 144A 8.3% DUE 02-12-2015 BEO	($10,550.00)	0.00
PVTPL NBC UNVL INC SR NT 144A 4.375% DUE04-01-2021/10-04-2010 BEO	($29,992.50)	$30,607.80
PVTPL PACIFIC LIFE GLOBAL FDG NT 144A 5.15 DUE 04-15-2013 BEO	($533,530.00)	0.00
PVTPL RELIANCE INDS GDS(REP 2 ORD INR10)144 A	($47,758.88)	$393,439.26
PVTPL TERRA CAP INC SR NT 144A 7.75% DUE11-01-2019/10-26-2009 BEO	($68,087.50)	$77,550.00
PVTPL U S ED LN TR IV LLC SR SER 2007-1A-2 NT 144A VAR 9-1-19	($401,161.40)	$106,734.56
PVTPL USAA CAP CORP MEDIUM TERM NTS BOOKENTRY NT 144A 3.5 DUE 07-17-2014 BEO	($204,048.00)	$205,360.00
PVTPL WILLIAMS PARTNERS L P SR NT 144A 5.25% DUE 03-15-2020/02-09-2010 BEO	($193,199.60)	0.00
RANDGOLD RESOURCES ORD USD0.05	($45,068.78)	$42,471.64
RATOS AB SER’B’NPV	($140,303.63)	$120,977.40

Asset Description	Acquisition Cost	Disposition Proceeds
REXEL EUR5	($128,469.54)	$166,491.73
RICOH CO LTD NPV	($123,733.23)	$120,644.90
RIO TINTO FIN USA 5.875% DUE 07-15-2013	($275,272.50)	$282,992.50
ROYAL BK SCOTLAND PLC GTD MED TERM BKTRANCHE # TR 00003 2.625 DUE 05-11-12	($640,725.00)	0.00
RSA INSURANCE GROUP PLC ORD GBP0.275	($32,190.99)	$28,021.94
SACYR VALLEHERMOSO EUR1	($177,984.15)	$93,681.13
SAIPEM EUR1	($61,830.53)	$57,784.72
SANDRIDGE ENERGY 8.75% DUE 01-15-2020	0.00	$15,525.00
SANDVIK AB NPV	($36,582.98)	$41,279.09
SANTANDER DR AUTO .94999998808% DUE 08-15-2013	($649,953.01)	$649,857.92
SEADRILL LTD USD2	($427,411.17)	$639,036.46
SEIKO EPSON CORP NPV	($122,880.19)	$126,565.27
SEMGROUP CORP WT EXP	0.00	$340.00
SLM STUDENT LN TR 2010-1 2010-1 CL A FLTG RT 03-25-2025/08-25-2010 REG	($1,000,000.00)	$94,664.84
SMITH & NEPHEW ORD USD0.20	($26,284.74)	$24,644.20
SMS STUDENT LN TR 2000-A ASSET BKD SR NTCL A-2 FLTG RATE 10-28-2028 REG	($940,478.32)	$138,105.91
SOFTBANK CORP NPV	($216,509.90)	$237,148.17
STANDARD LIFE ORD GBP0.10	($80,525.36)	$83,701.06
SYSMEX CORP NPV	($152,653.68)	$163,561.65
T IS BANKASI SER’C’TRY1 (RFD 01/01/2010)	$0.00	0.00
TALISMAN ENERGY IN COM NPV	($130,672.50)	$126,782.77
TATA STEEL LTD INR10	($174,859.75)	$157,604.81
TOKYO GAS CO LTD NPV	($134,375.17)	$142,794.86
TOMKINS ORD USD0.09	($167,955.27)	$254,455.99
TORONTO-DOMINION COM NPV	($422,684.53)	$440,886.55
TOYO SUISAN KAISHA NPV	($118,884.86)	$112,565.57
TOYODA GOSEI NPV	($116,756.51)	$114,312.83
TOYOTA INDUSTRIES NPV	($112,094.77)	$112,224.20
UTD MICRO ELECT TWD10	($169,240.58)	$155,319.28
WEST JAPAN RAILWAY NPV	($45,335.30)	$47,235.75
YAHOO JAPAN CORP NPV	($226,597.94)	$201,075.07
YAMADA DENKI CO LTD NPV	($63,690.48)	$61,558.92

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Identity of Issue/Description of Investment (b)	Historical Cost (c)	Current Value (e)
1 800 FLOWERS COM INC CL A COM STK	11,108.65	5,380.00
1SHTOT120121C00060000	(149.30)	0.00
1ST AMER BANK CORP 9% CUMLATIVE CONV PFDSTK $11 PAR	48,740.29	12,683.29
1ST AMER CAP TR TR PFD SEC	65,000.00	66,406.60
1ST BNK SYS INC 10.50% SER A PFD STK	78,000.00	80,291.64
1ST BNK SYS INC SER 1989B ADJ RATE PFD STK	90,000.00	89,820.00
1ST CMNTY BK TAOS NM DTD 03-20-2009 1.35C/D 03-22-2010	25,326.90	39,004.80
1ST HORIZON NATL CORP COM	4,587.07	3,628.24
1ST HORIZON NATL CORP COM	136,098.80	77,359.26
1ST INDL RLTY TR INC COM	9,091.51	3,994.56
1ST INTST BANCORP SER B PFD STK	7,679.70	16,862.00
1ST MD BANCORP PFD SER A 7.875	135,000.00	135,198.45
1ST MED GROUP INC COM	676.26	4.69
1ST NIAGARA FINL GROUP INC NEW COM	67,603.22	70,704.34
1ST POTOMAC RLTY TR COM	1,942.96	2,178.61
1ST POTOMAC RLTY TR COM	41,043.00	50,460.00
1ST SEMINAR SVC INC SER C CONV PFD	10,000.00	10,617.70
2.3% CD 02/05/11 USD DTD 04-30-2009 2.3 05-02-2011	10,000.00	10,000.00
21ST CENTY HLDG CO COM	5,988.95	3,180.00
3D SYS CORP DEL COM NEW STK	19,024.01	22,609.82
3DICON CORP COM	9,785.16	202.80
3M CO COM	401,060.66	450,227.10
3M CO COM	453,525.63	507,186.48
3M CO COM	870,333.60	1,552,191.80
5 STAR QUAL CARE INC COM	3.64	7.07
5 STAR QUAL CARE INC COM	329,886.65	367,640.00
5TH 3RD BANCORP COM	145,700.88	159,377.68
5TH 3RD BANCORP COM	211,912.00	246,624.00
5TH 3RD BANCORP COM	496,784.39	294,113.80
6 FLAGS INC SR NT 8.875 DUE 02-01-2010/02-01-2006 BEO BD IN DEFAULT	10,000.00	10,713.80
727 COMMUNICATIONS INC COM PAR $0.001 COM PAR $0.001	553.72	0.00
99 CENTS ONLY STORES COM	1,506.95	1,594.00
99 CENTS ONLY STORES COM	788,083.51	822,504.00
A123 SYS INC COM	69,754.17	70,596.00
A21 INC COM STK	13,531.45	35.00
AAPL 01/22/2011 29.000 C AAPL 110122C00290000	(997.28)	0.00
AAR CORP COM	1,807.71	2,747.00
AARO BROADBAND WIRELESS COMMUNICATIONS INC COM	989.95	0.00
AASTROM BIOSCIENCES INC COM NEW COM NEW	9,113.19	9,856.00
AB SVENSK EXPORTKREDIT-SWEDISH EXPT CR CORP MTN BK ETRY 1.75 10-20-15	149,829.00	144,676.80
ABATIX CORP FORMERLY ABATIX ENVIRONMENTAL CORP TO 05/20/1999 COM	2,167.77	1,160.00
ABAXIS INC COM	5,493.69	5,370.00
ABAXIS INC COM	63,430.38	69,810.00
ABB LTD CHF1.03 (REGD)	71,060.39	77,957.24
ABBOTT LAB COM	548,726.42	541,383.00
ABBOTT LAB COM	638,232.64	632,747.37
ABBOTT LAB COM	673,391.73	653,866.24
ABBOTT LAB COM	860,036.70	862,380.00
ABBOTT LAB COM	1,274,375.87	1,863,267.81
ABBOTT LABS 5.125% DUE 04-01-2019	26,207.75	27,458.33
ABBOTT LABS 5.125% DUE 04-01-2019	209,780.00	220,212.80
ABERCROMBIE & FITCH CO CL A	12,895.97	16,364.50
ABERCROMBIE & FITCH CO CL A	146,509.01	127,535.19
ABINGTON BANCORP INC PENN COM STK	4,750.55	4,772.00
ABIOMED INC COM	569,471.65	542,965.00
ABITIBIBOWATER INC COM NEW	1,023.73	3,597.84
ABOVENET INC COM STK	269,399.46	260,147.00
ABRAXAS PETE CORP COM	53,262.35	72,663.00
ABSOLUTE HEALTH & FITNESS INC COM STK	272.49	0.10
ABSOLUTE SOFTWARE CORP COM STK	2,199.20	781.96
AC ENERGY INC NEV COM STK	11,365.43	0.00
ACADIA PHARMACEUTICALS INC COM	7,883.29	5,640.00
ACADIA PHARMACEUTICALS INC CONSTK CALL OPT EXP 01/22/11 PR $1 PER SH	(31.53)	0.00
ACADIA RLTY TR COM	62,846.52	60,192.00
A-CAP RESOURCES COM STK	38,844.29	15,873.15
ACCELRYS INC COM	18,887.90	17,098.00
ACCENTIA BIOPHARMACEUTICALS INC COM STK	14,525.95	12,800.00
ACCENTURE PLC SHS CL A NEW	83,081.48	98,879.21
ACCENTURE PLC SHS CL A NEW	282,871.12	271,544.00
ACCENTURE PLC SHS CL A NEW	600,638.37	863,073.51
ACCESS NATL CORP COM STK	3,008.95	3,230.00
ACCO BRANDS CORP COM	467.80	195.96
ACCOR EUR3	627,535.87	772,795.98

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ACCURAY INC DEL COM	25,838.23	16,200.00
ACCURAY INC DEL COM	28,046.25	30,375.00
ACE LTD COM STK	137,442.31	169,008.75
ACE LTD COM STK	172,037.88	200,445.00
ACE LTD COM STK	470,341.15	531,490.50
ACHMEA HYPOTHEEKBANK NV MEDIUM TERM NTS TRANCHE # TR 1 3.2 DUE 11-03-2014 REG	169,915.00	176,872.08
ACME PACKET INC COM STK	83,942.75	91,966.80
ACME PACKET INC COM STK	700,642.32	1,187,222.28
ACORDA THERAPEUTICS INC COM	79,703.79	95,137.40
ACORN ENERGY INC	7,788.65	3,880.00
ACTIS GLOBAL VENTURES INC COM STK	9,177.30	0.90
ACTIVE PWR INC COM	394.59	738.00
ACTIVISION BLIZZARD INC COM STK	236,239.38	254,645.54
ACTUANT CORP CL A NEW	33,770.78	29,631.76
ACTUANT CORP CL A NEW	296,380.11	321,835.80
ACTUATE CORP COM	15,617.95	16,530.00
ACUITY BRANDS INC COM	6,924.46	10,024.60
ACURA PHARMACEUTICALS INC COM NEW STK	49.81	19.86
ACUSPHERE INC COM	27,136.58	952.00
ACXIOM CORP COM	14,795.65	14,406.00
ADA-ES INC COM STK	3,069.05	2,231.98
ADC TELECOMMUNICATIONS	(6,461.99)	0.00
ADECCO SA	5,177.95	6,571.37
ADELPHIA BUSINESS SOLUTIONS INC SR PFD EXCHANGEABLE SER B 12.875%	1,650.80	260.00
ADFITECH INC COM	0.00	250.00
ADIDAS AG	2,901.95	3,306.23
ADIDAS AG COMSTK	365,740.77	440,392.77
ADMINISTAFF INC COM	341,050.60	278,350.00
ADOBE SYS INC COM	128,463.34	132,600.24
ADOBE SYS INC COM	266,970.37	393,922.44
ADOBE SYSTEMS INC COM STK CALL OPT EXP 1/22/11 PR $32 PER SH	(425.46)	(625.00)
ADOBE SYSTEMS INC COMSTK CALL OPT EXP 01/22/2011 PR $30 PER SH	(614.27)	(350.00)
ADPT CORP COM STK	3,306.13	2,930.00
ADR 3SBIO INC SPONSORED ADR	4,897.57	9,108.00
ADR 51JOB INC SPONSORED ADR REPSTG COM	5,057.98	4,925.00
ADR ABB LTD SPONSORED ADR	106,639.07	126,169.00
ADR ACTIONS SEMICONDUCTOR CO LTD ADR ADR- COMMON STOCK	6,472.23	5,912.50
ADR ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S A SPONSORED ADR	3,003.20	5,181.15
ADR ADVANCED SEMICONDUCTOR ENGR INC SPONSORED ADR	6,893.69	7,163.52
ADR AGRIA CORP SPONSORED ADR	3,386.95	3,840.00
ADR ALCATEL-LUCENT	79,848.80	60,076.16
ADR ALLIED IRISH BKS P L C SPONSORED ADRREPSTG ORD	9,922.82	6,735.52
ADR ALUMINA LTD SPONSORED ADR	20,610.25	16,288.00
ADR ALUMINUM CORP CHINA LTD SPONSORED ADR REPSTG H SHS	8,314.15	8,546.25
ADR ANGLO AMERN PLC ADR NEW	152,978.43	172,803.92
ADR ANGLO PLATINUM LTD ADR	70,803.23	59,258.73
ADR ANGLOGOLD ASHANTI LTD	74,535.59	91,223.19
ADR ANHEUSER BUSCH INBEV SA/NV SPONSOREDADR	45,457.10	48,526.50
ADR ARCELORMITTAL SA LUXEMBOURG N Y REGISTRY SHS	60,105.36	66,651.24
ADR AREVA SA ADR	15,905.90	14,689.80
ADR ARM HLDS PLC SPONSORED ISIN US0420681068	33,222.48	36,831.25
ADR ASIA PULP & PAPER LTD SPONSORED ADR	104.04	0.00
ADR ASML HOLDING NV NY REGISTERED SHS	11,415.49	11,502.00
ADR ASTRAZENECA PLC SPONSORED ADR UK	14,132.37	14,826.99
ADR AU OPTRONICS CORP SPONSORED ADR	11,949.97	11,326.54
ADR AXA SA SPONSORED ADR	35,923.05	28,059.70
ADR BAIDU INC SPONSORED ADR	255,013.82	340,171.72
ADR BAIDU INC SPONSORED ADR	164,964.25	468,170.50
ADR BAIDU INC SPONSORED ADR	890,008.78	1,094,746.73
ADR BAIDU INC SPONSORED ADR	3,229,227.37	3,275,649.02
ADR BANCO BILBAO VIZCAYA ARGENTARIA S A SPONSORED ADR	167,127.06	116,832.96
ADR BANCO BRADESCO S A SPONSORED ADR REPSTG PFD SHS NEW 2004	91,097.11	93,232.55
ADR BANCO SANTANDER BRASIL S A ADS REPSTG 1 UNIT	0.00	0.00
ADR BANCO SANTANDER BRASIL S A ADS REPSTG 1 UNIT	288,598.31	323,680.00
ADR BANCOLOMBIA S A SPONSORED ADR REPSTG4 PREF SHS	13,387.30	15,477.50
ADR BARCLAYS BK PLC SPONSORED ADS SER 4 PREF SHS PFD STK	15,885.53	16,095.96
ADR BARCLAYS PLC A.D.R.	4,179.56	3,531.68
ADR BASF AKTIENGESELLSCHAFT - LEVEL I	98,186.42	133,639.96
ADR BAYER A G SPONSORED ADR	49,802.68	50,293.21
ADR BAYERISCHE MOTOREN WERKE AG ADR	9,950.95	10,491.12
ADR BBVA PRIVANZA INTL GIBRALTAR LTD SPONSORED ADR REPSTG PREF SER E	10,000.00	10,355.40
ADR BHP BILLITON LTD SPONSORED ADR	381,880.36	507,674.83
ADR BHP BILLITON PLC SPONSORED ADR	9,514.43	9,660.00
ADR BITAUTO HLDGS LTD SPONSORED ADS ADR	21,983.90	17,680.00
ADR BK AMER CORP DEP SHS REPSTG 1/1200THPFD SER 5 DEPOS SH REPSTG 1/1000 PFD SER	7,801.70	8,240.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ADR BNP PARIBAS SPONSORED ADR REPSTG	31,573.59	27,783.80
ADR BP P L C SPONSORED ADR	55,866.39	56,140.07
ADR BP P L C SPONSORED ADR	1,219,017.11	1,385,112.59
ADR BRF - BRASIL FOODS SA	60,270.60	80,298.16
ADR BT GROUP PLC ADR	2,451.45	3,282.10
ADR BT GROUP PLC ADR	14,639.56	16,981.30
ADR BURBERRY GROUP PLC SPONSORED	783,527.25	780,729.30
ADR BYD CO LTD ADR	65,616.51	52,549.50
ADR CAMELOT INFORMATION SYS INC ADS REPSTG ORD SHS	25,764.01	29,900.00
ADR CANON INC ADR REPSTG 5 SHS	18,535.74	21,922.18
ADR CATHAY PAC AWYS LTD SPONSORED ADR	533.95	689.83
ADR CDC SOFTWARE CORP SPONSORED ADR	3,592.95	3,155.00
ADR CEMEX SAB DE CV	12,735.64	13,408.92
ADR CGG VERITAS ADS EACH 5 REPR 1 ORD EUR2	12,357.37	9,177.00
ADR CHEUNG KONG HLDG LTD A.D.R. FOR ORD HK $2	37,285.09	42,724.20
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	31,286.00	32,900.00
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	62,563.10	95,771.90
ADR CHICAGO BRDG & IRON CO N V N Y REGISTRY SH NV	320,188.33	332,290.00
ADR CHINA DIGITAL TV HLDG CO LTD SPONSORED ADR	152,119.27	90,752.00
ADR CHINA EASTN AIRLS LTD SPONSORED ADR REPSTG CL H	6,914.35	7,626.00
ADR CHINA FIN ONLINE CO LTD SPONSORED ADR	3,346.93	2,285.50
ADR CHINA LIFE INS CO LTD SPONSORED ADR REPSTG H SHS	39,355.36	36,090.30
ADR CHINA MASS MEDIA INTL ADVERTISING CORP SPONSORED ADR	15,909.45	18,088.00
ADR CHINA MED TECHNOLOGIES INC SPONSOREDADR	13,660.49	12,364.00
ADR CHINA MOBILE LTD	249,988.35	232,171.98
ADR CHINA NEPSTAR CHAIN DRUGSTORE LTD SPONSORED ADR	8,410.53	7,660.00
ADR CHINA PETE & CHEM CORP SPONSORED ADRREPSTG H SHS	58,256.05	52,151.05
ADR CHINA REAL ESTATE INFORMATION CORP ADR ADR	35,193.18	28,800.00
ADR CHINA SOUTHN AIRLS LTD 50 SHS CL H ISIN US1694091091	21,158.01	25,933.50
ADR CHINA TELECOM CORP LTD SPONSORED ADRREPSTG H SHS	40,643.90	41,824.00
ADR CHINA UNICOM HONG KONG LTD SPONSOREDADR	25,500.19	28,357.50
ADR CHINACACHE INTL HLDG LTD SPONSORED ADR	3,275.09	3,120.00
ADR CITY TELECOM H K LTD SPONSORED ADR	32,146.46	32,330.23
ADR CLP HLDG LTD	2,917.18	3,003.36
ADR CNOOC LTD SPONSORED ADR SPONSORED ADR	185,389.09	216,678.33
ADR COCA-COLA HELLENIC BOTTLING CO S A SPONSORED ADR	2,736.52	2,590.00
ADR COMPANHIA DE BEBIDAS DAS AMERS AMBEV SPONSORED ADR REPSTG PFD SHS	46,151.90	52,595.85
ADR COMPANHIA DE SANEAMENTO BASICO DO ESTADO DE SAO PAULO SABESP SPONSORED ADR	7,687.04	10,576.00
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $.01 REP PFD	315,128.65	161.70
ADR COMPANHIA ENERGETICA DE MINAS GERAISSPONSORED ADR PAR $0.01 REP NON VTG PFD	15,355.50	15,511.65
ADR COMPANHIA PARANAENSE DE ENERGIA SER B COPEL ISIN US20441B4077	8,649.77	9,564.60
ADR COMPANHIA SIDERURGICA NACIONAL SPONSORED ADR REPSTG ORD SHS	33,828.56	34,173.50
ADR COMPANIA DE MINAS BUENAVENTURA S A SPONSORED ADR REPSTG SER B SHS	16,281.50	17,625.60
ADR CONCORD MED SVCS HLDGS LTD SPONSOREDADR	2,924.41	2,956.00
ADR COUNTRY STYLE COOKING RESTAURANT CHAIN CO LTD SPONSORED ADR	1,272.16	1,150.00
ADR CPFL ENERGIA S A SPONSORED ADR	39,590.11	45,701.95
ADR CREDIT SUISSE GROUP SPONSORED ADR ISIN US2254011081	177,230.11	159,659.91
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	267,330.84	254,066.45
ADR CTRIP COM INTL LTD AMERICAN DEP SHS AMERICAN DEP SHS	557,010.92	572,367.50
ADR DEUTSCHE TELEKOM AG SPONSORED ADR	5,428.18	4,518.40
ADR DRDGOLD LTD SPONSORED ADR REPSTG 10 SHS	799.49	487.00
ADR DUOYUAN GLOBAL WTR INC SPONSORED ADR	21,152.17	9,577.50
ADR ECC GROUP PLC UNIT 10 SER E AUCTION PFD FOR #26-022227 A/C ONLY	54,972.70	56,927.50
ADR E-COMMERCE CHINA DANGDANG INC SPONSORED ADS REPSTG COM CL A ADR	93,287.95	92,660.61
ADR ECOPETROL S A SPONSORED ADS	7,404.97	8,724.00
ADR E-HOUSE CHINA HLDGS LTD ADR	70,540.05	62,832.00
ADR ELAN CORP PLC ADR REPRESENTING SHS	13,098.26	14,611.50
ADR EMBOTELLADORA ANDINA S A SPONSORED ADR REPSTG SER A	1,901.45	2,856.00
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	2,838.69	2,940.00
ADR EMBRAER S A SPONSORED ADR REPSTG 4 COM SHS	241,187.52	305,760.00
ADR EMPRESA NACIONAL DE ELECTRICIDAD CHILE SPONSORED ADR	18,752.95	22,484.00
ADR ENERSIS S A	45,376.55	49,110.30
ADR ENI S P A SPONSORED ADR	35,736.36	28,212.30
ADR ERICSSON L M TEL CO ADR CL B SEK 10 NEW ERICSSON L M TEL CO ADR	1,187.29	1,383.60
ADR EUROPEAN AERONAUTIC DEFENCE & SPACE CO EADS NV UNSPONSORED ADR ADR	22,341.78	24,589.72
ADR FAST RETAILING CO LTD ADR	3,842.55	5,101.54
ADR FIBRIA CELULOSE S A SPONSORED ADR REPSTG COM SHS	48,466.31	48,624.00
ADR FOCUS MEDIA HLDG LTD SPONSORED ADR	49,668.07	54,825.00
ADR FOMENTO ECONOMICO MEXICANA SAB DE CV	9,429.86	14,864.88
ADR FRANCE TELECOM	19,186.62	16,864.00
ADR FUTUREMEDIA PLC SPONSORED ADR COM NEW DEC 2007 ADR	999.60	0.04
ADR GAFISA S A SPONSORED ADR REPSTG 2 COM SHS	9,399.16	8,718.00
ADR GERDAU S A SPONSORED ADR	15,511.74	15,389.00
ADR GLAXOSMITHKLINE PLC SPONSORED ADR	162,877.59	162,203.80
ADR GOL LINHAS AEREAS INTELIGENTES SPONSORED ADR REPSTG PFD SHS	14,958.70	16,918.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ADR GOLD FIELDS LTD NEW SPONSORED ADR	6,883.74	9,518.25
ADR GOLD FIELDS LTD NEW SPONSORED ADR	154,908.96	167,702.50
ADR GRUPO CASA SABA S A DE C V SPONSOREDADR	5,817.40	3,452.60
ADR GRUPO TELEVISA SA DE CV SPONSORED ADR REPSTG ORD PARTN SPONS ADR	17,846.03	20,744.00
ADR GUANGSHEN RY LTD	13,900.72	14,662.50
ADR GUSHAN ENVIRONMENTAL ENERGY LTD SPONSORED ADR NEW	690.10	499.50
ADR HDFC BK LTD ADR REPSTG 3 SHS	14,567.41	16,711.00
ADR HOME INNS & HOTELS MGMT INC SPONSORED ADR	46,374.63	40,960.00
ADR HONDA MTR LTD ADR REPRESENTING 2 ORDSHS	62,528.26	82,357.50
ADR HSBC HLDGS PLC SPONSORED ADR NEW	94,525.70	72,425.76
ADR HSBC HLDGS PLC SPONSORED ADR NEW	156,794.49	158,938.56
ADR HUANENG PWR INTL INC SPONSORED ADR SER N SHS	7,488.93	6,414.00
ADR HUTCHISON TELECOMMUNICATIONS HONG KONG HLDGS LTD ADR	0.00	894.45
ADR IBERDROLA S A SPONSORED ADR REPSTG 1ORD SHS	19,218.51	15,476.05
ADR ICICI BK LTD	10,987.74	15,238.64
ADR ICICI BK LTD	516,112.77	672,499.20
ADR ICICI BK LTD	988,891.98	1,364,444.16
ADR IMPALA PLATINUM HLDGS LTD SPONSORED ADR REPSTG 1/4 SH	9,361.18	11,620.26
ADR INFINEON TECHNOLOGIES AG SPONSORED ADR ADR STK ISIN# US45662N1037	15,217.33	14,572.33
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	4,586.75	5,858.16
ADR INFOSYS TECHNOLOGIES LTD SPONSORED ADR REPSTG 1 EQUITY SH	383,691.18	801,122.40
ADR ING GROEP N V SPONSORED ADR	1,127.90	979.00
ADR INTERCONTINENTAL HOTELS GROUP PLC NEW SPONSORED ADR NEW JUNE 2007	11,393.90	14,126.68
ADR IRELAND BK SPONSORED	700,524.57	730,281.70
ADR ITAU UNIBANCO HLDG SA SPONSORED ADR REPSTG 500 PFD PFD ADR	194,216.02	237,843.06
ADR JA SOLAR HLDGS CO LTD SPONSORED ADR	300,867.22	238,221.00
ADR JAPAN AIRLS CORP	9,925.38	6,175.00
ADR JINKOSOLAR HLDG CO LTD	10,766.26	8,048.00
ADR JSC MMC NORILSK NICKEL SPONSORED ADR	115,854.38	145,613.00
ADR KEPPEL LTD SPONSORED	23,439.28	30,150.14
ADR KONINKLIJKE PHILIPS ELECTRS N V N Y REGISTRY SH NEW 2000	59,176.79	67,939.10
ADR KUBOTA CORP	3,432.72	4,046.85
ADR LAN AIRL S A	22,599.00	27,548.10
ADR LDK SOLAR CO LTD SPONSORED ADR	32,821.59	25,077.36
ADR LE GAGA HLDGS LTD SPONSORED ADR	149.60	120.60
ADR LENOVO GROUP LTD SPONSORED ADR	11,435.35	15,375.00
ADR LONGTOP FINL TECHNOLOGIES LTD ADR	8,059.12	7,236.00
ADR LUXOTTICA GROUP S P A SPONSORED ADR	9,902.95	12,248.00
ADR LVMH MOET HENNESSY LOUIS VUITTON ADR	7,490.97	9,908.64
ADR M 2003 PLC SPONSORED ADR	4,800.70	4.00
ADR MECHEL OAO SPONSORED ADR	0.00	0.00
ADR MECHEL OAO SPONSORED ADR	67,710.75	93,536.00
ADR METAL STORM LTD SPONSORED ADR	5,539.48	369.00
ADR MINDRAY MED INTL LTD SPONSORED ADR REPSTG CL A	99,613.10	89,760.00
ADR MITSUBISHI UFJ FINL GROUP INC SPONSORED ADR	48,880.37	39,817.60
ADR MIZUHO FINL GROUP INC SPONSORED ADR	1,275.95	375.00
ADR MTN GROUP LTD SPONSORED ADR	1,473.95	2,031.82
ADR NATIONAL GRID TRANSCO PLC SPONSORED ADR NEW	79,181.34	82,147.38
ADR NATL BK GREECE S A SPONSORED ADR	145,386.05	105,905.52
ADR NATUZZI S P A ADR	4,678.55	3,106.50
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	216,432.21	269,080.15
ADR NESTLE S A SPONSORED ADR REPSTG REG SH	214,365.36	332,921.20
ADR NET SERVICOS DE COMUNICACAO S A SPONSORED ADR REPSTG PFD NEW	1,765.11	2,073.00
ADR NEW ORIENTAL ED & TECHNOLOGY GROUP INC SPONSORED ADR REPSTG COM	38,403.73	43,775.68
ADR NEWCREST MNG LTD SPONSORED ADR	147,869.97	274,502.43
ADR NICE SYS LTD SPONSORED ADR	3,032.65	3,490.00
ADR NINTENDO LTD ADR	4,384.53	3,782.89
ADR NIPPON TELEG & TEL CORP SPONSORED ADR	23,369.45	25,440.46
ADR NOKIA CORP SPONSORED ADR	86,644.30	71,620.80
ADR NOKIA CORP SPONSORED ADR	280,599.30	268,320.00
ADR NOKIA CORP SPONSORED ADR	665,365.88	655,320.00
ADR NOVARTIS AG	147,311.46	167,535.90
ADR NOVO-NORDISK A S ADR	58,251.92	66,641.44
ADR NOVO-NORDISK A S ADR	531,254.48	560,598.60
ADR OAO GAZPROM LEVEL 1 ADR	11,657.11	11,202.12
ADR ORIX CORP SPONSORED ADR	9,054.65	9,729.60
ADR PANASONIC CORP ADR ADR	28,997.51	23,321.40
ADR PARTNER COMMUNICATIONS CO LTD ADR ISIN US70211M1099	31,768.71	34,544.00
ADR PATNI COMPUTER SYS SPONSORED ADR	2,124.90	2,139.00
ADR PERFECT WORLD CO LTD SPONSORED ADR REPSTG CL B	31,284.56	25,825.80
ADR PERUSAHAAN PERSEROAN PERSERO P T TELEKOMUNIKIASI INDONESIA SPONSORED ADR	24,511.24	23,953.44
ADR PETROBRAS ARGENTINA S A SPONSORED ADR	4,401.75	7,914.00
ADR PETROCHINA CO LTD SPONSORED ADR	172,125.30	181,397.42
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR	474,036.68	507,812.80
ADR PETROLEO BRASILEIRO SA PETROBRAS SPONSORED ADR NON VTG	36,513.09	29,044.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ADR POSCO SPONSORED ADR	323,875.61	306,054.98
ADR PRANA BIOTECHNOLOGY LTD SPONSORED ADR	2,336.39	1,250.00
ADR RANDGOLD RES LTD ADR	6,295.09	5,763.10
ADR RECKITT BENCKISER GROUP PLC ADR ADR	3,004.09	3,057.50
ADR REDIFF COM INDIA LTD SPONSORED ADR ISIN# US7574791007	2,423.97	2,814.28
ADR RENESOLA LTD SPONSORED ADS ADR	2,072.23	1,398.40
ADR RIO TINTO PLC SPONSORED ADR	198,232.02	257,000.49
ADR RIO TINTO PLC SPONSORED ADR	1,029,406.74	1,053,402.00
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	114,820.65	113,909.50
ADR ROCHE HLDG LTD SPONSORED ADR ISIN #US771195104	162,973.77	172,255.00
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR REPSTG 20 ORD SH	22,884.29	20,944.00
ADR ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR SER C REPSTG PREF C	1,647.80	6,969.15
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	66,900.35	70,119.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG A SHS	458,202.64	567,630.00
ADR ROYAL DUTCH SHELL PLC SPONSORED ADR REPSTG B SHS	72,335.49	90,004.50
ADR SANOFI-AVENTIS SPONSORED ADR	52,884.21	52,599.36
ADR SAP AG SPONSORED ADR	18,330.90	21,509.25
ADR SASOL LTD SPONSORED ADR	37,221.34	47,469.60
ADR SATYAM COMPUTER SVCS LTD AMERN DEPOSITORY RCPT ISIN US8040981016	782.53	443.81
ADR SHANDA INTERACTIVE ENTMT LTD SPONSORED ADR	17,754.71	13,279.40
ADR SIEMENS AG COM DM50 (NEW)	211,742.22	269,622.50
ADR SILEX SYS LTD SPONSORED ADR	95,719.07	71,343.60
ADR SILICON MOTION TECHNOLOGY CORP SPONSORED ADR REPSTG SHS	7,769.36	4,250.00
ADR SILICONWARE PRECISION INDS LTD SPONSORED	1,934.87	2,082.50
ADR SINOPEC SHANGHAI PETROCHEMICAL CO LTD SPONSORED ADR REPSTG CL H SHS	10,655.82	10,314.00
ADR SK TELECOM LTD SPONSORED ADR	9,645.97	10,339.65
ADR SMITH & NEPHEW P L C SPONSORED ADR NEW	36,446.62	45,035.35
ADR SOCIEDAD QUIMICA Y MINERA DE CHILE SA SPONSORED ADR REPSTG SER B SHS	49,753.66	64,963.04
ADR SONY CORP AMERN SH NEW	85,363.58	79,419.04
ADR STARPHARMA HLDGS LTD SPONSORED ADR ADR	6,406.65	12,838.80
ADR STERLITE INDS INDIA LTD ADS	42,227.25	38,951.70
ADR STORA ENSO CORP SPONSORED ADR REPSTGSER R SHS	1,105.96	1,211.42
ADR SUNTECH PWR HLDGS CO LTD ADR	256,177.17	146,647.08
ADR SYNGENTA AG SPONSORED ADR	18,868.57	19,985.20
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	59,184.61	66,976.14
ADR TAIWAN SEMICONDUCTOR MFG CO LTD SPONSORED ADR	642,542.86	780,890.88
ADR TAM S A SPONSORED ADR REPSTG PFD	9,110.23	7,299.00
ADR TATA MTRS LTD SPONSORED ADR	335,630.19	332,950.32
ADR TELECOM CORP NEW ZEALAND LTD SPONSORED ADR	55,006.16	56,036.40
ADR TELECOMUICACOES DE SAO PAULO S A TELESP SPONSORED ADR REPSTG PFD	4,354.30	3,915.20
ADR TELEFONICA S A SPONSORED	81,835.13	83,335.56
ADR TELEFONOS DE MEXICO S A SPONSORED ADR REPSTG SH ORD L	19,637.00	19,836.06
ADR TELSTRA CORP LTD SPONSORED ADR FINALINSTALMENT	77,942.02	79,576.72
ADR TENARIS S A SPONSORED ADR	36,818.71	44,082.00
ADR TENCENT HLDGS LTD ADR	10,547.19	10,863.60
ADR TERNIUM S A SPONSORED ADR	1,727.22	2,120.50
ADR TERUMO CORP ADR	3,081.95	3,380.80
ADR TEVA PHARMACEUTICAL INDS	603,881.60	615,134.00
ADR TEVA PHARMACEUTICAL INDS	1,126,144.41	1,122,880.20
ADR TEVA PHARMACEUTICAL INDS	977,960.75	1,127,571.90
ADR TEVA PHARMACEUTICAL INDS LTD ISIN#US8816242098	559,649.86	530,944.05
ADR TOTAL SA	220,485.72	203,170.52
ADR TOTAL SA	254,514.44	258,094.48
ADR TOYOTA MTR CORP SPONSORED ADR	497,268.60	514,240.20
ADR TRINITY BIOTECH PLC SPONSORED ADR NEW	15,587.92	13,902.18
ADR TURKCELL ILETISIM HIZMETLERI A S SPONSORED ADR NEW	3,714.79	3,426.00
ADR ULTRAPAR PARTICIPACOES S A SPONSORED# US90400P1012	10,326.84	16,155.00
ADR UNILEVER N V NEW YORK SHS NEW	70,835.42	76,176.40
ADR UNILEVER PLC SPONSORED ADR NEW	41,364.14	43,503.99
ADR UNITED MICROELECTRONICS CORP SPONSORED ADR NEW	2,674.41	3,160.00
ADR UNITED UTILS GROUP PLC SPONSORED ADR	6,349.58	7,146.96
ADR UPM KYMMENE CORP SPONSORED ISIN US9154361094	1,199.73	1,366.75
ADR VALE S A ADR	391,173.34	502,371.24
ADR VANCEINFO TECHNOLOGIES INC ADR ADR	101,266.28	117,850.48
ADR VEOLIA ENVIRONNEMENT SPONSORED ADR	91,310.00	79,565.60
ADR VEOLIA ENVIRONNEMENT SPONSORED ADR	312,311.77	320,024.00
ADR VESTAS WIND SYS A/S UNSPONSORED ADR REPSTG 3 ORD SHS	20,443.71	12,161.43
ADR VIVO PARTICIPACOES S A SPONSORED ADRREPSTG PFD NEW	10,118.21	11,080.60
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	111,513.08	120,807.06
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	384,403.68	450,499.35
ADR VODAFONE GROUP PLC NEW SPONSORED ADR	386,877.43	482,453.22
ADR WESTPAC BKG LTD SPONSORED A.D.R.	10,727.80	12,018.30
ADR WIPRO LTD SPONSORED ADR REPSTG 1 SH SPONSORED ADR REPSTG 1 SH\COM\	4,090.85	5,151.51
ADR WUXI PHARMATECH CAYMAN INC SPONSOREDADR REPSTG ORD SHS ADR	14,443.71	14,526.00
ADR XINYUAN REAL ESTATE CO LTD SPONSOREDADR	981.62	789.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ADR YANZHOU COAL MNG CO LTD SPONSORED ADR REPSTG H SHS	40,513.54	56,610.00
ADR YARA INTL ASA SPONSORED ADR	9,366.95	11,612.90
ADR YINGLI GREEN ENERGY HLDG CO LTD ADR ADR	108,224.51	88,781.68
ADR YOUKU.COM INC-SPON ADR SPONSORED ADR	113,330.28	113,572.44
ADVANCE AMER CASH ADVANCE CTRS INC COM STK	63,371.18	43,992.00
ADVANCE AUTO PTS INC COM	14,576.82	16,537.50
ADVANCE AUTO PTS INC COM	82,243.63	131,638.50
ADVANCE AUTO PTS INC COM	268,588.23	264,600.00
ADVANCE HEATING & AIR CONDITIONING CORP SER B PFD STK $10 PAR	7,073.95	7,248.00
ADVANCED BATTERY TECHNOLOGIES INC COM COM	8,976.22	8,758.75
ADVANCED BATTERY TECHNOLOGIES INC COM COM	33,629.88	32,340.00
ADVANCED CELL TECHNOLOGY INC COM	28,468.29	38,832.98
ADVANCED DEPOSITION TECHNOLOGIES INC COM	1,506.39	0.03
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES INC CL A CL A	19,689.50	9,079.20
ADVANCED GROWING SYS INC NEV COM	4,399.65	0.00
ADVANCED ID CORP COM	11,240.98	250.00
ADVANCED MICRO DEVICES INC COM	214,502.16	117,857.44
ADVANCED MICRO DEVICES INC COM	298,108.38	343,216.44
ADVANCED OPTICS ELECTRONICS INC COM	9,411.96	200.00
ADVANCED POWERLINE TECHNOLOGIES INC COM	3,635.90	0.00
ADVANCED VIRAL RESH CORP COM	13,629.35	50.00
ADVANTA BK CORP DRAPER UTAH CTF DEP DTD 10-22-2008 4.95 10-22-2013	1,372.35	65.00
ADVANTA CORP CL B	8,712.06	9.69
ADVANTAGE OIL & GAS LTD	40,212.12	45,016.00
ADVENT SOFTWARE INC COM STK	9,940.12	10,715.20
ADVENTRX PHARMACEUTICALS INC COM NEW COMNEW	21,394.18	10,492.20
AECOM TECHNOLOGY CORP DELAWARE COM	19,075.54	20,138.40
AECOM TECHNOLOGY CORP DELAWARE COM	265,777.53	283,615.80
AECOM TECHNOLOGY CORP DELAWARE COM	326,270.71	358,016.00
AEGEAN MARINE PETROLEUM NETWORK INC COM STK USD0.01	14,253.12	11,577.30
AEGIS ASSMTS INC COM	3,578.85	1.20
AEGON N V PERP CAP SECS 6.375% PFD STK	11,824.95	15,148.00
AEGON N V PFD STK	44,554.95	45,560.00
AEHR TEST SYS COM	116.85	120.00
AEON CREDIT SERV NPV	127,878.75	104,628.74
AERCAP HOLDINGS N.V. EUR0.01	23,588.46	36,006.00
AERO PERFORMANCE PRODS INC COM STK	2,410.49	600.00
AEROFOAM METALS INC COM	5,138.44	0.00
AEROPOSTALE COM	43,368.49	39,424.00
AEROVIRONMENT INC COM	111,789.95	111,612.80
AES CORP 7.75% DUE 03-01-2014	5,300.00	5,337.50
AES CORP 7.75% DUE 10-15-2015	40,000.00	42,700.00
AES CORP 8% DUE 06-01-2020	80,000.00	84,800.00
AES CORP COM	20,586.68	20,486.76
AES CORP COM	316,280.71	202,955.34
AES TR III TR PFD STK CONV SECS	4,939.95	4,900.00
AETERNA ZENTARIS INC COM	40,492.42	40,420.00
AETNA INC	67,174.02	60,954.16
AETNA INC	161,440.23	307,235.70
AETNA INC	388,012.94	381,375.00
AETRIUM INC COM STK USD0.001	4,149.95	2,349.90
AFC ENTERPRISES INC COM	24,378.14	26,410.00
AFFILIATED MANAGERS GROUP INC COM STK	16,979.40	20,141.66
AFFILIATED MANAGERS GROUP INC COM STK	465,196.76	687,594.60
AFFILIATED MANAGERS GROUP INC COM STK	1,281,812.35	1,795,882.00
AFFYMAX INC COM	2,914.76	3,325.00
AFFYMETRIX INC OC-CAP STK	5,217.28	6,036.00
AFLAC INC COM	213,448.04	253,145.54
AFLAC INC COM	391,656.72	669,146.94
AFRICA OIL CORP COM STK	3,030.71	4,025.60
AGCO CORP COM	18,899.18	21,581.16
AGCO CORP COM	244,654.64	293,828.00
AGCO CORP COM	245,741.38	460,904.68
AGCO CORP COM	245,891.90	501,534.00
AGCO CORP COM STK CALL OPT EXP 5/21/11 PR $60 PER SH	(271.53)	(300.00)
AGFEED INDS INC COM STK	21,731.49	16,860.90
AGILENT TECHNOLOGIES INC COM	1,034.63	1,242.90
AGILENT TECHNOLOGIES INC COM	286,136.75	352,155.00
AGILENT TECHNOLOGIES INC COM	234,927.07	361,062.45
AGL RES INC COM	61,999.96	58,754.96
AGL RES INC COM	169,121.72	164,910.00
AGL RES INC COM	170,920.89	164,910.00
AGL RES INC COM	181,713.74	172,080.00
AGNICO-EAGLE MINES LTD COM	146,679.15	230,100.00
AGNICO-EAGLE MINES LTD COM	404,279.57	418,858.70

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

AGNICO-EAGLE MINES LTD COM STK CALL OPT EXP 2/19/11 PR $75 PER SH	(3,135.43)	(4,550.00)
AGREE RLTY CORP COM	44,897.07	45,177.75
AGRISOLAR SOLUTIONS INC COM	1,056.95	450.00
AGRIUM INC COM	234,647.69	247,541.50
AHMANSON H.F & CO DEP SHS SER B 9.60% PFD STK	9,550.12	9,662.50
AIA GROUP LTD COM PAR USD 1	95,764.23	105,140.90
AIR CDA CL A VAR VTG SHS CL A COM STK	158,754.38	189,224.00
AIR FRANCE - KLM EUR8.50	325,002.78	407,980.77
AIR LIQUIDE(L’) EUR5.50	689,299.67	870,838.39
AIR PROD & CHEM INC COM	48,685.32	57,253.84
AIR PROD & CHEM INC COM	291,919.99	407,910.75
AIR PROD & CHEM INC COM	236,622.02	490,402.40
AIR PROD & CHEM INC COM	693,349.79	927,690.00
AIR TRANS SVCS GROUP INC COM STK	9,115.56	15,800.00
AIRCASTLE LIMITED COM STK	29,829.82	30,305.00
AIRCASTLE LIMITED COM STK	129,236.74	143,165.00
AIRCASTLE LTD COMSTK CALL OPT EXP 12/18/10 PR $10 PER SH	(468.50)	0.00
AIRGAS INC COM	89,884.66	117,737.10
AIRNET COMMUNICATIONS CORP COM NEW STK	3,389.37	0.00
AIRSCOOTER CORP COM	207.17	25.00
AIRSPAN NETWORKS INC COMMON STOCK	25,623.18	195.78
AIRTECH INTL GROUP INC COM NEW	6,883.43	0.00
AIRTRAN HLDGS INC COM	232,962.99	300,470.01
AISIN SEIKI CO NPV	184,999.70	226,460.78
AK STEEL HOLDING CORP COMSTK CALL OPT EXP 01/22/11 PR $16 PER SH	(101.53)	0.00
AK STL HLDG CORP COM STK PAR $0.01	158,409.81	45,312.16
AK STL HLDG CORP COM STK PAR $0.01	68,831.60	72,350.33
AKAMAI TECHNOLOGIES INC COM STK	152,313.23	148,913.25
AKAMAI TECHNOLOGIES INC COM STK	206,166.86	215,771.30
AKAMAI TECHNOLOGIES INC COM STK	391,988.67	414,040.00
AKAMAI TECHNOLOGIES INC COM STK CALL OPT EXP 1/22/11 PR $50 PER SH	(189.53)	0.00
AKAMAI TECHNOLOGIES INC COMSTK CALL OPT EXP 12/18/10 PR $50 PER SH	(500.77)	0.00
AKEENA SOLAR INC D/B/A WESTINGHOUSE SOLAR COMMON STOCK	16,150.88	4,649.67
AKZO NOBEL NV EUR2	609,262.54	618,310.03
AKZO NOBEL NV EUR2	755,210.46	806,896.45
ALAMO ENERGY CORP COM STK	59,357.95	61,425.00
ALAMO GROUP INC COM	27,267.36	30,740.99
ALASKA AIR GROUP INC COM	116,383.96	124,491.24
ALASKA AIR GROUP INC COM	872,416.83	986,406.00
ALASKA COMMUNICATIONS SYS GROUP INC COM ISIN US01167P1012	61,465.08	65,879.27
ALBANY INTL CORP NEW CL A	22,449.02	26,059.00
ALBANY MOLECULAR RESH INC COM	1,294.95	1,124.00
ALBANY MOLECULAR RESH INC COM	439,352.29	275,380.00
ALBEMARLE CORP COM	4,992.43	5,131.76
ALBERTA STAR DEV CORP COM NEW	171,050.33	26,532.20
ALBERTO-CULVER CO NEW COM STK	229,971.51	320,396.00
ALCOA INC 6% DUE 07-15-2013	9,968.50	11,004.14
ALCOA INC COM STK	263,615.77	287,793.00
ALCOA INC COM STK	449,577.67	395,569.17
ALCOA INC COM STK	474,371.67	565,360.56
ALCOA INC COM STK	802,540.16	938,790.00
ALCON INC COM CHF0.20	11,825.27	16,340.00
ALDERSHOT RES LTD NEW COM STK	252.75	161.00
ALDRED HOLDINGS INC SER C PFD STK PAR $1.00 DBTFL & DESP	10,000.00	10,253.70
ALERE INC COM	13,363.68	11,712.00
ALEXANDER & ALEXANDER SVCS INC SER A $3.625 CONV PFD STK	26,972.49	7,810.20
ALEXANDER & BALDWIN INC COM	16,193.26	14,010.50
ALEXANDER & BALDWIN INC COM	500,361.05	660,815.24
ALEXCO RESOURCE CORP COM STK	44,582.10	116,379.90
ALEXION PHARMACEUTICALS INC COM	54,398.51	60,493.05
ALEXION PHARMACEUTICALS INC COM	168,844.55	396,306.00
ALEXION PHARMACEUTICALS INC COM	401,669.83	459,135.00
ALEXZA PHARMACEUTICALS INC COM	16,565.68	6,875.00
ALFA LAVAL AB NPV	55,251.21	84,946.37
ALGONQUIN PWR & UTILS CORP COM	7,043.65	5,052.10
ALIBABA.COM LTD COM STK	39,117.70	38,553.80
ALICO INC COM	866.19	778.88
ALIGN TECHNOLOGY INC COM	41,849.90	41,034.00
ALKERMES INC COM	9,860.98	8,596.00
ALL FUELS & ENERGY CO COM STK	2,154.95	0.26
ALLEGHENY ENERGY INC COM	5,598.28	4,496.11
ALLEGHENY ENERGY INC COM	141,845.76	103,698.72
ALLEGHENY TECHNOLOGIES INC COM	36,454.38	44,464.26
ALLEGHENY TECHNOLOGIES INC COM	89,155.45	136,846.40
ALLEGIANT TRAVEL CO COM	5,269.26	5,662.60

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ALLERGAN INC COM	191,751.65	199,669.36
ALLERGAN INC COM	228,577.56	531,231.12
ALLERGAN INC COM	576,607.85	576,828.00
ALLERGAN INC COM	877,852.77	913,311.00
ALLIANCE 1 INTL INC COM	4,051.03	4,240.00
ALLIANCE CREATIVE GROUP INC COM	613.90	62.50
ALLIANCE DATA SYS CORP COM	64,755.68	63,927.00
ALLIANCE HEALTHCARE SERVICES	1,795.65	1,696.00
ALLIANCE HLDGS GP L P	12,747.99	14,678.46
ALLIANCE RES PARTNERS L P UNIT LTD PARTNER INT COM STCK	24,800.56	30,043.84
ALLIANCEBERNSTEIN HLDG L P UNIT LTD	5,608.46	4,666.00
ALLIANT ENERGY CORP COM ISIN #US0188021085	4,128.58	5,504.84
ALLIANT ENERGY CORP COM ISIN #US0188021085	40,682.07	40,447.00
ALLIANT TECHSYSTEMS INC COM	7,286.31	6,698.70
ALLIED ENERGY INC FLA COM	539.95	280.00
ALLIED HEALTHCARE INTL INC COM	8,390.32	8,270.64
ALLIED MOTION TECHNOLOGIES INC COM	4,590.68	6,935.04
ALLIED NEV GOLD CORP COM STK	36,556.94	74,299.44
ALLIED NEV GOLD CORP COM STK	191,517.68	255,470.10
ALLIED WASTE N AMER INC ALLIED WASTE NA 5.75 DUE 02-15-2011 BEO	13,714.62	15,093.75
ALLIED WORLD ASSURANCE COMPANYHOLDINGS AG COMMON STOCK	210,174.03	249,648.00
ALLIS-CHALMERS ENERGY INC FORMERLY ALLI COM PAR $0.01 NEW	25,285.13	27,523.38
ALLIS-CHALMERS ENERGY INC FORMERLY ALLI SR NT 9 DUE 01-15-2014 BEO	9,680.00	10,150.00
ALLOS THERAPEUTICS INC COM ISIN US019777101	2,816.57	1,608.89
ALLSCRIPTS HEALTHCARE SOLUTIONS INC	57,097.42	60,315.10
ALLSTATE CORP COM	46,587.58	43,452.12
ALLSTATE CORP COM	310,347.03	227,591.32
ALLSTATE CORP COM	388,265.17	424,004.00
ALLSTATE CORP COM	360,042.34	431,782.72
ALLSTATE CORP COM	498,669.81	596,156.00
ALLSTATE CORP COM	1,201,016.73	1,187,530.00
ALLY BK MIDVALE UT CTF DEP DTD 02/05/10 ACT/365 SEMI-ANNUALLY.95 08-05-11	10,000.00	10,000.00
ALLY BK MIDVALE UT DTD 09-10-2010 .55 03-09-2012	20,000.00	20,000.00
ALLY BK MIDVALE UT DTD 11-26-2010 .25 C/D 05-26-2011	25,000.00	24,967.50
ALLY BK MIDVALE UTAH C/D 10-22-2010 ACT/365 1.35 10-22-2013	125,000.00	124,612.50
ALLY BK MIDVALE UTAH CTF DEP DTD 02-12-2010 .45 DUE 02-11-2011	60,000.00	60,000.00
ALLY BK MIDVALE UTAH CTF DEP DTD 08/27/2010 ACT/365 1 DUE 08-27-2012	20,000.00	20,000.00
ALLY BK MIDVALE UTAH CTF DEP DTD 08-13-2010 1.05 08-13-2012	6,000.00	6,014.16
ALLY BK MIDVALE UTAH CTF DEP DTD 09-17-2010 .9 09-17-2012	10,000.00	10,007.00
ALLY BK MIDVALE UTAH DTD 02-05-2010 .45 C/D 02-04-2011	25,000.00	25,000.00
ALLY BK MIDVALE UTAH DTD 03-31-2010 .55 C/D 12-31-2010	107,000.00	107,000.00
ALLY BK MIDVALE UTAH DTD 04-23-2010 .65 C/D 04-21-2011	79,000.00	79,000.00
ALLY FINL INC 8% DUE 03-15-2020	379,325.00	393,300.00
ALLY FINL INC 8.3% DUE 02-12-2015	10,550.00	11,000.00
ALMADEN MINERALS LTD COM STK	4,748.84	5,718.57
ALMOST FAMILY INC COM	23,300.30	27,623.98
ALMOST FAMILY INC COM	686,451.67	722,296.00
ALNYLAM PHARMACEUTICALS INC COM	55,679.60	49,300.00
ALNYLAM PHARMACEUTICALS INC COM	431,479.65	240,830.50
ALON USA ENERGY INC COM STK	33,548.76	35,880.00
ALPHA NAT RES INC COM STK	97,162.14	108,054.00
ALPHA NAT RES INC COM STK	252,457.69	517,098.42
ALPHATEC HLDGS INC COM STK	3,350.19	2,700.00
ALPINE AIR EXPRESS INC COM NEW STK	14,006.30	3,157.50
ALTAGAS LTD COM STK	18,396.31	22,450.18
ALTAIR NANOTECHNOLOGIES INC COMMON STOCK	22,351.88	13,041.00
ALTERA CORP COM	13,688.55	14,232.00
ALTERA CORP COM	251,903.10	279,872.28
ALTERNATE ENERGY HLDGS INC COM STK	60,349.35	5,640.00
ALTERNATIVE ENERGY PARTNERS INC COM NEW	9,608.00	640.00
ALTERRA CAPITAL HOLDINGS INC COM USD0.01	90,255.06	116,856.00
ALTIUS MINERALS CORP COM STK	66,390.77	107,393.70
ALTO GROUP HLDGS INC COM STOCK	4,134.90	4,137.00
ALTRIA GROUP INC 8.5% DUE 11-10-2013	81,052.60	82,854.59
ALTRIA GROUP INC 9.25% DUE 08-06-2019	12,328.20	13,050.40
ALTRIA GROUP INC 9.7% DUE 11-10-2018	21,915.53	33,010.00
ALTRIA GROUP INC COM	79,657.07	101,335.92
ALTRIA GROUP INC COM	592,990.30	1,293,436.32
ALTRIA GROUP INC COM	1,224,384.26	1,473,234.26
ALVARION LTD COM	12,256.52	7,356.80
AMADA CO LTD NPV	468,837.80	578,012.47
AMAG PHARMACEUTICALS INC COM STK	35,232.00	45,250.00
AMAROK RES INC COM STK	60,098.05	57,728.00
AMAZON COM INC COM	793,980.03	844,560.00
AMAZON COM INC COM	779,733.99	846,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

AMAZON COM INC COM	761,459.33	1,090,440.00
AMAZON COM INC COM	606,612.12	1,323,000.00
AMAZON COM INC COM	612,698.74	1,468,800.00
AMAZON COM INC COM	559,718.88	1,605,960.00
AMAZON.COM INC COM STK CALL OPT EXP 1/22/11 PR $185 PER SH	(1,220.76)	(1,245.00)
AMAZON.COM INC COM STK CALL OPT EXP 4/16/11 PR $85 PER SH	1,412.70	1,630.00
AMAZON.COM INC COM STK CALL OPT EXP 7/16/11 PR $195 PER SH	(1,452.28)	(819.00)
AMBAC FINL GROUP 9.375% DUE 08-01-2011	4,972.50	525.00
AMBAC FNCL GROUP COM STK	3,938.36	644.24
AMBASSADORS GROUP INC COM	9,499.08	8,291.62
AMDOCS ORD GBP0.01	10,416.90	9,614.50
AMDOCS ORD GBP0.01	141,469.33	134,603.00
AMDOCS ORD GBP0.01	318,279.26	335,134.00
AMEDISYS INC COM	14,685.76	16,080.00
AMEDISYS INC COM	444,346.28	478,145.50
AMER ELEC PWR CO INC COM	212,527.29	227,530.00
AMER ELEC PWR CO INC COM	313,747.00	331,016.00
AMER ELEC PWR CO INC COM	419,701.94	420,966.00
AMER ELEC PWR CO INC COM	413,851.28	434,890.26
AMER FINL GROUP INC OH COM STK	87,917.89	106,304.20
AMER FINL GROUP INC OH COM STK	190,196.08	203,427.00
AMER FINL GROUP INC OH COM STK	250,645.61	316,442.00
AMER MOVIL S A B DE C V 5.625 DUE 11-15-2017 BEO	49,816.50	54,507.95
AMER MOVIL SAB DE 5% DUE 03-30-2020	99,356.00	103,944.80
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	123,964.94	143,645.01
AMER MOVIL SAB DE C V SPONSORED ADR REPSTG SER L SHS	151,248.65	157,685.00
AMER NATL INS CO COM	50,656.98	51,372.00
AMERADA HESS CORP 7.3% DUE 08-15-2031	169,249.73	185,893.67
AMERADA HESS CORP 7.875% DUE 10-01-2029	57,790.80	62,751.00
AMERCO COM	10,731.95	10,564.40
AMERCO COM	69,569.46	86,436.00
AMERCO COM	106,068.72	144,060.00
AMEREN CORP COM	35,431.60	36,528.04
AMEREN CORP COM	232,775.73	170,126.65
AMERESCO INC	5,194.95	5,744.00
AMERGENCE GROUP INC COM NEW STK	2,355.56	428.40
AMERICAN APPAREL INC COM STK	7,054.54	1,660.00
AMERICAN BIO MEDICA CORP COM	15,880.90	1,800.00
AMERICAN CAP AGY CORP COM REIT FUND	139,512.74	144,558.46
AMERICAN CAP AGY CORP COM REIT FUND	884,504.19	928,302.00
AMERICAN CAP LTD COM STK	190,842.05	269,606.05
AMERICAN CAPITAL AGENCY CORP COM STK CALL OPT EXP 1/22/11 PR $29 PER SH	(1,556.66)	(600.00)
AMERICAN EAGLE OUTFITTERS INC NEW COM	26,208.29	24,241.49
AMERICAN ENTERPRISE DEV CORP COM STK	277.90	12.00
AMERICAN EXPRESS BK FSB DTD 11-25-2009 1DUE 02-25-2011	59,000.00	59,043.66
AMERICAN EXPRESS CO	241,365.43	272,791.75
AMERICAN EXPRESS CO	669,315.29	1,131,027.84
AMERICAN EXPRESS CO SUB DEB FLTG RATE VAR RT DUE 09-01-2066/09-01-2016	72,672.60	69,300.00
AMERICAN GREEN GROUP INC COM NEW COM NEW	864.95	0.00
AMERICAN HOME MTG INVT CORP COM STK	595.04	6.21
AMERICAN INTERNATIONAL GROUP INC COM	2,050,145.83	202,880.02
AMERICAN INTERNATIONAL GROUP INC COM	246,218.74	383,000.14
AMERICAN INTL PETE CORP COM PAR $0.08 NEW COM PAR $0.08 NEW	3,347.50	0.00
AMERICAN JIANYE GREENTECH HOLDINGS INC COMMON STOCK	2,081.95	3,475.00
AMERICAN LITHIUM MINERALS INC COM	39,053.55	21,765.25
AMERICAN MED ALERT CORP COM	5,666.95	6,140.00
AMERICAN PACIFIC RIM COMMERCE GROUP COMMON STOCK	156.95	40.00
AMERICAN PUB ED INC COM STK	6,384.31	7,448.00
AMERICAN PUB ED INC COM STK	76,355.62	81,928.00
AMERICAN PUBLIC EDUCATION COMSTK CALL OPT EXP 01/22/11 PR $35 PER SH	(177.30)	0.00
AMERICAN PWR CORP COM STK	706.95	600.00
AMERICAN RAILCAR INDS INC COM STK	1,403.24	2,213.00
AMERICAN REPROGRAPHICS CO COM	4,314.34	3,795.00
AMERICAN SEC RES CORP COM	3,527.80	175.00
AMERICAN SIERRA GOLD CORP COM STK	4,065.27	104.00
AMERICAN STS WTR CO COM	24,337.90	27,576.00
AMERICAN SUPERCONDUCTOR CORP COMSTK PUT OPT EXP 04/16/11 PR $39 PER SH	2,229.22	3,120.00
AMERICAN SUPERCONDUCTOR CORP SHS	96,699.62	88,343.10
AMERICAN TOWER CORP CL A	79,212.70	80,042.00
AMERICAN TOWER CORP CL A	431,867.46	518,517.24
AMERICAN UNITY INVTS INC FLA COM STK	2,159.75	1.40
AMERICAN VANGUARD CORP COM	2,995.20	3,416.00
AMERICAN WTR WKS CO INC NEW COM	13,094.80	14,662.21
AMERICAN WTR WKS CO INC NEW COM	245,504.59	301,709.70
AMERICAN WTR WKS CO INC NEW COM	325,298.72	422,343.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

AMERICANWEST BANCORPORATION COM STK	2,873.90	96.00
AMERICAS CAR-MART INC COM	413,555.70	442,758.00
AMERICAS WIND ENERGY CORP COM	2,960.87	57.96
AMERIGO RES LTD	7,753.40	26,770.00
AMERIGROUP CORP COM	34,674.31	34,213.68
AMERIGROUP CORP COM	270,712.23	390,888.00
AMERIGROUP CORP COM	465,328.49	707,112.00
AMERILITHIUM CORP COM STK	202,530.26	62,116.26
AMERIPRISE FINL INC COM	187,099.84	281,995.00
AMERIPRISE FINL INC COM	133,165.36	358,996.90
AMERIPRISE FINL INC COM	326,966.05	626,661.95
AMERIQUEST MTG FLTG RT .605% DUE 04-25-2034	78,604.13	79,635.42
AMERISAFE INC COM	2,741.59	2,905.00
AMERISOURCEBERGEN CORP COM	167,799.17	187,999.15
AMERISOURCEBERGEN CORP COM	119,801.13	237,236.36
AMERISTAR CASINOS INC COM STK USD0.01	56,144.15	54,705.00
AMERITYRE CORP COM	13,245.09	2,360.60
AMERN AXLE & MFG HOLDINGS INC	3,295.19	3,536.50
AMERN EXPRESS CENTURION BK SALT LAKE CY UT CTF DEP DTD 02-03-2010 2 02-04-2013	30,000.00	30,000.00
AMERN EXPRESS CENTURION BK SALT LAKE CY UT CTF DEP DTD 03-31-2010 .85 07-01-2011	147,000.00	147,248.43
AMERN EXPRESS CO 8.125% DUE 05-20-2019	5,042.50	6,171.20
AMERN EXPRESS CR 5.125% DUE 08-25-2014	249,760.00	269,546.00
AMERN GEN CORP 6.625 DUE 02-15-2029 BEO	9,907.85	2,290.00
AMERN GEN FIN CORP MEDIUM TERM SR NTS TRANCHE # TR 00414 5.625 DUE 08-17-2011	9,883.33	9,825.00
AMERN INTL GROUP 6.4% DUE 12-15-2020	129,663.30	136,397.17
AMERN INTL GROUP 8.25% DUE 08-15-2018	140,000.00	161,289.24
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00027 5.6 10-18-2016BEO	26,112.49	31,465.00
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00079 5.85 DUE 01-16-2018	19,889.80	20,622.84
AMERN INTL GROUP INC MEDIUM TERM NTS TRANCHE # TR 00079 5.85 DUE 01-16-2018	40,000.00	40,000.00
AMERN MUN TERM TR INC II REMARKETED PFD	4,389.63	2,527.68
AMERN ORIENTAL BIOENGINEERING INC COM STK	8,671.35	5,486.40
AMERN SCI & ENGR INC COM	36,632.17	49,200.38
AMERN SOFTWARE INC CL A	4,070.31	4,197.40
AMERN WOODMARK CORP COM	2,368.95	2,454.00
AMERUS GROUP CO NON CUMULATIVE PERP PFD SER A	19,920.00	20,000.00
AMETEK INC NEW COM	8,380.40	12,326.27
AMETEK INC NEW COM	246,610.84	364,436.25
AMFM INC PFD CONV EXCHANGEABLE $3.00	160,000.00	159,377.08
AMGEN INC COM	149,048.39	142,740.00
AMGEN INC COM	166,896.09	163,876.50
AMGEN INC COM	851,910.36	933,300.00
AMGEN INC COM	872,481.62	1,304,973.00
AMISH NATURALS INC COM STK	2,959.23	6.29
AMKOR TECHNOLOGY INC COM	62,092.24	69,654.00
AMKOR TECHNOLOGY INC COM	314,450.54	234,263.00
AMN HEALTHCARE SVCS INC COM	5,614.05	6,140.00
AMOROCORP INC COM STK	1,030.00	0.00
AMPHENOL CORP NEW CL A	174,008.42	231,968.10
AMR 01/22/2011 9.000 C AMR 110122C00009000	(731.78)	0.00
AMR CORP COM	3,114,679.85	3,133,044.52
AMR CORP DEL 10 DUE 04-15-2021 REG	9,285.00	9,200.00
AMR CORP DEL DEB 9 DUE 09-15-2016 REG	9,885.00	9,800.00
AMR CORP DEL PFD	1,755.14	2,447.99
AMTECH SYS INC COM PAR $0.01 NEW STK	48,397.85	48,313.15
AMTRUST FINL SVCS INC COM	57,505.48	66,500.00
AMYLIN PHARMACEUTICALS INC COM	16,876.09	13,239.00
ANADARKO FIN CO 7.5% DUE 05-01-2031	98,613.60	99,517.41
ANADARKO PETE CORP 5.95% DUE 09-15-2016	6,918.00	8,560.06
ANADARKO PETE CORP 6.375% DUE 09-15-2017	24,793.75	27,232.68
ANADARKO PETE CORP 8.7% DUE 03-15-2019	59,811.00	73,272.42
ANADARKO PETE CORP DEB 7.2 DUE 03-15-2029 BEO	13,661.03	17,426.79
ANADARKO PETRO CORP COM	217,678.58	299,962.94
ANADARKO PETRO CORP COM	401,480.96	949,486.72
ANADARKO PETRO CORP COM	887,357.40	1,268,064.00
ANADARKO PETRO CORP COM	1,201,140.72	1,549,856.00
ANADARKO PETROLEUM CORP COM STK CALL OPT EXP 5/21/11 PR $80 PER SH	(196.30)	(555.00)
ANADIGICS INC COM	6,636.03	7,900.20
ANADIGICS INC COM	65,455.50	86,625.00
ANADYS PHARMACEUTICALS INC COM	967.72	1,420.00
ANALOG DEVICES INC COM	11,729.64	13,184.50
ANALOG DEVICES INC COM	237,111.18	282,939.37
ANALOGIC CORP COM PAR $0.05	51,865.44	59,412.00
ANALOGIC CORP COM PAR $0.05	307,969.52	411,329.08
ANAVEX LIFE SCIENCES CORP COM STK	51,973.81	36,500.00
ANCESTRY COM INC COM	3,894.80	4,531.20

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ANDERSONS INC COM	20,536.83	21,810.00
ANDERSONS INC COM	120,744.82	127,225.00
ANDERSONS INC COM	286,638.93	401,849.25
ANDINA MINERALS INC COM STK	15,983.43	39,296.75
ANDREA ELECTRS CORP COM	283.20	210.00
ANGIODYNAMICS INC COM STK	41,967.25	38,425.00
ANGIOTECH PHARMACEUTICALS INC COM	272.31	352.00
ANGLO AMERICAN USD0.54945	810,259.95	1,055,654.82
ANGLOGOLD ASHANTI-SPON ADR COM STK CALL OPT EXP 1/22/11 PR $49 PER SH	(231.55)	0.00
ANHANGUER EDL COMSTK	198,901.99	272,289.16
ANHEUSER BUSCH GTD NT 5.375 DUE 01-15-2020	190,162.50	205,881.72
ANHEUSER-BUSCH INBEV NV	758,282.74	923,088.02
ANIMAL HEALTH INTL INC COM	3,687.34	1,438.30
ANNALY CAP MGMT INC C PFD SER A	3,723.35	3,825.00
ANNALY CAP MGMT INC COM	1,409,471.35	1,441,503.81
ANNALY CAPITAL MANAGEMENT COMSTK CALL OPT EXP 02/19/2011 PR $18 PER SH	(464.19)	(612.00)
ANNALY CAPITAL MANAGEMENT IN COM STK CALL OPT EXP 2/19/11 PR $18 PER SH	(130.02)	0.00
ANNTAYLOR STORES CORP COM	20,384.52	27,390.00
ANTARES PHARMA INC COM	6,632.72	7,012.50
ANTHRACITE CAP INC COM	1,594.57	0.42
ANTOFAGASTA ORD GBP0.05	148,053.75	180,122.26
ANTRIM ENERGY INC COM	820.73	359.28
ANULEX TECHNOLOGIES INC PFD A	10,000.00	10,082.60
ANWORTH MTG AST CORP COM	62,914.01	63,000.00
AOL INC COM STK	9,077.69	8,393.34
AOL TIME WARNER 7.625% DUE 04-15-2031	68,424.87	85,097.81
AON CORP COM	6,535.02	7,484.77
AON CORP COM	264,222.64	381,790.98
AON CORP COM	356,101.42	414,872.17
AP PHARMA INC COM NEW STK	5,354.00	1,461.89
APA GROUP NPV (STAPLED UNITS)	7,440.27	8,303.00
APACHE CORP 5.1% DUE 09-01-2040	49,551.70	48,581.85
APACHE CORP 6% DUE 09-15-2013	109,423.60	123,518.45
APACHE CORP COM	359,825.56	460,849.58
APACHE CORP COM	364,956.82	547,861.85
APACHE CORP COM	478,560.77	1,146,515.68
APACHE CORP DEP SHS REPSTG 1/20TH PFD CONV SER D 6%	50,891.70	64,934.80
APARTMENT INVT & MGMT CO CL A	4,789.70	7,416.08
APARTMENT INVT & MGMT CO CL A	65,573.70	75,943.76
APEX SILVER MINE LTD COM STK	10,294.31	0.00
APOGEE ENTERPRISES INC COM	1,597.41	1,442.49
APOGEE TECH INC COM STK	14,354.85	2,340.00
APOLLO COML REAL ESTATE FIN INC COM	54,056.64	52,320.00
APOLLO GROUP INC CL A	169,473.20	126,446.98
APOLLO GROUP INC CL A	187,735.84	167,990.46
APOLLO GROUP INC CL A	1,727,486.03	1,259,415.08
APOLLO GROUP INC-CL A COM STK CALL OPT EXP 2/19/11 PR $40 PER SH	(203.30)	(2,080.00)
APOLLO GROUP INC-CL A COMSTK CALL OPT EXP 01/22/11 PR $35 PER SH	(966.00)	(3,000.00)
APOLLO GROUP INC-CL A COMSTK CALL OPT EXP 1/22/11 PR $40 PER SH	(2,279.69)	0.00
APOLLO INVT CORP COM SH BEN INT	215,741.66	219,861.92
APOLO GOLD & ENERGY INC FORMERLY APOLO COM NEW	491.75	120.00
A-POWER ENERGY GENERATION CMN STK CALL OPT EXP 08/21/10 PR $9 PER SH	(626.98)	0.00
A-POWER ENERGY GENERATION SYSTEMS LTD COM STK USD0.0001	26,262.67	15,015.00
APPIANT TECHNOLOGIES INC COM	554.95	0.00
APPLE INC COM STK	706,375.09	1,545,062.40
APPLE INC COM STK	1,167,798.18	2,419,200.00
APPLE INC COM STK	1,479,182.24	3,032,064.00
APPLE INC COM STK	1,304,137.94	3,551,385.60
APPLE INC COM STK	1,433,100.13	7,444,684.80
APPLE INC COM STK	22,926,352.24	27,891,763.20
APPLE INC COM STK CALL OPT EXP 1/22/11 PR $340 PER SH	(307.29)	(1,840.00)
APPLE INC COM STK CALL OPT EXP 1/22/11 PR 320 PER SH	(5,313.34)	(3,431.00)
APPLE INC COM STK CALL OPT EXP 3/19/11 PR $340 PER SH	(1,142.28)	(5,285.00)
APPLE INC COM STK CALL OPT EXP 4/16/11 PR $310 PER SH	(10,339.13)	(5,780.00)
APPLE INC COMSTK CALL OPT EXP 01/19/13 PR $400 PER SH	(8,031.39)	(6,850.00)
APPLE INC COMSTK CALL OPT EXP 01/22/11 PR $330 PER SH	(10,240.78)	(7,380.00)
APPLE INC COMSTK CALL OPT EXP 1/21/12 PR $400 PER SH	(1,912.27)	(14,400.00)
APPLE INC COMSTK CALL OPT EXP 2/19/11 PR $340 PER SH	(51,092.30)	(43,050.00)
APPLIED INDL TECHNOLOGIES INC COM	819,480.26	886,704.00
APPLIED MATERIALS INC COM	234,590.88	245,427.55
APPLIED MATERIALS INC COM	420,778.74	431,335.00
APPLIED MATERIALS INC COM	408,702.62	472,318.85
APPLIED MATERIALS INC COM	648,271.57	729,195.00
APPLIED MATERIALS INC COM	668,342.44	786,800.00
APPLIED MICRO CIRCUITS CORP COM NEW STK	480.92	534.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

APPLIED NEUROSOLUTIONS INC COM NEW COM NEW	10,569.95	25.00
APPLIED SCIENCE PRODS INC COM	403.70	14.00
APPLIED SOLAR INC COM	1,107.75	17.50
APPLIED VISUAL SCIENCES INC COM COM STK	9,882.95	693.00
APPLIEDTHEORY CORP COM	11,260.37	10.00
APPTECH CORP COM STK	103.90	30.00
APRICUS BIOSCIENCES INC COM	26,647.12	20,518.11
APTARGROUP INC COM	64,445.31	80,869.00
APWR 10/16/2010 7.000 C APWR 101016C00007000	(592.29)	0.00
AQUA AMER INC COM	54,802.28	65,217.47
ARABIAN AMERN DEV CO COM	27,899.12	24,186.24
ARAFURA RESOURCES LTD COM STK	107,809.61	169,384.22
ARBITRON INC COM	119,725.25	182,688.00
ARCA BIOPHARMA INC COM	437.88	323.34
ARCELORMITTAL NPV	470,639.51	565,059.89
ARCH CHEMICALS INC COM	335,029.61	383,093.00
ARCH COAL INC COM	95,986.46	119,389.71
ARCHER-DANIELS-MIDLAND CO COM	138,400.99	138,633.82
ARCHER-DANIELS-MIDLAND CO COM	288,620.85	483,415.68
ARCHER-DANIELS-MIDLAND CO COM	460,271.65	490,304.00
ARCTIC CAT INC COM	11,777.28	17,568.00
ARCTIC CAT INC COM	34,903.73	34,155.12
ARCTIC GLACIER INCOME FD TR UNIT	2,244.68	229.46
ARENA PHARMACEUTICALS INC COM ISIN US0400471027	26,005.46	21,567.08
ARENA PHARMACEUTICALS INC COM STK CALL OPT EXP 4/16/11 PR $2 PER SH	(397.14)	(50.00)
ARENA PHARMACEUTICALS INC COMSTK CALL OPT EXP 04/16/11 PR $2.50 PER SH	(164.26)	(75.00)
ARENA PHARMACEUTICALS INC COMSTK CALL OPT EXP 07/16/2011 PR $2.50 PER SH	(51.53)	(190.00)
ARENA PHARMACEUTICALS INC COMSTK CALL OPT EXP 1/22/11 PR $1.50 PER SH	(235.49)	(250.00)
ARENA PHARMACEUTICALS INC COMSTK CALL OPEXP 02/19/11 PR $2 PER SH	(511.71)	(525.00)
ARES CAP CORP COM	53,394.28	56,032.00
ARES CAP CORP COM	111,758.46	80,227.11
ARES CAP CORP COM	123,313.47	130,192.00
ARES CAP CORP COM	279,671.03	491,944.48
ARES CAP CORP COM	549,863.19	606,464.00
ARES CAP CORP COM	430,587.78	644,368.00
AREVA COM STK	34,653.24	19,586.80
ARGAN INC COM	14,364.37	9,270.00
ARGENT SECS INC 2004-W10 AST BKD PASSTHRU CTF CL A2 10-25-2034 REG	168,209.86	157,197.50
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	3,727.95	3,745.00
ARGO GROUP INTERNATIONAL HOLDINGS COM STK	85,001.05	108,605.00
ARGUS METALS CORP COM	8,402.35	271.70
ARIAD PHARMACEUTICALS INC COM	15,985.90	25,500.00
ARIBA INC COM NEW	9,375.96	10,969.83
ARIBA INC COM NEW	207,967.92	373,021.20
ARIEL WAY INC COM	11,530.63	28,220.00
ARM HLDGS ORD GBP0.0005	214,100.09	229,234.79
ARMSTRONG WORLD INDS INC NEW COM STK	178,917.41	158,584.00
AROTECH CORP COM NEW STK	5,128.68	642.95
ARRHYTHMIA RESH TECHNOLOGY INC COM PAR $0.01 NEW COM PAR $0.01 NEW	23,899.83	12,446.30
ARRIS GROUP INC COM	9,226.99	8,818.92
ARRIS GROUP INC COM	251,769.77	263,670.00
ARROW ELECTR INC COM	21,256.14	23,975.00
ARTIFICIAL LIFE INC COM	26,394.45	20,400.00
ARTIO GLOBAL INVS INC COM CL A COM CL A	119,355.06	82,600.00
ARTIS REAL ESTATE INVT TR TR UNIT	8,552.74	10,635.52
ARUBA NETWORKS INC COM	133,767.94	125,802.00
ARUBA NETWORKS INC COM	212,292.27	209,635.20
ARVINMERITOR INC COM STK ISIN# US0433531011	312,381.95	301,644.00
ARVINMERITOR INC COM STK ISIN# US0433531011	284,668.56	351,918.00
ASA LTD	111,309.47	163,637.31
ASAHI GLASS CO NPV	110,897.25	116,880.92
ASBURY AUTOMOTIVE GROUP INC COM	196,935.67	317,671.20
ASCENDIA BRANDS INC COM STK	4,119.90	4.55
ASCENT MEDIA CORP COM SER A STK	14.29	38.76
ASCENT SOLAR TECHNOLOGIES INC COM	6,935.61	5,712.00
ASCENT SOLAR TECHNOLOGIES INC WT CL B EXP	191,773.61	6,406.46
ASHFORD HOSPITALITY TR INC COM SHS	2,658.63	5,790.00
ASHFORD HOSPITALITY TR INC COM SHS	105,914.42	126,415.00
ASHLAND INC NEW COM	13,993.60	14,495.10
ASHLAND INC NEW COM	294,279.60	305,160.00
ASHLAND INC NEW COM	193,990.85	342,287.80
ASHLAND INC NEW COM	571,123.25	630,664.00
ASIA GLOBAL CROSSING	715.19	0.80
ASIA GLOBAL HLDGS CORP COM STK	1,129.95	4.40
ASIAINFO-LINKAGE INC COM STK ISIN# US04518A1043	121,754.11	103,396.80

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ASPEN INSURANCE HLDGS COM	4,696.18	5,008.50
ASPEN INSURANCE HLDGS COM	264,646.59	291,924.00
ASPEN INSURANCE HLDGS COM	597,555.77	633,933.00
ASPEN TECHNOLOGY INC COM	4,681.39	3,810.00
ASPENBIO INC COM	5,431.97	1,810.20
ASSA ABLOY SER’B’NPV	343,929.86	425,188.66
ASSET BACKED SECS CORP HOME EQUITY LN TR2001-HE3 CTF CL A1 11-15-2031 BEO	19,913.67	17,697.58
ASSOCIATED BK GREEN BAY N A WIS CD DTD 02-03-2010 1.35 02-03-2012	30,000.00	30,000.00
ASSOCTD BANC-CORP COM	8,526.56	5,469.15
ASSURANT INC COM	137,039.23	103,233.60
ASSURANT INC COM	137,565.92	146,376.00
ASSURANT INC COM	228,364.44	300,456.00
ASSURED PHARMACY INC COM	50,736.35	2,778.30
AST BACKED SECS FLTG RT 1.24075% DUE 12-15-2033	57,566.75	68,563.09
ASTA FDG INC COM	20,344.32	17,820.00
ASTEC INDS INC COM	25,702.91	25,928.00
ASTEC INDS INC COM	367,412.91	443,919.77
ASTELLAS PHARMA NPV	167,500.83	152,474.79
ASTRAZENECA ORD USD0.25	1,117,484.29	1,132,976.62
ASTROTECH CORP COM STK	62.97	20.34
ASYST TECHNOLOGIES INC COM	15,957.95	15.17
AT & T LATIN AMER CORP COM	11.28	0.00
AT&T BROADBAND 9.455% DUE 11-15-2022	10,550.94	13,777.02
AT&T INC 5.5% DUE 02-01-2018	169,626.00	188,849.94
AT&T INC 6.3% DUE 01-15-2038	132,169.20	126,593.76
AT&T INC COM	1,122,701.84	1,050,981.36
AT&T INC COM	906,891.58	1,057,680.00
AT&T INC COM	1,375,130.73	1,494,820.55
AT&T INC COM	3,489,063.68	4,368,894.14
AT&T INC COM STK CALL OPT EXP 1/21/12 PR $30 PER SH	(644.29)	(685.00)
AT&T INC COM STK CALL OPT EXP 2/19/11 PR $30 PER SH	(235.49)	(400.00)
AT&T INC SR NT	2,485.65	2,661.00
ATAC RES LTD COM	2,150.63	2,429.39
ATHENAHEALTH INC COM MON STOCK	45,817.01	45,078.00
ATHENAHEALTH INC COM MON STOCK	895,361.41	987,618.00
ATHEROS COMMUNICATIONS INC COM	11,088.27	12,033.20
ATHEROS COMMUNICATIONS INC COM	333,783.02	466,960.00
ATHERSYS INC NEW COM	8,904.68	6,950.58
ATLANTIC PWR CORP	196,388.77	234,034.56
ATLANTIC WIND & SOLAR INC COM	3,462.95	858.00
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	26,275.76	25,960.95
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	27,379.25	27,915.00
ATLAS AIR WORLDWIDE HLDGS INC COM NEW STK	420,069.86	516,427.50
ATLAS COPCO AB SER’B’NPV	177,359.48	309,884.11
ATLAS ENERGY INC COM STK	3,282.90	3,561.57
ATLAS PIPELN PARTNERS L P	69,721.33	103,860.70
ATLC SOUTHN BK MACON GA DTD 07-18-2008 4.55 12-16-2011	40,000.00	40,000.00
ATMEL CORP COM	37,123.19	45,276.00
ATMOS ENERGY CORP COM	15,214.10	15,993.71
ATMOS ENERGY CORP COM	194,095.75	227,760.00
ATMOS ENERGY CORP COM	486,351.34	558,480.00
ATP OIL & GAS CORP COM	68,625.67	86,077.08
ATP OIL & GAS CORPORATION COMSTK CALL OPT EXP 01/22/11 PR $14 PER SH	(1,615.44)	(2,860.00)
ATP OIL & GAS CORPORATION COMSTK CALL OPT EXP 01/22/11 PR $16 PER SH	(687.74)	(847.00)
ATRINSIC INC COM NEW COM NEW	1,490.06	124.55
ATRION CORP COM	10,655.48	35,892.00
ATSI COMMUNICATIONS INC COM NEW	11.55	10.91
ATWOOD OCEANICS INC COM	67,548.32	78,065.93
ATWOOD OCEANICS INC COM	519,554.73	710,030.00
AUDIOCODES LTD COM STK	25,308.95	58,900.00
AUGME TECHNOLOGIES INC COM STK	2,549.45	2,646.00
AURIZON MINES LTD COM STK	3,133.52	4,172.40
AURORA OIL & GAS CORP COM STK	7,757.21	0.00
AUSTRALIA(CMNWLTH) 6.25% BDS 15/04/15 AUD	95,564.47	104,662.22
Australian dollar	(20,295.99)	(20,295.99)
Australian dollar	153.87	153.87
Australian dollar	5,111.49	5,111.49
Australian dollar	13,325.65	13,325.65
Australian dollar	15,181.12	15,181.12
Australian dollar	69,980.25	69,980.25
AUTODESK INC COM	26,702.84	43,357.00
AUTODESK INC COM	89,908.87	218,695.00
AUTOIMMUNE INC COM	3,050.69	500.00
AUTOLIV INC COM STK	43,974.81	43,180.18
AUTOMATIC DATA PROCESSING INC COM	218,237.28	238,137.58

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

AUTOMATIC DATA PROCESSING INC COM	335,454.61	574,195.96
AUTOMATIC DATA PROCESSING INC COM	496,634.71	592,384.00
AUTOMATIC DATA PROCESSING INC COM	1,366,935.18	1,439,770.80
AUTONATION INC DEL COM	24,659.80	45,176.40
AUTOZONE INC COM	107,552.52	137,657.95
AUTOZONE INC COM	31,115.19	186,451.56
AUY 01/22/2011 11.000 C AUY 110122C00011000	(279.30)	0.00
AVAGO TECHNOLOGIES LTD	4,853.09	5,682.50
AVALON CAP HLDGS CORP COM NEW COM NEW	16.52	0.00
AVALON OIL & GAS INC COM NEW STK	274.09	149.99
AVALON RARE METALS INC COM STOCK	316,581.23	584,794.08
AVALONBAY CMNTYS REIT	17,260.90	17,782.90
AVALONBAY CMNTYS REIT	245,869.31	241,419.75
AVANIR PHARMACEUTICALS INC	61,224.40	84,864.00
AVERY DENNISON CORP COM	27,318.96	33,872.00
AVERY DENNISON CORP COM	74,326.09	93,148.00
AVERY DENNISON CORP COM	99,741.90	115,122.46
AVERY DENNISON CORP COM	456,162.07	508,080.00
AVI BIOPHARMA INC COM	21,190.38	23,744.00
AVIAT NETWORKS INC COM	5,558.86	4,081.35
AVIS BUDGET GROUP INC COM STK	26,844.20	32,271.44
AVISTA CORP COM ISIN # US05379B1070	3,183.80	3,416.24
AVITAR INC NEW COM NEW STK	3,708.00	0.10
AVIVA CORP PLC 25P ORD COM	45,014.35	18,515.40
AVIVA ORD GBP0.25	287,804.94	305,621.53
AVNET INC COM	4,658.61	5,516.01
AVON PRODUCTS INC COM USD0.25	19,734.10	17,566.89
AVON PRODUCTS INC COM USD0.25	87,506.54	87,180.00
AVON PRODUCTS INC COM USD0.25	209,416.40	313,673.64
AVON PRODUCTS INC COMSTK CALL OPT EXP 01/22/2011 PR $29 PER SH	(528.50)	(420.00)
AVX CORP COM	3,591.97	3,918.73
AVX CORP COM	358,672.60	378,035.00
AWG LTD COM NEW STK	3,917.90	100.00
AXA EUR2.29	377,559.55	173,087.42
AXA EUR2.29	214,363.26	205,329.20
AXCELIS TECHNOLOGIES INC COM STK ISIN# US0545401095	9,626.14	10,380.00
AXCELIS TECHNOLOGIES INC COM STK ISIN# US0545401095	7,440.50	17,300.00
AXIAL VECTOR ENGINE CORP COM	7,347.93	78.75
AXIS CAP HOLDINGS 5.75% DUE 12-01-2014	9,097.00	10,480.68
AXIS CAPITAL HOLDINGS LTD COM USD0.0125	290,592.83	330,096.00
AXIS ENERGY CORP COM STK	40,180.50	10,500.00
AXIS TECHNOLOGIES GROUP INC COM	5,675.70	1,218.00
AXM PHARMA INC COM AXM PHARMA INC	235.65	6.71
AXT INC COM	124,557.64	182,637.36
AZTECA GOLD CORP COM	32,485.10	2,716.20
AZURE DYNAMICS CORP CL A	3,090.45	1,534.50
AZZ INC COM	936.60	1,047.22
B & G FOODS INC COMMON STOCK	44,797.83	49,969.36
B A T INTL INC COM	1,419.08	210.00
B2B INTERNET HOLDRS TR DEPOS RCPT ISIN US0560331037	2,488.09	930.00
BA 01/22/2011 72.500 C BA 110122C00072500	(1,121.81)	0.00
BABCOCK & WILCOX CO NEW COM STK	15,950.35	17,631.51
BABY BEE BRIGHT CORP NEW COM PAR $.001 STK	2,819.60	0.00
BAC CAP TR I 7 PRF CAP 15/12/31 USD25	15,303.35	24,320.00
BAC CAP TR XII GTD CAP SECS	10,551.95	12,125.00
BADGER METER INC COM	3,606.00	3,935.58
BAE SYSTEMS ORD GBP0.025	580,389.28	416,003.05
BAIDU INC - SPON ADR COM STK CALL OPT EXP 1/22/11 PR $100 PER SH	(651.52)	(345.00)
BAIDU INC - SPON ADR COM STK CALL OPT EXP 1/22/11 PR $105 PER SH	(531.52)	(442.00)
BAIDU INC - SPON ADR COM STK CALL OPT EXP 1/22/11 PR $97 PER SH	(512.29)	(190.00)
BAIDU INC - SPON ADR COM STK CALL OPT EXP 1/22/11 PR $107 PER SH	(490.01)	0.00
BAJA MNG CORP COM	65,172.30	93,250.40
BAKER HUGHES INC 7.5% DUE 11-15-2018	109,359.64	137,934.06
BAKER HUGHES INC COM	54,240.25	69,419.02
BAKER HUGHES INC COM	368,619.06	620,351.67
BAKER HUGHES INC COMSTK CALL OPT EXP 1/22/11 PR $50 PER SH	(313.52)	(1,480.00)
BALCHEM CORP COM	6,164.45	6,592.95
BALD EAGLE ENERGY INC COM STK	8,918.50	990.00
BALL CORP 5.75% DUE 05-15-2021	150,000.00	145,125.00
BALL CORP 6.75% DUE 09-15-2020	70,000.00	73,500.00
BALL CORP COM	49,150.41	151,071.00
BALL CORP COM	927,238.24	993,530.00
BALLARD PWR SYS INC NEW	21,873.77	12,567.00
BALOISE HOLDING AG CHF0.10 (REGD) (VINKULIERT)	215,589.65	224,062.89
BALTIA AIR LINES INC COM STOCK	606.95	420.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

BANCFIRST CORP COM	12,181.01	12,357.00
BANCO COM PORTUGUE SER A PRFD STK	4,000.00	4,003.80
BANCO LATINOAMERICANO DE COMERCIO EXTERIOR SA	13,922.19	17,444.70
BANCO POPULAR DE P R HATO REY CTF DEP DTD 03-13-2002 3.35 03-15-2004	13,983.17	3.00
BANCO SANTANDER EUR0.50(REGD)	343,077.79	319,610.01
BANCO SANTANDER EUR0.50(REGD)	1,258,711.70	981,003.25
BANCO SANTANDER S.A.	114,309.74	103,411.50
BANCORP BK WILMINGTON DEL DTD 12-22-2010.2 C/D 01-24-2011	20,000.00	20,000.00
BANCROFT URANIUM INC COM STK	3,123.95	8.75
BANGKOK BANK THB10(ALIEN MKT)	579,115.02	651,164.53
BANK AMER CORP 5.25% DUE 12-01-2015	8,076.10	10,155.10
BANK AMER CORP 5.625% DUE 10-14-2016	19,169.55	20,710.42
BANK AMER CORP 5.75% DUE 12-01-2017	29,789.10	31,218.78
BANK AMER CORP 7.625% DUE 06-01-2019	332,579.40	333,916.15
BANK AMER CORP DEP SH REPSTG 1/1000TH PFD SER I PFD STK	55,611.01	78,786.99
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000 PFD SER PFD STK	2,784.53	3,614.07
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000TH PFD SER H STK	17,531.50	17,847.88
BANK AMER CORP DEPOSITARY SH REPSTG 1/1000TH PFD SER J	30,428.67	38,068.80
BANK AMER CORP LIRN S$P500 12 PFD STK	2,001.00	0.00
BANK AMER CORP SUB INTERNOTES BOOK ENTRYTRANCHE # SB 00092 6% DUE 02-15-2012	25,661.50	25,845.83
BANK AMER NA CHARLOTTE NC CTF DEP DTD 06-02-2010 1.1 06-04-2012	79,000.00	79,000.00
BANK AMER NA CHARLOTTE NC CTF DEP DTD 10-07-2009 1 01-07-2011	10,000.00	10,000.00
BANK AMER NA CHARLOTTE NC DTD 04-28-2010.55 C/D 04-28-2011	90,000.00	90,000.00
BANK AMER NA DTD 05-26-2010 0.5 CTF OF DEP DUE 05-26-2011	103,000.00	103,000.00
BANK MADISON GA CTF DEP DTD 03-25-2009 2.9 03-23-2012	50,000.00	50,000.00
BANK N S HALIFAX COM STK	76,740.24	92,378.00
BANK NEW YORK MELLON CORP COM STK	35,810.15	38,363.48
BANK NEW YORK MELLON CORP COM STK	652,752.06	673,460.00
BANK NEW YORK MELLON CORP COM STK	748,506.70	942,632.60
BANK NEW YORK MELLON CORP COM STK	1,049,901.26	1,014,267.00
BANK NEW YORK MELLON CORP COM STK	1,093,898.73	1,215,550.00
BANK OF AMERICA CORP	262,677.83	262,798.00
BANK OF AMERICA CORP	355,059.78	415,887.84
BANK OF AMERICA CORP	724,797.12	621,777.40
BANK OF AMERICA CORP	784,589.54	823,078.00
BANK OF AMERICA CORP	1,442,548.46	1,407,370.00
BANK OF AMERICA CORP	5,157,714.87	3,385,051.68
BANK OF AMERICA CORP	5,274,705.94	5,392,953.02
BANK OF AMERICA CORP COM STK CALL OPT EXP 1/21/12 PR $20 PER SH	(164.78)	(380.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 1/22/11 PR $14 PER SH	(397.89)	(320.00)
BANK OF AMERICA CORP COM STK CALL OPT EXP 12/18/10 PR $12 PER SH	(135.47)	(580.00)
BANK OF AMERICA CORP COMSTK CALL OPT EXP02/19/11 PR $12 PER SH	(99.53)	(114.00)
BANK OF AMERICA CORP COMSTK CALL OPT EXP3/19/11 PR $14 PER SH	(495.46)	(580.00)
BANK OF AMERICA DTD 06-16-2010 .5 C/D 06-16-2011	40,000.00	40,000.00
BANK OF IRELAND-SPONS ADR COM STK CALL OPT EXP 1/22/11 PR $3 PER SH	(4,265.73)	(3,000.00)
BANK OF THE OZARKS INC COM	281,719.08	396,652.50
BANK OF THE OZARKS INC COM	554,943.92	782,467.50
BANK ONE CAP V PFD SECS 8%	14,982.80	3,000.00
BANKATLANTIC BANCORP INC CL’A’NON-VTG COM USD0.01	290.10	119.02
BANKERS PETE LTD COM STK	3,522.85	3,824.30
BANKERS TR CORP DEPOS SH REPSTG 1/100 SHPFD Q ADJ	34,000.00	34,911.54
BANNER CORP COM	1,131.95	1,160.00
BANYAN CORP ORE COM NO PAR 2009 STK	419.90	0.02
BARCLAYS BANK/DELAWARE DTD 02-10-2010 2.35 02-10-2014	25,000.00	25,000.00
BARCLAYS BK DEL RETAIL CTF DEP 3A2 PROGRCTF DEP DTD 01-27-2010 2.45 1-27-2014	40,000.00	40,000.00
BARCLAYS BK PLC IPATH DOW JONES-UBS ALUMSUBINDEX TOTAL RETURN ETN	3,906.05	4,303.00
BARCLAYS BK PLC IPATH S&P 500 VIX SHORT TERM FUTURES ETN NEW	407,920.69	286,512.98
BARCLAYS BK PLC SR GLOBAL NT 5 DUE 09-22-2016	119,845.20	126,984.00
BARCLAYS BK PLC SR NT 5.2 DUE 07-10-2014	119,859.60	129,609.84
BARCLAYS BK/DE CTF DEP DTD 10-07-2009 3.25 10-07-2014	52,000.00	52,000.00
BARCLAYS ORD GBP0.25	251,677.09	223,439.60
BARCLAYS ORD GBP0.25	755,893.93	637,757.83
BARCLAYS ORD GBP0.25	1,160,910.25	837,888.31
BARK GROUP INC COM	1,097.00	15.60
BARKERVILLE GOLD MINES LTD COM	16,681.20	17,752.80
BARNES & NOBLE INC COM	62,356.46	59,515.96
BARNES GROUP INC COM	2,265.95	2,622.15
BARRETT BILL CORP COM STK	15,316.93	17,480.25
BARRICK GOLD CORP	368,437.22	461,336.50
BARRICK GOLD CORP NT 6.95 DUE 04-01-2019	130,512.90	147,249.60
BASF - ORD SHS COMSTK	202,910.55	221,855.98
BASF - ORD SHS COMSTK	936,623.77	1,287,578.39
BASIC ENERGY SVCS INC NEW COM	3,710.61	8,421.28
BAXTER INTL INC 5.375% DUE 06-01-2018	212,160.00	223,926.80
BAXTER INTL INC COM	74,495.17	72,211.30

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

BAXTER INTL INC COM	718,197.99	642,874.00
BAXTER INTL INC COM	447,719.66	742,241.06
BAYER AG - ORD SHS	567,899.99	795,490.47
BAYER AG COM STK	7,672.83	7,418.74
BAYOU CITY EXPL INC COM	629.95	25.00
BAYSWATER URANIUM CORP NEW COM NEW	225,829.68	67,784.09
BAYTEX ENERGY TR TR UNIT	41,599.66	53,843.00
BB&T CORP COM	33,498.45	29,518.36
BB&T CORP COM	549,633.37	458,997.11
BB&T CORP COM	583,567.06	654,621.00
BB&T FINL FSB COLUMBUS GA CTF DEP DTD 03-11-2009 2.5 03-11-2011	1,000.00	1,000.00
BB&T FINL FSB COLUMBUS GA CTF DEP DTD 03-18-2009 2.4 03-18-2011	50,000.00	50,000.00
BBJ ENVIRONMENTAL TECHNOLOGIES INC COM	59.95	0.00
BE AEROSPACE INC COM	1,489.09	4,443.60
BE AEROSPACE INC COM	357,734.58	470,281.00
BEACON PWR CORP COM	175,816.92	27,603.18
BEACON REDEV INDL CORP COM STK	98.00	90.00
BEACON ROOFING SUPPLY INC COM	4,900.41	5,361.00
BEAL BANK CTF DEP 07/08/2010 .5 07/06/2011	70,000.00	70,000.00
BEAL BK NEV LAS VEGAS DTD 06-09-2010 .5 C/D 06-08-2011	79,000.00	79,000.00
BEAL BK NEV LAS VEGAS DTD 09-09-2010 .3 C/D 08-03-2011	5,000.00	5,000.00
BEAL BK NEV LAS VEGAS DTD 09-29-2010 .15C/D 09-28-2011	25,000.00	24,950.00
BEAL BK NEV LAS VEGAS DTD 11-03-2010 .2 C/D 02-02-2011	20,000.00	19,990.00
BEAL BK SSB PLANO TEX DTD 03-17-2010 .5 C/D 03-16-2011	240,000.00	240,000.00
BEAR STEARNS ABS I TR 2004-BO1 AST BACKED CTF II-A-2 10-25-2034 REG	692,142.60	698,608.64
BEAR STEARNS AST BACKED SECS I TR 2004-SD3 CL A-3 ADJ 9-25-2034	44,437.50	44,690.10
BEAR STEARNS COS 7.25% DUE 02-01-2018	59,346.41	71,103.72
BEAR STEARNS COS INC BEAR STEARNS CO 6.410 2 17 6.4% DUE 10-02-2017	37,108.80	45,601.52
BEAVER DAM WIS UNI SCH DIST TAXABLE-REF 5.95 DUE 04-01-2022 BEO TAXABLE	26,969.50	25,966.25
BEAZER HOMES USA INC COM	123,032.67	134,750.00
BEBE STORES INC COM	6,606.76	3,957.04
BEBE STORES INC COM	62,533.24	58,408.00
BECTON DICKINSON & CO COM	74,541.09	86,091.65
BECTON DICKINSON & CO COM	294,805.54	347,377.20
BECTON DICKINSON & CO COM	221,839.37	488,948.20
BED BATH BEYOND INC COM	22,688.05	26,295.25
BED BATH BEYOND INC COM	172,109.04	320,458.00
BEIERSDORF AG EUR1	597,963.73	651,882.61
BELGACOM SA NPV	150,538.07	143,192.72
BELLSOUTH CORP 4.75% DUE 11-15-2012	9,664.90	10,667.00
BELLUS HEALTH INC COM	6,771.58	162.00
BEMIS CO INC COM	11,403.90	13,064.00
BEMIS CO INC COM	54,640.61	88,933.18
BENCHMARK ELECTRS INC COM	35,030.00	56,296.00
BENCHMARK ELECTRS INC COM	152,988.64	167,072.00
BENIHANA INC COM	998.95	1,201.50
BENITEC LTD SHS	1,508.95	768.00
BERGIO INTL INC COM NEW	3,981.11	679.92
BERING EXPL INC COM	5,207.07	12.75
BERKELEY TECH LD COM STK	14,194.86	85.20
BERKLEY W R CORP COM	13,325.24	13,826.90
BERKSHIRE HAT A 100TH COM STK	2,010,605.91	2,168,100.00
BERKSHIRE HATHAWAY 3.2% DUE 02-11-2015	129,892.10	134,144.40
BERKSHIRE HATHAWAY 4.625% DUE 10-15-2013	24,620.94	27,127.50
BERKSHIRE HATHAWAY 4.75% DUE 05-15-2012	5,343.00	5,263.93
BERKSHIRE HATHAWAY INC-CL B	110,428.22	112,154.00
BERKSHIRE HATHAWAY INC-CL B	3,327,409.53	3,487,829.18
BERKSHIRE HATHAWAY INC-CL B	7,081,795.66	7,801,352.13
BERKSHIRE HATHAWAY INC-CL B COMSTK CALL OPT EXP 01/22/11 PR $80 PER SH	(1,512.69)	(1,122.00)
BERKSHIRE HATHAWAY INC-CL B COMSTK CALL OPT EXP 03/19/11 PR $80 PER SH	(1,609.99)	(1,136.00)
BERRY PETE CO CL A CL A	4,033.00	6,555.00
BEST BUY CAP L P GTD CONV MONTHLY INC SEC 6.5% CONV PFD STK	1,387.45	287.00
BEST BUY INC COM STK	268,985.12	284,881.32
BEST BUY INC COM STK	482,906.04	444,345.42
BEVERAGE CREATIONS INC DEL COM STK	7,708.95	0.00
BEYOND COMM INC COM STK	3,031.27	133.00
BG GROUP ORD GBP0.10	314,929.67	369,680.13
BHP BILLITON FIN 6.5% DUE 04-01-2019	254,045.00	261,611.68
BHP BILLITON LTD-SPON ADR COM STK CALL OPT EXP 1/22/11 PR $95 PER SH	(219.55)	(284.00)
BIFS TECHNOLOGIES CORP COM	1,957.71	0.00
BIG 5 SPORTING GOODS CORP COM	26,462.88	36,648.00
BIG FLOWER TR I QRTLY INC PFD SECS CONV 6	5,921.75	490.05
BIG LOTS INC COM	27,690.19	29,546.20
BIG LOTS INC COM	55,755.38	57,934.92
BIG LOTS INC COM	451,368.55	727,994.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

BIG SCREEN ENTMT GROUP INC COM	15.51	0.36
BIGBAND NETWORKS INC COM CDT-COM	2,414.94	1,120.00
BILLABONG INTL NPV	676,852.09	682,368.55
BIM BIRLESIK MAGAZ TRY1	72,687.12	145,220.83
BIO RAD LABS INC CL A	11,919.07	16,200.60
BIO RAD LABS INC CL A	101,861.16	124,620.00
BIOCENTRIC ENERGY HLDGS INC COM STK	4,200.27	76.20
BIOCRYST PHARMACEUTICALS INC COM	7,455.63	4,911.50
BIOCUREX INC COM	40,768.18	2,801.50
BIODEL INC COM	3,916.66	3,660.00
BIOFUEL ENERGY CORP COM	13,020.19	9,396.00
BIOGEN IDEC INC COM STK	31,834.68	41,705.10
BIOGEN IDEC INC COM STK	306,855.11	401,897.70
BIOHEART INC COM STK	57,973.93	19,800.00
BIO-KEY INTL INC COM	33,893.85	25,550.00
BIOMAGNETICS DIAGNOSTICS CORP COM STK	3,554.75	688.00
BIOMARIN PHARMACEUTICAL INC COM ISIN CH0008107010	14,285.82	17,100.55
BIO-MATRIX SCIENTIFIC GROUP INC NEW COM STK	67,483.60	3,774.00
BIOMED RLTY TR INC COM	675,530.55	715,749.70
BIOMERIEUX NPV	100,934.09	93,908.91
BIOMODA INC COM	1,421.00	560.00
BIONOVO INC COMMON STOCK	2,743.09	1,115.52
BIOPHAN TECHNOLOGIES INC COM	111,843.88	443.90
BIOPURE CORP CL A PAR $0.01 COM STK	26.76	0.40
BIO-REFERENCE LABS INC COM PAR $0.01 NEW	10,025.84	11,090.00
BIOSANTE PHARMACEUTICALS INC COM NEW COMNEW	9,373.47	9,571.04
BIOSOLAR INC COM STK	115,831.92	71,289.60
BIOSTAR PHARMACEUTICALS INC COM STOCK	9,265.37	5,640.00
BIOTIME INC COM	149,225.64	182,976.78
BIOVEST INTL INC COM STK	26,466.91	15,916.00
BIRCHCLIFF ENERGY LTD NEW COM STK	27,119.37	29,676.69
BIZAUCTIONS INC COM STK	19.57	9.15
BJS RESTAURANTS INC COM	1,789.76	3,543.00
BJS WHSL CLUB INC COM STK	191,224.45	239,500.00
BK 1 CAP TR VI 7.20 QTRLY PFD 1ST PAY 1/15/02 CALL10/15/06 @ 25	20,286.95	204.08
BK AMER CORP SUB INTERNOTES BOOK ENTRY #TR 00468 08/25/05 5.15 DUE 08-15-2015	4,960.00	4,999.94
BK GRANITE CORP COM	4,418.00	825.00
BK HAW CORP COM	12,432.02	14,163.00
BK HAW CORP COM	91,858.95	89,699.00
BK MONTREAL QUE COM	84,769.55	86,355.00
BK OF CYPRUS PUBL EUR1.00	171,074.35	145,574.46
BLACK BOX CORP DEL COM	489,396.82	696,878.00
BLACK DRAGON RES COS INC COM	115.55	0.33
BLACK HAWK EXPL INC COM STK	16,835.82	4,380.00
BLACK HILLS CORP COM	15,730.94	19,502.64
BLACKBAUD INC COM	1,242,835.83	1,383,060.00
BLACKBOARD INC COM	37,822.44	48,527.50
BLACKPEARL RESOURC COM NPV	972.03	2,367.04
BLACKROCK INC COM STK	28,449.18	32,017.44
BLACKROCK INC COM STK	97,802.35	114,348.00
BLACKROCK KELSO CAP CORPORATION COM STK	3,092.85	3,147.57
BLACKSTONE GROUP LP RESTRICTED UNITS	62,767.71	67,961.33
BLDRS ASIA 50 ADR INDEX FUND	35,009.95	28,658.80
BLDRS EMERGING MARKETS 50 ADR INDEX FUND	104,890.80	127,500.53
BLDRS EUROPE 100 ADR INDEX FUND	7,903.80	5,205.03
BLOCK FINL LLC 5.125% DUE 10-30-2014	8,616.80	8,860.31
BLOCK H & R INC COM	42,802.85	39,981.87
BLOCK H & R INC COM	106,081.79	92,433.51
BLOCKBUSTER INC CL A CL A ISIN #US0936791088	6,989.84	2,711.09
BLOGGERWAVE INC COM	20,766.91	578.00
BLOUNT INTL INC NEW COM	23,595.92	25,767.60
BLUE COAT SYS INC COM NEW	6,601.18	8,214.25
BLUE DOLPHIN ENERGY CO COM STK	3,741.75	4,063.00
BLUE HLDGS INC COM	4,994.95	5.00
BLUE NILE INC COM	5,645.28	6,276.60
BLUE SPHERE CORP COM STOCK	1,333.90	742.50
BLUEFIRE RENEWABLES INC COM	246.00	470.00
BLUELINX HLDGS INC COM	31,846.17	23,791.12
BLUESCOPE STEEL NPV	108,123.38	112,043.60
BLUGRASS ENERGY INC COM STK	17,376.21	1,501.50
BLYTH INC COM NEW COM NEW	10,779.39	10,344.00
BMC SOFTWARE INC COM STK	4,703.01	5,515.38
BMC SOFTWARE INC COM STK	188,653.81	210,668.66
BMW BK N AMER SALT LAKE CY UT CTF ACT/365 DTD 12-10-2010 .7 DUE 06-11-2012	116,000.00	0.00
BMW BK NORTH AMER SALT LAKE CITY UTAH CTF DEP DTD 03-31-2009 2.4 03-31-2011	95,000.00	95,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

BMW BK NORTH AMER SALT LAKE CITY UTAH CTF DEP DTD 11-06-2009 1.8 11-07-2011	15,000.00	15,000.00
BMW BK NORTH AMER SALT LAKE CITY UTAH CTF DEP DTD 12-11-2009 2.7 12-11-2013	10,000.00	10,000.00
BMY 01/21/2012 30.000 C BMY 120121C00030000	(3,702.03)	0.00
BNK N.Y. INC ADJ RT PFD STK	10,000.00	10,322.10
BNP PARIBAS EUR2	428,056.68	407,868.13
BNP PARIBAS EUR2	459,301.77	455,901.27
BOARDWALK PIPELINE PARTNERS LP	29,643.61	34,444.47
BOEING CAP CORP 4.7% DUE 10-27-2019	49,964.50	53,009.85
BOEING CO COM	349,209.31	365,456.00
BOEING CO COM	420,682.91	391,560.00
BOEING CO COM	621,869.80	593,866.00
BOEING CO COM	766,632.13	1,204,634.34
BOEING CO COM	2,749,143.90	2,815,224.97
BOEING CO SR NT 4.875 DUE 02-15-2020	89,062.20	96,884.10
BOEING CO/THE COM STK CALL OPT EXP 2/19/11 PR $62.5 PER SH	(408.24)	(410.00)
BOFI HLDG INC COM STK	7,881.95	7,755.00
BOGUE INTL INC COM	435.79	0.00
BOHAI PHARMACEUTICALS GROUP INC COM STK	8,544.75	6,840.00
BOISE INC COM STK	1,346.96	1,586.00
BOISE INC COM STK	103,078.36	121,329.00
BOLIVAR MNG CORP COM STK	689.96	0.00
BOLT TECHNOLOGY CORP COM	7,930.59	3,951.00
BOMBARDIER INC CL A CONV CL A	5,811.30	5,052.10
BOMBARDIER INC CL B COM	6,273.70	6,554.60
BOMBAY INC COM	9,518.17	0.00
BON-TON DEPT STORES INC SR NT 10.25% DUE03-15-2014/03-15-2010	25,048.44	25,500.00
BOOKS-A-MILLION INC COM	1,305.45	955.49
BORDEN CHEM INC	24,585.18	23,000.00
BORDERS GROUP INC COM STK	6,779.83	4,950.20
BORG WARNER INC COM	53,157.56	54,792.15
BOSTON BEER INC CL A CL A	31,245.80	38,036.00
BOSTON PRIVATE FINL HLDGS INC COM	564,349.97	627,686.50
BOSTON SCIENTIFIC CORP COM	5,653.59	6,548.05
BOSTON SCIENTIFIC CORP COM	448,377.45	289,461.66
BOSTON SCIENTIFIC CORP COM	416,102.94	360,332.00
BOTSWANA METALS LIMITED NPV	0.00	1,888.05
BOUYGUES EUR1	211,067.40	219,645.49
BOVIE MED CORP COM STK	7,487.41	5,576.00
BOYD GAMING CORP 7.125% DUE 02-01-2016	39,800.00	35,900.00
BOYD GAMING CORP COM	10,455.71	11,322.79
BOYDS COLLECTION LTD	1.00	0.00
BP CAP MARKETS PLC 5.25% DUE 11-07-2013	4,585.00	5,420.82
BP CAP MKTS P L C 3.125% DUE 10-01-2015	239,318.40	239,835.12
BP ORD USD0.25	1,340,138.03	1,203,416.07
BP PLC-SPONS ADR COMSTK CALL OPT EXP 04/16/11 PR $38 PER SH	(9,684.69)	(13,500.00)
BP PRUDHOE BAY RTY TR UNITS BEN INT	84,646.88	93,943.42
BPZ RESOURCE INC	3,534.83	2,275.28
BR MALLS PARTICIPA COM NPV	645,439.66	864,271.08
BRANDYWINE RLTY TR	14,552.98	11,838.75
BRANDYWINE RLTY TR SH BEN INT NEW REIT	8,974.61	8,591.01
BRASCAN CORP PRF CLASS ‘A’ SER’9’NPV	10,000.00	10,032.10
Brazilian real	0.06	0.06
Brazilian real	188.90	188.90
BRE PPTYS INC PFD SER D 6.75%	5,639.95	5,456.25
BREAKWATER RES INC COM NPV	1,029.11	259.84
BREEZER VENTURES INC COM STK	1,008.95	32.00
BREMER CAP TR I GTD CAP SECS 9%	6,000.00	6,269.04
BRH BKG & TR CO WINSTON SALEM N C CTF DEP DTD 03/11/2009 2.5 03-11-2011	2,000.00	2,000.00
BRH BKG & TR CO WINSTON SALEM N C CTF DEP DTD 03/11/2009 ACT/365 SEMI-ANNU	44,000.00	44,000.00
BRIGGS & STRATTON CORP CAP	6,527.93	6,891.50
BRIGHAM EXPL CO COM	26,414.31	41,132.40
BRIGHAM EXPL CO COM	216,255.30	452,728.80
BRIGHTPOINT INC COM NEW	1,215.78	1,475.37
BRIGHTPOINT INC COM NEW	162,285.20	106,506.00
BRIGHTPOINT INC COM NEW	339,634.27	391,104.00
BRIGUS GOLD CORP COM	25,232.54	33,862.50
BRINKER INTL INC COM	2,972.71	4,176.00
BRINKS CO COM STOCK	26,996.04	30,038.37
BRISTOL MYERS SQUIBB CO COM	480,761.34	512,988.51
BRISTOL MYERS SQUIBB CO COM	995,217.57	1,140,414.16
BRISTOL-MYERS SQUIBB CO COM STK CALL OPT EXP 1/22/11 PR $27 PER SH	(86.21)	(1,776.00)
BRISTOW GROUP INC COM	6,589.14	9,470.00
BRIT INS HLDG N.V. ORD EUR3.28	455,264.56	472,743.60
British pound sterling	(22,607.98)	(22,607.98)
British pound sterling	0.00	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

British pound sterling	0.00	0.00
British pound sterling	0.00	0.00
British pound sterling	0.00	0.00
British pound sterling	4,705.84	4,705.84
British pound sterling	6,422.95	6,422.95
British pound sterling	10,913.47	10,913.47
British pound sterling	41,859.34	41,859.34
British pound sterling	143,840.47	143,840.47
British pound sterling	399,240.72	399,240.72
BROADBAND WIRELESS INTL CORP COM	705.71	0.35
BROADCOM CORP CL A	58,830.37	75,747.34
BROADCOM CORP CL A	720,512.97	499,126.55
BROADCOM CORP CL A	465,982.04	599,770.60
BROADCOM CORP CL A	337,330.62	609,700.00
BROADCOM CORP CL A	869,573.89	831,805.00
BROADRIDGE FINL SOLUTIONS INC COM STK	5,728.95	6,580.51
BROADRIDGE FINL SOLUTIONS INC COM STK	110,486.13	111,843.00
BROADVISION INC COM PAR $.001 COM PAR $.001	500.24	75.00
BROADWIND ENERGY INC COM STK	2,510.21	1,617.00
BROCADE COMMUNICATIONS SYS INC COM NEW STK	83,536.47	80,937.00
BROCADE COMMUNICATIONS SYS INC COM NEW STK	155,007.88	133,228.65
BROCADE COMMUNICATIONS SYS INC COM NEW STK	396,345.04	385,112.00
BRONCO DRILLING CO INC COM	3,181.03	6,000.00
BROOKDALE SR LIVING INC COM STK	7,992.57	10,705.00
BROOKFIELD ASSET MGMT INC VOTING SHS CL A VOTING SHS CL A	56,746.66	99,603.68
BROOKFIELD PPTYS CORP COM	2,352.95	3,506.00
BROOKFIELD RENEWABLE POWER COM STK UNIT	4,114.95	4,152.36
BROOKS AUTOMATION INC COM	997.10	1,006.77
BROOKSTONE CO INC 12% DUE 10-15-2012	78,205.00	78,975.00
BROWN & BROWN INC COM	130,777.71	122,337.80
BROWN & BROWN INC COM	326,931.61	382,321.80
BROWN SHOE CO INC COM	0.00	0.00
BROWN-FORMAN INC CL B NON-VTG COM	13,719.08	15,664.50
BROWN-FORMAN INC CL B NON-VTG COM	84,127.36	181,917.06
BRUKER CORP	27,843.75	33,200.00
BRUKER CORP	163,078.51	265,434.00
BRUNSWICK CORP COM	4,269.40	20,614.00
BRUSH ENGINEERED MATLS INC HLDGS CO COM	5,233.54	5,796.00
BSCH FIN LTD 8.125 SER F	206.95	24.00
BSCH FIN LTD SER A	25,311.25	259.10
BSTN PPTYS INC	33,482.32	33,593.90
BSTN PPTYS INC	309,921.44	303,416.40
BT GROUP ORD GBP0.05	465,106.36	640,049.52
BUCKEYE TECHNOLOGIES INC COM	25,714.81	42,144.02
BUCKEYE TECHNOLOGIES INC COM	569,916.35	605,193.05
BUCKLE INC COM	28,361.47	30,863.64
BUCYRUS INTL INC NEW COM CL A	39,174.80	53,788.94
BUD 110319C00060000 BUD 03/19/2011 6.000 C	(291.52)	0.00
BUFFALO WILD WINGS INC COM STK	37,953.81	41,438.25
BUFFALO WILD WINGS INC COM STK	154,412.08	135,935.00
BUILDERS FIRSTSOURCE INC COM STK	2,356.84	821.49
BULLDOG TECHNOLOGIES INC COM	1,209.95	184.00
BUNGE LTD	32,890.40	33,928.42
BUNGE LTD CONV PFD STK	19,914.95	20,680.00
BUNZL PLC ORD GBP0.32142857	204,091.38	201,079.53
BURBERRY GROUP ORD GBP0.0005	195,612.30	383,721.28
BURL NORTHN SANTA 6.75% DUE 07-15-2011	10,655.80	10,333.16
BURNAHAM TRAD CORP $3.00 CONV SER A PFD STK NO PAR DESP DO NOT USE SEE **INC	19,000.00	22,286.98
BUY TO OPEN REPO W/BARCLAYS DE ZOE .28% FROM 12-31-2010 TO 01-03-2011	0.00	0.00
BUYER GROUP INTL INC COM	0.00	6.60
BYD CO COM	29,191.57	28,113.72
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	52,037.58	65,899.98
C H ROBINSON WORLDWIDE INC COM NEW COM NEW	218,639.78	335,033.82
C R BARD	30,823.70	33,587.82
C R BARD	89,740.19	214,466.49
CA INC COM	33,313.17	34,470.91
CA INC COM	35,333.28	39,104.00
CA INC COM	206,577.49	235,894.88
CA PIZZA KITCHEN INC COM ISIN US13054D1090	67,935.12	76,032.00
CABELAS INC COM STK	12,252.03	16,312.50
CABLE & WIRELESS WORLDWIDE ORD GBP0.05	114,959.93	99,883.29
CABLE & WIRELESS WORLDWIDE ORD GBP0.05	676,921.58	631,075.80
CABLEVISION NY GROUP CL A COM	7,322.25	8,460.00
CABLEVISION NY GROUP CL A COM	207,032.62	204,359.76
CABLEVISION SYS 7.75% DUE 04-15-2018	479,250.00	471,375.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CABOT CORP COM	4,529.91	4,894.50
CABOT CORP COM	314,941.98	413,020.50
CABOT CORP COM	319,470.04	551,798.40
CABOT OIL & GAS CORP COM	14,122.49	15,140.00
CABOT OIL & GAS CORP COM	151,370.45	99,091.30
CACI INTL INC CL A CL A	9,514.49	10,680.00
CACI INTL INC CL A CL A	673,837.66	782,310.00
CADENCE DESIGN SYS INC COM	6,006.56	7,186.20
CADENCE DESIGN SYS INC COM	314,226.88	409,696.00
CADENCE PHARMACEUTICALS INC COM	2,412.40	2,265.00
CAI INTL INC COM	277,701.94	341,667.20
CAL DIVE INTL INC DEL COM	32,017.95	26,649.00
CAL FED BK A FED SVGS BK L A 11.50% PFD STK	5,000.00	5,279.50
CAL MAINE FOODS INC COM NEW STK	11,021.06	11,225.36
CALAMOS ASSET MGMT INC CL A COM STK	23,606.00	35,000.00
CALEDONIA MNG CORP COM STK	33,937.78	48,825.00
CALIBRE MNG CORP COM	16,223.80	10,064.00
CALIFORNIA OIL & GAS CORP COM STK	16,304.85	165.00
CALIFORNIA QUALIFIED SCH BD JT PWRS AUTH7.155% 03-01-2027 BEO TAXABLE	5,105.00	4,890.75
CALIFORNIA ST 7.3% 10-01-2039 BEO TAXABLE	60,493.80	60,861.00
CALIFORNIA ST 7.5% 04-01-2034 BEO TAXABLE	14,209.20	15,519.15
CALIFORNIA ST PUB WKS BRD LEASE REV 8.361% 10-01-2034 BEO TAXABLE	10,326.10	10,061.00
CALIFORNIA WTR SVC GROUP COM	27,525.54	29,520.52
CALIPER LIFE SCIENCES INC COM	378.51	475.50
CALLAWAY GOLF CO COM	6,514.71	7,263.00
CALLAWAY GOLF CO COM	471,487.43	437,095.41
CALLIDUS SOFTWARE INC COM STK	18,481.80	19,190.00
CALLON PETE CO DEL COM	9,361.77	9,122.72
CALLON PETE CO DEL COM	29,918.79	27,824.00
CALPINE CORP COM NEW STK	54,505.74	73,370.00
CALUMET SPECIALTY PRODS PARTNERS L P	3,774.07	4,059.14
CALYPSO WIRELESS INC COM	31,667.55	4,450.00
CAMAC ENERGY INC COM	111,359.34	83,580.00
CAMBRIDGE HEART INC COM	6,020.48	1,725.00
CAMBRIDGE RES CORP COM STK	3,619.90	60.00
CAMDEN PPTY TR SH BEN INT	83,499.76	113,358.00
CAMECO CORP COM	337,909.96	438,123.00
CAMELOT ENTMT GROUP INC COM PAR $0.0001 COM PAR $0.0001	4,665.32	295.00
CAMERON INTL CORP COM STK	21,206.10	25,263.54
CAMERON INTL CORP COM STK	253,080.18	309,554.46
CAMINO MINERALS CORPORATION COM	24,161.61	6,912.28
CAMPBELL SOUP CO COM	23,733.13	24,382.51
CAMPBELL SOUP CO COM	140,426.09	167,321.25
CANADIAN APT PPTYS REAL ESTATE INVT TR TR UNIT TR UNIT	56,158.18	71,067.94
CANADIAN NATL RY CO COM	820,346.57	957,965.64
CANADIAN NATL RY CO COM	832,059.94	1,258,277.10
CANADIAN SOLAR INC COM	88,234.08	68,764.50
CANADIAN ZINC CORP COM STK	21,673.31	27,805.00
CANDENTE COPPER CORP	16,164.20	36,632.00
CANON INC NPV	650,194.45	777,769.22
CANON INC NPV	705,878.25	814,065.12
CANON INC NPV	973,884.86	1,202,949.73
CANTEL MEDICAL CORP COM	7,024.49	8,190.00
CANTERRA MINERALS CORP COM STK	12,690.32	858.31
CAP 1 BK NATL ASSN CTF DEP DTD 03/05/08 ACT/365 SEMI ANNU STEP UP DUE 03-05-15	95,000.00	103,574.70
CAP 1 BK USA NATL ASSN GLEN ALLEN CD DTD03/27/2008 SEMI ANNU 4 03-27-2012	10,000.00	10,000.00
CAP 1 BK USA NATL ASSN GLEN ALLEN CTF DEP ACT/365 SEMI ANNU 4.75 05-07-2015	10,000.00	11,033.60
CAP 1 BK USA NATL ASSN GLEN ALLEN DTD 10-15-2008 4.4 10-17-2011	60,000.00	60,000.00
CAP 1 FNCL COM	52,074.45	67,370.95
CAP 1 FNCL COM	609,487.39	489,312.32
CAP 1 NATL ASSN MCLEAN VA DTD 10-08-20084.65 10-09-2012	95,000.00	95,000.00
CAP BK CORP COM	14,906.95	12,450.00
CAP CY BK GROUP INC COM	441.20	431.55
CAP GEMINI EUR8	88,434.26	89,478.05
CAPE SYS GROUP INC COM	13.34	0.00
CAPITA GROUP ORD GBP0.02066666	40,505.80	40,362.56
CAPITAL AUTOMOTIVE REIT RED PFD SHS SER A 7.50%	6,849.95	5,400.00
CAPITAL DIAGNOSTIC CORP COM	8,240.00	0.00
CAPITAL ONE FINANCIAL CORP COMSTK CALL OPT EXP 01/22/11 PR $41 PER SH	(1,139.24)	(1,195.00)
CAPITAL ONE NA MCLEAN VA CTF DEP DTD 11 MAY 8 ACT/365 SEMI-ANNU 4.4 7 NOV 11	80,000.00	82,522.40
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 04-09-2008 4.25 04-09-2013	10,000.00	10,000.00
CAPITAL ONE NATL ASSN MCLEAN VA CTF DEP DTD 10-22-2008 4.65 10-22-2012	93.95	5.00
CAPITAL SR LIVING CORP COM	1,038.00	1,340.00
CAPITAL TR INC MD CL A NEW CL A NEW	246.16	266.00
CAPITALAND LTD NPV	413,219.29	537,691.21

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CAPITALSOURCE INC REIT	65,175.16	85,129.88
CAPITAMALL TRUST NPV SUB/RIGHTS 25/03/2009	56.59	17.00
CAPMARK BK MIDVALE UT CD ACT/365 SEMI ANNU DTD 08-13-2008 4.35 08-13-2010	10,000.00	10,400.00
CAPMARK BK MIDVALE UT CTF DEP DTD 03/04/2009 ACT/365 3 03-05-2012	50,000.00	50,000.00
CAPMARK BK MIDVALE UT CTF DEP DTD 07/16/2008 ACT/365 5.05 07-16-2013	70,000.00	70,000.00
CAPMARK BK MIDVALE UT CTF DEP SEMI-ANNU DTD 11-05-2008 4.75 11-05-2012	80,000.00	80,000.00
CAPMARK BK MIDVALE UTAH CTF DEP DTD 07-23-2008 5.05 07-23-2013	40,000.00	40,000.00
CAPMARK BK MIDVALE UTAH SEMI-ANNU DTD 02-18-2009 3 02-21-2012	75,000.00	75,000.00
CAPRIUS INC COM NEW	1,858.30	102.40
CAPSTEAD MTG CORP COM NO PAR COM NO PAR	9,729.30	10,605.04
CAPSTEAD MTG CORP PFD SER B CUM CONV $1.26	10,563.90	10,567.50
CAPSTONE MNG CORP COM STK	15,465.83	56,483.75
CAPSTONE THERAPEUTICS CORP	1,617.45	580.00
CAPSTONE TURBINE CORP COM STK ISIN# US14067D1028	80,736.51	68,481.73
CARBON SCIENCES INC COM STK	29,778.77	12,780.60
CARDINAL FINL CORP COM	60,033.96	69,780.00
CARDINAL HLTH INC	49,794.85	56,872.04
CARDINAL HLTH INC	203,255.00	287,325.00
CARDINAL HLTH INC	297,376.71	336,323.49
CARDIONET INC COM STK	4,553.18	4,680.00
CARDTRONICS INC COM STK	9,975.35	10,354.50
CAREFUSION CORP COM	3,504.17	7,350.20
CAREFUSION CORP COM	147,047.45	144,048.50
CARLISLE COMPANIES INC COM	13,573.41	15,896.00
CARLISLE COMPANIES INC COM	267,317.49	309,972.00
CARLSBERG SER’B’DKK20	84,663.41	100,124.15
CARMAX INC COM	61,007.30	84,418.24
CARMAX INC COM	121,062.35	180,377.04
CARNIVAL CORP COM PAIRED	65,007.81	91,190.46
CARNIVAL CORP COM PAIRED	420,217.17	499,601.85
CAROLINA FIRST BK GREENVILLE S C DTD 03-10-2010 .45 C/D 03-10-2011	125,000.00	125,000.00
CARPENTER TECH CORP COM	19,815.05	16,104.93
CARRIAGE SERVICES INC COM	443.00	485.00
CARRIZO OIL & GAS INC COM	500.41	689.80
CARROLL SHELBY INTL INC COM	349.95	210.00
CARSON DEV CORP COM STK	3,899.68	200.00
CASEYS GEN STORES INC COM	2,573.18	3,302.73
CASH AMER INVTS INC COM	600,968.73	690,591.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLL) HELD ELSEWHERE	253,477.89	253,477.89
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	665,000.00	665,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	920,000.00	920,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	1,050,000.00	1,050,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	1,720,000.00	1,720,000.00
CASH MARGIN REQUIREMENT ON FINANCIALFUTURES (COLLATERAL) HELD ELSEWHERE	4,530,000.00	4,530,000.00
CATALYST HEALTH SOLUTIONS INC COM STK	3,426.95	3,486.75
CATALYST HEALTH SOLUTIONS INC COM STK	152,603.31	181,311.00
CATERPILLAR FINL SVCS CORP MEDIUM TERM NTRANCHE # TR 00819 6.2 DUE 09-30-2013	159,828.80	179,629.44
CATERPILLAR FINL TRANCHE # TR 00821 7.15DUE 02-15-2019	10,233.40	12,266.49
CATERPILLAR INC COM	251,298.86	309,078.00
CATERPILLAR INC COM	537,965.76	749,280.00
CATERPILLAR INC COM	479,992.03	1,495,750.20
CATERPILLAR INC COM	1,636,611.94	2,365,809.45
CATERPILLAR INC COMSTK CALL OPT EXP 1/22/11 PR $100 PER SHARE	(32.30)	0.00
CATO CORP NEW CL A CL A	134,559.08	126,086.00
CAVIUM NETWORKS INC COM	11,636.43	11,304.00
CAVIUM NETWORKS INC COM	365,683.25	515,462.40
CB NASDAQ OMX GROUP CV SR NT CONV 2.5 DUE 08-15-2013 REG	29,130.00	29,778.75
CB RICHARD ELLIS GROUP INC CL A CL A	13,590.53	28,733.44
CB RICHARD ELLIS GROUP INC CL A CL A	148,099.21	149,770.24
CB RICHARD ELLIS GROUP INC CL A CL A	233,029.69	337,920.00
CBEYOND INC	29,860.95	29,032.00
CBOE HOLDINGS INC COM	52,596.12	47,129.57
CBS CORP NEW CL B	27,103.90	83,254.56
CBS CORP NEW CL B	356,710.91	326,364.60
CDC CORPORATION COM	23,883.29	17,901.00
CDEX INC CL A	28.65	1.10
CDN NAT RES LTD COM CDN NAT RES COM STK	46,682.14	59,522.80
CDN NATL RAILWAYS COM NPV	63,200.17	77,769.90
CDN PAC RY LTD COM CDN PAC RY LTD	5,736.67	6,805.05
CDS DEUTUS33 SELL PROTECTION ON FORD MTRCO DEL 03-20-2015 0WR008293	0.00	2,092.37
CEC ENTMT INC COM	139,731.01	155,320.00
CELADON GROUP INC COM	21,768.82	32,538.00
CELANESE CORP DEL COM SER A STK	3,311.07	4,204.98
CELANESE CORP DEL COM SER A STK	464,000.01	498,157.00
CELERA CORP COM STK	1,390.88	630.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CELGENE CORP COM	125,472.02	130,462.84
CELGENE CORP COM	460,243.42	599,502.18
CELGENE CORP COM	642,409.85	700,395.02
CELGENE CORPORATION RIGHT	1,092.29	122.50
CELL THERAPEUTICS INC NEW	1,131.97	497.13
CELLCOM ISRAEL LTD COM STK ILS0.01	21,959.81	22,065.75
CELLDEX THERAPEUTICS INC NEW COM STK	2,000.38	1,347.24
CEL-SCI CORP COM NEW COM NEW	6,082.03	5,747.00
CENOVUS ENERGY INC COM	77,035.76	91,376.76
CENT EUROPEAN DISTR CORP COM STK	1,899.22	1,717.50
CENT EUROPEAN DISTR CORP COM STK	24,970.66	25,190.00
CENTENE CORP DEL COM	578,618.82	765,268.00
CENTERPLATE INC 13.5% DUE 12-10-2013	7,813.33	0.00
CENTERPOINT ENERGY INC COM	95,243.98	108,061.76
CENTERPOINT ENERGY INC COM	162,333.06	167,260.80
CENTERPOINT ENERGY INC COM	281,680.75	323,832.00
CENTERSTATE BANKS INC	500.97	233.95
CENTRAL GOLD-TRUST TR UNIT	138,971.25	165,767.50
CENTURYLINK INC COM	110,245.61	154,795.13
CENTURYLINK INC COM	235,951.94	352,277.10
CENTY TECHNOLOGIES INC COLO COM	740.77	0.00
CEO AMER INC COM	7,774.82	539.50
CEPHALON INC CON	28,662.31	28,020.88
CEPHALON INC CON	134,366.81	116,712.52
CEPHEID INC COM	4,236.49	4,550.00
CEPHEID INC COM	201,530.29	219,765.00
CERADYNE INC DEL COM	10,189.36	7,094.25
CERADYNE INC DEL COM	357,401.69	583,746.42
CERAGENIX PHARMACEUTICALS INC COM	579.95	3.00
CERAGON NETWORKS LTDSEDOL 2616148	16,691.99	20,297.20
CEREPLAST INC COM NEW COM NEW	1,634.53	1,035.00
CERIDIAN CORP DEPOS SH REPSTG 1/100 CONVPFD STK	302.98	10.00
CERNER CORP COM	24,242.15	27,285.12
CERNER CORP COM	154,754.16	169,868.82
CERNER CORP COM	437,334.61	639,495.00
CERNER CORP COM	1,078,231.42	1,502,576.40
CERNER CORP COM STK CALL OPT EXP 2/19/11 PR $100 PER SH	(217.30)	(185.00)
CERUS CORP COM	2,653.32	2,460.00
CF INDS HLDGS INC COM	14,060.66	17,083.77
CF INDS HLDGS INC COM	224,081.75	241,918.50
CH ENERGY GROUP INC COM	37,508.85	44,001.00
CHAMPION BEAR RES LTD COM STK	2,873.95	0.00
CHAMPION ENTERPRISES INC COM	3,272.36	28.70
CHANNELL COML CORP COM	4,512.95	95.00
CHART INDS INC COM PAR $0.01 COM PAR $0.01	4,489.85	6,756.00
CHART INDS INC COM PAR $0.01 COM PAR $0.01	269,144.52	544,060.68
CHARTER COMMUNICATIONS INC DEL CL A	507.05	0.00
CHAZAK VALUE CORP COM	1,637.70	0.00
CHDT CORP COM STK	127,318.45	10,480.00
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	16,841.05	17,810.10
CHECK PT SOFTWARE TECHNOLOGIES ORDILS.01	568,797.10	999,216.00
CHECKPOINT SYS INC COM STK USD0.10	3,968.26	4,110.00
CHEESECAKE FACTORY INC COM	2,545.01	3,066.00
CHEESECAKE FACTORY INC COM	222,693.58	288,204.00
CHEETAH OIL & GAS LTD COM NEW COM NEW	15,165.90	17.40
CHEMTURA CORP COM NEW STOCK\	47,253.95	47,940.00
CHENIERE ENERGY INC COM NEW	41,024.65	60,720.00
CHENIERE ENERGY PARTNERS L P COM UNIT REPTG LIMITED PARTNER INTS	5,806.74	8,010.92
CHEROKEE INC DEL NEW COM	6,416.82	6,809.86
CHES ENERGY CORP 6.5% DUE 08-15-2017	8,148.75	9,045.00
CHES ENERGY CORP 6.5% DUE 08-15-2017	14,362.50	15,075.00
CHES ENERGY CORP 7.25% DUE 12-15-2018	42,600.00	46,575.00
CHES ENERGY SR NT 6.625 DUE 08-15-2020	314,137.50	305,350.00
CHES GOLD CORP COM	4,375.45	12,630.20
CHES LODGING TR SH BEN INT	23,300.68	24,453.00
CHES UTILS CORP COM	7,306.95	8,304.00
CHES UTILS CORP COM	25,423.44	33,216.00
CHESAPEAKE ENERGY CORP COM	507,729.72	426,349.05
CHESAPEAKE ENERGY CORP COM	849,802.89	971,816.81
CHESAPEAKE ENERGY CORP COMSTK CALL OPT EXP 01/22/11 PR $25 PER SH	(373.01)	(4,140.00)
CHEVRON CORP COM	602,161.68	730,000.00
CHEVRON CORP COM	708,072.98	1,016,068.75
CHEVRON CORP COM	898,656.19	1,067,625.00
CHEVRON CORP COM	959,508.77	1,222,750.00
CHEVRON CORP COM	1,043,518.74	1,368,750.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CHEVRON CORP COM	1,549,774.09	1,863,363.42
CHEVRON CORP COM	2,040,384.96	4,620,443.75
CHICOS FAS INC COM	60,136.09	71,620.51
CHILDREN S INTERNET INC COM NEW COM NEW	2,252.00	2.45
CHILDRENS BEVERAGE GROUP INC COM	865.93	0.05
CHILDRENS PL RETAIL STORES INC COM	673.50	744.60
CHIMERA INVT CORP COM STK	299,746.42	305,243.31
CHIMERIC THERAPIES INC SER D PFD	6,522.65	5,191.00
CHINA 3C GROUP COM	8,557.56	481.40
CHINA AGRI-INDUSTRIES HLDGS COM STK	23,739.50	19,288.20
CHINA AGRITECH INC COM NEW STK	26,029.31	26,196.45
CHINA AGRITECH INC COM STK CALL OPT EXP 1/22/11 PR $12 PER SH	(91.55)	(140.00)
CHINA AGRITECH INC COMSTK CALL OPT EXP 02/19/11 PR $12.50 PER SH	(785.49)	(850.00)
CHINA ARMCO METALS INC COM STK	5,806.95	7,760.00
CHINA AUTOMOTIVE SYS INC COM	24,981.73	20,089.50
CHINA BAK BATTERY INC COM STK	10,253.31	10,335.15
CHINA BCT PHARMACY GROUP INC COM STK	4,565.45	3,062.50
CHINA CABLECOM HOLDINGS LTD COMMON STOCK	7,044.90	3,245.00
CHINA CLEAN ENERGY INC COM	368.95	1,030.00
CHINA CONTL INC COM	262.95	0.00
CHINA CRESCENT ENTERPRISES INC COM NEW COM NEW	3,386.80	510.00
CHINA DIRECT INDUSTRIES INC	665.51	755.00
CHINA ED ALLIANCE INC COM NEW STK	4,092.75	3,309.24
CHINA FIRE & SEC GROUP INC COM STK	3,151.20	1,445.40
CHINA GREEN AGRICULTURE INC COM STK	87,898.64	62,532.00
CHINA HEALTH MGMT CORP COM NEW STK	1,679.95	2.20
CHINA INFRASTRUCTURE INVT CORP COM	2,627.09	1,799.20
CHINA INTEGRATED ENERGY INC COM STK	9,731.39	7,330.00
CHINA INTERNET CORP LTD SER A CONV PFD	1,387.80	1,000.00
CHINA LOGISTICS INC COM STK	10,942.20	0.30
CHINA MARINE FOOD GROUP LTD COM	9,679.31	8,100.00
CHINA MEDIAEXPRESS HLDGS INC COM	25,074.90	23,760.00
CHINA MERCHANTS BANK ‘H’ CNY1	7,636.45	14,764.82
CHINA MOBILE (HONG KONG) LTD	5,111.90	4,965.50
CHINA NAT GAS INC COM NEW STK	57,221.73	30,305.00
CHINA NAT RES IN COM	26,459.85	29,597.00
CHINA NORTH EAST PETE HLDGS LTD COM STK	39,043.14	31,680.00
CHINA ORGANIC AGRICULTURE INC COM STK	0.00	0.00
CHINA ORGANIC FERTILIZER INC COM STK	3,842.16	9.36
CHINA PRECISION STL INC COM STK	8,137.73	5,933.00
CHINA RECYCLING ENERGY CORP COM STK	167,262.13	160,222.60
CHINA SEC & SURVEILLANCE TECHNOLOGY INC COM STK	6,626.02	5,330.00
CHINA SHEN ZHOU MNG & RES INC COM STK	6,641.30	9,240.00
CHINA SHENGHUO PHARMACEUTICAL HLDGS INC COM STK	1,685.97	1,620.00
CHINA SHUANGJI CEM LTD COM NEW STK	1,463.90	1,740.00
CHINA SKY ONE MED INC COM	6,814.66	3,540.76
CHINA SOLAR & CLEAN ENERGY SOLUTIONS INCCOM STK	2,551.58	4.41
CHINA TECHNOLOGY GLOBAL CORP	1,181.11	0.00
CHINA TECHNOLOGY GLOBAL CORP	3,369.28	1,270.00
CHINA TEL GROUP INC COM STK	6,017.75	2,010.00
CHINA TRANSINFO TECHNOLOGY CORP COM STK	2,491.95	2,370.00
CHINA UNICOM LTD HKD0.10	379,020.26	383,431.90
CHINA VOICE HLDG CORP COM	17,484.00	760.00
CHINA WTR GROUP INC COM STK	2,309.95	170.00
CHINA YIDA HLDG CO COM NEW	3,606.95	3,048.00
CHINA YONGXIN PHARMACEUTICALS INC COM NEW STK	4,837.73	1,167.25
CHINA YUCHAI INTL LTD COM	57,183.99	68,133.50
CHINACAST ED CORP COM	7,362.26	7,760.00
CHIPOTLE MEXICAN GRILL INC COM STK	640,001.83	713,261.64
CHIPOTLE MEXICAN GRILL INC COM STK CALL OPT EXP 1/22/11 PR $250 PER SH	(230.78)	0.00
CHIPOTLE MEXICAN GRILL INC COMSTK CALL OPT EXP 12/18/10 PR $270 PER SH	(380.77)	0.00
CHIQUITA BRANDS 8.875% DUE 12-01-2015	23,263.63	25,500.00
CHIQUITA BRANDS INTL INC COM	6,426.90	5,629.42
CHK 01/22/2011 22.500 C CHK 110122C00022500	(10,301.78)	(1,488.00)
CHK 01/22/2011 27.000 C CHK 110122C00027000	(511.06)	0.00
CHRISTIAN DIOR EUR2	72,055.00	69,281.18
CHRISTOPHER & BANKS CORP COM	30,074.88	27,060.00
CHRISTOPHER & BANKS CORP COM	372,629.39	319,646.25
CHROMOCURE INC COM STK	0.76	0.02
CHS / CMNTY HLTH 8.875% DUE 07-15-2015	39,717.60	42,000.00
CHUBB CORP COM	56,058.45	71,312.68
CHUBB CORP COM	181,236.57	265,278.72
CHUBB CORP COM	392,139.61	399,588.00
CHUBB CORP COM	250,659.49	457,498.44
CHURCH & DWIGHT INC COM	17,433.34	20,978.21

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CHURCHILL DOWNS INC COM	1,502.12	2,039.80
CIBER INC COM	14,091.36	14,316.12
CIE FINANCIE RICHEMONT CHF	220,818.31	247,196.30
CIE FINANCIE RICHEMONT CHF	239,437.02	518,923.98
CIENA CORP COM NEW COM NEW	54,909.20	80,705.70
CIENA CORP COM NEW COM NEW	169,934.18	168,821.00
CIGNA CORP COM	15,632.89	15,477.67
CIGNA CORP COM	126,637.23	249,911.22
CIGNA CORP COM	236,344.56	267,618.00
CIMAREX ENERGY CO COM	20,907.49	22,134.09
CIMAREX ENERGY CO COM	220,682.08	296,575.50
CIN BELL INC NEW COM STK	277.48	280.00
CIN FNCL CORP COM	30,038.47	32,862.53
CIN FNCL CORP COM	155,674.57	129,643.79
CIN GAS & ELEC CO JR SUB DEB DEFERRABLE INT	763.10	700.00
CIN GAS & ELEC CO PFD 7.44%	1,318.95	96.00
CINEMARK HLDGS INC COM	6,796.35	9,301.95
CINTAS CORP COM	13,358.55	11,944.15
CINTAS CORP COM	112,880.03	89,052.60
CIRCA PICTURES & PRODTN CO INTL INC COM STK	1,983.71	0.40
CIRCUIT CY STORES INC COM	2,107.46	36.46
CIRRUS LOGIC INC COM	146,855.57	143,100.90
CISCO SYSTEMS INC	359,368.04	315,588.00
CISCO SYSTEMS INC	1,292,199.44	1,323,042.00
CISCO SYSTEMS INC	2,560,928.31	2,410,606.80
CISCO SYSTEMS INC	2,275,708.82	2,821,215.11
CISCO SYSTEMS INC COMSTK CALL OPT EXP 2/19/11 PR $20 PER SH	(326.21)	(475.00)
CIT BK SALT LAKE CITY UTAH CTF DEP DTD 03-18-2009 4 03-18-2019	1,000.00	1,000.00
CIT BK SALT LAKE CITY UTAH CTF DEP DTD 07-08-2009 3.5 07-08-2014	66,000.00	69,315.18
CIT BK SALT LAKE CY UT CD ACT/365 SEMI ANNU DTD 03-11-2009 3.1 03-11-2013	25,000.00	25,000.00
CIT GROUP INC NEW 7% DUE 05-01-2013	0.00	715.58
CIT GROUP INC NEW 7% DUE 05-01-2014	0.00	1,065.94
CIT GROUP INC NEW 7% DUE 05-01-2015	0.00	1,063.29
CIT GROUP INC NEW 7% DUE 05-01-2016	0.00	1,768.41
CIT GROUP INC NEW 7% DUE 05-01-2017	0.00	2,476.18
CIT GROUP INC NEW COM NEW COM NEW	22,106.29	25,434.00
CIT GROUP INC NEW COM NEW COM NEW	309,984.75	353,250.00
CIT GROUP INC NEW PFD SER B 5.189%	10,000.00	10,059.10
CIT HOME EQUITY LN TR 2003-1 ASSET BKD CTF CL A-4 03-20-2032 REG	262,633.92	264,844.53
CITADEL BROADCASTING CORP COM	285.51	0.00
CITI TRENDS INC COM ORD USD1	2,458.90	2,823.25
CITIGROUP CAP XV ENHANCED TR PFD SECS	22,148.49	25,696.50
CITIGROUP INC 5.5% DUE 02-15-2017	117,416.80	124,204.92
CITIGROUP INC 5.5% DUE 04-11-2013	5,214.15	5,343.11
CITIGROUP INC 5.5% DUE 10-15-2014	49,747.50	53,872.35
CITIGROUP INC 5.625 SUB 08-27-2012 BEO	3,148.00	3,155.95
CITIGROUP INC 6% DUE 12-13-2013	223,936.90	240,401.70
CITIGROUP INC 6.01% DUE 01-15-2015	214,668.74	230,375.46
CITIGROUP INC 6.125% DUE 05-15-2018	10,081.25	10,937.90
CITIGROUP INC 6.375% DUE 08-12-2014	59,593.80	66,312.42
CITIGROUP INC 6.5% DUE 08-19-2013	119,929.20	131,767.08
CITIGROUP INC 6.875% DUE 03-05-2038	158,915.20	177,478.24
CITIGROUP INC COM	908,000.92	933,702.00
CITIGROUP INC COM	5,238,025.60	3,457,294.17
CITIGROUP INC COM	9,353,514.82	10,478,488.80
CITIGROUP INC COM STK CALL OPT EXP 1/22/11 PR $4 PER SH	(1,606.99)	(3,330.00)
CITIGROUP INC COM STK CALL OPT EXP 1/22/11 PR $5 PER SH	(182.01)	0.00
CITIGROUP INC COMSTK CALL OPT EXP 01/22/11 PR $2 PER SH	(273.01)	0.00
CITIGROUP INC DEPOSITARY SH REPSTG 1/5 PFD G 6.213%	746.90	560.00
CITIGROUP INC SR NT 5.3% DUE 01-07-2016	4,127.70	5,329.69
CITIGROUP INC SUB NT 5% DUE 09-15-2014	117,227.20	134,482.14
CITIZENS REPUBLIC BANCORP INC	27,414.19	24,306.76
CITRIX SYS INC COM	36,105.07	37,351.86
CITRIX SYS INC COM	182,120.76	323,032.02
CITRIX SYS INC COM	948,601.71	985,104.00
CLARENT CORP DEL COM ISIN US1804611051	208.50	0.01
CLARK MATL HANDLING CO EXCHANGEABLE	10,537.60	109.41
CLEAN COAL TECHNOLOGIES INC COM STK	9,626.19	1,434.34
CLEAN ENERGY FUELS CORP COM	160,193.19	148,503.20
CLEAN HBRS INC COM	44,266.65	52,970.40
CLEAN PWR CONCEPTS INC COM STK	2,041.85	2,873.20
CLEANPATH RES CORP COM STK	476.75	0.02
CLEAR CHANNEL OUTDOOR HLDGS INC COM CL ACOM CL A	12,806.95	14,040.00
CLEARANT INC NEW COM NEW STK	4,211.24	12.26
CLEARLY CDN BEVERAGE CORP COM STK	36,300.10	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CLEARWIRE CORP NEW CL A CL A	59,139.91	43,296.05
CLICKABLE ENTERPRISES INC COM	7,427.90	105.60
CLICKER INC COM NEW STK	4,894.23	450.00
CLIFFS NAT RES INC COM STK	215,106.91	249,236.65
CLIFFS NAT RES INC COM STK	157,734.72	265,936.09
CLIFFS NATURAL RESOURCES INC COMSTK CALLOPT EXP 04/16/11 PR $85 PER SH	(422.29)	(415.00)
CLOROX CO 5% DUE 01-15-2015	33,006.35	37,886.38
CLOROX CO COM	59,145.74	61,538.22
CLOROX CO COM	185,980.20	189,840.00
CLOROX CO COM	131,867.62	221,986.24
CLOUD PEAK ENERGY INC COM	31,499.18	34,845.00
CLST HLDGS INC COM STK	2,196.71	13.69
CME GROUP INC COM STK	43,991.77	49,952.97
CME GROUP INC COM STK	760,555.65	542,792.25
CME GROUP INC COM STK CALL OPT EXP 1/22/11 PR $280 PER SH	(922.28)	(4,293.00)
CMNTY HLTH SYS INC NEW COM	626,342.93	719,372.50
CMO BANC AMER COML MTG INC SERIES 2005-5CL-A4 DUE 10-10-2045 REG	70,354.06	75,014.03
CMO BANC AMER COML MTG TR 2007-5 PASSTHRU CTF CLA-3 5.62 DUE 02-10-51 REG	5,228.13	10,516.95
CMO BEAR STEARNS ARM TR 2005-6 MTG PASSTHRU CTF CL I-A-1 DUE 08-25-2035 REG	304,964.12	220,627.01
CMO CWALT INC 2005-14 ALT LN TR MTG PASSTHRU DUE 05-25-2035 REG	111,055.01	73,500.54
CMO CWALT INC 2005-38 MTG PASSTHRU CTF CL A-3 DUE 09-25-2035 REG	140,853.41	88,370.02
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	140,636.51	88,698.88
CMO CWALT INC COUNTRYWIDE ALTERNATIVE DUE 07-25-2035 BEO	198,394.91	120,302.31
CMO CWMBS INC 2003-60 CHL MTG PASSTHRU CTF CL 1-A-2 DUE 02-25-2034 REG	158,520.37	151,886.88
CMO CWMBS INC 2005-R1 REPERFORMING LN REMIC TR 144A DUE 03-25-2035 BEO	23,200.51	27,273.98
CMO CWMBS REPERFORMING LN REMIC TR CTFS 2004-R2 144A .68063% DUE 11-25-2034 REG	18,016.50	22,461.78
CMO DSLA MTG LN TR 2006-AR1 MTG PASSTHRUCTF CL 1A-1A DUE 03-19-2046 REG	439,349.84	294,979.91
CMO GREENPOINT MTG FDG TR 2005-AR4 MTG PASSTHRU CTF CL I-A-1 DUE 10-25-2045 REG	56,049.59	37,037.24
CMO GREENPOINT MTG FDG TR SER 2006-AR5 CLASS-A1A DUE 10-25-2046 REG	76,499.31	69,858.06
CMO GREENWICH CAP COML FDG CORP SER 2005-GG5 CL A5 DUE 04-10-2037 BEO	299,109.37	318,346.50
CMO GS MTG SECS CORP SER 2005-RP3 CL 1AFDUE 09-25-2035 BEO	343,071.15	306,795.23
CMO HARBORVIEW MTG LN TR 2005-9 CL 2-A-1A DUE 06-20-2035 REG	107,611.26	88,621.96
CMO INDYMAC INDA MTG LN TR 2007-AR7 MTG PASS THRU CTF CL 1-A-1 11-25-37 REG	52,208.67	41,977.37
CMO INDYMAC INDX MTG LN TR 2007-AR15 CTFCL 2-A-1 VAR RATE DUE 08-25-2037 REG	178,512.78	186,122.47
CMO INDYMAC INDX MTG LN TR 2007-AR5 MTG CL 2-A-1 VAR DUE 05-25-2037 REG	106,825.66	96,260.01
CMO J P MORGAN CHASE COML MTG SECS CORP 2005-CIBC13 MTG PASSTHRU DUE 01-12-43	100,499.63	104,546.90
CMO LB-UBS COML MTG TR SR 2005-C5 CL A-4 4.954 DUE 09-15-2030 BEO	100,375.00	106,661.10
CMO LEHMAN XS TR SER 2005-7N CL 1A1B DUE12-25-2035 BEO	104,684.19	43,641.16
CMO MASTR ADJ RATE MTG TR 2007-3 MTG PASSTHRU CTF CL 1-2A1 VAR 05-25-47	429,718.08	248,441.84
CMO MASTR ADJ RATE MTGS TR 2004-15 MTG PASSTHRU CTF CL 1-A-1 DUE 12-25-2034 REG	16,710.81	12,513.15
CMO MASTR REPERFORMING LN TR 2005-2 1A1F144A DUE 05-05-2035 REG	106,962.03	105,940.26
CMO MERRILL LYNCH MTG TR 2006-C1 CL A-4 DUE 05-12-2039 REG	159,669.82	172,441.12
CMO MORGAN STANLEY CAP I INC 2005-HQ6 CTF A-4A 4.989 DUE 08-13-2042 REG	100,548.30	105,886.80
CMO MORGAN STANLEY CAP TR I 2007-HQ11 PSTHRU CL A3-1 5.439 DUE 02-12-44 BEO	64,437.50	103,503.20
CMO MORGAN STANLEY MORTGAGE LOAN TRUST 2004-5AR CL 2-A VAR DUE 07-25-2034 REG	55,635.36	55,480.37
CMO MORGAN STANLEY MTG LN TR 2004-2AR SER 2005-10 MTG DUE 12-25-2035	121,889.17	105,679.57
CMO RESDNTL ACCREDIT LNS INC MTG 2005-QO3 CL A-1 DUE 10-25-2045 REG	153,421.01	85,459.11
CMO RESDNTL ACCREDIT LNS INC MTG PASS SER 2004-QA6 CL NBIV FLTRT 12-26-2034REG	419,235.96	306,543.54
CMO SEQUOIA MTG TR 2007-3 MTG PASSTHRU CTF CL I-A1 GROUP 1 DUE 07-20-2036 BEO	209,529.59	211,257.96
CMO STRUCTURED AST MTG INVTS II INC MTG PA CL I-A-1A DUE 08-25-2036 REG	308,885.46	192,963.41
CMO STRUCTURED AST SECS CORP 2002-9 MTG PASSTHRU CTF CL A-2 ADJ RATE/10-25-27	47,041.17	45,891.30
CMO THORNBURG MTG SECS TR 2007-4 MTG PASS THRU CTF CL 1A-2 DUE 09-25-2037 REG	150,317.00	140,552.76
CMO THORNBURG MTG SECS TR 2007-4 MTG PASS THRU CTF CL 3A-1 DUE 09-25-2037 BEO	152,647.91	150,341.36
CMO WACHOVIA BK COML MTG TR 2005-C18 COMMTG PASSTHRU A-4 4.935 04-15-2042 REG	130,541.06	138,179.34
CMO WACHOVIA BK COML MTG TR SER 2005-C20CL A-7 DUE 07-15-2042 BEO	109,789.45	118,100.18
CMO WAMU MTG PASS THRU CTFS SER 2006 AR14 CL 1-A3 DUE 11-25-2036 BEO	296,250.00	366,721.50
CMO WAMU MTG PASS-THROUGH CTFS TRUST 2005-AR17 CL A-1A2 DUE 12-25-2045 REG	132,980.60	103,081.11
CMO WAMU MTG PASS-THRU CTFS 2002-AR19 MTG CL A-6 4.158 DUE 02-25-2033 BEO	63,576.32	63,730.16
CMO WAMU MTG PASS-THRU CTFS 2005-AR17 CLA-1A1 DUE 12-25-2045 REG	199,821.46	169,530.87
CMO WAMU MTG PASS-THRU CTFS 2005-AR6 MTGPASSTHRU CTF CL 2-A-1A 4-25-45	94,032.18	78,738.79
CMO WAMU MTG PASS-THRU CTFS 2005-AR8 CL 1-A-1A DUE 06-25-2045 REG	127,021.99	106,684.63
CMO WAMU MTG PASS-THRU CTFS SER 2005-AR11 CL A1A FLT RT 8-25-45	510,971.92	467,922.79
CMO WAMU MTG PASS-THRU CTFS SER 2007-0A5MTG PASSTHRU CTF CL 1A VAR	139,498.28	151,768.76
CMO WELLS FARGO ALTERNATIVE LN 2007-PA2 MTG AST BKD CTF CL II-A-1 DUE 06-25-2037	136,444.39	118,686.95
CMO WELLS FARGO MTG BACKED SECS 2004-Y CL 1A2 VAR RT 11-25-2034	92,801.89	91,800.91
CMS ENERGY CORP COM	59,181.05	57,660.00
CMS ENERGY CORP COM	128,048.46	114,427.20
CNA FNCL CORP COM	5,815.57	6,086.25
CNA FNCL CORP COM	90,684.70	89,265.00
CNH GLOBAL NV COMMON STOCK	51,408.48	57,288.00
CNO FINL GROUP INC COM	2,513.95	2,712.00
CNOOC LTD HKD0.02	102,128.93	263,349.53
CNOOC LTD HKD0.02	230,575.28	456,709.78
CNP ASSURANCES EUR1.00	139,404.10	137,080.40
COACH INC COM	65,010.19	84,772.42

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

COACH INC COM	188,383.36	412,446.67
COACH INC COM	652,113.02	685,844.00
COASTAL PAC MNG CORP COM	1,429.79	250.40
COBALT INTL ENERGY INC COM	23,718.58	30,525.00
COCA COLA BOTTLING CO CONS COM	62,542.64	69,075.21
COCA COLA CO COM	619,825.48	789,240.00
COCA COLA CO COM	934,137.51	1,125,284.45
COCA COLA CO COM	818,878.89	1,256,207.00
COCA COLA CO COM	1,143,890.80	1,539,018.00
COCA COLA CO COM	2,398,485.56	3,842,414.94
COCA-COLA ENTERPRISES INC NEW COM	55,391.09	62,593.37
COCA-COLA ENTERPRISES INC NEW COM	208,064.94	213,305.66
CODEXIS INC COM	633.10	689.00
COEUR D ALENE MINES CORP IDAHO COM NEW COM NEW	256,463.13	433,349.84
COGDELL SPENCER INC COM REIT	28,731.84	27,840.00
COGDELL SPENCER INC COM REIT	59,003.15	58,000.00
COGNEX CORP COM	2,911.31	2,949.56
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	143,308.38	165,415.53
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	299,986.18	559,715.73
COGNIZANT TECHNOLOGY SOLUTIONS CORP CL ACL A	485,503.37	655,945.50
COGO GROUP INC COM STK	18,969.42	21,240.00
COHEN & STEERS QUALITY INCOME RLTY FD INC COM STK	34,664.65	38,711.43
COHERENT INC COM	33,528.62	40,626.00
COHERENT INC COM	66,484.68	75,609.50
COHERENT INC COM	107,055.54	157,990.00
COHERENT INC COM	462,789.90	637,151.10
COHU INC COM	21,955.86	29,844.00
COIL TUBING TECHNOLOGY INC COM	259.84	77.62
COINSTAR INC COM	57,048.49	53,561.56
COLABOR GROUP INC COM NPV	3,879.58	4,874.96
COLBS SOUTHN PWR CO PFD 7	19,869.18	19,714.53
COLD JET INC COLD JET INC SER D CONVERTIBLE	13,490.58	14,093.54
COLDWATER CREEK INC COM	565.24	412.10
COLDWATER CREEK INC COM	58,607.67	59,279.00
COLE KENNETH PRODTNS INC CL A	1,851.98	2,498.00
COLE KENNETH PRODTNS INC CL A	30,947.42	28,727.00
COLE KENNETH PRODTNS INC CL A	406,452.09	481,402.07
COLEMAN CABLE INC COM STK	7,444.81	6,751.00
COLFAX CORP COM US .01	675.15	1,841.00
COLGATE-PALMOLIVE CO COM	129,475.59	142,747.81
COLGATE-PALMOLIVE CO COM	478,520.37	976,093.65
COLLECTIVE BRANDS INC COM STK	5,502.15	6,330.00
COLLECTIVE BRANDS INC COM STK	517,534.85	660,430.00
COLLINS & AIKMAN CORP NEW COM NEW	124.95	0.00
COLONIAL BANCGROUP INC COM	34,411.26	92.40
COLONIAL PPTYS TR DEPOSITARY SH REPSTG 1/100TH PFD SER E	25,000.00	25,319.00
COLONIAL PPTYS TR SH BEN INT SH BEN INT	625,291.69	720,068.65
COLOPLAST SER’B’DKK5	154,396.78	195,408.63
COLOR KINETICS INC SER A CONV PFD STK	46,225.12	60,020.29
COLOSSUS MINERALS INC COM STK	10,069.83	15,966.00
COLTV SHORT TERM INVT FD	236,184.38	236,184.38
COLTV SHORT TERM INVT FD	297,404.56	297,404.56
COLTV SHORT TERM INVT FD	366,373.07	366,373.07
COLTV SHORT TERM INVT FD	376,681.57	376,681.57
COLTV SHORT TERM INVT FD	438,708.64	438,708.64
COLTV SHORT TERM INVT FD	464,182.33	464,182.33
COLTV SHORT TERM INVT FD	500,024.46	500,024.46
COLTV SHORT TERM INVT FD	574,216.48	574,216.48
COLTV SHORT TERM INVT FD	578,132.39	578,132.39
COLTV SHORT TERM INVT FD	612,272.31	612,272.31
COLTV SHORT TERM INVT FD	673,811.20	673,811.20
COLTV SHORT TERM INVT FD	844,871.28	844,871.28
COLTV SHORT TERM INVT FD	1,045,693.50	1,045,693.50
COLTV SHORT TERM INVT FD	1,163,024.87	1,163,024.87
COLTV SHORT TERM INVT FD	1,721,422.45	1,721,422.45
COLTV SHORT TERM INVT FD	1,741,761.96	1,741,761.96
COLTV SHORT TERM INVT FD	4,250,124.96	4,250,124.96
COLTV SHORT TERM INVT FD	4,529,170.03	4,529,170.03
COLTV SHORT TERM INVT FD	7,385,300.46	7,385,300.46
COLTV SHORT TERM INVT FD	8,240,633.51	8,240,633.51
COLTV SHORT TERM INVT FD	10,291,994.96	10,291,994.96
COLTV SHORT TERM INVT FD	13,969,905.85	13,969,905.85
COLTV SHORT TERM INVT FD	15,580,183.63	15,580,183.63
COLUMBIA / HCA 7.5% DUE 11-15-2095	92,400.00	166,950.00
COLUMBIA LAB INC SER A 8.00% CONV PFD STK $0.01 PAR	30,000.00	30,490.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

COLUMBIA SPORTSWEAR CO COM	31,924.25	36,518.46
COLUMBIA SPORTSWEAR CO COM	74,294.12	108,540.00
COLUMBIA SPORTSWEAR CO COM	217,154.39	344,071.80
COM	20,562.42	18,130.00
COM NPV	2,472.48	1,911.00
COMAMTECH INC COMMON STOCK	10,480.10	508.30
COMBIMATRIX CORP DEL COM	156,567.56	13,995.85
COMCAST CORP NEW 5.65% DUE 06-15-2035	51,172.10	48,573.30
COMCAST CORP NEW 6.4% DUE 03-01-2040	55,681.70	53,593.25
COMCAST CORP NEW 6.45% DUE 03-15-2037	33,344.10	32,053.95
COMCAST CORP NEW 6.95% DUE 08-15-2037	182,061.80	192,281.56
COMCAST CORP NEW CL A SPL CL A SPL	4,252.16	5,301.04
COMCAST CORP NEW NT	2,562.45	2,535.00
COMCAST CORP NEW NT SER B	6,820.45	6,704.50
COMCAST CORP NEW-CL A	63,966.19	85,433.05
COMCAST CORP NEW-CL A	1,320,798.86	1,542,337.94
COMERICA INC COM	8,152.58	9,288.58
COMERICA INC COM	168,316.21	187,672.32
COMFORT SYS USA INC COM	177,424.08	171,210.00
COML METALS CO COM	1,719.51	1,946.04
COMMERCE NATL BK COLUMBUS OHIO CTF DEP DTD 07-22-2008 4.4 04-25-2011	40,000.00	40,000.00
COMMERCEPLANET INC COM NEW	786.40	0.36
COMMONWEALTH BANK AUST TRANCHE # SR 00010 2.9% DUE 09-17-2014 REG	985,174.40	1,023,600.20
COMMONWEALTH REIT	40,900.25	34,068.55
COMMONWEALTH REIT 6.50% PFD CUM CONV SHSSER D	12,980.52	21,165.18
COMMTOUCH SOFTWARE	3,543.95	3,719.90
COMMUNICATION INTELLIGENCE CORP DEL NEW COM	985.82	84.00
COMMUNICATIONS & POWER INDS SER B	4,025.90	272.00
COMMUNICATIONS SYS INC COM	10,171.02	13,459.90
COMMUNITY 1ST BK ROSEVILLE CALIF COM	108,117.35	53,060.00
COMMUNITY BK SYS INC COM	441,264.55	516,522.00
COMMVAULT SYS INC COM STK	9,248.76	9,931.14
COMPAGNIE DE 1.625% DUE 07-23-2012	289,466.40	291,360.97
COMPAGNIE GENERALE 7.5% DUE 05-15-2015	25,550.00	25,437.50
COMPAGNIE GENERALE DE GEOPHYSIQUE VERITASR NT 7.75 DUE 05-15-2017	25,912.50	25,625.00
COMPANHIA BRASILEIRA DE DISTRIBUICAO S.ACLASS A PREFERRED SHARES	7,840.95	8,396.00
COMPASS BK BIRMINGHAM ALA CTF DEP DTD 07-15-2009 2 07-15-2011	240,000.00	240,000.00
COMPASS DIVERSIFIED HOLDINGS FORMERLY COMPASS DIVERSIFIED TR	21,106.44	24,039.52
COMPASS DIVERSIFIED HOLDINGS FORMERLY COMPASS DIVERSIFIED TR	312,727.65	376,797.00
COMPASS GROUP ORD GBP0.10	311,140.51	307,344.14
COMPASS GROUP ORD GBP0.10	235,964.33	429,828.89
COMPASS GROUP ORD GBP0.10	375,192.57	467,130.49
COMPASS MINERALS INTERNATION COMSTK CALLOPT EXP 03/19/11 PR $90 PER SH	(363.24)	(430.00)
COMPASS MINERALS INTL INC COM	44,325.12	70,523.30
COMPASS RESOURCES LIMITED NPV	3,031.45	0.00
COMPETITIVE TECHNOLOGIES INC COM	5,218.45	2,600.00
COMPLETE PRODTN 8% DUE 12-15-2016	41,075.00	41,400.00
COMPOSITE TECHNOLOGY CORP COM STK	191,035.31	61,432.44
COMPUCREDIT HLDGS CORP COM	2,216.98	3,887.86
COMPUGEN COMPUGEN LTD COM STK	19,664.83	17,987.52
COMPUTER SCI CORP COM	22,693.17	22,320.00
COMPUTER SCI CORP COM	143,649.67	192,944.00
COMPUTER SCI CORP COM	356,962.75	357,120.00
COMPUWARE CORP COM	124,303.02	64,418.40
COMSCORE INC COM	3,293.07	2,234.00
COMSTOCK MNG INC COM STK	67,350.19	72,687.68
COMSTOCK RES INC COM NEW COM NEW	551,630.50	445,985.04
COMTECH TELECOMMUNICATIONS CORP COM NEW COM NEW	4,839.18	4,163.63
COMVERGE INC COM	46,141.46	41,460.00
COMWLTH BK AUSTRALIA SR MEDIUM TERM TRANCHE # SR 00003 2.5 12-10-12	488,458.94	494,717.76
COMWLTH REIT SR NT 5.875 DUE 09-15-2020	9,737.50	9,766.90
CONAGRA FOODS INC	122,985.45	123,891.42
CONAGRA FOODS INC	219,944.30	249,779.96
CONAGRA FOODS INC	321,276.78	336,442.00
CONAGRA FOODS INC	355,677.88	356,764.00
CONCHO RES INC COM STK	66,785.68	87,670.00
CONECTISYS CORP COM PAR $.001 STK	1,508.95	690.00
CONEXANT SYS INC COM NEW STK	11,691.67	11,157.35
CONFORCE INTL INC COM	1,067.95	2,346.00
CONGOLEUM CORP NEW CL A CL A	1,594.00	0.00
CONMED CORP COM	404,178.14	481,898.19
CONNACHER OIL & GAS LTD COM STK	569.56	669.25
CONNECTAJET COM INC COM STK	1,189.56	0.00
CONNECTYX TECHNOLOGIES HLDGS GROUP INC COM NEW STK	2,600.80	501.50
CONNS INC COM	3,317.94	1,057.68

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CONOCO INC 6.95% DUE 04-15-2029	20,854.00	24,579.86
CONOCOPHILLIPS COM	376,348.27	490,320.00
CONOCOPHILLIPS COM	610,426.79	728,670.00
CONOCOPHILLIPS COM	1,238,871.39	1,430,100.00
CONOCOPHILLIPS COM	1,204,322.01	1,494,498.36
CONOCOPHILLIPS COM	1,168,340.33	2,517,520.80
CONOCOPHILLIPS COMSTK CALL OPT EXP 02/19/11 PR $67.50 PER SH	(440.77)	(1,642.00)
CONOCOPHILLIPS GTD NT 6.5 DUE 02-15-2039REG	79,461.90	83,237.21
CONOLOG CORP COM PAR $0.01 FEBRUARY 2009COM	49.81	8.75
CONQUEST RESOURCES COM NPV	7,731.45	13,384.00
CONS EDISON CO N Y 5.3% DUE 12-01-2016	9,162.10	11,270.92
CONS EDISON CO N Y INC PFD $5	9,632.95	9,347.69
CONS EDISON INC COM	151,860.54	183,791.04
CONS EDISON INC COM	281,597.39	362,307.13
CONS FREIGHTWAYS CORP COM	534.95	0.00
CONS GRAPHICS INC COM	23,199.16	27,120.80
CONS GRAPHICS INC COM	155,504.40	158,462.96
CONS WTR CO LTD COM	15,356.12	9,170.00
CONSECO FIN SECURITIZATIONS CORP SR/SUB PASSTHRU 06-01-2030 BEO	161,295.79	200,805.09
CONSECO FIN SECURITIZATIONS SER 2000-4 CL A6 EXP MAT 4-1-13 8.31 05-01-32 BEO	64,013.20	61,054.82
CONSOL ENERGY INC COM	107,088.52	129,069.66
CONSOL ENERGY INC COM	250,308.83	276,989.42
CONSOL ENERGY INC COMSTK CALL OPT EXP 01/22/11 PR $48 PER SH	(834.25)	(980.00)
CONSOLIDATED COMMUNICATIONS HLDGS INC COM STK	17,431.88	20,183.50
CONSOLIDATED ENERGY INC WYO COM	20,241.34	9.00
CONSTAR INTL INC NEW COM NEW COM NEW	21,647.86	2,110.90
CONSTELLATION 3D INC DELAWARE	13,013.75	0.00
CONSTELLATION BRANDS INC CL A CL A	11,243.68	11,075.00
CONSTELLATION BRANDS INC CL A CL A	117,195.74	99,387.05
CONSTELLATION BRANDS INC CL A CL A	504,364.96	648,995.00
CONSTELLATION BRANDS INC CL A CL A	858,708.72	1,140,725.00
CONSTELLATION ENERGY GROUP INC MARYLAND COM	40,352.82	41,963.10
CONSTELLATION ENERGY GROUP INC MARYLAND COM	164,455.22	153,977.01
CONSTELLATION ENERGY GROUP INC MARYLAND COM	359,835.41	327,741.00
CONSTITUTION MNG CORP COM STK	12,130.47	1,655.60
CONSUMERS WATERHEATER INCOME FD	11,592.98	15,353.87
CONTANGO OIL & GAS CO COM NEW	26,555.02	30,413.25
CONTANGO ORE INC COM	0.00	273.00
CONTINENTAL AIRLS PASS THRU TRS SER 2001-1 PSTRU CTF CL A-2 6.503 6-15-11BE	20,620.00	20,250.00
CONTINENTAL PRECIOUS MINERALS INC COM	120,264.74	75,271.67
CONTINENTAL RES INC COM	34,085.21	44,726.00
CONTINUCARE CORP COM	26,182.43	27,649.44
CONVERGYS CORP DE COM	49,730.20	49,387.50
CONVERGYS CORP DE COM	165,806.64	230,475.00
CONVERSION SOLUTIONS HLDGS CORP COM STK	880.30	0.00
CONVERTED ORGANICS INC COM STK	8,291.70	7,731.10
COOPER TIRE & RUBBER CO COM, NO PAR	27,245.78	32,682.66
COP 01/22/2011 6.000 C COP 110122C00060000	(247.55)	0.00
COPANO ENERGY L L C COM UNITS	284,580.26	579,253.41
COPART INC COM	4,082.98	3,735.00
COPART INC COM	25,110.35	22,970.25
COPPER CANYON RES LTD COM STK	4,322.75	23,510.40
COPPER KING MNG CORP COM STK	14,112.60	2,470.00
CORD BLOOD AMER INC COM STK	653.86	220.00
CORE LABORATORIES NV NLG0.03	35,397.95	45,415.50
CORE LABORATORIES NV NLG0.03	181,855.11	203,568.30
CORE LABORATORIES NV NLG0.03	437,317.43	496,899.00
CORE LABORATORIES NV NLG0.03	948,021.06	1,531,660.00
CORELOGIC INC-W/I COM STK	12,295.02	6,992.21
CORELOGIC INC-W/I COM STK	136,204.40	137,048.00
CORINTHIAN COLLEGES INC COM STK	21,691.51	24,226.50
CORINTHIAN COLLEGES INC COM STK	202,392.12	184,767.44
CORINTHIAN COLLEGES INC COMSTK CALL OPT EXP 01/22/11 PR $4.50 PER SH	(214.27)	(425.00)
CORN PRODS INTL INC COM	56,114.52	63,113.66
CORN PRODS INTL INC COM	210,284.77	262,200.00
CORN PRODS INTL INC COM	397,796.30	450,800.00
CORN PRODS INTL INC COM	796,473.49	1,108,600.00
CORNERSTONE TOTAL RETURN FD INC COM NEW COM NEW	19,395.69	34,853.24
CORNING INC COM	697,080.78	759,565.80
CORNING INC COM STK FOR ONLY ACCT #22-81755	1,951.85	13,330.80
CORNING INC COMSTK CALL OPT EXP 05/21/11PR $21 PER SH	(575.46)	(750.00)
CORP BACKED CALL TR CTFS J C PENNEY JC PENNEY DEB BKD 2006-1 CTF A-1	3,149.95	2,952.50
CORPORATE EXECUTIVE BRD CO COMMON STOCK	15,298.18	9,988.30
CORRECTIONS CORP AMER	1,429.25	1,754.20
CORTEX PHARMACEUTICALS INC COM NEW COM NEW	695.42	516.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CORTS TR BELLSOUTH CAP FDG DEBS CORP BKDTR SECS 7.12% CORP BKD TR SECS 7.12%	2,259.41	2,368.60
CORTS TR GEN ELEC CAP CORP NTS TR CORPORATE BKD TR SECS CL A	10,208.95	12,515.00
CORVEL CORP COM	11,557.41	14,505.00
COSAN LTD COM STK	1,598.78	1,634.40
COSTCO WHOLESALE CORP NEW COM	333,431.44	785,428.17
COSTCO WHOLESALE CORP NEW COM	767,054.69	915,125.56
COSTCO WHOLESALE CORP NEW COM	1,323,365.85	1,636,495.23
COUGAR OIL & GAS CDA INC COM STOCK	20,023.90	23,069.00
COUNTRYWIDE CAP V 7 CALLABLE 1/1/11 @ 25DUE 11/1/36	6,068.55	12,300.00
COUNTRYWIDE FINL 6.25% DUE 05-15-2016	35,150.00	41,019.44
COUNTRYWIDE FINL CORP MEDIUM TERM NTS BOTRANCHE # TR 00159 5.8 DUE 06-07-2012	9,725.00	10,520.97
COUSINS PPTYS INC COM	84.10	61.48
COUSINS PPTYS INC COM	25,867.72	34,636.02
COVANCE INC COM	35,719.42	27,144.48
COVANCE INC COM	608,435.41	568,080.50
COVANTA HLDG CORP COM	279,790.71	248,223.60
COVENTRY HEALTH CARE INC COM	19,427.58	22,044.00
COVENTRY HEALTH CARE INC COM	174,222.36	98,498.40
COVENTRY HEALTH CARE INC COM	250,820.07	369,600.00
COVENTRY HEALTH CARE INC COM	330,930.49	498,960.00
COVIDIEN PLC USD0.20	18,481.39	21,094.92
COX COMMUNICATIONS 5.45% DUE 12-15-2014	64,834.20	66,052.56
COYOTE RES INC COM STK	3,694.34	3,357.00
CP ALL PCL THB1(ALIEN MKT)	103,736.58	279,064.23
CPO 01/22/2011 4.000 C CPO 110122C00040000	(531.24)	(3,150.00)
CR SUISSE 1ST BSTN 5.125% DUE 01-15-2014	5,405.10	5,434.42
CR SUISSE NASSAU ETN LKD TO CUSING 30 MLP INDEX	12,936.85	14,370.00
CRACKER BARREL OLD CTRY STORE INC COM	5,916.33	9,714.23
CRACKER BARREL OLD CTRY STORE INC COM	142,123.02	213,603.00
CRANE CO COM	193,011.38	209,457.00
CRANE CO COM	298,382.80	369,630.00
CRANE CO COM	436,149.86	496,947.00
CRAWFORD & CO CL B CL B	3,510.72	1,360.00
CRAY INC COM NEW STK	11,267.95	14,340.00
CREAM MINERALS LTD COM NEW	190,258.14	144,382.80
CREATIVE TECHNOLOGY INC COM STK	2,772.38	948.45
CREDICORP LTD COM STK	10,873.92	11,891.00
CREDIT AGRICOLE S A UNDATED DEEPLY FIXEDTO 144A FLTG RATE NT 8.375 15 AUG 39	180,000.00	184,950.00
CREDIT AGRICOLE SA EUR3	544,495.27	455,166.45
CREDIT SUISSE GUERNSEY BRH CAP NT TIER 1PFD STK	11,491.00	13,390.00
CREDO PETE CORP COM PAR $0.10 COM PAR $0.10	2,442.95	1,921.51
CREE INC COM	144,970.34	165,449.79
CREE INC COM	658,239.21	747,851.50
CRESCENT BK & TR NEW ORL LA CTF DEP DTD 09/24/2008 ACT/365 4.45 09-26-2011	95,000.00	95,000.00
CRESCENT POINT ENERGY CORP COM	40,580.60	48,969.91
CRESCENT ST BK CARY NORTH CAR CD DTD 11 MAR 08 ACT/365 MNTHLY 4.3 3 NOV 2011	10,000.00	10,304.10
CRESTAR ENERGY INC COM	(31,625.62)	0.00
CRESUD SPONS ADR EACH CNV INTO 1 ORD ARS1‘B’	20,175.36	20,972.90
CRICKET 7.75% DUE 05-15-2016	43,260.30	46,687.50
CRITICAL SOLUTIONS INC COM STK	106.95	70.00
CROCS INC COM	37,043.54	51,873.60
CROCS INC COM	161,139.86	172,740.80
CROSS CTRY HEALTHCARE INC COM	7,085.47	5,929.00
CROSS TIMBERS RTY TR TR UNIT	33,788.32	37,556.07
CROSSWIND RENB ENERGY CORP COM	464.26	170.00
CROWN CRAFTS INC COM	5,026.95	5,151.00
CROWN HLDGS INC COM	12,697.76	16,422.96
CROWN HLDGS INC COM	334,601.94	483,008.60
CRYOLIFE INC COM	987.86	813.00
CRYSTAL ROCK HOLDINGS INC	397.55	408.00
CRYSTALLEX INTL CORP COM STK	5,922.13	3,229.05
CSC HLDGS LLC 8.625 DUE 02-15-2019	19,039.20	22,600.00
CSCO 01/22/2011 24.000 C CSCO 110122C00024000	(411.54)	0.00
CSG SYS INTL INC COM	155,983.17	119,322.00
CSG SYS INTL INC COM	385,891.09	357,208.40
CSMG TECHNOLOGIES INC COM STK	6,262.75	325.00
CSS INDS INC COM	3,818.43	4,258.01
CSX CORP COM	174,489.89	204,322.60
CSX CORP COM	300,069.57	342,433.00
CSX CORP COM	240,872.63	608,238.54
CTF DEP DTD 01-08-2010 3.45 01-09-2017	10,000.00	10,000.00
CTF DEP DTD 04-02-2009 2.3 04-04-2011	95,000.00	95,000.00
CTF DEP DTD 08-19-2009 3.15 08-19-2014	52,000.00	52,000.00
CTF DEP DTD 10-05-2009 2 10-05-2011	25,000.00	25,000.00
CTF DEP DTD 10-21-2009 3.25 10-21-2014	120,000.00	120,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

CTM MEDIA HOLDINGS INC COM CL B	0.00	24.20
CTRIP.COM INTERNATIONAL-ADR COM STK CALL OPT EXP 1/22/11 PR $40 PER SH	(6,600.22)	(6,000.00)
CTS CORP COM	34,283.84	39,816.00
CUBIC CORP COM	28,050.77	34,230.90
CUBIC CORP COM	244,175.27	259,325.00
CUBIC ENERGY INC COM	49,087.21	28,000.00
CUBIST PHARMACEUTICALS INC COM	89,003.77	85,364.60
CUBIST PHARMACEUTICALS INC COM	277,068.27	263,220.00
CUE RES LTD COM STK	1,614.83	163.08
CUMMINS ENGINE INC 5.65 DUE 03-01-2098 REG PUT	16,630.00	16,028.28
CUMMINS INC	117,246.85	547,409.76
CUMMINS INC	521,001.44	777,886.98
CURATECH INDS INC COM	291,615.04	41,120.00
CURLEW LAKE RES INC COM	680.45	415.50
CURRENCYSHARES EURO TR EURO SHS EURO SHS	158,868.43	155,049.85
CURRENCYSHARES SWISS FRANC TR SWISS FRANC SHS SWISS FRANC SHS	239,481.08	270,937.50
CURTISS WRIGHT CORP COM	19,031.75	20,059.31
CVR ENERGY INC COM STK	22,964.17	42,504.00
CVR ENERGY INC COM STK	139,377.24	141,174.00
CVS CAREMARK CORP 6.036 DUE 12-10-2028	9,729.16	9,239.00
CVS CAREMARK CORP 6.6% DUE 03-15-2019	150,657.80	175,630.35
CVS CAREMARK CORP 6.94299983978% DUE 01-10-2030	140,688.62	152,942.60
CVS CAREMARK CORP COM STK	100,070.22	104,883.39
CVS CAREMARK CORP COM STK	217,371.41	227,187.18
CVS CAREMARK CORP COM STK	765,960.11	1,188,716.76
CWABS INC SER 2005-AB1 CL A3 FLT RT 08-25-2035 REG	450,000.00	412,883.55
CWABS INC SERIES 2002-1 CLASS-A FLTG RATE ASSET BACKED CTF 08-25-2032 BEO	28,707.83	18,535.15
CYANOTECH CORP COM PAR $0.02 STK	12,186.50	18,252.00
CYBERKEY SOLUTIONS INC COM	94.95	0.25
CYBERONICS INC COM	78,426.23	114,774.00
CYBEX INTL INC COM	1,418.95	660.00
CYCLACEL PHARMACEUTICALS INC COM STK	71,796.30	53,540.34
CYGENT INC SER C PFD (FOR ACCT #26-07800SUN MICROSYSTEMS)	11,838.27	17,793.10
CYMER INC COM	9,986.87	10,771.73
CYNOSURE INC CL A	48,941.90	20,460.00
CYNOSURE INC CL A	335,459.26	298,808.07
CYPRESS DEV CORP COM	6,909.15	845.60
CYPRESS SEMICONDUCTOR CORP COM	66,583.57	106,927.90
CYPRESS SHARPRIDGE INVTS INC REIT	6,903.20	6,514.61
CYTEC IND COM	174,598.87	238,770.00
CYTEC IND COM	265,741.25	440,398.00
CYTEC IND COM	704,753.47	766,610.88
CYTOCORE INC COM NEW STK	5,272.13	50.00
CYTOGENE CORPORATION	4,076.27	1,200.00
CYTOKINETICS INC COM	5,546.29	3,889.49
CYTOMEDIX INC COM NEW STK	4,682.57	4,248.00
CYTORI THERAPEUTICS INC COM STK	14,726.93	15,320.88
CYTRX CORP COM NEW COM NEW	12,980.77	17,170.00
Czech koruna	44.17	44.17
Czech koruna	960.43	960.43
D R HORTON INC COM	12,578.81	14,112.37
D R HORTON INC COM	213,825.44	84,094.57
DAC TECHNOLOGIES GROUP INTL INC COM	2,162.95	420.00
DACHA STRATEGIC METALS INC COMSTK	20,502.30	13,586.40
DAI NIPPON PRINTNG NPV	93,753.61	95,352.17
DAIHATSU MOTOR CO NPV	164,373.40	199,498.11
DAIKIN INDUSTRIES NPV	278,239.82	280,218.61
DAIMLER AG	7,543.31	7,145.93
DAIMLERCHRYSLER ORD NPV(REGD)	456,005.81	666,232.52
DAIMLERCHRYSLER ORD NPV(REGD)	440,516.28	1,776,082.73
DAIRY CREST GROUP ORD GBP0.25	482,252.84	502,343.12
DANA HLDG CORP COM	22,205.41	76,945.91
DANAHER CORP COM	63,088.04	68,193.24
DANAHER CORP COM	78,478.71	89,623.00
DANAHER CORP COM	194,519.70	274,057.70
DANAHER CORP COM	295,895.40	636,511.98
DANAHER CORP COM	874,543.30	1,382,081.00
DANAHER CORP COMSTK CALL OPT EXP 3/19/11PR $46 PER SH	(1,702.67)	(1,750.00)
DANAOS CORPORATION	10,661.40	7,854.00
Danish krone	0.00	0.00
Danish krone	173.12	173.12
Danish krone	173.67	173.67
Danish krone	5,916.02	5,916.02
Danish krone	9,541.21	9,541.21
DANONE EUR0.25	515,944.11	626,997.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

DARDEN RESTAURANTS INC COM	14,657.31	15,975.36
DARDEN RESTAURANTS INC COM	66,790.82	161,843.40
DARLING INTL INC COM	5,178.80	9,960.00
DATALINK CORP COM STK	6,410.65	7,005.00
DATARAM CORP COM PAR $1 COM PAR $1	15,416.22	5,014.69
DAVID LOREN CORP COM NEW STK	1,408.95	46.00
DAVIS HENDERSON INCOME FD DAVIS HENDERSON INCOME FD	14,970.90	19,956.70
DAVITA INC 6.625% DUE 11-01-2020	30,000.00	29,700.00
DAVITA INC COM	135,894.48	169,833.56
DAWSON GEOPHYSICAL CO COM	42,353.74	38,280.00
DAWSON GEOPHYSICAL CO COM	34,634.90	42,108.00
DAYSTAR TECHNOLOGIES INC COM NEW	371.51	114.03
DC BRANDS INTL INC COM NEW STK	26,390.02	9,273.00
DCA TOTAL RETURN FD COM	9,812.95	11,212.50
DEAN FOODS CO 6.9% DUE 10-15-2017	9,164.00	8,900.00
DEAN FOODS CO NEW 7% DUE 06-01-2016	9,835.00	9,200.00
DEAN FOODS CO NEW COM	140,633.39	40,478.36
DEAN FOODS CO NEW COM	101,508.45	102,455.60
DEARBORN BANCORP INC CMT-CAP STK CMT-CAPSTK	1,229.90	1,080.75
DECADE RES LTD COM STK	26,442.01	14,655.20
DECKERS OUTDOOR CORP COM	188,373.88	259,952.40
DECKERS OUTDOOR CORP COM	362,171.56	387,695.88
DECKERS OUTDOOR CORP COM	268,702.20	438,570.00
DECKERS OUTDOOR CORP COM STK CALL OPT EXP 3/19/11 PR $85 PER SH	767.70	(530.00)
DECKERS OUTDOOR CORP COM STK CALL OPT EXP 6/18/2011 PER $95 PER SH	(752.29)	0.00
DEEP BLUE INC COM STK	1,162.95	0.00
DEEP DOWN INC COM STK	6,385.65	855.59
DEEP ROCK OIL & GAS INC COM	2,739.95	6.00
DEER CONSUMER PRODS INC COM NEW STK	504.48	562.00
DEERE & CO COM	287,765.20	885,811.30
DEERE & CO COM	646,444.28	922,677.44
DEERE & CO COMSTK CALL OPT EXP 3/19/11 PR $90 PER SH	(156.30)	(158.00)
DEERFIELD CAP CORP COM NEW STK	251.31	357.50
DEFAULT ISSUER SILICOM LTD COM STK ISIN#IL0008986668	8,081.78	11,178.00
DEFENSE SOLUTIONS HLDG INC COM STK	5,048.90	1,000.00
DEFI GLOBAL INC COM STOCK	606.95	287.50
DEGAMA SOFTWARE SOLUTIONS INC COM STK	156.95	50.00
DEJOUR ENTERPRISES LTD DEJOUR ENTERP	45,830.17	8,882.24
DEL MONTE FOODS CO COM	1,223.92	1,898.99
DELAWARE INVTS DIVID & INCOME FD INC COM	1,208.95	1,557.90
DELCATH SYS INC COM STOCK	63,561.78	66,150.00
DELIA*S INC NEW COM	35,436.32	28,884.00
DELL INC COM STK	152,353.67	156,854.80
DELL INC COM STK	601,955.80	572,555.25
DELPHI FINL GROUP INC CL A	782,786.13	656,110.00
DELTA AIR LINES INC COMSTK CALL OPT EXP 02/19/11 PR $14 PER SH	(305.46)	(300.00)
DELTA AIR LINES INC DEL COM NEW COM NEW	1,236,092.35	1,334,264.40
DELTA AIR LINES INC DEL COM NEW COM NEW	1,024,548.17	1,377,810.00
DELTA OIL & GAS INC COM PAR $.001 COM PAR $.001	2,983.91	105.00
DELTA PETE CORP DE	126,122.61	64,702.60
DELTIC TIMBER CORP COM	5,830.04	5,634.00
DELUXE CORP 5% DUE 12-15-2012	12,617.50	15,000.00
DELUXE CORP COM	20,801.73	23,377.66
DEMANDTEC INC COM NEW COM NEW	40,743.99	42,276.00
DENA CO LTD NPV	386,393.20	487,761.68
DENBURY RES INC HLDG CO COM NEW	58,725.73	73,763.76
DENBURY RES INC HLDG CO COM NEW	165,438.91	191,930.86
DENDREON CORP COM STK ISIN US24823Q1076	509,294.25	445,230.00
DENDREON CORP COM STK ISIN US24823Q1076	759,335.02	774,735.12
DENDREON CORP COMSTK CALL OPT EXP 01/22/11 PR $38 PER SH	(241.53)	0.00
DENISON MINES CORP COM STK	200,636.84	318,593.52
DENISON MINES CORP COMSTK CALL OPT EXP 04/16/11 PR $2.50 PER SH	(1,170.30)	(3,300.00)
DENISON MINES CORP COMSTK CALL OPT EXP 4/16/11 PR $5 PER SH	(570.31)	(600.00)
DENNYS CORP COM	7,482.00	8,234.00
DENSO CORP NPV	311,572.53	369,257.49
DENTSPLY INTL INC NEW COM	22,060.34	24,026.67
DENTSPLY INTL INC NEW COM	109,236.21	122,260.26
DEPOMED INC COM	4,269.53	7,314.00
DEPOMED INC COM STK CALL OPT EXP 6/18/11 PR $5 PER SH	(575.77)	(705.00)
DESIGN MARKETING CONCEPTS INC COM STK	1,374.85	0.00
DETOUR GOLD CORP COM STK	30,767.10	37,187.50
DEUTSCHE BK AG 3.875% DUE 08-18-2014	2,019.28	2,098.84
DEUTSCHE BK AG COM STK ISIN DE0005140008 SDL 505964X	118,393.25	127,522.50
DEUTSCHE BK CAP FDG TR X NONCUMULATIVE TR PFD SECS PFD STK	10,006.95	10,060.00
DEUTSCHE BK CONTINGENT CAP TR II 6.55% TR PFD SEC	2,562.89	2,354.01

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

DEUTSCHE BOERSE AG NPV(REGD)	891,359.09	583,585.73
DEUTSCHE LUFTHANSA ORD NPV (REGD)(VINK)	206,483.31	226,196.93
DEUTSCHE POST AG NPV(REGD)	334,361.15	340,228.42
DEUTSCHE TELEKOM 5.75% DUE 03-23-2016	74,516.25	83,998.95
DEVELOPERS DIVERSIFIED RLTY CORP COM	21,099.77	34,106.63
DEVON ENERGY CORP 7.95% DUE 04-15-2032	179,891.10	185,892.14
DEVON ENERGY CORP NEW COM	235,618.98	286,400.79
DEVON ENERGY CORP NEW COM	444,075.30	853,246.68
DEVRY INC DEL COM	4,411.24	4,798.00
DEVRY INC DEL COM	75,018.46	75,424.56
DFA INVT DIMENSIONS GROUP INC INFLATION-PROTECTED SECS PORTFOLIO STK	25,700.39	28,187.93
DG FASTCHANNEL INC COM STK	3,279.95	3,465.60
DG FASTCHANNEL INC COM STK	519,428.12	769,652.00
DHT HOLDINGS INC	34,821.45	33,418.96
DIADEXUS INC NEW COM	3,348.20	181.25
DIAGEO CAP PLC GTD NT 4.828 DUE 07-15-2020	229,121.40	242,689.10
DIAGEO ORD PLC	1,027,535.37	997,056.17
DIAGEO PLC SPONSORED ADR NEW	219,328.27	243,876.73
DIAGEO PLC SPONSORED ADR NEW	284,796.95	338,201.50
DIAGEO PLC SPONSORED ADR NEW	1,004,638.62	1,041,957.94
DIAMANT ART CORP COM	10,039.80	26.37
DIAMOND OFFSHORE DRILLING INC COM	116,812.79	116,821.89
DIAMOND OFFSHORE DRILLING INC COM	174,785.84	165,703.93
DIAMONDROCK HOSPITALITY CO COM STK	27,668.94	30,000.00
DIAMONDROCK HOSPITALITY CO COM STK	516,895.41	887,856.00
DIANA SHIPPING INC COM STK	189,132.49	157,120.96
DIANA SHIPPING INC COM STK	482,943.86	438,116.98
DIANA SHIPPING INC COMSTK CALL OPT EXP 01/22/11 PR $14 PER SH	(37.30)	0.00
DICKS SPORTING GOODS INC OC-COM	106.03	150.00
DICKS SPORTING GOODS INC OC-COM	749,306.20	964,912.50
DIEBOLD INC COM	2,903.99	2,179.40
DIEBOLD INC COM	275,362.32	272,425.00
DIG 01/22/2011 4.000 C DIG 110122C00040000	(845.53)	(6,200.00)
DIGITAL RIV INC COM	1,139.45	1,032.60
DIGITAL RLTY TR INC COM	5,262.75	5,154.00
DIGITAL RLTY TR INC COM	362,682.62	319,032.60
DIGITALGLOBE INC COM NEW COM NEW	3,118.91	3,171.00
DILLARDS INC CL A COM	872.84	1,100.26
DILLARDS INC CL A COM	177,561.93	472,922.10
DIME BANCORP INC NEW LITIGATION TRACKINGWT EXP	3,135.93	10,983.50
DINEEQUITY INC COM STK	3,939.99	4,938.00
DINEEQUITY INC COM STK	176,991.12	293,317.20
DINEEQUITY INC COM STK	724,663.39	869,088.00
DIONEX CORP COM	4,516.75	7,080.60
DIRECTV COM CL A COM CL A	73,770.25	75,867.00
DIRECTV COM CL A COM CL A	587,699.29	837,611.61
DIRECTV-CLASS A COMSTK CALL OPT EXP 02/19/11 PR $40 PE SH	(265.53)	(262.00)
DIREXION DAILY FIN BULL 3X COM STK CALL OPT EXP 28.33 PER SH	(714.25)	(1,905.00)
DIREXION DAILY FIN BULL 3X COMSTK CALL OPT EXP 01/22/11 PR $21.67 PER SH	(680.77)	(882.00)
DIREXION DAILY FINL BEAR 3X COMSTK CALL OPT EXP 01/22/11 PR $11 PER SH	(715.95)	(168.00)
DIREXION DAILY FINL BEAR 3X COMSTK CALL OPT EXP 12/18/10 PR $12 PER SH	(9,763.57)	(222.00)
DIREXION DAILY REAL EST BEAR COMSTK CALLOPT EXP 01/22/11 PR $23 PER SH	(708.50)	(120.00)
DIREXION DAILY REAL EST BEAR COMSTK CALLOPT EXP 1/22/11 PR $19 PER SH	(141.53)	(90.00)
DIREXION DAILY REAL EST BEAR COMSTK CALLOPT EXP 1/22/11 PR $20 PER SH	(241.53)	(126.00)
DIREXION DAILY SEMI BULL 3X COMSTK CALL OPT EXP 02/19/11 PR $60 PER SH	(192.30)	0.00
DIREXION DLY LG CAP BEAR 3X CALL OPT EXP04/16/2011 PR $11 PER SH	(339.25)	(8,550.00)
DIREXION DLY SM CAP BEAR 3X COM STK CALL OPT EXP 12/18/10 PR $22 PER SH	(22.75)	(1,184.00)
DIREXION DLY SM CAP BEAR 3X COMSTK CALL OPT EXP 12/18/2010 PR $22 PER SH	(434.26)	0.00
DIREXION DLY SM CAP BULL 3X COM STK CALL OPT EXP 1/22/11 PR $74 PER SH	(442.29)	(1,000.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 01/22/11 PR $56 PER SH	(3,156.16)	(9,200.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 01/22/11 PR $65 PER SH	(7,262.29)	(11,760.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 01/22/11 PR $70 PER SH	(14,159.91)	(340.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 01/22/11 PR $76 PER SH	(337.24)	(580.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 04/16/11 PR $66 PER SH	(6,856.09)	(250.00)
DIREXION DLY SM CAP BULL 3X COMSTK CALL OPT EXP 1/22/11 PR $75 PER SH	(755.69)	(8,100.00)
DISCOVER BANK DTD 11-18-2009 2.3 DUE 05-18-2012	15,000.00	152.86
DISCOVER BK GREENWOOD DEL CTF DEP SEMI-ANNU DTD 09-17-2008 5 09-17-2013	69,000.00	69,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 03-21-2007 5.1 03-21-2012	19,000.00	19,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 03-28-2007 5.1 03-28-2011	26,200.22	26,200.22
DISCOVER BK GREENWOOD DEL CTF DEP DTD 05-28-2008 4.85 05-28-2015	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 06/04/2008 ACT/365 SEMI 4.25 12-05-11	7,000.00	7,228.34
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07/16/2008 ACT/365 5 07-16-2013	50,000.00	50,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 07-05-2007 5.45 07-05-2013	10,000.00	10,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 08-06-2008 4.75 08-06-2012	40,000.00	40,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09/24/2008 ACT/365 5.15 09-24-2015	10,000.00	10,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.15 09-17-2015	95,000.00	95,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 09-17-2008 5.2 09-17-2018	20,000.00	20,000.00
DISCOVER BK GREENWOOD DEL CTF DEP DTD 9/24/08 ACT/365 SEMI-ANNU 5.2 24 SEP 18	10,000.00	10,801.20
DISCOVER BK GREENWOOD DEL DTD 05-21-20084.75 05-21-2015	25,000.00	25,000.00
DISCOVER BK GREENWOOD DEL DTD 12-03-20085 12-03-2015	2,000.00	2,000.00
DISCOVER BK GREENWOOD DEL DTD 06-25-20085 06-25-2013	10,000.00	10,000.00
DISCOVER FINL SVCS COM STK	30,267.31	36,600.57
DISCOVER FINL SVCS COM STK	146,439.88	254,009.24
DISCOVER FINL SVCS COM STK	295,382.54	342,805.00
DISCOVER FINL SVCS COM STK	603,096.83	591,107.00
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	63,322.40	68,304.60
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	212,509.58	230,809.50
DISCOVERY COMMUNICATIONS INC NEW COM SERA STK	225,947.70	298,321.80
DISCOVERY COMMUNICATIONS INC NEW COM SERC COM SER C	31,424.96	31,920.30
DISCOVERY COMMUNICATIONS INC NEW COM SERC COM SER C	496,784.34	514,760.70
DISCOVERY LABORATORIES INC NEW COM	6,555.78	3,882.78
DISH DBS CORP SR NT 7.875 DUE 09-01-2019	29,240.10	31,350.00
DISH NETWORK CORP CL A COM STK	2,621.92	2,693.42
DISH NETWORK CORP CL A COM STK	171,992.60	182,838.00
DISTRIBUTED ENERGY SYS CORP COM STK	1,313.23	5.50
DITECH NETWORKS COM STK	2,269.82	429.00
DITEM EXPL INC COM	193,337.48	25,550.89
DIVINE INC CL A NEW COM STK	10,832.85	0.00
DNA PLT TECH CORP CONV EXCHANGEABLE PFD STK	121,701.14	119,877.29
DNB NOR ASA NOK10	933,831.59	1,051,277.61
DOGAN HOLDINGS TRY1	0.66	0.48
DOLBY LABORATORIES INC CL A COM STK	148,013.90	163,748.50
DOLE FOOD CO INC NEW COM STK	2,648.62	3,377.50
DOLE FOOD INC STEP CPN 8.75% DUE 07-15-2013	5,000.00	5,083.00
DOLLAR GEN CORP 10.625% DUE 07-15-2015	22,367.77	22,890.00
DOLLAR GEN CORP NEW COM	5,530.66	6,134.00
DOLLAR TREE INC COM STK	59,333.48	59,556.96
DOLLAR TREE INC COM STK	579,626.95	995,420.00
DOMINION RES INC 5.2% DUE 08-15-2019	125,870.40	129,915.96
DOMINION RES INC 5.7% DUE 09-17-2012	118,603.10	123,745.18
DOMINION RES INC V 8.875% DUE 01-15-2019	19,994.40	25,914.28
DOMINION RES INC VA NEW COM	59,512.96	67,278.40
DOMINION RES INC VA NEW COM	153,469.87	171,264.48
DOMINION RES INC VA NEW COM	419,938.72	623,882.88
DOMINOS PIZZA INC COM	1,693.64	2,057.55
DOMTAR CORP COM NEW COM NEW	69,107.75	70,226.00
DOMTAR CORP COM NEW COM NEW	274,572.72	273,312.00
DONALDSON INC COM	4,088.88	4,808.27
DONNELLEY R R & SONS CO COM	8,244.81	8,078.91
DONNELLEY R R & SONS CO COM	148,412.83	90,756.65
DONNELLEY R R & SONS CO COM	459,969.50	405,304.00
DOT HILL SYS CORP COM	13,921.40	15,400.00
DOVER CORP COM	53,903.97	79,670.27
DOVER CORP COM	122,391.96	274,598.10
DOVER DOWNS GAMING & ENTMT INC COM	9,755.21	10,200.00
DOVER SADDLERY INC COM	1,707.95	2,600.00
DOW CHEM CO 6% DUE 10-01-2012	8,700.00	10,779.91
DOW CHEM CO/ 5.9 DUE 02-15-2015	26,759.75	27,641.40
DOW CHEMICAL CO COM	403,317.91	504,998.88
DOW CHEMICAL CO COM	362,657.05	557,498.42
DOW CHEMICAL CO COM	755,709.67	997,126.98
DOWNEY FINL CORP COM	25,637.93	0.00
DPL CO COM	3,459.90	3,856.50
DPL CO COM	126,365.22	118,266.00
DR PEPPER SNAPPLE GROUP INC COM STK	29,484.51	29,230.69
DR PEPPER SNAPPLE GROUP INC COM STK	143,539.38	200,974.56
DR REDDYS LABS LTD ADR REPSTG 1/2 SH	32,564.77	35,112.00
DRA CRT ACQUISITION CORP PFD SER A 8.50%	7,306.94	8,928.29
DRAGON OIL COM STK	8,108.58	25,269.60
DRAGONWAVE INC COM	30,134.90	37,633.96
DREAMWORKS ANIMATION INC CL A COM STK	48,498.02	41,994.75
DRESSER-RAND GROUP INC COM	4,991.21	6,516.27
DRESSER-RAND GROUP INC COM	147,140.94	144,806.00
DRIL-QUIP INC COM	9,543.97	15,544.00
DRUGSTORE COM INC COM ISIN #US2622411021	6,607.40	7,735.00
DRYSHIPS INC COM STK CALL OPT EXP 1/22/11 PR $6 PER SH	(71.53)	0.00
DRYSHIPS INC COM USD0.01	765,636.66	804,320.49
DRYSHIPS INC COMSTK CALL OPT EXP 12/18/2010 PR $5 PER SH	(110.78)	0.00
DST SYS INC COM	9,902.18	8,870.00
DST SYS INC COM	207,297.35	208,445.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

DTD 01-09-2009 4.5 01-09-2019	10,000.00	11,096.70
DTD 09-18-2008 4.7 09-18-2012	95,000.00	99,750.00
DTE ENERGY CO COM	100,737.86	118,171.58
DTE ENERGY CO COM	156,137.75	192,881.92
DTE ENERGY CO COM	352,475.08	344,432.00
DTS INC COM	4,670.35	9,810.00
DU PONT E I DE NEMOURS & CO COM STK	356,280.57	471,301.36
DU PONT E I DE NEMOURS & CO COM STK	740,549.80	798,080.00
DU PONT E I DE NEMOURS & CO COM STK	784,287.36	922,780.00
DU PONT E I DE NEMOURS & CO COM STK	854,680.99	1,145,643.84
DUCOMMUN INC DEL COM	25,014.08	28,314.00
DUET GROUP COM STK	9,944.10	11,572.24
DUKE ENERGY CORP NEW COM STK	264,171.37	289,711.99
DUKE ENERGY CORP NEW COM STK	361,235.68	370,448.00
DUKE ENERGY CORP NEW COM STK	448,679.51	593,500.44
DUKE RLTY CORP COM NEW REIT	20,294.54	20,400.55
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER L PFD STK	5,296.45	4,739.70
DUKE RLTY CORP DEP SH REPSTG 1/10TH PFD SER M PFD STK	2,537.95	2,388.00
DUKE RLTY CORP DEP SHS REPSTG 1/10TH PFDSER N PFD STK 7.25	10,026.95	9,820.00
DUKE RLTY CORPORATION DO NOT USE SEE 1-003142	192.90	135.30
DULUTH METALS LTD COM STK	185,804.56	529,815.86
DUN & BRADSTREET CORP DEL NEW COM	2,163.99	2,498.00
DUN & BRADSTREET CORP DEL NEW COM	98,062.39	103,022.95
DUN & BRADSTREET CORP DEL NEW COM	198,266.52	220,001.20
DURECT CORP COM	2,864.20	3,450.00
DUTCH HBR FIN SUB-TRUST II ASSET BKD CAPCOMMITMENT 144A SECS	69,278.40	81,810.00
DVI INC IN DEFAULT 9.875 DUE 12-31-2040/02-01-2003 REG	18,733.76	3,250.00
DXP ENTERPRISES INC COM NEW STK	32,694.74	40,800.00
DYADIC INTL INC DEL COM	261,267.15	270,910.44
DYNAMIC MATLS CORP COM	23,012.52	32,402.60
DYNASTY METALS & MNG INC COM	5,428.60	6,396.60
DYNEGY HLDGS INC SR NT 8.375% DUE 05-01-2016	19,684.00	18,750.00
DYNEGY INC DEL COM	2,890.29	2,922.40
DYNEX CAP INC NEW REIT	25,508.95	27,300.00
DYNEX CAP INC NEW REIT	402,997.56	414,960.00
E DIGITAL CORP COM	22,285.36	8,816.74
E MED FUTURE INC COM	728.93	13.20
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	176,802.21	80,016.00
E TRADE FINL CORP FORMERLY E TRADE GROUPINC TO 10/01/2003 COM NEW COM NEW	376,492.14	350,864.00
EAGLE BROADBAND INC COM NEW STK	613.78	0.01
EAGLE BULK SHIPPING INC EAGLE BULK SHIPPING COM	122,855.52	118,524.00
EAGLE PLAINS RES LTD COM NEW COM NEW	39,103.35	20,611.20
EARTH SCIENCES INC COM	491.44	0.00
EARTHLINK INC COM STK	32,315.56	32,678.68
EARTHLINK INC COM STK	524,996.08	557,280.00
EARTHSHELL CORP COM NEW STK	26.15	0.00
EAST WEST BANCORP INC COM	19,717.77	19,550.00
EAST WEST BANCORP INC COM	172,020.44	203,320.00
EAST WEST BANCORP INC COM	212,432.84	210,749.00
EAST WEST DISTRS INC COM STK	2,551.58	0.00
EASTERN AMERN NAT GAS TR SPERS RCPT REPSTG DEPOSITARY UNIT &$20	2,791.70	2,300.00
EASTFIELD RES LTD COM	553.47	553.50
EASTGROUP PPTYS INC REIT	2,147.45	2,116.00
EASTMAN CHEM CO COM	64,514.00	152,605.20
EASTMAN CHEM CO COM	314,256.00	420,400.00
EASTMAN KODAK CO 7.25% DUE 11-15-2013	39,200.80	39,300.00
EASTMAN KODAK CO COM	24,662.71	25,800.61
EASTMAN KODAK CO COM	242,344.72	273,360.00
EASTMAN KODAK CO COMSTK CALL OPT EXP 01/22/11 PR $5.50 PER SH	(272.42)	0.00
EATON CORP COM	95,952.65	138,070.15
EATON CORP COM	194,852.96	298,134.87
EATON CORP COM	194,964.87	429,996.36
EATON VANCE CORP COM NON VTG	293,411.57	364,876.10
EATON VANCE INSD MUN BD FD AUCTION PFD SER E	25,013.00	260.85
EATON VANCE TAX-MANAGED GLOBAL BUY-WRITEOPPORTUNITIES FD COM	15.08	15.53
EAU TECHNOLOGIES INC COM STK	0.00	15.47
EAUTOCLAIMS COM INC COM	524.95	1.20
EBAY INC COM USD0.001	164,345.22	189,327.49
EBAY INC COM USD0.001	771,727.33	726,363.00
EBAY INC COM USD0.001	626,738.14	803,479.93
EBAY INC COM USD0.001	1,035,108.28	1,163,572.30
EBAY INC COMSTK CALL OPT EXP 01/22/11 PR $ 33 PER SH	(512.74)	(21.00)
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	362,544.81	375,619.23
EBIX INC FORMERLY EBIX COM INC TO 01/02/2004 COM NEW COM NEW	350,024.82	513,639.00
EC DEV INC COM STK	306.54	0.40

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ECHELON CORP OC-COM STK	9,815.60	12,228.00
ECHOSTAR CORPORATION	173.00	40.00
ECHOSTAR DBS CORP 7.75% DUE 05-31-2015	34,500.00	37,187.50
ECOLAB INC COM	161,136.20	294,452.80
ECOLAB INC COM	271,556.19	375,629.00
ECOLAB INC COM	763,276.15	779,039.42
ECOLAB INC COM	954,022.19	1,129,408.00
ECOLOCAP SOLUTIONS INC COM STK	3,158.95	585.00
E-COMMERCE CHINA-SPON ADR COMSTK CALL OPT EXP 01/22/11 PR $33 PER SH	(155.78)	0.00
ECOSPHERE TECHNOLOGIES INC COM STK	232,842.63	83,982.50
ECOSYSTEM CORP COM NEW STK	2,559.41	0.00
ECU SILVER MNG INC COM	25,871.27	36,412.20
ED RLTY TR INC COM REIT	16,782.57	12,103.17
ED RLTY TR INC COM REIT	64,280.82	67,599.00
EDEN ENERGY CORP COM NEW	2,710.52	3.27
EDGEWATER EQTY“A” COM STK	8,614.75	6,300.00
EDISON INTL COM	37,049.08	48,540.93
EDISON INTL COM	204,701.62	316,327.00
EDISON INTL COM	293,512.41	331,960.00
EDOORWAYS INTL CORP COM STK	541.90	5.28
EDP-ENERGIAS DE PORTUGAL S A	908.95	501.27
EDUCATION FDG CAP TR III LN BKD NT CL A-7 AUCTION RATE 12-15-2042 REG	93,500.00	93,500.30
EDUCATIONAL DEV CORP COM	1,351.51	1,616.85
EDWARDS LIFESCIENCES CORP COM	40,993.67	56,992.20
EFOTOXPRESS INC COM	32,664.58	401.00
EGAMES INC COM	3,059.90	620.00
EL ALACRAN GOLD MINE CORP COM STK	559.96	0.00
EL PASO CORP 7% DUE 05-15-2011	10,158.33	10,125.00
EL PASO CORP 7% DUE 06-15-2017	54,573.20	58,042.33
EL PASO CORP COM	153,540.51	166,887.33
EL PASO CORP COM	321,362.65	243,923.52
EL PASO CORP COM STK CALL OPT EXP 1/22/11 PR $14 PER SH	(424.10)	(575.00)
EL PASO ELEC CO COM NEW	81,476.08	96,712.89
EL PASO ELEC CO COM NEW	169,352.56	184,451.00
EL PASO ELEC CO COM NEW	793,668.33	936,020.00
EL PASO ENERGY CORP MEDIUM TERM NTS BOOK TR 4 7.8 8-1-31	80,550.71	86,542.64
EL PASO ENERGY CORP MTN BOOKTRANCHE # TR00005 7.75 1-15-2032 BEO	273,646.62	283,498.34
EL PASO NAT GAS CO 8.375% DUE 06-15-2032	27,968.92	32,933.99
ELCOM INTL INC COM STK	663.20	0.32
ELDORADO GOLD CORP COM STK CALL OPT EXP 1/22/11 PR $19 PER SH	(61.53)	0.00
ELDORADO GOLD CORP NEW COM STK	364,203.65	387,741.60
ELECTR ARTS COM	34,926.47	35,085.96
ELECTR ARTS COM	277,084.28	136,904.04
ELECTR ARTS COM	191,052.88	199,836.00
ELECTRO RENT CORP COM	6,098.50	8,348.68
ELECTRO RENT CORP COM	114,435.74	179,990.08
ELECTRO SCIENTIFIC INDS INC COM	24,812.18	27,251.00
ELECTRO SCIENTIFIC INDS INC COM	545,567.89	692,496.00
ELECTROLUX AB SER’B’NPV (POST SPLIT)	115,438.08	347,534.76
ELECTRONICS FOR IMAGING INC COM	60,941.89	62,205.57
ELEMENTOS LTD COM STK	234.41	450.14
ELI LILLY & CO COM	304,075.11	302,099.71
ELI LILLY & CO COM	449,735.04	469,536.00
ELI LILLY & CO COM	997,533.95	894,501.12
ELI LILLY & CO COM STK CALL OPT EXP 2/19/11 PR $36 PER SH	(306.98)	(304.00)
ELIGIX INC SER B PFD STK	1,718.00	195.00
ELINE ENTERTAINMENT GROUP INC COMMON STOCK	456.95	60.00
ELITE PHARMACEUTICALS INC COM NEW COM	373,965.72	6,266.80
ELIZABETH ARDEN INC COM	4,994.35	5,062.20
ELIZABETH ARDEN INC COM	57,685.20	69,030.00
ELLIS PERRY INTL INC COM	2,936.00	4,120.50
ELLIS PERRY INTL INC COM	27,852.48	32,964.00
ELOYALTY CORP PFD CONV SER B 7	8.38	0.26
ELRON ELECTR INDS LTD ORD	573.62	90.00
EMC CORP COM	466,708.73	575,568.60
EMC CORP COM	669,229.74	1,187,158.90
EMC INS GROUP INC COM	4,698.00	4,528.00
EMCOR GROUP INC COM	17,501.83	20,430.90
EMCOR GROUP INC COM	35,601.60	34,776.00
EMCOR GROUP INC COM	133,706.26	147,798.00
EMCOR GROUP INC COM	548,141.89	599,886.00
EMCORE CORP COM	951.38	759.50
EMERGENCY MED SVCS CORP CL A COM STK	8,108.35	11,177.53
EMERGENCY MED SVCS CORP CL A COM STK	158,309.28	216,443.50
EMERGENT BIOSOLUTIONS INC COM	2,634.01	4,692.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

EMERGING HLDGS INC COM	2,534.94	0.00
EMERSON ELECTRIC CO COM	129,077.29	164,449.16
EMERSON ELECTRIC CO COM	480,841.08	1,082,513.95
EMP SOLUTIONS INC	0.00	1.76
EMPIRE DIST ELEC CO COM	2,153.95	2,252.86
EMPIRE RES INC DEL COM	34,640.92	26,936.00
EMPIRE STEEL CORP PFD WARRANT CONSIDEREDDESPERATE	567.77	252.00
EMS TECHNOLOGIES INC COM	28,827.54	35,604.00
EMULEX CORP COM NEW	2,013.58	2,332.00
EMULEX CORP COM NEW	399,091.29	442,905.10
ENBRIDGE ENERGY MGMT L L C SHS UNITS REPSTG LTD LIABILITY INT	0.00	0.01
ENCANA CORP COM NPV	69,905.92	65,490.88
ENCANA CORP COM NPV	354,159.71	358,176.00
ENCOMPASS HLDGS INC COM NEW STK	6,718.99	0.27
ENCORE ENERGY PARTNERS LP	6,091.70	6,796.57
ENCORE WIRE CORP COM	4,515.75	5,692.38
ENDEAVOUR INTL CORP COM NEW	37,624.82	53,240.40
ENDEAVOUR SILVER CORP COMMON STK	37,033.72	48,444.00
ENDEVCO INC TX COM NEW STK	4,052.90	85.00
ENDO PHARMACEUTICALS HLDGS INC COM	55,084.23	60,671.29
ENDO PHARMACEUTICALS HLDGS INC COM	522,179.57	632,067.00
ENDO PHARMACEUTICALS HLDGS INC COM	591,754.07	953,457.00
ENDOLOGIX INC COM	591.02	1,001.00
ENDURANCE 7% DUE 07-15-2034	39,734.00	38,187.88
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	173,342.18	244,171.00
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	317,721.26	442,272.00
ENDURANCE SPECIALTY HOLDINGS LTD COM USD1	534,679.97	612,731.00
ENER1 INC COM NEW STK	7,213.18	4,927.00
ENERBANK USA SALT LAKE CITY UTAH DTD 07-16-2010 .4 C/D 07-15-2011	4,000.00	4,000.00
ENERGEN CORP COM	232,665.38	246,126.00
ENERGEN CORP COM	353,716.75	332,028.80
ENERGEN CORP COM	399,825.87	410,210.00
ENERGIZER HLDGS INC COM	210,145.73	211,410.00
ENERGIZER HLDGS INC COM	313,986.99	422,820.00
ENERGY CONVERSION DEVICES INC COM	21,006.56	18,285.00
ENERGY FINDERS INC COM STK	12,058.35	430.50
ENERGY FUTURE HLDGS CORP SR TOGGLE NT 11.25% DUE 11-01-2017/11-01-2010 REG	147,601.74	109,036.20
ENERGY FUTURE/EFIH 10 DUE 12-01-2020	573,929.41	420,759.38
ENERGY INCOME & GROWTH FD COM	4,597.09	5,376.00
ENERGY PARTNERS LTD COM STK	1,281.64	89.16
ENERGY RECOVERY INC COM	2,972.14	1,932.48
ENERGY SOLUTIONS INC COMMON	15,670.75	12,721.59
ENERGY TRANSFER PARTNERS L P UNIT LTD PARTNERSHIP INT	108,065.81	122,870.97
ENERGY TRANSFER SR NT 9 DUE 04-15-2019	120,484.00	125,277.70
ENERGY XXI (BERMUDA) COM STK USD $0.005	269,214.90	335,083.70
ENERGYCONNECT GROUP INC COM STK	2,827.85	1,210.00
ENERGYTEC INC FORMERLY ENERGYTEC COM IN COM	39,207.53	0.00
ENERLUME ENERGY MGMT CORP COM STK	285.40	0.54
ENERNOC INC COM	33,119.48	26,301.00
ENERNOC INC COM	336,174.32	284,050.80
ENERSYS COM	25,721.27	32,120.00
ENGLOBAL CORP COM	3,270.73	1,116.00
ENI SPA EUR1	724,004.17	602,638.61
ENI SPA-SPONSORED ADR COM STK CALL OPT EXP 5/21/11 PR $45 PER SH	(278.30)	0.00
ENN ENERGY HOLDINGS LTD SHS	9,628.75	8,991.90
ENPRO INDS INC COM	350,161.94	452,297.48
ENRON CORP COM	9,285.29	0.00
ENSCO PLC SPON ADR	30,591.80	40,064.57
ENSIGN ENERGY SVCS INC COM	0.00	0.00
ENSIGN GROUP INC COM STK	95,048.50	129,324.00
ENSTAR GROUP LIMITED COM	4,042.85	5,497.70
ENTECH SOLAR INC COM STK	34,880.85	6,882.00
ENTEGRIS INC COM	1,567.48	2,502.45
ENTERGY CORP NEW COM	37,399.35	36,076.48
ENTERGY CORP NEW COM	131,001.37	125,156.61
ENTERGY CORP NEW COM	216,401.51	322,418.16
ENTERGY CORP NEW COM	390,655.07	354,150.00
ENTERPRISE BANK/PA DTD 09-30-2010 0.25 CTF OF DEP DUE 09-30-2011	9,000.00	8,982.00
ENTERPRISE BK & TR DTD 08-12-2010 .6 CTFOF DEP DUE 08-12-2011	2,000.00	2,000.00
ENTERPRISE INNS ORD GBP0.025	75,549.73	76,088.17
ENTERPRISE PRODS 5.25% DUE 01-31-2020	61,170.60	62,411.40
ENTERPRISE PRODS 9.75% DUE 01-31-2014	190,000.00	229,509.93
ENTERPRISE PRODUCTS PARTNERS COMSTK CALLOPT EXP 06/18/11 PR $41 PER SH	(2,743.91)	(2,100.00)
ENTERPRISE PRODUCTS PARTNERS COMSTK CALLOPT EXP 12/18/10 PR $41 PER SH	(274.70)	0.00
ENTERTAINMENT GAMING ASIA INC COM	14,574.81	4,271.55

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ENTMNT PPTYS TR COM SH BEN INT	204,767.31	233,562.50
ENTORIAN TECHNOLOGIES INC COM NEW COM NEW	1,866.08	91.25
ENTRADA NETWORKS INC COM	988.20	0.00
ENTREMED INC COM NEW	6,680.43	5,999.48
ENTROPIC COMMUNICATIONS INC COM STK	51,789.40	57,138.40
ENUCLEUS INC COM PAR $.001 COM PAR $.001	698.00	250.00
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC COM	46,225.20	19,030.00
ENVIT CAP GROUP INC COM STK	1,697.24	0.00
ENVOY CAP GROUP INC COM STK	11,220.61	3,445.60
ENZYME ENVIRONMENTAL SOLUTIONS COM STK	6,517.90	80.00
EOG RESOURCES INC COM	114,638.66	112,281.37
EOG RESOURCES INC COM	202,417.24	263,352.21
EOG RESOURCES INC COM	279,461.70	584,109.90
EOG RESOURCES INC COMSTK CALL OPT EXP 01/22/11 PR $85 PER SH	(2,133.79)	(2,085.00)
EON COMMUNICATIONS CORP COM NEW STK	2,006.95	2,000.00
EPICEPT CORP	6,709.95	1,450.12
EPICOR SOFTWARE CORP COM	45,405.03	60,600.00
EPIQ SYS INC COM	1,456.60	1,318.08
EQT CORP COM	3,601.32	4,484.00
EQT CORP COM	125,572.21	168,194.84
EQTY 1 INC COM	3,494.78	3,636.00
EQTY RESDNTL EFF 5/15/02	2,118.90	5,195.00
EQTY RESDNTL EFF 5/15/02	230,365.82	371,702.25
EQUAL ENERGY LTD COM STK	5,106.17	5,777.74
EQUIFAX INC COM	23,544.02	27,305.20
EQUIFAX INC COM	80,254.19	110,680.40
EQUIFAX INC COM	460,834.93	478,820.00
EQUINIX INC COM NEW COM NEW	11,417.44	11,051.36
EQUITY FUTURES OFFSET - LONG	(58,606,610.00)	(58,891,000.00)
EQUITY FUTURES OFFSET - LONG	(19,828,337.04)	(20,105,110.00)
EQUITY FUTURES OFFSET - LONG	(12,285,079.39)	(12,513,430.00)
EQUITY FUTURES OFFSET - LONG	(7,376,525.00)	(7,518,000.00)
EQUITY FUTURES OFFSET - LONG	(6,828,885.00)	(6,954,150.00)
ERF WIRELESS INC COM STK	14,455.80	659.20
ERHC ENERGY INC COM STK	42,660.45	36,400.00
ERICSSON(LM)TEL SER’B’ NPV	879,267.50	940,008.85
ERSTE GROUP BANK AG NPV	340,525.19	254,599.23
ESC BOWATER D08/01/89 9.000% ESCROW	10,134.88	0.00
ESC CONSECO FING TR V	949.00	0.00
ESC DWS RREEF REAL ESTATE FD II INC II PLAN OF LIQUIDATION TO RREEF **INC	9,330.00	0.00
ESC GLOBIX CORP COM STK	232.41	0.00
ESC MIRANT CORP	1,539.71	0.00
ESCROW ELOQUENT INC	7,223.09	0.00
E-SIM LTD SHS	2,017.45	0.06
ESPERANZA RESOURCES CORP COMMON STOCK	17,945.17	18,727.18
ESPRIT HOLDINGS HKD0.10	526,195.42	370,841.08
ESSEX PPTY TR REIT	25,491.06	26,270.71
ESTEE LAUDER COMPANIES INC CL A USD0.01	107,502.20	230,479.20
ESTERLINE TECHNOLOGIES CORP COM STK	150,297.70	253,783.00
ESTERLINE TECHNOLOGIES CORP COM STK	212,270.77	514,425.00
ESTERLINE TECHNOLOGIES CORP COM STK	625,277.33	857,375.00
ETERNAL ENERGY CORP COM STK	331.00	100.00
ETF- ISHARES BARCLAYS 20+ YR TREAS BD FD	122,395.97	115,006.73
ETF ISHARES BARCLAYS AGGREGATE BD FD	1,149,208.99	1,178,975.34
ETF- ISHARES BARCLAYS BARCLAYS 7-10 YR TREAS BD FD	149,166.77	146,442.70
ETF ISHARES BARCLAYS CR BD FD	48,273.46	50,896.35
ETF ISHARES BARCLAYS INTER GOVT/CR BD FD	49,245.68	50,365.07
ETF ISHARES S&P DEVELOPED EX-US PROP	10,445.93	9,686.60
ETF WISDOM TREE DEFA EQUITY INCOME FUND B	6,834.73	5,725.56
ETF WISDOMTREE EMERGING MARKETS EQUITY INC	73,750.03	79,825.05
ETF WISDOMTREE EQUITY INCOME FUND INC	24,101.03	25,246.33
ETHAN ALLEN INTERIORS INC COM	4,239.78	5,595.32
ETHOS ENVIRONMENTAL INC NEW COM	89,868.98	266.35
ETRAVELSERVE.COM INC COM	3,846.00	0.00
EURAZEO NPV	87,291.44	102,771.75
Euro	(18,245.08)	(18,245.08)
Euro	0.00	0.00
Euro	0.00	0.00
Euro	0.00	0.00
Euro	0.00	0.00
Euro	0.00	0.00
Euro	0.00	0.00
Euro	0.05	0.05
Euro	4,305.76	4,305.76
Euro	13,362.75	13,362.75

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Euro	90,545.88	90,545.88
Euro	131,718.42	131,718.42
Euro	649,310.23	649,310.23
EURO TECH HLDGS COM STK USD0.01	84,889.90	55,800.00
EUROMAX RES LTD COM STK	2,622.95	2,868.00
EURONET WORLDWIDE INC COM	10,905.76	7,342.24
EVERBANK JACKSONVILLE FLA CD 07/01/10 ACT/365 3.05 07-01-2019	10,000.00	10,000.00
EVEREST RE GROUP COM	8,407.95	8,482.00
EVERGREEN ENERGY INC COM NEW	36.62	27.30
EVOLUTION SOLAR CORP COM STK	16,865.77	741.00
EVOLVING GOLD CORP COM	11,053.90	11,700.00
EWORLDCOMPANIES INC COM PAR $.0001 NEW COM STK	9,188.15	600.00
EXACT SCIENCES CORP COM	7,364.95	5,980.00
EXAR CORP COM	9,409.35	10,470.00
EXAR CORP COM	14,225.67	14,099.60
EXCEL MARITIME CARRIERS COM STK	106,453.90	86,591.92
EXCEL MARITIME CARRIERS LTD COM STK CALL OPT EXP 3/19/11 PR $6 PER SH	(465.55)	0.00
EXCEL TR INC COM	1,142.86	1,210.00
EXCELLINE HOLDINGS INC PFD	4,219.29	10,221.31
EXCELLON RES INC COM	56,515.10	129,465.60
EXCO RES INC COM	117,592.26	146,478.71
EXELIXIS INC COM STK ISIN# US30161Q1040	71,660.80	98,043.82
EXELON CORP 5.625% DUE 06-15-2035	116,362.98	114,248.28
EXELON CORP COM	248,179.36	232,752.32
EXELON CORP COM	335,263.60	287,316.00
EXELON CORP COM	521,225.27	692,847.96
EXELON CORP COMSTK CALL OPT EXP 04/16/11 PR $44 PER SH	(101.55)	0.00
EXELON CORP COMSTK CALL OPT EXP 01/22/11PR $42.50 PER SH	(9.30)	0.00
EXETER RESOURCE CORP COM	45,760.94	123,225.03
EXIDE TECHNOLOGIES COM NEW COM NEW	4,842.40	9,410.00
EXPEDIA INC DEL COM	20,900.48	20,978.28
EXPEDIA INC DEL COM	153,358.14	127,808.46
EXPEDITORS INTL WASH INC COM	37,607.46	43,680.00
EXPEDITORS INTL WASH INC COM	259,043.79	291,782.40
EXPEDITORS INTL WASH INC COM	1,166,111.99	1,577,940.00
EXPLOR RES IN	53,303.24	68,440.06
EXPONENT INC COM STK	6,669.88	7,508.00
EXPRESS SCRIPTS INC COM	77,290.66	85,507.10
EXPRESS SCRIPTS INC COM	219,844.88	716,865.15
EXPRESS SCRIPTS INC COM	693,744.34	897,230.00
EXTERRAN HLDGS INC COM STK	2,457.23	1,939.95
EXTERRAN HLDGS INC COM STK	447,696.83	483,742.10
EXTORRE GOLD MINES LTD COM NPV	37,589.38	118,818.74
EXTRA SPACE STORAGE INC COM	30,839.40	46,980.00
EXTRACT RESOURCES LIMITED NPV	7,124.75	7,708.40
EXTREME NETWORKS INC COM	1,516.95	1,545.00
EXTREME NETWORKS INC COM	34,869.00	30,900.00
EXXON IMPERIAL U S INC CPN DUE 07-18-1997	485.45	0.00
EXXON MOBIL CORP COM	58,028.30	65,808.00
EXXON MOBIL CORP COM	537,271.21	686,304.32
EXXON MOBIL CORP COM	668,084.93	716,576.00
EXXON MOBIL CORP COM	1,260,062.25	1,520,896.00
EXXON MOBIL CORP COM	4,674,271.89	9,277,026.88
EXXON MOBIL CORP COM STK CALL OPT EXP 1/19/13 PR $70 PER SH	(417.29)	(277.00)
EXXON MOBIL CORP COM STK CALL OPT EXP 7/16/11 PR $75 PER SH	(252.25)	(980.00)
EYECASHNETWORKS INC COM STK	594.35	0.00
EYI INDS INC COM	4,623.20	60.00
EZCHIP SEMICONDUCTOR LTD	114,834.65	115,210.00
EZCORP INC CL A NON VTG	19,117.17	21,704.00
EZCORP INC CL A NON VTG	646,104.84	911,405.22
EZCORP INC CL A NON VTG	559,043.19	1,212,711.00
EZENIA INC COM	2,118.39	85.00
F 110122C00015000 F 01/22/2011 15.000 C	(255.55)	0.00
F5 NETWORKS INC COM STK	272,103.11	264,875.60
F5 NETWORKS INC COM STK	413,860.95	420,026.32
F5 NETWORKS INC COM STK	262,562.61	553,180.00
F5 NETWORKS INC COMSTK CALL OPT EXP 1/22/11 PR $145 PER SH	(770.77)	(525.00)
FACTORY 2-U STORES INC COM	4,769.30	1.32
FACTSET RESH SYS INC COM STK	20,684.51	28,629.90
FAIRCHILD SEMICONDUCTOR INTL INC COM	25,739.87	39,025.00
FAIRFAX FINL HLDGS LTD SUB VTG	126,145.40	151,127.64
FAIRPOINT COMMUNICATIONS INC COM	508.61	11.22
FALCON NAT GAS CORP COM STK	359.95	0.00
FALCON TECHNOLOGIES INC COM STK	312.80	1.46
FAMILY DLR STORES INC COM	83,269.20	92,214.04

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

FAMILY DLR STORES INC COM	94,310.61	157,530.99
FAMILY DOLLAR STORES COMSTK CALL OPT EXP01/22/11 PR $46 PER SH	(2,129.66)	(4,500.00)
FAMILY DOLLAR STORES COMSTK CALL OPT EXP1/22/11 PR $45 PER SH	(2,387.14)	(2,870.00)
FAMILYMART CO NPV	488,081.43	576,620.74
FAMOUS DAVES AMER INC COM	1,424.12	1,115.00
FANUC LTD NPV	347,066.06	353,241.47
FANUC LTD NPV	280,665.04	491,466.40
FAR EAST ENERGY CORP COM STK	46.71	70.00
FARMERS GRAIN CO “D PFD STK	5,160.00	144.00
FASTENAL CO COM	49,900.71	67,355.97
FASTENAL CO COM	186,355.05	222,266.10
FASTENAL CO COM	784,636.81	1,090,362.00
FASTENAL CO COM	999,792.10	1,665,498.00
FBL FINL GROUP INC CL A CL A	54,382.30	80,276.00
FED HOME LN MTG CORP VAR RATE	6,443.63	2,380.00
FEDERAL AGRIC MTG CORP CL C	22,256.09	17,944.57
FEDERAL HOME LN MTG CORP PFD FLTG RATE	2,224.95	240.00
FEDERAL HOME LN MTG CORP POOL #1G2341 5.532% 12-01-2037 BEO	293,906.01	310,985.41
FEDERAL HOME LN MTG CORP POOL #1G2403 5.567% 01-01-2038 BEO	331,896.33	350,847.44
FEDERAL HOME LN MTG CORP POOL #1J0404 5.585% 05-01-2037 BEO	365,264.04	384,976.42
FEDERAL HOME LN MTG CORP POOL #A39302 5.5% 11-01-2035 BEO	94,758.55	103,021.84
FEDERAL HOME LN MTG CORP POOL #A9-6155 4% 01-01-2041 BEO	116,000.00	0.00
FEDERAL HOME LN MTG CORP POOL #G03695 5.5% 11-01-2037 BEO	618,034.29	662,619.53
FEDERAL HOME LN MTG CORP POOL #G03696 5.5% 01-01-2038 BEO	1,204,076.37	1,288,674.23
FEDERAL HOME LN MTG CORP POOL #G12341 5%09-01-2021 BEO	10,670.09	11,191.10
FEDERAL HOME LN MTG CORP POOL #G13767 4%03-01-2025 BEO	27,329.25	26,761.44
FEDERAL HOME LN MTG CORP POOL #G18049 5.5% 04-01-2020 BEO	5,848.25	6,188.57
FEDERAL HOME LN MTG CORP POOL #G18309 4.5% 05-01-2024 BEO	26,691.84	26,807.99
FEDERAL MOGUL CORP COM STK	54,323.52	55,755.00
FEDERAL MOGUL CORP COM STK	423,481.85	470,262.45
FEDERAL RLTY INVT TR SH BEN INT NEW SH BEN INT NEW	2,331.95	2,337.90
FEDEX CORP COM	82,961.70	139,515.00
FEDEX CORP COM	492,420.52	566,141.36
FEDEX CORP COM	394,439.51	736,360.17
FEDEX CORP COM	1,085,102.42	1,396,545.15
FEDEX CORP COM STK PUT OPT EXP 1/22/11 PR $90 PER SH	348.47	176.00
FEDEX CORP COMSTK CALL OPT EXP 2/19/11 PR $90 PER SH	(691.58)	(516.00)
FEDT INVESTORS INC CL B	18,306.57	16,146.89
FEDT INVESTORS INC CL B	62,953.09	60,321.85
FEDT INVESTORS INC CL B	374,321.44	389,933.00
FEI CO COM	1,709.75	1,584.60
FEMALE HEALTH CO COM	1,800.76	1,768.62
FERRO CORP COM	17,648.80	29,280.00
FERRO CORP COM	37,669.70	37,039.20
FHLB BD 4.25 01-14-2015/01-14-2011	25,000.00	25,029.93
FHLB CONS BD 5.875 02-15-2011	10,594.93	10,065.99
FHLB CONS BD DTD 04/21/2008 4.1 04-21-2015/04-21-2011	25,434.44	25,230.75
FHLB FHLB ONE TIME CALL 5 BUS DAYS 5.33 06-06-2014/06-06-2011	29,910.00	30,643.23
FHLMC MULTICLASS SR 3738 CL BP 4 12-15-2038	102,898.44	97,814.60
FHLMC NOTES 5.75 01-15-2012	15,572.39	15,824.93
FHLMC NT 5 04-29-2025/04-29-2011	24,912.50	25,308.45
FHLMC NTS 5.125 07-15-2012	30,489.09	32,073.96
FHLMC PREASSIGN 00012 5 02-16-2017	1,005,907.00	957,021.80
FHLMC PRIN STRIP PRIN PMT ON 6.875% DEB 2031 03-15-2031 (UNDDATE)	261,011.40	279,987.24
FHLMC REFERENCE NT 5.5 09-15-2011	15,445.13	15,546.84
FHLMC STEP UP 06-30-2016/06-30-2011 BD	770,000.00	761,637.03
FIBERTOWER CORP COM NEW COM NEW	4.65	0.00
FIBREGLASS HLDGS INC 10 CUM RED SER B PFD STK	5,455.75	8,103.00
FIDELIS ENERGY INC COM	306.95	200.00
FIDELITY CAP TR I TR PFD SECS 8.375%	4,602.25	420.00
FIDELITY NATIONAL FINANCIAL INC CL A	22,629.71	22,344.20
FIDELITY NATL INFORMATION SVCS INC COM STK	119.14	394.91
FIDELITY NATL INFORMATION SVCS INC COM STK	156,253.30	182,472.18
FIFTH ST FIN CORP COM STK	802,356.51	808,524.00
FIFTH THIRD BANCORP COMSTK CALL OPT EXP 01/22/11 PR $12.50 PER SH	(206.78)	(684.00)
FIFTH THIRD BANCORP DEPOSITARY SH REPSTG1/250TH INT PERP CONV PFD STK	4,840.95	5,943.60
FIN FOR DANISH IND A/S EUR GTD SR ME TRANCHE # TR 8 2 DUE 06-12-2013 BEO	538,660.80	548,968.32
FINANCIAL SELECT SECTOR SPDR COMSTK CALLOPT EXP 01/22/11 PR $16 PER SH	(275.47)	0.00
FINANCIAL SELECT SECTOR SPDR COMSTK CALLOPT EXP 01/22/11 PR $17 PER SH	(35.47)	0.00
FINISAR CORPORATION COMMON STOCK	16,288.82	17,606.17
FINISH LINE INC CL A	6,483.44	7,118.40
FINISH LINE INC CL A	216,606.82	316,296.00
FINISH LINE INC CL A	270,920.00	316,983.60
FINISH LINE INC CL A	282,143.03	545,730.93
FINL SEC ASSURN HLDGS LTD	2,000.00	2,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

FINMECCANICA SPA EUR 4.40	487,423.61	484,149.78
FIRESIDE BK PLEASANTON CAL FORMERLY FI CTF DEP DTD 06-21-2007 5.4 06-21-2012	5,000.00	5,322.00
FIRST AMERN FINL CORP COM STK	5,251.06	5,632.38
FIRST BK TROY NORTH CAROLINA DTD 08-12-2010 .25 C/D 08-12-2011	90,000.00	90,000.00
FIRST CHINA PHARMACEUTICAL GROUP INC COM	30,202.50	27,435.00
FIRST COLOMBIA GOLD CORP COM	3,519.95	59.25
FIRST FINL BANCORP OHIO COM	575,142.88	722,568.00
FIRST FINL NORTHWEST INC COM STK	16,922.65	17,460.00
FIRST INDL RLTY TR DEP SHS REPSTG 1/10000 PFD SER J	2,552.95	2,040.00
FIRST INTERSTATE BANCORP $2.375 CUM SER A PFD STK DO NOT USE SEE #1-321262	10,000.00	10,360.90
FIRST LIBERTY PWR CORP COM STK	623.90	740.00
FIRST MAJESTIC SILVER CORP COM STK	46,474.89	119,064.00
FIRST NATL BK AMER EAST LANSING MICH CTFDEP DTD 03-18-2009 4 08-19-2019	1,000.00	1,000.00
FIRST NATL BK AMER EAST LANSING MICH CTFDEP DTD 04-27-2009 3.7 08-28-2017	80,000.00	80,000.00
FIRST NATL BK AMER EAST LANSING MICH CTFDEP DTD 05-08-2009 3.75 11-09-2017	6,000.00	6,000.00
FIRST NICKEL INC COM STK	587.55	281.80
FIRST PACTRUST BANCORP INC COM	248.39	508.79
FIRST REP BK SAN FRANCISCO CALIF NEW COM	245,820.00	280,716.80
FIRST SOLAR INC COM	202,447.89	176,730.12
FIRST SOLAR INC COM	245,229.15	245,444.04
FIRST ST BANCORPORATION COM	4,153.54	250.00
FIRST URANIUM CORP COM STK	8,172.68	6,030.00
FIRSTENERGY CORP 7.375% DUE 11-15-2031	361,156.22	347,873.79
FIRSTENERGY CORP COM	78,923.18	78,748.72
FIRSTENERGY CORP COM	274,098.60	283,943.40
FIRSTENERGY CORP COMSTK CALL OPT EXP 04/16/11 PR $37 PER SH	(290.77)	(390.00)
FIRSTFED FINL CORP DEL COM	4,452.98	25.50
FIRSTGROUP ORD GBP0.05	51,147.78	48,529.33
FIRSTMERIT CORP COM	2,005.96	2,100.87
FISERV INC COM	5,166.95	5,856.00
FISERV INC COM	130,404.88	219,190.08
FISHER COMMUNICATIONS INC COM	24,394.95	15,260.00
FISSION ENERGY CORP COM STK	0.00	288.21
FITT HWY PRODS INC COM	238,256.58	51,095.63
FLAGSTAR BANCORP INC COM NEW COM NEW	89,526.53	93,399.00
FLAGSTONE REINSURANCE HOLDINGS S A	51,980.65	56,070.00
FLAHERTY & CRUMRINE PFD INC FD INC COM	4,719.30	4,406.65
FLAHERTY & CRUMRINE PFD INCOME OPPORTUNITY FD INC COM	1,955.07	1,896.00
FLEETWOOD ENTERPRISES INC COM	4,132.49	0.00
FLEXSTEEL INDS INC COM	7,858.95	17,750.00
FLEXTRONICS INTL LTD COM STK	39,824.07	43,975.70
FLEXTRONICS INTL LTD COM STK	216,363.98	297,687.70
FLIR SYS INC COM	119,303.81	118,672.75
FLIR SYS INC COM	128,406.57	140,122.50
FLOTEK INDS INC DEL COM	217.53	272.50
FLOW INTL CORP COM	809.91	818.00
FLOWSERVE CORP COM	122,950.12	146,044.50
FLOWSERVE CORP COM	114,126.85	167,384.88
FLS HLDG INC SER A EXCHANGEABLE 17.50% PFD STK	4,820.95	27.04
FLUOR CORP COMSTK CALL OPT EXP 4/16/11 PR $70 PER SH	(529.59)	(580.00)
FLUOR CORP NEW COM	54,933.25	74,211.20
FLUOR CORP NEW COM	172,852.73	235,783.10
FLUOR CORP NEW COM	118,036.49	298,037.48
FLUOR CORP NEW COM	405,006.07	483,698.00
FLUOR CORP NEW COM	545,994.31	849,519.46
FLYI INC COM	12,065.08	0.00
FMC CORP COM (NEW)	93,633.13	145,719.36
FMC FIN III S A 6.875% DUE 07-15-2017	29,467.50	31,800.00
FMC TECHNOLOGIES INC COM	13,012.53	18,848.92
FMC TECHNOLOGIES INC COM	132,474.65	267,885.83
FNM 01/22/2011 2.500 C FNM 110122C00002500	(143.54)	0.00
FNMA 1.625 10-26-2015	369,094.15	360,631.23
FNMA 2 04-15-2013/04-15-2011	620,000.00	622,442.18
FNMA 2.375 DUE 07-28-2015	10,180.63	10,134.10
FNMA 30 YEAR PASS-THROUGHS 5.5% 30 YEARSSETTLES FEBRUARY	853,156.25	854,375.20
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES FEBRUARY	1,083,281.25	1,085,000.00
FNMA 30 YEAR PASS-THROUGHS 6% 30 YEARS SETTLES JANUARY	3,032,217.09	3,043,250.00
FNMA 30 YR PASS-THROUGHS 5.5 30 YEARS SETTLES JAN	3,435,116.85	3,423,500.80
FNMA 6 DUE 05-15-2011 REG (CV HELD ATST DEP)	30,796.00	0.00
FNMA CAP DEB ZERO CPN DTD 10/09/84 0% DUE 10-09-2019 REG	17,649.58	20,766.18
FNMA CAP DEB ZERO CPN DTD 10/09/84 0% DUE 10-09-2019 REG	372,651.40	416,739.18
FNMA COM STK	185,256.48	92,782.35
FNMA DTD 11/03/2000 6.625 11-15-2030	427,019.60	441,619.15
FNMA NON CUM PFD SER R 7.625% PFD STK	127.65	51.34
FNMA PFD SER F	2,158.95	800.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

FNMA PFD SER T 8.25%	7,000.00	7,390.25
FNMA POOL #535460 8% DUE 09-01-2015 REG	4,413.50	4,703.74
FNMA POOL #538927 8% DUE 06-01-2015 REG	14,640.86	15,854.60
FNMA POOL #745755 5% DUE 12-01-2035 REG	0.00	0.00
FNMA POOL #843798 5.5% 11-01-2035 BEO	44,119.75	47,049.30
FNMA POOL #851274 6.5% DUE 05-01-2036 REG	344,604.39	377,334.78
FNMA POOL #942040 6% DUE 07-01-2037 REG	199,255.08	216,613.67
FNMA POOL #946803 6.5% 09-01-2037 BEO	42,096.57	46,272.39
FNMA POOL #952455 6% DUE 09-01-2037 REG	9,908.33	9,900.17
FNMA PREASSIGN 00192 4.75 11-19-2012	25,796.21	26,885.75
FNMA PREASSIGN 00310 5.125 01-02-2014	959,041.92	964,867.20
FNMA REG 1.25 08-16-2013	1,000,000.00	1,000,733.00
FNMA SINGLE FAMILY MORTGAGE 3.5% 15 YEARS SETTLES JANUARY	2,143,046.88	2,114,437.50
FNMA SINGLE FAMILY MORTGAGE 3.5% 30 YEARS SETTLES JANUARY	188,679.69	191,000.00
FNMA SINGLE FAMILY MORTGAGE 4.5% 30 YEARS SETTLES JANUARY	1,321,469.64	1,334,327.80
FNMA SINGLE FAMILY MORTGAGE 5% 30 YEARS SETTLES JANUARY	104,875.00	105,125.00
FNMA STEP UP 03-29-2013/03-29-2011 NT	1,320,000.00	1,321,226.28
FNMA STEP UP 09-18-2012/03-18-2011 NT	419,160.00	420,431.76
FONIX CORP DEL COM PAR $.0001 NEW COM PAR $.0001 NEW	9,682.75	52.10
FOOT LOCKER INC COM	74,514.53	151,074.00
FOOTHILLS RES INC COM	10,319.07	0.00
FORCE ENERGY CORP COM	928.95	480.00
FORCE PROTN INC COM NEW	28,077.69	32,949.80
FORD HLDGS INC 9.375% DUE 03-01-2020	12,787.50	12,375.00
FORD MOTOR CO COM STK CALL OPT EXP 1/22/11 PR $17.5 PER SH	(462.41)	(1,840.00)
FORD MOTOR CO COMSTK CALL OPT EXP 02/19/11 PR $13 PER SH	(741.52)	(210.00)
FORD MOTOR CO COMSTK PUT OPT EXP 01/22/11 PR $14 PER SH	37.70	(760.00)
FORD MTR CO CAP TR II TR ORIGINATED PFD SECS 6.50%	36,873.43	68,527.80
FORD MTR CO DEL 9.98% DUE 02-15-2047	9,408.00	11,850.00
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	373,049.80	531,403.50
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	1,042,888.71	1,582,776.51
FORD MTR CO DEL COM PAR $0.01 COM PAR $0.01	5,982,765.04	7,290,269.29
FORD MTR CR CO LLC 7.25% DUE 10-25-2011	24,872.11	25,843.75
FORD MTR CR CO LLC 8% DUE 12-15-2016	123,365.76	145,269.67
FORD MTR CR CO LLC NT 7% DUE 10-01-2013	8,985.00	10,725.00
FORD MTR CR CO MEDIUM TERM NTS BOOK ENTRY 7.5% DUE 04-25-2011/04-25-2001	8,936.00	10,002.99
FOREST CY ENTERPRISES INC CL A	9,925.60	8,345.00
FOREST LABORATORIES INC	20,250.18	22,098.18
FOREST LABORATORIES INC	259,790.80	229,808.28
FOREST OIL CORP 8% DUE 12-15-2011	7,447.50	7,315.00
FORMFACTOR INC COM STK	6,664.46	5,328.00
FORMFACTOR INC COM STK	65,759.79	64,824.00
FORSYS METALS CORP COM STK	4,098.80	3,049.40
FORTESCUE METALS GRP LTD NPV	83,387.89	83,880.41
FORTINET INC COM	219,780.00	388,200.00
FORTRESS INVT GROUP LLC DEL CL A CL A	20,561.94	25,192.96
FORTUNA MINES INC FORMERLY FORTUNA VENT	108,083.57	239,293.51
FORTUNE BRANDS INC COM USD3.125	59,693.56	86,192.69
FORTUNE BRANDS INC COM USD3.125	155,973.90	231,420.25
FORUM URANIUM CORP COM STK	3,389.50	2,415.20
FOSSIL GRAPHICS INC PFD	25,283.00	25,387.50
FOSSIL INC COM	46,346.74	49,195.04
FOSSIL INC COM	323,643.83	634,320.00
FOSTER L B CO CL A	1,006.80	1,351.02
FOSTER WHEELER LTD (BM) COM STK	244,180.36	304,604.48
FOSTER WHEELER LTD (BM) COM STK	349,331.39	442,891.60
FOUND COM INC SER C CONV PFD STK (FOR ACCT #26-07800 SUN MICROSYSTEMS)	25,000.00	25,019.25
FOUNTAIN PWR BOAT INDS INC COM NEW COM NEW	1,094.20	0.00
FOX PETE INC COM NEW STK	7,830.46	47.56
FRANCE TELECOM EUR4	317,229.60	303,981.52
FRANK SHIREY CADILLAC INC PFD STK $1.00 PAR	468.95	708.45
FRANKLIN BK CORP COM	17,648.88	7.50
FRANKLIN STR PPTYS CORP COM	648,683.67	649,429.50
FRANKLIN TEMPLETON LTD DURATION INCOMETR AUCTION PFD SER W	33,069.21	39,792.36
FREDDIE MAC-VTG COM FOR A/C 2614202	169,087.40	59,128.70
FREDERICKS ENTMT INC NEV COM NEW COM NEW	1,509.95	0.08
FREDS INC CL A	1,820.42	2,408.00
FREDS INC CL A	50,594.88	77,056.00
FREEPORT-MCMORAN 8.375% DUE 04-01-2017	237,544.20	243,375.00
FREEPORT-MCMORAN COPPER & GOLD INC	292,532.31	571,148.04
FREEPORT-MCMORAN COPPER & GOLD INC	600,424.26	840,630.00
FREEPORT-MCMORAN COPPER & GOLD INC	487,613.29	894,670.50
FREEPORT-MCMORAN COPPER & GOLD INC	502,724.00	1,422,706.23
FREEPORT-MCMORAN COPPER & GOLD INC	1,327,290.52	1,761,831.62
FREEPORT-MCMORAN COPPER COM STK CALL OPT EXP 1/22/11 PR $115 PER SH	(1,966.18)	(3,925.00)

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

FREEPORT-MCMORAN COPPER COMSTK CALL OPT EXP 01/22/2011 PR $129 PER SH	(92.30)	(1,775.00)
FREEPORT-MCMORAN COPPER COMSTK CALL OPT EXP 02/19/2011 PR $105 PER SH	(467.24)	0.00
FREIGHTCAR AMER INC COM	1,307.25	1,360.18
FREMONT MICH INSURACORP INC COM CL A STK	180.97	199.50
FRESENIUS KABI PHARMACEUTICALS HLDG INC RT RIGHT	1,349.91	12.30
FRESENIUS MED CARE CAP TR II GTD TR PFD SECS 7.875%	10,701.10	9,482.29
FRESH HARVEST PRODS INC COM STK	2,225.95	0.00
FRESNILLO PLC ORD USD0.50	86,561.62	113,876.98
FRIENDLY ENERGY EXPL COM STK	145.65	3.21
FRKLN MNG INC COM	642.37	36.30
FRKLN RES INC COM	31,604.34	35,794.05
FRKLN RES INC COM	233,704.35	407,473.44
FRONTEER GOLD INC COM STK	489,881.93	976,745.37
FRONTEER GOLD INC COM STK CALL OPT EXP 3/19/11 PR $10 PER SH	(1,572.92)	(9,856.00)
FRONTEER GOLD INC COMSTK CALL OPT EXP 01/22/11 PR $12 PER SH	(577.89)	(900.00)
FRONTIER COMMUNICATIONS CORP COM	167,232.40	189,735.00
FRONTIER COMMUNICATIONS CORP COM	250,670.39	243,425.14
FRONTIER COMMUNICATIONS CORP COM	226,627.35	269,224.92
FRONTIER FINL CORP WASH COM NEW COM NEW	8,686.96	80.80
FRONTIER OIL CORP COM	53,230.73	67,811.43
FRONTIER OIL CORP COM	309,236.88	371,006.00
FRONTLINE LTD COM	404,801.69	368,622.93
FSI INTL INC COM	1,991.45	2,210.00
FTI CONSULTING INC COM	9,673.68	9,096.32
FUEL SYS SOLUTIONS INC COM STK	12,329.01	11,193.78
FUELCELL ENERGY INC COM	219,570.56	301,686.00
FUJI HEAVY INDUSTRIES NPV	261,135.45	364,683.24
FUJIFILM HOLDINGS CORP NPV	89,650.45	94,017.09
FULL HOUSE RESORTS INC COM	2,490.20	2,671.32
FULL METAL MINERALS LTD COM	880.77	421.25
FULTON FINL CORP PA COM	119,778.21	120,978.00
FULTON FINL CORP PA COM	271,974.52	309,166.00
FUNDTECH LTD FUNDTECH LTD COMMON STOCK	2,133.90	2,661.45
FUQI INTL INC COM NEW STK	18,429.22	12,760.00
FURIEX PHARMACEUTICALS- W/I COM STK	229.95	303.45
FURMANITE CORP COM STK	4,782.78	2,764.00
FUT CAC40 10 EURO FUT JAN11	(1,653,280.51)	(1,635,403.20)
FUT CAC40 10 EURO FUT JAN11	1,653,280.51	1,635,403.20
FUT JAN 11 HKE HANG SENG	(585,671.06)	(592,257.17)
FUT JAN 11 HKE HANG SENG	585,671.06	592,257.17
FUT MAR 11 EMINI S&P 500	3,762,322.50	3,821,650.00
FUT MAR 11 EMINI S&P 500	9,596,855.00	9,773,400.00
FUT MAR 11 EMINI S&P 500	54,620,185.00	54,818,750.00
FUT MAR 11 EURX DAX INDEX	(1,635,422.33)	(1,626,260.52)
FUT MAR 11 EURX DAX INDEX	1,635,422.33	1,626,260.52
FUT MAR 11 EURX E-STXX 50	(3,479,958.92)	(3,448,427.59)
FUT MAR 11 EURX E-STXX 50	3,479,958.92	3,448,427.59
FUT MAR 11 FTSE 100	(3,493,462.49)	(3,506,022.44)
FUT MAR 11 FTSE 100	3,493,462.49	3,506,022.44
FUT MAR 11 ICEUS SM RUS2	848,499.39	860,530.00
FUT MAR 11 ICEUS SM RUS2	19,828,337.04	20,105,110.00
FUT MAR 11 S&P 500	1,839,725.00	1,879,500.00
FUT MAR 11 S&P 500	3,066,562.50	3,132,500.00
FUT MAR 11 S&P 500	3,986,425.00	4,072,250.00
FUT MAR 11 S&P 500	7,376,525.00	7,518,000.00
FUT MAR 11 SFE SPI 200	(1,437,576.64)	(1,454,545.91)
FUT MAR 11 SFE SPI 200	1,437,576.64	1,454,545.91
FUT MAR 11 TSE TOPIX	(2,654,323.89)	(2,761,851.91)
FUT MAR 11 TSE TOPIX	2,654,323.89	2,761,851.91
FWD INDS INC N Y COM NEW	3,367.12	4,830.00
G & K SVCS INC CL A CL A	20,309.70	30,910.00
G4S PLC ORD 25P	58,150.72	58,346.00
GALAXY ENERGY CORP FORMERLY GALAXY INVT COM STK	1,009.95	2.00
GALLAGHER ARTHUR J & CO COM	5,723.10	6,115.67
GAM HOLDING LTD COMSTK	150,390.72	204,766.10
GAMESTOP CORP NEW CL A	64,382.81	68,937.44
GAMESTOP CORP NEW CL A	199,761.71	87,127.04
GAMESTOP CORP NEW CL A	350,888.45	299,728.00
GAMESTOP CORP-CLASS A COMSTK CALL OPT EXP 01/22/11 PR $22.50 PER SH	(365.46)	(950.00)
GAMMON GOLD INC COM STK	10,082.15	11,466.00
GAMMON GOLD INC COMSTK CALL OPT EXP 03/19/11 PR $7.50 PER SH	(385.46)	(1,100.00)
GANNETT INC COM	15,358.45	17,986.22
GANNETT INC COM	220,261.26	90,751.26
GAP INC COM	25,626.13	29,224.27
GAP INC COM	152,470.97	244,868.40

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

GAP INC COM	503,134.77	597,780.00
GAP INC COM	602,413.65	719,550.00
GARMIN LTD COMMON STOCK	441,425.17	373,720.03
GASCO ENERGY INC COM	25,399.47	3,640.00
GASTAR EXPLORATION LTD COMMON STOCK	406.95	430.00
GATX CORP COM	348,735.23	421,596.00
GAYLORD ENTMT CO NEW COM	272,349.04	287,160.60
GBS GOLD COMMON STOCK	1,695.95	0.00
GCB144A SIX FLAGS INC 9.75 DUE 04-15-2013	24,556.25	0.00
GDF SUEZ EUR1	528,855.07	509,481.54
GDR IRSA INVERSIONES Y REPRESENTACIONES S A	5,323.46	4,827.00
GDR TRINA SOLAR LTD SPONSORED ADR	160,808.91	149,185.40
GDX 01/21/2012 6.000 C GDX 120121C00060000	(1,193.53)	0.00
GE 01/22/2011 19.000 C GE 110122C00019000	(1,248.59)	0.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM 10-30-2009 3.45 10-31-2016	10,000.00	10,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 10-16-2008 5 10-16-2013	10,000.00	10,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 11-06-2008 4.55 11-07-2011	100,000.00	103,277.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 12-18-2008 3.9 12-19-2011	100,000.00	100,000.00
GE CAP FINL INC RETAIL CTF DEP PROGRAM BDTD 12-23-2010 .5 DUE 12-23-2011	30,000.00	29,940.00
GE CAP FINL RETAIL CD PROGRAM BGE CY UT ACT/365 DTD 09-18-2008 5 09-18-2013	70,000.00	70,000.00
GE CAPITAL FINANCIAL INC CD DTD 04-30-2009 3 DUE 04-30-2012	10,000.00	10,278.80
GE GLOBAL INS HLDG 6.45% DUE 03-01-2019	4,947.80	5,356.83
GE MONEY BK CD DTD 10-09-2009 1.75 DUE 10-11-2011	20,000.00	20,000.00
GE MONEY BK CTF DEP PR DTD 11-05-2010 .45 11-04-2011	75,000.00	75,000.00
GE MONEY BK DRAPER UT 10-15-2010 .4 C/D 10-14-2011	40,000.00	39,920.00
GE MONEY BK DRAPER UT INSTL DTD 10-15-2010 .25 C/D 04-15-2011	60,000.00	59,955.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR CTF DEP DTD 08-27-2010 2.4 08-29-2016	10,000.00	10,141.50
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 06-25-2010 .55 C/D 06-24-2011	120,000.00	120,000.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 07-23-2010 .6 C/D 07-22-2011	5,000.00	5,000.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 09-10-2010 .35 C/D 09-09-2011	90,000.00	89,820.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 10-01-2010 2.5 10-02-2017	10,000.00	9,965.20
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 10-08-2010 .4 C/D 10-07-2011	2,000.00	1,996.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 10-29-2010 .4 C/D 06-29-2011	50,000.00	50,000.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 10-29-2010 .45 C/D 09-29-2011	6,000.00	6,000.00
GE MONEY BK DRAPER UT INSTL CTF DEP PR DTD 11-19-2010 .45 C/D 11-18-2011	4,000.00	4,000.00
GE MONEY BK DRAPER UTAH INSTL 11/05/2010.85 11/05/2010	120,000.00	119,654.40
GE MONEY BK DRAPER UTAH INSTL CTF DEP PRDTD 10-22-2010 .35 DUE 06-22-2011	100,000.00	99,865.00
GE MONEY BK DTD 11-12-2010 .45 C/D 11-10-2011	204,000.00	204,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT CTFDEP DTD 01-15-2010 .5 C/D 01-14-2011	8,000.00	8,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD11-06-2008 5.3 11-06-2015	10,000.00	10,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT DTD12-18-2008 4.75 DUE 12-18-2013	100,000.00	100,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT GE MONEY BK DTD 11-06-2008 5.05 11-06-2013	320,000.00	320,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT GE MONEY BK NA 11-06-2009 1.75 11-07-2011	5,000.00	5,000.00
GE MONEY BK SALT LAKE CY UT INSTL CT GE UT DTD 10-02-2008 5 10-02-2013	190,000.00	190,000.00
GEA GROUP AG NPV	642.00	896.01
GELSTAT CORP COM STK	1,143.95	70.20
GEMINI EXPLORATIONS INC COM PAR $.001 NEW STK	999.95	0.60
GEN COMMUNICATION INC CL A	2,157.74	2,848.50
GEN ELEC CAP CORP 4.375% DUE 03-03-2012	1,011.78	1,039.56
GEN ELEC CAP CORP 5.5% DUE 01-08-2020	240,745.60	245,982.01
GEN ELEC CAP CORP 5.55% DUE 05-04-2020	5,144.65	5,257.12
GEN ELEC CAP CORP 5.9% DUE 05-13-2014	249,722.50	276,689.75
GEN ELEC CAP CORP 6% DUE 08-07-2019	29,966.40	33,377.73
GEN ELEC CAP CORP INTERNOTES BOOK EN MTNTRANCHE # TR 00070 4.05 3-15-12/04	1,881.68	2,008.54
GEN ELEC CAP CORP MEDIUM TERM NTS 6 DUE 06-15-2012(HELD AT SOUTH BANK)	4,104.00	4,274.65
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00575 5.45 DUE 01-15-2013	6,148.69	6,450.87
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00714 5 DUE 11-15-2011	2,894.58	3,113.96
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00800 5.625 DUE 09-15-2017	58,473.00	65,647.02
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00804 VAR RT DUE 11-15-2067	240,431.10	237,600.00
GEN ELEC CAP CORP MEDIUM TERM NTS BO TRANCHE # TR 00818 6.875 DUE 01-10-2039	29,543.40	34,669.80
GEN ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 5.5 DUE 11-15-2011/05-15-2011	6,149.20	6,105.49
GEN ELEC CAP CORP MTN BO $MNGEN.ELEC CAP.CRR 4.875 DUE 03-04-2015	5,287.65	5,325.98
GEN ELEC CAP CORP MTN BO TRANCHE # TR 00521 5.875 DUE 02-15-2012BEO	25,861.00	26,331.35
GEN MARITIME CORPORATION COM USD0.01	57,243.06	37,800.69
GEN MTR CORP 8.80 BD DUE 3-1-2021 REG PUTABLE ON 3-1-98 BD IN DEFAULT	12,857.04	4,080.00
GEN MTRS ACCEP 7% DUE 02-01-2012	10,069.50	10,300.00
GEN MTRS ACCEP CORP SMARTNOTES BOOK TRANCHE # TR 00645 7.5 DUE 10-15-2012	9,796.50	10,000.00
GEN MTRS ACCEP CORP SMARTNOTES TRANCHE #TR 00651 7.75 DUE 10-15-12/05 BEO	1,008.00	1,000.00
GEN MTRS CO COM	64,020.00	71,508.40
GEN MTRS CO COM	239,761.84	253,228.20
GEN MTRS CO COM	497,351.40	516,040.00
GEN MTRS CORP 8.25 DUE 07-15-2023 BEO BDIN DEFAULT	1,092.60	340.00
GEN MTRS CORP 8.25 DUE 07-15-2023 BEO BDIN DEFAULT	99,400.00	48,650.00
GEN MTRS CORP SR NT 7.125 DUE 07-15-2013REG BD IN DEFAULT	20,242.60	6,750.00
GEN MTRS CORP SR NT 7.25 PFD 07/15/2041	1,882.95	795.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

GEN MTRS CORP SR NT 7.375 CALLABLE 10/03/2006	308.38	795.00
GEN MTRS CORP SR NT 7.5 PRF 01/07/2044 USD25	2,012.95	795.00
GENAERA CORP COM NEW STK	769.95	0.00
GENCO SHIPPING & TRADING LTD COM STK	23,846.90	18,744.28
GENCO SHIPPING & TRADING LTD COM STK	1,047,291.09	600,480.00
GENCORP INC COM	777.95	775.50
GENERAL DYNAMICS CORP COM	108,500.35	117,379.83
GENERAL DYNAMICS CORP COM	311,950.82	368,992.00
GENERAL DYNAMICS CORP COM	633,826.34	674,120.00
GENERAL DYNAMICS CORP COM	364,070.40	674,332.88
GENERAL DYNAMICS CORP COM	1,369,356.42	1,546,289.36
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5% DUE 08-15-2014	10,554.90	10,526.26
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.55% DUE 10-15-2020	5,072.10	5,156.73
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.6% DUE 02-15-2022	3,000.00	3,103.45
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 5.65% DUE 07-15-2017	2,000.00	2,090.06
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 6% DUE 07-15-2018	3,000.00	3,217.90
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY MTN 6.2% DUE 08-15-2020	4,000.00	4,319.08
GENERAL ELEC CAP CORP INTERNOTES BOOK ENTRY NT 5.5% DUE 07-15-2016	1,000.00	1,072.04
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY # TR 00740 5.5 DUE 04-28-2011	5,182.60	5,076.88
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 4.375% DUE 09-16-2020	89,295.30	88,574.13
GENERAL ELEC CAP CORP MEDIUM TERM NTS BOOK ENTRY MTN 5% DUE 01-08-2016	5,390.74	6,427.40
GENERAL ELEC CAP CORP NT	2,579.41	2,500.00
GENERAL ELEC CAP CORP PUBLIC INCOME NT PINES	34,330.63	35,672.00
GENERAL ELECTRIC CAPITAL CORP MTN # TR 00482 6.125% DUE 02-22-2011	10,345.51	10,072.94
GENERAL ELECTRIC CO	0.00	0.00
GENERAL ELECTRIC CO	162,302.50	129,859.00
GENERAL ELECTRIC CO	733,922.09	588,938.00
GENERAL ELECTRIC CO	2,122,061.28	1,938,740.00
GENERAL ELECTRIC CO	5,301,258.52	4,903,201.49
GENERAL ELECTRIC CO COM STK CALL OPT EXP 1/21/12 PR $20 PER SH	(350.05)	(1,440.00)
GENERAL ELECTRIC CO COM STK USD0.06	7,041,406.14	8,388,618.46
GENERAL ELECTRIC CO COMSTK CALL OPT EXP 02/19/2011 PR $18 PER SH	(445.47)	(830.00)
GENERAL GROWTH PPTYS INC NEW COM	17,337.56	26,687.52
GENERAL GROWTH PROPERTIES COM STK CALL OPT EXP 12/18/10 PR $16 PER SH	(199.26)	0.00
GENERAL MILLS INC COM	171,639.72	183,965.42
GENERAL MILLS INC COM	508,584.62	528,511.50
GENERAL MILLS INC COM	350,100.97	573,283.72
GENERAL MILLS INC COM	1,053,958.46	1,007,481.72
GENERAL MOLY INC COM STK	8,578.90	9,720.00
GENERAL MTRS CORP 8.1 DUE 06-15-2024 BD IN DEFAULT	11,715.00	3,685.00
GENERAL MTRS CORP QUARTERLY INT BD QUIBS	1,577.41	7.95
GENERAL MTRS CORP SR DEB CONV SER B	101,023.71	45,298.75
GENERAL MTRS CORP SR DEB CONV SER C	852.27	1,661.65
GENERAL MTRS CORP SR DEB CONV SER C	22,762.00	7,950.00
GENERAL MTRS CORP SR NT	3,756.91	2,385.00
GENEREX BIOTECHNOLOGY CORP DEL COM STOCK	76,210.55	42,454.10
GENESEE & WYO INC CL A CL A	25,153.90	31,770.00
GENESEE & WYO INC CL A CL A	257,409.18	428,365.50
GENOMED INC COM	2,514.56	0.00
GENOMIC HEALTH INC COM	1,979.58	2,139.00
GENON ENERGY INC COM	11,147.07	11,746.23
GEN-PROBE INC NEW COM	19,751.62	19,839.00
GENTEX CORP COM	51,584.63	79,501.50
GENTEX CORP COM	551,481.42	898,624.00
GENTING BHD MYR0.10	242,785.48	258,878.55
GENTIVA HEALTH SVCS INC COM	556,039.40	611,800.00
GENTIVA HEALTH SVCS INC COM	781,575.23	1,122,520.00
GENUINE PARTS CO COM	55,512.27	76,058.31
GENUINE PARTS CO COM	120,248.75	203,357.74
GENVEC INC COM	15,461.42	14,616.00
GENWORTH FINL INC 4.95% DUE 10-01-2015	6,234.75	6,938.75
GENWORTH FINL INC 5.65% DUE 06-15-2012	4,585.27	5,212.50
GENWORTH FINL INC 6.5% DUE 06-15-2034	19,020.00	17,750.00
GENWORTH FINL INC 7.7% DUE 06-15-2020	15,333.75	15,761.22
GENWORTH FINL INC COM CL A COM CL A	48,349.47	68,099.82
GENWORTH FINL INC COM CL A COM CL A	344,107.32	161,989.92
GENZYME CORP COM	25,939.85	31,043.20
GENZYME CORP COM	376,986.08	463,868.00
GEO GROUP INC COM STK	39,815.54	96,174.00
GEOEYE INC COM STK	1,807.17	3,179.25
GEOLOGIX EXPLORATIONS INC COM STK	400.95	1,469.40
GEOMET INC DEL COM	32,624.38	31,644.55
GEORGE FISCHER AG CHF20.00(REGD)	942,408.06	1,374,995.32
GEOVAX LABS INC COM NEW COM NEW	16,765.02	1,276.00
GEOVIC MNG CORP COM	102,829.65	29,869.45

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

GERBER SCIENTIFIC INC COM	10,026.95	15,740.00
GERON CORP COM	82,824.97	71,068.75
GESTEVIS TELECINCO EUR0.5	85,084.16	91,389.58
GETTY RLTY CORP NEW COM	23,642.32	25,368.08
GFI GROUP INC COM STK	8,435.38	3,840.81
GHN AGRISPAN HLDG CO COM STK	2,556.95	3,300.00
GIBRALTAR INDS INC COM	4,150.25	6,785.00
GIBRALTAR PRIVATE BK & TR FLA CTF DEP DTD 07-31-2008 5.05 07-31-2015	25,000.00	25,000.00
GIC BANK OF AMERICA CONTRACT# 10-002 RATE 1.99% MTY 00/00/0000 SYNTHETIC	63,423,734.20	63,423,734.20
GIC MONUMENTAL CONTRACT# MDA01020TR RATE 2.99% MTY 00/00/0000 SYNTHETIC	90,001,938.21	90,001,938.21
GIC NATIXIS CONTRACT# 1703-01 RATE 1.98% MTY 00/00/0000 SYNTHETIC	63,414,990.57	63,414,990.57
GIGAMEDIA LIMITED SHS	37,637.54	13,179.40
GILEAD SCIENCES INC	194,969.78	186,164.88
GILEAD SCIENCES INC	504,361.25	740,346.96
GILEAD SCIENCES INC	1,648,407.18	1,425,355.44
GIVAUDAN AG CHF10	431,736.77	510,476.24
GKN ORD GBP0.10	47,029.85	135,795.07
GLADSTONE CAP CORP COM	57,306.51	57,907.49
GLATFELTER	5,537.80	5,014.60
GLATFELTER	48,015.49	41,718.00
GLAXOSMITHKLINE 5.65% DUE 05-15-2018	209,871.90	240,120.09
GLAXOSMITHKLINE ORD GBP0.25	1,645,170.80	1,465,611.49
GLD 01/22/2011 13.000 C GLD 110122C00130000	(920.78)	0.00
GLDM SACHS BK SALT LAKE CY UT CTFDEP DTD01/30/08 ACT/365 SEMI ANNU DTD 4.4	15,000.00	17,122.95
GLIMCHER RLTY TR SH BEN INT SHS OF BENEFICIAL INTEREST USD0.01	10,217.16	14,322.00
GLITNIR BANKI HF GL MEDIUM TERM SR NT TR# TR 00003 6.33 7-28-11 BD IN DEFAULT	100,000.00	29,750.00
GLITNIR BANKI HF MEDIUM TERM SR BK NTS BTRANCHE # TR 00005 BD IN DEFAULT	99,776.00	29,750.00
GLOBAL 8 ENVIRONMENTAL TECHNOLOGIES INC COM STK	5,315.45	151.20
GLOBAL AIRCRAFT SOLUTIONS INC COM	6,212.95	50.00
GLOBAL BEVERAGE SOLUTIONS INC COM STK	44,157.27	444.00
GLOBAL CASH ACCESS HLDGS INC COM	593.50	239.25
GLOBAL CASH ACCESS HLDGS INC COM	38,372.22	32,219.00
GLOBAL CLEAN ENERGY HLDGS INC DEL COM STK	174,458.97	60,000.00
GLOBAL CORP CL B PFD STK PAR $1.00	899.47	59.00
GLOBAL CROSSING LTD COM USD0.01	13,100.10	12,920.00
GLOBAL DEV & ENVIRONMENTAL RES INC COM	5,000.45	0.00
GLOBAL GEN TECHNOLOGIES INC COM	14,934.27	600.00
GLOBAL HEALTH VENTURES INC COM STK	9,121.03	750.00
GLOBAL HSG GROUP COM STK	1,333.15	2.00
GLOBAL INDS LTD COM	9,995.34	10,429.65
GLOBAL INDS LTD COM	337,069.77	394,497.18
GLOBAL INDS LTD SR DEB CONV 2.75% DUE 08-01-2027/08-01-2014 REG	6,785.00	7,365.63
GLOBAL MARINE INC 7% DUE 06-01-2028	10,000.00	10,161.90
GLOBAL MARINE LTD COM	15,818.31	0.00
GLOBAL RES CORP COM NEW STK	12,939.51	462.00
GLOBAL RLTY DEV CORP COM	1,313.25	0.47
GLOBAL ROAMING DISTR INC COM STK	3,508.95	11.00
GLOBAL SHIP LEASE INC CL A COM STK	25,663.90	32,670.00
GLOBAL TRAFFIC NETWORK INC COM	953.95	930.00
GLOBAL WTR TECHNOLOGIES INC COM NEW	489.90	16.00
GLOBALSTAR TELECOM STK USD1	32,113.30	0.00
GLOBE SPECIALTY METALS INC COM STK	4,624.25	5,212.45
GMAC BK MIDVALE UT CTF DEP DTD 01/16/2009 2.65 01-14-2011	95,000.00	95,037.05
GMAC BK MIDVALE UTAH CTF DEP DTD 03/27/2009 3 27/03/2012	20,000.00	20,529.80
GMAC BK MIDVALE UTAH CTF DEP DTD 01-09-2008 4.55 01-10-2011	70,000.00	70,000.00
GMAC BK MIDVALE UTAH CTF DEP DTD 04-09-2008 3.85 04-08-2011	10,000.00	10,000.00
GMAC INC FORMERLY 6.875 DUE 09-15-2011	142,120.00	123,300.00
GMAC INC FORMERLY 7.25% DUE 03-02-2011	91,964.76	63,315.00
GMAC LLC NT 7.375 DUE DO NOT USE SEE SEC#1-002955	836.01	2,330.00
GMAC LLC PFD 7.35 CALLABLE 8/8/07 DUE 8/8/32	4,300.69	4,674.00
GMX RES INC COM STK	6,019.79	6,348.00
GNMA 2010-H26 REMIC PASSTHRU CTF CL LF INT FLTG 08-20-2058	300,000.00	299,625.00
GNMA FLTG RT .59563% DUE 10-20-2060	539,923.73	539,923.73
GNMA I 30 YR SINGLE FAMILY PASS-THROUGHS(SF) 6 30 YEARS SETTLES JAN	219,562.50	219,906.20
GNMA I SINGLE FAMILY MORTGAGE 3.5 30 YEARS SETTLES JANUARY	192,218.75	192,562.40
GNMA I SINGLE FAMILY MORTGAGE 4% 30 YEARS SETTLES JANUARY	100,593.75	100,671.90
GNMA II JUMBOS 4% 30 YEARS SETTLES JANUARY	2,589,023.46	2,615,051.40
GNMA II JUMBOS 4.5% 30 YEARS SETTLES JANUARY	1,644,765.64	1,661,000.00
GNMA II JUMBOS 5.5% 30 YEARS SETTLES JANUARY	751,046.89	753,161.50
GNMA II JUMBOS 6 30 YEARS SETTLES JAN	435,421.88	437,940.40
GNMA POOL #004772 5% 08-20-2040 BEO	2,517,231.45	2,507,239.61
GNMA POOL #004855 5% 11-20-2040 BEO	322,032.99	318,648.20
GNMA POOL #459066 SER 2028 7.5% DUE 06-15-2028 REG	23,474.88	27,259.97
GNMA POOL #471901 SER 2028 7% DUE 05-15-2028 REG	2,336.90	2,747.79
GNMA POOL #486470 SER 2028 6.5% DUE 08-15-2028 REG	3,321.42	3,948.55

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

GNMA POOL #486516 SER 2028 6.5% DUE 09-15-2028 REG	4,867.18	5,756.83
GNMA POOL #662536 6% 08-15-2037 BEO	120,443.73	128,741.90
GNMA POOL #733600 SER 2040 5% DUE 04-15-2040 REG	102,620.41	105,135.73
GNMA POOL #733627 5% 05-15-2040 BEO	308,177.62	314,384.16
GNMA POOL #781001 SER 2029 7.5% DUE 03-15-2029 REG	8,022.32	9,306.36
GNMAII POOL #892994 FLTG RT 12-31-2040	105,031.07	100,436.12
GOIP GLOBAL INC COM NEW STK	3,965.38	2,158.00
GOLD AMERN MNG CORP COM STK	4,647.00	2,255.85
GOLD PORT RES LTD COM	22,377.90	8,277.50
GOLD RESOURCE CORP COM	541,400.84	1,908,883.20
GOLD STANDARD MINING CORP COM	1,810.85	900.00
GOLDCORP INC NEW COM	417,193.45	529,873.52
GOLDEN APPLE OIL & GAS INC COM	1,482.95	0.10
GOLDEN EAGLE INTL INC COM NEW STK	294.02	2.21
GOLDEN SPIRIT GAMING LTD COM COM	82.95	0.06
GOLDEN STAR RES LTD CDA COM	19,856.61	20,196.00
GOLDLAND HOLDINGS CO COMMON STOCK	59,083.09	76,650.00
GOLDMAN SACHS 3.625% DUE 08-01-2012	20,452.20	20,640.10
GOLDMAN SACHS 5.3% DUE 02-14-2012	10,522.60	10,463.78
GOLDMAN SACHS 5.45% DUE 11-01-2012	2,154.80	2,141.03
GOLDMAN SACHS 5.45% DUE 11-01-2012	42,497.70	42,781.04
GOLDMAN SACHS 5.95% DUE 01-18-2018	4,782.50	5,437.09
GOLDMAN SACHS 6 DUE 06-15-2020	185,029.60	183,712.88
GOLDMAN SACHS 6% DUE 05-01-2014	119,914.80	132,196.56
GOLDMAN SACHS 6.6% DUE 01-15-2012	21,438.00	21,149.26
GOLDMAN SACHS BK SALT LAKE CITY UTAH CTFDEP DTD 10/15/08 ACT/365 SEMI ANNU 5	20,000.00	21,827.40
GOLDMAN SACHS BK USA CTF DEP 5/6/09 ACT/365 SEMI-ANNUALLY 2 5-6-11	10,000.00	10,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP ACT/365 SEMI-ANNU 5.15 10-01-2015	10,000.00	10,925.70
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP DTD 10/08/2008 SA 5 10-08-2013	190,000.00	190,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD01-16-2008 5 01-16-2018	30,000.00	30,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT DTD02-27-2008 5 02-27-2018	25,000.00	25,000.00
GOLDMAN SACHS BK USA SALT LAKE CY UT CTFDEP S/A DTD10-22-2008 5.35 10-22-2018	15,000.00	15,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 03-19-2008 4.75 03-19-2018	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 07-30-2008 5.15 07-30-2015	45,000.00	45,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 10-24-2007 5.2 10-24-2014	10,000.00	10,000.00
GOLDMAN SACHS BK USA YORK CTF DEP DTD 12-05-2007 5.15 12-05-2017	10,000.00	10,000.00
GOLDMAN SACHS CAP I 6.345 DUE 02-15-2034 BEO	39,048.00	38,099.12
GOLDMAN SACHS GROUP 6.6 15 JAN 2012 FOR ACCT#26-05354	2,130.02	2,115.28
GOLDMAN SACHS GROUP INC SR NT 5 DUE 01-15-2011 BEO	6,144.40	6,004.51
GOLDMAN SACHS GROUP INC 5.5 DUE 11-15-2014 BEO	20,032.76	21,847.94
GOLDMAN SACHS GROUP INC BOND 5.25 DUE 10-15-2013 BEO	31,831.30	32,466.54
GOLDMAN SACHS GROUP INC COM	249,267.42	302,688.00
GOLDMAN SACHS GROUP INC COM	759,960.95	840,800.00
GOLDMAN SACHS GROUP INC COM	867,818.57	1,039,901.44
GOLDMAN SACHS GROUP INC COM	949,800.59	1,138,275.04
GOLDMAN SACHS GROUP INC COM	1,372,833.91	2,163,042.08
GOLDMAN SACHS GROUP INC COM STK CALL OPT EXP 1/22/11 PR $165 PER SH	(1,955.00)	(2,400.00)
GOLDMAN SACHS GROUP INC COM STK CALL OPTEXP 1/22/11 PR $175 PER SH	(192.30)	(157.00)
GOLDMAN SACHS GROUP INC COM STK FOR ONLYACCT#22-81755	1,092,417.03	1,218,614.49
GOLDMAN SACHS GROUP INC DEP SHS REPSTG 1/1000TH PFD SER B	26,824.70	26,602.60
GOLDMAN SACHS GROUP INC DEPOSITARY SH REPSTG 1/1000TH PFD SER A	8,878.70	11,561.00
GOLDMAN SACHS GROUP INC FOR FUTURE EQUITGOLDMAN SACHS GP 5.625 DUE 011517	4,725.35	5,265.17
GOLDMAN SACHS GROUP INC MTN 7.5% DUE 02-15-2019	411,428.50	408,096.85
GOLDMAN SACHS GROUP INC NT 4% DUE 03-24-2025/03-24-2011	9,805.00	9,520.38
GOLDMAN SACHS GROUP INC NT 4.75 DUE 07-15-2013BEO	10,428.10	10,652.74
GOLDMAN SACHS GROUP INC NT 6.875 DUE 01-15-2011 BEO	9,685.00	10,005.04
GOLDMAN SACHS USA SALT LAKE CY UT CTFDEP04/02/2008 ACT/365 SEMI 4.75 04-02-18	10,000.00	11,487.10
GOODRICH CORPORATION	32,133.14	37,850.81
GOODRICH CORPORATION	113,737.91	277,948.92
GOODRICH CORPORATION	656,413.37	807,337.69
GOODYEAR TIRE & RUBBER CO COM	155,905.78	72,296.85
GOODYEAR TIRE & RUBBER CO COM	215,233.77	239,370.00
GOODYEAR TIRE & RUBBER CO COM	418,534.50	474,000.00
GOODYEAR TIRE & RUBBER CO COM STK CALL OPT EXP 2/19/11 PR $12 PER SH	(674.42)	(650.00)
GOOGLE INC CL A CL A	912,732.17	1,155,271.65
GOOGLE INC CL A CL A	1,317,999.85	1,585,899.90
GOOGLE INC CL A CL A	1,552,895.74	1,620,944.13
GOOGLE INC CL A CL A	1,474,889.62	1,960,101.00
GOOGLE INC CL A CL A	2,896,345.87	3,313,758.63
GOOGLE INC CL A CL A	2,617,021.74	3,727,755.72
GOVERNMENT PPTYS INCOME TR COM SHS BEN INT COM SHS BEN INT	35,418.05	38,832.96
GPS INDS INC COM STK	49,699.12	342.79
GRACE W R & CO DEL NEW COM STK	118,637.68	140,520.00
GRACE W R & CO DEL NEW COM STK	499,590.55	606,624.84
GRACO INC COM	2,425.92	2,410.04

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

GRACO INC COM	125,686.72	181,470.00
GRACO INC COM	1,058,578.67	1,234,785.00
GRAFTECH INTL LTD COM	11,713.72	13,074.56
GRAHAM CORP COM STK	2,080.20	2,000.00
GRAINGER W W INC COM	64,577.57	69,055.00
GRAINGER W W INC COM	63,927.41	201,640.60
GRAMERCY CAP CORP COM STK	5,782.35	5,818.53
GRANITE CONST INC COM	11,011.72	8,229.00
GRAPHICS TECHNOLOGIES INC COM	4,311.15	0.00
GRAY PUBG & MEDIA INC DEL COM	0.50	0.00
GRAY T.V INC COM CL B	10,153.45	6,545.00
GRAYSTONE PK ENTERPRISES INC COM	217.48	3.00
GREAT ATLANTIC & PAC TEA INC 6.75% DUE 12-15-2012/12-15-2010 BEO	11,212.00	7,260.00
GREAT BASIN GOLD LTD COM STK	2,804.68	2,960.00
GREAT LAKES DREDGE & DOCK CORP NEW COM	18,138.41	16,582.50
GREAT LAKES DREDGE & DOCK CORP NEW COM	52,404.84	79,596.00
GREAT NORTHN IRON ORE PPTYS CTFS BEN INT	4,898.35	6,918.34
GREAT PANTHER SILVER LTD	39,914.41	75,810.60
GREAT PLAINS CORP UNIT	52,352.29	55,004.29
GREAT PLAINS ENERGY INC COM	65,816.27	68,613.51
GREAT PLAINS ENERGY INC COM	309,299.29	329,630.00
GREAT WESTN MINERALS GROUP LTD COM	13,395.86	18,911.88
GREATBATCH INC COM	426,585.33	437,139.15
GREEN BRDG INDS INC COM STK	4,712.31	0.00
GREEN BRDG TECHNOLOGIES INTL INC COM	56.95	30.00
GREEN DOT CORP COM STK	20,602.63	22,696.00
GREEN EARTH TECHNOLOGIES INC COM STK	61,097.19	40,250.00
GREEN MTN COFFEE ROASTERS	49,335.85	50,308.66
GREEN MTN COFFEE ROASTERS	145,721.28	376,739.90
GREEN ST ENERGY INC COM	1,322.38	10.35
GREEN STAR ALTERNATIVE ENERGY INC COM NEW STK	58.25	1.19
GREENBRIER COS INC COM STK	198,367.54	285,464.00
GREENHILL & CO INC COM	243,638.15	253,208.00
GREENLAND MINERALS NPV	19,592.90	26,335.35
GREENS WORLDWIDE INC COM NEW	2,312.95	0.20
GREENSHIFT CORP NEW COM NEW STK	0.27	0.00
GREENSTONE HLDGS INC COM NEW STK	9,584.95	0.00
GREIF INC	21,400.75	30,332.14
GREIF INC.	31,299.52	30,950.00
GREIF INC.	249,212.70	498,295.00
GRID PETE CORP COM STK	6,256.21	1,309.80
GRIFCO INC COM	348.49	0.60
GROOVE NETWORKS INC SER F EXCHANGEABLE CONVERTIBLE PREFERRED STOCK	3,000.00	3,000.00
GROUP 1 AUTOMOTIVE INC COM	1,177.36	2,088.00
GROUPE CGI INC CL A SUB VTG	4,114.02	6,558.80
GRUBB & ELLIS CO COM PAR $0.01	2,546.95	2,540.00
GSAA HOME EQUITY TR 2007 7 SR AST BACKEDCTF CL A 4 VAR RATE 07-25-2037 REG	174,487.50	176,036.49
GSC PARTNERS CDO FD V LTD PREF SHS	1,058.95	15.00
GSE SYS INC COM STK	13,699.04	9,050.00
GSI TECHNOLOGY INC COM	3,671.76	4,050.00
GT SOLAR INTL INC COM	34,698.29	41,231.52
GTE CAL INC PFD SER 1956 4.50 RED $22	17,721.16	19,093.87
GTX CORP COM STK	85,551.95	39,743.18
GTY BK & TR CO DENVER COLO DTD 07-30-2008 4.6 07-29-2011	30,000.00	30,000.00
GUESS INC COM	4,837.51	4,771.13
GUESS INC COM	359,876.95	583,928.80
GUESS? INC COMSTK CALL OPT EXP 03/19/11 PR $43 PER SH	(678.24)	(610.00)
GUGGENHEIM FUNDS DISTRIBUTORS INC	3,429.95	4,206.00
GUGGENHEIM FUNDS DISTRIBUTORS INC	13,031.66	15,442.63
GUGGENHEIM FUNDS DISTRIBUTORS INC	653,580.96	657,171.72
GULF ALTERNATIVE ENERGY CORP COM	8,214.31	1.75
GULF KEYSTONE PETROLEUM COM USD0.01	43,896.25	64,922.55
GULFMARK OFFSHORE INC CL A NEW USD0.01 CLASS A	119,581.63	118,560.00
GULFPORT ENERGY CORP COM NEW COM NEW	40,046.17	60,704.00
H J HEINZ	260,768.01	399,092.74
H J HEINZ	436,468.49	491,842.95
H QUOTIENT INC COM STK	72.95	0.00
HAIN CELESTIAL GROUP INC COM	14,550.92	17,589.00
HALLIBURTON CO COM	216,802.60	290,041.54
HALLIBURTON CO COM	354,788.96	457,296.00
HALLIBURTON CO COM	555,857.94	645,114.00
HALLIBURTON CO COM	421,097.67	934,312.89
HALLIBURTON CO COMSTK CALL OPT EXP 01/22/11 PR $40 PER SH	(365.52)	(334.00)
HA-LO INDS INC COM DELAWARE COMMON STOCK	4,129.14	0.00
HALO INNOVATIONS INC SER A CONV PFD	4,129.39	4,713.49

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

HAMPTON RDS BANKSHARES INC COM STK	655.72	689.52
HANCOCK HLDG CO COM	19,001.31	14,829.55
HANCOCK HLDG CO COM	589,601.49	571,704.00
HANDLEMAN CO COM	4,272.46	85.00
HANESBRANDS INC COM STK	2,234.34	2,768.60
HANFENG EVERGREEN INC COM	2,501.75	1,799.43
HANG LUNG PROPERTIES HKD1	469,300.60	579,928.91
HANGER ORTHOPEDIC GROUP COM NEW	1,137.87	1,462.11
HANNOVER RUECKVERS ORD NPV(REGD)	165,089.05	186,744.51
HANSEN MED INC COM STK	326,534.68	60,941.00
HANSEN NAT CORP COM	92,622.78	106,232.96
HANSEN NAT CORP COM	116,317.70	130,700.00
HANSEN NAT CORP COM	150,764.16	167,296.00
HARBIN ELEC INC COM STK	12,972.16	12,145.00
HARBIN ELECTRIC INC COMSTK CALL OPT EXP 01/22/11 PR $20 PER SH	(264.26)	0.00
HARBOR BIOSCIENCES INC COM	5,611.20	314.79
HARLEY DAVIDSON COM USD0.01	125,851.33	154,240.28
HARLEY DAVIDSON COM USD0.01	150,340.66	162,949.00
HARLEY DAVIDSON COM USD0.01	219,101.90	205,489.09
HARLEYSVILLE GROUP INC COM	19,464.35	22,263.74
HARMAN INTL INDS INC NEW COM STK USD0.01	152,309.65	80,978.70
HARMAN INTL INDS INC NEW COM STK USD0.01	108,723.86	157,420.00
HARMAN INTL INDS INC NEW COM STK USD0.01	392,150.57	532,450.00
HARMONIC INC COM	32,554.75	47,135.00
HARRAHS OPER INC 5.75% DUE 10-01-2017	18,148.96	17,437.50
HARRIS CORP COM	36,846.54	37,973.54
HARRIS CORP COM	141,438.18	146,137.80
HARRIS CORP COM	192,927.92	276,330.00
HARRIS CORP COM	582,509.28	584,370.00
HARRY & DAVID 9% DUE 03-01-2013	24,098.75	18,000.00
HARRY WINSTON DIAMOND CORP COM STK	6,481.95	5,850.00
HARSCO CORP COM	7,624.09	5,664.00
HARSCO CORP COM	428,899.62	472,944.00
HARTE-HANKS INC COM (NEW)	57,115.80	67,681.00
HARTFORD FINL SVCS 5.25% DUE 10-15-2011	8,308.00	10,305.21
HARTFORD FINL SVCS 6.1% DUE 10-01-2041	18,363.60	18,362.08
HARTFORD FINL SVCS GROUP INC COM	72,422.32	81,244.46
HARTFORD FINL SVCS GROUP INC COM	414,004.51	296,290.65
HARTFORD FINL SVCS GROUP INC COM	836,889.40	940,395.00
HARTFORD FINL SVCS GROUP INC COM	979,044.05	1,072,845.00
HARTFORD FIRE INS CO PFD CL C SER 1 7.50%	4,576.19	4,891.12
HARVEST NAT RES INC COM	12,831.00	16,441.67
HARVEST NATURAL RESOURCES IN COM STK CALL OPT EXP 3/19/11 PR $10 PER SH	(102.30)	0.00
HASBRO INC COM	115,820.31	128,351.26
HASBRO INC COM	92,545.93	153,335.00
HASBRO INC COM	73,862.54	161,544.32
HASTINGS ENTMT INC COM	1,321.02	918.00
HATHOR EXPL LTD COM	70,171.84	99,510.40
HATTERAS FINL CORP COM REIT	191,738.10	208,908.04
HATTERAS FINL CORP COM REIT	311,905.36	317,835.00
HAUPPAUGE DIGITAL INC COM	2,696.99	2,240.00
HAWAIIAN ELEC INDS INC COM	22,218.04	23,876.97
HAWAIIAN HLDGS INC COM	106,696.67	152,096.00
HAWTHORNE GOLD CORP CDA	11,128.45	11,078.73
HAYNES INTL INC COM NEW COM NEW	8,450.22	4,311.17
HAYS PLC ORD GBP0.01	215,060.02	256,859.90
HCA INC 6.25% DUE 02-15-2013	20,349.75	20,400.00
HCA INC 7.5% DUE 11-06-2033	19,964.47	18,400.00
HCA INC 9.125% DUE 11-15-2014	10,000.00	10,487.50
HCA INC 9.25% DUE 11-15-2016	60,000.00	64,012.50
HCA INC FORMERLY HCA-HEALTHCARE CO NT DTD 09-23-2002 6.3 DUE 10-01-2012 BEO	1,373.60	2,045.00
HCA INC SR SECD TOGGLE NT 9.625 DUE 11-15-2016/11-15-2008 BEO	3,023.44	3,379.79
HCC INS HLDGS INC COM	7,882.12	7,235.00
HCC INS HLDGS INC COM	194,681.71	217,050.00
HCC INS HLDGS INC COM	402,193.48	403,713.00
HCC INS HLDGS INC COM	364,745.22	416,736.00
HCP INC COM REIT	36,181.30	39,733.20
HCP INC COM REIT	295,064.48	337,143.56
HEADWATERS INC COM	1,829.23	1,832.00
HEALTH CARE REIT INC COM	143,137.10	173,886.00
HEALTH CARE REIT INC COM	212,258.37	232,895.10
HEALTH CARE REIT INC PFD SER D 7.875% PFD SER D 7.875%	30,187.68	29,757.00
HEALTH NET INC COM	375,511.13	390,247.00
HEALTH NET INC COM	631,862.00	648,137.50
HEALTH NET INC COM	618,144.48	682,250.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

HEALTHCARE RLTY TR	61,478.76	53,073.70
HEALTHCARE SVCS GROUP INC COM	13,747.83	15,209.11
HEALTHMED SVCS LTD COM PAR $.001 COM PAR$.001	22,009.82	5,940.00
HEALTHSOUTH CORP COM NEW STK	299,951.16	398,253.30
HEALTHSPRING INC COM STK	5,834.77	7,959.00
HEALTHSPRING INC COM STK	610,157.06	813,622.04
HEALTHWAYS INC COM STK	9,596.47	8,760.60
HEAR ATLAST HLDGS INC COM STK	146,891.25	5,169.27
HEARTLAND PMT SYS INC COM STK	2,478.61	3,856.99
HEARTLAND PMT SYS INC COM STK	955,919.19	905,154.00
HEARTWARE INTL INC COM COM	5,481.95	6,567.75
HECKMANN CORP COM STK	15,170.15	16,347.50
HECLA MINING CO COM STK CALL OPT EXP 1/22/11 PR $11 PER SH	(210.02)	(292.00)
HECLA MNG CO COM	410,425.40	677,187.66
HEELYS INC COM	225.86	218.88
HEIDRICK & STRUGGLES INTL INC COM ISIN #954228191023	4,482.79	3,939.66
HEINEKEN NV EUR1.60	264,199.19	275,046.67
HEINEKEN NV EUR1.60	1,394,262.02	1,300,269.65
HELI ELECTRONICS CORP COM NEW	0.00	18,099.00
HELIX ENERGY SOLUTIONS GROUP INC COM STK	4,160.75	4,249.00
HELMERICH & PAYNE INC COM	29,723.17	35,549.61
HELMERICH & PAYNE INC COM	107,281.57	129,199.20
HELMERICH & PAYNE INC COM	135,690.80	135,744.00
HELVETIA HOLDING CHF0.10	637,826.89	807,497.93
HEMISPHERX BIOPHARMA INC COM	202,047.16	78,096.38
HEMIWEDGE INDUSTRIES INC COM STK	6,877.00	4,500.00
HENRY JACK & ASSOC INC COM	3,500.28	4,372.50
HENRY JACK & ASSOC INC COM	417,178.97	521,785.00
HERBALIFE LTD COM STK	36,125.54	39,859.71
HERCULES OFFSHORE INC COM STK	38,169.12	47,961.36
HERCULES TECHNOLOGY GROWTH CAP INC COM	5,004.00	8,288.00
HERCULES TECHNOLOGY GROWTH CAP INC COM	16,941.90	25,458.31
HERITAGE WORLDWIDE INC COM	596.86	2.55
HERSHA HOSPITALITY TR PRTY CL A SHS BEN INT	5,654.43	5,940.00
HERSHA HOSPITALITY TR PRTY CL A SHS BEN INT	19,111.00	19,140.00
HERSHA HOSPITALITY TR PRTY CL A SHS BEN INT	31,019.47	31,020.00
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	33,616.60	36,868.19
HERSHEY CO FORMERLY HERSHEY FOODS CORP TO 04/19/2005 COM	103,232.34	183,602.10
HESKA CORP COM RESTRICTED NEW STOCK	2,168.05	496.00
HESS CORP COM STK	177,810.04	250,579.71
HESS CORP COM STK	295,704.49	439,722.30
HESS CORP COM STK	261,962.83	577,647.38
HESS CORP NT 8.125 DUE 02-15-2019 REG	81,583.60	101,069.60
HEWLETT PACKARD CO COM	185,529.99	188,313.30
HEWLETT PACKARD CO COM	607,209.98	595,514.69
HEWLETT PACKARD CO COM	1,266,848.44	1,174,590.00
HEWLETT PACKARD CO COM	1,356,928.63	2,402,015.50
HEXCEL CORP NEW COM	6,896.05	9,045.00
HFF INC CL A CL A	754.44	966.00
HHGREGG INC COM STK	282,528.09	208,452.50
HICKORY TECH CORP COM	4,667.45	4,780.00
HIENERGY TECHNOLOGIES INC COM	26,581.54	59.52
HILL INTL INC COM	5,226.60	6,470.00
HILL ROM HLDGS INC COM STK	122,979.23	255,905.00
HILLENBRAND INC COM STK	1,962.78	2,090.03
HILLTOP HLDGS INC COM STK	3,527.00	2,976.00
HILLTOP HLDGS INC COM STK	13,922.16	13,888.00
HIRE INTL INC COM STOCK	728.90	600.00
HIROSE ELECTRIC NPV	92,805.24	90,154.72
HISPANIC T V NETWORK INC COM	1,082.47	0.00
HI-TECH PHARMACAL INC COM	1,158.18	1,247.50
HKN INC COM STK	11,736.60	3,671.50
HLTH MGMT ASSOC INC NEW CL A COM	11,061.85	13,098.42
HMS HLDGS CORP COM	19,169.57	26,037.54
HMS HLDGS CORP COM	161,377.01	200,787.00
HOCHTIEF AG NPV	195,149.11	249,371.59
HOKU CORP COM	5,001.73	3,432.00
HOLLY CORP COM PAR $0.01	39,142.97	63,315.81
HOLLY CORP COM PAR $0.01	553,593.26	517,779.00
HOLLY ENERGY PARTNERS L P	2,266.73	2,631.39
HOLLYWOOD PLAYHOUSE RLTY CORP 8.00% CUM PFD STK $100 PAR DESP	78,395.55	30,865.50
HOLOGIC INC COM	34,701.51	33,876.00
HOLOGIC INC COM	204,321.75	240,896.00
HOLOGIC INC COM	426,402.14	500,612.00
HOME DEPOT INC COM	403,975.54	491,644.42

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

HOME DEPOT INC COM	490,026.44	645,104.00
HOME DEPOT INC COM	953,667.47	1,445,523.80
HOME DEPOT INC COMSTK CALL OPT EXP 01/22/11 PR $33 PER SH	(170.48)	(438.00)
HOME RETAIL GROUP ORD GBP0.10	204,521.28	159,100.12
HOME SOLUTIONS AMER INC COM STK	1,408.62	0.00
HOMEBANC NATL ASSN LAKE MARY FLA DTD 11-23-2010 .2 C/D 12-31-2010	20,000.00	19,997.00
HOMELAND SAFETY INTL INC COM STK	3,344.23	0.20
HONDA MOTOR CO NPV	730,492.60	863,206.84
HONEYWELL INTL INC COM STK	147,343.65	179,763.14
HONEYWELL INTL INC COM STK	311,850.17	462,492.00
HONEYWELL INTL INC COM STK	431,756.37	541,700.40
HONEYWELL INTL INC COM STK	582,881.41	1,043,583.96
HONEYWELL INTL INC COM STK	800,641.74	1,057,884.00
HONEYWELL INTL INC SR NT 3.875 DUE 02-15-2014 BEO	41,788.52	42,470.48
Hong Kong dollar	(514.56)	(514.56)
Hong Kong dollar	77.84	77.84
Hong Kong dollar	6,947.72	6,947.72
Hong Kong dollar	17,328.90	17,328.90
Hong Kong dollar	20,582.35	20,582.35
HOOPER HOLMES INC COM	715.36	700.00
HORACE MANN EDUCATORS CORP COM	65,034.64	110,044.00
HORACE MANN EDUCATORS CORP COM	293,754.27	300,005.20
HORIYOSHI WORLDWIDE INC COMMON STOCK	4,467.46	4,505.00
HORIZON LINES INC COM CL A COM STK	4,925.22	4,680.14
HORMEL FOODS CORP COM	7,916.59	10,559.10
HORMEL FOODS CORP COM	54,681.83	89,346.18
HORNBECK OFFSHORE SVCS INC NEW COM	17,190.55	16,704.00
HORNE INTL INC COM STK	2,185.44	240.00
HORSEHEAD HLDG CORP COM STK	28,370.01	32,600.00
HORSEHEAD HLDG CORP COM STK	406,572.52	459,829.52
HOSPIRA INC COM	13,410.91	16,428.55
HOSPIRA INC COM	106,486.26	234,176.45
HOSPITALITY PPTYS TR COM SH BEN INT	48,904.35	56,208.02
HOSPITALITY PPTYS TR COM SH BEN INT	309,744.82	341,890.56
HOSPITALITY PPTYS TR COM SH BEN INT	350,993.94	412,416.00
HOSPITALITY PPTYS TR PFD SER C 7.00%	1,424.63	2,398.00
HOST HOTELS & RESORTS INC REIT	657.08	1,154.62
HOST HOTELS & RESORTS INC REIT	342,011.47	299,322.50
HOT TOPIC INC COM	3,705.52	3,788.56
HOUSEHOLD FIN CORP 6.375% DUE 11-27-2012	14,904.90	16,262.48
HOVNANIAN ENTERPRISES INC CL A	53,838.52	48,425.60
HOVNANIAN K 7.75% DUE 05-15-2013	21,441.15	22,125.00
HOWARD HUGHES CORP COM STOCK	6,199.20	9,142.56
HOYA CORP NPV	834,584.51	777,202.68
HRPT PPTYS TR 6.95% DUE 04-01-2012	8,666.10	10,457.41
HSBC BK USA N A WILMINGTON DEL CTF DEP DTD 03-21-2006 0 09-21-2011	20,000.00	20,000.00
HSBC CAP FDG DLR 2 L P PERP PFD SECS 144A DUE 12-29-2049/06-27-2013 BEO	45,000.00	42,300.00
HSBC FIN CORP HSBC FIN INTERNOTES BOOK ENTRY MTN 5.25% DUE 07-15-2014	2,000.00	2,075.51
HSBC FIN CORP HSBC FIN INTERNOTES BOOK ETRANCHE # TR 00435 4.5 DUE 02-15-2012	3,104.80	3,064.87
HSBC FINANCE CORPORATION CRP HI 7 DUE 05-15-2012 BEO	35,201.07	37,553.08
HSBC HLDGS ORD USD0.50(UK REG)	698,575.58	647,619.19
HSBC HLDGS ORD USD0.50(UK REG)	1,357,174.80	1,287,198.71
HSBC HLDGS ORD USD0.50(UK REG)	1,441,733.88	1,396,789.88
HSBC HLDGS PLC PERP SUB CAP SECS PFD STK	20,000.00	20,128.80
HSBC USA INC NEW DEPOSITARY SH REPSTG 1/40TH PFD SER H PFD STK	2,459.95	2,443.00
HSBC USA INC NEW PFD STK SER F FLTG RATE	80,000.00	80,062.40
HSN INC DEL COM	253.33	1,685.75
HTC CORPORATION TWD10	100,909.48	222,248.90
HUB GROUP INC CL A	224,704.50	258,630.40
HUBBELL INC CL B COM	1,463.71	2,164.68
HUBBELL INC CL B COM	101,900.23	132,286.00
HUDSON CITY BANCORP INC COM STK	28,150.97	27,456.46
HUDSON CITY BANCORP INC COM STK	149,438.04	145,236.00
HUDSON CITY BANCORP INC COM STK	181,969.18	168,677.60
HUDSON CITY BANCORP INC COM STK	350,360.07	324,870.00
HUDSON PACIFIC PROPERTIES INC COM	1,890.06	1,881.25
HUGOTON RTY TR TEX UNIT BEN INT HUGOTON RTY TR UNITS	96,664.36	93,828.79
HUMAN GENOME SCIENCES INC COM	44,907.26	39,609.62
HUMANA INC COM	52,879.18	56,984.34
HUMANA INC COM	123,127.06	231,714.42
HUMANA INC COM	218,610.33	372,232.00
HUMANA INC COM	367,556.35	509,082.00
HUMANA INC COM STK CALL OPT EXP 2/19/11 PR $55 PER SH	(511.55)	(420.00)
HUMATECH INC COM	1,117.40	30.00
HUMITECH INTL GROUP INC NEW COM	764.83	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

HUNT GOLD CORP COM STK	0.07	0.00
HUNT J B TRANS SVCS INC COM	294,802.09	334,642.00
HUNTINGTON BANCSHARES INC COM	244,730.66	149,140.83
HUNTINGTON BANCSHARES INC COM	200,362.54	230,507.78
HUNTINGTON BANCSHARES INC COM	241,567.90	281,670.00
HUNTINGTON PFD CAP INC EXCH PREP PFD SECS CL C	9,429.40	8,657.55
HUNTSMAN CORP COM STK	39,560.80	58,537.50
HUNTSMAN CORP COM STK	226,749.47	430,836.00
HUNTSMAN CORP COM STK	345,020.72	533,862.00
HURON CONSULTING GROUP INC COM STK	3,024.64	2,645.00
HYATT HOTELS CORP COM CL A COM CL A	1,835.50	2,288.00
HYATT HOTELS CORP COM CL A COM CL A	109,033.88	132,704.00
HYATT HOTELS CORP COM CL A COM CL A	198,378.20	233,376.00
HYBRID FUELS INC COM STK	4,522.90	100.50
HYDROGEN HYBRID CORP COM STK	18,155.20	0.69
HYDROGEN HYBRID TECHNOLOGIES INC COM STK	7,073.90	3.00
HYDRO-QUEBEC BOND 6.3% DUE 05-11-2011 REG	34,940.85	35,720.90
HYFLUX LTD SHS	7,743.24	12,224.25
HYPERDYNAMICS CORP COM	82,378.64	164,920.00
HYPERTENSION DIAGNOSTICS INC COM	7,932.85	3,600.00
HYTHIAM INC COM	21,028.52	374.50
I SH MSCI AUSTRIA INVESTABLE MKT INDEX FD	10,926.95	11,611.60
I/O FHLMC MULTICLASS FHMS K007 X1 VAR RT04-25-2020	27,005.58	27,054.88
I/O FHLMC MULTICLASS FHMS K008 X1 VAR RT06-25-2020	50,499.33	50,692.06
I/O FHLMC MULTIFAMILY STRUCTURED PASS THRO VAR RT K009 X1 DUE 08-25-2020	78,027.47	77,669.20
I/O GNMA REMIC SER 2006-47 CL SA FLT RT 08-16-2036	57,486.46	60,867.70
IAC / INTERACTIVECORP COM PAR $.001 STK	6,123.61	4,879.00
IAC / INTERACTIVECORP COM PAR $.001 STK	291,115.66	437,531.50
IAMGOLD CORP COM STK	29,495.79	32,040.00
IBERIABANK CORP COM	988,887.15	1,017,036.00
IBERIABANK LAFAYETTE LA CTF DEP DTD 01-15-2010 3.8 01-15-2020	10,000.00	10,000.00
IBIZ TECH CORP COM NEW	4,825.81	0.00
IBN 01/22/2011 45.000 C IBN 110122C00045000	(769.53)	(1,160.00)
ICAD INC COM STK	26,402.17	27,000.00
ICAGEN INC	2,230.17	1,770.00
ICF INTL INC COM STK	38,198.53	41,152.00
ICICI BK LTD SUB NT 144A DUE 04-30-2022/04-30-2017 BEO	121,958.54	121,542.50
ICL-ISRAEL CHEM ILS1	37,764.49	43,473.26
IDACORP INC COM	271,698.63	281,048.00
IDENIX PHARMACEUTICALS INC COM	2,389.19	3,276.00
IDENIX PHARMACEUTICALS INC COMSTK CALL OPT EXP 04/16/11 PR $5 PER SH	(57.30)	0.00
IDERA PHARMACEUTICALS INC COM NEW STK	7,735.57	5,491.00
IDEXX LABS INC	3,678.48	4,499.30
IDGLOBAL CORP COM PAR $0.001 STK	7,587.99	31.15
IDT CORP CL B NEW CL B NEW	14,023.86	15,765.52
IELEMENT CORP COM NEW STK	13,664.95	6.34
IESI BFC LTD COM	9,176.70	10,473.30
IFINIX CORP COM PAR $.0001 NEW COM PAR $.0001 NEW	201.95	135.00
IFLI ACQUISITION CORP COM STK	2,759.18	0.01
IGATE CORP COM STK ISIN# US45169U1051	95,519.87	91,651.50
IGO INC COM STK	2,808.84	3,648.00
IGSM GROUP INC COM	1,006.95	600.00
II-VI INC COM	2,719.40	4,636.00
IKANOS COMMUNICATIONS COM	6,880.57	5,360.00
I-LEVEL MEDIA GROUP INC COM	9,921.18	96.48
ILFC E-CAPITAL TR II BD 144A DUE 12-21-2065/12-21-2010 BEO	19,974.80	15,600.00
ILL TOOL WKS INC COM	47,191.48	57,754.82
ILL TOOL WKS INC COM	405,713.61	666,432.00
ILLINOIS STUDENT ASSISTANCE COMMN STUDENFLTG-ASSET BKD NTS-SER 1 25 JUL 2045	381,218.40	377,992.00
ILLUMINA INC COM	79,784.10	92,983.12
ILLUMINA INC COM	580,461.29	782,249.00
ILX RESORTS INC PFD SER C CONV	21,639.46	24,469.00
IMAGING DIAGNOSTIC SYS INC COM	11,146.36	14,000.00
IMAGING3 INC COM STK	11,024.92	1,540.71
IMAGINON INC COM NEW	8,031.64	0.15
IMATION CORP COM	10,256.38	10,310.00
IMAX CORP COM	2,725.43	5,614.00
IMMTECH PHARMACEUTICALS INC	8,758.45	55.00
IMMUCOR INC COM STK	4,295.16	3,966.00
IMMUNICON CORP DEL COM	409.08	24.00
IMMUNOGEN INC COM	21,188.50	25,002.00
IMMUNOMEDICS INC COM	4,762.08	5,101.50
IMPAC MTG HLDGS INC COM NEW COM NEW	17,281.81	2,014.31
IMPACT FUSION INTL INC COM STK	0.18	0.05
IMPATH LIQ TR LIQ TR INT CL A	2,900.06	5.56

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

IMPAX LABORATORIES INC COM	23,494.49	24,212.44
IMPAX LABORATORIES INC COM	117,406.61	136,748.00
IMPAX LABORATORIES INC COM	287,020.91	345,892.00
IMPERIAL CR INDS INC COM	3,502.00	34.00
IMPERIAL INDS INC COM NEW	2,933.31	39.13
IMPERIAL OIL LTD COM NEW	30,315.98	30,390.00
IMPERIAL RES INC COM STOCK	746.95	760.00
IMPERIAL TOBACCO ORD GBP0.10	1,001,612.51	1,046,271.57
IMPLANT SCIENCES CORP COM STK	33,628.86	38,529.72
INCYTE CORP COM	5,774.20	8,280.00
INCYTE CORP COM	222,767.76	215,445.60
INDIGO-ENERGY INC COM	791,770.99	51,000.28
INDITEX EUR0.15	757,811.90	794,461.31
INDITEX EUR0.15	919,456.23	1,072,683.75
INDUSTRIAL & COMMERCIAL BK OF CHINA ‘H’CNY1	8,562.90	10,427.20
INDUSTRIAL SVCS AMER INC FLA COM	31,587.40	31,372.65
INDUSTRY CALIF SALES TAX REV TAXABLE 6.6 TAXABLE DUE 01-01-2019	5,364.20	5,099.40
INDYMAC BANCORP INC COM	1,758.65	3.42
INERGETICS INC COM	539.95	3.20
INFINEON TECHNOLOG ORD NPV (REGD)	130,561.96	244,103.10
INFINERA CORP COM STK USD0.001	106,101.13	126,284.25
INFINERA CORP COM STK USD0.001	172,812.74	188,006.00
INFINITY PPTY & CAS CORP COM	38,731.77	55,620.00
INFORMATICA CORP COM	60,316.95	66,045.00
INFORMATICA CORP COM	222,394.67	377,337.10
INFORMATION SVCS GROUP INC UNIT 1 COM & 1 WT EXP	2,006.95	2,060.00
INFOSONICS CORP COM	4,988.38	385.00
INFOSPACE INC COM PAR $.0001 COM PAR $.0001	56,863.57	39,840.00
INFRARED SYS INTL COM NEW STK	0.00	7.12
ING GLOBAL ADVANTAGE & PREM OPPORTUNITY	38.45	29.55
ING GROEP N V PERP HYBRID CAP SECS PFD STK	40,167.45	46,360.00
ING GROEP N V PERPETUAL HYBRID CAP SECS	11,219.00	12,645.00
ING GROEP NV CVA EUR0.24	744,443.20	758,897.36
ING GROEP NV CVA EUR0.24	968,469.05	927,086.16
INGERSOLL-RAND PLC COM STK	64,831.19	102,549.02
INGERSOLL-RAND PLC COM STK	279,152.81	341,402.50
INGERSOLL-RAND PLC COM STK	335,823.57	383,783.50
INGERSOLL-RAND PLC COM STK	865,495.47	1,050,107.00
INGRAM MICRO INC CL A	13,122.93	13,363.00
INGRAM MICRO INC CL A	62,797.04	72,542.00
INGRAM MICRO INC CL A	181,407.49	204,263.00
INLAND BK & TR LAKE ZURICH ILL CTF DEP DTD 03-24-2009 3.1 09-24-2013	25,000.00	25,000.00
INLAND REAL ESTATE CORP COM NEW STK	30,440.08	27,471.34
INMARSAT ORD EUR0.0005	150,901.08	141,890.84
INN OF MTN 12 DUE 12-31-2040 IN DEFAULT	11,775.00	5,212.50
INNERGEX RENEWABLE ENERGY INC	16,857.13	23,424.76
INNODATA ISOGEN INC COM NEW	204,669.88	128,700.00
INNOFONE COM INC COM PAR $.001 COM PAR $.001	7,979.85	45.00
INNOPHOS HLDGS INC COM STK	4,132.65	7,144.09
INNOSPEC INC COM STK	11,983.65	14,657.24
INNOVATIVE SOLUTIONS & SUPPORT INC COM ISIN US45769N1054	11,717.30	2,976.75
INNOVEX INC COM	7,185.19	5.58
INOLIFE TECHNOLOGIES INC COM	433.96	280.00
INOVIO PHARMACEUTICAL INC	15,786.24	16,675.00
INPEX CORPORATION NPV	1,024,714.53	696,907.09
INROB TECH LTD COM	263.98	1.70
INSIGHT ENTERPRISES INC COM	67,239.10	64,484.00
INSITE VISION INC COM	154,576.65	32,026.00
INSITUFORM TECHNOLOGIES INC CL A COM	17,744.18	29,161.00
INSITUFORM TECHNOLOGIES INC CL A COM	255,144.08	354,094.07
INSMED INC COM NEW	5,420.73	3,784.80
INSPIRATION MNG CORP COM	19,165.44	1,283.00
INSTEEL INDS INC COM	6,439.95	8,743.00
INTC 01/22/2011 22.500 C INTC 110122C00022500	(805.53)	0.00
INTEGRA LIFESCIENCES HLDG CORP COM DESP	104,404.16	132,440.00
INTEGRAL TECHNOLOGIES INC COM	4,942.54	1,500.00
INTEGRATED DEVICE TECHNOLOGY INC COM	13,589.65	15,318.00
INTEGRATED DEVICE TECHNOLOGY INC COM	157,074.98	182,484.00
INTEGRATED SILICON SOLUTION INC COM	8,718.96	8,431.50
INTEGRATED SILICON SOLUTION INC COM	66,421.87	74,679.00
INTEGRYS ENERGY GROUP INC COM STK	50,742.38	77,616.00
INTEGRYS ENERGY GROUP INC COM STK	59,980.71	85,648.82
INTEGRYS ENERGY GROUP INC COM STK	95,204.79	94,643.01
INTEL CORP COM	466,111.47	503,773.65
INTEL CORP COM	505,611.99	557,295.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

INTEL CORP COM	1,934,888.08	1,994,981.66
INTEL CORP COM	2,055,029.13	2,951,392.26
INTEL CORP COM STK CALL OPT EXP 11/20/10 PR $21 PER SH	(608.96)	(480.00)
INTELSAT JACKSON 9.5% DUE 06-15-2016	52,400.00	58,025.00
INTER ACT ELECTR MARKETING INC OC-PFD CONV SER A 10%	10,354.10	10,272.20
INTER PARFUMS INC COM	22,758.84	36,757.50
INTERACTIVE BROKERS GROUP INC CL COM	4,332.03	4,490.64
INTERACTIVE INTELLIGENCE INC COM STOCK	4,377.98	4,578.00
INTER-CITIC MINERALS INC FORMERLY INTER COM STK	14,353.37	19,262.06
INTERCONTINENTALEXCHANGE INC COM	106,011.06	124,511.75
INTERCONTINENTALEXCHANGE INC COM	265,972.67	219,236.00
INTERCONTINENTALEXCHANGE INC COM	366,136.93	429,059.15
INTERCONTINENTALEXCHANGE INC COM	806,760.55	1,215,330.00
INTERDIGITAL INC PA COM	48,626.52	63,834.12
INTERDIGITAL INC PA COM	899,803.07	1,440,744.00
INTEREP NATL RADIO SALES INC CL A	800.95	0.18
INTERLINE BRANDS INC COM	568,018.34	630,729.00
INTERMAP TECHNOLOGIES CORP CL A NEW COM STK	12,498.25	1,207.75
INTERMEC INC COM	1,453.36	759.60
INTERMUNE INC COM	16,635.93	58,240.00
INTERMUNE INC COM STK CALL OPT EXP 1/22/11 PR $17.5 PER SH	(680.96)	(4,280.00)
INTERMUNE INC COMSTK CALL OPT EXP 01/22/11 PR $15 PER SH	(294.47)	(7,600.00)
INTERNAP DELAWARE INC COM PAR $.001 COM STK	6,644.94	7,034.56
INTERNAP DELAWARE INC COM PAR $.001 COM STK	120,911.63	125,466.88
INTERNATIONAL ASSETS HLDG CORP COM	545.20	708.00
INTERNATIONAL BUSINESS MACHS CORP COM	594,519.76	739,670.40
INTERNATIONAL BUSINESS MACHS CORP COM	760,804.54	799,548.33
INTERNATIONAL BUSINESS MACHS CORP COM	1,314,837.87	1,526,304.00
INTERNATIONAL BUSINESS MACHS CORP COM	1,997,419.50	4,587,424.08
INTERNATIONAL COAL GROUP INC NEW COM	36,533.94	47,988.00
INTERNATIONAL ENERGY INC COM STK	1,019.95	140.00
INTERNATIONAL GOLD RES INC COM NEW COM NEW	41,963.80	96.38
INTERNATIONAL PWR GROUP LTD COM	1,379.32	59.51
INTERNATIONAL SPEEDWAY CORP CL A	26,514.01	28,787.00
INTERNATIONAL STEM CELL CORP COM STK	58,540.23	78,625.00
INTERNET CAP GROUP INC COM NEW	673.58	1,425.00
INTEROIL CORP COM	57,110.24	64,863.00
INTERPUBLIC GROUP COMPANIES INC COM	3,096.89	5,310.00
INTERPUBLIC GROUP COMPANIES INC COM	179,454.11	130,657.86
INTERSECTIONS INC COM	7,255.17	7,595.31
INTERVAL LEISURE GROUP INC COM STK	212.53	242.10
INTERVAL LEISURE GROUP INC COM STK	356,136.99	706,932.00
INTEST CORP COM	1,919.51	1,428.00
INTEVAC INC COM	12,147.50	14,010.00
INTL ABSORBENTS INC NEW	7,305.40	300.00
INTL AUTOMATED SYS INC COM	11,018.41	1,677.00
INTL BANCSHARES CORP COM	372.42	465.10
INTL BUSINESS 5.7% DUE 09-14-2017	22,012.68	22,980.26
INTL ENEXCO LTD COM	5,220.23	734.60
INTL FLAVORS & FRAGRANCES INC COM	291.85	437.83
INTL FLAVORS & FRAGRANCES INC COM	74,909.12	111,791.49
INTL FLAVORS & FRAGRANCES INC COM	343,578.27	466,956.00
INTL GAME TECH COM	28,571.28	30,005.78
INTL GAME TECH COM	140,691.77	132,816.52
INTL PAPER CO COM	73,997.57	87,251.55
INTL PAPER CO COM	353,551.92	299,885.16
INTL RECTIFIER CORP COM	228,588.28	368,066.93
INTL SPEEDWAY CORP CL B	1,439.95	795.30
INTREPID POTASH INC COM	32,518.77	44,748.00
INTRICON CORP COM	4,275.95	1,172.97
INTUIT COM	8,560.56	9,860.00
INTUIT COM	178,913.86	346,677.60
INTUITIVE SURGICAL INC COM NEW STK	299,184.44	254,657.00
INTUITIVE SURGICAL INC COM NEW STK	795,787.80	683,037.50
INTUITIVE SURGICAL INC COM NEW STK	819,137.81	706,750.50
INTUITIVE SURGICAL INC COMSTK CALL OPT EXP 01/22/11 PR $280 PER SH	(992.28)	(2,130.00)
INTUITIVE SURGICAL INC COMSTK CALL OPT EXP 1/22/11 PR $270 PER SH	(3,043.78)	(410.00)
INVENSYS ORD GBP0.10	111,879.57	152,683.79
INVESCO LTD COM STK USD0.10	2,131.24	2,406.00
INVESCO LTD COM STK USD0.10	264,837.28	279,841.86
INVESCO MORTGAGE CAPITAL INC COM STK	13,109.22	13,104.00
INVESCO MORTGAGE CAPITAL INC COM STK	769,581.72	803,712.00
INVESTEC ORD GBP0.0002	328,258.81	357,934.30
INVESTORS REAL ESTATE TR COM STK	12,609.33	13,455.00
INVT TECH GROUP INC NEW COM	14,273.31	5,238.40

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

INVT TECH GROUP INC NEW COM	71,419.85	55,658.00
INVT TECH GROUP INC NEW COM	791,619.13	357,684.50
INX INC COM	7,500.38	4,729.60
ION GEOPHYSICAL CORP COM STK	34,967.88	55,120.00
IPATH S&P 500 VIX S/T FU ETN COM STK CALL OPT EXP 2/19/11 PR $43 PER SH	(665.77)	(510.00)
IPG PHOTONICS CORP COM	28,329.73	45,026.88
IPIX CORP COM	1,203.06	6.10
IPM PRODS CO PFD SER C CONV PAY-IN-KIND	11,543.01	12,600.82
IRIDIUM COMMUNICATIONS INC COM STK	12,513.38	12,028.50
IROBOT CORP COM	11,659.21	17,913.60
IRON MTN INC COM STK	33,361.79	35,499.49
IRON MTN INC COM STK	122,753.02	125,950.36
IRONSTONE BK FT MYERS FLA CTF DEP DTD 07-18-2007 5.45 07-18-2017	10,000.00	10,000.00
IRONSTONE BK FT MYERS FLA CTF DEP DTD 11-17-2006 5.2 11-17-2016	5,000.00	5,738.85
IRVINE SENSORS CORP COM PAR $ COM PAR $	8,211.95	70.00
ISHARES BARCLAYS 1-3 YR TREAS BD FD	1,595,824.95	1,607,187.83
ISHARES BARCLAYS 3-7 YR TREAS BD	32,355.00	31,329.26
ISHARES BARCLAYS MBS BD FD	97,243.40	94,177.36
ISHARES FTSE/XINHUA CHINA 25 COMSTK CALLOPT EXP 01/22/11 PR 47 PER SH	(309.52)	0.00
ISHARES MSCI BRAZIL COM STK CALL OPT EXP 1/22/11 PR $80 PER SH	(1,250.00)	0.00
ISHARES MSCI CHILE INVESTABLE MKT INDEX FD	78,297.98	82,863.60
ISHARES MSCI KLD 400 SOCIAL INDEX FUND	33,129.53	36,419.19
ISHARES MSCI MEX INVT MKT INDEX FD	62,352.38	73,065.60
ISHARES MSCI NETH INVESTABLE MKT INDEX FD	11,024.26	9,406.14
ISHARES RUSSELL 2000 COMSTK CALL OPT EXP01/22/11 PR $76 PER SH	(271.53)	(5,100.00)
ISHARES S&P NATIONAL AMT-FREE MUNICIPAL BOND FUND	21,306.11	20,417.39
ISHARES SILVER TRUST COM STK CALL OPT EXP 1/22/11 PR $26 PER SH	(873.72)	(1,272.00)
ISHARES SILVER TRUST COM STK CALL OPT EXP 4/16/11 PR $29 PER SH	1,037.98	(4,875.00)
ISHARES SILVER TRUST COM STK CALL OPT EXP 7/16/11 PR $30 PER SH	(1,415.48)	(3,340.00)
ISHARES SILVER TRUST COMSTK CALL OPT EXP 01/22/11 PR $29 PER SH	(2,105.98)	(1,070.00)
ISHARES SILVER TRUST COMSTK CALL OPT EXP01/22/11 PR $27 PER SH	(2,703.59)	(192.00)
ISHARES SILVER TRUST COMSTK PUT OPT EXP 01/22/11 PR $30 PER SH	(1,042.40)	(1,332.00)
ISHARES TR DOW JONES U S INDL SECTOR INDEX FD	40,895.01	53,345.41
ISHARES TR NASDAQ BIOTECHNOLOGY INDEX FD	10,277.93	11,677.50
ISHARES TR RUSSELL 1000 INDEX FD	47,090.14	54,560.31
ISHARES TR S&P GLOBAL 100 INDEX FD	48,387.87	50,750.05
ISHARES TR S&P GLOBAL HEALTHCARE SECTOR INDEX FD	24,142.33	24,588.69
ISIS PHARMACEUTICALS CALIF COM	43,572.31	41,492.00
ISTAR FINANCIAL INC COM STK CALL OPT EXP 1/22/11 PR $4 PER SH	(1,371.82)	(10,360.00)
ISTAR FINL INC COM	96,850.46	127,213.13
ISUZU MOTORS NPV	118,443.65	140,885.23
IT CAPITAL LIMITED ORD F	20,755.10	780.63
ITAUSA INVESTIMENTOS ITAU SA	20,000.00	20,933.20
ITC HLDGS CORP COM STK	22,501.41	27,435.20
ITC HLDGS CORP COM STK	343,419.69	456,172.80
ITERIS INC NEW COM	20,007.90	18,195.00
ITOCHU CORP NPV	735,080.33	1,010,368.41
ITONIS INC COM STK	2,729.95	9.60
ITRON INC COM STK NPV	109,357.12	109,791.00
ITRON INC COM STK NPV	263,707.03	260,615.00
ITRON INC COMSTK CALL OPT EXP 01/22/11 PR $60 PER SH	(939.27)	(125.00)
ITT CORP INC COM	29,847.09	31,266.00
ITT CORP INC COM	130,140.15	240,852.42
ITURAN LOCATION & CONTROL ILS0.333	2,815.20	3,270.61
IVANHOE ENERGY INC COM NPV	203,000.63	241,672.00
IVANHOE MINES LTD COM	9,942.56	14,325.00
IXIA COM	85,140.48	80,544.00
J CREW GROUP INC COM	2,430.28	2,804.10
J P MORGAN CHASE & CO GLOBAL SUB NT 5.75 DUE 01-02-2013 BEO	56,817.90	59,595.64
J P MORGAN CHASE & CO NT 6.75 DUE 02-01-2011 BEO	119,675.90	115,506.81
J P MORGAN CHASE CAP XII CAP SECS SER L 6.25%	23,576.30	25,230.00
J2 GLOBAL COMMUNICATONS INC COM NEW	4,942.30	7,092.75
J2 GLOBAL COMMUNICATONS INC COM NEW	1,417,985.47	1,641,465.00
JABIL CIRCUIT INC COM	126,388.29	99,063.79
JABIL CIRCUIT INC COM	188,939.50	255,553.78
JABIL CIRCUIT INC COM STK CALL OPT EXP 1/21/12 PR $20 PER SH	(364.26)	(350.00)
JACK IN THE BOX INC COM	4,356.07	4,226.00
JACKSON HEWITT TAX SVC INC COM	7,182.27	3,759.48
JACOBS ENGR GROUP INC COM	32,693.38	36,725.85
JACOBS ENGR GROUP INC COM	101,780.90	119,210.00
JACOBS ENGR GROUP INC COM	245,233.83	145,573.75
JAGUAR MNG INC COM STK	75,679.15	72,597.66
JAMBA INC COM STK	48,496.97	45,695.10
JAMES RIV COAL CO COM NEW STK	4,084.44	4,888.69
JANUS CAP GROUP INC COM	25,694.75	27,237.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i
SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

JANUS CAP GROUP INC COM	96,756.66	60,064.07
Japanese yen	0.00	0.00
Japanese yen	0.00	0.00
Japanese yen	0.00	0.00
Japanese yen	0.00	0.00
Japanese yen	12,214.51	12,214.51
Japanese yen	32,726.66	32,726.66
Japanese yen	233,970.74	233,970.74
JARDEN CORP COM	5,469.43	6,174.00
JARDINE CYCLE & CARRIAGE SGD1	1,547,503.69	1,696,852.68
JARDINE MATHESON HLDGS USD0.25(SING QUOTE)	1,296,938.51	1,425,600.00
JAYDEN RES INC COM STK	3,256.12	6,792.50
JAYHAWK ENERGY INC COM STK	681.90	525.00
JAZZ PHARMACEUTICALS INC COM STK	6,009.65	5,904.00
JBI INC COM	946.95	650.00
JDA SOFTWARE GROUP INC COM	31.86	28.00
JDA SOFTWARE GROUP INC COM	419,318.51	592,200.00
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	1,804,084.46	81,059.04
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	93,976.41	120,140.56
JDS UNIPHASE CORP COM PAR $0.001 COM PAR$0.001	146,954.71	304,080.00
JEFFERIES GROUP 6.25% DUE 01-15-2036	18,700.00	17,824.06
JEFFERIES GROUP INC NEW COM	386,001.93	430,074.50
JERONIMO MARTINS EUR1	115,319.95	195,232.97
JERSEY CENT PWR & LT CO	26,510.54	33,284.29
JETBLUE AWYS CORP COM	354,238.98	343,581.19
JINPAN INTERNATIONAL	24,256.72	20,533.50
JMAR TECHNOLOGIES INC COM	438.55	8.95
JNJ 01/22/2011 65.000 C JNJ 110122C00065000	(541.34)	0.00
JNR RES INC COM	87,143.21	87,397.92
JO-ANN STORES INC COM STK	5,424.52	12,044.00
JOES JEANS INC COM STK	47,690.27	30,890.08
JOHNSON & JOHNSON 5.15% DUE 07-15-2018	27,087.50	28,350.73
JOHNSON & JOHNSON COM USD1	666,973.43	637,055.00
JOHNSON & JOHNSON COM USD1	679,874.06	682,824.00
JOHNSON & JOHNSON COM USD1	1,066,446.17	1,087,075.60
JOHNSON & JOHNSON COM USD1	1,227,072.84	1,237,000.00
JOHNSON & JOHNSON COM USD1	2,279,073.90	2,322,484.08
JOHNSON & JOHNSON COM USD1	2,629,795.11	4,273,773.15
JOHNSON & JOHNSON COMSTK CALL OPT EXP 04/16/11 PR $65 PER SH	(68.25)	0.00
JOHNSON BK RACINE WIS BD DTD 09-24-2010 .5 03-26-2012	5,000.00	5,000.00
JOHNSON CONTROLS INC COM STK CALL OPT EXP 1/22/11 PR $31 PER SH	(631.52)	(1,460.00)
JOHNSON CTL INC COM	100,806.75	140,499.60
JOHNSON CTL INC COM	246,392.26	267,067.85
JOHNSON CTL INC COM	280,977.13	324,700.00
JOHNSON CTL INC COM	262,281.39	648,215.80
JOHNSON CTL INC COM	661,060.18	855,680.00
JOHNSON CTLS INC 5.25% DUE 01-15-2011	4,610.00	5,006.43
JOHNSON MATTHEY ORD GBP1	74,575.39	77,496.29
JONES INTL NETWORKS LTD SER A CONV PFD	8,085.77	11,700.35
JONES LANG LASALLE INC COM STK	10,277.70	10,080.89
JONES LANG LASALLE INC COM STK	323,978.69	352,464.00
JONES SODA CO COM	29,194.42	15,172.50
JOS A BK CLOTHIERS INC COM	42,926.73	40,320.00
JOS A BK CLOTHIERS INC COM	256,064.12	266,112.00
JOY GLOBAL INC COM	79,138.41	96,659.02
JOY GLOBAL INC COM	237,159.11	394,278.75
JOY GLOBAL INC COM	366,900.35	559,537.50
JOY GLOBAL INC COM	451,718.29	598,575.00
JPMORGAN CHASE & 4.25% DUE 10-15-2020	130,565.30	126,964.50
JPMORGAN CHASE & 4.4% DUE 07-22-2020	110,389.40	108,267.06
JPMORGAN CHASE & ALERIAN MLP INDEX ETN BASED ON WAP	581,931.40	594,425.95
JPMORGAN CHASE & CO COM	808,626.06	844,158.00
JPMORGAN CHASE & CO COM	883,202.46	971,418.00
JPMORGAN CHASE & CO COM	916,710.24	1,008,747.60
JPMORGAN CHASE & CO COM	2,004,593.26	2,004,345.00
JPMORGAN CHASE & CO COM	3,193,957.41	4,172,176.68
JPMORGAN CHASE & CO COM STK CALL OPT EXP 1/22/11 PR $41 PER SH	(191.53)	(398.00)
JPMORGAN CHASE & CO COM STK CALL OPT EXP 4/16/11 PR $43 PER SH	(207.30)	(530.00)
JPMORGAN CHASE & CO COMMON STOCK	1,163,354.02	1,247,412.19
JPMORGAN CHASE & CO COMSTK CALL OPT EX 12/18/2010 PR $38 PER SH	(855.46)	(228.00)
JPMORGAN CHASE & CO COMSTK CALL OPT EXP 3/19/11 PR $45 PER SH	(469.25)	0.00
JPMORGAN CHASE & CO FORMERLY J P MORGAN CHASE AND CO TO 07/20/2004 PFD STK	37,740.36	38,208.43
JPMORGAN CHASE & CO FORMERLY J P MORGAN NT 6.4 DUE 05-15-2038 BEO	121,886.00	113,418.90
JPMORGAN CHASE & CO FORMERLY J P MORGAN SUB NT 6.125 DUE 06-27-2017 BEO	3,019.09	3,289.43
JPMORGAN CHASE & CO WT EXP	91,202.00	101,150.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

JPMORGAN CHASE BK N A NY N Y FORME EQTY LKD CTF DEP LKD S&P 500 INDEX 3-30-2012	20,000.00	20,000.00
JPMORGAN CHASE CAP XIV CAP SECS SER N	7,005.95	7,512.00
JPMORGAN CHASE CAP XIX CAP SECS SER S	2,529.95	2,526.00
JPMORGAN CHASE CAP XVI TR PFD SECS SER P	9,926.87	10,044.00
JPMORGAN CHASE CAP XXVI CAP SECS VAR SERZ PFD STK	4,766.95	4,709.25
JULIUS BAER GRUPPE CHF0.02 (REGD)	591,188.72	676,260.66
JULIUS BAER GRUPPE CHF0.02 (REGD)	849,311.79	975,904.81
JUNIPER NETWORKS INC COM	83,106.63	89,457.16
JUNIPER NETWORKS INC COM	283,121.32	299,052.00
JUNIPER NETWORKS INC COM	254,672.08	485,904.12
JUNIPER NETWORKS INC COM	985,553.82	1,258,972.00
JUPITER TELECOMMUNICATIONS COM STK	981.44	1,044.71
K12 INC COM STOCK USD.0001	1,654.40	2,006.20
KADANT INC COM	132.53	117.85
KAISER ALUM CORP COM PAR $0.01 COM PAR $0.01	114,565.32	185,333.00
KAMINAK GOLD CORP CL A COM STK	40,432.18	57,666.72
KANDI TECHNOLOGIES CORP COM	78,589.37	91,171.00
KAO CORP NPV	195,121.31	226,362.25
KAPSTONE PAPER & PACKAGING CORP KAPSTONEPAPER AND PACKAGING CORP COMMON STOCK	366,201.80	445,230.00
KASENNA SER B PFD	25,031.75	253.74
KATY INDS INC PFD SER B CONV $1.46	4,415.80	5,083.45
KAUPTHING BK HF MED TRM SR BK NTS TR # SR 7.625 12-31-40 BD IN DEFAULT	401,980.80	128,400.00
KAYDON CORP COM	3,495.85	4,072.00
KAYDON CORP COM	179,481.73	211,744.00
KAYNE ANDERSON MLP INVT CO COM	35,440.51	56,488.65
KB HOME COM	2,946.31	2,959.42
KB HOME INC PRIDES	9,701.90	9,984.00
KBR INC COM	39,948.97	69,101.02
KBR INC COM	166,037.53	198,055.00
KBR INC COM	447,229.02	530,178.00
KBR INC COM	901,886.54	1,084,732.00
KDDI CORP NPV	4,823.26	5,776.31
KEEGAN RES INC COM STK	40,447.77	80,868.00
KELLOGG CO COM USD0.25	61,878.32	63,364.69
KELLOGG CO COM USD0.25	236,327.29	326,503.36
KELLOGG CO COM USD0.25	320,506.66	348,518.84
KELLY SERVICES INC CL A COM	45,411.15	48,880.00
KELSO TECHNOLOGIES INC COM STK	5,837.90	10,835.35
KEMET CORP COM NEW	34,961.00	36,450.00
KEMET CORP COM NEW	407,489.73	463,644.00
KENDLE INTL INC COM	2,836.90	2,940.30
KENDLE INTL INC COM	6,984.72	7,623.00
KENEXA CORP COM	21,252.55	37,043.00
KENNAMETAL INC CAP	349,281.53	683,447.20
KEPPEL CORP NPV	103,945.70	132,307.29
KERAVISION INC COM	3,965.55	0.00
KERR MCGEE CORP 6.95 DUE 07-01-2024 BEO	21,612.60	21,739.62
KERR MCGEE CORP 7.875% DUE 09-15-2031	176,141.58	183,415.04
KERYX BIOPHARMACEUTICALS INC COM ISIN US4925151015	160,880.61	135,110.00
KESKO OYJ EUR2 SER’B’	441,263.73	562,866.88
KEY ENERGY SVCS INC	278,436.80	372,915.40
KEY TRONIC CORP COM	6,554.15	5,220.00
KEYCORP NEW COM	11,319.31	12,416.75
KEYCORP NEW COM	285,763.39	195,992.10
KEYCORP NEW COM	718,328.43	408,870.00
KEYCORP STUD LN TR FLTG RT .56313% DUE 10-25-2032	57,574.09	62,538.08
KEYNOTE SYS INC COM ISIN US4933081006	1,412.98	1,495.77
KFORCE INC	26,335.25	40,450.00
KHAN RES INC	4,339.46	966.20
KHD HUMBOLDT WEDAG INTL AG NPV	2,587.20	14,382.00
K-III COMMUNICATIONS CORP SR EXCHANGEABLE PFD STK $2.875	25,208.95	4,632.00
KIMBER RES INC COM	11,654.07	14,000.00
KIMBERLY-CLARK CORP COM	212,773.63	216,628.89
KIMBERLY-CLARK CORP COM	340,743.07	346,720.00
KIMBERLY-CLARK CORP COM	431,750.28	646,916.48
KIMCO RLTY CORP COM	6,275.52	7,119.74
KIMCO RLTY CORP COM	264,305.08	184,260.56
KINDER MORGAN 5.85% DUE 09-15-2012	9,594.50	10,722.51
KINDER MORGAN 5.95% DUE 02-15-2018	19,897.06	22,026.28
KINDER MORGAN 6.95% DUE 01-15-2038	21,610.67	21,732.00
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENER PT NT 5 12-15-13 BEO	27,962.20	32,594.07
KINDER MORGAN ENERGY PARTNERS L P 7.125 3-15-12 BEO	10,461.80	10,667.94
KINDER MORGAN ENERGY PARTNERS L P KINDERMORGAN ENERGY PARTNERS 6 DUE 020117	80,698.84	88,324.32
KINDER MORGAN MGMT LLC SHS COM STK	97,249.42	136,666.81
KINDRED HEALTHCARE INC COM STK	5,295.27	5,272.19

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

KINDRED HEALTHCARE INC COM STK	92,656.60	75,317.00
KINDRED HEALTHCARE INC COM STK	385,255.48	453,555.30
KINETIC CONCEPTS INC COM NEW COM NEW	12,292.59	14,867.40
KINETIC CONCEPTS INC COM NEW COM NEW	258,445.96	257,980.80
KING PHARMACEUTICALS INC	25,760.45	39,030.90
KING PHARMACEUTICALS INC COM	2,781.91	4,215.00
KINGOLD JEWELRY INC COM NEW COM NEW	16,126.70	7,344.00
KINROSS GOLD CORP COM NPV NEW	185,559.26	192,633.60
KINROSS GOLD CORP WTS	8,169.46	292.64
KIRBY CORP COM	385,890.36	521,992.50
KIRKLANDS INC COM	32,135.83	28,060.00
KIRKLANDS INC COM	577,472.12	660,111.50
KKR FINL HLDGS LLC COM STK	23,721.19	26,624.26
KLA-TENCOR CORP	169,006.34	162,481.20
KLONDEX MINES LTD COM	2,118.40	2,516.00
KLONDIKE GOLD CORP COM NEW	927.00	134.95
KLONDIKE STAR MINERAL CORP COM	2,126.53	12.00
KMG CHEMICALS INC COM	25,817.50	25,468.09
KNIGHT CAP GROUP INC COM	19,131.72	15,086.26
KNIGHT CAP GROUP INC COM	416,319.01	424,732.00
KNIGHT CAP GROUP INC COM	447,272.72	472,307.50
KNIGHT CAP GROUP INC COM	706,752.80	535,644.97
KNIGHT TRANSN INC COM	18,109.17	19,000.00
KNIGHT TRANSN INC COM	359,530.10	339,720.00
KNIGHTSBRIDGE TANK LTD COM	37,433.52	42,516.77
KNOT INC COM STK	1,920.46	790.40
KNOT INC COM STK	29,739.49	36,556.00
KOBEX MINERALS INC	9,370.33	432.40
KODIAK ENERGY INC COM COM	12,464.80	2,729.22
KODIAK OIL & GAS CORP COM	74,674.02	120,549.00
KOHLS CORP COM	124,153.09	141,284.00
KOHLS CORP COM	166,732.11	173,290.26
KOHLS CORP COM	166,940.65	173,888.00
KOHLS CORP COM	309,417.87	399,453.34
KOHLS CORP COM	560,194.14	676,533.00
KOITO MFG CO LTD NPV	123,658.49	140,774.38
KOLA MNG CORP COM STK	9,821.70	300.00
KOMATSU NPV	789,852.19	1,037,950.58
KOMERCNI BANKA CZK500	229,293.19	319,935.72
KONE CORPORATION NPV ORD ‘B’	31,568.56	37,244.65
KONICA MINOLTA HLD NPV	191,476.84	218,292.66
KONINKLIJKE AHOLD EUR 0.3	493,819.84	502,108.20
KONINKLIJKE DSM NV EUR1.50	476,694.97	570,914.03
KORN / FERRY INTL COM NEW	1,759.24	2,126.12
KRAFT FOODS INC 5.375% DUE 02-10-2020	269,872.52	279,829.94
KRAFT FOODS INC CL A	279,982.82	298,611.32
KRAFT FOODS INC CL A	312,415.22	356,063.00
KRAFT FOODS INC CL A	876,161.12	1,384,738.46
KRAIG BIOCRAFT LABORATORIES INC COM	803.15	930.00
KRATOS DEFENSE & SECURITY SOLUTIONS INC	50,380.32	40,827.00
KRISPY KREME DOUGHNUTS INC COM STK	13,425.32	21,805.52
KROGER CO 6.15% DUE 01-15-2020	160,362.00	169,974.15
KROGER CO COM	43,012.96	44,959.86
KROGER CO COM	283,478.06	358,766.20
KROGER CO COM	386,411.58	415,896.00
KRONOS ADVANCED TECHNOLOGIES INC COM	382.45	2.10
KRONOS WORLDWIDE INC COM STK	723.95	4,273.73
KRONOS WORLDWIDE INC COM STK	338,735.59	358,615.60
KS CY SOUTHN	38,086.59	39,245.20
KS CY SOUTHN	192,924.72	244,086.00
KS CY SOUTHN DE 12.5% DUE 04-01-2016	18,949.00	24,500.00
K-SWISS INC CL A	1,383.82	603.25
KULICKE & SOFFA INDS INC COM	120,713.13	137,520.00
KUMBA IRON ORE LTD ZAR0.01	84,036.21	108,004.29
KVH INDS INC COM STK	13,018.00	11,950.00
KY HIGHER ED STUD LN CORP STUDE VAR-SER 1-CL A-2 VAR RT DUE 05-01-2034 REG	50,000.00	49,507.00
L INTL COMPUTERS INC COM	1,697.44	0.20
L&L ENERGY INC COM	10,834.95	10,800.00
L-1 IDENTITY SOLUTIONS INC COM	7,208.32	11,910.00
L-3 COMMUNICATIONS HLDG CORP COM	56,286.18	44,884.93
L-3 COMMUNICATIONS HLDG CORP COM	217,649.35	200,755.52
L-3 COMMUNICATIONS HLDG CORP COM	238,946.08	225,568.00
LA BARGE INC COM STK	1,551.95	1,571.00
LA JOLLA PHARMACEUTICAL CO COM NEW	4,356.06	520.52
LA Z BOY INC COM	21,102.91	18,040.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

LAB CORP AMER HLDG FOR A/C 2614202	23,174.93	28,398.16
LABORATORY CORP AMER HLDGS COM NEW COM NEW	132,122.48	225,075.20
LAKE VICTORIA MINING COMPANY COMMON STOCK	5,000.00	5,121.70
LAKELAND BANCORP INC COM	18,656.02	21,940.00
LAM RESH CORP COM	70,700.50	83,728.26
LAM RESH CORP COM	321,200.69	512,622.00
LAM RESH CORP COM	365,161.84	643,625.40
LAMPERD LETHAL INC COM	299.68	75.00
LANDAUER INC COM	6,610.71	5,980.57
LANDEC CORP COM	26,447.25	20,930.00
LANDSBANKI IS HF MED TRM SR BK NTS BTRNCHE #SR00001 6.1 08-25-11 IN DEFAULT	189,950.60	20,900.00
LANDSTAR SYS INC COM	16,598.83	16,376.00
LANE INDS INC PFD	79,124.02	79,169.34
LANNETT INC COM	5,693.90	5,590.00
LARAMIDE RES LTD COM STK	371,389.11	217,570.52
LARAMIE SAFETY VAULTS & SEC CORP PFD STKDESP	27,164.50	26,183.75
LAS VEGAS SANDS CORP COM STK	252,559.37	778,852.50
LAS VEGAS SANDS CORP COM STK	1,585,558.97	1,693,073.70
LAS VEGAS SANDS CORP COM STK CALL OPT EXP 1/22/11 PR $48 PER SH	(305.77)	(366.00)
LASALLE BK N A CHICAGO ILL CTF DEP DTD 06-06-2007 5.25 06-06-2017	10,000.00	11,537.50
LASALLE HOTEL PPTYS COM SH BEN INT	2,605.36	1,557.60
LASALLE HOTEL PPTYS COM SH BEN INT	513,758.92	738,381.60
LATTICE INC COM STK	20,934.90	26.00
LATTICE SEMICONDUCTOR CORP COM	5,887.95	6,060.00
LATTICE SEMICONDUCTOR CORP COM	49,713.26	81,204.00
LATTICE SEMICONDUCTOR CORP COM	122,736.06	151,766.64
LAUFER BRDG ENTERPRISES INC COM	381.95	70.00
LAW ENFORCEMENT ASSOCS CORP COM	8,690.55	128.80
LAWSON INC NPV	511,025.48	558,780.69
LAWSON SOFTWARE INC NEW COM STK	8,829.37	13,865.75
LAWSON SOFTWARE INC NEW COM STK	202,289.85	223,850.00
LAWSON SOFTWARE INC NEW COM STK	388,637.20	410,431.75
LAYNE CHRISTENSEN CO COM	5,043.32	5,163.00
LAYNE CHRISTENSEN CO COM	511,851.72	656,045.20
LCA-VISION INC COM PAR $.001	42,360.42	20,125.00
LEAP WIRELESS INTL INC COM NEW COM STK	22,243.48	24,213.50
LEAPFROG ENTERPRISES INC CL A	14,971.14	12,765.00
LEAPFROG ENTERPRISES INC CL A	26,462.41	26,085.00
LEAR CORP COM NEW COM NEW	320,762.66	335,614.00
LEATT CORP COM	1,274.83	99.99
LECERE CORP COM STK	957.93	352.00
LECROY CORP COM	2,951.21	2,952.00
LECROY CORP COM	13,636.26	13,972.80
LEE ENTERPRISES INC COM	4,295.74	2,829.95
LEGACY RESVS LP UNIT LTD PARTNERSHIP INTUNIT LTD PARTNERSHIP INT	1,958.06	2,872.00
LEGACY WINE & SPIRITS INTL LTD COM	0.00	0.11
LEGAL & GENERAL GP ORD GBP0.025	6,564.01	6,896.40
LEGG MASON INC COM	42,026.35	61,878.29
LEGG MASON INC COM	353,731.83	139,639.50
LEGGETT & PLATT INC COM	8,436.81	9,433.72
LEGGETT & PLATT INC COM	78,774.51	83,756.80
LEGRAND SA EUR4	150,771.89	161,100.10
LEGRAND SA EUR4	286,171.94	406,415.32
LEHMAN BROS BK FSB WILMINGTON DEL CTF DEP DTD 03-22-2006 5.15 03-22-2011	100,000.00	100,000.00
LEHMAN BROS COML BK SALT LAKE CITY UTAH CTF DEP DTD 02-29-2008 0 02-28-2013	5,000.00	5,000.00
LEHMAN BROS HLDGS INC 5.857 DUE BD IN DEFAULT	52,998.00	6.00
LEHMAN BROS HLDGS INC COM	7,842.35	93.37
LEHMAN BROS HLDGS INC LEHMAN BROTHERS HOLDINGS 6.75 12-28-17 BEO DEFAULT	349,741.00	35.00
LEHMAN BROS HLDGS INC MTN TRANCHE # TR 00475 3.6 DUE 03-13-2009 BD IN DEFAULT	24,962.50	5,781.25
LEHMAN BROS HLDGS INC SR NT DTD 08/19/1997 7.2 12-31-2040 REG DEFAULT	10,075.10	2,237.50
LEHMAN BROS HLDGS INC YEELDS GAME CONV PFD STK IN DEFAULT	8,048.13	4,127.50
LEHMAN XS TR 2006-2N MTG PASSTHRU CTF CL1-A1 VAR 02-25-2046 REG	240,123.93	146,893.65
LEHMAN XS TR SER FLTG RT .33% DUE 08-25-2046	31,092.46	30,823.62
LENDER PROCESSING SVCS INC COM STK	2,445.61	2,184.48
LENNAR CORP CL A CL A	185,035.38	75,075.00
LENNAR CORP CL A CL A	126,493.37	144,580.03
LENNOX INTL INC COM	88,175.75	122,954.00
LENOX GROUP INC COM	690.80	0.00
LEUCADIA NATL CORP 8.65% DUE 01-15-2027	3,155.00	3,007.50
LEUCADIA NATL CORP COM	44,342.90	47,088.50
LEUCADIA NATL CORP COM	193,372.83	144,616.08
LEVEL 3 COMMUNICATIONS INC COM STK	815,828.63	567,041.72
LEXICON PHARMACEUTICALS INC COM STK	21,963.20	22,752.00
LEXINGTON RLTY TR COM	2,207.01	874.50
LEXMARK INTERNATIONAL INC-A COM STK CALL OPT EXP 2/19/11 PR $37 PER SH	(380.77)	(345.00)

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

LEXMARK INTERNATIONAL INC-A COMSTK CALL OPT EXP 01/22/11 PR $42 PER SH	(170.78)	0.00
LEXMARK INTL INC NEW CL A	43,017.24	38,824.30
LEXMARK INTL INC NEW CL A	112,063.25	68,873.96
LEXMARK INTL INC NEW CL A	160,252.24	229,812.00
LEXMARK INTL INC NEW CL A	360,595.36	445,696.00
LG CHEMICAL KRW5000	130,479.85	135,742.36
LG DISPLAY	5,060.20	5,981.75
LI & FUNG HKD0.025	7,281.45	11,603.40
LI & FUNG LTD HKD0.025	197,421.76	441,000.20
LI & FUNG LTD HKD0.025	1,174,811.78	1,439,053.30
LIBERTY GLOBAL INC COM SER A	10,958.78	12,595.28
LIBERTY GLOBAL INC COM SER C COM SER C	1,858.19	3,727.90
LIBERTY MEDIA CORP NEW CAP COM SER A	2,273.73	10,322.40
LIBERTY MEDIA CORP NEW INTERACTIVE COM SER A	769.70	788.50
LIBERTY MEDIA CORP NEW LIBERTY STARZ COMSER A LIBERTY STARZ COM SER A	257.97	265.92
LIBERTY MEDIA CORP SR EXCHANGEABLE DEB 4% DUE 11-15-2029/11-15-2010 BEO	6,029.00	5,698.40
LIBERTY PPTY TR PFD SH BEN INT SER A 8.80	11,031.45	4,500.00
LIBERTY PPTY TR SH BEN INT	45,966.36	44,688.00
LIBERTY PPTY TR SH BEN INT	147,510.91	150,024.00
LIBERTY PPTY TR SH BEN INT	172,619.15	175,560.00
LIFE PARTNERS HLDGS INC COM STK	12,225.24	12,051.90
LIFE TECHNOLOGIES CORP COM STK	16,368.98	18,093.00
LIFE TECHNOLOGIES CORP COM STK	114,855.07	260,794.50
LIFE TECHNOLOGIES CORP COM STK	860,075.59	904,650.00
LIFE TIME FITNESS INC COM	3,491.96	4,099.00
LIFELINE BIOTECHNOLOGIES INC COM PAR NEW08/22/2008 COM STK	2,941.19	52.50
LIFEPOINT HOSPS INC COM ISIN US53219L1098	178,580.47	209,475.00
LIFEPOINT HOSPS INC COM ISIN US53219L1098	297,803.86	363,825.00
LIFEPOINT HOSPS INC SR SUB NT CONV 3.5% DUE 05-15-2014 BEO	7,685.00	10,100.40
LIFETIME BRANDS INC COM	17,556.84	16,848.00
LIFEVANTAGE CORP COM STK	198,313.72	133,497.00
LIGAND PHARMACEUTICALS INCORPORATED CL BCOMMON STOCK	1,811.31	1,694.80
LIGHTBRIDGE CORP COM	8,783.60	6,078.24
LIGHTPATH TECHNOLOGIES INC CL A NEW COM	113,958.00	59,466.07
LIHUA INTL INC COM	5,381.95	5,620.00
LI-ION MTRS CORP COM	121.15	54.60
LIMELIGHT NETWORKS INC COM	37,093.27	32,303.60
LIN TV CORP CL A CL A	3,108.67	8,480.00
LINCARE HLDGS INC COM	7,762.40	8,179.07
LINCARE HLDGS INC COM	615,447.99	554,039.50
LINCOLN EDL SVCS CORP COM STK	39,075.28	38,775.00
LINCOLN ELEC HLDGS INC COM	61,650.06	79,635.40
LINCOLN NATL CORP COM	9,153.06	13,905.00
LINCOLN NATL CORP COM	207,335.23	221,590.08
LINCOLN NATL CORP COM	884,276.24	892,701.00
LINDE AG NPV	1,328,974.33	1,818,380.46
LINDSAY CORP COMSTK CALL OPT EXP 1/22/11PR $65 PER SH	(72.30)	0.00
LINDSAY CORPORATION COM	6,236.95	5,943.00
LINEAR TECH CORP DEL	4,798.21	5,220.18
LINEAR TECH CORP DEL	238,335.55	196,056.12
LINN ENERGY LLC UNIT REPSTG LTD LIABILITY CO INTS	391,137.11	544,941.89
LINUX GOLD CORP COM	1,914.90	1,020.00
LIONBRIDGE TECHNOLOGIES INC COM	28,794.95	25,092.00
LIONS GATE ENTMT CORP COM NEW	6,088.53	5,859.00
LIQUIDITY SVCS INC COM STK	16,366.95	14,050.00
LITHIUM CORP COM STK	5,897.34	3,327.75
LITHIUM TECH CORP COM PAR $0.01 STK	919.12	271.81
LITTELFUSE INC COM	167,807.39	202,358.00
LIVE CURRENT MEDIA INC COM STK	4,633.77	88.80
LIVE NATION ENTERTAINMENT INC	582.69	719.46
LIVEPERSON INC COM STK ISIN# US5381461012	1,704.96	2,260.00
LIVEWIRE MOBILE INC COM NEW COM NEW	1,015.45	270.00
LIZ CLAIBORNE INC COM	512.84	745.97
LJ INTERNATIONAL INC	106,408.44	99,762.94
LKQ CORP COM LKQ CORP	3,263.76	4,544.00
LLOYDS BANKING GP ORD GBP0.1	149,163.77	141,481.44
LLOYDS BANKING GROUP PLC-ADR	22,536.03	21,791.22
LLOYDS BANKING GROUP PLC-ADR	36,771.70	41,511.00
LLOYDS BKG GROUP PUBLIC INCOME NT-PINES	10,042.95	10,380.00
LLOYDS TSB BK PLC 4.375% DUE 01-12-2015	139,994.40	139,968.08
LMP CAP & INCOME FD INC COM STK	12,256.95	12,450.00
LMP REAL ESTATE INCOME FD INC COM STK	19,110.82	20,796.26
LO JACK CORP COM	1,343.46	775.20
LOCAL COM CORP COM STK	13,934.25	12,980.00
LOCATEPLUS HLDGS CORP COM NEW	80.32	0.18

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

LOCKHEED MARTIN CORP COM	275,859.81	269,991.93
LOCKHEED MARTIN CORP COM	489,621.58	454,415.00
LOCKHEED MARTIN CORP COM	337,010.91	519,361.39
LOCKHEED MARTIN CORP COM	1,423,246.78	1,352,269.13
LOCKHEED MARTIN CORP COMSTK CALL OPT EXP01/22/11 PR $70 PER SH	(1,235.45)	(1,050.00)
LODGENET INTERACTIVE CORPORATION EFF 1/16/08	21,463.85	34,425.00
LOEWS CORP COM	38,364.44	42,599.76
LOEWS CORP COM	193,031.00	194,550.00
LOEWS CORP COM	164,232.09	309,723.60
LOGITECH INTERNATIONAL SA CHF0.25(REGD) (POST-SUBD)	31,694.69	31,535.00
LOGITECH INTERNATIONAL-REG COMSTK CALL OPT EXP 03/19/2011 PR $20 PER SH	(439.26)	(300.00)
LOGITECH INTL CHF0.25(REGD)	194,542.73	232,351.47
LONGCHEER HOLDINGS LTD SHS	24,158.75	20,170.40
LOOKSMART LTD COM NEW COM STK	2,508.95	2,120.00
LOOPNET INC COM STK	1,715.21	1,111.00
LORILLARD INC COM STK	81,494.48	82,825.62
LORILLARD INC COM STK	223,978.08	308,791.78
LORILLARD INC COM STK	291,098.19	336,446.00
LORILLARD INC COM STK CALL OPT EXP 1/21/12 PR $85 PER SH	(3,786.99)	(3,720.00)
LOS ANGELES CALIF DEPT WTR & PWR REV 6.574% 07-01-2045 BEO TAXABLE	60,000.00	61,445.40
LOUISIANA-PACIFIC CORP COM	2,656.21	2,960.14
LOWES COS INC COM	186,021.75	209,280.81
LOWES COS INC COM	641,988.12	727,320.00
LOWES COS INC COM	488,564.85	870,752.52
LOWES COS INC COM	1,446,403.48	1,467,932.40
LOWE’S COS INC COMSTK CALL OPT EXP 04/16/11 PR $27 PER SH	(80.25)	0.00
LPL INVT HLDGS INC COM STK	302,033.64	357,153.40
LRAD CORP COM	1,790.94	2,690.00
LSB INDS INC COM	4,067.06	4,852.00
LSI CORP COM STK	33,368.38	42,091.73
LSI CORP COM STK	61,490.38	67,687.00
LSI CORP COM STK	176,708.03	92,892.92
LSI CORP COM STK	165,855.93	171,913.00
LTC PPTYS INC COM	49,315.71	52,784.17
LTD BRANDS	34,254.97	33,075.65
LTD BRANDS	99,659.64	204,569.61
LTWC CORP COM	2,363.76	0.00
LTX-CREDENCE CORPORATION COMMON STOCK	530.26	754.80
LUBBOCK TEX 4.442% 02-15-2018 BEO TAXABLE	25,013.00	26,428.75
LUBRIZOL CORP COM	22,141.19	28,378.46
LUCENT TECHNOLOGIES CAP TR I CONV TR PFDSECS 7.75%	18,264.95	21,264.00
LUFKIN INDS INC COM	5,331.49	12,478.00
LUKOIL OIL COMPANY SPON ADR REP 1 ORD RUB0.025	25,102.81	23,406.00
LULULEMON ATHLETICA INC COM	182,963.58	203,823.18
LUMBER LIQUIDATORS HLDGS INC COM	1,326.55	1,494.60
LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY INC COM STOCK	10,068.58	0.00
LUMINENT MTG CAP INC COM	4,620.36	0.00
LUNA GOLD CORP	4,263.61	8,068.20
LUNDIN MNG CORP COM STK	37,099.82	53,157.84
LVMH MOET HENNESSY LOUIS VUITTON EUR0.30	932,087.25	1,474,043.66
LYNAS CORPORATION NPV	168,325.70	405,216.04
LYON WILLIAM HOMES 10.75% DUE 04-01-2013	24,734.03	21,625.00
LYONDELLBASELL INDU-CL A-W/I	51,300.23	58,480.00
LYONDELLBASELL INDU-CL A-W/I	214,739.33	229,448.00
LYRIC JEANS INC COM	5,370.25	1,185.42
M & F WORLDWIDE CORP COM	161,319.51	110,880.00
M & I MARSHALL & ILSLEY BK MILW WISMEDIUM TERM 7.875 DUE 03-15-2010	25,392.50	27,146.00
M & T BK CORP COM	259,164.32	261,585.25
M / I HOMES INC	11,073.95	10,766.00
MABCURE INC COM	5,316.81	3,080.00
MABUCHI MOTOR CO NPV	692,514.64	711,298.59
MACK CALI RLTY CORP COM REIT	3,877.55	5,791.62
MACK CALI RLTY CORP COM REIT	41,210.28	39,672.00
MACK CALI RLTY CORP COM REIT	306,386.19	327,294.00
MACQUARIE BK LTD TRANCHE # TR 00011 3.3%DUE 07-17-2014 REG	910,189.60	908,658.80
MACQUARIE INFRASTRUCTURE CO LLC MEMBERSHIP INT COM STK	1,833.86	4,539.61
MACYS INC COM STK	35,785.76	42,036.38
MACYS INC COM STK	211,208.66	269,698.00
MACYS INC COM STK	451,526.23	487,025.00
MADDEN STEVEN LTD COM	12,283.62	12,516.00
MADDEN STEVEN LTD COM	123,510.45	146,020.00
MADDEN STEVEN LTD COM	144,775.65	209,768.16
MADISON SQUARE GARDEN INC CL A CL A	1,151.48	1,598.36
MAGELLAN ENERGY LTD COM NEW STK	617.90	0.00
MAGELLAN HLTH SVCS INC COM NEW	4,069.24	4,444.32

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MAGELLAN HLTH SVCS INC COM NEW	230,891.64	247,605.36
MAGELLAN HLTH SVCS INC COM NEW	232,000.36	250,584.00
MAGELLAN HLTH SVCS INC COM NEW	216,075.36	253,893.60
MAGELLAN HLTH SVCS INC COM NEW	570,092.25	628,824.00
MAGELLAN MIDSTREAM PARTNERS LP COM UNIT REPSTG LTD PARTNER INT	113,021.07	139,716.42
MAGELLAN PETE CORP COM	7,557.80	13,776.00
MAGIC SOFTWARE ENTERPRISES LTD ORD	2,267.79	2,132.10
MAGMA DESIGN AUTOMATION INC COM	12,501.00	13,527.00
MAGMA ENERGY CORP COM STK	11,713.49	13,092.69
MAGNA INTERNATIONAL INC COMMON STOCK	41,104.36	45,396.00
MAGNEQUENCH INC SER B CONV PFD STK	2,425.65	0.52
MAGNETEK INC COM	702.34	405.00
MAGNUM HUNTER RES CORP DEL COM	28,053.76	41,760.00
MAGPLANE TECHNOLOGY INC COM STK	121,840.72	34,489.38
MAIDEN HOLDINGS LTD\MAIDEN HOLDINGS LTD\COM STK	28,657.34	29,082.00
MAIL.RU GROUP LTD GDR	128,285.38	115,965.00
MAIN STR CAP CORP COM STK	38,469.33	41,996.07
MAJESCO ENTERTAINMENT CO COM NEW COM NEW	853.00	769.90
MAKEMYTRIP LTD USD0.0005	370.18	270.30
MAKO SURGICAL CORP STK	1,313.00	1,522.00
MAMMOTH ENERGY GROUP INC COM NEW STK	318.15	290.00
MAN GROUP ORD USD0.03428571	209,500.41	259,155.58
MAN SE ORD NPV	172,688.08	215,712.00
MAN SE ORD NPV	280,741.40	383,144.47
MAN SE ORD NPV	697,040.56	868,080.27
MANDALAY RESORT 6.375% DUE 12-15-2011	6,971.30	7,008.75
MANHATTAN ASSOCS INC COM	63,048.94	79,404.00
MANITOWOC COMPANY INC COM STK CALL OPT EXP 1/22/11 PR $12.5 PER SH	(275.78)	0.00
MANITOWOC INC COM	80,080.97	88,719.97
MANNATECH INC COM STK	2,199.35	260.03
MANNKIND CORP COM	37,058.99	43,644.90
MANNKIND CORP COMSTK CALL OPT EXP 01/22/11 PR $10 PER SH	(1,303.50)	0.00
MANPOWER INC WIS COM	78,030.50	106,692.00
MANPOWER INC WIS COM	216,472.49	320,076.00
MANPOWER INC WIS COM	357,085.26	453,754.80
MANPOWER INC WIS COM	550,382.17	684,084.00
MANTECH INTERNATIONAL CORP-A COMSTK CALLOPT EXP 08/20/11 PR $45 PER SH	(197.30)	0.00
MANTECH INTL CORP CL A CL A	65,008.85	66,747.95
MANTECH INTL CORP CL A CL A	542,770.78	597,218.50
MAP PHARMACEUTICALS INC COM STK	2,912.95	3,348.00
MARATHON OIL CORP COM	214,078.17	238,506.49
MARATHON OIL CORP COM	390,048.67	455,469.00
MARATHON OIL CORP COM	380,036.29	661,503.92
MARATHON OIL CORP COM	813,065.88	718,382.00
MARATHON OIL CORP COM	1,020,852.90	1,073,870.00
MARINA BIOTECH INC COM	2,684.37	1,113.73
MARITEL INC SER G PFD	14,968.28	1,773.63
MARK ONE GLOBAL INDS INC	7,871.10	0.40
MARKEL CORP HOLDING CO COM	139,862.52	143,311.27
MARKEL CORP HOLDING CO COM	173,851.80	189,065.00
MARKET VECTORS GOLD MINERS COM STK CALL OPT EXP 1/22/11 PR $63 PER SH	(545.77)	(250.00)
MARKET VECTORS GOLD MINERS COM STK CALL OPT EXP 3/19/11 PR $65 PER SH	(1,505.44)	(255.00)
MARKET VECTORS GOLD MINERS COM STK CALL OPT EXP 3/19/11 PR $64 PER SH	(510.72)	(702.00)
MARKET VECTORS GOLD MINERS COMSTK CALL OPT EXP 01/22/11 PR $62 PER SH	(682.47)	(2,020.00)
MARKET VECTORS GOLD MINERS COMSTK CALL OPT EXP 1/22/11 PR $60 PER SH	(479.77)	(1,900.00)
MARKET VECTORS RARE EARTH COMSTK CALL OPT EXP 01/22/11 PR 22 PER SH	(735.46)	(2,300.00)
MARKETAXESS HLDGS INC COM STK	42,876.08	54,106.00
MARKETAXESS HLDGS INC COM STK	207,110.74	229,950.50
MARKS & SPENCER GP ORD GBP0.25	114,830.03	110,422.30
MARRIOTT INTL INC NEW COM STK CL A	17,298.10	20,998.18
MARRIOTT INTL INC NEW COM STK CL A	178,281.70	300,666.52
MARSH & MCLENNAN CO’S INC COM	345,869.40	373,765.14
MARSH & MCLENNAN CO’S INC COM	439,473.23	576,874.00
MARSH & MCLENNAN COS INC COM (FOR ACCT #2219800 ONLY)	4,570.33	4,784.50
MARSHALL & ILSLEY CORP MEDIUM TERM NTS BOOK ENTRY MTN 5.35% DUE 04-01-2011	25,222.75	26,516.75
MARSHALL & ILSLEY CORP NEW COM STK	207,155.87	91,828.40
MARTEK BIOSCIENCES CORP COM STK USD0.10	21,638.90	30,361.00
MARTHA STEWART LIVING OMNIMEDIA INC CL ACOM STK	2,877.00	2,210.00
MARUBENI CORP NPV	508,543.55	668,093.30
MARVELL TECH GROUP COM USD0.002	256,708.70	252,576.80
MARVELL TECH GROUP COM USD0.002	1,850,246.39	1,936,786.95
MASCO CORP 5.85% DUE 03-15-2017	38,869.21	39,710.72
MASCO CORP COM	11,075.96	12,862.95
MASCO CORP COM	188,953.56	114,104.58
MASCO CORP NT 7.75 DUE 08-01-2029 BEO	19,720.00	19,702.18

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MASIMO CORP COM STK	13,471.24	11,628.00
MASSEY ENERGY CO COM	35,531.99	45,798.81
MASSEY ENERGY CO COM	180,084.61	137,826.85
MASSEY ENERGY CO COM	748,264.45	1,121,285.00
MASTEC INC COM	33,348.08	34,286.50
MASTERCARD INC CL A	212,836.31	226,160.16
MASTERCARD INC CL A	274,941.39	282,378.60
MASTERCARD INC CL A	628,022.62	546,156.07
MATAMEC EXPLORATIONS INC COM	2,612.85	3,220.50
MATECH CORP CL A COM STK	1,403.99	99.56
MATRIX DENTURE SYS INTL INC COM STK	0.60	0.00
MATRIX SVC CO COM	1,061.28	1,218.00
MATTEL INC COM	25,850.81	32,656.14
MATTEL INC COM	184,784.76	229,531.18
MATTSON TECH INC COM	919.46	900.00
MAWSON RES LTD COM STK	90,448.22	154,043.08
MAXIM INTEGRATED PRODS INC COM	28,731.94	28,344.00
MAXIM INTEGRATED PRODS INC COM	1,060,979.95	1,204,620.00
MAXIMUM DYNAMICS INC COM STK	36,167.80	0.00
MAXIMUS INC COM	38,161.53	59,022.00
MAXIMUS INC COM	231,637.27	383,643.00
MAXLINEAR INC-CLASS A	11,944.00	11,836.00
MAXWELL TECHNOLOGIES INC COM	29,919.82	37,780.00
MAXYGEN INC COM STK ISIN# US5777761074	1,984.45	1,375.50
MAZDA MOTOR CORP NPV	189,957.33	195,138.17
MB FINL BK N A CHICAGO ILL CTF DEP DTD 08-05-2009 3 08-05-2014	10,000.00	10,000.00
MBI 01/22/2011 7.500 C MBI 110122C00007500	(1,281.22)	(2,250.00)
MBIA INC COM	26,672.38	33,572.00
MBNA AMER BK NATL ASSN MEDIUM TERM SUB NTRANCHE # SB 00003 7.125 11-15-12	346,825.60	346,026.88
MBNA CAP D TR PFD SECS SER D 8.125% TRUPS MBNA CAP D	2,559.95	2,530.00
MBT FINL CORP COM	113,097.00	115,887.22
MC CORMICK & CO INC COM NON-VTG	6,657.31	8,090.12
MC CORMICK & CO INC COM NON-VTG	97,205.95	155,782.44
MC DONALDS CORP COM	97,813.18	108,999.20
MC DONALDS CORP COM	762,481.41	2,040,357.56
MCAFEE INC COM	12,397.43	13,893.00
MCAFEE INC COM	130,600.90	179,497.56
MCCLATCHY CO CL A CL A	1,168.07	1,807.52
MCDERMOTT INTL INC COM STK $1 PAR	43,816.26	45,476.62
MCDERMOTT INTL INC COM STK $1 PAR	39,109.62	53,794.00
MCDONALDS CORP COM - SEE TNT# 2543608	962,589.24	1,074,308.17
MCDONALD’S CORP COM STK CALL OPT EXP 1/22/11 PR $75 PER SH	(1,306.19)	(1,120.00)
MCDONALDS CORP MTN BE TRANCHE # TR 000846 DUE 04-15-2011	24,214.25	25,397.55
MCG CAPITAL CORP COM	29,866.92	36,244.00
MCG CAPITAL CORP COM	35,478.65	59,245.00
MCGRAW-HILL COS COM USD1	100,493.93	91,242.33
MCGRAW-HILL COS COM USD1	171,916.25	281,303.66
MCKESSON CORP	155,284.83	205,701.88
MCKESSON CORP	363,083.84	448,250.22
MCMORAN EXPL CO COM	13,821.18	20,568.00
MD - ACCESS CORP PFD	2,000.00	2,003.68
MDI INC COM NEW COM NEW	3,668.37	0.60
MDU RES GROUP INC COM	0.00	0.00
MDU RES GROUP INC COM	6,568.51	4,054.00
MDU RES GROUP INC COM	173,512.42	170,268.00
MDU RES GROUP INC COM	357,887.10	356,752.00
MEAD CORP 7.55% DUE 03-01-2047	9,915.00	9,321.39
MEAD JOHNSON NUTRITION COM USD0.01	5,219.20	8,394.04
MEAD JOHNSON NUTRITION COM USD0.01	222,738.76	320,587.50
MEADOWBROOK INS GROUP INC COM	54,038.10	60,475.00
MEADWESTVACO CORP 6.8% DUE 11-15-2032	14,190.00	13,431.27
MEADWESTVACO CORP COM	5,023.94	5,173.90
MEADWESTVACO CORP COM	103,491.49	110,761.44
MEADWESTVACO CORP COM	241,332.26	266,832.00
MEC RES LTD COM STK	82,872.25	81,789.80
MECHANICAL TECHNOLOGY INC COM NEW STK	4,496.76	198.75
MED CARE TECHNOLOGIES INC COM STK	256.95	100.00
MED GEN INC NEV COM PAR $.001 NEW COM PAR $.001 NEW	9,455.60	1,125.00
MED RES INC COM NEW CHAPTER 11 PROCEEDINGS EFFECTIVE 2/26/01	30,722.54	0.00
MEDALLION FINL CORP COM	34,707.98	25,562.20
MEDCO HEALTH SOLUTIONS INC COM	242,480.65	291,277.58
MEDCO HEALTH SOLUTIONS INC COM	204,760.17	654,179.79
MEDIABAY INC COM NEW	2,796.01	32.00
MEDIAONE GROUP INC PREM INC EXCHANGEABLESECS- 6.25 PIES	10,233.00	700.00
MEDIASET EUR0.52	73,180.73	75,007.72

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MEDICAL PPTYS TR INC COM REIT	70,519.31	81,386.78
MEDICINES COMPANY COM	134,296.18	216,189.00
MEDICIS PHARMACEUTICAL CORP CL A NEW	10,004.67	10,126.62
MEDICIS PHARMACEUTICAL CORP CL A NEW	192,788.98	330,856.50
MEDICIS PHARMACEUTICAL CORP CL A NEW	951,114.33	851,922.00
MEDIFAST INC COM	22,086.19	23,104.00
MEDIFAST INC COMSTK CALL OPT EXP 01/22/11 PR $27 PER SH	(490.01)	(1,000.00)
MEDISYS CORP COM NEW	1,509.95	0.00
MEDIVATION INC COM STK	1,411.55	1,517.00
MEDIVATION INC COM STK	81,497.18	104,673.00
MEDNAX INC COM	5,014.92	5,786.94
MEDTINO INC COM	1,537.95	6.00
MEDTRONIC INC 4.45% DUE 03-15-2020	130,504.60	134,962.88
MEDTRONIC INC COM	288,263.74	292,581.13
MEDTRONIC INC COM	348,073.41	382,027.00
MEDTRONIC INC COM	435,669.20	433,953.00
MEDTRONIC INC COM	442,999.41	489,958.90
MEDTRONIC INC COM	825,538.32	890,160.00
MEDTRONIC INC COM	814,469.05	1,007,846.57
MEDTRONIC INC COMSTK CALL OPT EXP 01/22/11 PR $35 PER SH	(426.72)	(639.00)
MEGA URANIUM LTD COM	1,705,856.79	730,915.74
MELA SCIENCES INC COM	13,054.37	7,705.00
MELCO CROWN ENTERTAINMENT LTD	68,849.62	87,768.00
MEMC ELECTR MATLS INC COM	306,152.78	64,576.10
MEMC ELECTR MATLS INC COM	76,891.33	68,674.74
MEMC ELECTR MATLS INC COM	420,008.07	332,890.64
MENTOR GRAPHICS CORP COM	174,747.20	226,800.00
MERCADOLIBRE INC COM STK	78,545.06	78,641.10
MERCADOLIBRE INC COM STK	418,549.99	463,684.05
MERCER GOLD CORP COM	6,114.75	6,150.00
MERCK & CO INC NEW COM	0.00	0.00
MERCK & CO INC NEW COM	152,336.95	158,539.96
MERCK & CO INC NEW COM	515,881.37	515,372.00
MERCK & CO INC NEW COM	670,023.88	703,290.11
MERCK & CO INC NEW COM	2,342,952.83	2,793,604.56
MERCK & CO. INC. COM STK CALL OPT EXP 1/22/11 PR $37 PER SH	(535.46)	0.00
MERCK KGAA NPV	687,742.69	442,027.65
MERCURY GEN CORP NEW COM	10,575.86	9,677.25
MERCURY GEN CORP NEW COM	78,910.61	81,719.00
MERCURY GEN CORP NEW COM	124,616.77	124,729.00
MERCURY GEN CORP NEW COM	396,899.42	391,391.00
MEREDITH CORP COM	24,104.73	31,878.00
MERGE HEALTHCARE INC COM STK	3,635.08	3,730.00
MERIDIAN BK NATL ASSN WICKENBURG ARIZ CTF DEP DTD 02-20-2008 4.25 02-20-2018	225,000.00	225,000.00
MERIDIAN GRANTOR TR DTD 12-11-2008 5 12-11-2015	5,000.00	5,000.00
MERITAGE HOMES CORP COM	5,918.01	6,660.00
MERRICK BK SOUTH JORDAN UTAH CTF DEP DTD06-20-2008 4.3 06-20-2011	7,000.00	7,000.00
MERRILL LYNCH & CO INC ACCELERATED RETURN SER C	55,763.37	63,900.46
MERRILL LYNCH & CO INC MEDIUM TERM NT SER C PFD STK	25,053.25	250.80
MERRILL LYNCH & CO INC MEDIUM TERM NTS BTRANCHE # TR 00667 5.45 DUE 02-05-2013	379,854.80	400,821.72
MERRILL LYNCH & CO INC MTN BTRANCHE # TR00432 5.45 DUE 07-15-2014 REG	985.61	1,051.98
MERRILL LYNCH & CO INC PFD STK	10,000.00	10,828.30
MERRILL LYNCH & CO INC STRATEGIC RETURN NT LKD TO SELECT 10	1,448.00	3.00
MERU NETWORKS INC COM	14,906.95	15,420.00
MESA AIR GROUP INC COM	29,779.51	3,291.75
MESA ENERGY HLDGS INC COM	197,580.55	13,661.07
METABOLIX INC COM STK	20,694.82	17,038.00
METALICO INC COM	697,252.22	807,118.20
METALLINE MNG INC COM	16,887.25	9,500.00
METANOR RES INC METANOR RES INC	3,552.00	3,134.60
METHANEX CORP COM STK	9,178.33	18,240.00
METLIFE INC 4.75 DUE 02-08-2021 REG	19,995.00	20,420.46
METLIFE INC 5.875% DUE 02-06-2041	9,981.60	10,543.28
METLIFE INC 6.4% DUE 12-15-2066	196,195.20	197,400.00
METLIFE INC 7.717% DUE 02-15-2019	24,397.80	24,554.62
METLIFE INC COM	178,861.90	198,170.71
METLIFE INC COM	754,562.66	853,248.00
METLIFE INC COM	925,353.19	936,750.76
METLIFE INC COM	840,439.88	1,013,320.88
METLIFE INC COM	1,138,595.71	1,277,650.00
METLIFE INC COM STK CALL OPT EXP 1/22/11 PR $42 PER SH	(247.53)	(560.00)
METLIFE INC PFD SER B	13,958.14	14,047.91
METLIFE INC SR NT DTD 11/21/2003	6,768.95	7,627.50
METRO AG ORD NPV	551,456.52	643,450.53
METRO ONE TELECOMMUNICATIONS INC COM NEWSTK	2,747.56	30.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

METROPCS COMMUNICATIONS INC COM COM	12,377.71	15,282.30
METROPCS COMMUNICATIONS INC COM COM	89,792.95	83,307.48
METROPCS COMMUNICATIONS INC COM COM	271,788.70	390,267.00
METROPOLITAN HEALTH NETWORKS INC COM	466.33	491.70
METTLER-TOLEDO INTL INC COM	5,442.70	7,409.29
MEXCO ENERGY CORP COM	2,031.31	382.51
MEXORO MINERALS LTD COM STK	10,604.44	1,912.00
MF SCHWAB CHARLES FAMILY FDS TX EXMP FD	642,636.00	642,636.00
MFA FINL INC	19,634.03	22,078.10
MFA FINL INC	403,829.61	427,584.00
MFB NORTHERN FDS INCOME EQUITY FD	9,359.80	9,791.34
MFB NORTHERN FDS SMALL CAP VALUE FD	305,998.68	329,700.68
MFB NORTHERN FDS TECHNOLOGY FD	6,400.00	8,155.01
MFB NORTHN HI YIELD FXD INC FD	9,926.87	9,001.24
MFB NORTHN INTL EQTY INDEX FD	17,971.78	13,517.46
MFB NORTHN MULTI-MANAGER MID CAP FD	14,000.00	15,958.90
MFC ABERDEEN ASIA-PAC INC FD	173,353.51	195,240.36
MFC ABERDEEN GLOBAL INC FD	72,079.88	70,167.00
MFC ABERDEEN ISRAEL FD INC COM	16,183.01	17,225.90
MFC ADVISORSHARES TR CAMBRIA GLOBAL TACTICAL ETF	24,749.48	24,706.75
MFC AGIC CONV & INCOME FD COM	53,522.03	57,757.33
MFC AGIC CONVERTIBLE & INCOME FUND II	14,568.76	18,014.39
MFC AGIC GLOBAL EQTY & CONV INC FD	13,332.14	19,233.64
MFC ALLIANCEBERNSTEIN GLOBAL HI INC FD INC	129,030.72	146,513.51
MFC ALLIANCEBERNSTEIN NATIONAL MUN	9,025.84	81.53
MFC ALPINE GLOBAL DYNAMIC DIVID FD COM	20,694.13	17,418.76
MFC ALPINE GLOBAL PREMIER PPTYS FD COM SHS OF BEN INT	28,409.27	30,245.23
MFC ALPINE TOTAL DYNAMIC DIVID FD COM SHBEN INT	254,789.64	208,808.55
MFC ALPS ETF TR ALERIAN MLP ETF	29,358.72	30,262.62
MFC ALPS ETF TR COHEN & STEERS GLOBAL REALTY MAJORS	2,235.33	2,620.40
MFC ALPS ETF TR JEFFERIES TR/J CRB WILDCATTERS EQUITY ETF	5,320.91	5,952.00
MFC AMERN INC FD INC COM	2,689.45	2,711.65
MFC AMERN SELECT PORTFOLIO INC COM	18,781.93	16,545.58
MFC AMERN STRATEGIC INC PORTFOLIO INC COM	12,196.60	12,060.00
MFC BARCLAYS BK PLC IPATH DOW JONES-UBS COCOA SUBINDEX TOTAL RETURN ETN	8,596.95	8,635.80
MFC BARCLAYS BK PLC IPATH ETNS LKD MSCI INDIA TOTAL	9,870,275.14	11,632,536.08
MFC BARCLAYS BK PLC IPATH INDEX LKD SECSLKD TO GSCI COMMODITY	31,675.94	33,318.61
MFC BARCLAYS BK PLC IPATH OPTIMIZED CURRENCY CARRY EXCHANGE TRADED NT	9,156.95	9,396.00
MFC BIOTECH HOLDRS TR DEPOSITARY RCPTS	9,906.56	9,964.00
MFC BLACKROCK CORE BD TR SHS BEN INT	10,474.07	10,202.97
MFC BLACKROCK CORPORATE HIGH YIELD FD INC COM	20,864.29	20,326.99
MFC BLACKROCK CORPORATE HIGH YIELD FD VIINC COM	14,727.69	20,572.54
MFC BLACKROCK CR ALLOCATION INCOME TR IIINC COM	10,049.95	4,915.00
MFC BLACKROCK CREDIT ALL INC TR IV COM	16,901.30	21,324.28
MFC BLACKROCK DEBT STRATEGIES FD INC COM	66,999.49	49,946.30
MFC BLACKROCK DIVERSIFIED INCOME STRATEGIES FD INC COM	25,581.71	26,990.68
MFC BLACKROCK DIVID ACHIEVERS TM TR COM	3,682.82	3,664.08
MFC BLACKROCK ENHANCED CAPITAL & INCOME FUND INC	1,441.43	1,544.40
MFC BLACKROCK GLOBAL OPPORTUNITIES EQUITY TR COM	31,583.59	29,662.30
MFC BLACKROCK INC OPPORTUNITY TR INC.	16,118.52	15,869.72
MFC BLACKROCK LTD DURATION INCOME TR COMSHS	10,870.50	14,470.47
MFC BLACKROCK MUNIHOLDINGS FD INC AUCTION MKT PFD SER C	10,000.00	10,693.20
MFC BLACKROCK SR HIGH INCOME FD INC COM	49,932.57	42,832.29
MFC BLACKSTONE / GSO SR FLOATING RATE TERM FD COM	20,460.75	20,416.68
MFC BLDRS DEVELOPED MKTS 100 ADR INDEX FD	10,043.31	7,036.50
MFC BLUE RIBBON INCOME FD TR UNIT FD TR UNIT	18,032.66	21,137.59
MFC BOULDER TOTAL RETURN FD INC COM	1,847.45	2,328.00
MFC CALAMOS CONV & HIGH INCOME FD COM SHS	62,903.85	67,318.06
MFC CALAMOS STRATEGIC TOTAL RETURN FD COM SH BEN INT	4,053.95	4,630.00
MFC CEF BLACKROCK ENERGY & RESOURCES TRUST	7,601.15	8,622.00
MFC CENTRAL EUROPE AND RUSSIA FD	11,891.25	16,680.85
MFC CENTRAL FD CDA LTD CL A CLOSED-END FUND	1,170,207.65	1,881,827.94
MFC CHINA FD INC	24,465.72	27,386.19
MFC CLAYMORE DIVID & INCOME FD COM	6,894.45	7,574.23
MFC CLAYMORE EXCHANGE TRADED FD TR 2 GUGGENHEIM AIRLINE ETF	10,783.22	11,866.50
MFC CLAYMORE EXCHANGE TRADED FD TR 2 GUGGENHEIM INTL MULTI ASSET INCOME ETF	8,274.05	9,350.64
MFC CLAYMORE EXCHANGE-TRADED FD TR GUGGENHEIM INSIDER SENTIMENT ETF	101,681.48	124,625.05
MFC CLAYMORE EXCHANGE-TRADED FD TR GUGGENHEIM SECTOR ROTATION ETF	12,949.53	12,562.20
MFC CLAYMORE EXCHANGE-TRADED FD TR WILSHIRE US REIT ETF	1,518.45	1,516.77
MFC COHEN & STEERS DIVID MAJORS FD INC COM	31,803.46	36,709.67
MFC COHEN & STEERS GLOBAL INCOME BLDR INC COM	45,266.90	44,840.00
MFC COHEN & STEERS INFRASTRUCTURE FD INCCOM	1,564.49	1,834.67
MFC COHEN & STEERS REIT & PFD INC FD INCCOM	13,557.73	15,738.21
MFC CORNERSTONE PROGRESSIVE RETURN FD COM	109,995.40	116,048.75
MFC CREDIT SUISSE ASSET MGMT INCOME FD INC COM	68,394.81	77,139.25

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC CREDIT SUISSE HIGH YIELD BD FD SH BEN INT	6,651.83	6,568.44
MFC CURRENCYSHARES AUSTRALIAN DLR TR AUSTRALIAN DOLLAR SHS	53,792.61	57,489.60
MFC CURRENCYSHARES BRIT POUND STERLING TR BRIT POUND STERLING SHS	5,307.19	5,451.95
MFC CURRENCYSHARES CDN DLR TR CDN DOLLARSHS	29,977.49	31,056.48
MFC CURRENCYSHARES JAPANESE YEN TR JAPANESE YEN SHS	40,033.23	42,612.50
MFC CURRENCYSHARES MEXICAN PESO TR MEXICAN PESO SHS	8,394.62	8,871.50
MFC CUSHING MLP TOTAL RETURN FD COM SHS	13,967.35	16,130.18
MFC DAILY FINL BEAR 3X SHS NEW	1,278,266.96	1,093,969.80
MFC DAILY FINL BULL 3X SHS NEW	532,736.84	585,113.82
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES DB CRUDE OIL DOUBLE	19,506.33	17,605.17
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES GOLD DOUBLE LONG EXCH TRADED	222,227.11	278,615.70
MFC DEUTSCHE BK AG LONDON BRH POWERSHARES GOLD SHORT EXCH TRADED NTS	1,922.41	1,516.00
MFC DEUTSCHE BK AG LONDON BRH DB COMMODITY DOUBLE LONG EXCHANGE	20,075.90	24,997.50
MFC DIREXION DAILY REAL ESTATE BEAR	23,783.31	20,171.20
MFC DIREXION DAILY TECH BEAR 3X	15,785.89	14,154.72
MFC DIREXION DAILY TECHNOLOGY BULL 3X SHS	112,802.07	127,400.00
MFC DIREXION DLY EMG MKT BEAR 3X	88,595.68	75,580.25
MFC DIREXION DLY ENERGY BEAR 3X	10,521.81	8,569.00
MFC DIREXION DLY SM CAP BEAR 3X	729,331.73	645,426.67
MFC DIREXION SHS ETF TR AIRL SHS	15,798.95	15,740.00
MFC DIREXION SHS ETF TR DAILY SEMICONDUCTOR BULL 3X SHS	78,172.55	93,231.35
MFC DIREXION SHS ETF TR DEVELOPED MKTS BEAR 3X SHS 3X SHS	8,020.84	5,754.00
MFC DIREXION SHS ETF TR DEVELOPED MKTS BULL 3X SHS 3X SHS	26,803.69	28,370.61
MFC DIREXION SHS ETF TR DIREXION DAILY EMERGING MKTS BULL 3X SHS	123,467.68	138,100.69
MFC DIREXION SHS ETF TR DIREXION DAILY LATIN AMER BULL 3X SHS	6,347.92	5,664.07
MFC DIREXION SHS ETF TR DIREXION DAILY MID CAP BULL 3X SHS	53,854.04	58,888.05
MFC DIREXION SHS ETF TR DIREXION DAILY REAL ESTATE BULL 3X SHS	26,738.81	28,516.76
MFC DIREXION SHS ETF TR ENERGY BULL 3X SHS 3X SHS	15,492.07	17,593.45
MFC DIREXION SHS ETF TR LARGE CAP BEAR 3X SHS 3X SHS	122,367.55	86,823.00
MFC DIREXION SHS ETF TR LARGE CAP BULL 3X SHS 3X SHS	114,692.85	164,261.67
MFC DIREXION SHS ETF TR SMALL CAP BULL 3X SHS 3X SHS	1,279,634.20	1,475,029.03
MFC DNP SELECT INC FD INC COM	117,369.29	131,846.81
MFC DOW 30SM ENHANCED PREM & INCOME FD INC COM	36,182.53	35,296.73
MFC DWS HIGH INCOME TRUST SHS NEW	17,232.53	14,085.00
MFC EATON VANCE ENHANCED EQTY INC FD II	72,878.23	59,587.08
MFC EATON VANCE ENHANCED EQUITY INCOME FD COM	10,553.95	9,165.44
MFC EATON VANCE LTD DURATION INCOME FD COM	2,393.53	2,407.50
MFC EATON VANCE SR FLOATING-RATE TR COM	22,587.74	28,277.17
MFC EATON VANCE TAX-MANAGED BUY- WRITE INCOME FD COM	4,801.46	4,630.12
MFC EATON VANCE TAX-MANAGED GLOBAL DIVERSIFIED EQUITY INCOME FD COM	544,331.07	399,584.72
MFC EATON VANCE TX-ADVANTAGED GLO GLOBALDIVID INC FD COM	22,747.30	22,052.84
MFC EGA EMERGING GLOBAL SHS TR EMERGING GLOBAL SHS INDXX INDIA	22,461.28	20,930.10
MFC ETF FID NASDAQ COMP INDX TS	11,539.62	21,627.25
MFC ETFS GOLD TR SH	229,548.64	262,844.01
MFC ETFS PALLADIUM TR SH BEN INT	81,610.92	118,591.95
MFC ETFS PLATINUM TR SH BEN INT	34,918.14	37,687.54
MFC ETFS PRECIOUS METALS BASKET TR ETFS PHYSICAL PM BASKET SHS	67,994.30	70,720.00
MFC ETFS SILVER TR SILVER SHS	391,866.81	490,604.45
MFC ETFS WHITE METALS BASKET TR ETFS PHYSICAL WM BASKET SHS	10,250.55	10,997.20
MFC EVERGREEN MANAGED INC FD AUCTIO N MKT PFD SHS SER M7 TNT# 4631157	25,397.90	4,159.20
MFC FIRST TR / ACTIVE DIVID INCOME FD COM	15,810.85	16,534.50
MFC FIRST TR BICK INDEX FD COM SHS	880.94	887.22
MFC FIRST TR DOW JONES SELECT MICROCAP INDEX FD COM SHS ANNUAL	51,786.07	57,678.60
MFC FIRST TR EXCHANGE-TRADED FD DOW JONES INTERNET INDEX FD	17,483.00	17,160.00
MFC FIRST TR ISE CHINDIA INDEX FD COM	5,272.03	5,368.42
MFC FIRST TR ISE GLOBAL PLATINUM INDEX FD COM	5,315.17	5,755.22
MFC FIRST TR ISE GLOBAL WIND ENERGY INDEX FD COM SHS	12,380.00	10,250.00
MFC FIRST TR ISE REVERE NAT GAS INDEX FDCOM	53,505.87	65,065.41
MFC FIRST TR MORNINGSTAR DIVID LEADERS INDEX FD SHS	17,103.56	17,534.00
MFC FIRST TR STRATEGIC HIGH INCOME FD COM SHS	11,213.06	6,763.50
MFC FIRST TRUST NASDAQ 100-TECHNOLOGY INDEX FUND	1,985.05	2,575.45
MFC FIRST TRUST NASDAQ CLEAN EDGE GREEN ENERGY INDEX FUND	12,360.40	13,957.00
MFC FIRST TRUST SENIOR FLOATING RATE INCOME FUND 11	36,944.03	30,826.62
MFC FORUM FDS AUXIER FOCUS FD INVS SHS	14,933.82	17,800.33
MFC FRANKLIN TEMPLETON LTD DURATION INCOME TR COM	6,612.92	6,718.15
MFC GABELLI CONV & INC SECS FD INC COM	26,747.74	19,580.55
MFC GABELLI DIVID & INC TR COM	14,604.95	15,360.00
MFC GABELLI GLOBAL GOLD NAT RES & INCOMETR COM SH BEN INT	35,725.27	41,430.50
MFC GABELLI UTIL TR COM	5,893.37	4,827.41
MFC GLOBAL HI INC FD INC	18,643.41	20,391.23
MFC GLOBAL X FDS GLOBAL X COPPER MINERS ETF	6,873.15	7,164.00
MFC GLOBAL X FDS GLOBAL X LITHIUM ETF	32,980.99	43,774.50
MFC GLOBAL X FDS GLOBAL X URANIUM ETF	44,607.22	45,525.28
MFC GLOBAL X SILVER MINERS ETF	261,102.37	298,701.30
MFC GOLDMAN SACHS GROUP INC	7,789.63	8,543.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC GRAIL AMERICAN BEACON LARGE CAP VALUE ETF	17,676.75	15,874.95
MFC GREENHAVEN CONTINUOUS COMMODITY INDEX FD UNIT BEN INT	42,656.51	55,388.95
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	21,728.06	22,847.00
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	17,478.83	25,531.25
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC	96,244.13	99,481.83
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	10,146.17	9,490.00
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	22,095.77	22,271.20
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	36,474.74	41,992.28
MFC GUGGENHEIM FUNDS DISTRIBUTORS INC.	126,934.78	146,608.14
MFC HANCOCK JOHN BK & THRIFT OPPORTUNITYFD SH BEN INT NEW	686.86	774.90
MFC HANCOCK JOHN INC SECS TR SH BEN INT	43,172.22	60,400.00
MFC HANCOCK JOHN INVS TR	9,103.45	10,025.00
MFC IBI INCOME FD TR UNIT	19,354.90	17,675.19
MFC INDEXIQ ETF TR IQ AUSTRALIA SMALL CAP ETF	997.60	1,030.30
MFC INDEXIQ ETF TR IQ CANADA SMALL CAP ETF	2,059.09	2,276.38
MFC INDEXIQ ETF TR IQ HEDGE MULTI-STRATEGY TRACKER ETF	3,951.75	3,919.40
MFC INDIA FD INC COM	144,136.44	149,254.86
MFC ING CLARION GLOBAL REAL ESTATE INC FD	57,891.08	50,922.53
MFC ING GLOBAL EQTY DIVID & PREM OPPTY FD COM	62,541.58	54,282.62
MFC ING INTL HIGH DIVID EQUITY INCOME FDCOM	14,061.20	15,041.52
MFC ING PRIME RATE TR SH BEN INT	3,232.66	3,294.98
MFC ING RISK MANAGED NAT RES FD COM	27,129.38	25,597.60
MFC INVESCO HIGH YIELD INVST FD	25,506.93	25,981.02
MFC INVESCO VAN KAMPEN DYNAMIC CR OPPORTUNIT FUND COM	21,360.89	21,093.78
MFC INVESCO VAN KAMPEN SR INC TR COM	218,049.82	193,621.57
MFC IPATH DJ-UBS AGRICLTRE TOTAL RETURN SUB-INDEX ETN 10/22/37	95,660.97	107,534.35
MFC IPATH DOW JONES-UBS COMMODITY INDEX TOTAL RETURN ETN 6/12/36	103,410.22	112,239.20
MFC IPATH DOW JONES-UBS COPER SUBINDEX TOTAL RETURN ETN 10/22/37	42,668.45	50,826.00
MFC IPATH DOW JONES-UBS GRAINS SUBINDEX TOTAL RETURN ETN 10/22/37	9,621.76	10,618.00
MFC IPATH DOW JONES-UBS SUGAR SUBINDEX TOTAL RETURN ETN 6/24/38	2,576.74	4,209.75
MFC ISHARES DOW JONES US INDEX FUND	71,435.25	83,982.49
MFC ISHARES FTSE DEVELOPED SMALL CAP EX-NORTH AMERICA INDEX FUND	36,860.69	40,056.98
MFC ISHARES FTSE EPRA/NAREIT ASIA INDEX	4,488.10	6,531.30
MFC ISHARES FTSE EPRA/NAREIT GLOBAL REALESTATE EX-U.S INDEX FUND	12,633.33	14,388.64
MFC ISHARES GOLD TRUST	549,409.02	647,559.30
MFC ISHARES IBOXX INVT GRADE GROUP BD FD	631,551.33	635,278.17
MFC ISHARES INC MCSI BRIC INDEX FD	26,794.60	27,022.05
MFC ISHARES INC MSCI AUSTRALIA INDEX FD	505,580.72	560,631.71
MFC ISHARES INC MSCI BRAZIL FREE INDEX FD	13,763,586.03	14,330,219.59
MFC ISHARES INC MSCI CDA INDEX FD	210,898.95	250,776.76
MFC ISHARES INC MSCI EMU INDEX FD	3,169.68	2,400.97
MFC ISHARES INC MSCI FRANCE INDEX FD	48,506.95	48,900.00
MFC ISHARES INC MSCI GERMANY INDEX FD	31,998.36	31,313.52
MFC ISHARES INC MSCI HONG KONG INDEX FD	104,604.96	113,761.51
MFC ISHARES INC MSCI ITALY INDEX FD	5,349.95	4,914.00
MFC ISHARES INC MSCI JAPAN INDEX FD	72,552.95	76,357.54
MFC ISHARES INC MSCI MALAYSIA FREE INDEXFD	78,608.81	87,604.11
MFC ISHARES INC MSCI PAC EX-JAPAN INDEX FD	73,919.48	80,216.14
MFC ISHARES INC MSCI S AFRICA INDEX FD	5,221.86	6,422.48
MFC ISHARES INC MSCI S KOREA INDEX FD	55,155.52	67,863.50
MFC ISHARES INC MSCI SINGAPORE INDEX FD	70,482.21	84,012.35
MFC ISHARES INC MSCI SPAIN INDEX FD	14,779.92	12,010.93
MFC ISHARES INC MSCI SWEDEN INDEX FD	45,228.30	48,562.65
MFC ISHARES INC MSCI SWITZ INDEX FD	44,046.27	49,783.80
MFC ISHARES INC MSCI TAIWAN INDEX FD	87,156.36	100,934.27
MFC ISHARES INC MSCI TURKEY INDEX FD	44,987.06	42,091.29
MFC ISHARES INC MSCI UK INDEX FD	79,647.03	79,411.49
MFC ISHARES INTERMEDIATE CREDIT	287,330.16	287,617.87
MFC ISHARES MSCI ALL COUNTRY ASIA EX JAPAN INDEX FUND	10,809.88	13,006.01
MFC ISHARES S&P GLOBAL CLEAN ENERGY INDEX FD	4,052.24	3,748.05
MFC ISHARES S&P GLOBAL TIMBER AND FORESTRY INDEX FUND	4,271.64	4,840.76
MFC ISHARES S&P GSCI COMMODITY-IND	26,581.06	28,303.00
MFC ISHARES S&P GSTI NETWORKING IN	71,956.50	82,023.37
MFC ISHARES S&P/CITIGROUP 1-3 YEAR INTERNATIONAL TREASURY BOND FUND	1,517.15	1,563.15
MFC ISHARES SILVER TR ISHARES	2,898,676.68	3,985,087.92
MFC ISHARES TR BARCLAYS 1-3 YR CR BD FD	308,361.37	308,681.84
MFC ISHARES TR BARCLAYS TIPS BD FD	2,669,167.43	2,758,006.70
MFC ISHARES TR COHEN & STEERS REALTY MAJORS INDEX FD CLOSE END	13,637,468.20	15,234,198.57
MFC ISHARES TR DOW JONES SELECT DIVID INDEX FD	365,100.22	380,184.84
MFC ISHARES TR DOW JONES TRANSN AVERAGE INDEX FD	229,330.59	279,156.11
MFC ISHARES TR DOW JONES U S	12,405,259.00	13,706,271.30
MFC ISHARES TR DOW JONES U S BASIC MATERIALS SECTOR	186,819.97	232,059.32
MFC ISHARES TR DOW JONES U S CONSUMER GOODS SECTOR	9,583.90	10,011.83
MFC ISHARES TR DOW JONES U S ENERGY SECTOR INDEX FD	49,686.68	56,946.78
MFC ISHARES TR DOW JONES U S FINL SECTORINDEX FD	34,955.94	31,564.62

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC ISHARES TR DOW JONES U S HEALTHCARE SECTOR	91,333.89	93,157.48
MFC ISHARES TR DOW JONES U S REAL ESTATEINDEX FD	310,585.48	317,546.14
MFC ISHARES TR DOW JONES U S TECHNOLOGY SECTOR	103,976.02	108,698.74
MFC ISHARES TR DOW JONES U S UTILS SECTOR INDEX FD	106,486.77	111,560.38
MFC ISHARES TR DOW JONES US PHARMACEUTICALS INDEX FD	11,388.28	11,894.79
MFC ISHARES TR DOW JONES US AEROSPACE & DEFENSE	12,884.24	14,418.25
MFC ISHARES TR DOW JONES US HOME CONSTN INDEX FD	11,168.32	12,156.67
MFC ISHARES TR DOW JONES US MEDICAL DEVICES INDEX	30,620.24	33,273.55
MFC ISHARES TR DOW JONES US OIL & GAS EXPL &	11,598.58	12,778.43
MFC ISHARES TR DOW JONES US OIL EQUIP & SVCS INDEX FD	15,914.06	17,412.15
MFC ISHARES TR FTSE CHINA 25 INDEX FD	932,468.92	934,349.90
MFC ISHARES TR FTSE NAREIT MTG REITS INDEX FD	5,980.22	6,306.01
MFC ISHARES TR FTSE NAREIT RESIDENTIAL INDEX FD	1,881.95	3,939.00
MFC ISHARES TR IBOXX $ HIGH YIELD CORP BD FD	460,336.13	471,479.93
MFC ISHARES TR JPMORGAN USD EMERGING MKTS BD FD	59,381.46	57,344.45
MFC ISHARES TR LARGE CORE INDEX FD	2,626.46	2,968.91
MFC ISHARES TR LARGE GROWTH INDEX FD	33,470.96	34,218.98
MFC ISHARES TR LEHMAN AGENCY BOND FD	6,507.96	6,571.20
MFC ISHARES TR MORNINGSTAR LARGE VALUE INDEX FD	18,380.40	16,763.35
MFC ISHARES TR MORNINGSTAR MID GROWTH INDEX FD	33,854.54	38,711.76
MFC ISHARES TR MORNINGSTAR SMALL CORE INDEX FD	2,004.90	4,900.83
MFC ISHARES TR MORNINGSTAR SMALL GROWTH INDEX FD	29,745.68	32,944.96
MFC ISHARES TR MORNINGSTAR SMALL VALUE INDEX FD	49,067.02	53,347.03
MFC ISHARES TR MSCI ALL PERU CAPPED INDEX FD	46,662.03	55,396.00
MFC ISHARES TR MSCI EAFE GROWTH INDEX FD	362,576.73	374,940.65
MFC ISHARES TR MSCI EAFE INDEX FD	1,637,991.92	1,700,958.72
MFC ISHARES TR MSCI EAFE SMALL CAP INDEXFD	60,442.29	79,542.04
MFC ISHARES TR MSCI EAFE VALUE INDEX FD	555,748.05	509,993.69
MFC ISHARES TR MSCI EMERGING MKTS INDEX FD	1,803,415.49	1,998,401.86
MFC ISHARES TR RUSSELL 1000 GROWTH INDEXFD	1,098,526.62	1,228,734.21
MFC ISHARES TR RUSSELL 1000 VALUE INDEX FD	1,465,077.74	1,516,543.32
MFC ISHARES TR RUSSELL 2000 GROWTH INDEXFD	1,566,252.78	1,791,063.23
MFC ISHARES TR RUSSELL 2000 INDEX FD	255,992.21	289,277.53
MFC ISHARES TR RUSSELL 2000 VALUE INDEX FD	945,277.56	1,066,358.89
MFC ISHARES TR RUSSELL 3000 GROWTH INDEXFD	130,040.80	140,236.32
MFC ISHARES TR RUSSELL 3000 INDEX FD	101,848.59	113,649.98
MFC ISHARES TR RUSSELL 3000 VALUE INDEX FD 3000 VALUE INDEZ FUD	39,211.72	60,698.00
MFC ISHARES TR RUSSELL MICROCAP INDEX FD	44,727.02	49,406.56
MFC ISHARES TR RUSSELL MIDCAP GROWTH INDEX FD	170,473.82	201,292.99
MFC ISHARES TR RUSSELL MIDCAP INDEX FD	104,562.55	123,713.45
MFC ISHARES TR RUSSELL MIDCAP VALUE INDEX FD	197,932.59	220,096.87
MFC ISHARES TR S & P	43,066.58	46,838.53
MFC ISHARES TR S&P 1500 INDEX FD	17,578.26	23,731.07
MFC ISHARES TR S&P 500 GROWTH INDEX FD	109,656.35	129,001.07
MFC ISHARES TR S&P 500 INDEX FD	720,440.93	767,252.43
MFC ISHARES TR S&P 500 VALUE INDEX FD	94,094.07	103,391.15
MFC ISHARES TR S&P AGGRESSIVE ALLOCATIONFD	11,626.33	17,701.22
MFC ISHARES TR S&P ASIA 50 INDEX FD	96.71	94.69
MFC ISHARES TR S&P EMERGING MKTS ETF	9,952.62	12,012.00
MFC ISHARES TR S&P EUROPE 350 S&P EURO PLUS INDEX FD	17,815.06	15,977.57
MFC ISHARES TR S&P GLOBAL CONSUMER STAPLES INDEX	22,343.14	23,541.69
MFC ISHARES TR S&P GLOBAL ENERGY SECTOR INDEX FD	165,546.51	187,136.93
MFC ISHARES TR S&P GLOBAL FINLS SECTOR INDEX FD	11,303.38	11,532.50
MFC ISHARES TR S&P GLOBAL INFO TECHNOLOGY SECTOR	20,757.61	25,291.56
MFC ISHARES TR S&P GLOBAL INFRASTRUCTUREINDEX FD	72,154.62	74,502.50
MFC ISHARES TR S&P GLOBAL MATERIALS INDEX FD	49,353.79	59,476.51
MFC ISHARES TR S&P GLOBAL UTILITIES INDEX FD	39,084.86	39,063.53
MFC ISHARES TR S&P LATIN AMER 40 INDEX FD	238,741.99	275,259.82
MFC ISHARES TR S&P MIDCAP 400 GROWTH INDEX FD GROWTH INDEX FD	258,073.59	288,092.44
MFC ISHARES TR S&P MIDCAP 400 INDEX FD	358,920.55	421,600.85
MFC ISHARES TR S&P MIDCAP 400 VALUE INDEX FD	212,287.47	240,446.75
MFC ISHARES TR S&P SMALLCAP 600 GROWTH INDEX FD	133,340.72	197,658.14
MFC ISHARES TR S&P SMALLCAP 600 INDEX FD	383,398.73	477,790.71
MFC ISHARES TR S&P SMALLCAP 600/BARRA VALUE INDEX FD	182,888.44	208,810.69
MFC ISHARES TR S&P U S PFD STK INDEX FD	500,152.79	498,337.38
MFC ISHARES TR SM CAP INDEX FD	20,187.95	20,930.91
MFC JOHN HANCOCK PREMIUM DIVIDEND FUND	9,092.80	13,976.55
MFC KAYNE ANDERSON ENERGY TOTAL RETURN FD INC COM	12,872.80	14,554.95
MFC KOREA EQTY FD INC	1,129.06	1,227.77
MFC KOREA FD INC COM NEW	16,031.68	9,968.86
MFC LATIN AMER DISCOVERY FD INC CLOSED END	14,438.90	9,585.00
MFC LIBERTY ALL STAR EQUITY FD SH BEN INT	97.65	113.48
MFC MACQUARIE / 1ST TR GLOBAL INFRASTRUCTU COM	1,250.25	1,721.60
MFC MACQUARIE GLOBAL INFRASTRUCTURE TOTAL RETURN FD INC COM	23,336.69	24,192.00
MFC MANAGED HI YIELD PLUS FD INC COM STK	4,838.00	5,060.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC MARKET VECTORS ETF TR URANIUM+NUCLEAR ENERGY ETF	17,192.70	18,885.65
MFC MARKET VECTORS ETF TR AGRIBUSINESS ETF	729,197.33	823,749.25
MFC MARKET VECTORS ETF TR BRAZIL SM CAP ETF	70,007.14	81,997.02
MFC MARKET VECTORS ETF TR CHINA A SHS ETF	4,686.95	4,503.00
MFC MARKET VECTORS ETF TR COAL ETF	204,159.59	262,189.13
MFC MARKET VECTORS ETF TR ENVIRONMENTAL SVCS ETF	16,084.00	20,839.85
MFC MARKET VECTORS ETF TR GLOBAL ALTERNATIVE ENERGY ETF	45,444.25	30,646.20
MFC MARKET VECTORS ETF TR GOLD MINERS ETF FD	5,911,860.42	6,673,880.52
MFC MARKET VECTORS ETF TR INDONESIA ETF	28,424.65	29,586.65
MFC MARKET VECTORS ETF TR JR GOLD MINERSETF	339,007.25	353,163.00
MFC MARKET VECTORS ETF TR LEHMAN BROS HIGH-YIELD MUN ETF	3,556.45	4,276.50
MFC MARKET VECTORS ETF TR RARE EARTH STRATEGIC METALS ETF	54,073.25	62,400.00
MFC MARKET VECTORS ETF TR RUSSIA ETF	58,664.82	66,348.34
MFC MARKET VECTORS ETF TR RVE HARD ASSETS PRODUCERS ETF	33,226.59	38,950.00
MFC MARKET VECTORS ETF TR SOLAR ENERGY ETF	407.34	290.77
MFC MARKET VECTORS ETF TR STEEL ETF	236,599.11	277,038.95
MFC MARKET VECTORS VIETNAM ETF	44,131.50	42,280.70
MFC MFS INTER HIGH INCOME FD SH BEN INT	20,786.47	20,762.39
MFC MFS INTER INC TR CLOSED END FD	62,113.90	56,790.00
MFC MFS MULTIMARKET INCOME TR SH BEN INT	80,456.75	96,248.82
MFC MLP & STRATEGY EQUITY FD INC COM	4,350.52	5,286.00
MFC MORGAN STANLEY CHINA A SH FD INC COM	4,278.14	4,102.50
MFC MORGAN STANLEY EMERGING MKTS DOMESTIC DEBT FD INC COM	27,194.60	32,300.00
MFC MORGAN STANLEY MKT VECTORS BASED PERFORMANCE OF DOUBLE	15,927.98	13,690.80
MFC MORGAN STANLEY MKT VECTORS CHINESE RENMINBI USD ETNS	3,829.82	3,813.58
MFC NEUBERGER BERMAN HI YIELD STRATEGIESF COM	68,573.29	81,948.36
MFC NEUBERGER BERMAN REAL ESTATE SECS INCOME FD INC COM	16,373.66	41,098.11
MFC NEW ZEALAND DOLLAR FD	5,565.50	5,915.00
MFC NFJ DIVID INT & PREM STRATEGY FD COMSHS	31,272.56	40,288.97
MFC NORTHERN LTS FD TR PAC FINL STRATEGIC	239,802.06	232,728.53
MFC NORTHERN LTS FD TR PAC FINL CORE EQUITY FD INV CL	223,989.07	245,879.36
MFC NORTHERN LTS FD TR PAC FINL INTL FD INV CL	62,951.11	64,609.80
MFC NUVEEN DIVID ADVANTAGE MUN FD	114.87	103.72
MFC NUVEEN FLOATING RATE INCOME OPPORTUNITY FD COM SHS	32,172.14	39,049.39
MFC NUVEEN INVT TR II TRADEWINDS GLOBAL RES FD CL A	44,114.15	53,379.29
MFC NUVEEN INVT TR V PFD SECS FD CL A	3,555.57	3,538.47
MFC NUVEEN MULTI-CURRENCY SHORT- TERM GOVT INCOME FD COM	1,185.53	1,025.92
MFC NUVEEN MULTI-STATEY INC & GROWTH FD II	39,247.23	38,690.00
MFC NUVEEN MULTI-STRATEGY INC & GROWTH FD	46,066.54	37,275.78
MFC NUVEEN PFD & CONV INCOME FD 2 PFD SER F2	30,000.00	30,028.20
MFC NUVEEN QUAL PFD INC FD 2	18,799.60	19,576.01
MFC NUVEEN QUAL PFD INC FD 3 COM	6,798.95	7,740.00
MFC NUVEEN SR INC FD COM	7,550.00	7,428.78
MFC OIL SVC HOLDRS TR OIL SVC HOLDRS DEPOSITARY RCPT	150,186.14	168,636.00
MFC OPPENHEIMER EMERGING MKTS DEBT FD CLA SHS	50,000.00	50,380.23
MFC PCM FD INC	38,948.90	34,320.79
MFC PETRO & RES CORP CAP CLOSED END FD	4,748.00	5,404.00
MFC PIMCO BROAD US TIPS INDX FN	3,540.73	3,637.33
MFC PIMCO CORPORATE OPPORTUNITY FD COM	17,459.52	17,879.15
MFC PIMCO ETF TR 1-3 YEAR U S TREAS INDEX FD	9,998.64	9,980.32
MFC PIMCO ETF TR 1-5 YR US TIPS INDEX FD	57,063.93	57,732.84
MFC PIMCO ETF TR 15+ YR US TIPS INDEX FD	1,474.46	1,413.10
MFC PIMCO ETF TR ENHANCED SHORT MATURITYSTRATEGY FD	910.08	906.39
MFC PIMCO HIGH INCOME FD COM SHS	133,302.50	141,101.41
MFC PIMCO INCOME OPPORTUNITY FD COM	887.70	984.22
MFC PIMCO INCOME STRATEGY FUND	17,116.08	15,139.77
MFC PIMCO INCOME STRATEGY FUND II	19,548.02	198.00
MFC PIMCO MUN INCOME FD II COM	227.97	169.02
MFC PIMCO STRATEGIC GLOBAL GOVT FD INC COM	115,212.54	114,015.16
MFC PIONEER FLOATING RATE TR COM CORP PFD	3.28	2.94
MFC PIONEER HI INC TR COM	31,451.93	30,553.02
MFC POWERSHARES ACTIVELY MANAGED EXCHANGE TRADED	14,189.45	14,020.00
MFC POWERSHARES DB AGRICULTURE FUND	257,012.72	294,978.75
MFC POWERSHARES DB COMMODITY INDEX TRACKING FD UNIT BEN INT	154,971.86	176,271.82
MFC POWERSHARES DB G10 CURRENCY HARVEST FD COM UNIT BEN INT	35,101.39	34,137.41
MFC POWERSHARES DB MULTI-SECTOR COMM TR PWR SH DB PRECIOUS METAL FDCOM	89,015.39	150,374.64
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR POWER SH DB OIL FD COM UNIT	76,656.66	84,660.00
MFC POWERSHARES DB MULTI-SECTOR COMMODITY TR PWR SH DB ENERGY FD COM UIT	5,081.14	5,644.80
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BEARISH	82,959.53	86,190.41
MFC POWERSHARES DB U S DLR INDEX TR POWERSHARES DB US$ INDEX BULLISH	110,206.32	109,493.45
MFC POWERSHARES EXCHANGE-TRADED FD TR	6,941.95	7,010.00
MFC POWERSHARES EXCHANGE-TRADED FD TR	9,246.95	9,265.00
MFC POWERSHARES EXCHANGE-TRADED FD TR	165,958.51	159,738.05
MFC POWERSHARES EXCHANGE-TRADED FD TR AEROSPACE & DEFENSE PORT	7,745.11	7,646.35
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC BIOTECHNOLOGY & GENOME PORTFOLIO	30,769.23	33,988.45

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC BUYBACK ACHIEVERS PORT	6,001.84	5,891.57
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC CLEANTECH PORTFOLIO	4,906.31	5,651.31
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC CONSUMER STAPLES SECTOR	39,277.90	47,092.34
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC ENERGY EXPL & PRODTN PORTFOLIO	6,925.13	7,082.49
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC ENERGY SECTOR PORT	10,098.95	11,223.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC FOOD & BEVERAGE PORTFOLIO	144,737.05	145,056.11
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC LARGE CAP GROWTH PORT	73,071.84	75,075.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MARKET PORT	10,009.30	9,244.30
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC MID CAP VALUE PORT	10,911.18	9,474.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC OIL SVC PORTFOLIO	4,891.71	6,549.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC PHARMACEUTICALS PORTFOLIO	3,648.70	4,868.49
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC SMALL CAP VALUE PORT	1,658.51	1,595.84
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC SOFTWARE PORTFOLIO	20,754.73	26,208.00
MFC POWERSHARES EXCHANGE-TRADED FD TR DYNAMIC UTILITIES PORTFOLIO	10,511.81	11,438.79
MFC POWERSHARES EXCHANGE-TRADED FD TR FINL PFD PORTFOLIO	59,476.15	59,751.42
MFC POWERSHARES EXCHANGE-TRADED FD TR FTSE RAFI US 1000 PORT	408,882.45	462,478.62
MFC POWERSHARES EXCHANGE-TRADED FD TR HIGH YIELD EQUITY DIVID ACHIEVERS	48,015.22	52,218.34
MFC POWERSHARES EXCHANGE-TRADED FD TR INTL DIVID ACHIEVERS PORTFOLIO	19,389.32	21,067.20
MFC POWERSHARES EXCHANGE-TRADED FD TR LUX NANOTECH PORTFOLIO	3,501.09	2,940.00
MFC POWERSHARES EXCHANGE-TRADED FD TR S&P 500 HIGH QUALITY PORT	11,379.31	9,450.20
MFC POWERSHARES EXCHANGE-TRADED FD TR WATER RES PORT	85,983.75	90,710.06
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDER HILL CLEAN ENERGY PORTFOLIO	108,366.84	76,568.73
MFC POWERSHARES EXCHANGE-TRADED FD TR WILDERHILL PROGRESSIVE ENERGY PORTFOLIO	2,408.02	2,826.70
MFC POWERSHARES EXCHANGE-TRADED FD TR ZACKS MICRO CAP PORTFOLIO	8,453.83	7,206.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IICEF INCOME COMPOSITE PORT	23,107.16	22,534.78
MFC POWERSHARES EXCHANGE-TRADED FD TR IIDWA EMERGING MKTS TECHNICAL LEADERS	17,292.44	17,446.75
MFC POWERSHARES EXCHANGE-TRADED FD TR IIEMERGING MKTS INFRASTRUCTURE PORTFOLIO	15,046.20	16,086.00
MFC POWERSHARES EXCHANGE-TRADED FD TR IIGLOBAL NUCLEAR ENERGY PORTFOLIO	5,310.58	6,518.66
MFC POWERSHARES EXCHANGE-TRADED FD TR IIS&P SMALLCAP ENERGY PORT	11,652.50	13,420.00
MFC POWERSHARES GLOBAL AGRICULTURE PORTFOLIO	5,059.27	6,417.40
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR AGGREGATE PFD PORTFOLIO	92,652.06	93,412.61
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR EMERGING MARKETS SOVEREIGN	13,897.28	13,335.00
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI DEV MARKETS EX U.S PORT	72,413.68	66,011.75
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR FTSE RAFI EMERGING MARKETS PORT	82,438.99	104,795.70
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR GLOBAL CLEAN ENERGY PORT	7,282.94	3,490.00
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR GLOBAL WATER PORT	21,731.95	22,011.00
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR HIGH YIELD USD BD PORTFOLIO	57,347.78	59,191.46
MFC POWERSHARES GLOBAL EXCHANGE TRADED FD TR S&P 500 BUYWRITE PORTFOLIO	5,726.81	5,754.40
MFC POWERSHARES GLOBAL WIND ENERGY PORTFOLIO	4,772.67	2,972.73
MFC POWERSHARES INDIA EXCHANGE TRADED FDTR POWER SHS INDIA PORT	8,070.39	8,145.38
MFC POWERSHARES QQQ TR UNIT SER 1	1,782,518.58	1,940,819.34
MFC POWERSHRS FTSE RAFI US 1500 SMLL-MIDPORTFOLIO	40,662.50	68,660.55
MFC PROSHARES TR II PROSHARES ULTRA SILVER	642,572.85	708,897.30
MFC PROSHARES TR II PROSHARES ULTRA GOLD	151,923.24	159,120.00
MFC PROSHARES TR II PROSHARES ULTRASHORTDJ UBS CRUDE OIL	317,090.80	259,436.70
MFC PROSHARES TR II PROSHARES ULTRASHORTEURO	138,567.54	140,545.20
MFC PROSHARES TR II PROSHARES ULTRASHORTGOLD NEW	6,265.60	5,421.00
MFC PROSHARES TR II PROSHARES ULTRASHORTSILVER NEW	57,958.98	51,064.00
MFC PROSHARES TR II PROSHARES ULTRASHORTYEN	45,522.44	39,175.00
MFC PROSHARES TR PROSHARES CREDIT SUISSE130/30	3,758.93	4,277.25
MFC PROSHARES TR PROSHARES SHORT MIDCAP400	22,244.42	16,906.50
MFC PROSHARES TR PROSHARES SHORT RUSSELL2000	11,961.43	9,654.00
MFC PROSHARES TR PROSHARES SHORT DOW30	41,304.91	37,237.20
MFC PROSHARES TR PROSHARES SHORT FINLS	14,948.96	12,831.00
MFC PROSHARES TR PROSHARES SHORT MSCI EMERGING MARKETS	23,398.67	17,629.50
MFC PROSHARES TR PROSHARES SHORT QQQ	47,353.76	41,604.00
MFC PROSHARES TR PROSHARES SHORT S&P500	429,033.21	375,489.60
MFC PROSHARES TR PROSHARES ULTRA MIDCAP400	214,499.91	289,748.78
MFC PROSHARES TR PROSHARES ULTRA RUSSELL1000 VALUE	1,820.95	2,914.00
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000	217,105.21	236,155.96
MFC PROSHARES TR PROSHARES ULTRA RUSSELL2000 VALUE	17.65	27.25
MFC PROSHARES TR PROSHARES ULTRA SEMICONDUCTORS	20,970.41	27,874.00
MFC PROSHARES TR PROSHARES ULTRA SMALLCAP600	132,677.76	166,932.00
MFC PROSHARES TR PROSHARES ULTRA TECHNOLOGY	77,298.81	108,679.55
MFC PROSHARES TR PROSHARES ULTRA BASIC MATERIALS	57,927.20	78,510.54
MFC PROSHARES TR PROSHARES ULTRA DOW30	236,212.08	278,250.56
MFC PROSHARES TR PROSHARES ULTRA HEALTH CARE	3,192.53	3,920.90
MFC PROSHARES TR PROSHARES ULTRA OIL & GAS	94,265.57	131,921.03
MFC PROSHARES TR PROSHARES ULTRA QQQ	354,886.18	364,399.25
MFC PROSHARES TR PROSHARES ULTRA RUSSELLMIDCAP GROWTH	29,488.25	44,621.26
MFC PROSHARES TR PROSHARES ULTRA S&P500	591,349.64	662,497.69
MFC PROSHARES TR PROSHARES ULTRAPRO S&P500	97,509.36	100,610.81
MFC PROSHARES TR PROSHARES ULTRAPRO SHORT S&P500	219,205.96	173,603.04
MFC PROSHARES TR PROSHARES ULTRASHORT 20+ YR TREAS	798,891.24	811,768.64
MFC PROSHARES TR PROSHARES ULTRASHORT 7-10 YR TREAS	22,282.54	21,170.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC PROSHARES TR PROSHARES ULTRASHORT DOW30	246,018.02	209,380.50
MFC PROSHARES TR PROSHARES ULTRASHORT FINL	282,167.03	211,090.57
MFC PROSHARES TR PROSHARES ULTRASHORT MSCI EAFE	23,542.89	13,350.00
MFC PROSHARES TR PROSHARES ULTRASHORT QQQ	279,097.81	270,560.32
MFC PROSHARES TR PROSHARES ULTRASHORT RUSSELL MIDCAP GROWTH	5,157.95	710.00
MFC PROSHARES TR PROSHARES ULTRASHORT RUSSELL1000 VALUE	43,985.90	30,960.00
MFC PROSHARES TR PROSHARES ULTRASHORT S&P500	1,758,664.02	1,572,698.16
MFC PROSHARES TR PROSHARES ULTRASHORT SMALLCAP600	3,518.40	2,174.40
MFC PROSHARES TR PROSHARES ULTRASHORT TECHNOLOGY	34,877.14	15,510.00
MFC PROSHARES TR SHORT 20+ YR TREASURY	355,344.76	360,549.00
MFC PROSHARES TR ULTRAPRO QQQ	13,369.66	14,788.00
MFC PROSHARES TR ULTRAPRO SHORT QQQ	7,594.90	6,547.80
MFC PROSHARES TR ULTRASHORT MSCI BRAZIL	21,467.35	19,578.00
MFC PROSHARES TR ULTRASHORT MSCI EUROPE	28,393.69	23,649.95
MFC PROSHARES TR ULTRASHORT RUSSELL 2000 PROSHARES	83,674.24	69,708.00
MFC PROSHARES ULTRA DJ AIG-CRUDE OIL	160,966.03	199,295.25
MFC PROSHARES ULTRA DJ UBS COMMODITY	10,698.48	11,787.75
MFC PROSHARES ULTRA FINANCIALS	251,416.46	279,009.08
MFC PROSHARES ULTRA REAL ESTATE	75,042.60	91,721.01
MFC PROSHARES ULTRASHORT BASIC M	7,401.89	5,675.80
MFC PROSHARES ULTRASHORT FTSE	117,446.94	99,384.32
MFC PROSHARES ULTRASHORT MSCI EM	22,072.33	15,569.61
MFC PROSHARES ULTRASHORT OIL & G	8,562.26	7,484.00
MFC PROSHARES ULTRASHORT REAL ES	255,754.66	199,666.98
MFC PUTNAM MUN OPPORTUNITIES TR SH BEN INT	399.70	367.44
MFC RAND CAP CORP COM	1,853.00	1,535.00
MFC ROYCE FOCUS TR INC	21,294.44	18,925.00
MFC ROYCE OTC MICRO CAP TR INC	5,130.95	5,880.00
MFC RYDEX ETF TR INVERSE S&P 500 2X STRATEGY ETF	45,175.80	30,824.00
MFC RYDEX ETF TR RUSSELL TOP 50 ETF FD	4,698.32	4,475.00
MFC RYDEX ETF TR RYDEX S&P MIDCAP 400 PURE GROWTH	201,531.89	212,880.01
MFC RYDEX ETF TR RYDEX S&P MIDCAP 400 PURE VALUE ETF	5,684.28	5,611.65
MFC RYDEX ETF TR RYDEX S&P SMALLCAP 600 PURE GROWTH	11,322.09	12,448.80
MFC RYDEX ETF TR RYDEX S&P SMALLCAP 600 PURE VALUE ETF	2,029.47	2,324.60
MFC RYDEX ETF TR S&P 500 EQUAL WEIGHTED INDEX FD	233,582.91	267,740.16
MFC RYDEX S&P EQUAL WEIGHT TECHNOLOGY ETF	6,797.69	8,173.04
MFC RYDEX SER FDS S&P 500 FD CL H	157,002.27	171,765.26
MFC SCHWAB INTERMEDIATE-TERM US TREASURYETF	2,312.69	2,223.20
MFC SCHWAB STRATEGIC TR EMERGING MKTS EQUITY ETF	11,471,033.33	13,065,971.39
MFC SCHWAB STRATEGIC TR INTL EQUITY ETF	225,550.69	239,002.52
MFC SCHWAB STRATEGIC TR INTL SMALL CAP EQUITY ETF	52,530.30	60,010.11
MFC SCHWAB STRATEGIC TR US BROAD MKT ETF	508,494.48	546,533.16
MFC SCHWAB STRATEGIC TR US LARGE-CAP GROWTH ETF	137,024.01	149,675.70
MFC SCHWAB STRATEGIC TR US LARGE-CAP VALUE ETF	33,892.52	35,899.93
MFC SCHWAB STRATEGIC TR US LARGE-CAP ETF	246,606.13	275,916.05
MFC SCHWAB STRATEGIC TR US SMALL-CAP ETF	535,677.88	618,433.08
MFC SECTOR SPDR TR SHS BEN INT-HLTH CARE	140,023.21	145,874.83
MFC SELECT SECTOR SPDR TR CONSUMER STAPLES	83,811.05	88,596.07
MFC SELECT SECTOR SPDR TR ENERGY	241,843.07	289,988.04
MFC SELECT SECTOR SPDR TR FINANCIAL	421,497.32	461,449.75
MFC SELECT SECTOR SPDR TR SHS BEN INT-MATERIALS	109,571.69	124,016.86
MFC SELECT SECTOR SPDR TR TECHNOLOGY	321,801.53	370,311.77
MFC SELECT SECTOR SPDR TR UTILS	200,655.20	202,882.44
MFC SINGAPORE FD INC COM CLOSED END FD	33,662.17	36,827.71
MFC SOURCE CAP INC COM STK CLOSED END FD	4,528.00	5,313.00
MFC SPDR BARCLAYS CAPITAL CONVERTIBLE SECURITIES ETF	22,519.03	23,101.17
MFC SPDR DOW JONES INDL AVERAGE ETF TR UNIT SER 1	1,074,665.91	1,176,922.73
MFC SPDR GOLD TR GOLD SHS	8,893,159.87	10,331,865.60
MFC SPDR INDEX SHS FDS DOW JONES INTL REAL ESTATE ETF	494,701.22	461,245.29
MFC SPDR INDEX SHS FDS EURO STOXX 50 ETF	6,550.77	5,950.58
MFC SPDR INDEX SHS FDS FTSE / MACQUARIE GLOBAL	4,375.87	4,302.98
MFC SPDR INDEX SHS FDS MSCI ACWI EX-US ETF	4,524.08	3,721.96
MFC SPDR INDEX SHS FDS RUSSELL / NOMURA SMALL CAP JAPAN ETF	10,387.09	10,781.00
MFC SPDR INDEX SHS FDS S&P BRIC 40 ETF	27,343.77	28,738.11
MFC SPDR INDEX SHS FDS S&P CHINA ETF	201,324.99	206,329.38
MFC SPDR INDEX SHS FDS S&P EMERGING EUROPE ETF	173,222.95	194,274.52
MFC SPDR INDEX SHS FDS S&P EMERGING LATIN AMER ETF	16,909.43	20,182.88
MFC SPDR INDEX SHS FDS S&P EMERGING MIDDLE EAT & AFRICA	34,849.63	43,773.95
MFC SPDR INDEX SHS FDS S&P EMERGING ASIAPAC ETF	36,516.88	39,069.75
MFC SPDR INDEX SHS FDS S&P EMERGING MKTSETF	7,337.95	7,437.00
MFC SPDR INDEX SHS FDS S&P EMERGING MKTSSM CAP ETF	95,031.62	100,112.30
MFC SPDR INDEX SHS FDS S&P INTL DIVIDENDETF	11,870.21	11,200.00
MFC SPDR INDEX SHS FDS S&P INTL MID CAP ETF	7,573.18	8,393.59
MFC SPDR INDEX SHS FDS S&P INTL SMALL CAP ETF	2,070.60	2,158.80
MFC SPDR INDEX SHS FDS S&P WORLD EX-US ETF	3,684.20	3,892.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC SPDR INDEX SHS FDS SPDR S&P INTL	2,590.94	2,473.51
MFC SPDR INDEX SHS FDS SPDR S&P INTL MATERIALS SECTOR	1,998.36	2,076.51
MFC SPDR S&P 500 ETF TR TR UNIT UNIT SER1 STD & POORS	2,577,428.99	2,823,696.51
MFC SPDR S&P METALS & MINING ETF	172,912.76	205,464.64
MFC SPDR S&P PHARMACEUTICALS ETF	9,961.10	11,103.50
MFC SPDR SER TR BARCLAYS CAP 1-3 T BILL ETF	80,537.11	80,512.60
MFC SPDR SER TR BARCLAYS CAP HIGH YIELD BD ETF	287,963.51	288,488.23
MFC SPDR SER TR BARCLAYS CAP INTL TREAS BD ETF	108,139.98	108,938.22
MFC SPDR SER TR BARCLAYS CAP TIPS ETF	44,724.96	46,837.18
MFC SPDR SER TR DB INTL GOVT INFLATION- PROTECTED	207,436.61	221,621.02
MFC SPDR SER TR DJ GLOBAL TITANS ETF	22,339.67	18,482.56
MFC SPDR SER TR DOW JONES TOTAL MKT ETF	25,478.24	29,684.30
MFC SPDR SER TR KBW INS ETF	75,640.16	77,906.72
MFC SPDR SER TR NUVEEN BARCLAYS CAP MUN BD ETF	7,315.51	7,146.23
MFC SPDR SER TR S&P BIOTECH ETF	29,789.78	35,766.36
MFC SPDR SER TR S&P DIVID ETF	680,538.70	705,703.51
MFC SPDR SER TR S&P HOMEBUILDERS ETF	121,798.58	127,606.48
MFC SPDR SER TR S&P OIL & GAS EQUIP & SVCS ETF	49,411.82	56,304.84
MFC SPDR SER TR S&P OIL & GAS EXPL & PRODTN ETF	85,661.00	95,056.77
MFC SPDR SER TR S&P RETAIL ETF	582,812.19	611,705.93
MFC SPDR SER TR S&P SEMICONDUCTOR ETF	1,679.97	1,911.00
MFC SPROTT PHYSICAL GOLD TR	75,774.05	79,662.29
MFC SPROTT PHYSICAL SILVER TR UNIT	49,155.65	56,280.00
MFC SWEDISH EXPT CR CORP ELEMENTS LKD ROGERS INTL	21,152.59	23,210.88
MFC SWEDISH EXPT CR CORP ELEMENTS LKD TOROGERS INTL	61,113.50	66,035.20
MFC SWEDISH EXPT CR CORP ELEMENTS ROGERSMETALS TR	4,154.24	5,161.80
MFC TAIWAN FD INC COM	29,217.14	34,901.36
MFC TEMPLETON DRAGON FD INC COM	14,588.28	22,549.10
MFC TEMPLETON EMERGING MKTS INC FD DE	12,407.86	17,161.85
MFC TEMPLETON GLOBAL INCOME FD	224,154.85	247,114.19
MFC TEMPLETON RUSSIA & E EUROPEAN FD	115,846.60	38,930.00
MFC TORTOISE MLP FD INC FORMERLY TORTOISE M COM	1,797.20	1,818.00
MFC TORTOISE PWR & ENERGY INFRASTRUCTUREFUND INC COM	21,548.95	25,167.56
MFC TURKISH INVT FD INC COM	2,006.64	1,749.00
MFC UBS AG JERSEY BRH ALERIAN INFRST	4,979.19	5,418.00
MFC UNITED STATES OIL FUND LPUNITS	613,391.11	662,922.00
MFC UNITED STS 12 MONTH OIL FD LP UNIT BEN INT	110,484.70	123,869.40
MFC UNITED STS COMMODITY INDEX FD COMMODITY INDEX FD	71,014.80	80,623.75
MFC UNITED STS GASOLINE FD LP UNITS	14,931.00	16,842.40
MFC VANGUARD BD INDEX FDS VANGUARD INTERMEDIATE TERM BD ETF	175,009.42	181,030.41
MFC VANGUARD BD INDEX FDS VANGUARD TOTALBD MARKET ETF	1,246,858.28	1,249,846.84
MFC VANGUARD CNSMR DISCRETIONARY ETF	8,279.08	9,675.20
MFC VANGUARD CNSMR STAPLES EFT	94,538.41	104,722.91
MFC VANGUARD ENERGY ETF	139,070.77	179,216.55
MFC VANGUARD EUROPEAN ETF	574,392.43	541,678.06
MFC VANGUARD EXTD MKT ETF	18,598.03	21,582.33
MFC VANGUARD FINANCIALS ETF	34,493.29	33,620.06
MFC VANGUARD GROWTH ETF	366,182.48	426,943.99
MFC VANGUARD HLTH CARE ETF	52,576.95	53,039.53
MFC VANGUARD INDEX TR MID-CAP GROWTH INDEX VIPER SHS	61,111.67	66,863.97
MFC VANGUARD INDEX TR S&P 500 ETF SHS	2,494.63	2,648.22
MFC VANGUARD INDEX TR VANGUARD MID-CAP VALUE ETF	38,655.08	43,365.45
MFC VANGUARD INFORMATION TECH ETF	60,306.86	72,537.07
MFC VANGUARD INTL EQTY INDEX FDS VANGUARD EMERGING MKTS ETF	1,741,828.64	2,040,237.78
MFC VANGUARD INTL EQUITY INDEX FDS VANGUARD FTSE ALL WORLD EX US ETF	653,444.55	732,430.02
MFC VANGUARD INTL EQUITY INDEX FDS FTSE ALL-WORLD EX USA SMALL CAP INDEX	94,068.32	140,749.41
MFC VANGUARD INTL EQUITY INDEX FDS TOTALWORLD STK INDEX FD ETF SHS	54,538.20	58,877.12
MFC VANGUARD LARGE-CAP ETF	562,293.91	656,164.36
MFC VANGUARD MATERIALS ETF	22,346.09	28,589.02
MFC VANGUARD MID-CAP ETF	505,529.58	581,294.18
MFC VANGUARD PAC ETF	239,794.22	240,908.78
MFC VANGUARD REIT ETF	2,066,489.81	2,512,445.53
MFC VANGUARD SCOTTSDALE FDS VANGUARD INTER-TERM CORP BD INDEX FD ETF SHS	16,236.95	15,790.86
MFC VANGUARD SCOTTSDALE FDS VANGUARD RUSSELL 2000 GROWTH INDEX FD ETF SHS	62,046.95	63,200.00
MFC VANGUARD SCOTTSDALE FDS VANGUARD RUSSELL 2000 INDEX FD ETF SHS	62,496.95	61,780.00
MFC VANGUARD SHORT-TERM CORPORATE BOND ETF	83,808.40	84,378.22
MFC VANGUARD SHORT-TERM GOV BD	14,267.90	14,231.60
MFC VANGUARD SMALL-CAP ETF	771,709.61	948,310.15
MFC VANGUARD SMALL-CAP GROWTH ETF	323,391.79	345,381.55
MFC VANGUARD SMALL-CAP VALUE ETF	638,953.29	700,358.37
MFC VANGUARD SPECIALIZED PORTFOLIOS VANGUARD DIVIDEND APPRECIATION ETF	515,764.10	554,428.52
MFC VANGUARD TAX-MANAGED INTL FD EUROPE PACIFIC ETF	540,462.61	513,716.01
MFC VANGUARD TELECOMMUNICATIONS SERVICESETF	45,170.70	45,941.00
MFC VANGUARD TOTAL STK	2,320,193.00	2,979,885.60
MFC VANGUARD UTILS ETF	139,161.99	139,403.58

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFC VANGUARD VALUE ETF	445,300.14	462,541.06
MFC VANGUARD WHITEHALL FDS HIGH DIVIDENDYIELD ETF SHS	138,606.27	153,175.60
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 ETF	10,231.08	14,463.27
MFC VANGUARD WORLD FD VANGUARD MEGA CAP 300 VALUE ETF	134,131.56	151,609.28
MFC WASHINGTON MUTUAL	1,202.28	0.00
MFC WELLS FARGO ADVANTAGE MULTI SECTOR INCOM SHS	5,975.90	5,208.80
MFC WELLS FARGO ADVANTAGE UTILS & HIGH INCOM FUND	42,488.53	38,763.30
MFC WESTERN ASSET EMERGING MKTS DEBT FD INC COM	27,294.74	30,675.29
MFC WESTERN ASSET GLOBAL HIGH INCOME FD INC COM	61,329.72	74,988.65
MFC WESTERN ASSET GLOBAL PARTNERS INCOMEFD INC COM	40,929.16	41,593.87
MFC WESTERN ASSET HIGH INCOME OPPORTUNITY FD INC	20,585.76	19,844.64
MFC WESTERN ASSET HIGH INCOME FD II INC COM	25,717.22	24,802.26
MFC WESTERN ASSET HIGH INCOME FD INC COM	14,727.51	14,814.19
MFC WESTERN ASSET MANAGED HIGH INCOME FDINC	8,380.14	8,197.52
MFC WESTERN ASSET WORLDWIDE INCOME FD INC COM	7,054.45	6,684.61
MFC WISDOMTREE MIDCAP EARNINGS	8,581.77	10,412.51
MFC WISDOMTREE TR DREYFUS CHINESE YUAN FD	251,027.74	251,887.87
MFC WISDOMTREE TR DREYFUS COMMODITY CURRENCY FD	10,168.95	10,500.00
MFC WISDOMTREE TR DREYFUS EMERGING CURRENCY FD EMER CURR	218.18	220.14
MFC WISDOMTREE TR DREYFUS EMERGING CURRENCY FD DO NOT USE SEE 3481410	8,058.03	8,341.74
MFC WISDOMTREE TR DREYFUS INDIAN RUPEE FD	10,548.00	10,632.00
MFC WISDOMTREE TR EMERGING MARKETS LOCALDEBT FD	6,194.26	6,083.35
MFC WISDOMTREE TR EMERGING MKTS SMALLCAPDIVID FD	48,510.11	53,496.44
MFC WISDOMTREE TR EUROPE SMALLCAP DIVID FD	6,868.51	5,454.23
MFC WISDOMTREE TR GLOBAL EQUITY INCOME FD	8,234.31	8,673.71
MFC WISDOMTREE TR INDIA EARNINGS FD	132,235.10	143,923.57
MFC WISDOMTREE TR INTL BASIC MATERIALS SECTOR FD	6,512.22	5,646.73
MFC WISDOMTREE TR INTL ENERGY SECTOR FD	14,750.60	14,203.38
MFC WISDOMTREE TR INTL MIDCAP DIVID FD	56,752.15	58,016.94
MFC WISDOMTREE TR INTL REAL ESTATE SECTOR FD	23,168.50	21,078.58
MFC WISDOMTREE TR INTL SMALLCAP DIVID FD	511,065.33	536,192.97
MFC WISDOMTREE TR JAPAN SMALLCAP DIVID FD	16,572.07	17,758.90
MFC WISDOMTREE TR LARGECAP DIVID FD	1,130.95	1,161.77
MFC WISDOMTREE TR LARGECAP VALUE FD	31,184.15	36,382.75
MFC WISDOMTREE TR PACIFIC EX-JAPAN EQUITY INCOME FD	7,537.34	8,019.27
MFC WISDOMTREE TR SMALLCAP DIVID FD	32,284.10	35,868.81
MFC WISDOMTREE TR SOUTH AFRICAN RAND FD	945.05	883.18
MFO 1ST EAGLE FDS INC FORMERLY 1ST EAGL	187,297.68	209,824.63
MFO 1ST EAGLE FUNDS OVERSEAS FD CL A	1,063,787.65	1,245,880.31
MFO 1ST EAGLE SOGEN FDS INC GLOBAL FD CL	1,381,361.33	1,559,721.33
MFO 1ST EAGLE SOGEN FDS INC GOLD FD	749,841.84	976,219.42
MFO 3RD AVE TR REAL ESTATE VALUE FD	125,315.67	118,008.07
MFO ABERDEEN FDS EQUITY LONG SHORT FD CLA	18,628.56	19,930.74
MFO ABERDEEN FDS INTL EQUITY FD CL A	32,477.95	28,138.40
MFO ABERDEEN FDS NATURAL RES FD CL A	35,902.43	30,167.85
MFO ABERDEEN FDS SMALL CAP FD CL A	15,706.42	12,708.16
MFO ADVISORONE FDS AMERIGO FD CL N	181,958.38	221,352.85
MFO ADVISORONE FDS CLERMONT FD CL N	124,712.57	128,296.00
MFO ADVISORONE FDS ENHANCED INCOME FD CLN	260,197.72	262,069.59
MFO ADVISORONE FDS FLEXIBLE INCOME FD CLN	0.00	15,345.00
MFO ADVISORONE FDS LIAHONA FD	40,560.19	44,792.04
MFO ADVISORONE FDS SELECT ALLOCATION FD	100,784.66	107,277.84
MFO ADVISORONE FDS SELECT APPRECIATION FD CL N	27,332.57	32,312.32
MFO ADVISORS INNER CIRCLE FD ACADIAN EMERGING MKTS INSTL CL	80,396.02	81,227.90
MFO ADVISORS INNER CIRCLE FD CAMBIAR AGGRESSIVE VALUE FD INVESTOR	36,275.59	36,385.92
MFO ADVISORS INNER CIRCLE FD CAMBIAR OPPORTUNITY INV CL	22,218.67	22,399.99
MFO ADVISORS INNER CIRCLE FD CAMBIAR SMALL CAP FD INV CL	22,858.10	28,347.08
MFO ADVISORS INNER CIRCLE FD EDGEWOOD GROWTH FD RETAIL CL	19,491.36	21,258.44
MFO ADVISORS INNER CIRCLE FD II GRT VALUE FD ADVISOR CL	6,456.86	6,517.12
MFO ADVISORS INNER CIRCLE FD II INC NEW CHAMPLAIN SMALL CO FD	3,309.54	3,424.99
MFO ADVISORS INNER CIRCLE FD WHG INCOME OPPTY FD CL A SHS	10,039.67	10,084.99
MFO ADVISORS SER TR CHASE GROWTH FD MFO CHASE GROWTH FUND	55,127.20	51,190.70
MFO AEGIS VALUE FD INC COM	18,035.59	21,829.05
MFO AIG SER TR SUNAMERICA ALTERNATIVE	29,122,174.64	32,081,351.09
MFO AIM INVT FDS INVESCO VAN KAMPEN GLOBAL FRANCHISE FD CL A	16,207.50	16,207.49
MFO ALGER CHINA U S GROWTH FD ALGER CHINA US GROWTH FD CL A	13,397.75	13,658.61
MFO ALGER FDS II ALGER SPECTRA FD CL A	12,526.40	21,895.46
MFO ALGER FDS II ALGER SPECTRA FD CL I	9,996.00	11,238.73
MFO ALGER INSTL FD MID CAP CL I	13,077.24	10,757.04
MFO ALLIANCE GLOBAL BD FD CL A	105,297.89	116,636.12
MFO ALLIANCEBERNSTEIN PORTFOLIOS ALLIANCEBERNSTEIN WEALTH APPREC	151,853.28	163,714.19
MFO ALLIANCEBERNSTEIN SMALL/MID CAP VALUE FD CL A	36,345.06	39,182.84
MFO ALLIANZ AGIC GROWTH FUND D	67,861.14	92,491.23
MFO ALLIANZ AGIC PACIFIC RIM FUND D	125,636.40	103,436.99
MFO ALLIANZ FDS NFJ DIVID VALUE FD CL D	142,354.50	115,069.11

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO ALLIANZ FDS NFJ INTL VALUE FD CL D	63,275.22	64,116.80
MFO ALLIANZ FDS NFJ LARGE CAP VALUE FD CL D	11,664.04	7,848.62
MFO ALLIANZ FDS NFJ SMALL-CAP VALUE FD ADMIN CL	9,727.34	14,265.03
MFO ALLIANZ FDS NFJ SMALL-CAP VALUE FD CL D	9,429.78	14,101.40
MFO ALLIANZ FDS RCM GLOBAL SMALL-CAP FD CL D	55,930.91	50,785.91
MFO ALLIANZ FDS RCM TECHNOLOGY FD CL D	4,044.33	5,666.33
MFO ALLIANZ FDS RCM WELLNESS FD CL D	15,159.01	18,171.40
MFO ALPINE EQUITY TR INTL REAL ESTATE EQUITY FD CL Y	256,186.06	195,492.43
MFO ALPINE EQUITY TR RLTY INCOME & GROWTH FD CL Y	163,546.43	164,728.80
MFO ALPINE SER TR DYNAMIC DIVIDEND FD	35,873.63	28,193.06
MFO ALPINE SER TR DYNAMIC FINL SVCS FD	8,101.11	8,848.21
MFO ALPINE SER TR DYNAMIC INNOVATORS FD	52,000.00	42,786.74
MFO AMANA MUT FDS TR GROWTH FD	1,488,478.02	1,744,839.62
MFO AMANA MUT FDS TR INCOME FD	1,585,110.51	1,768,447.93
MFO AMCAP FD CL A	67,454.66	64,847.83
MFO AMCAP FD CL R-5	187.45	191.80
MFO AMER BEACON INTL EQTY INV FD	77,892.58	64,628.82
MFO AMER CENT DIVERSIFI BOND-INV	25,398.67	24,500.77
MFO AMER CENTURY QUANTITATIVE EQTY FDS EQTY GROWTH FD INV CL	432,611.67	419,473.39
MFO AMER CENTY CAP PORTFOLIOS INC REAL ESTATE FD	19,634.21	21,504.82
MFO AMER CENTY CAP PORTFOLIOS INC VALUE FD INV	39,397.49	34,319.99
MFO AMER CENTY GLOBAL GOLD EQUITIES I	79,783.40	117,817.00
MFO AMER CENTY MUT FDS INC 20TH CENTY GROWTH FD INV	459,259.44	530,090.62
MFO AMER CENTY MUT FDS INC 20TH CENTY VISTA FD INV	23,295.79	18,814.62
MFO AMER CENTY QUANTITATIVE EQTY FDS UTILS FD INV CL	41,117.66	42,798.64
MFO AMER CENTY WORLD MUT FDS INC 20TH CENTY INTL DISCOVERY FD INV	6,096.86	4,746.64
MFO AMERICAN BALANCED FD CL F-1	8,946.75	8,477.18
MFO AMERICAN BALANCED FD CL R-5	99,051.53	103,992.48
MFO AMERICAN CENTY CAP PORTFOLIOS INC EQUITY INCOME FD INSTL	24,576.93	25,575.85
MFO AMERICAN CENTY CAP PORTFOLIOS INC EQUITY INCOME FD INV	700,422.10	672,861.71
MFO AMERICAN CENTY CAP PORTFOLIOS INC MID CAP VALUE FD INV CL	173,906.23	201,302.25
MFO AMERICAN CENTY GOVT INCOME TR INFLATION-ADJ BD FD INVS CL	355,616.36	356,506.47
MFO AMERICAN CENTY INTL BD FDS INTL BD FD INSTL CL	16,054.46	14,526.97
MFO AMERICAN CENTY INVT TR HIGH YIELD FDINVS CL	3,528.76	3,635.88
MFO AMERICAN CENTY INVT TR INFLATION PROTECTION BD FD INV CL	7,287.07	6,906.31
MFO AMERICAN CENTY MUT FDS INC CAPITAL VALUE FD INV SHS	25,935.98	22,965.75
MFO AMERICAN CENTY MUT FDS INC HERITAGE FD INSTL	21,432.94	21,537.99
MFO AMERICAN CENTY MUT FDS INC HERITAGE FD INV	292,862.79	305,893.10
MFO AMERICAN CENTY QUANTITATIVE EQUITY FDS SMALL CO FD INV CL	4,145.88	3,552.88
MFO AMERICAN CENTY WORLD MUT FDS INC EMERGING MKTS FD INV	59,906.78	70,701.34
MFO AMERICAN CENTY ZERO COUPON 2020 INV	17,564.31	21,890.02
MFO AMERICAN FDS INCOME SER U S GOVT SECS FD CL R-5	43,507.63	45,648.65
MFO AMERICAN HIGH INCOME TR CL R-5	99,065.52	102,625.33
MFO AMERISTOCK MUT FD INC COM	44,193.99	39,589.93
MFO AMERN AMCAP FD INC CL F	9,562.73	11,041.16
MFO AMERN BEACON BALANCED INV FD	7,351.55	7,195.52
MFO AMERN BEACON LARGE CAP VALUE INV FD	518,671.22	512,775.21
MFO AMERN BEACON SMALL CAP VALUE INV FD	42,062.23	49,782.40
MFO AMERN CAP WORLD GROWTH & INC FD CL F	238,048.26	229,757.34
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT AGGRESSIVE INV CL	5,135.39	5,519.57
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT VERY AGGRESSIV INV CL	6,544.73	6,335.96
MFO AMERN CENTY AST ALLOCATION PORTFOLI 1 CHOICE PORT VERY CONSV INV CL	15,549.57	16,946.69
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2015 PORTFOLIO INV CL	17,417.90	18,392.62
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2025 PORTFOLIO INV CL	63,924.58	76,394.01
MFO AMERN CENTY AST ALLOCATION PORTFOLI LIVESTRONG 2035 PORTFOLIO INV CL	5,706.58	5,977.76
MFO AMERN CENTY GOVT INC TR BENHAM	104,151.96	101,900.16
MFO AMERN CENTY INTL BD FDS INTL BD FD INVS CL	101,446.25	96,302.14
MFO AMERN CENTY STATEGIC AST ALLOCATIONSINC STRATEGIC ALLOCATION AGGRESSVE INV	52,534.68	49,192.75
MFO AMERN CENTY ULTRA INV FD	120,263.34	118,552.82
MFO AMERN CENTY WORLD MUT FDS INC 20TH CENTY INTL GROWTH FD INV	61,830.56	58,777.76
MFO AMERN CENTY ZERO COUPON 2015 INV	82,026.41	96,483.55
MFO AMERN HI INC TR CL F	45,461.67	49,108.22
MFO AMERN INVT CO OF AMER CL F	51,516.31	61,805.51
MFO AMERN MUT FD CL F	60,866.50	68,357.11
MFO AMERN WA MUT INVESTORS CL F	2,635.68	2,547.36
MFO AMIDEX FDS INC AMIDEX35 ISR MUT FD	12,744.78	14,907.30
MFO APPLESEED FUND	42,309.30	43,443.01
MFO APPRECIATION & INCOME FD CL A	10,048.28	10,240.58
MFO AQR DIVERSIFIED ARB-I	25,229.54	25,715.60
MFO AQR FDS MANAGED FUTURES STRATEGY FD CL N	14,638.86	14,638.86
MFO AQR MANAGED FUTURES STRATEGY FUND I	19,460.46	20,467.27
MFO ARBITRAGE FDS CL I	60,995.34	59,780.47
MFO ARBITRAGE FDS CL R	71,193.14	70,414.17
MFO ARIEL FUND	442,371.44	533,938.22
MFO ARIEL GROWTH APPRECIATION FD	75,267.37	84,846.55

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO ARTIO GLOBAL HIGH INCOME-A	270,458.37	277,188.52
MFO ARTIO GLOBAL INVT FDS INTL EQUITY FDCL A	1,084,828.63	942,394.42
MFO ARTIO GLOBAL INVT FDS INTL EQUITY FDII CL A	138,158.29	137,170.15
MFO ARTIO GLOBAL INVT FDS INTL EQUITY FDII CL I	16,036.78	15,194.61
MFO ARTISAN FDS INC GLOBAL VALUE FD INV SHS	11,103.90	13,716.28
MFO ARTISAN FDS INC INTERNATIONAL VALUE FD INV SHS	199,951.45	230,735.70
MFO ARTISAN FDS INC INTL FD INV SHS	839,562.69	777,935.95
MFO ARTISAN FDS INC INTL SMALL CAP FD INVESTOR SHS	29,344.63	34,755.35
MFO ARTISAN FDS INC MID CAP FD INV SHS	21,233.34	25,243.72
MFO ARTISAN FDS INC MID CAP VALUE FD INVSHS	247,574.89	303,002.62
MFO ARTISAN FDS INC SMALL CAP VALUE FD	96,799.53	109,066.16
MFO ARTISAN FDS INC VALUE FD INV SHS INVSHS	20,275.98	18,300.41
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y MONTAG & CALDWELL GROWTH FD CL N	68,330.16	63,332.21
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y OPTIMUM MID CAP FD CL N	305,190.76	340,317.38
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y TAMRO SMALL CAP FD CL N	28,262.34	30,543.21
MFO ASTON FDS FOR FUTURE ISSUES SEE 00080Y VEREDUS AGGRESSIVE GROWTH FD CL N	7,385.34	5,789.93
MFO ASTON FDS RIVER ROAD SMALL CAP VALUEFD CL I	1,898.00	1,701.00
MFO AVIEMORE FDS ETF MKT OPPORTUNITY FD	11,254.06	15,269.72
MFO BARON AST FD SH BEN INT	44,309.77	47,059.53
MFO BARON AST FD SMALL CAP FD	1,566,970.50	2,070,426.94
MFO BARON AST GROWTH FD	731,930.38	831,142.87
MFO BARON GROWTH FUND-INS	40,095.19	55,179.25
MFO BARON PARTNERS FD	1,195,996.77	1,187,174.20
MFO BARON SMALL CAP FUND INST	7,606.66	8,948.12
MFO BD FD AMER INC COM STK OPEN END FD	89,245.37	83,856.24
MFO BERTOLET CAP TR PINNACLE VALUE FD	3,008.08	3,420.29
MFO BERWYN FD INC	16,131.42	18,986.20
MFO BERWYN FDS INCOME FD	946,827.96	981,623.52
MFO BLACKROCK EQUITY DIVID FD CL A	49,147.47	57,760.76
MFO BLACKROCK FDS ALL CAP ENERGY & RESOURCES A	130,517.34	151,342.81
MFO BLACKROCK FDS HLTHSC OP A	114,485.03	123,356.51
MFO BLACKROCK FDS II FORMERLY BLACKROCK FDS INFLATION PROTECTED BD PORT INSTL CL	162,157.78	161,731.05
MFO BLACKROCK FDS II U S OPPORTUNITIES PORTFOLIO CL A	111,206.51	135,992.73
MFO BLACKROCK FDS INTL OPPORTUNITIES PORTFOLIO INV A SHS	13,084.58	14,645.60
MFO BLACKROCK FDS INTL OPPORTUNITIES PORTFOLIO SVC SHS	35,770.55	34,330.11
MFO BLACKROCK GLOBAL ALLOCATION FD INC CL A	523,218.43	565,846.58
MFO BLACKROCK GLOBAL ALLOCATION FD INC INSTL CL	20,198.85	20,244.12
MFO BLACKROCK INFLATION PROTECTED BD PORT INV CL A	43,058.55	41,572.24
MFO BLACKROCK INTERMEDIATE BOND PORTFOLIO II	537.62	531.40
MFO BLACKROCK LIFEPATH 2030 PORTFOLIO INSTITUTIONAL	22,966.06	22,479.08
MFO BLAIR WILLIAM FDS EMERGING MKTS GROWTH FD CL N	370,758.29	327,868.93
MFO BLAIR WILLIAM FDS SMALL CAP GROWTH FD CL N	151,118.97	152,485.25
MFO BOND FD AMER INC CL F-1	83,362.02	85,024.19
MFO BOND FD AMER INC CL R-5	168,483.19	163,222.56
MFO BOSTON CO SMALL CAP TAX-SENSIT IVE EQUITY FD CL 1	19,077.94	19,006.38
MFO BRANDYWINE BLUE FD INC COM	1,923,708.49	2,177,606.15
MFO BRANDYWINE FD INC COM OPEN END FD	44,723.91	34,249.12
MFO BRIDGEWAY FD INC AGGRESSIVE INVESTORS 1 FD	27,546.15	19,816.13
MFO BRIDGEWAY FD INC AGGRESSIVE INVS II	73,131.77	55,306.84
MFO BRIDGEWAY FDS INC FORMERLY BRIDGEWAYFD LARGE-CAP VALUE FD CL N	2,630.25	3,404.01
MFO BRIDGEWAY FDS INC FORMERLY BRIDGEWAYFD SMALL-CAP VALUE FD CL N	55,258.05	50,633.62
MFO BRIDGEWAY FDS INC SMALL-CAP GROWTH FD CL N	58,439.63	45,778.66
MFO BRIDGEWAY FDS INC ULTRA SMALL COMPANY MARKET FUND	88,382.38	81,632.84
MFO BROWN CAP MGMT SMALL CO FD	194,139.67	250,317.30
MFO BUFFALO BALANCED FD INC COM	21,588.98	23,049.41
MFO BUFFALO FDS CHINA FD	25,723.23	28,507.44
MFO BUFFALO FDS INTL FD	11,567.18	13,831.44
MFO BUFFALO FDS MID CAP FD	40,842.18	53,481.22
MFO BUFFALO FDS SCIENCE & TECHNOLOGY FD	69,555.97	88,574.10
MFO BUFFALO HI YIELD FD INC COM	60,774.54	67,331.29
MFO BUFFALO SMALL CAP FD INC COM	445,087.51	556,739.72
MFO BUFFALO USA GLOBAL FD INC COM	60,463.75	72,255.18
MFO CALAMOS GROWTH & INC FD CL A	108,901.06	123,580.38
MFO CALAMOS INVT TR NEW CONV FD CL A	34,091.62	35,984.75
MFO CALAMOS INVT TR NEW GROWTH FD CL A #606	253,882.17	265,687.31
MFO CALAMOS INVT TR NEW MARKET NEUTRAL INCOME FD CL A	87,364.73	90,580.86
MFO CALAMOS INVT TR NEW VALUE FD CL A	40.11	37.72
MFO CALDWELL & ORKIN MKT OPPORTUNITY FD	146,457.87	139,613.39
MFO CALVERT FD INCOME PORTFOLIO CL A	18,467.15	17,731.81
MFO CALVERT IMPACT FD INC GLOBAL ALTERNATIVE ENERGY FD CL A	5,000.00	2,469.21
MFO CALVERT SHORT DURATION INCOME FD CL A	271,100.90	270,065.47
MFO CAP INC BLDR FD SH BEN INT OPEN END FD	44,137.59	36,221.38
MFO CAP WORLD GROWTH & INC FD INC OPEN END FD	67,911.20	56,254.39
MFO CAPITAL INCOME BLDR CL F-1 AMERICAN CAPITAL INCOME BLDR FD	295,891.57	264,564.77
MFO CAPITAL INCOME BLDR CL R-5	856,211.84	827,369.49

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO CAPITAL WORLD BD FD CL F-1	21,632.14	20,863.97
MFO CAPITAL WORLD BD FD CL R-5	84,071.19	87,068.23
MFO CAUSEWAY CAP MGMT TR INTL VALUE FD INV CL	15,785.66	12,922.18
MFO CAUSEWAY EMERGING MKTS FD INV CLASS	50,103.54	50,472.91
MFO CENTURY CAP MGMT TR SMALL CAP SELECTFD INV SHS	22,378.52	22,010.36
MFO CGM FOCUS FD	3,546,452.54	3,047,314.03
MFO CGM TR RLTY FD	1,042,844.76	1,090,029.75
MFO CL R-5 AMERN CAP WORLD GROWTH & INCOME FD	25,896.20	23,011.87
MFO CLIPPER FD INC COM OPEN END FD	49,259.39	44,846.71
MFO COHEN & STEERS ASIA PAC RLTY SHS INCCL A	13,000.09	8,633.34
MFO COHEN & STEERS DIVID VALUE FD INC FORMER CL A SHS	7,019.34	8,313.00
MFO COHEN & STEERS INSTL GLOBAL RLTY SHSINC COM	67,290.27	55,371.57
MFO COHEN & STEERS INTL RLTY FD INC CL A	2,686.33	1,924.65
MFO COHEN & STEERS INTL RLTY FD INC CL I	14,330.36	9,739.59
MFO COHEN & STEERS RLTY INC FD INC NEW FO CL A	12,423.83	9,055.69
MFO COHEN & STEERS RLTY SHS INC COM	968,609.05	934,836.67
MFO COLUMBIA ACORN TR FD CL Z FUND CL Z	324,837.70	380,981.65
MFO COLUMBIA ACORN TR INTL CL Z DO NOTUSE SEE 2006447	106,555.56	112,734.48
MFO COLUMBIA ACORN TR SELECT CL Z	30,663.41	39,100.04
MFO COLUMBIA ACORN TR USA CL Z	10,000.00	10,387.47
MFO COLUMBIA FDS SER TR CONV SECS FD CL Z	1,009.83	1,044.13
MFO COLUMBIA FDS SER TR HIGH INCOME FD CL Z	15,934.32	16,253.09
MFO COLUMBIA FDS SER TR I CONTRARIAN CORE FD CL Z	70,750.58	83,042.82
MFO COLUMBIA FDS SER TR I EMERGING MKTS FD CL Z	296,802.05	264,334.68
MFO COLUMBIA FDS SER TR I ENERGY & NAT RES FD CL Z	355,042.37	341,982.03
MFO COLUMBIA FDS SER TR I FORMERLY COLUMBIA STRATEGIC INC FD CL Z	29,364.49	30,028.07
MFO COLUMBIA FDS SER TR I MID CAP GROWTHFD CL Z	5,000.00	6,772.65
MFO COLUMBIA FDS SER TR I SELECT LARGE CAP GROWTH FD CL Z	240,481.64	317,944.76
MFO COLUMBIA FDS SER TR I SELECT SMALL CAP FD CL Z	81,651.24	84,631.14
MFO COLUMBIA FDS SER TR I TECHNOLOGY FD CL Z	159,425.40	164,379.42
MFO COLUMBIA FDS SER TR I VALUE & RESTRUCTURING FD CL Z	1,431,208.75	1,526,921.69
MFO COLUMBIA FDS SER TR MARSICO 21ST CENTURY FD CL Z	161,070.35	147,117.30
MFO COLUMBIA FDS SER TR MARSICO GROWTH FD CL Z	86,599.61	100,005.88
MFO COLUMBIA FDS SER TR MARSICO INTL OPPORTUNITIES FD CL Z	63,639.72	53,214.48
MFO COLUMBIA FDS SER TR MID CAP INDEX FDCL Z	10,224.25	12,120.55
MFO COLUMBIA FDS SER TR MID CAP VALUE FDCL Z	236,024.73	227,061.57
MFO COLUMBIA MID CAP VALUE OPPORTUNITY FUND A	7,547.11	8,664.51
MFO COLUMBIA SELECT LARGE CAP VALUE FUND	38,758.73	41,279.33
MFO CONSTELLATION FDS CIP ULTRA SHORT DURATION FXD INC FD	106,582.69	102,562.11
MFO CONSTELLATION FDS SANDS CAP SELECT GROWTH FD CL II	204,721.00	229,326.14
MFO CONSTELLATION FDS TIP HEALTHCARE & BIOTECHNOLOGY FD CL II	2,969.80	2,628.45
MFO CR SUISSE LARGE CAP BLEND FD INC FORCL A	7,605.35	8,376.62
MFO CREDIT SUISSE COMMODITY-RETURN PLUS STRATEGY FD COM CL	37,778.05	44,508.81
MFO CRM MID CAP VALUE INV SH	51,262.11	55,282.75
MFO CROFT FDS CORP CROFT-LEOMINSTER VALUE FD	206,240.05	244,302.53
MFO CULLEN FDS TR HIGH DIVIDEND EQUITY FD	5,615.73	6,098.77
MFO CULLEN FDS TR INTL HIGH DIVIDEND FD RETAIL CL	37,598.64	29,732.67
MFO CULLEN FDS TR VALUE FD	128,336.57	130,396.88
MFO DAVIS N.Y VENTURE FD INC CL A	404,447.39	383,634.63
MFO DBLAINE INVT TR DBLAINE FD CL A	6,766.90	6,749.03
MFO DELAWARE GROUP GLOBAL & INTL FDS INCEMERGING MKTS FD CL A	4,525.69	4,864.69
MFO DELAWARE POOLED TR DIVERSIFIED INCOME FD CL A	72,900.75	71,463.62
MFO DEUTSCHE BK AG LONDON BRH POWERSHARES DB BASE METALS DOUBLE	5,797.47	9,637.00
MFO DFA EMERGING MARKETS VALUE	105,356.97	111,412.00
MFO DFA GLOBAL BD FD OPEN END FD	285,933.43	277,988.35
MFO DFA INTL SMALL CO PORTFOLIO FD	121,446.72	141,215.03
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS CORE EQUITY PORT	233,526.25	337,386.84
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS PORTFOLIO	27,514.02	38,080.82
MFO DFA INVT DIMENSIONS GROUP INC EMERGING MKTS SMALL CAP PORTFOLIO	149,875.46	183,306.93
MFO DFA INVT DIMENSIONS GROUP INC GLOBALREAL ESTATE SECS PORTFOLIO	174,274.14	191,933.17
MFO DFA INVT DIMENSIONS GROUP INC LWAS/DFA INTL HIGH BOOK TO MKT PORTFOLIO	38,807.07	29,134.86
MFO DFA INVT DIMENSIONS GROUP INC SHORT-TERM GOVT PORTFOLIO	151,192.53	149,132.67
MFO DFA INVT DIMENSIONS GROUP INC ASIA PACIFIC RIM SMALL CO PORT	36,979.34	38,502.48
MFO DFA INVT DIMENSIONS GROUP INC FXD INCOME PORTFOLIO	215,694.52	214,963.67
MFO DFA INVT DIMENSIONS GROUP INC INTER GOVT BD PORTFOLIO	74,084.20	79,201.17
MFO DFA INVT DIMENSIONS GROUP INC INTL CORE EQUITY PORTFOLIO	570,362.00	578,234.76
MFO DFA INVT DIMENSIONS GROUP INC INTL REAL ESTATE SECS PORT	120,433.30	89,174.93
MFO DFA INVT DIMENSIONS GROUP INC INTL SMALL CAP VALUE PORTFOLIO	240,617.66	240,312.79
MFO DFA INVT DIMENSIONS GROUP INC INTL VECTOR EQUITY PORTFOLIO	179,038.91	202,272.61
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP HI BOOK MKT PORTFOLIO	403,454.74	428,502.98
MFO DFA INVT DIMENSIONS GROUP INC LARGE CAP INTL PORTFOLIO	67,063.67	72,565.70
MFO DFA INVT DIMENSIONS GROUP INC REAL ESTATE SECS PORTFOLIO	226,207.46	208,995.37
MFO DFA INVT DIMENSIONS GROUP INC SHORT TERM EXTENDED QUALITY PORT	452,205.46	453,303.37
MFO DFA INVT DIMENSIONS GROUP INC TWO YRGLOBAL FXD INCOME PORTFOLIO	288,147.31	285,153.04
MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 1 PORT	33,718.70	32,933.67

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO DFA INVT DIMENSIONS GROUP INC U S CORE EQUITY 2 PORT	440,825.15	454,392.37
MFO DFA INVT DIMENSIONS GROUP INC U S MICRO CAP PORTFOLIO	122,258.88	122,230.70
MFO DFA INVT DIMENSIONS GROUP INC U S TARGETED VALUE PORTFOLIO	36,401.33	53,932.14
MFO DFA INVT DIMENSIONS GROUP INC U S VECTOR EQUITY PORT	409,392.83	510,018.52
MFO DFA SELECTIVELY HEDGED GLOBAL FIXED INCOME PORTFOLIO	91,586.75	93,702.56
MFO DFA U.S SMALL CAP VALUE PORTFOLIO	204,204.10	218,983.68
MFO DFA US SMALL CAP PORTFOLIO	150,223.45	162,828.16
MFO DIAMOND HILL FDS LARGE CAP FD CL A	28,544.38	26,684.73
MFO DIAMOND HILL FDS LONG-SHORT FD	53,742.46	50,509.49
MFO DIAMOND HILL FDS SMALL CAP FD	31,773.26	35,667.70
MFO DIMENSIONAL FD ADVISORS INTL VALUE PORTFOLIO	192,502.77	209,192.98
MFO DIMENSIONAL INVT GROUP INC DFA INTL VALUE PORTFOLIO III	23,546.69	19,323.36
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA TWO YR FXD INCOME PORTFOLIO	29,298.31	29,643.27
MFO DIMENSIONAL INVT GROUP INC LWAS/DFA U S HIGH BOOK TO MKT PORTFOLIO	33,048.88	34,403.18
MFO DIMENSIONAL INVT GROUP INC U S LARGECO PORT	394,474.93	409,207.67
MFO DIMENSIONAL INVT GROUP INC US LARGE CAP VALUE PORTFOLIO III	59,256.75	51,560.64
MFO DIREXION FDS COMMODITY TRENDS STRATEGY FD INV CL	13,465.57	12,608.80
MFO DIREXION FDS MONTHLY 10 YR NOTE BULL2X FD	115,553.17	102,671.05
MFO DIREXION FDS MONTHLY COMMODITY BULL 2X FD	3,138.67	6,708.71
MFO DIREXION FDS MONTHLY EMERGING MKTS BULL 2X FD	12,699.33	16,149.40
MFO DIREXION FDS MONTHLY LATIN AMERN BULL 2X FD INV CL	19,521.00	19,948.25
MFO DODGE & COX BALANCED FD COM	213,647.02	214,111.66
MFO DODGE & COX FDS GLOBAL STK FD	45,685.62	70,115.79
MFO DODGE & COX INC FD	971,539.77	1,006,783.99
MFO DODGE & COX INTL STK FD	3,319,860.63	3,193,806.80
MFO DODGE & COX STOCK FD OPEN END FD	880,056.56	892,012.60
MFO DOMINI SOCIAL INVT TR INTERNATIONAL SOCIAL EQUITY TR	26,334.73	28,495.78
MFO DOUBLELINE TOTAL RET BD-N	1,270,302.93	1,250,604.63
MFO DOUBLELINE TOTAL RETURN BOND FUND-I	127,737.33	135,270.02
MFO DREMAN CONTRARIAN FDS CONTRARIAN SMALL CAP VALUE FD RETAIL CL	63,096.23	72,673.14
MFO DREYFUS / LAUREL FDS INC BD MKT INDEX FD INV SHS	66,592.05	69,227.04
MFO DREYFUS / LAUREL FDS TR PREMIER EMERGING MKTS DEBT	7,444.86	8,145.08
MFO DREYFUS APPRECIATION FD INC	20,805.95	19,629.83
MFO DREYFUS EMERGING ASIA FD CL A	12,500.00	15,608.45
MFO DREYFUS EMERGING MKTS FD CL A	53,507.98	66,901.37
MFO DREYFUS GNMA FD INC COM	10,256.23	11,110.96
MFO DREYFUS GREATER CHINA FD CL A	31,042.63	33,807.18
MFO DREYFUS INDEX FDS INTL STK FD	58,114.34	49,590.65
MFO DREYFUS INDEX FDS S&P 500 INDEX FD	153,652.19	192,218.74
MFO DREYFUS INDEX FDS SMALL CAP STK FD	248,591.79	313,465.89
MFO DREYFUS INTMED TERM INC-A	131,220.19	137,239.47
MFO DREYFUS INVT GRADE FDS INC FORMERLY DRE INFLATION ADJ SECS FD INV SHS	6,000.00	6,861.49
MFO DREYFUS MIDCAP INDEX FD	41,178.58	44,636.74
MFO DREYFUS OPPORTUNISTIC MID CAP VALUE A	15,013.34	18,826.38
MFO DREYFUS OPPORTUNISTIC S/C	177,338.38	198,692.51
MFO DRIEHAUS ACTIVE INCOME FUND	5,000.00	5,013.62
MFO DRIEHAUS MUT FDS EMERGING MKTS GROWTH FD	889,048.35	855,327.37
MFO DRIEHAUS MUT FDS INTERNATIONAL DISCOVERY FD	174,189.51	163,712.82
MFO DRIEHAUS MUT FDS INTL SMALL CAP GROWTH FD	19,036.90	19,969.97
MFO DUNDEEWEALTH FDS DYNAMIC GOLD & PRECIOUS METALS FD CL I	65,056.76	74,293.51
MFO DWS EQUITY TR ALTERNATIVE ASSET ALLOCATION PLUS FD	13,165.00	15,315.95
MFO DWS EQUITY TR SELECT ALTERNATIVE ALLOCATION FD CL S	30,758.62	30,521.32
MFO DWS GLOBAL / INTL FD INC EMERGING MKTS FIXED INCOME FD CL S	9,310.01	8,518.19
MFO DWS GLOBAL / INTL FD INC GLOBAL THEMATIC FD CL S	8,634.76	6,582.99
MFO DWS INTL FD INC EMERGING MKTS EQTY FD CL A	41,862.89	54,199.60
MFO DWS INVT TR CAP GROWTH FD CL S	14,836.43	21,670.49
MFO DWS TECHNOLOGY FD CL S	10,010.04	10,523.66
MFO DWS VALUE SER INC SMALL CAP VALUE FDCL A	14,977.66	16,842.25
MFO E I I RLTY SECS TR INTL PPTY FD INSTL SHS	10,198.16	9,859.12
MFO EAGLE MID CAP STOCK FUND-A	10,000.00	12,407.74
MFO EATON VANCE GOVT OBLIGS TR SH BEN INT OPEN END	70,389.78	69,424.33
MFO EATON VANCE GROWTH TR WORLDWIDE HLTHSCIENCES FD CL A	5,076.99	5,166.02
MFO EATON VANCE INC FD BSTN INC COM	23,723.28	24,070.49
MFO EATON VANCE MUT FDS TR FLTG RATE & HIGH INCOME FD ADVISERS	10,937.00	9,918.03
MFO EATON VANCE MUT FDS TR FLTG RATE FD ADVISERS CL	82,255.29	84,027.22
MFO EATON VANCE MUT FDS TR STRATEGIC INCFD CL A	208,087.35	222,332.65
MFO EATON VANCE SPL INVT TR DIVIDEND BUILDER FD CL A	34,843.14	27,897.05
MFO EATON VANCE SPL INVT TR GREATER INDIA FD CL A	47,852.30	54,001.13
MFO EATON VANCE SPL INVT TR LARGE-CAP VALUE FD CL A	1,544.99	1,345.04
MFO ENERVEST DIVERSIFIED INC TR DO NOTUSE SEE SEC #2029902	20,552.64	26,760.50
MFO EUROPACIFIC GROWTH FD CL F-1	1,130,721.75	1,189,975.94
MFO EUROPACIFIC GROWTH FD CL R-5	99,400.76	93,489.69
MFO EUROPACIFIC GROWTH FD OPEN END FD	9,303.00	8,259.89
MFO EUROPACIFIC GROWTH FD SHS CL F-2	25,896.48	29,905.02
MFO FAIRHOLME FDS INC COM	7,999,180.87	9,581,587.86

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO FAIRHOLME FOCUSED INCOME FNDD	25,944.61	26,847.98
MFO FBR FDS GAS UTIL INDEX FD INV CL	16,296.66	17,713.29
MFO FBR FDS SMALL CAP FINL FD INV CL	169,291.55	181,579.58
MFO FBR FOCUS FD	136,372.81	160,849.84
MFO FEDERATED EQUITY FDS KAUFMAN SMALL CAP FD CL A	10,352.96	11,270.53
MFO FEDERATED EQUITY FDS KAUFMANN FD CL A SHS	7,046.92	8,334.74
MFO FEDERATED EQUITY FDS KAUFMANN FD CL R SHS	31,290.71	29,362.72
MFO FEDERATED EQUITY FDS PRUDENT BEAR FDCL A SHS	732,540.17	530,753.72
MFO FEDERATED GNMA TR	52,989.25	53,611.06
MFO FEDERATED INCOME SECS TR SHORT-TERM INCOME FD INSTL SHS	115,010.29	116,439.98
MFO FEDERATED INCOME TR SH BEN INT INSTLSH	252,966.65	255,031.63
MFO FEDERATED TOTAL RETURN BOND CL A	110,598.14	112,513.26
MFO FEDERATED TOTAL RETURN SERS INC TOTAL RETURN BD FD INSTL SVC	246,655.81	248,968.63
MFO FEDERATED US GOVT BOND SS	30,878.14	24,834.34
MFO FEDT ARMS FD SH BEN INT INSTL SHS	81,050.87	81,133.55
MFO FEDT EQTY FDS CAP APPREAC FD CL A	49,669.43	57,047.29
MFO FEDT HI INC FD CL A	7,365,276.51	7,650,414.26
MFO FEDT US GOVT SEC FD 2-5 YRS OPEN ENDFD	28,377.87	27,885.65
MFO FID ADVISIOR GROWTH OPPORTUNITIES INSTL CL FD#688	98,199.95	98,233.64
MFO FID ADVISOR HI INC ADVANTAGE I	27.64	30.28
MFO FID ADVISOR HI INC ADVANTAGE T	9,926.72	9,387.01
MFO FID CAP & INC FD SH BEN INT	117,192.71	127,998.82
MFO FID CHINA REGION FD	19,888.24	23,481.39
MFO FID DIVERSIFIED INTL FD OPEN END FD	247,902.93	286,709.47
MFO FID EQTY INC FD SH BEN INT	10,743.17	10,819.93
MFO FID FINL TR CONV SEC FD	85,339.09	95,588.77
MFO FID GINNIE MAE FD	72,880.19	75,365.69
MFO FID INDEPENDENCE FD	110,589.42	101,943.95
MFO FID INTER GOVT INC FD	41,085.56	39,825.66
MFO FID INVT TR EMERGING MKTS FD	92,442.77	86,624.04
MFO FID MID CAP STK FD	18,356.51	21,422.88
MFO FID SELECT AMER GOLD PORTFOLIO FD OPEN END FD	258,855.11	325,461.11
MFO FID SELECT MATERIALS	14,579.16	16,032.93
MFO FID SELECT PORTFOLIOS BKG PORTFOLIO	73,103.54	81,736.16
MFO FID SELECT PORTFOLIOS CHEMS PORTFOLIO	12,073.60	12,917.33
MFO FID SELECT PORTFOLIOS COMPUTERS PORTFOLIO	10,780.00	13,805.92
MFO FID SELECT PORTFOLIOS DEFENSE & AEROSPACE PORTFOLIO	10,931.57	9,502.42
MFO FIDELITY ADV GLOB COMM ST	25,045.92	28,572.93
MFO FIDELITY ADVISOR SER I DIVIDEND GROWTH FD CL A	29,242.44	32,640.64
MFO FIDELITY ADVISOR SER I SMALL CAP FUND INSTL CL	29,835.67	41,024.29
MFO FIDELITY ADVISOR SER II FLTG RATE HIGH INCOME FD	25,362.31	25,622.91
MFO FIDELITY ADVISOR SER II FLTG RATE HIGH INCOME FD CL A	15,425.49	15,824.46
MFO FIDELITY ADVISOR SER VII UTILS FD INSTL CL	19,057.21	15,284.60
MFO FIDELITY ADVISOR SER VIII STRATEGIC INCOME FD CL A	15,950.21	16,107.48
MFO FIDELITY ADVISOR SERIES II HIGH INCOME FD CL INSTL CL	4,872.91	6,366.93
MFO FIDELITY BALANCED FD OPEN END FD	4,115.74	4,014.36
MFO FIDELITY COMWLTH TR LARGE CAP STK FD	37,661.11	45,996.83
MFO FIDELITY COMWLTH TR STK SELECTOR SM CAP FD	6,488.96	6,631.45
MFO FIDELITY COMWLTH TR STRATEGIC REAL RETURN FD	20,709.08	21,931.95
MFO FIDELITY CONCORD STR TR SPARTAN TOTAL MKT INDEX FD FIDELITY	141,496.94	195,744.80
MFO FIDELITY CONCORD STR TR SPARTAN TOTAL MKT INDEX FD INV CL	210,164.71	234,545.96
MFO FIDELITY CONCORD STR TR SPARTAN INTLINDEX FD INV CL	3,741.73	4,128.71
MFO FIDELITY CONTRAFUND ADVISOR NEW INSIGHTS FD INSTL CL	238,781.98	255,316.77
MFO FIDELITY CONTRAFUND INC OPEN END FD	1,337,561.46	1,468,205.63
MFO FIDELITY DVD GROWTH FD OPEN END FD	25,215.61	37,905.09
MFO FIDELITY EQTY INC FD REAL ESTATE INVT PORTFOLIO OPEN END FD	144,916.58	171,713.40
MFO FIDELITY GOVT INC FD	20,800.79	20,638.80
MFO FIDELITY GROWTH COMPANY FUND	207,087.71	326,734.27
MFO FIDELITY HASTINGS STR TR GROWTH DISCOVERY FD	40,786.33	42,611.60
MFO FIDELITY INCOME FD ADVISOR TOTAL BD FD INSTL CL	31,804.26	32,188.14
MFO FIDELITY INVT TR ADVISOR CANADA FD CL A	5,083.76	6,227.56
MFO FIDELITY INVT TR CDA FD	373,484.98	415,622.41
MFO FIDELITY INVT TR emerging asia fd	93,187.33	95,839.44
MFO FIDELITY INVT TR EUROPE CAP APRRECIATION FD	15,929.55	11,636.26
MFO FIDELITY INVT TR INTL DISCOVERY FD	239,010.62	210,415.64
MFO FIDELITY INVT TR NEW MKTS INCOME FD	64,752.39	64,771.63
MFO FIDELITY INVT TR WORLDWIDE FD OPEN END FD	5,247.75	4,465.19
MFO FIDELITY LOW PRICED STOCK FUND	347,313.43	420,161.44
MFO FIDELITY MAGELLAN FD INC OPEN END FD	163,082.19	141,106.12
MFO FIDELITY NEW LATIN AMER FD OPEN END FD	107,392.32	108,609.12
MFO FIDELITY OTC PORTFOLIO OPEN END FD	145,742.94	187,887.46
MFO FIDELITY OVERSEAS FD OPEN END FD	11,005.33	11,341.40
MFO FIDELITY PURITAN FD OPEN END FD	159,936.23	161,665.21
MFO FIDELITY PURITAN TR GLOBAL BALANCED FD	62,877.37	72,732.61
MFO FIDELITY PURITAN TR VALUE DISCOVERY FD	19,715.90	16,006.04

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO FIDELITY SCH STR TR STRATEGIC INCOMEFD	88,587.51	91,438.61
MFO FIDELITY SECS FD BLUE CHIP GROWTH FD	182,239.00	216,330.70
MFO FIDELITY SECS FD INTL REAL ESTATE FD	25,219.31	17,981.20
MFO FIDELITY SECS FD LEVERAGED CO STOCK FD	70,153.22	80,219.83
MFO FIDELITY SECS FD SMALL CAP GROWTH FD	9,371.04	8,956.73
MFO FIDELITY SECS FD SMALL CAP VALUE FD	10,153.19	10,598.02
MFO FIDELITY SELECT PORTFOLIOS AIR TRANSN PORTFOLIO	73,359.31	83,577.47
MFO FIDELITY SELECT PORTFOLIOS BOKERAGE & INVT MGMT PORTFOLIO	15,384.92	18,154.41
MFO FIDELITY SELECT PORTFOLIOS ENERGY PORTFOLIO	59,900.05	59,044.72
MFO FIDELITY SELECT PORTFOLIOS ENERGY SVC PORTFOLIO	8,152.28	7,244.75
MFO FIDELITY SELECT PORTFOLIOS MED DELIVER OPEN END FD	83,219.72	83,680.00
MFO FIDELITY SELECT PORTFOLIOS MEDICAL EQUIPMENT & SYS PORTFOLIO	12,470.13	14,016.76
MFO FIDELITY SELECT PORTFOLIOS NAT GAS PORTFOLIO	11,793.56	7,606.54
MFO FIDELITY SELECT PORTFOLIOS NATURAL RES PORTFOLIO	26,651.40	23,142.07
MFO FIDELITY SELECT PORTFOLIOS TRANSN PORTFOLIO	9,391.79	10,512.51
MFO FIDELITY SMALL CAP STK FD	41,133.49	46,743.63
MFO FIDELITY SPARTAN INTERMEDIATE TREASURY BOND INDEX FUND IV	30,467.99	28,616.14
MFO FIDELITY SPL SITUATIONS FD SH BEN INT	101,511.79	111,044.24
MFO FIDELITY UN STR TR EXPORT & MULTINATIONAL FD	15,295.82	13,838.55
MFO FIDELITY VALUE FD OPEN END FD	48,898.72	54,689.26
MFO FINANCIAL INVS TR CLOUGH CHINA FD CLA	5,052.06	5,504.82
MFO FIRSTHAND FDS TECHNOLOGY VALUE FD	15,692.99	6,365.79
MFO FLEMING CAP MUT FD GROUP J P MORGAN MID CAP VALUE FD CL A	139,435.46	150,698.29
MFO FLEMING CAP MUT FD GROUP J P MORGAN MID CAP VALUE FD CL I	22,787.21	24,216.49
MFO FMI COM STK FD INC COM	187,007.86	234,395.47
MFO FMI FDS INC	2,096,206.73	2,349,172.77
MFO FMI FDS INC FOCUS FD	301,341.87	384,518.45
MFO FMI MUT FDS INC PROVIDENT TR STRATEGY FD	21,047.89	23,446.85
MFO FORESTER FDS INC VALUE FD	34,762.22	39,645.27
MFO FORUM FDS ABSOLUTE STRATEGIES FD INSTL SHS	77,223.74	82,255.83
MFO FORUM FDS MERK ASIAN CURRENCY FD INVSHS	97,340.09	100,082.98
MFO FORUM FDS MERK HARD CURRENCY FD INVSSHS	8,930,203.61	9,141,613.83
MFO FORUM FDS POLARIS GLOBAL VALUE FD	83,195.80	74,042.05
MFO FORWARD FDS INTL REAL ESTATE FD CL A	13,819.70	15,136.19
MFO FORWARD SMIDPLUS INSTL	22,028.76	20,712.24
MFO FPA CAP FD INC COM STK OPEN END FD	2,089.55	2,406.99
MFO FPA FDS TR FPA CRESCENT PORTFOLIO INSTL CL SHS	259,655.30	278,595.18
MFO FPA NEW INCOME INC COM	462,389.45	453,921.65
MFO FPA PERENNIAL FD INC COM	19,886.33	22,262.05
MFO FRANKLIN / TEMPLETON GLOBAL TR HARD CURRENCY FD ADVISOR CL	12,736.10	13,349.20
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN INCOME FD ADVISOR CL	31,568.19	28,672.28
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN INCOME FD CL A	305,147.55	315,254.28
MFO FRANKLIN CUSTODIAN FDS INC FRANKLIN UTILS FD CL A	26,246.33	31,562.16
MFO FRANKLIN HIGH INCOME TR FD CL A	27,915.64	35,118.32
MFO FRANKLIN INVS SECS TR CONV SECS FD CL A	10,125.50	10,287.25
MFO FRANKLIN INVS SECS TR LOW DURATION TOTAL RETURN FD CL A	79,837.95	79,684.80
MFO FRANKLIN MANAGED TR RISING DIVIDS FDCL A RISING DIVIDEND FUND CL I	57,976.35	64,743.67
MFO FRANKLIN STRATEGIC SER NAT RES FD CLA	41,429.80	63,291.12
MFO FRANKLIN VALUE INVS TR SMALL CAP VALUE FD CL A	21,590.06	22,478.40
MFO FREMONT MUT FDS INC U S MICRO-CAP FD	10,419.56	15,301.77
MFO FRKLN GOLD & PRECIOUS METALS FD F/K/A FRKLN GOLD FD SH BEN INT CL A	63,182.47	85,949.53
MFO FRKLN MICROCAP FD CL 1	7,565.00	7,190.92
MFO FRKLN MUT SHARES-1	45,086.86	37,512.70
MFO FRONTEGRA FDS INC COLUMBUS CORE PLUSFD	40,755.60	39,962.68
MFO FUNDAMENTAL INVS CL F-1	81,724.08	90,482.52
MFO FUNDAMENTAL INVS CL R-5	60,948.07	72,931.87
MFO FWD FDS INC INTL SMALL COS FD INV CL	84,404.10	67,042.86
MFO GABELLI AST FD SH BEN INT OPEN END FD	459,271.37	494,915.99
MFO GABELLI EQTY INC FD	349,685.91	371,994.45
MFO GABELLI SMALL CAP GROWTH FD OPEN ENDFD	397,881.14	492,295.78
MFO GABELLI UTILS FD CL AAA SHS	20,192.00	19,938.08
MFO GABELLI VALUE FD INC COM OPEN END FD	43,982.04	42,425.80
MFO GAMCO GLOBAL SER FDS INC TELECOMMUNICATIONS FD CL AAA	3,423.43	2,838.56
MFO GAMCO GOLD FD INC CL AAA	674,861.25	971,779.18
MFO GAMCO WESTWOOD FDS MIGHTY MITES FD AAA	94,105.62	103,695.04
MFO GAMCO WESTWOOD FDS SMALL CAP EQUITY FD AAA	12,168.59	13,920.58
MFO GATEWAY TR FD CL A	33,983.69	34,679.32
MFO GE FDS U S EQUITY FD CL A	8,391.62	9,063.55
MFO GLENMEDE LARGE CAP VALUE PORTFOLIO	21,682.64	24,761.76
MFO GOLDMAN SACHS TR GLOBAL INCOME FD CLA	12,225.48	12,289.72
MFO GOLDMAN SACHS TR GROWTH OPPORTUNITIES FD CL A SHS	6,606.51	7,806.40
MFO GOLDMAN SACHS TR HI YIELD FD CL A SHS	34,317.70	33,742.87
MFO GOLDMAN SACHS TR MID CAP EQUITY FD CL A	28,152.57	26,689.10
MFO GOLDMAN SACHS TR REAL ESTATE SECURITIES FD CL A	10,000.00	10,435.15
MFO GOLDMAN SACHS TR SHORT DURATION GOVTFD CL A	16,101.88	16,021.11

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO GOLDMAN SACHS TR SMALL CAP VALUE FD CL A SHS	21,779.93	26,919.86
MFO GREENSPRING FD OPEN END FD	39,697.50	44,157.71
MFO GROWTH FD AMER INC CAP OPEN END FD	85,321.27	77,665.96
MFO GROWTH FD AMER INC CL F-1	484,231.95	484,752.67
MFO GROWTH FD AMER INC CL R-5	182,501.13	180,913.52
MFO GUINNESS ATKINSON FDS ALTERNATIVE ENERGY FD	41,146.64	15,721.74
MFO GUINNESS ATKINSON FDS ASIA FOCUS FD	15,224.85	15,533.14
MFO GUINNESS ATKINSON FDS ASIA PACIFIC DIV FD	2,479.27	2,274.87
MFO GUINNESS ATKINSON FDS CHINA & HONG KONG FD	194,717.83	208,606.94
MFO GUINNESS ATKINSON FDS GLOBAL ENERGY FD	44,008.17	45,588.21
MFO HANCOCK JOHN INVT TR GLOBAL OPPTYS FD CL A	166,224.04	185,029.42
MFO HANCOCK JOHN INVT TR LARGE CAP EQUITY FD CL A	17,897.87	19,860.18
MFO HARBOR COMMODITY REAL RETURN STRATEGY FD INSTL	11,797.36	13,360.78
MFO HARBOR FD BD FD INSTL CL	642,950.76	636,637.13
MFO HARBOR FD CAP APPRECIATION FD INV CL	67,205.40	86,338.30
MFO HARBOR FD HIGH-YIELD BD FD INV CL	54,321.42	59,296.01
MFO HARBOR FD INTL FD INSTL CL	286,824.50	289,511.47
MFO HARBOR FD INTL FD INV CL	642,913.20	685,400.64
MFO HARBOR FD MID CAP GROWTH FD INV CL	15,768.12	14,923.20
MFO HARDING LOEVNER FDS INC EMERGING MKTS PORTFOLIO	1,592,723.31	2,047,296.84
MFO HARRIS ASSOC INVT TR OAKMARK GLOBAL SELECT FD CL I	4,848.46	8,499.76
MFO HARRIS ASSOC INVT TR OAKMARK INTL SMALL CAP FD CL I	207,736.92	240,252.78
MFO HARTFORD MUT FDS INC CAP APPRECIATION II FD CL A	44,268.85	46,530.31
MFO HARTFORD MUT FDS INC FLTG RATE FD CLI	38,809.87	39,916.01
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 CAP APPREC FD CL A	155,757.58	169,052.09
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 GLOBAL HEALTH FD CL A	35,080.90	37,886.55
MFO HARTFORD MUT FDS INC FOR FUTURE ISSUES SEE 416646 MIDCAP FD CL A	40,000.00	51,485.37
MFO HARTFORD MUT FDS INC GLOBAL ALL ASSET FD CL A	202,220.20	211,159.08
MFO HARTFORD-FORTIS SER FD INC GROWTH OPPTYS FD CL A	25,185.48	36,228.64
MFO HBR FD CAP APPRECIATION FD	67,961.14	89,782.02
MFO HEARTLAND GROUP INC SELECT VALUE FD INVESTOR FD	5,106.76	5,472.36
MFO HEARTLAND GROUP INC VALUE PLUS FUND INVESTOR CL	177,803.34	211,847.78
MFO HEARTLAND VALUE FD OPEN END FD	35,108.15	44,074.20
MFO HENDERSON GLOBAL FDS EUROPEAN FOCUS FD CL A SHS	5,300.50	5,878.46
MFO HENNESSY FDS TR CORNERSTONE GROWTH FD SER II	21,061.36	12,163.02
MFO HENNESSY MUT FDS INC CORNERSTONE GROWTH FD	174,660.41	99,292.59
MFO HENNESSY MUT FDS INC CORNERSTONE VALUE FD	38,091.02	43,152.60
MFO HENNESSY MUT FDS INC FOCUS 30 FD	88,886.75	99,617.18
MFO HENSSLER FDS INC EQUITY FD	42,235.76	44,450.80
MFO HOOVER SMALL CAP EQUITY	94,280.95	74,221.19
MFO HUSSMAN INVT TR STRATEGIC GROWTH FD	583,542.96	525,590.71
MFO HUSSMAN INVT TR STRATEGIC TOTAL RETURN FD	388,561.24	395,427.45
MFO ICON FDS ASIA-PACIFIC REGION FD	16,451.38	15,631.97
MFO ICON FDS ENERGY FD CL S	427,677.95	460,698.66
MFO ICON FDS EQUITY INCOME FD CL I	20,719.66	19,806.82
MFO ICON FDS HEALTHCARE FD CL S	24,008.46	19,053.71
MFO ICON FDS INDUSTRIALS FD CL S	8,079.44	9,698.55
MFO ICON FDS MATERIALS FD CL S	51,174.22	43,197.07
MFO INCOME FD AMER INC CL A	19,430.72	16,826.85
MFO INCOME FD AMER INC CL F-1	27,805.61	23,716.64
MFO INCOME FD AMER INC CL R-5	216,552.00	219,574.13
MFO ING GLOBAL REAL ESTATE FD-W	29,996.22	40,386.07
MFO ING INTERNATIONAL SMALLCAP MULTI-MANAGER FUND CL W	24,153.49	21,262.74
MFO ING MUT FDS FOR FUTURE ISSUES SEE 44980Q RUSSIA FD CL A	5,351.92	9,029.78
MFO ING MUT FDS GLOBAL BD FD CL A	3,908.78	3,882.37
MFO ING MUT FDS GLOBAL REAL ESTATE FD CL	42,647.97	44,692.15
MFO ING MUT FDS VALUE CHOICE FD CL A	23,145.93	27,496.17
MFO ING SER FD INC INDEX PLUS MID CAP FDCL A	10,027.02	11,197.87
MFO INTECH RISK-MANAGED CORE-T	16,913.41	16,736.96
MFO INTERMEDIATE BD FD AMER CL F-1	55,342.82	54,319.09
MFO INTERNATIONAL FD	1,582,207.30	1,777,643.48
MFO INTREPID CAP MGMT FDS TR SH BEN INT	49,391.78	54,356.09
MFO INTREPID CAP MGMT FDS TR SMALL CAP FD	15,398,391.42	16,548,231.87
MFO INVESCO CHARTER FUND-A	8,235.54	12,471.11
MFO INVESCO CONSTELLATION FUND-A	45,923.36	61,922.03
MFO INVESCO DEVELOPING MKTS FD-A	9,900.81	10,010.63
MFO INVESCO DYNAMICS FUND	1,522.99	1,728.04
MFO INVESCO ENERGY FUND A	13,375.36	11,676.17
MFO INVESCO ENERGY FUND-INV	3,950.05	5,820.14
MFO INVESCO GL HEALTH CARE-IV	19,052.47	16,176.58
MFO INVESCO INTERNATIONAL GROWTH FUND CL	61,233.02	91,633.58
MFO INVESCO TECHNOLOGY FUND-INV	10,962.20	6,472.17
MFO INVESCO VAN KAMPEN COMSTOCK CLASS A	74,931.75	66,823.81
MFO INVESCO VAN KAMPEN EQUITY & INCOME CLASS A	101,647.32	97,165.69
MFO INVESTMENT CO AMER CL R-5	62,488.95	55,462.76

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO IVA WORLDWIDE FD CL A	107,157.11	116,733.54
MFO IVA WORLDWIDE FD CL I	37,586.24	41,593.14
MFO IVY FDS GLOBAL NAT RES FD CL A	105,284.39	95,874.75
MFO IVY FDS GLOBAL NAT RES FD CL Y	97,403.71	98,626.44
MFO IVY FDS INC ASSET STRATEGY FD CL A	687,950.42	742,300.12
MFO IVY FDS INC ASSET STRATEGY FD CL I	36,518.23	43,750.99
MFO IVY FDS INC ASSET STRATEGY FD CL Y	101,994.58	117,289.29
MFO JACOB INTERNET FD INC SHS	10,409.31	12,380.54
MFO JAMES ADVANTAGE FDS BALANCED GOLDEN RAINBOW FD CL A	55,670.00	66,342.40
MFO JAMES ADVANTAGE FDS SMALL CAP FD CL A	12,392.35	11,680.31
MFO JANUS BALANCED FUND-T	340,311.41	361,305.69
MFO JANUS CONTRARIAN FUND-T	1,362,693.56	1,173,356.40
MFO JANUS ENTERPRISE-T	152,508.46	203,481.89
MFO JANUS FLEXIBLE BOND F-T	89,309.18	86,561.57
MFO JANUS FUND-T	51,872.95	54,017.37
MFO JANUS GLOBAL LIFE SCIENCES-T	31,841.26	34,526.55
MFO JANUS GLOBAL RESEARCH-T	80,069.83	84,893.82
MFO JANUS GLOBAL SELECT FUND T	488,505.23	528,256.55
MFO JANUS GLOBAL TECHNOLOGY-T	42,765.19	51,175.82
MFO JANUS GROWTH & INCOME-T	290,963.11	266,247.89
MFO JANUS HIGH YIELD FUND-T	469,772.83	503,169.56
MFO JANUS INVT FD FORTY FD CL T	20,000.00	20,458.58
MFO JANUS OVERSEAS FUND-T	2,853,057.87	3,338,347.15
MFO JANUS PERKINS MID CAP VAL-I	96.46	132.15
MFO JANUS RESEARCH CORE FUND-T	182,697.57	154,953.83
MFO JANUS RESEARCH FUND-T	132,810.08	145,259.51
MFO JANUS SHORT-TERM BOND FUND-T	132,251.01	133,215.39
MFO JANUS SMART PORT GROWTH-T	68,363.25	77,590.11
MFO JANUS TRITON FUND-T	169,115.90	206,532.06
MFO JANUS TWENTY FUND-T	75,492.31	108,513.07
MFO JANUS WORLDWIDE FUND-T	124,300.94	107,849.93
MFO JAPAN FD INC CL S COM	26,241.78	26,903.23
MFO JENSEN PORTFOLIO INC CL J SHS	360,454.79	402,017.42
MFO JENSEN PORTFOLIO INC CL R SHS	29,698.98	33,591.34
MFO JOHN HANCOCK BD FUND CL A	85,359.87	89,154.67
MFO JOHN HANCOCK CLASSIC VALUE-A	29,901.95	24,421.63
MFO JOHN HANCOCK FDS II FLOATING RATE INCOME FD CL A	53,852.34	53,587.55
MFO JOHN HANCOCK FDS II STRATEGIC INCOMEOPPTYS FD CL A	33,564.90	33,890.34
MFO JOHN HANCOCK FDS III DISCIPLINED VALUE FD CL A	230,259.72	242,701.47
MFO JPMORGAN STR INCOME OPP-A	18,163.46	18,271.37
MFO JPMORGAN TR I DISCIPLINED EQUITY FD SELECT CL	4,214.58	3,794.31
MFO JPMORGAN TR I EMERGING MKTS DEBT FD SELECT CL	12,633.45	11,533.37
MFO JPMORGAN TR I HIGHBRIDGE STATISTICALMKT NEUTRAL	24,172.04	23,107.59
MFO JPMORGAN TR I INTL OPPORTUNITIES FD CL A	1,194.64	1,591.81
MFO JPMORGAN TR I INTREPID EUROPEAN FD CL A	136,196.39	123,386.24
MFO JPMORGAN TR I STRATEGIC INCOME OPPTYS FD SELECT CL	58,415.20	59,832.18
MFO JPMORGAN TR I VALUE ADVANTAGE FD CL A	43,401.92	44,597.48
MFO JPMORGAN TR II CORE PLUS BD FD SELECT CL	17,352.78	14,560.43
MFO JPMORGAN TR II EQUITY INCOME FD CL A	69,539.16	95,339.77
MFO JPMORGAN TR II HI YIELD BD FD SELECT CL DO NOT USE SEE #3162010	37,938.92	40,525.97
MFO JPMORGAN TR II ltd duration bd fd cla	37,359.58	37,359.58
MFO JPMORGAN TR II U S REAL ESTATE FD CLA	10,842.00	12,208.04
MFO KALMAR POOLED INVT TR SMALL CAP GROWTH-W-VALUE FD	41,529.70	44,537.74
MFO KEELEY FDS INC SMALL CAP VALUE FD CLA SHS	168,715.22	166,378.11
MFO KEELEY FDS INC SMALL CAP VALUE FD CLI SHS	12,322.99	13,389.46
MFO KINETICS MUT FDS INC SMALL CAP OPPORTUNITIES FD	47,912.75	40,295.16
MFO KINETICS NEW PARADIGM FD	1,078,233.95	1,154,475.96
MFO KIRR MARBACH PARTNERS FDS INC VALUE FUND	96,364.63	103,467.59
MFO LARGE CAP VALUE	444,977.70	513,901.17
MFO LAUDUS TR GROWTH INVS U S LARGE CAP GROWTH FD	167,837.26	179,430.70
MFO LAUDUS TR MONDRIAN INTL FIXED INCOMEFD INSTL SHS	1,000.79	962.48
MFO LAZARD FDS INC EMERGING MKTS PORTFOLIO OPEN SHS	1,065,752.37	1,175,622.63
MFO LAZARD FDS INC INTL SMALL CAPITALIZATION PORT OPEN SHS	17,216.30	9,696.12
MFO LAZARD FDS INC MID CAP PORTFOLIO OPEN SHS	19,085.42	15,767.91
MFO LEGG MASON CAPITAL MANAGEMENT GROWTHTRUST INC-FI	5,561.90	4,569.43
MFO LEUTHOLD CORE INVT FD	51,497.59	53,019.37
MFO LEUTHOLD FDS INC ASSET ALLOCATIO FD	43,626.21	45,999.28
MFO LEUTHOLD FDS INC SELECT INDS FD	25,696.11	20,174.53
MFO LKCM SMALL CAP EQTY PORTFOLIO	21,643.17	20,700.37
MFO LONGLEAF PARTNERS FDS TR INTL FD	105,655.87	95,981.17
MFO LONGLEAF PARTNERS FDS TR SH BEN INT	581,926.59	561,000.85
MFO LONGLEAF PARTNERS FDS TR SMALL CAP FD	180,554.07	181,188.88
MFO LOOMIS SAYLES BOND FUND-RET	5,297,453.89	5,601,481.82
MFO LOOMIS SAYLES FDS II	519,029.07	568,293.92
MFO LOOMIS SAYLES FDS II FORMERLY LOOMISSA INVT GRADE BD FD CL Y	280,158.91	301,036.01

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO LOOMIS SAYLES FDS II FORMERLY LOOMISSA STRATEGIC INC FD CL Y	24,452.76	25,619.81
MFO LOOMIS SAYLES FDS II VALUE FD CL A	52,068.96	54,353.91
MFO LOOMIS SAYLES FDS MID CAP GROWTH FD RETAIL CL	17,704.15	20,558.93
MFO LOOMIS SAYLES INVT TR	977,501.13	1,067,575.79
MFO LOOMIS SAYLES INVT TR GLOBAL BD FD RETAIL CL	328,007.96	344,722.90
MFO LOOMIS SAYLES INVT TR SMALL CAP VALUE FD RETAIL CL	46,559.47	49,346.59
MFO LORD ABBETT SECS TR fundamental equity FD CL A	66,999.98	77,823.72
MFO LORD ABBETT SECS TR VALUE OPPTYS FD CL A	55,379.20	65,203.69
MFO MADISON MOSAIC EQUITY TR INVS FD	10,325.80	8,698.78
MFO MAINSTAY FDS CONV FD CL A MAINSTAY CONVERTIBLE FUND CL A	140,067.58	162,425.37
MFO MAINSTAY FDS HI YIELD CORP BD FD CL A	164,795.37	167,536.94
MFO MAINSTAY ICAP EQUITY-I	42,193.80	35,328.27
MFO MAINSTAY ICAP INTERNATION-I	88,520.69	73,577.46
MFO MAINSTAY ICAP SELECT EQTY-I	217,878.42	208,127.73
MFO MAINSTAY L/C GROWTH FD-A	143,847.51	172,764.04
MFO MAIRS & POWER INCOME FD INC COM	24,266.94	27,671.96
MFO MANAGERS FDS BD FD BOND FUND	170,124.92	177,309.84
MFO MANAGERS FDS CADENCE MID-CAP FD CL D	20,140.43	22,057.81
MFO MANAGERS FDS EMERGING MKTS EQUITY FD	8,495.38	9,354.98
MFO MANAGERS FDS INTERMEDIATE DURATION GOVT FD	41,268.10	41,539.55
MFO MANAGERS FDS PIMCO BD FD	27,682.35	27,979.03
MFO MANAGERS FDS SPL EQTY FD	151,412.62	153,897.70
MFO MANNING & NAPIER FD INC NEW EQUITY SER	78,943.06	95,211.01
MFO MANNING & NAPIER FD INC NEW PRO BLEND CONSERVATIVE TERM SER CL S	5,230.05	5,361.27
MFO MANNING & NAPIER FD INC NEW PRO BLEND EXTENDED TERM SER CL S	8,594.20	10,261.29
MFO MANNING & NAPIER FD INC NEW PRO BLEND MAXIMUM TERM SER CL S	251,257.92	279,945.60
MFO MANNING & NAPIER FD INC NEW PRO BLEND MODERATE TERM SER CL S	74,315.37	79,595.89
MFO MANNING & NAPIER FD INC NEW WORLD OPPTYS SER CL A	458,211.82	486,599.68
MFO MARKETOCRACY FDS MASTERS 100 FD	4,882.38	5,135.60
MFO MARSHALL SMALL CAP GROWTH FDS INC	129,813.63	161,340.53
MFO MARSICO INVT FD 21ST CENTURY FD	489,590.13	485,337.15
MFO MARSICO INVT FD FLEXIBLE CAP FD	379,759.09	412,308.60
MFO MARSICO INVT FD FOCUS FD	197,519.90	198,062.87
MFO MARSICO INVT FD GLOBAL FD	38,926.22	50,141.38
MFO MARSICO INVT FD GROWTH FD	306,715.96	304,926.49
MFO MARSICO INVT FD INTL OPPORTUNITIES FD	54,421.77	46,920.13
MFO MASTERS CONCENTRATED SELECT TR MASTERS SELECT EQTY FD	116,866.37	115,433.53
MFO MASTERS SELECT FDS TR INTERNATIONAL FD	140,079.49	138,716.95
MFO MASTERS SELECT FDS TR SMALLER COS FD	19,525.64	20,091.60
MFO MASTERS SELECT FDS TR VALUE FD	48,350.46	45,355.07
MFO MATTHEWS ASIAN FDS ASIA DIVIDEND FD INV CL	665,498.44	739,801.27
MFO MATTHEWS ASIAN FDS ASIA SMALL COS FDINV CL	53,226.38	64,371.81
MFO MATTHEWS INTL FDS ASIAN GROWTH & INCOME FD INV CL	658,553.70	750,850.60
MFO MATTHEWS INTL FDS ASIAN SCI & TECHNOLOGY CL	48,982.62	60,755.81
MFO MATTHEWS INTL FDS ASIA-PACIFIC FD INV CL	85,425.98	110,423.76
MFO MATTHEWS INTL FDS CHINA FD INV CL	2,582,545.38	2,905,070.94
MFO MATTHEWS INTL FDS INDIA FDS INV CL	609,283.53	721,038.41
MFO MATTHEWS INTL FDS JAPAN FD INV CL	30,855.05	25,010.86
MFO MATTHEWS INTL FDS PAC TIGER FD INV CL	945,113.60	1,167,316.15
MFO MATTHEWS KOREA FD	98,474.94	96,469.90
MFO MERGER SH BEN INT	424,788.63	438,163.80
MFO MERIDIAN FD INC COM OPEN END FD	966,678.84	1,145,466.94
MFO MERIDIAN FD INC VALUE FD	93,740.52	85,276.47
MFO METROPOLITAN WEST FDS HIGH YIELD BD FD CL M	93,077.07	97,031.56
MFO METROPOLITAN WEST FDS LOW DURATION BD FD	79,677.70	81,318.89
MFO METROPOLITAN WEST FDS TOTAL RETURN BD FD CL I	102,741.67	113,812.75
MFO METROPOLITAN WEST FDS ULTRA SHORT BDFD CL M	6,201.83	5,265.25
MFO METROPOLITIAN W TOTAL RETURN BD	1,006,297.57	1,041,219.92
MFO MFS EMERGING MKTS DEBT FD CL I	15,875.67	15,713.94
MFO MFS INTL VALUE-A	4,756.90	5,108.92
MFO MFS SER TR I NEW DISCOVERY FD-CL A	71,839.19	74,850.05
MFO MFS SER TR IV MID CAP GROWTH FD CL A	59,920.38	74,564.94
MFO MFS SER TR X EMERGING MKTS DEBT FD CL A	9,884.60	10,140.14
MFO MFS SER TR X INTL GROWTH FD CL A	28,418.28	35,016.51
MFO MFS UTILS FD CL A	134,970.93	175,950.05
MFO MFS VALUE FD CL A	30,647.66	30,375.58
MFO MIDAS FD INC COM	30,864.81	45,546.38
MFO MONETTA TR YOUNG INVESTOR FD	15,310.51	15,484.49
MFO MORGAN STANLEY INSTITUTIONAL FD TR MID CAP GROWTH PORTFOLIO CL I FUND	13,345.79	19,967.35
MFO MORGAN STANLEY INSTL FD INC FORMERLYMO U S REAL ESTATE I	2,307.00	2,491.83
MFO MOTLEY FOOL FDS TR GREAT AMERICA FD	55,037.16	55,513.06
MFO MOTLEY FOOL FDS TR MOTLEY FOOL INDEPENDENCE FD	72,516.28	83,478.86
MFO MUNDER SER TR FORMERLY MUNDER FDS TRTO MIDCAP CORE GROWTH FD CL A	61,375.67	63,184.38
MFO MUTUAL GLOBAL DISCOVERY A 2596455	55,081.04	63,053.09
MFO MUTUAL GLOBAL DISCOVERY Z 2596459	121,384.70	129,725.97

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO MUTUAL QUEST A 2596452	54,108.95	59,333.99
MFO MUTUAL SER FD INC SHS FD CL Z	65,957.05	57,658.11
MFO MUTUALS COM VICE FD	4,180.42	4,066.41
MFO N E INVS TR SH BEN INT	24,040.83	25,517.66
MFO NASDAQ 100 INV	78,436.30	93,688.44
MFO NEEDHAM FDS INC AGGRESSIVE GROWTH FD	80,620.43	98,751.56
MFO NEEDHAM FDS INC GROWTH FD	28,375.83	31,839.14
MFO NEEDHAM FDS INC SMALL CAP GROWTH FD	75,480.20	75,533.35
MFO NEUBERGER & BERMAN EQTY FDS GENESIS FD	85,755.64	94,836.59
MFO NEUBERGER & BERMAN PARTNERS EQTY FDSPARTNER FD OPEN END FD	35,678.10	38,431.79
MFO NEUBERGER BERMAN EQUITY FDS INTL FD	32,619.30	25,932.07
MFO NEUBERGER BERMAN EQUITY FDS MID CAP GROWTH FD INV CL	10,000.00	10,710.71
MFO NEUBERGER BERMAN EQUITY FDS REAL ESTATE FD TR CL	13,560.52	14,505.72
MFO NEUBERGER BERMAN EQUITY FDS REGENCY FD	2,239.07	2,658.26
MFO NEUBERGER BERMAN EQUITY FDS SMALL CAP GROWTH FD INV CL	52,496.36	63,911.67
MFO NEUBERGER BERMAN EQUITY FDS SOCIALLYRESPONSIVE FD	98,880.49	122,208.86
MFO NEUBERGER BERMAN EQUITY TR GENESIS TR	1,000.00	1,081.00
MFO NEUBERGER BERMAN EQUITY TR REGENCY TR	49,045.81	56,599.00
MFO NEUBERGER BERMAN HI IN B-INV	158,464.65	182,105.89
MFO NEW ECONOMY FD CL R-5	9,289.14	9,248.49
MFO NEW PERSPECTIVE FD INC CL F-1	8,249.19	9,298.02
MFO NEW PERSPECTIVE FD INC CL R-5	158,270.69	164,193.86
MFO NEW WORLD FD INC NEW CL A	52,363.76	54,912.35
MFO NEW WORLD FD INC NEW CL F-1	42,314.04	49,788.06
MFO NEW WORLD FD INC NEW CL R-4	93,427.71	108,909.55
MFO NICHOLAS EQUITY INCOME FUND I	29,848.84	31,771.65
MFO NICHOLAS II INC CL N SHS	33,961.98	51,377.49
MFO NORTHERN LTS FD TR PAC FINL EXPLORERFD INV CL	97,281.19	96,410.07
MFO NUVEEN INVT TR II TRADEWINDS INTL VALUE FD CL A	18,682.37	24,715.67
MFO NUVEEN MID CAP GROWTH OPPORT CL A	10,000.00	9,856.96
MFO NUVEEN REAL ESTATE SEC CL A	122,799.15	167,750.80
MFO NUVEEN SMALL CAP SELECT CL A	36,317.69	46,063.75
MFO NWQ MULTI-CAP VALUE FD CL A	26,960.51	25,214.68
MFO OAK ASSOCS FDS RED OAK TECH SELECT PORTFOLIO	1,911.40	2,110.23
MFO OAKMARK EQTY & INC FD CL I	1,371,903.09	1,555,292.42
MFO OAKMARK FD CL I	320,359.80	339,630.72
MFO OAKMARK GLOBAL FD CL I	796,214.40	825,404.03
MFO OAKMARK INTL FD OPEN END FD	626,169.20	704,226.59
MFO OAKMARK SELECT FD CL I	2,036,444.38	2,104,627.21
MFO OBERWEIS FDS CHINA OPPTYS FD	353,141.15	326,667.26
MFO OBERWIES FDS EMERGING GROWTH PORTFOLIO	2,562.81	2,558.31
MFO OLD MUT ADVISOR FDS II FOCUSED FD CL	146,645.29	162,613.65
MFO OLD MUT ADVISOR FDS II TS&W MID-CAP VALUE FD CL Z	173,548.26	125,489.19
MFO OPPENHEIMER CHAMPION HI YIELD FD CL A	10,094.36	10,095.41
MFO OPPENHEIMER COMMODITY STRATEGY TOTALRETURN FD CL A	31,536.76	17,532.66
MFO OPPENHEIMER CORE BD FD CL A	160,000.00	166,073.93
MFO OPPENHEIMER DEVELOPING MKTS FDS CL A	431,334.26	550,146.08
MFO OPPENHEIMER DEVELOPING MKTS FDS CL Y	50,702.11	66,039.30
MFO OPPENHEIMER GLOBAL FD CL A	52,445.21	48,958.56
MFO OPPENHEIMER GLOBAL GROWTH & INC FD CL A FORMERLY SH BEN INT TO 11 /01/1993	18,346.77	17,730.11
MFO OPPENHEIMER GLOBAL STRATEGIC INCOME A	98,816.96	100,280.22
MFO OPPENHEIMER INTL BD FD CL A	203,186.11	204,009.64
MFO OPPENHEIMER INTL BD FD CL Y	38,888.97	40,261.34
MFO OPPENHEIMER INTL SMALL CO FD CL A	146,487.49	154,245.97
MFO OPPENHEIMER MAIN ST SMALL & MID-CAP	69,201.89	73,061.97
MFO OPPENHEIMER QUEST FOR VALUE FDS OPPORTUNITY VALUE FD CL A	6,546.92	6,580.85
MFO OPPENHEIMER QUEST FOR VALUE FDS SMALL- & MID- CAP VALUE FD CL A	53,335.50	45,186.56
MFO OPPENHEIMER SR FLOATING RATE FD CL A	190,126.06	191,225.37
MFO OPPENHEIMER SR FLOATING RATE FD CL Y	43,265.10	43,371.51
MFO PARADIGM FDS VALUE FD	144,897.22	156,363.71
MFO PARK AVE PORTFOLIO RS EMERGING MKTS FD CL A	10,266.68	11,472.74
MFO PARNASSUS FD	10,082.58	14,762.53
MFO PARNASSUS FD SMALL-CAP FD	29,513.41	33,166.27
MFO PARNASSUS INCOME TR EQUITY INCOME FD	1,118,040.41	1,263,832.66
MFO PARNASSUS INCOME TR FIXED INCOME FD	24,541.90	25,752.66
MFO PARNASSUS WORKPLACE FD	25,528.32	28,971.58
MFO PAX WORLD FDS SER TR I BALANCED FD INDIVIDUAL INVS CL	11,655.17	10,615.07
MFO PAYDEN & RYGEL INVT GROUP CL R	20,706.16	20,787.00
MFO PAYDEN & RYGEL INVT GROUP CORE BD FDINVT QUAL BD FD R	16,242.24	17,032.03
MFO PAYDEN & RYGEL INVT GROUP EMERGING MARKET BD FD	201,499.77	217,304.71
MFO PAYDEN & RYGEL INVT GROUP GNMA FD	35,371.37	35,473.81
MFO PAYDEN & RYGEL INVT GROUP HIGH INCOME FD	86,470.58	93,921.74
MFO PERKINS GLOBAL VALUE CLASS T	4,114.49	3,871.36
MFO PERKINS MID CAP VAL-T	3,163,600.71	3,588,644.08
MFO PERKINS S/C VALUE FUND-T	380,606.70	455,958.75

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO PERM PORTFOLIO FD INC	2,284,571.70	2,694,655.06
MFO PERRITT FDS INC EMERGING OPPORTUNITIES FD	34,305.46	32,887.97
MFO PERRITT MICROCAP OPPORTUNITIES FD INC COM	54,431.40	57,547.98
MFO PFD SECS FD CL A	21,562.73	27,177.12
MFO PIMCO AST BACKED SEC PORTFOLIO FD #460	1,754,824.74	1,866,039.18
MFO PIMCO DEVELOPING LOCAL MARKETS	715,629.21	684,881.21
MFO PIMCO FDS DEVELOPING LOC MKT FD C	65,102.94	67,973.17
MFO PIMCO FDS EMERGING LOCAL BD FD CL D	143,864.10	148,701.80
MFO PIMCO FDS EMERGING LOCAL BD FD INSTLCL USD	1,293,526.36	1,339,097.96
MFO PIMCO FDS FGN FD INSTL	58,525.53	59,148.32
MFO PIMCO FDS FUNDAMENTAL ADVANTAGE TOTAL RETURN	46,068.65	43,069.63
MFO PIMCO FDS GLOBAL ADVANTAGE STRATEGY BD FD CL D	38,505.51	38,508.19
MFO PIMCO FDS GLOBAL MULTI-ASSET FD INSTL CL	196,975.79	215,419.12
MFO PIMCO FDS GLOBAL MULTI-AST FD CL D	37,669.38	42,901.16
MFO PIMCO FDS MULTI MANAGER SER OPCAP RENAISSANCE FD CL D	27,528.38	26,780.78
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REAL RETURN STRATEGY FD CL D	520,500.48	550,701.93
MFO PIMCO FDS PAC INVT MGMT SER COMMODITY REALRETURN STRATEGY FD INSTL	104,653.72	91,002.09
MFO PIMCO FDS PAC INVT MGMT SER SHORT-TERM FD CL D	75,865.32	75,566.74
MFO PIMCO FDS PAC INVT MGMT SER STOCKSPLUS TR SHORT STRATEGY FD INSTL	265,639.20	217,231.07
MFO PIMCO FDS PAC INVT MGMT SER ALL AST FD INSTL CL	121,823.33	124,186.25
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD CL D	168,510.95	170,168.48
MFO PIMCO FDS PAC INVT MGMT SER EMERGINGMKTS BD FD INSTL CL	34,332.26	35,440.17
MFO PIMCO FDS PAC INVT MGMT SER FGN BD FD INSTL UNHEDGED	61,663.90	64,912.58
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I ALL AST ALL AUTH FD CL D	140,724.82	142,972.68
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I ALL AST ALL AUTH FD INSTL CL	254,690.28	247,681.70
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE I INTL STOCKPLUS STRATEGY CL D	63,619.58	52,432.42
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005	194,026.70	193,491.39
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 ALL AST FD CL D	88,048.19	85,332.77
MFO PIMCO FDS PAC INVT MGMT SER FOR FUTURE ISSUES SEE 722005 GNMA FD CL D	31,306.46	30,460.38
MFO PIMCO FDS PAC INVT MGMT SER FOREIGN BD FD CL D UNHEDGED	75,691.76	76,702.13
MFO PIMCO FDS PAC INVT MGMT SER GLOBAL BD FD INSTL CL U S DOLLAR	0.00	0.00
MFO PIMCO FDS PAC INVT MGMT SER HI YIELDFD CL D	556,010.73	666,645.52
MFO PIMCO FDS PAC INVT MGMT SER HIGH YIELD FD INSTL CL	14,379.65	17,587.15
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP BD FD INSTL CL	39,785.18	40,870.32
MFO PIMCO FDS PAC INVT MGMT SER INVT GRADE CORP PORTFOLIO INSTL CL	15,162,747.89	16,229,021.04
MFO PIMCO FDS PAC INVT MGMT SER LOW DURATION FD CL D	126,700.47	127,027.01
MFO PIMCO FDS PAC INVT MGMT SER PVT ACCTPORTFOLIO SER MUN SECTOR	2,262,789.52	2,226,055.88
MFO PIMCO FDS PAC INVT MGMT SER REAL RETURN BD PORTFOLIO INSTL CL FD#488	4,024,614.79	3,913,155.02
MFO PIMCO FDS PAC INVT MGMT SER REAL RETURN FD INSTL CL	130,586.11	133,037.31
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD CL D	6,358,812.76	6,481,187.72
MFO PIMCO FDS PAC INVT MGMT SER TOTAL RETURN FD INSTL CL	709,363.84	722,459.38
MFO PIMCO FDS PAC INVT MGMT SER U S GOVTSECTOR PORTFOLIO INSTL CL	19,309,401.69	17,395,133.70
MFO PIMCO FDS PAPS EMERGING MKTS PORTFOLIO INSTL CL	2,771,660.87	2,950,417.43
MFO PIMCO FDS PAPS INTL PORTFOLIO INSTL CL	7,358,521.87	7,083,034.69
MFO PIMCO FDS SMALL CAP STOCKSPLUS TR FDUSD CL D	34,073.62	31,329.49
MFO PIMCO FUNDMTL ADV TOT RET-IS	35,276.75	32,903.65
MFO PIMCO HI YIELD PORTFOLIO FD #477	1,203,794.30	1,221,288.81
MFO PIMCO IMCOME FUND D	135,258.01	134,187.56
MFO PIMCO PAPS MORTGAGE PORTFOLIO INSTL CL	40,675,518.90	40,330,100.99
MFO PIMCO REAL RETURN BD FD CL D	327,281.55	340,748.19
MFO PIMCO STOCKSPLUS TOTAL RETURN FUND D	172,205.94	172,202.76
MFO PIMCO UNCONSTRAINED BD FD CL D	16,329,813.49	16,564,749.03
MFO PIMCO UNCONSTRAINED BD-INS	410,694.21	411,679.08
MFO PIN OAK EQUITY FUND	75,251.92	95,514.13
MFO PIONEER EMERGING MARKETS FUND CL A SHS	23,720.13	27,913.62
MFO PIONEER EQUITY INCOME FUND CL A	192,989.09	179,319.46
MFO PIONEER FD CL A SHS	11,683.77	10,238.48
MFO PIONEER FUNDAMENTAL GROWTH FD CL A	6,398.43	3,480.87
MFO PIONEER HI YIELD FD CL A	121,424.73	131,132.25
MFO PIONEER STRATEGIC INCOME FD CL A	33,335.69	33,393.53
MFO PNC LARGE CAP VALUE FUND	19,301.17	12,969.43
MFO PRICE T ROWE GLOBAL TECHNOLOGY FD INC SHS BEN INT	118,226.61	132,697.06
MFO PRICE T ROWE GROWTH STK FD INC COM	113,268.84	128,186.42
MFO PRICE T ROWE HI YIELD FD	160,472.55	192,795.69
MFO PRICE T ROWE HLTH SCI FD INC COM	48,754.09	54,505.88
MFO PRICE T ROWE MEDIA & TELECOMMUNICATIONS FD INC COM	64,027.73	70,270.00
MFO PRICE T ROWE RETIREMENT FDS INC 2010FD	10,329.15	11,551.60
MFO PRICE T ROWE RETIREMENT FDS INC 2020FD	310,118.57	336,638.46
MFO PRICE T ROWE RETIREMENT FDS INC 2030FD	564,993.65	586,530.67
MFO PRIMECAP ODYSSEY FDS AGGRESSIVE GROWTH FD	106,386.09	139,886.51
MFO PRIMECAP ODYSSEY FDS GROWTH FD	213,447.91	238,546.02
MFO PRINCIPAL FDS INC HIGH YIELD FD CL A	126,049.72	131,436.76
MFO PROFESSIONALLY MANAGED FD ASTERICK XUPGRADER	481,897.31	399,207.37
MFO PROFESSIONALLY MANAGED PORTFOLIOS AKRE FOCUS FD RETAIL CL	35,502.20	42,268.09
MFO PROFESSIONALLY MANAGED PORTFOLIOS BROWN ADVISORY GROWTH EQUITY FD INSTL CL	35,000.00	41,842.84

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO PROFESSIONALLY MANAGED PORTFOLIOS CAN SLIM SELECT GROWTH FD	130,651.36	150,499.63
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF AGGRESSIVE UPGRADER FD	88,382.86	84,125.42
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX ETF UPGRADER FD	16,443.50	19,070.84
MFO PROFESSIONALLY MANAGED PORTFOLIOS FUNDX TACTICAL UPGRADER FD	19,364.23	14,702.94
MFO PROFESSIONALLY MANAGED PORTFOLIOS HODGES FD	111,684.59	125,257.95
MFO PROFESSIONALLY MANAGED PORTFOLIOS OSTERWEIS FD OSTERWEIS FD	63,969.47	80,455.08
MFO PROFESSIONALLY MANAGED PORTFOLIOS OSTERWEIS STRATEGIC INC FD	72,345.60	74,816.28
MFO PROFESSIONALLY MANAGED PORTFOLIOS PORTFOLIO 21	28,150.80	27,231.98
MFO PROFESSIONALLY MANAGED PORTFOLIOS WINSLOW GREEN GROWTH FD	6,280.66	4,347.15
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X AGGRESSIVE UPGRADER	514,178.61	438,042.02
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X CONSERVATIVE UPGRADER	131,868.39	138,009.79
MFO PROFESSIONALLY MANAGED PORTFOLIOS FDASTERISK X FLEXIBLE INCOME FD	125,015.28	134,322.35
MFO PROFUNDS BASIC MATLS ULTRASECTOR PROFUN INV CL	57,201.19	86,101.28
MFO PROFUNDS BEAR PROFUND INVS	129,320.25	111,394.74
MFO PROFUNDS BIOTECHNOLOGY ULTRASECTOR PROFUND	92,370.91	81,726.95
MFO PROFUNDS INTERNET ULTRASECTOR PROFUND INV CL	4,998.89	4,802.93
MFO PROFUNDS MOBILE TELECOMMUNICATIONS ULTRA	15,000.00	14,828.90
MFO PROFUNDS MUT FDS OIL EQUIP SVCS & DISTR ULTRA SECTOR	16,104.00	18,487.62
MFO PROFUNDS MUT FDS SMALL-CAP PROFUND INV CL	7,931.81	10,122.99
MFO PROFUNDS MUT FDS SMALL-CAP VALUE PROFUND INV CL	12,000.16	12,139.47
MFO PROFUNDS MUTUAL FDS BANKING ULTRASECTOR PROFUND INV CL	30,000.00	24,311.59
MFO PROFUNDS MUTUAL FDS MID-CAP VALUE PROFUND INV CL	23,787.45	25,894.53
MFO PROFUNDS OIL & GAS ULTRASECTOR PROFUND INV CL	90,818.12	70,353.84
MFO PROFUNDS PRECIOUS METALS ULTRASECTORPROFUND	6,983.41	10,801.27
MFO PROFUNDS RISING RATES OPPORTUNITY INV CL RISING RATES OPPORTUNITY	24,410.23	21,119.35
MFO PROFUNDS RISING RATES OPPORTUNITY 10PROFUND	7,405.40	6,481.76
MFO PROFUNDS RISING U S DOLLAR PROFUND INV CL	65,294.87	58,374.81
MFO PROFUNDS SEMICONDUCTOR ULTRASECTOR PROFUND	13,482.19	15,309.95
MFO PROFUNDS ULTRA EMERGING MKTS PROFUNDINVS CL	52,797.11	77,451.13
MFO PROFUNDS ULTRA MID CAP PROFUND INVS CL	12,570,382.77	13,708,165.13
MFO PROFUNDS ULTRABEAR PROFUND INVS CL	19,827.07	15,018.06
MFO PROFUNDS ULTRABULL PROFUND INVS CL	272,964.28	319,592.59
MFO PROFUNDS ULTRADOW 30 PROFUND INV CL	20,981.35	13,716.85
MFO PROFUNDS ULTRALATIN AMER PROFUND INVCL	17,654.14	21,960.79
MFO PROFUNDS ULTRASHORT SMALL-CAP FD INVCL	1,065.85	279.58
MFO PROFUNDS ULTRASMALLCAP PROFUND INV CL	17,735.80	22,122.82
MFO PRUDENT DOLLARBEAR FD CL A SHS	78,449.13	78,314.58
MFO PRUDENTIAL JENNISON 20/20 FOCUS FD CL A	26,166.67	39,383.02
MFO PRUDENTIAL JENNISON MID-CAP GROWTH FD IN CL A	7,181.79	8,928.02
MFO PRUDENTIAL JENNISON NATURAL RESOURCES CLASS A	60,722.90	75,152.84
MFO PRUDENTIAL JENNISON UTILITY CLASS A	9,781.00	6,553.47
MFO PURISIMA FDS TOTAL RETURN FD	468,824.19	677,578.57
MFO PUTNAM FDS TR EQTY SPECTRUM FD CL A	1,006.91	1,050.12
MFO QUAKER INVT TR MID-CAP VALUE FD CL A	24,878.78	23,014.65
MFO QUAKER INVT TR STRATEGIC GROWTH FD CL A	14,045.65	9,828.37
MFO QUANTITATIVE GROUP FDS QUANT EMERGING MKTS FD ORD SHS	343.61	412.08
MFO QUANTITATIVE GROUP FDS QUANT FOREIGNVALUE FD ORD SHS	64,991.56	54,014.80
MFO RAINIER FDS MID CAP EQUITY PORTFOLIO	127,928.48	146,745.94
MFO RAINIER L/C EQUITY PORTFOLIO	1,476,389.49	1,551,145.36
MFO RBB FD INC FREE MARKET INTL EQUITY FD	129,290.82	120,491.00
MFO RBB FD INC FREE MARKET US EQUITY FD	141,404.62	149,125.99
MFO RBB FD INC ROBECO BOSTON PARTNERS ALL-CAP VALUE FD	10,210.90	10,190.61
MFO RBB FD INC ROBECO BOSTON PARTNERS SMALL CAP VALUE	68,808.73	59,830.37
MFO RBB FD INC SCHNEIDER SMALL CAP VALUEFD	2,052.14	4,958.76
MFO RBC FDS TR MICROCAP VALUE FD CL S	59,511.36	50,987.20
MFO REAL ESTATE INCOME FD	10,478.94	10,951.84
MFO REYNOLDS FDS BLUE CHIP GROWTH FD	34,961.52	37,128.55
MFO RIDGEWORTH FDS HIGH INCOME FD CL I	72,577.63	78,537.05
MFO RIDGEWORTH FDS INTERMEDIATE BD FD CLI	207,466.38	203,937.01
MFO RIDGEWORTH FDS SEIX FLTG RATE INC FDCL I	20,703.42	21,452.75
MFO RIDGEWORTH FDS SMALL CAP VALUE EQUITY FD CL I	5,005.95	6,215.59
MFO RIDGEWORTH FDS US GOVT SECS ULTRA SHORT BD FD CL I	218,237.41	218,101.24
MFO RIM SMALL/MID EQUITY PORTFOLIO MID/CAP EQTY PORTFOLIO	173,080.73	181,699.24
MFO RIV RD DIVID ALL CAP VALUE CL N	12,950.18	14,645.63
MFO RIVERNORTH FDS CORE OPPORTUNITY FD	90,096.23	110,742.35
MFO ROBERTSON STEPHENS INVT TR GROWTH & INC FD	7,129.51	6,302.98
MFO ROBERTSON STEPHENS INVT TR INFO AGE FD	7,329.43	8,984.82
MFO ROWE PRICE NEW ERA FD INC	464,649.94	524,136.07
MFO ROWE PRICE SMALL CAP VALUE FD	70,356.51	77,129.60
MFO ROWE T PRICE BLUE CHIP GROWTH FD	125,953.01	147,035.91
MFO ROWE T PRICE CAP APPRECIATION FD ADVISOR CLASS	18,234.75	19,893.73
MFO ROWE T PRICE EQTY INC FD SH BEN INT OPEN END FD	316,134.21	304,929.01
MFO ROWE T PRICE INTL FD INC DISCOVERY FD OPEN END FD	202,114.42	196,662.30
MFO ROWE T PRICE INTL FD INC INTL BD FD OPEN END FD	133,909.91	134,743.43
MFO ROWE T PRICE INTL FD INC INTL STK FDOPEN END FD	4,516.03	4,633.27

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO ROWE T PRICE INTL FD INC NEW ASIA FDOPEN END FD	172,121.91	196,752.89
MFO ROWE T PRICE INTL FDS EMERGING MKTS STK FD	530,738.87	702,108.44
MFO ROWE T PRICE INTL FDS INC	257,403.38	207,996.51
MFO ROWE T PRICE INTL FDS INC AFRICA ANDTHE MIDDLE EAST FD	43,058.03	30,828.86
MFO ROWE T PRICE INTL FDS INC LATIN AMERFD	630,364.25	875,343.65
MFO ROWE T PRICE MID-CAP GROWTH FD INC COM	94,697.35	126,501.24
MFO ROWE T PRICE MID-CAP VALUE FD COM	106,087.10	112,602.70
MFO ROWE T PRICE NEW AMER GROWTH FD SH BEN INT OPEN END FD	35,957.40	36,872.23
MFO ROWE T PRICE PERS STRATEGY FDS INC	96,880.15	93,187.09
MFO ROWE T PRICE REAL ESTATE FD INC COM	115,040.26	109,270.23
MFO ROWE T PRICE SCI & TECH FD INC CAP STK	1,087.90	1,335.45
MFO ROWE T PRICE SPECTRUM FD GROWTH FD	334,024.00	328,164.46
MFO ROWE T PRICE SPECTRUM FD INC INC FD OPEN END FD	25,723.84	26,797.64
MFO ROYCE FD 100 FD SVC CL	128,354.12	173,363.63
MFO ROYCE FD DIVIDEND VALUE FD SVC CL	61,341.79	68,630.26
MFO ROYCE FD FINL SVCS FD SVC CL	11,196.77	13,537.38
MFO ROYCE FD GLOBAL VALUE FD SVC CL	59,669.61	60,234.78
MFO ROYCE FD HERITAGE FD SVC CL	115,858.23	184,116.63
MFO ROYCE FD LOW PRICED STK FD SVC CL	392,565.61	523,658.40
MFO ROYCE FD MICRO-CAP FD INVT CL	53,167.93	64,289.70
MFO ROYCE FD OPPORTUNITY FD	178,518.23	208,250.62
MFO ROYCE FD PA MUT FD INVT CL	230,932.25	260,912.46
MFO ROYCE FD PREMIER FD INVT CL	127,955.92	159,264.41
MFO ROYCE FD PREMIER FD SVC CL	12,052.12	14,689.51
MFO ROYCE FD SPL EQTY FD INVT CL	157,062.78	178,584.34
MFO ROYCE FD SPL EQUITY FD SVC CL	32,489.50	39,652.90
MFO ROYCE FD TOTAL RETURN FD	277,395.03	329,650.66
MFO ROYCE FD TOTAL RETURN FD SVC CL	117,185.63	125,969.83
MFO ROYCE FD VALUE FD SVC CL	442,503.22	524,833.28
MFO ROYCE FD VALUE PLUS FD SVC CL	851,613.38	942,642.82
MFO ROYCE OPPORTUNITY FD SVC CL	34,585.01	34,380.71
MFO RS EMERGING GROWTH FD	22,149.84	22,656.98
MFO RS INVT TR GLOBAL NATURAL RES FD	164,531.57	196,953.81
MFO RS INVT TR PARTNERS FD	474,396.78	545,074.26
MFO RS INVT TR VALUE FD	41,071.19	41,605.94
MFO RTC CONCENTRATED EQTY	9,159,600.40	10,055,195.89
MFO RTC EMERGING MARKETS	4,395,198.60	10,099,094.26
MFO RTC EMERGING MARKETS	9,945,040.43	13,331,593.70
MFO RTC GLOBAL REAL ESTATE SEC	20,647,661.79	23,732,283.18
MFO RTC INFLATION PROTECTED SEC	19,068,583.48	20,957,937.49
MFO RTC QUANTITATIVE BD	88,515,466.81	100,935,184.73
MFO RTC WORLD EQTY	13,811,039.64	14,938,924.75
MFO RUSSELL SHORT TERM INVESTMENT FUND CORE CLASS	121,698,132.95	121,698,132.95
MFO RUSSELL TR CO COMMINGLED EMP BENEFI INTL INDEX FD SER I	35,947,532.64	37,181,763.45
MFO RYDEX COMMODITIES STRATEGY FD CL H	16,267.00	17,685.51
MFO RYDEX INVERSE DOWN 2X STRATEGY FD CL	126,000.00	103,506.20
MFO RYDEX INVERSE S&P 500 2X STRAT FD CL	26,163.05	16,080.78
MFO RYDEX SER FDS	397.48	2,010.33
MFO RYDEX SER FDS BASIC MATERIALS FD INVS CL	50,771.88	56,053.24
MFO RYDEX SER FDS ENERGY SVCS FD INVS CL	13,803.45	18,411.49
MFO RYDEX SER FDS EUROPE 1.25X STRATEGY FD CL H	7,362.36	7,490.47
MFO RYDEX SER FDS FINL SVCS FD INVS CL	11,133.52	11,087.56
MFO RYDEX SER FDS GOVT LONG BD 1.2X STRATEGY FD INVS CL	5,172.82	4,663.65
MFO RYDEX SER FDS HEALTH CARE FD INVS CL	11,000.15	11,363.50
MFO RYDEX SER FDS INTERNET FD INVESTOR CL	64,193.00	65,332.68
MFO RYDEX SER FDS INVERSE GOVT LONG BD STRATEGY FD INV CL JUNO	120,538.71	114,905.74
MFO RYDEX SER FDS NASDAQ-100 FD INV CL	394,188.51	481,962.27
MFO RYDEX SER FDS PRECIOUS METALS FD #16	92,706.09	103,114.64
MFO RYDEX SER FDS S&P 500 PURE GROWTH FDCL H .	98,150.00	97,739.98
MFO RYDEX SER FDS S&P MIDCAP 400 PURE GROWTH CL H	16,267.00	17,790.16
MFO RYDEX SER FDS TELECOMMUNICATIONS FD INVS CL	26,324.36	27,566.66
MFO RYDEX STRENGTHENING DOLLAR 2X FD CL H	40,497.88	40,095.38
MFO RYDEX US LONG SHORT MOMEN-H	26,813.78	22,811.31
MFO RYDEX/SGI EQUITY FD	18,024.69	20,678.88
MFO RYDEX/SGI SER FDS MANAGED FUTURES STRATEGY FD CL H	180,815.37	173,787.34
MFO RYDEX/SGI SER FDS MULTI HEDGE STRATEGIES FD CL H	9,013.12	7,509.93
MFO SATURNA INVT TR SEXTANT INTL FD	15,000.00	15,350.88
MFO SCHRODER CAP FDS DEL U S OPPTYS FD INV SHS COMP-INV	208,894.65	251,829.60
MFO SCHRODER SER TR	87,069.14	101,127.99
MFO SCHWAB CAP TR ASSET DIRECTOR CONSERVATIVE INV SHS	32,372.48	33,828.55
MFO SCHWAB CAP TR ASSET DIRECTOR HIGH GROWTH FD INV SHS	331,098.91	352,606.24
MFO SCHWAB CAP TR AST DIRECTOR-AGGRESSIVE GROWTH FD	432,081.24	390,833.47
MFO SCHWAB CAP TR AST DIR BALANCED GROWTH FD	562,001.71	594,156.55
MFO SCHWAB CAP TR BALANCED FD INV SHS	26,261.28	24,963.96
MFO SCHWAB CAP TR CORE EQUITY FD	503,094.68	503,988.72

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO SCHWAB CAP TR DIVIDEND EQUITY FD	742,456.29	765,776.72
MFO SCHWAB CAP TR FINL SVCS FD	91,863.98	91,848.55
MFO SCHWAB CAP TR FUNDAMENTAL INTL SMALL-MID CO INDEX FD	41,007.84	45,733.19
MFO SCHWAB CAP TR FUNDAMENTAL INTL LARGECO INDEX FD	32,283.33	30,335.84
MFO SCHWAB CAP TR FUNDAMENTAL US SMALL-MID CO INDEX FD	219,735.21	278,580.77
MFO SCHWAB CAP TR FUNDAMENTAL US LARGE CO INDEX FD	31,344.21	44,737.56
MFO SCHWAB CAP TR HEALTH CARE FD	540,952.45	583,826.86
MFO SCHWAB CAP TR HEDGED EQTY FD SELECT SH	51,576.12	58,437.73
MFO SCHWAB CAP TR INTL INDEX FD	591,280.03	653,709.59
MFO SCHWAB CAP TR LARGE CAP GROWTH FD	207,497.49	219,731.85
MFO SCHWAB CAP TR LAUDUS INTL MARKETMASTERS FD INV SHS	782,303.50	797,531.41
MFO SCHWAB CAP TR LAUDUS INTL MARKETMASTERS FD SELECT	86,471.79	79,827.30
MFO SCHWAB CAP TR LAUDUS SMALL-CAP MARKETMASTERS FD INV	8,882.86	10,274.65
MFO SCHWAB CAP TR MODERATE TARGET INCOMEFD	100,449.80	100,757.10
MFO SCHWAB CAP TR PREMIER EQUITY FD	230,444.15	213,326.80
MFO SCHWAB CAP TR S&P 500 INDEX FD	1,453,098.98	1,899,916.40
MFO SCHWAB CAP TR TARGET 2010 FD	48,370.57	44,906.78
MFO SCHWAB CAP TR TARGET 2015 FD	130,386.97	135,977.79
MFO SCHWAB CAP TR TARGET 2020 FD	406,562.21	428,675.69
MFO SCHWAB CAP TR TARGET 2025 FD	261,421.30	309,360.92
MFO SCHWAB CAP TR TARGET 2030 FD	452,988.25	484,587.36
MFO SCHWAB CAP TR TARGET 2040 FD	142,547.75	164,202.04
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS PREMIER SWEEP SHS	465,721.45	465,721.45
MFO SCHWAB CHARLES FAMILY FDS ADVISOR CASH RESVS SWEEP SHS	253,284.31	253,284.31
MFO SCHWAB CHARLES FAMILY FDS INV MONEY FD	162,726.90	162,726.90
MFO SCHWAB CHARLES FAMILY FDS VALUE ADVANTAGE MONEY FD	4,597,852.97	4,597,852.97
MFO SCHWAB FAMILY FD MONEY MKT FD	195,221,776.06	195,221,776.06
MFO SCHWAB FUND EMG MKTS IDX-INS	192,167.63	198,343.94
MFO SCHWAB FUNDS INTERNATIONAL CORE EQUITY	107,473.24	88,546.26
MFO SCHWAB GOVT SEC FD	1,237,425.42	1,237,425.42
MFO SCHWAB INVTS 1000 INDEX FD	475,848.92	511,036.57
MFO SCHWAB INVTS GLOBAL REAL ESTATE FD SHS	196,026.61	183,448.88
MFO SCHWAB INVTS SCHWAB GNMA FD	255,983.52	257,439.70
MFO SCHWAB INVTS SCHWAB INFLATION PROTECTED FD PROTECTED FD SEL	211,798.08	213,900.23
MFO SCHWAB INVTS SCHWAB PREMIER INCOME FD	665,908.01	676,222.30
MFO SCHWAB INVTS U S GOVT BD FD SHORT TERM BOND MARKET INDEX FUND	59,412.79	58,847.59
MFO SCHWAB SMALL CAP INDEX SELECT	401,388.93	443,342.02
MFO SCHWAB TOTAL BOND MKT INDEX FD	74,568.55	73,160.33
MFO SCHWAB TOTAL STOCK MARKET INDEX FUND	1,136,941.29	1,290,705.05
MFO SCHWAB U.S TREAS MONEY FD	4,899,413.01	4,899,413.01
MFO SCHWAB YIELD PLUS FD SCHWAB YIELDPLUS FD	40,270.90	21,100.38
MFO SCHWARTZ INVT TR	4,789.83	5,515.08
MFO SCOUT FDS STOCK FD	32,942.40	35,478.26
MFO SELECTED AMER SH INC CAP STK OPEN END FD	416,020.67	422,694.38
MFO SELECTED AMERN SHS INC CL D	59,702.21	57,233.92
MFO SELECTED SPL SHS INC	4,117.92	3,335.63
MFO SELECTED SPL SHS INC CL D	11,377.17	9,168.19
MFO SENTINEL GROUP FDS INC SENTINEL SHORT MAT GOVT FD	9,607.06	9,474.41
MFO SENTINEL GROUP FDS INC SENTINEL SMALL CO FD CL A	7,424.20	9,407.04
MFO SEQUOIA FD INC COM STK OPEN END FD	195,347.64	212,614.95
MFO SHORT TERM BD FD AMER INC SHS CL F-1	57,957.85	57,475.27
MFO SIT LARGE CAP GROWTH FD	60,444.03	60,684.60
MFO SIT MID CAP GROWTH FD INC	21,511.85	23,157.14
MFO SKYLINE SPECIAL EQUITIES	2,209.70	2,807.65
MFO SMALL CAP FD	95,375.60	115,018.89
MFO SMALLCAP WORLD FD INC CL F-1	70,073.02	77,745.49
MFO SMALLCAP WORLD FD INC CL R-5	19,655.36	19,995.26
MFO SMALLCAP WORLD FD INC OPEN END FD	36,799.07	37,298.64
MFO SOUND SHORE FD INC COM	411,813.47	382,296.87
MFO STEELPATH MLP FDS TR SELECT 40 FD CL	27,160.00	29,772.16
MFO STEELPATH MLP INCOME FUND-A	21,232.50	23,477.64
MFO STRATTON FDS INC SMALL-CAP VALUE FD	36,035.85	40,137.77
MFO STRONG ADVISOR COM STK Z	10,749.18	11,285.16
MFO STRONG EQUITY FDS II INC SMALL CO VALUE FD	15,739.76	16,542.26
MFO SUNAMERICA INCOME FDS GNMA FD CL A	121,623.81	121,043.34
MFO SUNAMERICA SR FLOATING RATE FD INC CL A SHS	8,052,738.66	8,506,370.13
MFO T ROWE PRICE CAP APPRECIATION FD OPEN END FD	1,354,730.58	1,438,807.13
MFO T ROWE PRICE INTL FDS INC EMERGING MKTS FD #110	100,734.06	109,462.83
MFO T ROWE PRICE NEW INC FD INC	10,203.13	10,937.81
MFO TCW FDS INC FORMERLY TCW GALILEO FDSIN CORE FXD INC FD CL N	10,355.44	10,085.66
MFO TCW FDS INC FORMERLY TCW GALILEO FDSIN EMERGING MKTS INC FD CL N	71,075.01	76,594.64
MFO TCW FUNDS INC VALUE OPPORTUNITES FD	7,651.89	6,829.23
MFO TCW GALILEO FDS INC DIVIDEND FOCUSEDFD	49,841.48	44,971.57
MFO TCW GALILEO FDS INC OPPORTUNITY FD CL N	16,119.46	15,129.47
MFO TCW GALILEO FDS INC SELCT EQUITIES FD CL N	2,473.06	3,578.04

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO TCW GALILEO FDS INC SMALL CAP GROWTHFD CL N	14,401.95	17,936.63
MFO TCW GALILEO FDS INC TOTAL RETURN BD FD CL N SHS	236,520.38	233,056.46
MFO TCW TOTAL RETURN BD FD CL I SHS	43,745.59	44,594.23
MFO TEMPLETON CHINA WORLD FD FORMERLY TEMPL ADVISOR CL	55,276.44	103,810.84
MFO TEMPLETON DEVELOPING MKTS TR SH BEN INT CL A	6,764.86	10,383.31
MFO TEMPLETON GLB TOTAL RETUR-AD	47,691.59	52,643.47
MFO TEMPLETON INC TR GLOBAL BD FD ADVISOR CL	487,238.24	498,522.43
MFO TEMPLETON INC TR GLOBAL BD FD CL A GLOBAL BD FD A	228,653.27	254,134.26
MFO TFS CAP INVT TR MKT NEUTRAL FD	140,743.69	148,570.87
MFO THE WEITZ FUNDS PARTNERS III OPPORTUNITY FUND	167,696.64	167,868.04
MFO THIRD AVE TR INTL VALUE FD INSTL CL	134,813.27	125,104.83
MFO THIRD AVE TR SMALL-CAP VALUE FD INSTL CL	374,140.74	350,779.01
MFO THIRD AVE TR THIRD AVE FOCUSED CR FDINVS CL	14,186.08	14,907.56
MFO THIRD AVE TR VALUE FD INSTL CL	623,382.74	576,367.53
MFO THOMAS WHITE INTL FD	3,572.27	3,307.87
MFO THOMPSON PLUMB FDS INC BD FD	3,346.08	3,636.55
MFO THOMPSON PLUMB FDS INC GROWTH FD	81,108.84	58,350.26
MFO THORNBURG GLOBAL OPPORTUNITIES FUND A	20,195.39	21,494.52
MFO THORNBURG INC TR LTD TERM US GOVT FD	13,222.59	13,274.79
MFO THORNBURG INTL VALUE FD	908,445.75	1,105,085.54
MFO THORNBURG INVT TR GROWTH FUND CL A SHS	83,339.47	78,880.80
MFO THORNBURG INVT TR INTL VALUE FD CL A	251,098.47	267,568.35
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL A SHS	166,497.85	176,132.24
MFO THORNBURG INVT TR INVT INCOME BUILDER FD CL I	18,137.78	18,208.05
MFO THORNBURG INVT TR VALUE FD CL A	25,304.35	21,310.57
MFO TIAA-CREF MUT FDS INTL EQUITY FD RETAIL CL	53,328.71	54,382.51
MFO TOCQUEVILLE GOLD FD	1,832,405.76	2,414,137.15
MFO TOCQUEVILLE INTL VALUE FD CL F	9,706.55	8,137.20
MFO TOCQUEVILLE TR DELAFIELD FD	34,252.26	40,828.06
MFO TOCQUEVILLE TR TOCQUEVILLE FD CL A	1,096,654.81	1,191,701.79
MFO TORRAY FD SH BEN INT	122,172.97	90,338.68
MFO TOTAL RETURN BD FD CL A	118,000.90	120,327.53
MFO TOUCHSTONE FDS GROUP TR EMERGING MKTS	1,404.05	1,412.62
MFO TOUCHSTONE FDS GROUP TR SMALL CAP VALUE Z	111,612.26	106,957.56
MFO TOUCHSTONE INSTL FDS TR SANDS CAP INSTL GROWTH FD	30,190.56	50,421.56
MFO TOUCHSTONE STRATEGIC TR LARGE CAP GROWTH FD CL A	15,848.01	6,858.61
MFO TOUCHSTONE STRATEGIC TR MID CAP GROWTH FD CL A	208,876.34	216,342.29
MFO TRANSAMERICA FDS FORMERLY TRANSAMERICA TRANSAMERICA BALANCED CL P	11,706.60	12,420.34
MFO TRANSAMERICA WMC DIV GRO-P	57,482.88	53,099.79
MFO TURNER FDS LARGE CAP GROWTH FD INV CL	13,635.59	13,674.70
MFO TURNER FDS MIDCAP FD INSTL CL	1,824,549.70	2,114,522.86
MFO TWEEDY BROWNE FD INC GLOBAL VALUE FD	258,923.99	296,234.81
MFO TWEEDY BROWNE FD INC VALUE FD	13.99	16.56
MFO TWEEDY BROWNE GLOBAL VALUE FUND II -CURRENCY UNHEDGED	10,635.88	11,697.02
MFO U S GLOBAL ACCOLADE FDS EASTN EUROPEAN FD	369,336.05	306,123.70
MFO U S GLOBAL INVESTORS FDS	648,724.76	620,250.27
MFO U S GOVT GTD SECS FD CL F	60,695.44	57,468.06
MFO ULTRA NASDAQ 100 INV	25,438.02	38,606.22
MFO UNIFIED SER TR AUER GROWTH FD	4,000.00	3,063.55
MFO UNIFIED SER TR IMS CAP VALUE FD	2,664.57	2,661.80
MFO UNIFIED SER TR ROOSEVELT MULTI-CAP FD	20,548.27	21,998.34
MFO US GLOBAL INVESTORSGOLD & PRECIOUS METALS FD	49,811.94	77,228.29
MFO USGI WOLD PRECIOUS MINERAL FUND	505,839.68	508,077.13
MFO UTD SVCS FDS CHINA REGION OPPORTUNITY FD	14,868.67	15,776.34
MFO VALUE LINE INC FD INC COM	6,501.90	6,758.36
MFO VALUE LINE LARGER COMPANIES	9,342.96	10,488.20
MFO VALUE LINE PREMIER GROWTH FD INC	280,100.42	321,587.57
MFO VALUE LINE SMALL-CAP GROWTH FD INC COM	136,620.21	141,559.04
MFO VAN ECK FDS INTL INVS FD A	34,698.31	55,930.01
MFO VAN ECK GLOBAL HARD AST CL A	12,784.62	17,642.80
MFO VANGUARD 500 INDEX FUND SIGNAL	616,756.41	655,020.40
MFO VANGUARD AST ALLOCATION FD INC COM	12,857.06	11,072.65
MFO VANGUARD BALANCED INDEX FD INC COM	58,245.39	62,973.31
MFO VANGUARD BD INDEX FDS COM	599,840.84	620,355.00
MFO VANGUARD BD INDEX FDS INTER TERM PORTFOLIO FD VANGUARD BD INDEX FD	82,219.58	85,742.95
MFO VANGUARD BD INDEX FDS LONG TERM PORTFOLIO FD	103,971.83	106,540.58
MFO VANGUARD BD INDEX FDS SHORT TERM PORTFOLIO FD	544,201.28	550,171.24
MFO VANGUARD BD INDEX FDS TOTAL BD MKT INDEX FD SIGNAL SHS	122,884.00	124,513.58
MFO VANGUARD CAP VALUE FD #328	35,981.82	46,624.78
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2020 FD	679,681.77	792,689.23
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2030 FD	61,423.23	70,124.63
MFO VANGUARD CHESTER FDS TARGET RETIREMENT 2040 FD	129,163.49	185,817.15
MFO VANGUARD CONV SECS FD SH BEN INT	12,337.39	12,079.26
MFO VANGUARD DEVELOPED MKTS INDEX FD INVSH S	45,601.70	35,700.24
MFO VANGUARD EMERGING MKTS STOCK IDX VEIEX	793,392.39	951,561.67

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO VANGUARD EQTY INC FD INC COM	30,399.59	28,385.30
MFO VANGUARD EQTY INC FD INC GROWTH EQTYFD	36,630.22	38,539.43
MFO VANGUARD EXPLORER FD / VANGUARD EXPLORER FD INC TO 6/30/1998 COM	5,044.03	6,220.78
MFO VANGUARD FENWAY FDS PRIMECAP CORE FDINVS SHS	220,889.93	282,274.87
MFO VANGUARD FIXED INCOME SECS FD INC GNMA PORTFOLIO	1,852,181.27	1,894,948.37
MFO VANGUARD FIXED INCOME SECS FD INC HIGH YIELD BD PORTFOLIO	438,090.57	449,491.39
MFO VANGUARD FIXED INCOME SECS FD INC INTER TERM U S TREAS PORTFOLIO	67,944.99	65,323.07
MFO VANGUARD FIXED INCOME SECS FD INC INTER-TERM INVT GRADE FD INV SHS	225,694.93	229,392.31
MFO VANGUARD FIXED INCOME SECS FD INC LONG-TERM INVT GRADE FD INV SHS	45,071.38	46,532.05
MFO VANGUARD FIXED INCOME SECS FD INC USTREAS BD PORTFOLIO	78,900.69	77,194.80
MFO VANGUARD FTSE ALL WORLD INDEX FD	140,258.64	146,631.31
MFO VANGUARD FXD INC SECS FD INC INFLATION-PROTECTED SECS FD #119	1,645,364.74	1,710,618.46
MFO VANGUARD FXD INC SECS FD INC SHORT TERM U S TREAS PORTFOLIO	82,043.24	81,949.53
MFO VANGUARD GROWTH & INC FD	74,372.21	64,655.24
MFO VANGUARD GROWTH INDEX	195,232.16	229,382.60
MFO VANGUARD HIGH DIVIDEND YIELD INV SHS	30,049.95	32,720.15
MFO VANGUARD HORIZON FDS INC CAP OPPORTUNITY PORTFOLIO	113,838.63	138,011.32
MFO VANGUARD HORIZON GLOBAL EQTY FD #129	835,969.48	679,791.41
MFO VANGUARD INDEX TR - 500 PORTFOLIO SHBEN INT OPEN END FD	554,479.01	591,260.64
MFO VANGUARD INDEX TR EXTD MKT PORTFOLIOOPEN END FD	15,135.21	19,154.09
MFO VANGUARD INDEX TR MID CAPITALIZATION STK PORT INV SH	330,678.81	419,671.74
MFO VANGUARD INDEX TR MID-CAP GROWTH INDEX INV SHS	60,293.05	60,030.49
MFO VANGUARD INDEX TRUST SMALL CAPITLIZATION GROWTH PORT INV	34,894.72	47,492.99
MFO VANGUARD INFLATION PROTECTED SECURITIES FUND ADMIRAL	104,552.11	107,703.38
MFO VANGUARD INTL EQUITY INDEX FDS EUROPEAN PORTFOLIO	201,447.71	170,745.43
MFO VANGUARD INTL VALUE FD	237,286.50	204,652.12
MFO VANGUARD LARGE-CAP INDEX FD INV SHS	214,618.20	229,021.43
MFO VANGUARD LIFE STRATEGY INC FD PORTFOLIO	14,628.03	15,081.12
MFO VANGUARD MID-CAP GROWTH FD INVS SHS	64,693.43	82,771.16
MFO VANGUARD MORGAN GROWTH FD /VANGUARD MORGAN GROWTH FD INC 06/30/1998 COM	14,911.03	24,403.33
MFO VANGUARD PAC STK INDEX FD.	70,794.12	77,094.06
MFO VANGUARD PRIMECAP FUND	47,913.08	61,540.04
MFO VANGUARD SHORT TERM INVT GRADE ADMIRAL	234,101.11	235,249.07
MFO VANGUARD SHORT TERM INVT GRADE INV.	905,923.48	924,540.42
MFO VANGUARD SMALL-CAP INDEX FD	409,987.94	513,095.91
MFO VANGUARD SMALL-CAP VALUE INDEX FUND	202,062.83	214,078.84
MFO VANGUARD SPECIALIZED PORTFOLIOS DIVID GROWTH FD	317,593.92	354,789.79
MFO VANGUARD SPECIALIZED PORTFOLIOS ENERGY FD	1,100,627.95	1,144,303.94
MFO VANGUARD SPECIALIZED PORTFOLIOS HEALTH CARE FD	798,289.75	812,524.13
MFO VANGUARD SPECIALIZED PORTFOLIOS PRECIOUS METALS & MNG FD	373,450.18	431,931.26
MFO VANGUARD SPECIALIZED PORTFOLIOS REITINDEX FD	540,395.91	599,559.42
MFO VANGUARD STAR FD LIFESTRATEGY GROWTHFD	11,552.98	12,610.07
MFO VANGUARD STAR FD STAR FD	24,874.50	24,365.52
MFO VANGUARD STRATEGIC EQTY FD	13,503.79	10,816.20
MFO VANGUARD TARGET RET FD 2025 #304	267,918.47	272,778.70
MFO VANGUARD TARGET RET FD 2035	53,863.89	56,378.03
MFO VANGUARD TARGET RET FD 2045 #306	49,465.55	44,268.84
MFO VANGUARD TOTAL INTL STK INDX FD	862,761.11	936,779.59
MFO VANGUARD TOTAL STK MKT INDEX FD INV SH	1,564,505.63	1,656,543.37
MFO VANGUARD TX-MANAGED FD TX-MANAGED INTL FD #127	11,200.46	9,639.12
MFO VANGUARD VALUE INDEX	328,900.20	285,876.12
MFO VANGUARD WELLESLEY INCOME FD COM	1,349,809.17	1,401,436.84
MFO VANGUARD WELLINGTON FD COM	1,476,426.69	1,571,752.45
MFO VANGUARD WHITEHALL FDS INTL EXPLORERFD INVS SHS	63,177.46	61,920.98
MFO VANGUARD WHITEHALL FDS SELECTED VALUE FD INVS SHS	102,191.27	102,335.78
MFO VANGUARD WINDSOR FDS COM	245,862.33	192,465.96
MFO VANGUARD WINDSOR II FD	266,307.93	219,080.90
MFO VANGUARD WORLD FD FTSE SOCIAL INDEX FD INV SHS	11,677.08	9,813.23
MFO VANGUARD WORLD FD INTL GROWTH FD	417,578.48	417,827.01
MFO VICTORY PORTFOLIOS FOR FUTURE ISSUESSEE 92646A SPL VALUE FD	12,045.37	15,034.61
MFO VIRTUS OPPORTUNITIES TR VIRTUS FOREIGN OPPORTUNITIES	28,562.86	23,967.35
MFO VIRTUS OPPORTUNITIES TR VIRTUS REAL ESTATE SECS FD CL A	8,087.68	10,164.08
MFO WALTHAUSEN SMALL CAP VALUE	17,600.66	20,267.59
MFO WASATCH ADVISORS FDS INC INCOME FD	13,566.17	12,519.75
MFO WASATCH ADVISORS FDS INC MICRO CAP FD	323,316.39	277,770.26
MFO WASATCH ADVISORS FDS INC ULTRA GROWTH FD	195,644.85	228,907.28
MFO WASATCH CORE GROWTH FD	111,545.67	113,519.83
MFO WASATCH FDS INC EMERGING MKTS SMALL CAP FD	35,003.57	35,220.05
MFO WASATCH FDS INC GLOBAL OPPORTUNITIESFD	45,717.29	69,486.89
MFO WASATCH FDS INC GLOBAL SCI & TECHNOLOGY FD	21,574.46	22,675.35
MFO WASATCH FDS INC INTL GROWTH FD	331,442.74	363,035.62
MFO WASATCH FDS INC INTL OPPORTUNITIES FD	6,634.25	7,017.79
MFO WASATCH FDS INC MICRO CAP VALUE FD	40,747.62	54,001.97
MFO WASATCH FDS INC SMALL CAP VALUE FD	93,646.59	78,892.00
MFO WASATCH SMALL CAP GROWTH FD	286,863.88	369,821.83

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MFO WASATCH-LONG/SHORT FUND	12,501.46	15,544.88
MFO WASHINGTON MUT INVS FD CL R-5	60,320.79	48,317.81
MFO WEITZ FDS HICKORY FD	8,073.98	7,435.04
MFO WEITZ FDS PARTNERS VALUE FD	123,355.13	128,064.90
MFO WEITZ FDS SHORT-INTERMEDIATE INCOME FD	265,468.65	269,164.90
MFO WEITZ FDS VALUE FD	143,294.38	110,036.95
MFO WELLS FARGO ADVANTAGE FDS DIVERSIFIED INCOME BUILDER FD CL A	20,705.85	23,164.43
MFO WELLS FARGO ADVANTAGE FDS LARGE CAP CORE FD INV CL	4,811.92	5,437.98
MFO WELLS FARGO ADVANTAGE FDS PRECIOUS METALS FD CL A	50,000.00	51,352.58
MFO WELLS FARGO C&B LARGE CAP VALUE INVESTORS	95,672.91	102,841.91
MFO WELLS FARGO C&B MID CAP VALUE INVESTORS	51,810.77	49,783.35
MFO WELLS FARGO DIVERSIFIED INTL INV	2,507.14	1,797.21
MFO WELLS FARGO FDS TR ADVANTAGE DISCOVERY FD INV CL	120,565.14	140,106.44
MFO WELLS FARGO FDS TR ADVANTAGE ENTERPRISE FD INV CL	32,710.50	33,620.77
MFO WELLS FARGO FDS TR ADVANTAGE OPPORTUNITY FD INV CL	181,396.37	192,722.31
MFO WELLS FARGO FDS TR ADVANTAGE ASIA PAC FD INV CL	152,412.48	146,985.89
MFO WELLS FARGO FDS TR ADVANTAGE GOVT SECS FD INV CL	18,827.68	19,783.91
MFO WELLS FARGO FDS TR ADVANTAGE GROWTH FD INV CL	75,917.42	83,683.32
MFO WELLS FARGO FDS TR ADVANTAGE LARGE CAP GROWTH FD INV CL	28,058.30	31,424.19
MFO WELLS FARGO FDS TR ADVANTAGE SPECIALMID CAP VALUE INV	54,142.15	53,722.88
MFO WELLS FARGO FDS TR ADVANTAGE ULTRA SHORT TERM INCOME FD	3,718.85	3,516.23
MFO WELLS FARGO FDS TR INCOME PLUS FD INVESTOR CL	98,845.13	106,018.46
MFO WELLS FARGO SMALL CAP VALUE INVESTOR	24,206.95	26,705.19
MFO WELLS FARGO SRF G	103,754,379.81	106,383,550.79
MFO WESTCORE PLUS BD FD	134,752.51	134,692.98
MFO WESTCORE PLUS BOND FUND IN	117,468.06	117,876.33
MFO WESTCORE TR SELECT FD	23,674.32	28,098.83
MFO WESTERN ASSET CORE PLUS BOND-FI	35,180.30	36,393.38
MFO WESTERN ASSET NON-US OPP BOND I	1,756,221.43	1,721,477.76
MFO WESTPORT SELECT CAP EQTY CL I	43,942.62	45,891.63
MFO WESTPORT SELECT CAP FD CL R	1,916.22	2,279.83
MFO WEXFORD TR MUHLENKAMP FD	142,283.24	102,842.25
MFO WHITE OAK SELECT GROWTH FD	11,293.17	14,777.94
MFO WILLIAM BLAIR BOND FD-N	29,786.45	30,908.63
MFO WILLIAM BLAIR GROWTH FD	20,000.00	26,603.78
MFO WILLIAM BLAIR INTL GROWTH FD GROWTH SHS	400,412.95	409,799.70
MFO WILLIAM BLAIR SMALL CAP VALUE FUND N	42,000.00	45,992.02
MFO WILSHIRE MUT FDS INC FORMERLY WILSHIRE 5000 INDEX FD PORTFOLIO	144,098.58	154,850.10
MFO WILSHIRE TARGET FDS INC LARGE CO GROWTH PORTFOLIO INVT CL	11,318.87	10,457.40
MFO WINTERGREEN FD INC COM	286,791.97	317,365.01
MFO WORLD FDS TR SECTOR ROTATION FD NO LOAD SHS	100,000.00	99,910.56
MFO WORLDWIDE HIGH DIVIDEND YIELD	7,884.69	10,009.39
MFO WRIGHT MANAGED EQTY TR INTL BLUE CHIP EQUITIES FD STD SH	58,460.92	59,710.99
MFO WT MUTUAL FUND CRM SMALL CAP VALUE FD INV CL	74,205.67	74,015.73
MFO YACKTMAN FD INC COM	529,392.64	632,005.62
MFO YACKTMAN FD INC FOCUSED FD	607,312.57	648,805.68
MGIC INVT CORP WIS COM	12,160.17	10,190.00
MGM MIRAGE 7.625% DUE 01-15-2017	20,252.08	18,700.00
MGM RESORTS INTERNATIONAL COM	241,351.07	261,968.85
MGP INGREDIENTS INC COM	375.28	441.60
MHS 110122C00055000 MHS 01/22/2011 55.000 C	(181.55)	(1,280.00)
MICHELIN (CGDE) EUR2(REGD)	772,044.08	728,486.84
MICREL INC COM	1,379.95	1,299.00
MICROCHANNEL TECHNOLOGIES CORP COM	199,829.54	5,317.39
MICROCHIP TECHNOLOGY INC COM	12,008.17	13,684.00
MICROCHIP TECHNOLOGY INC COM	167,417.31	160,787.00
MICROMEM TECHNOLOGIES INC COM	11,163.03	166.95
MICROMET INC COM STK	8,283.24	9,256.80
MICROMET INC COMSTK CALL OPT EXP 05/21/11 PR $10 PER SH	(57.30)	0.00
MICRON TECH INC COM	150,543.44	151,417.60
MICRON TECH INC COM	325,474.49	172,814.96
MICRON TECH INC COM	389,444.42	459,546.00
MICRON TECHNOLOGY INC COMSTK CALL OPT EXP 04/16/11 PR $8 PER SH	(885.45)	(570.00)
MICRON TECHNOLOGY INC COMSTK CALL OPT EXP 2/19/11 PR $9 PER SH	(540.31)	(800.00)
MICROS SYS INC COM	17,953.29	19,122.96
MICROSOFT CORP COM	694,006.83	762,216.00
MICROSOFT CORP COM	741,755.05	837,600.00
MICROSOFT CORP COM	879,396.35	968,824.00
MICROSOFT CORP COM	864,498.59	988,368.00
MICROSOFT CORP COM	1,156,147.34	1,202,514.40
MICROSOFT CORP COM	1,779,893.23	1,924,618.25
MICROSOFT CORP COM	3,485,198.93	5,288,746.00
MICROSOFT CORP COM STK CALL OPT EXP 3/19/11 PR $30 PER SH	(219.26)	(195.00)
MICROSTRATEGY INC CL A NEW	1,272.46	1,709.40
MICROVISION INC DEL COM	135,041.49	109,089.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MIDDLEBY CORP COM	1,749.13	2,532.60
MIDDLESEX WTR CO COM	3,502.30	3,825.99
MIDFIRST BK OKLA CITY CTF DEP DTD 01-06-2010 3.45 01-06-2017	10,000.00	10,000.00
MIDFIRST BK OKLA CITY CTF DEP DTD 01-06-2010 3.75 01-06-2020	10,000.00	10,386.20
MIDFIRST BK OKLA CITY CTF DEP DTD 04/01/2010 3.2 DUE 04-03-2017	10,000.00	10,000.00
MIDFIRST BK OKLA CITY CTF DEP DTD 09-02-2009 2.6 09-03-2013	20,000.00	20,000.00
MIDNIGHT HLDGS GROUP INC COM STK	859.95	0.30
MIDWAY ENERGY LTD	16,702.49	23,575.46
MIDWAY GOLD CORP COM	20,558.25	21,832.20
MIDWEST BANC HLDGS INC PERP PFD CONV SERA CONV PFD STK	20,000.00	20,448.80
MIDWEST PWR SYS INC $8.08 PFD STK	10,000.00	10,223.20
MIDWEST PWR SYS INC 7.64 PFD STK	44,000.00	44,575.52
MIGAMI INC COM STK	249.95	4.20
MILLENNIUM CELL INC COM	6,027.19	0.31
MILLER PETE INC COM ISIN US6005771000	212,399.79	209,924.00
MILLICOM INTERNATIONAL CELLULAR COM USD1.50 (POST-SUBD)	4,711.45	4,780.00
MILLICOM INTERNATIONAL CELLULAR COM USD1.50 (POST-SUBD)	568,448.92	640,998.00
MILWAUKEE CNTY WIS 3.125% 10-01-2015 BEOTAXABLE	25,290.75	25,425.25
MINCO SILVER CORP COM STK	62,000.71	81,269.26
MINDSPEED TECHNOLOGIES INC COM NEW STK	15,454.99	16,463.90
MINDSPEED TECHNOLOGIES INC COM NEW STK	77,316.46	65,880.00
MINEFINDERS CORP LTD COM MINEFINDERS CORP	1,808.95	2,208.00
MINERA ANDES INC COM	111,610.03	125,197.92
MINERALS TECHNOLOGIES INC COM	4,473.82	6,558.20
MINERALS TECHNOLOGIES INC COM	269,976.10	340,132.00
MINES MGMT INC COM	18,892.30	25,080.00
MIPS TECHNOLOGIES INC COMMON	24,306.71	24,801.32
MIRANDA GOLD CORP FORMERLY MIRANDA DIAM	8,690.71	4,248.00
MIRANT CORP NEW WT SER A EXP 01/03/2011	133.92	0.06
MIRASOL RES LTD COM STK	11,624.75	15,246.75
MISC VAL 6-064708	0.00	0.00
MISCELLANEOUS VALUATION EXPENSE ACCRUAL	0.00	0.00
MISS VAL UTILS INVT CO $7.00 PFD STK NO PAR	3,793.58	3,250.00
MISSION WEST PPTYS INC MD COM STK	5,870.74	5,527.64
MITEK SYS INC COM NEW COM NEW	8,298.25	9,891.75
MITSUBISHI CHEM HL NPV	549,368.99	712,554.85
MITSUMI ELECTRIC NPV	85,138.51	103,042.41
MIZUHO FINANCIAL GROUP NPV	200,096.42	186,553.77
MKS INSTRS INC COM	2,011.40	2,572.50
MLP AMERIGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	152,655.95	207,444.40
MLP BREITBURN ENERGY PARTNERS L P COM UNIT LTD PARTNERSHIP INT	28,939.59	29,246.50
MLP BROOKFIELD INVTS CORP BROOKFIELD INFRASTRUCTURE LTD PART	8,290.56	9,796.90
MLP BUCKEYE PARTNERS L P UNIT LTD PARTNERSHIP INTS	45,179.74	66,753.35
MLP CEDAR FAIR L P DEPOS UNIT	2,333.64	2,455.92
MLP CRESTWOOD MAINSTREAM PARTNERS LP	5,572.00	8,157.00
MLP CROSSTEX ENERGY L P COM UNITS REPSTGLTD PARTNER INT	12.98	17.55
MLP DORCHESTER MINERALS L P COM UNITS	21,043.09	22,661.65
MLP EL PASO PIPELINE PARTNERS L P COM UNIT LTD PARTNERSHIP INT	22,256.23	23,579.98
MLP ENBRIDGE ENERGY PARTNERS L P COM	49,211.51	57,989.76
MLP ENERGY TRANSFER EQUITY L P COM UNIT LTD PARTNERSHIP	50,062.99	62,038.08
MLP ENTERPRISE PRODS PARTNERS L P COM UNIT	502,108.75	619,384.37
MLP EV ENERGY PARTNERS L P COM UNITS REPSTG LTD PARTNER INT	13,927.67	14,326.25
MLP FERRELLGAS PARTNERS L P UNIT LTD PARTNERSHIP INT	65,692.86	80,837.22
MLP GENESIS ENERGY L P UNIT LTD PARTNERSHIP INT	42,248.35	67,123.90
MLP ICAHN ENTERPRISES L P DEPOSITARY UNIT	3,904.51	3,526.00
MLP INERGY L P UNIT LTD PARTNERSHIP INT UNIT LTD PARTNERSHIP INT	64,159.36	73,440.41
MLP KINDER MORGAN ENERGY PARTNERS L P UNIT LTD PARTNERSHIP INT	680,143.47	824,488.59
MLP KKR & CO L P DEL COM UNITS	10,322.90	11,360.00
MLP MARKWEST ENERGY PARTNERS L P UNIT LTD PARTNERSHIP INT	56,641.49	70,768.54
MLP MARTIN MIDSTREAM PARTNERS L P UNIT LTD PARTNERSHIP INT	11,181.95	11,811.03
MLP MESABI TR CTF BEN INT	75,868.18	63,364.74
MLP NATURAL RESOURCE PARTNERS L P COM UNIT LTD PARTNERSHIP INT	36,256.23	48,869.57
MLP NUSTAR ENERGY LP UNIT COM UNIT	15,624.59	18,364.12
MLP PAA NAT GAS STORAGE L P COM UNIT LTDPARTNERSHIP INT	30,300.32	30,029.61
MLP PENN VA RES PARTNERS L P COM UNIT REPTG LTD PARTNERSHIP INT	88,296.03	114,830.38
MLP PERMIAN BASIN RTY TR UNIT BEN INT	244,986.12	324,367.95
MLP SAN JUAN BASIN RTY TR UNIT BEN INT SAN JUAN BASIN RTY TR UNIT BEN INT	132,539.04	140,248.08
MLP TC PIPELINES LP UNIT COM LTD PARTNERSHIP INT ISIN #US87233Q1085	5,211.77	7,775.51
MLP TEEKAY LNG PARTNERS L P	22,678.76	45,399.72
MLP TERRA NITROGEN CO L P COM UNIT	13,676.86	17,138.03
MLP W P CAREY & CO LLC COM	4,821.08	5,107.69
MLP WILLIAMS PARTNERS L P COM UNIT LTD PARTNERSHIP INT	79,656.56	81,471.19
MMRGLOBAL INC COM	2,548.00	1,820.00
MO 01/21/2012 25.000 C MO 120121C00025000	(1,578.02)	(2,520.00)
MOBILE INTERNET GROUP PTY LTD SER B PFD	(763.10)	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MOCON INC COM	4,174.63	4,417.57
MODINE MFG CO COM STK	10,141.67	12,121.00
MODUSLINK GLOBAL SOLUTIONS INC COM	56,263.23	36,938.55
MOHAWK INDS INC COM	11,831.09	11,352.00
MOHAWK INDS INC STEP CPN 6.5% DUE 01-15-2011	9,338.00	10,050.00
MOHEGAN TRIBAL 8% DUE 04-01-2012	7,000.00	5,845.00
MOLEX INC COM	117,084.17	78,929.28
MOLEX INC COM	236,138.03	256,736.00
MOLEX INC COM	381,672.73	427,136.00
MOLINA HEALTHCARE INC COM	169,341.52	169,885.00
MOLINA HEALTHCARE INC COM	244,030.72	250,650.00
MOLSON COORS BREWING CO CL B CL B	37,962.25	41,858.46
MOLSON COORS BREWING CO CL B CL B	135,007.20	150,570.00
MOLSON COORS BREWING CO CL B CL B	152,319.96	199,806.39
MOLYCORP INC COMMON STOCK	631,422.66	862,122.30
MOLYCORP INC COMSTK CALL OPT EXP 1/22/11PR $39 PER SH	(431.52)	(2,280.00)
MOMENTA PHARMACEUTICALS INC COM STK	1,548.40	1,497.00
MONARCH GULF EXPL INC COM NEW	1,609.95	62.00
MONEYGRAM INTL INC COM	23,696.05	19,647.50
MONOLITHIC PWR SYS INC COM	1,928.71	1,652.00
MONRO MUFFLER BRAKE INC COM	2,109.65	2,321.13
MONROE HBR CDO 2005-1 LTD PREF SHS COM	7,000.00	7,213.50
MONSANTO CO COMSTK CALL OPT EXP 01/22/11 PR $65 PER SH	(491.52)	(1,480.00)
MONSANTO CO COMSTK CALL OPT EXP 01/22/11PR $62.50 PER SH	(391.52)	(1,030.00)
MONSANTO CO COMSTK CALL OPT EXP 4/16/11 PR $75 PER SH	(176.30)	(268.00)
MONSANTO CO NEW COM	188,772.59	233,654.04
MONSANTO CO NEW COM	466,273.30	571,048.00
MONSANTO CO NEW COM	644,441.07	782,753.60
MONSANTO CO NEW COM	370,168.13	939,861.44
MONSTER WORLDWIDE INC COM	1,601.79	3,544.50
MONSTER WORLDWIDE INC COM	129,385.49	77,293.73
MONTHLY DTD 02-25-2009 3.55 02-25-2014	10,000.00	10,000.00
MONTPELIER RE HOLDINGS LTD COM	34,457.63	38,105.52
MONTPELIER RE HOLDINGS LTD COM	107,394.09	133,598.00
MOODYS CORP COM	25,381.79	25,362.87
MOODYS CORP COM	94,116.89	136,017.50
MOODYS CORP COM	687,138.65	666,154.00
MOOG INC CL A	9,111.95	7,960.00
MOOG INC CL A	64,591.74	71,640.00
MORGAN STANLEY ABS CAP I INC TR 03-NC6MTG PSTRU CTF CL M-1 FLT 06-25-33	95,295.80	96,668.94
MORGAN STANLEY BK CTF DEP DTD 12-19-20083.9 12-19-2011	15,000.00	15,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 10-22-2008 4.75 10-22-2012	10,000.00	10,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT CTF DEP DTD 12-05-2008 4.6 12-05-2012	30,000.00	30,000.00
MORGAN STANLEY BK N A SALT LAKE CITY UT MONTHLY DTD 01-02-2009 3.45 01-03-2012	10,000.00	10,000.00
MORGAN STANLEY BK N A SALT LAKE CY UTA DTD 10-15-2008 4.55 10-17-2011	56,000.00	56,000.00
MORGAN STANLEY BK SALT LAKE CY UT CTF DEP DTD 10/08/2008 5.05 10-08-2013	191,000.00	191,000.00
MORGAN STANLEY BK SALT LAKE CY UT DTD 10-08-2008 4.75 10-09-2012	56,000.00	56,000.00
MORGAN STANLEY COM STK USD0.01	246,750.57	254,563.78
MORGAN STANLEY COM STK USD0.01	249,580.93	272,100.00
MORGAN STANLEY COM STK USD0.01	610,685.81	541,479.00
MORGAN STANLEY COM STK USD0.01	1,040,662.64	1,035,639.81
MORGAN STANLEY DEAN WITTER & CO GLOBAL NT 4/25/01 6.75 DUE 4-15-11 BEO	28,615.71	30,511.98
MORGAN STANLEY DEAN WITTER INSD MUN TR SER TU AUCTION RATE PFD	20,000.00	19,960.00
MORGAN STANLEY FOR EQTY SEE 617 SR GBL MTN SER F FLTG RT DUE 10-18-16 BEO	40,147.73	36,943.12
MORGAN STANLEY GLOBAL MED TERM NT SER F 5.75% DUE 08-31-2012	92,029.50	96,239.61
MORGAN STANLEY INDIA INVT FD INC	6,921.95	7,694.40
MORGAN STANLEY MORGAN STANLEY 5.55% DUE 04-27-2017/04-27-2007	102,490.00	104,180.00
MORGAN STANLEY NOTES 5.625 DUE 01-09-2012 BEO	142,385.60	146,180.16
MORGAN STANLEY STEP UP DUE 07-09-2025	60,058.33	59,696.16
MORI SEIKI CO NPV	356,484.47	421,048.42
MORNINGSTAR INC COM STK	22,000.42	25,425.32
MORTON CMNTY BK ILL CTF DEP DTD 08-17-2009 3.7 10-17-2017	7,000.00	7,000.00
MOSAIC CO COM	291,666.43	347,534.60
MOTORCAR PTS & ACCESSORIES INC COM	10,052.00	10,888.40
MOTORS LIQ CO COM STK	21,276.33	2,018.74
MOTRICITY INC COM STK	29,184.96	24,141.00
MPHASE TECHNOLOGIES INC COM ISIN #US62472C1027	557.12	186.63
MRO 01/22/2011 35.000 C MRO 110122C00035000	(181.29)	0.00
MRS FIELDS FAMOUS BRANDS LLC / MRS FIELDSR SECD NT 10 DUE 10-24-2014	837.13	0.00
MRV COMMUNICATIONS COM STK USD0.0034	2,447.78	4,564.50
MSC INDL DIRECT INC CL A COM	2,539.21	3,374.49
MSCI INC CL A CL A	277,291.00	367,003.20
MSCI INC CL A CL A	1,070,774.04	1,172,696.00
MSDWCC HELOC TR 2005-1 ASSET BKD NT CL AFLTG 07-25-2017/02-25-2005 BEO	35,648.14	27,595.69
MSFT 01/22/2011 27.500 C MSFT 110122C00027500	(185.80)	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

MSFT 01/22/2011 30.000 C MSFT 110122C00030000	(248.75)	0.00
MSGI SEC SOLUTIONS INC COM	43,065.55	18,600.00
MTN GROUP LTD ZAR0.0001	251,508.12	270,317.31
MTN GROUP LTD ZAR0.0001	342,242.16	446,966.77
MTN GROUP LTD ZAR0.0001	584,599.77	715,917.71
MTR GAMING GROUP INC COM	382.38	456.75
MTU AERO ENGINES HOLDING (REGD)	1,151,520.44	1,284,948.60
MUELLER WTR PRODS INC COM SER A STK	8,163.29	8,781.02
MUENCHENER RUECKVE NPV(REGD)	329,532.37	318,360.82
MULTICELL TECHNOLOGIES INC COM NEW	53,709.18	888.00
MULTI-FINELINE ELECTRONIX INC COM	6,027.59	5,298.00
MULTI-FINELINE ELECTRONIX INC COM	23,929.04	29,139.00
MULTI-FINELINE ELECTRONIX INC COM	409,666.32	471,416.04
MULTIMEDIA GAMES INC COM	1,471.57	669.60
MUNICIPAL ELEC AUTH GA 6.637% 04-01-2057BEO TAXABLE	50,000.00	49,055.50
MUNICIPAL ELEC AUTH GA 6.655% 04-01-2057BEO TAXABLE	30,000.00	29,121.00
MUNICIPAL MTG & EQUITY L L C COM	1,763.40	238.00
MUNIHOLDINGS INSD FD II INC AUCTION MKT PFD STK SER B	314.24	0.00
MURPHY OIL CORP COM	27,097.03	35,300.84
MURPHY OIL CORP COM	271,658.04	360,896.55
MURPHY OIL CORP COM	303,875.00	402,570.00
MURPHY OIL CORP COM	780,530.86	887,145.00
MUSCLE PHARM CORPORATION COMMON STOCK	256.95	360.00
MUT RISK MGMT LTD COM	3,133.73	0.00
MV OIL TR TR UNITS	5,756.95	7,974.00
MVC CAP INC COM	690.02	730.47
MVC CAP INC COM	24,200.80	23,360.00
MWI VETERINARY SUPPLY INC COM STK	17,784.22	21,155.25
MY VINTAGE BABY INC COM STK	2,062.00	0.35
MYECHECK INC COM STK	604.95	2.40
MYLAN INC	88,250.67	111,989.00
MYLAN INC	217,010.88	231,394.63
MYREXIS INC COM	3,673.53	4,184.96
MYRIAD GENETICS INC COM	5,081.25	5,687.16
MYRIAD GENETICS INC COM	808,031.36	767,629.56
N CASTLE CUSTODIAL TR II MONEY MKT PFD 144A	5,000.00	5,363.55
N EUROPEAN OIL RTY TR CTF BEN INT	1,920.95	1,435.00
N TEX HIGHER ED AUTH INC STUD LN VAR-SER 1-CL A-2 VAR RT DUE 07-01-2030	165,000.00	163,983.60
N W PIPE CO COM	7,310.20	4,806.00
NAAC REPERFORMING 2004-R1 REMIC PASSTHRUCTF CL 144A A1 6.5 DUE 03-25-2034	58,507.57	69,872.53
NAB EXCHANGEABLE PFD TR TR UNIT EXCH PFD SHS TRUEPRS DO NOT USE SEE #1596458	2,781.41	1,850.00
NABI BIOPHARMACEUTICALS COM	7,340.06	7,527.00
NABORS INDUSTRIES COM USD0.10	96,357.42	110,848.50
NABORS INDUSTRIES COM USD0.10	114,124.92	121,992.00
NABORS INDUSTRIES COM USD0.10	185,451.32	168,583.56
NACCO IND INC CL A COM	36,717.00	65,022.00
NACEL ENERGY CORP COM STK	633.98	32.18
NALCO HLDG CO COM	3,377.12	3,992.50
NAM TAI ELECTRS INC COM PAR $0.01	1,227.65	1,636.76
NAMEX EXPLORATIONS INC COM COM	1,539.95	0.00
NANO DIMENSIONS INC COM	462.95	0.70
NANOGEN INC COM	8,896.95	42.50
NANOLOGIX INC COM	18,242.46	16,165.00
NANOMETRICS INC COM DELAWARE	28,127.57	32,075.00
NANOPHASE TECHNOLOGIES CORP COM	10,478.61	9,052.50
NANOVIRICIDES INC COM	70,929.34	77,820.28
NASDAQ OMX GROUP	106,605.74	83,672.59
NASDAQ STK MKT INC (FOR A/C 26-08000 ONLY)	22,113.01	26,103.00
NASH FINCH CO COM	66,255.63	76,518.00
NASPERS ‘N’ ZAR0.02	345,713.26	454,148.85
NAT HARMONY FOODS INC COM	2,082.42	0.00
NATCORE TECHNOLOGY INC COM STK	2,499.45	1,710.75
NATIONAL BEVERAGE CORP COM	1,576.73	1,576.80
NATIONAL CITY CAP TR III TR PFD SECS	16,289.10	18,722.46
NATIONAL CITY PFD CAP TR I NML APEX FXD TO FLTG DUE 12-29-2049/12-10-2012 BEO	63,825.00	61,737.50
NATIONAL HEALTH INVS INC COM	9,972.20	9,679.30
NATIONAL HEALTHCARE LOGISTICS INC COM	534.95	0.00
NATIONAL OILWELL VARCO COM STK	90,721.95	188,300.00
NATIONAL OILWELL VARCO COM STK	312,556.17	468,150.92
NATIONAL OILWELL VARCO COM STK	517,878.48	585,075.00
NATIONAL OILWELL VARCO COM STK	369,185.13	709,958.25
NATIONAL OILWELL VARCO COM STK	1,045,286.55	1,554,147.50
NATIONAL OILWELL VARCO INC COM STK CALL OPT EXP 1/22/11 PR $50 PER SH	(351.52)	(3,490.00)
NATIONAL REP BK CHICAGO CTF DEP DTD 10-30-2008 4.7 10-30-2013	14,238.37	12,800.00
NATIONAL RETAIL PPTYS INC COM STK	67,683.76	103,124.22

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

NATIONAL STL CORP CL B CL B	3,120.00	1.80
NATIONWIDE BLDG 2.5% DUE 08-17-2012	488,530.22	491,452.80
NATIONWIDE HLTH PPTYS INC REIT	48,002.54	60,660.41
NATIXIS EUR1.6(POST SUBDV)	184,770.02	172,168.33
NATL BK OF GREECE EUR5(REGD)	121,447.63	76,850.91
NATL FINL PARTNERS CORP COM	211,231.95	277,916.00
NATL FUEL GAS CO COM	51,358.07	61,303.25
NATL FUEL GAS CO COM	251,974.03	320,225.60
NATL PRESTO INDS INC COM	1,980.35	2,600.20
NATL REP BK CHGO CTF DEP ACT/365 MONTHLYDTD 08-28-2008 4.75 08-28-2012	25,000.00	25,000.00
NATL SEMICONDUCTOR 6.6% DUE 06-15-2017	20,888.20	22,095.08
NATL SEMICONDUCTOR CORP COM	25,188.55	24,355.20
NATL SEMICONDUCTOR CORP COM	80,190.19	82,876.48
NATL SEMICONDUCTOR CORP COM	669,919.77	638,464.00
NATURAL ALTERNATIVES INTL INC COM NEW COM NEW	38,293.07	49,364.00
NATURAL GAS SVCS GROUP INC COM	23,795.84	30,256.00
NATURAL GAS SVCS GROUP INC COM	37,879.26	35,929.00
NATURES SUNSHINE PRODS INC COM	48,199.04	44,164.32
NAUTILUS INC COM	124,713.98	50,267.20
NAUTILUS MINERALS INC COM	34,984.23	36,822.54
NAVARRE CORP COM	15,760.62	21,400.00
NAVIGATORS GROUP INC COM	665,242.49	659,585.00
NAVIO CO LTD COM STK	13,584.52	11,748.00
NAVISITE INC COM NEW	5.12	14.84
NAVISTAR INTL CORP NEW COM	967.35	1,158.20
NAVISTAR INTL CORP NEW COM	205,344.78	205,001.40
NAVISTAR INTL CORP NEW COM	612,232.56	608,055.00
NB BOOK CO INC 8.625% DUE 03-15-2012	30,302.50	29,835.00
NCR CORP COM	8,435.58	9,222.00
NCUA GTD NTS TR 2010-C1 GTD NT CL A-2 2.9 DUE 10-29-2020 REG	10,164.45	9,722.77
NCUA GTD NTS TR 2010-C1 GTD NT CL A-PT 2.65% DUE 10-29-2020 REG	139,033.55	135,649.09
NEAH PWR SYS INC COM NEW COM NEW	2,124.40	481.31
NEENAH PAPER INC COM	5,004.15	5,116.80
NEENAH PAPER INC COM	25,417.62	35,424.00
NELNET ED LN FDG INC 2004-2 STUDENT LN ASSET BKD SR NT CL 02-25-2039 REG	179,750.00	179,500.00
NELNET INC CL A CL A	160,650.47	286,649.00
NELNET STUDENT LN TR 2008-4 ASSET BKD NTCL A-4 FLTG 04-25-2024 REG	110,000.00	112,585.66
NEO MATL TECHNOLOGIES INC COM STK	64,579.58	135,922.75
NEOGEN CORP COM	10,085.15	12,309.00
NEOGENOMICS INC COM NEW	8,700.72	5,850.00
NEOMEDIA TECHNOLOGIES INC COM NEW COM NEW	1,963.00	60.00
NEONODE INC COM STK	3,955.85	41.94
NEOPHARM INC COM	4,117.77	540.00
NEOPROBE CORP COM	18,265.41	20,600.00
NESS ENERGY INTL INC COM	6,879.33	2,000.00
NESS TECHNOLOGIES INC COM	630.28	594.00
NESS TECHNOLOGIES INC COM	25,736.44	15,444.00
NESTLE SA CHF0.10(REGD)	543,766.19	680,594.17
NESTLE SA CHF0.10(REGD)	948,596.03	1,141,995.08
NESTLE SA CHF0.10(REGD)	1,067,583.95	1,659,731.53
NET 1 UEPS TECHNOLOGIES INC COM NEW NET 1 UEPS TECHNOLOGIES INC	7,968.79	5,615.08
NET BANK INC COM	14,472.05	0.00
NET VOICE TECHNOLOGIES CORP COM	1,460.40	0.00
NETAPP INC COM STK	96,549.95	101,950.80
NETAPP INC COM STK	212,853.81	499,861.20
NETAPP INC COM STK	419,066.28	763,944.00
NETFLIX INC COM STK	194,487.44	191,688.70
NETFLIX INC COM STK	310,848.88	518,315.00
NETFLIX INC COM STK	1,657,512.49	1,707,276.90
NETFLIX INC COM STK CALL OPT EXP 1/22/11 PR $165 PER SH	(1,722.27)	(273.00)
NETFLIX INC COM STK CALL OPT EXP 1/22/11 PR $200 PER SH	(590.77)	(360.00)
NETFLIX INC COM STK CALL OPT EXP 2/19/2011 PR $190 PER SH	(1,042.28)	(800.00)
NETFLIX INC COMSTK CALL OPT EXP 01/22/11 PR $175 PER SH	(1,172.28)	(895.00)
NETFLIX INC COMSTK CALL OPT EXP 01/22/11PR $190 PER SH	(1,632.27)	(1,420.00)
NETGEAR INC COM	32,247.62	51,732.48
NETLIST INC COM STK	1,982.13	1,792.00
NETLOGIC MICROSYSTEMS INC COM	78,463.58	75,384.00
NETLOGIC MICROSYSTEMS INC COM	206,577.99	363,099.60
NETNUMBER COM INC SER C PFD STK	19,479.38	20,769.97
NETSUITE INC COM STK	11,794.15	12,500.00
NETWORK ENGINES INC COM	167.56	152.00
NEURALSTEM INC COM STK	61,254.25	58,300.00
NEUROBIOLOGICAL TECHNOLOGIES INC COM NEWSTK	4,321.59	20.33
NEUROCRINE BIOSCIENCES INC COM	2,523.39	1,528.00
NEUROCRINE BIOSCIENCES INC COM	75,544.68	87,096.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

NEUROGESX INC COM	620.98	413.40
NEUROMEDICA INC SER B CONV PFD	5,000.00	5,334.05
NEUROSEARCH A/S NEUROSEARCH A/S COMMON STOCK ISIN #DK001022466 (5077333)	12,395.62	6,840.84
NEUSTAR INC CL A	6,531.48	7,241.90
NEUTRAL TANDEM INC COM STK	123,564.46	112,054.40
NEVADA EXPL INC COM STK	11,417.59	4,077.00
NEVSUN RES LTD COM STK	45,371.77	60,164.70
NEW AMER HIGH INCOME FD INC COM NEW COM NEW	11,930.68	16,856.60
NEW CENTY FINL CORP MD COM	13,603.73	0.00
NEW ENERGY TECHNOLOGIES INC COM STK	137,089.08	170,525.30
NEW FLYER INDS INC / NEW FLYER INDS CDA ULC INCOME DEPOSIT SECS	1,116.37	1,139.23
NEW FRONTIER MEDIA INC COM	437.34	240.80
NEW GOLD INC CDA COM	102,312.31	135,176.00
New Israeli shekel	353.77	353.77
NEW YORK CMNTY BANCORP INC COM	13,474.97	17,381.83
NEW YORK MTG TR INC COM PAR $.02 COM PAR$.02	8,487.55	8,533.11
NEW YORK TIMES CO CL A ISIN #US6501111073	761.93	980.00
New Zealand dollar	167.79	167.79
New Zealand dollar	409.52	409.52
New Zealand dollar	3,894.62	3,894.62
New Zealand dollar	23,436.00	23,436.00
NEWBRIDGE BANCORP COM STK	17,440.85	21,150.00
NEWCASTLE INVT CORP NEW COM	8,446.54	8,810.50
NEWCREST MINING LTD NPV	99,113.64	103,312.98
NEWELL RUBBERMAID INC COM	20,403.02	30,980.21
NEWELL RUBBERMAID INC COM	172,715.78	132,913.98
NEWFIELD EXPLORATION	17,652.50	25,599.05
NEWFIELD EXPLORATION	238,798.87	243,010.70
NEWLEAD HOLDINGS LTD COM	75.17	4.64
NEWMARKET CORP COM	226,425.03	333,099.00
NEWMARKET TECHNOLOGY INC COM PAR $0.001 COM PAR $0.001	0.00	2,840.71
NEWMONT MINING CORP COMSTK CALL OPT EXP 01/22/11 PR $57.50 PER SH	(590.47)	(860.00)
NEWMONT MINING CORP NEW COM	353,538.58	378,847.66
NEWMONT MINING CORP NEW COM	435,200.70	762,039.15
NEWPORT CORP COM	4,229.15	5,229.00
NEWPORT CORP COM	36,236.00	59,058.00
NEWS AMER INC 6.65% DUE 11-15-2037	9,855.00	11,075.91
NEWS CORP CL A COM	10,289.29	9,617.14
NEWS CORP CL A COM	418,967.77	479,024.00
NEWS CORP CL A COM	996,880.22	836,617.60
NEWS CORP CL B COM	313.95	328.40
NEXEN INC COM	2,951.30	3,435.00
NEXEN INC SUB NT	2,689.95	2,522.00
NEXPRISE INC NEW COM NEW STK	111.75	0.18
NEXT FUEL INC COM	65,780.85	61,800.00
NEXT ORD GBP0.10	185,457.28	180,007.61
NEXTECH SOLUTIONS INC LA COM STK	876.85	3.00
NEXTEL COMMUNICATIONS INC CONV PFD	242.00	11.25
NEXTERA ENERGY CAP 8.75% GTD JR SUB DEB SER F	26,756.25	27,940.00
NEXTERA ENERGY INC	28,934.10	28,145.88
NEXTERA ENERGY INC COM	291,804.81	297,926.46
NEXTERA ENERGY INC COM	442,920.18	436,716.00
NEXTERA ENERGY INC COM	487,522.95	483,507.00
NEXTERA ENERGY INC COM	357,588.19	543,971.37
NEXTERA ENTERPRISES INC CL A CL A ISIN #US65332E1010	541.19	6.90
NEXTWAVE WIRELESS INC COM NEW COM NEW	9,090.12	1,199.10
NFR SEC INC SER C CONV PFD	1,000.00	1,008.17
NGAS RES INC COM	11,679.73	5,600.00
NGEX RESOURCES INC	139.96	79.74
NHK SPRING CO LTD NPV	91,020.60	119,627.43
NIAGARA MOHAWK PWR CORP SER C PFD STK	10,000.00	10,001.00
NICHOLAS FINL INC BC COM NEW	3,638.95	4,096.00
NICOR INC COM	34,922.26	57,308.16
NICOR INC COM	76,722.78	88,122.18
NIGHTHAWK SYS INC COM	92,265.92	2,173.81
NII HLDGS INC COM NEW CL B NEW	11,613.88	12,192.18
NII HLDGS INC COM NEW CL B NEW	56,302.12	62,524.00
NII HLDGS INC COM NEW CL B NEW	340,075.47	370,678.00
NII HLDGS INC NT CONV 3.125 DUE 06-15-2012 BEO	1,443.75	1,961.77
NIKE INC CL B	326,421.44	361,109.46
NIKE INC CL B	659,872.22	760,238.00
NIKE INC CL B	291,360.66	821,569.56
NIKE INC -CL B COMSTK CALL OPT EXP 04/16/2011 PR $90 PER SH	(1,904.94)	(56.00)
NIKE INC -CL B COMSTK CALL OPT EXP 12/18/10 PR $90 PER SH	(359.52)	(804.00)
NIKON CORP JPY50	232,781.30	253,560.16

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

NINTENDO CO LTD NPV	426,931.41	440,243.25
NIPPON TELEGRAPH & TELEPHONE CORP NPV	720,533.28	769,455.78
NISOURCE INC COM	62,086.61	70,133.98
NISOURCE INC COM	129,320.48	123,251.90
NISOURCE INC COM	297,192.87	301,302.00
NISOURCE INC COM	656,348.30	699,514.00
NL INDS INC COM NEW	1,147.44	1,116.00
NM SOFTWARE INC COM	23,072.00	2,000.00
NMC INC COM STK	6,139.14	1,860.00
NMT MED INC COM STK	4,690.86	468.00
NN INC COM	45,980.37	114,330.00
NNRF INC COM STK	1,934.95	0.63
NOBLE AFFILIATES INC 7.25% DUE 08-01-2097 REG	19,944.20	19,989.36
NOBLE CORP COM STK CALL OPT EXP 1/21/12 PR $40 PER SH	(711.54)	(630.00)
NOBLE CORPORATION (SWITZERLAND) COM USD0.10	110,760.22	137,356.80
NOBLE CORPORATION (SWITZERLAND) COM USD0.10	185,745.13	167,565.17
NOBLE ENERGY INC COM	45,031.42	49,668.16
NOBLE ENERGY INC COM	311,269.56	379,268.48
NOBLE GROUP COM STK	6,306.90	7,852.92
NOBLE INTL LTD COM	259.15	0.00
NOKIA OYJ EUR0.06	1,711,306.11	1,323,388.18
NOKIAN RENKAAT OYJ NPV	192,687.96	271,694.29
NOMURA HOLDINGS NPV	325,463.92	277,182.66
NORCAL CMNTY BANCORP COM STK	19,786.78	18,000.00
NORDEA BK AG 3.7% DUE 11-13-2014	119,826.00	123,691.80
NORDIC AMER TANKER SHIPPING COM STK ISIN#BMG657731060	294,054.22	263,212.86
NORDSON CORP COM	15,218.05	15,160.20
NORDSTROM INC COM	49,321.21	64,999.52
NORDSTROM INC COM	77,187.17	179,394.54
NORFOLK SOUTHN CORP COM	164,995.62	188,773.72
NORFOLK SOUTHN CORP COM	273,420.69	574,300.44
NORTECH SYS INC COM	8,228.29	3,378.34
NORTEL NETWORKS CORP NEW COM NEW STK	504.02	11.94
NORTH AMERN ENERGY PARTNERS INC COM	419.45	613.00
NORTH AMERN PALLADIUM LTD COM	113,028.49	173,951.10
NORTH AMERN SCIENTIFIC INC COM NEW STK	1,249.95	0.06
NORTHEAST UTILITIES COM	41,321.40	45,747.80
NORTHEAST UTILITIES COM	95,821.60	141,419.68
NORTHEAST UTILITIES COM	196,922.30	242,288.00
NORTHERN DYNASTY MINERALS LTD COM NEW STK	22,184.48	42,155.50
NORTHERN GREEGOLD RES LTD COM STK	7,385.92	3,522.00
NORTHERN IND PUB SVC CO PFD SER A ADJUSTABLE RATE	50,000.00	52,885.53
NORTHERN OIL & GAS INC NEV COM STK	35,123.80	44,896.50
NORTHERN TECHNOLOGIES INTL CORP COM STK	25,968.90	40,410.00
NORTHERN TR CORP COM	18,957.47	18,981.14
NORTHERN TR CORP COM	287,040.65	337,557.72
NORTHERN TR CORP COM	613,257.42	692,625.00
NORTHFIELD LAB INC COM	1,702.81	0.00
NORTHROCK RES INC COM NEW	487.06	1,866.84
NORTHROP GRUMMAN CORP COM	89,844.70	96,686.09
NORTHROP GRUMMAN CORP COM	279,802.88	362,768.00
NORTHROP GRUMMAN CORP COM	332,314.49	475,809.10
NORTHROP GRUMMAN CORP COM	482,957.64	544,540.68
NORTHSTAR ED FIN INC DEL 2007-1 STUDENT LN ASSET BKD NT CL 1A-5 01-29-2046 BEO	164,000.00	164,000.00
NORTHSTAR GLOBAL BUSINESS SVCS INC COM STK	744.85	0.67
NORTHSTAR NEUROSCIENCE INC COM	282.40	90.00
NORTHSTAR RLTY FIN CORP COM	29,416.31	42,758.22
NORTHWEST BIOTHERAPEUTICS INC COM NEW COM NEW	1,896.21	1,560.00
NORTHWEST NAT GAS CO COM	9,250.03	9,294.00
NORTHWESTERN CORP COM NEW COM NEW	155,562.86	161,448.00
Norwegian krone	85.02	85.02
Norwegian krone	157.23	157.23
Norwegian krone	4,284.42	4,284.42
Norwegian krone	15,483.87	15,483.87
NOVA BIOSOURCE FUELS INC COM STK	15,471.09	1.00
NOVA CHEMICALS 6.5% DUE 01-15-2012	9,500.36	10,375.00
NOVA MEASURING INSTRUMENTS	4,447.53	4,986.00
NOVAGOLD RES INC COM NEW	437,566.03	520,441.17
NOVAGOLD RESOURCES INC COMSTK CALL OPT EXP 01/22/11 PR $14 PER SH	(591.54)	(510.00)
NOVAGOLD RESOURCES INC COMSTK CALL OPT EXP 12/18/10 PR $16 PER SH	(235.47)	0.00
NOVARTIS AG CHF0.50(REGD)	906,374.01	1,075,578.25
NOVASTAR FINL INC COM NEW STK	1,132.77	89.04
NOVATEL WIRELESS INC COM NEW	78,902.75	76,400.00
NOVAVAX INC COM	62,958.34	42,525.00
NOVELL INC COM	100,888.55	52,332.80

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

NOVELL INC COM	55,964.68	58,992.80
NOVELLUS SYS INC COM	12,434.95	12,928.00
NOVELLUS SYS INC COM	92,228.66	73,237.12
NOVELLUS SYS INC COM	745,538.34	995,456.00
NOVELOS THERAPEUTICS INC COM	6,654.50	543.90
NOVO-NORDISK AS DKK1 SER‘B’	381,892.88	604,747.52
NOVO-NORDISK AS DKK1 SER‘B’	676,851.62	975,963.03
NOVOZYMES A/S SER‘B’DKK10	181,404.29	200,306.74
NOVOZYMES A/S SER‘B’DKK10	300,949.41	428,472.55
NPC INTL INC 9.5% DUE 05-01-2014	24,081.25	25,625.00
NRG ENERGY INC 7.375% DUE 01-15-2017	10,437.50	10,300.00
NRG ENERGY INC 7.375% DUE 02-01-2016	10,437.50	10,250.00
NRG ENERGY INC COM NEW	9,708.73	8,929.78
NRG ENERGY INC COM NEW	151,977.84	121,656.04
NSTAR COM	12,513.53	14,944.88
NTT DOCOMO NPV	378,269.36	422,638.44
NU SKIN ENTERPRISES INC CL A	9,642.14	9,592.42
NU SKIN ENTERPRISES INC CL A	133,349.58	151,300.00
NUANCE COMMUNICATIONS INC COM	35,227.13	38,723.40
NUCLEAR SOLUTIONS INC COM	152,635.97	1,218.00
NUCOR CORP COM	226,616.24	231,781.25
NUCOR CORP COM	202,361.34	348,106.08
NUCOR CORP COM	478,877.03	525,840.00
NUCOR CORP COM	578,083.22	622,244.00
NUMEREX CORP N Y COM	3,095.57	2,809.63
NUMOBILE INC COMMON STOCK	921.95	72.80
NUPATHE INC COMMON STOCK	2,186.95	2,718.00
NUTRACEA COM NEW	27,051.13	12,950.00
NUTRI PHARMACEUTICALS RESH INC COM NEW STK	1,689.90	20.00
NUTRI SYS INC NEW COM	11,784.22	12,008.13
NUTRIPURE BEVERAGES INC COM NEW	510.75	0.01
NUTRITION 21 INC COM	10,251.16	216.60
NUVASIVE INC COM	933,048.79	782,299.35
NUVEEN EQTY PREM OPPORTUNITY FD COM	57,405.08	60,808.17
NUVEEN INVT QUAL MUN FD INC MUN AUCTION RATE PFD SER W	25,437.00	262.08
NUVEEN PREM INC MUN FD INC MUN AUCTIONRATE PFD SER TH 3182390	4,858.33	5,671.11
NV ENERGY INC COM	202,207.50	241,660.00
NV ENERGY INC COM	381,021.07	443,980.00
NV GEOTHERMAL PWR INC COM	8,063.35	8,360.00
NVIDIA CORP COM	167,445.44	203,418.60
NVIDIA CORP COM	216,280.30	225,163.40
NVIDIA CORP COMSTK CALL OPT EXP 01/22/11PR $15 PER SH	(1,337.88)	(1,580.00)
N-VIRO INTL CORP COM NEW	312,957.65	346,500.00
NXSTAGE MED INC COM STK	14,621.30	19,904.00
NXT NUTRITIONALS HLDGS INC COM STK	87,994.75	26,880.00
NYMET HLDGS INC COM NEW STK	2,340.21	147.00
NYSE EURONEXT COM STK	19,081.28	20,986.00
NYSE EURONEXT COM STK	515,160.67	196,758.74
NYSE EURONEXT COM STK	300,748.28	267,725.18
O REILLY AUTOMOTIVE INC NEW COM USD0.01	126,910.35	212,195.04
O2DIESEL CORP COM	5,815.07	0.00
OASIS PETE INC NEW COM STK	19,408.19	27,120.00
OASIS PETE INC NEW COM STK	226,303.12	431,750.40
OCCIDENTAL PETE 7% DUE 11-01-2013	178,444.80	208,120.14
OCCIDENTAL PETROLEUM CORP	188,597.92	309,015.00
OCCIDENTAL PETROLEUM CORP	320,860.19	397,053.18
OCCIDENTAL PETROLEUM CORP	775,678.96	961,380.00
OCCIDENTAL PETROLEUM CORP	612,542.23	2,005,752.60
OCEAN PWR TECHNOLOGIES INC COM NEW STK	25,927.57	17,674.80
OCEANEERING INTL INC COM	39,653.66	54,854.35
OCEANFREIGHT INC COM STK	35,050.47	16,248.12
OCLARO INC COM NEW	17,194.80	19,869.65
OCZ TECHNOLOGY GROUP INC COM USD0.0025	484.31	563.94
ODYSSEY THERA INC NEW SER A PFD STK	10,608.66	109.92
OFFICE DEPOT INC COM	28,186.65	33,512.40
OGE ENERGY CORP COM	4,794.70	7,490.87
OGE ENERGY CORP COM	240,962.46	255,024.00
OGE ENERGY CORP COM	255,796.82	259,578.00
OGX PETROLEO E GAS COMSTK	1,278,492.27	1,624,096.39
OIL DRI CORP AMER COM	1,808.95	2,149.00
OIL STS INTL INC COM ISIN US6780261052	46,068.03	49,092.94
OIL STS INTL INC COM ISIN US6780261052	197,280.01	269,178.00
OIL STS INTL INC COM ISIN US6780261052	308,818.57	435,812.00
OIL STS INTL INC COM ISIN US6780261052	646,902.15	1,012,622.00
OILSANDS QUEST INC COM STK	271,560.01	72,426.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

OLD 2ND BANCORP INC DEL COM	2,804.66	224.40
OLD MUTUAL PLC ORD GBP0.10	204,292.30	196,471.67
OLD REP INTL CORP COM	380,528.01	385,729.00
OLIN CORP COM	15,476.85	18,708.62
OM GROUP INC COM	35,741.82	44,286.50
OM GROUP INC COM	60,884.87	77,020.00
OM GROUP INC COM	506,372.05	662,988.16
OMDA OIL & GAS INC COM NEW STK	56.26	10.00
OMEGA NAVIGATION ENTERPRISES INC USD0.01CLS‘A’	2,015.08	384.00
OMEGA PROTEIN CORP COM	7,725.55	12,150.00
OMNICARE INC COM	14,185.28	14,735.70
OMNICELL INC COM	13,244.95	7,225.00
OMNICOM GROUP INC COM	16,831.45	20,610.00
OMNICOM GROUP INC COM	231,379.16	346,980.80
OMNICOM GROUP INC COM	351,622.29	373,728.00
OMNIVISION TECHNOLOGIES INC COM	35,730.49	44,859.15
OMNOVA SOLUTIONS INC COM	957.67	1,078.44
OMNOVA SOLUTIONS INC COM	31,745.12	36,784.00
OMV AG NPV(VAR)	79,726.22	84,279.93
ON ASSIGNMENT INC COM	33,387.06	34,230.00
ON SEMICONDUCTOR CORP COM	28,667.13	39,915.20
ON TRACK INNOVATIONS COM ILS0.10	4,760.68	6,798.00
ONCOLYTICS BIOTECH INC COM	12,953.15	28,475.00
ONCOTHYREON INC COM STK	24.11	16.30
ONEBEACON INSURANCE GROUP LTD COM STK USD0.01 CLASS ‘A’	26,771.94	39,416.00
ONEIDA FINL CORP COM STK	4,398.75	2,849.64
ONEOK INC COM STK	57,847.59	69,553.94
ONEOK INC COM STK	124,140.00	148,659.60
ONESTEEL NPV	88,750.79	87,574.39
ONLINE PWR SUP INC COM	6,667.85	0.00
ONLINE RES CORP COM	298.00	139.50
ONO PHARMACEUTICAL NPV	128,986.94	135,367.56
ONT PROV CDA 40000 DUE 10-07-2019 BEO	239,587.20	246,544.56
ONTARIO PROV CDA BD 3.15% DUE 12-15-2017REG	917,304.40	914,310.72
ONTARIO(PROV OF) 2.7% BDS 16/06/15 USD1000	359,834.40	365,238.00
ONYX ACCEP CORP CONV PFD	9,337.52	1,769.85
ONYX PHARMACEUTICALS INC DEL COM	22,129.82	27,246.93
ONYX PHARMACEUTICALS INC DEL COM	228,221.32	299,015.70
OPEN TEXT CORP COM	3,635.00	4,606.00
OPENTABLE INC COM	21,250.70	21,144.00
OPENWAVE SYS INC COM NEW	1,509.66	1,272.00
OPENWAVE SYS INC COM NEW	13,995.18	11,236.00
OPEXA THERAPEUTICS INC COM STK	1,086.95	1,176.00
OPLINK COMMUNICATIONS INC COM NEW	17,841.10	19,578.20
OPNET TECHNOLOGIES INC COM ISIN US6837571081	21,875.85	40,155.00
OPNET TECHNOLOGIES INC COM ISIN US6837571081	35,284.90	53,540.00
OPTI CDA INC COM STK	38,554.39	23,600.50
OPTI INC COM	2,091.13	892.40
OPTICAL CABLE CORP COM NEW STK	14,099.15	6,240.00
OPTION ONE MTG LN TR 2003-1 CL A-2 02-25-2033 BEO	258,664.64	212,076.78
OPTIONS MEDIA GROUP HLDGS INC COM STK	3,083.45	368.65
OPTIONSXPRESS HLDGS INC COM STK	39,239.87	31,653.40
OPTIONSXPRESS HLDGS INC COM STK	1,214,897.21	897,891.00
ORACLE CORP COM	467,655.98	737,271.50
ORACLE CORP COM	698,396.90	852,925.00
ORACLE CORP COM	1,402,068.94	1,611,950.00
ORACLE CORP COM	1,052,918.94	1,613,202.00
ORACLE CORP COM	1,664,668.24	2,215,601.80
ORACLE CORP COM	1,358,144.41	3,048,526.10
ORACLE CORP COM USD0.01	458,617.39	561,913.47
ORAMED PHARMACEUTICALS INC COM STK	303.95	90.00
ORASURE TECHNOLOGIES INC COM	511.34	575.00
ORBITAL SCI CORP COM	14,440.65	11,991.00
ORCHESTRA THERAPEUTICS INC COM PAR $0.0025 STK	1,681.51	6.32
ORE PHARMACEUTICAL HLDGS INC COM	788.95	122.50
OREXIGEN THERAPEUTICS INC COM	59,724.00	57,125.60
ORGANA TECHNOLOGIES GROUP INC COM NEW STK	8,919.22	0.00
ORIENT PAPER INC COM NEW STK	38,018.20	25,440.00
ORIGEN MANUFACTURED HSG CONT TR SER 02-A SR/SUB ASTBKD CTF CL A-1 05-15-32	12,797.12	12,037.38
ORIGIN AGRITECH LIMITED	62,294.71	66,030.00
ORIGIN AGRITECH LTD COM STK CALL OPT EXP 1/22/11 PR $10 PER SH	(1,285.90)	(3,296.00)
ORIGINOIL INC COM STK	1,461.85	744.90
ORION CORPORATION SER’B’NPV	91,897.24	132,386.41
ORION ENERGY SYS INC COM STK	2,020.17	601.20
ORKLA ASA NOK1.25	50,145.54	57,233.47

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ORLEANS HOMEBUILDERS INC COM	1,768.95	60.00
ORTHOFIX INTL N.V COM STK USD0.10	55,702.80	69,600.00
OSHKOSH CORPORATION	48,057.36	49,050.73
OSHKOSH CORPORATION	818,751.10	873,952.00
OSI SYS INC COM	16,497.21	18,180.00
OSI SYS INC COM	89,145.62	123,624.00
OSI SYS INC COM	229,874.42	416,212.92
OSIRIS THERAPEUTICS INC NEW COM	9,635.81	7,790.00
OSISKO MINING CORP COM NPV	7,038.21	10,959.60
OTELCO INC INCOME DEP SECS IDS	1,872.06	2,545.20
OTTER TAIL CORP	33,330.10	38,208.66
OVERHILL FARMS INC COM	1,238.70	1,382.40
OVERSTOCK COM INC DEL COM	1,956.66	1,648.00
OWENS & MINOR INC NEW COM	14,503.70	14,715.00
OWENS CORNING NEW COM STK	38,870.17	43,765.75
OWENS CORNING NEW COM STK	169,256.45	171,948.00
OWENS CORNING NEW COM STK	257,504.22	295,925.00
OWENS CORNING NEW WT EXP SER B WTS	48,258.30	5,087.25
OWENS ILL INC COM NEW	4,845.76	5,219.00
OWENS ILL INC COM NEW	113,503.86	126,391.90
OXYGEN BIOTHERAPEUTICS INC COM NEW COM NEW	883.03	180.48
OYO GEOSPACE COM	2,602.37	4,459.95
OZ MINERALS LTD COMSTK	143,201.79	178,078.91
P F CHANGS CHINA BISTRO INC COM STK	255,381.27	353,758.00
P.T. ASTRA INTL IDR500	241,600.45	232,989.96
PA PWR & LT CO $7.00 CUM PFD STK	8,287.50	12,100.00
PAC GAS & ELEC CO 1ST PFD 6	29,896.70	29,768.69
PAC GAS & ELEC CO 6.05% DUE 03-01-2034	34,895.49	38,321.47
PAC GAS & ELEC CO 8.25% DUE 10-15-2018	78,674.40	103,940.24
PAC GOLD CORP COM	341.23	320.00
PACCAR INC COM	25,653.57	38,669.18
PACCAR INC COM	151,594.39	526,828.50
PACCAR INC COM	738,679.36	1,082,367.00
PACE OIL & GAS LTD COMMON STOCK	19,794.48	19,432.08
PACER INTL INC TENN COM	6,293.19	5,472.00
PACIFIC BLUE ENERGY CORP COM STK	21,908.09	2,100.00
PACIFIC BOOKER MINERALS INC COM	4,836.69	5,976.80
PACIFIC CAP BANCORP NEW COM NEW COM NEW	9,430.46	8,930.16
PACIFIC COMOX RES LTD COM	7,394.90	1,781.80
PACIFIC ETHANOL INC COM	314,512.13	137,926.25
PACIFIC GAS & ELEC CO 1ST PFD 6.30%	8,408.00	9,500.00
PACIFIC OFFICE PPTYS TR INC COM REIT	1,973.95	2,085.00
PACIFIC SUNWEAR CALIF INC COM	10,220.69	9,756.00
PACKAGING CORP AMER COM ISIN US6951561090	296,920.10	328,168.00
PACKAGING CORP AMER COM ISIN US6951561090	380,245.58	434,112.00
PAINCARE HLDGS INC COM STK	1,345.64	9.99
PAIVIS CORP COM NEW STK	258.95	0.00
PALADIN ENERGY LIMITED PALADINE RESOURCES COM	104,001.45	122,752.14
PALADIN HLDGS INC COM STK	33,485.97	75.15
PALATIN TECHNOLOGIES INC COMMON STOCK	709.52	202.50
PALL CORP COM	67,980.34	143,782.00
PALOMAR MED TECHNOLOGIES INC COM NEW	3,013.56	3,453.03
PALOMAR MED TECHNOLOGIES INC COM NEW	15,853.20	17,052.00
PAN AMERN SILVER CORP COM	248,491.94	441,441.52
PAN AMERN SILVER CORP COM	267,468.28	464,354.28
PANACOS PHARMACEUTICALS INC COM	12,591.34	249.00
PANCONTINENTAL URANIUM CORP COM STK	4,406.81	1,946.57
PANDORA A/S DKK1	348,389.80	482,248.09
PANERA BREAD CO CL A	70,446.83	75,806.29
PANERA BREAD CO CL A	264,437.79	465,566.00
PANTHER VY PA SCH DIST RFDG AMBAC UT LT 5.35 BD DUE 04-01-2002/04-17-98 B/Q	720.85	17.50
PANTRY INC COM ISIN #US6986571031	1,485.24	1,986.00
PAR PHARMACEUTICAL COS INC COM	30,191.86	37,547.25
PAR PHARMACEUTICAL COS INC COM	207,138.54	288,825.00
PAR PHARMACEUTICAL COS INC COM	693,548.38	1,074,429.00
PARADIGM CAP TR II TR PFD SECS FLTG RATE	6,540.40	900.00
PARAGON SHIPPING INC CL A COM STK	22,178.95	17,871.20
PARAGOULD ARK HOSP REV 6 DUE 10-01-2007/10-01-2006 BEO	2,437.95	0.00
PARAMETRIC SOUND CORPORATION COMMON STOCK	0.00	195.00
PARAMOUNT GOLD MNG CORP COM	23,774.04	28,329.00
PARDEE RES 12.00% CUMLATIVE PFD STK	19,480.00	20,400.00
PAREXEL INTL CORP COM	176,930.60	215,484.50
PAREXEL INTL CORP COM	160,469.91	312,081.00
PARGESA HLDGS SA CHF20(BR)	6,217.61	7,558.47
PARKER COLO CTFS PARTN 4.2% 11-01-2014 BEO TAXABLE	25,013.00	26,616.25

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

PARKER DRILLING CO COM	69,939.55	67,430.35
PARKER-HANNIFIN CORP COM	37,858.09	56,095.00
PARKER-HANNIFIN CORP COM	130,845.97	350,291.70
PARMALAT S.P.A EUR1	858,124.03	928,096.38
PATRIOT COAL CORP COM STK CALL OPT EXP 1/22/11 PR $20 PER SH	(91.55)	(327.00)
PATRIOT COAL CORP COMSTK CALL OPT EXP 06/18/11 PR $25 PER SH	(236.78)	0.00
PATRIOT COAL CORP-STOCK DISTRIBUTION	114,690.22	140,529.35
PATRIOT NATL BANCORP INC COM	7,115.76	4,200.00
PATRIOT SCIENTIFIC CORP COM	199,491.29	85,266.48
PATTERSON COS INC COM	87,745.58	74,553.42
PATTERSON COS INC COM	409,068.55	416,568.00
PATTERSON-UTI ENERGY INC COM	39,203.01	47,582.40
PATTERSON-UTI ENERGY INC COM	622,791.55	754,250.00
PATTERSON-UTI ENERGY INC COM	552,123.12	816,249.35
PAXTON ENERGY INC COM PAR $0.001 STK	42,516.75	1,098.90
PAYCHEX INC COM	142,738.17	154,539.55
PAYCHEX INC COM	213,717.96	250,247.36
PC CONNECTION INC COM	28,792.09	20,378.00
PC MALL INC COM	14,237.46	17,789.50
PCCW LIMITED HKD0.25(POST CONS)	15,358.43	708.00
PCS EDVENTURES COM INC COM	573.12	130.00
PDG REALTY SA EMPR COM NPV	646,295.68	872,168.67
PDL BIOPHARMA INC COM	57,097.79	57,832.68
PDL BIOPHARMA INC COM	149,620.83	175,686.00
PEABODY ENERGY 6.5% DUE 09-15-2020	70,000.00	74,725.00
PEABODY ENERGY CORP COM STK	269,241.56	434,168.28
PEABODY ENERGY CORP COM STK	880,412.36	1,004,223.49
PEETS COFFEE & TEA INC COM	2,719.15	4,174.00
PEETS COFFEE & TEA INC COM	784,962.93	1,243,852.00
PEGASUS WIRELESS CORP NEV COM NEW STK	4,797.32	0.00
PELE MTN RES INC COM	5,076.85	6,542.00
PEMBINA PIPELINE CORPORATION COMMON STOCK	69,132.04	81,713.14
PEMEX PROJ FDG MASTER TR GTD BD 6.625% DUE 06-15-2035 REG	89,713.60	91,574.46
Pending foreign exchange purchases: Australian dollar	98,603.00	101,581.06
Pending foreign exchange purchases: Australian dollar	140,275.80	142,213.49
Pending foreign exchange purchases: Australian dollar	167,934.72	174,379.13
Pending foreign exchange purchases: Australian dollar	167,782.18	174,381.17
Pending foreign exchange purchases: Australian dollar	167,791.62	174,381.17
Pending foreign exchange purchases: Australian dollar	167,780.46	174,381.17
Pending foreign exchange purchases: Australian dollar	167,780.46	174,381.17
Pending foreign exchange purchases: Australian dollar	167,778.40	174,381.17
Pending foreign exchange purchases: Australian dollar	251,012.50	253,952.66
Pending foreign exchange purchases: Australian dollar	400,622.29	416,815.04
Pending foreign exchange purchases: Australian dollar	6,890,992.77	7,169,740.51
Pending foreign exchange purchases: British pound sterling	56,918.64	56,197.73
Pending foreign exchange purchases: British pound sterling	127,369.42	127,375.92
Pending foreign exchange purchases: British pound sterling	193,243.75	195,595.64
Pending foreign exchange purchases: British pound sterling	384,432.50	391,191.28
Pending foreign exchange purchases: British pound sterling	398,088.47	397,708.53
Pending foreign exchange purchases: British pound sterling	398,117.02	397,711.66
Pending foreign exchange purchases: British pound sterling	398,270.79	397,711.66
Pending foreign exchange purchases: British pound sterling	398,144.98	397,711.66
Pending foreign exchange purchases: British pound sterling	398,025.52	397,711.66
Pending foreign exchange purchases: British pound sterling	398,025.52	397,711.66
Pending foreign exchange purchases: British pound sterling	693,697.50	704,144.31
Pending foreign exchange purchases: British pound sterling	5,856,287.75	5,781,821.64
Pending foreign exchange purchases: Danish krone	891,207.44	900,621.05
Pending foreign exchange purchases: Euro	25,077.37	25,218.33
Pending foreign exchange purchases: Euro	32,459.76	32,693.86
Pending foreign exchange purchases: Euro	37,622.22	38,270.48
Pending foreign exchange purchases: Euro	113,068.09	114,371.91
Pending foreign exchange purchases: Euro	151,582.89	153,033.86
Pending foreign exchange purchases: Euro	326,940.00	335,318.72
Pending foreign exchange purchases: Euro	328,667.50	335,318.72
Pending foreign exchange purchases: Euro	393,799.50	402,382.46
Pending foreign exchange purchases: Euro	784,470.00	794,705.36
Pending foreign exchange purchases: Euro	784,558.88	794,705.36
Pending foreign exchange purchases: Euro	784,677.38	794,705.36
Pending foreign exchange purchases: Euro	784,766.25	794,705.36
Pending foreign exchange purchases: Euro	784,470.00	794,705.36
Pending foreign exchange purchases: Euro	784,677.38	794,705.36
Pending foreign exchange purchases: Euro	1,444,795.00	1,475,402.35
Pending foreign exchange purchases: Euro	1,523,950.38	1,502,162.84
Pending foreign exchange purchases: Euro	3,539,935.22	3,578,926.30
Pending foreign exchange purchases: Euro	5,473,901.47	5,533,503.53

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Pending foreign exchange purchases: Hong Kong dollar	33,829.78	33,813.04
Pending foreign exchange purchases: Hong Kong dollar	78,437.90	78,302.08
Pending foreign exchange purchases: Hong Kong dollar	78,433.86	78,302.08
Pending foreign exchange purchases: Hong Kong dollar	78,438.91	78,302.08
Pending foreign exchange purchases: Hong Kong dollar	78,437.04	78,302.08
Pending foreign exchange purchases: Hong Kong dollar	78,434.87	78,302.08
Pending foreign exchange purchases: Hong Kong dollar	78,438.16	78,302.33
Pending foreign exchange purchases: Hong Kong dollar	180,006.43	180,202.14
Pending foreign exchange purchases: Hong Kong dollar	341,087.06	341,186.97
Pending foreign exchange purchases: Hong Kong dollar	995,047.25	995,454.00
Pending foreign exchange purchases: Japanese yen	2,402.34	2,430.54
Pending foreign exchange purchases: Japanese yen	95,698.64	99,294.45
Pending foreign exchange purchases: Japanese yen	121,782.65	123,391.85
Pending foreign exchange purchases: Japanese yen	150,033.11	155,818.45
Pending foreign exchange purchases: Japanese yen	298,382.77	308,479.62
Pending foreign exchange purchases: Japanese yen	426,888.00	435,676.05
Pending foreign exchange purchases: Japanese yen	426,888.00	435,676.05
Pending foreign exchange purchases: Japanese yen	426,833.81	435,676.05
Pending foreign exchange purchases: Japanese yen	426,782.22	435,676.05
Pending foreign exchange purchases: Japanese yen	426,885.41	435,676.05
Pending foreign exchange purchases: Japanese yen	426,789.98	435,676.08
Pending foreign exchange purchases: Japanese yen	685,690.89	708,640.58
Pending foreign exchange purchases: Japanese yen	853,658.54	863,742.95
Pending foreign exchange purchases: Japanese yen	1,039,204.78	1,074,197.75
Pending foreign exchange purchases: Japanese yen	2,251,417.43	2,326,798.86
Pending foreign exchange purchases: New Israeli shekel	325,733.69	331,827.12
Pending foreign exchange purchases: New Zealand dollar	40,149.18	41,813.41
Pending foreign exchange purchases: Singapore dollar	1,801,158.69	1,836,456.40
Pending foreign exchange purchases: South African rand	28,848.77	29,127.63
Pending foreign exchange purchases: South African rand	69,662.81	70,151.36
Pending foreign exchange purchases: South African rand	161,904.59	162,417.09
Pending foreign exchange purchases: Swedish krona	50,295.35	51,146.12
Pending foreign exchange purchases: Swedish krona	139,332.59	143,542.70
Pending foreign exchange purchases: Swedish krona	694,710.73	707,064.74
Pending foreign exchange purchases: Swedish krona	2,178,607.57	2,234,826.39
Pending foreign exchange purchases: Swiss franc	234,584.86	246,131.75
Pending foreign exchange purchases: Swiss franc	750,199.12	762,246.68
Pending foreign exchange purchases: Swiss franc	6,602,912.76	6,928,844.77
Pending foreign exchange purchases: United States dollar	885.64	885.64
Pending foreign exchange purchases: United States dollar	2,960.27	2,960.27
Pending foreign exchange purchases: United States dollar	5,593.64	5,593.64
Pending foreign exchange purchases: United States dollar	7,016.38	7,016.38
Pending foreign exchange purchases: United States dollar	8,673.21	8,673.21
Pending foreign exchange purchases: United States dollar	12,421.39	12,421.39
Pending foreign exchange purchases: United States dollar	14,050.33	14,050.33
Pending foreign exchange purchases: United States dollar	15,792.08	15,792.08
Pending foreign exchange purchases: United States dollar	21,858.15	21,858.15
Pending foreign exchange purchases: United States dollar	21,881.62	21,881.62
Pending foreign exchange purchases: United States dollar	23,753.05	23,753.05
Pending foreign exchange purchases: United States dollar	25,136.91	25,136.91
Pending foreign exchange purchases: United States dollar	26,512.49	26,512.49
Pending foreign exchange purchases: United States dollar	31,851.51	31,851.51
Pending foreign exchange purchases: United States dollar	43,279.49	43,279.49
Pending foreign exchange purchases: United States dollar	52,072.92	52,072.92
Pending foreign exchange purchases: United States dollar	55,853.53	55,853.53
Pending foreign exchange purchases: United States dollar	59,150.29	59,150.29
Pending foreign exchange purchases: United States dollar	59,423.37	59,423.37
Pending foreign exchange purchases: United States dollar	61,938.97	61,938.97
Pending foreign exchange purchases: United States dollar	63,817.41	63,817.41
Pending foreign exchange purchases: United States dollar	64,139.18	64,139.18
Pending foreign exchange purchases: United States dollar	64,474.70	64,474.70
Pending foreign exchange purchases: United States dollar	77,784.00	77,784.00
Pending foreign exchange purchases: United States dollar	77,911.38	77,911.38
Pending foreign exchange purchases: United States dollar	97,339.22	97,339.22
Pending foreign exchange purchases: United States dollar	97,824.00	97,824.00
Pending foreign exchange purchases: United States dollar	107,621.50	107,621.50
Pending foreign exchange purchases: United States dollar	117,016.28	117,016.28
Pending foreign exchange purchases: United States dollar	119,957.73	119,957.73
Pending foreign exchange purchases: United States dollar	120,769.07	120,769.07
Pending foreign exchange purchases: United States dollar	121,201.10	121,201.10
Pending foreign exchange purchases: United States dollar	131,923.95	131,923.95
Pending foreign exchange purchases: United States dollar	134,083.00	134,083.00
Pending foreign exchange purchases: United States dollar	157,605.00	157,605.00
Pending foreign exchange purchases: United States dollar	174,614.88	174,614.88
Pending foreign exchange purchases: United States dollar	179,786.05	179,786.05

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Pending foreign exchange purchases: United States dollar	228,110.54	228,110.54
Pending foreign exchange purchases: United States dollar	243,141.60	243,141.60
Pending foreign exchange purchases: United States dollar	265,620.00	265,620.00
Pending foreign exchange purchases: United States dollar	311,187.84	311,187.84
Pending foreign exchange purchases: United States dollar	316,990.76	316,990.76
Pending foreign exchange purchases: United States dollar	371,859.55	371,859.55
Pending foreign exchange purchases: United States dollar	462,773.98	462,773.98
Pending foreign exchange purchases: United States dollar	806,343.40	806,343.40
Pending foreign exchange purchases: United States dollar	938,920.00	938,920.00
Pending foreign exchange purchases: United States dollar	1,194,551.95	1,194,551.95
Pending foreign exchange purchases: United States dollar	1,476,589.28	1,476,589.28
Pending foreign exchange purchases: United States dollar	1,527,680.00	1,527,680.00
Pending foreign exchange purchases: United States dollar	2,314,428.14	2,314,428.14
Pending foreign exchange purchases: United States dollar	4,441,625.90	4,441,625.90
Pending foreign exchange purchases: United States dollar	5,910,976.77	5,910,976.77
Pending foreign exchange purchases: United States dollar	7,090,619.37	7,090,619.37
Pending foreign exchange purchases: United States dollar	13,626,750.66	13,626,750.66
Pending foreign exchange sales: Australian dollar	(4,441,625.90)	(4,623,098.33)
Pending foreign exchange sales: Australian dollar	(228,110.54)	(230,194.00)
Pending foreign exchange sales: Australian dollar	(120,769.07)	(126,843.58)
Pending foreign exchange sales: Australian dollar	(107,621.50)	(112,022.06)
Pending foreign exchange sales: Australian dollar	(97,824.00)	(101,581.06)
Pending foreign exchange sales: Australian dollar	(97,339.22)	(101,581.06)
Pending foreign exchange sales: British pound sterling	(5,910,976.77)	(5,836,369.95)
Pending foreign exchange sales: British pound sterling	(806,343.40)	(815,005.83)
Pending foreign exchange sales: British pound sterling	(157,605.00)	(156,476.51)
Pending foreign exchange sales: British pound sterling	(77,784.00)	(78,238.26)
Pending foreign exchange sales: British pound sterling	(77,911.38)	(78,238.26)
Pending foreign exchange sales: Danish krone	(1,476,589.28)	(1,492,344.92)
Pending foreign exchange sales: Danish krone	(55,853.53)	(56,827.88)
Pending foreign exchange sales: Danish krone	(15,792.08)	(15,976.30)
Pending foreign exchange sales: Danish krone	(14,050.33)	(14,217.54)
Pending foreign exchange sales: Euro	(13,626,750.66)	(13,776,792.16)
Pending foreign exchange sales: Euro	(1,527,680.00)	(1,502,416.78)
Pending foreign exchange sales: Euro	(938,920.00)	(952,621.24)
Pending foreign exchange sales: Euro	(265,620.00)	(268,254.97)
Pending foreign exchange sales: Euro	(131,923.95)	(134,127.49)
Pending foreign exchange sales: Euro	(134,083.00)	(134,127.49)
Pending foreign exchange sales: Euro	(59,150.29)	(59,902.67)
Pending foreign exchange sales: Euro	(52,072.92)	(52,572.61)
Pending foreign exchange sales: Euro	(21,881.62)	(22,039.46)
Pending foreign exchange sales: Euro	(12,421.39)	(12,511.00)
Pending foreign exchange sales: Euro	(2,960.27)	(2,988.68)
Pending foreign exchange sales: Euro	(885.64)	(894.14)
Pending foreign exchange sales: Hong Kong dollar	(117,016.28)	(117,178.16)
Pending foreign exchange sales: Hong Kong dollar	(64,474.70)	(64,357.91)
Pending foreign exchange sales: Hong Kong dollar	(63,817.41)	(63,867.27)
Pending foreign exchange sales: Hong Kong dollar	(7,016.38)	(7,025.73)
Pending foreign exchange sales: Japanese yen	(462,773.98)	(476,082.79)
Pending foreign exchange sales: Japanese yen	(371,859.55)	(375,871.29)
Pending foreign exchange sales: Japanese yen	(179,786.05)	(185,087.77)
Pending foreign exchange sales: Japanese yen	(121,201.10)	(123,391.85)
Pending foreign exchange sales: Japanese yen	(119,957.73)	(123,391.85)
Pending foreign exchange sales: Japanese yen	(43,279.49)	(43,546.97)
Pending foreign exchange sales: Japanese yen	(26,512.49)	(26,659.66)
Pending foreign exchange sales: Japanese yen	(23,753.05)	(23,917.46)
Pending foreign exchange sales: Japanese yen	(5,593.64)	(5,618.62)
Pending foreign exchange sales: New Israeli shekel	(31,851.51)	(32,091.61)
Pending foreign exchange sales: Norwegian krone	(316,990.76)	(326,489.78)
Pending foreign exchange sales: Norwegian krone	(59,423.37)	(61,195.44)
Pending foreign exchange sales: Norwegian krone	(21,858.15)	(22,257.70)
Pending foreign exchange sales: Singapore dollar	(1,194,551.95)	(1,218,138.71)
Pending foreign exchange sales: Singapore dollar	(61,938.97)	(62,491.37)
Pending foreign exchange sales: Singapore dollar	(8,673.21)	(8,906.85)
Pending foreign exchange sales: Swedish krona	(2,314,428.14)	(2,374,563.63)
Pending foreign exchange sales: Swedish krona	(243,141.60)	(249,401.43)
Pending foreign exchange sales: Swiss franc	(7,090,619.37)	(7,441,346.57)
Pending foreign exchange sales: Swiss franc	(311,187.84)	(311,986.00)
Pending foreign exchange sales: Swiss franc	(174,614.88)	(184,800.60)
Pending foreign exchange sales: Swiss franc	(64,139.18)	(64,902.65)
Pending foreign exchange sales: Swiss franc	(25,136.91)	(26,090.87)
Pending foreign exchange sales: United States dollar	(6,890,992.77)	(6,890,992.77)
Pending foreign exchange sales: United States dollar	(6,602,912.76)	(6,602,912.76)
Pending foreign exchange sales: United States dollar	(5,856,287.75)	(5,856,287.75)
Pending foreign exchange sales: United States dollar	(5,473,901.47)	(5,473,901.47)

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Pending foreign exchange sales: United States dollar	(3,539,935.22)	(3,539,935.22)
Pending foreign exchange sales: United States dollar	(2,251,417.43)	(2,251,417.43)
Pending foreign exchange sales: United States dollar	(2,178,607.57)	(2,178,607.57)
Pending foreign exchange sales: United States dollar	(1,801,158.69)	(1,801,158.69)
Pending foreign exchange sales: United States dollar	(1,523,950.38)	(1,523,950.38)
Pending foreign exchange sales: United States dollar	(1,444,795.00)	(1,444,795.00)
Pending foreign exchange sales: United States dollar	(1,039,204.78)	(1,039,204.78)
Pending foreign exchange sales: United States dollar	(995,047.25)	(995,047.25)
Pending foreign exchange sales: United States dollar	(891,207.44)	(891,207.44)
Pending foreign exchange sales: United States dollar	(853,658.54)	(853,658.54)
Pending foreign exchange sales: United States dollar	(784,766.25)	(784,766.25)
Pending foreign exchange sales: United States dollar	(784,677.38)	(784,677.38)
Pending foreign exchange sales: United States dollar	(784,677.38)	(784,677.38)
Pending foreign exchange sales: United States dollar	(784,558.88)	(784,558.88)
Pending foreign exchange sales: United States dollar	(784,470.00)	(784,470.00)
Pending foreign exchange sales: United States dollar	(784,470.00)	(784,470.00)
Pending foreign exchange sales: United States dollar	(750,199.12)	(750,199.12)
Pending foreign exchange sales: United States dollar	(694,710.73)	(694,710.73)
Pending foreign exchange sales: United States dollar	(693,697.50)	(693,697.50)
Pending foreign exchange sales: United States dollar	(685,690.89)	(685,690.89)
Pending foreign exchange sales: United States dollar	(426,888.00)	(426,888.00)
Pending foreign exchange sales: United States dollar	(426,888.00)	(426,888.00)
Pending foreign exchange sales: United States dollar	(426,885.41)	(426,885.41)
Pending foreign exchange sales: United States dollar	(426,833.81)	(426,833.81)
Pending foreign exchange sales: United States dollar	(426,789.98)	(426,789.98)
Pending foreign exchange sales: United States dollar	(426,782.22)	(426,782.22)
Pending foreign exchange sales: United States dollar	(400,622.29)	(400,622.29)
Pending foreign exchange sales: United States dollar	(398,270.79)	(398,270.79)
Pending foreign exchange sales: United States dollar	(398,144.98)	(398,144.98)
Pending foreign exchange sales: United States dollar	(398,117.02)	(398,117.02)
Pending foreign exchange sales: United States dollar	(398,088.47)	(398,088.47)
Pending foreign exchange sales: United States dollar	(398,025.52)	(398,025.52)
Pending foreign exchange sales: United States dollar	(398,025.52)	(398,025.52)
Pending foreign exchange sales: United States dollar	(393,799.50)	(393,799.50)
Pending foreign exchange sales: United States dollar	(384,432.50)	(384,432.50)
Pending foreign exchange sales: United States dollar	(341,087.06)	(341,087.06)
Pending foreign exchange sales: United States dollar	(328,667.50)	(328,667.50)
Pending foreign exchange sales: United States dollar	(326,940.00)	(326,940.00)
Pending foreign exchange sales: United States dollar	(325,733.69)	(325,733.69)
Pending foreign exchange sales: United States dollar	(298,382.77)	(298,382.77)
Pending foreign exchange sales: United States dollar	(251,012.50)	(251,012.50)
Pending foreign exchange sales: United States dollar	(234,584.86)	(234,584.86)
Pending foreign exchange sales: United States dollar	(193,243.75)	(193,243.75)
Pending foreign exchange sales: United States dollar	(180,006.43)	(180,006.43)
Pending foreign exchange sales: United States dollar	(167,934.72)	(167,934.72)
Pending foreign exchange sales: United States dollar	(167,791.62)	(167,791.62)
Pending foreign exchange sales: United States dollar	(167,782.18)	(167,782.18)
Pending foreign exchange sales: United States dollar	(167,780.46)	(167,780.46)
Pending foreign exchange sales: United States dollar	(167,780.46)	(167,780.46)
Pending foreign exchange sales: United States dollar	(167,778.40)	(167,778.40)
Pending foreign exchange sales: United States dollar	(161,904.59)	(161,904.59)
Pending foreign exchange sales: United States dollar	(151,582.89)	(151,582.89)
Pending foreign exchange sales: United States dollar	(150,033.11)	(150,033.11)
Pending foreign exchange sales: United States dollar	(140,275.80)	(140,275.80)
Pending foreign exchange sales: United States dollar	(139,332.59)	(139,332.59)
Pending foreign exchange sales: United States dollar	(127,369.42)	(127,369.42)
Pending foreign exchange sales: United States dollar	(121,782.65)	(121,782.65)
Pending foreign exchange sales: United States dollar	(113,068.09)	(113,068.09)
Pending foreign exchange sales: United States dollar	(98,603.00)	(98,603.00)
Pending foreign exchange sales: United States dollar	(95,698.64)	(95,698.64)
Pending foreign exchange sales: United States dollar	(78,438.91)	(78,438.91)
Pending foreign exchange sales: United States dollar	(78,438.16)	(78,438.16)
Pending foreign exchange sales: United States dollar	(78,437.90)	(78,437.90)
Pending foreign exchange sales: United States dollar	(78,437.04)	(78,437.04)
Pending foreign exchange sales: United States dollar	(78,434.87)	(78,434.87)
Pending foreign exchange sales: United States dollar	(78,433.86)	(78,433.86)
Pending foreign exchange sales: United States dollar	(69,662.81)	(69,662.81)
Pending foreign exchange sales: United States dollar	(56,918.64)	(56,918.64)
Pending foreign exchange sales: United States dollar	(50,295.35)	(50,295.35)
Pending foreign exchange sales: United States dollar	(40,149.18)	(40,149.18)
Pending foreign exchange sales: United States dollar	(37,622.22)	(37,622.22)
Pending foreign exchange sales: United States dollar	(33,829.78)	(33,829.78)
Pending foreign exchange sales: United States dollar	(32,459.76)	(32,459.76)
Pending foreign exchange sales: United States dollar	(28,848.77)	(28,848.77)
Pending foreign exchange sales: United States dollar	(25,077.37)	(25,077.37)

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

Pending foreign exchange sales: United States dollar	(2,402.34)	(2,402.34)
Pending trade purchases: Brazilian real	(18,299.09)	(18,546.57)
Pending trade purchases: Euro	(257,896.05)	(262,390.18)
Pending trade purchases: Euro	(24,791.45)	(25,218.43)
Pending trade purchases: Japanese yen	(212,958.12)	(216,043.87)
Pending trade purchases: Japanese yen	(195,120.86)	(197,256.00)
Pending trade purchases: South African rand	(258,817.37)	(261,645.35)
Pending trade purchases: United States dollar	(47,795,723.51)	(47,795,723.51)
Pending trade purchases: United States dollar	(608,915.03)	(608,915.03)
Pending trade purchases: United States dollar	(260,372.56)	(260,372.56)
Pending trade purchases: United States dollar	(178,922.24)	(178,922.24)
Pending trade purchases: United States dollar	(131,070.00)	(131,070.00)
Pending trade purchases: United States dollar	(101,115.83)	(101,115.83)
Pending trade purchases: United States dollar	(98,144.71)	(98,144.71)
Pending trade purchases: United States dollar	(70,500.00)	(70,500.00)
Pending trade purchases: United States dollar	(61,134.25)	(61,134.25)
Pending trade purchases: United States dollar	(55,866.39)	(55,866.39)
Pending trade purchases: United States dollar	(45,237.96)	(45,237.96)
Pending trade purchases: United States dollar	(22,562.49)	(22,562.49)
Pending trade purchases: United States dollar	(19,560.00)	(19,560.00)
Pending trade purchases: United States dollar	(9,000.00)	(9,000.00)
Pending trade purchases: United States dollar	(8,325.00)	(8,325.00)
Pending trade sales: Euro	164,810.63	167,668.48
Pending trade sales: Japanese yen	245,146.03	247,829.49
Pending trade sales: Japanese yen	259,197.58	262,775.76
Pending trade sales: Swiss franc	370,624.71	376,874.00
Pending trade sales: United States dollar	45,047.46	45,047.46
Pending trade sales: United States dollar	51,146.77	51,146.77
Pending trade sales: United States dollar	129,057.81	129,057.81
Pending trade sales: United States dollar	174,134.51	174,134.51
Pending trade sales: United States dollar	418,423.90	418,423.90
Pending trade sales: United States dollar	500,469.22	500,469.22
Pending trade sales: United States dollar	2,600,060.67	2,600,060.67
Pending trade sales: United States dollar	28,892,080.51	28,892,080.51
Pending trade sales: United States dollar	43,148,714.48	43,148,714.48
PENFORD CORP COM	139.42	25.59
PENN VA CORP COM	1,536.34	1,682.00
PENN WEST ENERGY TRUST COMSTK CALL OPT EXP 03/19/11 PR $25 PER SH	(42.30)	0.00
PENNANTPARK INVT CORP COM	19,934.13	23,357.10
PENNANTPARK INVT CORP COM	503,544.67	696,101.04
PENNEY J.C CO INC COM	23,741.21	26,820.14
PENNEY J.C CO INC COM	211,435.68	192,244.50
PENNSYLVANIA ST HIGHER ED ASSISTANCE AGYVAR-SR-SUBER MM-2 01 JUN 2047	420,078.12	420,078.13
PENSKE AUTOMOTIVE GROUP INC COM STK	10,803.90	12,194.00
PENTAIR INC COM	6,836.10	6,970.60
PENTAIR INC COM	807,804.77	899,460.36
PEOPLES BK OZARKS NIXA MO CTF DEP DTD 07-13-2007 5.5 07-13-2017	10,000.00	10,000.00
PEOPLES UTD FINL INC COM	35,433.79	33,547.52
PEOPLES UTD FINL INC COM	162,051.62	130,194.93
PEOPLES UTD FINL INC COM	353,671.86	320,829.00
PEP BOYS-MANNY MOE & JACK COM	61,673.58	92,667.00
PEPCO HLDGS INC COM	34,960.53	38,878.81
PEPCO HLDGS INC COM	133,971.91	103,112.50
PEPCO HLDGS INC COM	252,954.73	290,175.00
PEPINNINI MINERALS LIMITED COM STK	18,078.45	2,460.00
PEPPER ROCK RES CORP COM PAR $	870.25	2.10
PEPSICO INC 7.9% DUE 11-01-2018	59,863.68	61,757.42
PEPSICO INC COM	0.00	0.00
PEPSICO INC COM	361,839.96	387,406.90
PEPSICO INC COM	403,635.17	398,513.00
PEPSICO INC COM	500,429.44	555,305.00
PEPSICO INC COM	618,301.32	643,245.97
PEPSICO INC COM	987,810.24	1,084,478.00
PEPSICO INC COM	1,428,830.88	2,605,099.08
PEREGRINE PHARMACEUTICALS INC COM NEW COM NEW	107,441.66	59,236.50
PERFECT WORLD CO-SPON ADR COM STK CALL OPT EXP 1/22/11 PR $25 PER SH	(485.46)	(450.00)
PERKINELMER INC COM	15,564.68	18,048.18
PERKINELMER INC COM	52,356.42	76,762.86
PERKINELMER INC COM	341,210.68	485,416.00
PERNOD RICARD NPV EUR 1.55	513,247.96	567,694.59
PERNOD RICARD NPV EUR 1.55	716,617.98	782,436.96
PERPETUAL ENERGY INC COM STK	2,449.10	1,977.55
PERRIGO CO COM	31,607.25	33,061.30
PERRIGO CO COM	826,069.05	1,405,926.00
PERVASIVE SOFTWARE INC COM STK	6,226.21	6,271.21

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

PETAQUILLA RES LTD COM	570.42	529.50
PETMED EXPRESS INC COM STK	18,256.95	17,810.00
PETRO DEV CORP COM	15,683.90	16,900.00
PETROALGAE INC COM	2,946.42	88.00
PETROBRAS INTL FIN 5.75% DUE 01-20-2020	52,347.90	53,953.54
PETROBRAS INTL FIN 6.125% DUE 10-06-2016	39,851.13	44,000.92
PETROCHINA CO COM STK	21,982.70	23,526.00
PETROFAC ORD USD0.02	74,537.13	120,050.14
PETROHAWK ENERGY CORP COM	117,832.50	116,526.25
PETROHAWK ENERGY CORP COM	1,607,493.91	1,347,178.50
PETROLEO BRASILEIRO S.A.-ADR COMSTK CALLOPT EXP 01/22/11 PR $37 PER SH	(435.46)	(1,460.00)
PETROLEO BRASILEIRO S.A.-ADR COMSTK CALLOPT EXP 01/22/11 PR $39 PER SH	(74.26)	(275.00)
PETROLEO BRASILEIRO S.A.-ADR COMSTK CALLOPT EXP 12/18/10 PR $34 PER SH	(485.46)	0.00
PETROMANAS ENERGY INC COM STK	18,003.78	17,053.55
PETROQUEST ENERGY INC COM	7,682.63	10,542.00
PETSMART INC COM	10,274.10	13,272.44
PEUGEOT SA EUR1	220,807.27	297,976.06
PFE 120121C00022500 PFE 01/21/2012 22.500 C	(375.54)	0.00
PFIZER INC 4.5% DUE 02-15-2014	21,273.80	21,636.84
PFIZER INC COM STK $.11 1/9 PAR	716,619.36	719,661.00
PFIZER INC COM STK $.11 1/9 PAR	753,702.98	807,561.20
PFIZER INC COM STK $.11 1/9 PAR	756,033.55	875,500.00
PFIZER INC COM STK $.11 1/9 PAR	1,425,896.38	1,492,458.27
PFIZER INC COM STK $.11 1/9 PAR	1,619,455.68	1,575,900.00
PFIZER INC COM STK $.11 1/9 PAR	3,323,936.08	3,528,947.89
PFIZER INC NT 5.35 DUE 03-15-2015	21,913.00	22,476.70
PFIZER INC NT 6.2 DUE 03-15-2019	159,136.60	163,990.54
PG& E CORP COM	50,877.26	55,030.64
PG& E CORP COM	293,771.10	334,880.00
PG& E CORP COM	351,532.18	398,363.68
PG& E CORP COM	306,125.84	471,941.60
PGT INC COM	7,878.18	3,552.50
PHARMACEUTICAL HOLDRS TR DEPOS RCPT	27,880.97	25,980.00
PHARMACEUTICAL PROD DEV INC COM	5,412.75	6,971.37
PHARMACIA PERPETUAL PFD STOCK	1,000.00	1,002.12
PHARMACYCLICS INC COM	1,398.79	1,216.00
PHARMASSET INC COM	131,229.75	187,531.20
PHARMERICA CORP COM STK	81.21	45.80
PHH CORP COM NEW COM NEW	354.20	393.55
PHILIP MORRIS INTERNATION COM STK CALL OPT EXP 3/19/11 PR $62.5 PER SH	(111.53)	(118.00)
PHILIP MORRIS INTERNATIONAL COMSTK CALL OPT EXP 01/19/13 PR $55 PER SH	(7,785.34)	(11,610.00)
PHILIP MORRIS INTERNATIONAL COMSTK CALL OPT EXP 010/22/11 PR $60 PER SH	(585.46)	(7,700.00)
PHILIP MORRIS INTL COM STK NPV	560,915.36	732,502.95
PHILIP MORRIS INTL COM STK NPV	875,413.12	1,023,378.79
PHILIP MORRIS INTL COM STK NPV	799,978.71	1,182,657.18
PHILIP MORRIS INTL COM STK NPV	1,076,850.60	1,229,130.00
PHILIP MORRIS INTL COM STK NPV	1,179,881.48	2,671,894.50
PHILIPS ELEC(KON) EUR0.20	3,892.35	4,410.35
PHOENIX COS INC NEW COM	2,219.24	2,540.00
PHOENIX COS INC NEW COM	37,742.80	39,878.00
PHOTRONICS INC COM	13,779.90	13,593.00
PHYSICIANS ADULT DAYCARE INC COM	1,729.25	0.00
PICCOLO EDL SYS INC COM COM	41,339.35	29.85
PICO HLDGS INC COM NEW STK	3,776.74	3,180.00
PIEDMONT NAT GAS INC COM	8,121.41	8,388.00
PIEDMONT OFFICE REALTY TRU-A	3,507.86	4,028.00
PIER 1 IMPORTS INC COM	7,847.59	11,550.00
PILGRIM PETE CORP COM	6,343.79	208.22
PILGRIMS PRIDE CORP SR SUB NT 8.375 DUE 05-01-2017 BEO BD IN DEFAULT	20,912.48	27,937.50
PINETREE CAP COM STK	887,552.34	1,331,675.90
PING AN INSURANCE GROUP ‘H’ CNY1	822,095.88	995,081.01
PINNACLE DATA SYSTEMS INC COM	265.95	125.00
PINNACLE ENTMT INC COM	1,131.41	1,402.00
PINNACLE W. CAP CORP COM	47,828.44	50,794.36
PINNACLE W. CAP CORP COM	104,017.64	113,282.85
PINNACLE W. CAP CORP COM	395,542.63	435,225.00
PIONEER DRILLING CO COM STK	4,380.56	4,405.00
PIONEER NAT RES CO COM STK	15,118.58	43,410.00
PIONEER NAT RES CO COM STK	161,971.27	253,514.40
PIONEER SOUTHWEST ENERGY PARTNERS L P	54,153.35	62,739.64
PIPER JAFFRAY COS COM	720,166.02	586,417.50
PIRELLI + C. ORD COMMON STOCK	318,896.88	360,122.42
PITCHBLACK RES LTD COM STK	71,209.32	8,552.54
PITCHSTONE EXPLORATIONS LTD COM STK	3,967.15	805.20
PITNEY BOWES INC COM	28,428.18	30,229.81

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

PITNEY BOWES INC COM	136,667.81	123,608.16
PITNEY BOWES INC COM	581,560.06	507,780.00
PIXELWORKS INC COM NEW STK	359.02	288.84
PK NATL CORP COM	5,855.90	7,267.00
PLAINS ALL AMERN PIPELN UNIT LTD PARTNERSHIP INT	71,930.21	79,909.88
PLAINS EXPL & PRODTN CO COM	88,709.34	93,206.00
PLAINSCAPITAL BANK/TX CTF DEP DTD 05-28-2010 .75 DUE 11-28-2011	103,000.00	103,178.19
PLANAR SYS INC	200,071.80	149,247.00
PLANET RESOURCE RECOVERY INC NEW COM STK	23,966.87	8,720.00
PLANKTOS CORP COM STK	16,290.20	44.83
PLANTRONICS INC NEW COM	1,187.60	1,339.92
PLASTICON INTL INC COM	6,981.82	0.00
PLATCOM INC COM STK	995.22	0.00
PLATINUM GROUP METALS LTD COM NEW PLATNIUM GROUP METALS LIMITED NEW	696.45	1,330.00
PLATINUM RESH ORGANIZATION INC COM	4,583.24	6.77
PLEXUS CORP COM	7,044.64	6,188.00
PLUG PWR INC COM	6,152.37	4,092.13
PLUM CREEK TIMBER CO COMSTK CALL OPT EXP02/19/11 PR $39 PER SH	(95.53)	0.00
PLUM CREEK TIMBER CO INC COM	130,539.50	152,234.25
PLUM CREEK TIMBER CO INC COM	178,672.89	186,285.03
PLUM CREEK TIMBER CO INC COM	386,637.11	456,890.00
PLX TECH INC COM	14,193.60	14,284.77
PM 120121C00055000 PM 01/21/2012 55.000 C	(7,719.41)	0.00
PMC COML TR SH BEN INT SHS OF BEN INT USD0.01	2,261.97	1,585.72
PMC SIERRA INC COM	6,717.45	7,645.10
PMC SIERRA INC COM	27,812.58	32,642.00
PMC SIERRA INC COM	189,017.07	196,796.90
PMC SIERRA INC COM	348,432.74	394,504.34
PMFG INC COM STK	6,581.50	8,200.00
PMI GROUP INC COM	25,453.11	23,100.00
PNC FINANCIAL SERVICES GROUP COM STK	292,332.54	295,610.04
PNC FINANCIAL SERVICES GROUP COM STK	258,065.52	299,349.60
PNC FINANCIAL SERVICES GROUP COM STK	401,493.09	461,472.00
PNC FINANCIAL SERVICES GROUP COM STK	385,262.36	473,616.00
PNC FINANCIAL SERVICES GROUP COM STK	729,007.48	743,820.00
PNC FINANCIAL SERVICES GROUP COM STK	970,506.33	803,204.16
PNC FINL SVCS GROUP INC DEP SHS REPSTG PFD SER L	2,824.95	2,889.99
PNC FINL SVCS GROUP INC WT EXP	33,629.00	28,860.00
PNM RES INC COM	7,565.97	7,812.00
PNM RES INC COM	68,398.96	72,912.00
PNM RES INC COM	172,881.98	183,582.00
POHJOLA PANKKI NPV SER‘A’	813,647.94	777,916.45
POINDEXTER J B INC 8.75% DUE 03-15-2014	23,013.89	25,062.50
POLARIS INDS INC COM	4,006.45	3,901.00
POLARIS INDS INC COM	207,701.14	262,927.40
POLARIS INTL HLDGS INC COM STK	998.95	297.00
Polish zloty	0.00	0.00
POLO RALPH LAUREN CORP CL A	61,200.48	77,102.82
POLO RALPH LAUREN CORP CL A	132,056.48	180,577.76
POLYCOM INC COM	1,388.99	1,949.00
POLYCOM INC COM	255,870.73	247,990.76
POLYCOM INC COM	1,202,506.92	1,691,732.00
POLYMEDIX INC COM STK	1,371.95	1,600.00
POLYMET MNG CORP COM	34,778.56	33,460.00
POLYONE CORP COM	50,132.77	51,209.00
POLYONE CORP COM	64,779.43	149,880.00
PONIARD PHARMACEUTICALS INC COM NEW STK	5,376.05	5,208.32
POPULAR INC COM	2,076.92	2,355.00
PORT SEATTLE WASH REV 5.74% 05-01-2019 BEO TAXABLE	26,070.42	26,281.00
PORTFOLIO RECOVERY ASSOCS INC COM	13,654.40	15,040.00
PORTLAND GEN ELEC CO COM NEW STK\	2,669.41	2,170.00
PORTLAND GEN ELEC CO COM NEW STK\	30,579.35	34,720.00
PORTLAND GEN ELEC CO COM NEW STK\	208,642.55	230,020.00
POSITIVEID CORP COM	8,047.51	2,480.00
POSITRON CORP COM	4,266.00	1,000.00
POST PPTYS INC REIT	25,248.16	25,410.00
POTASH CORP SASK 4.875% DUE 03-30-2020	21,344.00	20,894.10
POTASH CORP SASK INC COM	292,642.96	370,353.36
POTLATCH CORP NEW REIT	5,390.68	5,494.80
POWER OIL & GAS INC COM STK	5,542.92	360.00
POWER ONE INC NEW COM USD0.001	24,075.75	23,562.00
POWERSHARES BUILD AMERICA PO	18,403.72	17,556.00
POWERSHARES DB AGRICULTURE DOUBLE LONG ETN	18,060.92	21,105.00
POWERSHARES DB GOLD DOUBLE SHORT ETN	71,051.09	64,638.00
POWERSHARES DB MULTI-SECTOR COMMODITY TRPWR SH DB BASE METALS FD COM UNIT PWR	19,811.82	22,231.30

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

POWERSHARES EXCHANGE-TRADED FD TR DWA TECH LEADERS PORTFOLIO DWA	29,350.51	31,738.50
POWERVERDE INC COM STK	25,563.60	22,000.00
POWERWAVE TECHNOLOGIES INC COM	66,619.52	75,641.20
PPG IND INC COM	157,733.81	212,717.11
PPG IND INC COM	190,153.23	344,855.14
PPG IND INC COM	327,198.47	448,765.66
PPL CORP COM ISIN US69351T1060	21,615.67	21,460.12
PPL CORP COM ISIN US69351T1060	148,889.79	120,045.52
PPL CORP COM ISIN US69351T1060	229,512.71	213,192.00
PPL CORP COM ISIN US69351T1060	270,532.99	320,077.52
PPL CORP CORP UNIT	55,255.70	59,917.30
PRAXAIR INC 5.2% DUE 03-15-2017	32,310.30	33,010.44
PRAXAIR INC COM	12,126.41	14,106.17
PRAXAIR INC COM	263,290.08	735,978.23
PRE PAID LEGAL SVCS INC COM	5,521.03	7,350.50
PRECISION CASTPARTS CORP COM	137,042.02	171,841.10
PRECISION CASTPARTS CORP COM	411,862.73	499,485.48
PRECISION DRILLING CORPORATION COM STK	14,934.67	17,984.64
PRECISION DRILLING CORPORATION COM STK	416,179.95	558,095.55
PREFERREDPLUS TR SER ATT-1 TR CTF	85,296.40	60,000.00
PREFERREDPLUS TR SER CCR-1 TR CTF	24,562.80	25,170.00
PREMIER EXHIBITIONS INC COM	11,551.65	10,192.00
PREMIER GOLD MINES LTD COM STK	27,384.31	146,780.58
PREMIER INFORMATION MGMT INC COM	3,167.95	1.50
PREMIERE GLOBAL SVCS INC COM	52,119.64	55,080.00
PREMIUM EXPL INC COM STK	14,493.00	14,493.00
PRESTIGE BRANDS HLDGS INC COM	1,608.21	2,390.00
PRGX GLOBAL INC	10,162.93	11,938.38
PRICE LEGACY CORP PFD SER A	10,000.00	10,664.30
PRICE NET U S A INC COM	119,611.81	3.91
PRICELINE COM INC COM NEW STK	384,071.35	407,541.00
PRICELINE COM INC COM NEW STK	240,256.12	493,444.25
PRICELINE.COM INC COMSTK CALL OPT EXP 01/22/11 PR $420 PER SH	(952.28)	(430.00)
PRIDE INTL INC DEL COM	19,628.56	20,559.00
PRIMARY CORP COM NPV	5,253.47	343.17
PRIME STAR GROUP INC COM STK	698.41	0.06
PRIMEDIA INC COM NEW STK	2,590.95	2,100.00
PRIMEGEN ENERGY CORP COM STK	13,676.12	1,100.00
PRIMERICA INC COM	2,100.80	2,425.00
PRIMERICA INC COM	133,501.98	167,325.00
PRIMUS GUARANTY LTD PFD STK	3,128.70	2,462.50
PRINCETON NATL BANCORP INC COM	12,833.70	3,640.00
PRINCIPAL FINL GROUP INC COM STK	24,067.95	32,560.00
PRINCIPAL FINL GROUP INC COM STK	233,531.89	262,303.36
PRIVATEBANK & TC CHICAGO ILL DTD 11-30-2010 .25 C/D 03-01-2011	8,000.00	8,000.00
PROASSURANCE CORP COM	98,906.20	121,200.00
PROASSURANCE CORP COM	261,838.60	272,700.00
PROBE MINES LTD COM STK	3,959.07	12,228.00
PROCTER & GAMBLE 4.95% DUE 08-15-2014	1,990.92	2,216.35
PROCTER & GAMBLE COM NPV	226,153.79	241,366.16
PROCTER & GAMBLE COM NPV	321,223.89	334,516.00
PROCTER & GAMBLE COM NPV	528,768.42	527,506.00
PROCTER & GAMBLE COM NPV	567,783.64	656,166.00
PROCTER & GAMBLE COM NPV	1,081,548.63	1,160,856.92
PROCTER & GAMBLE COM NPV	1,413,198.33	1,617,899.50
PROCTER & GAMBLE COM NPV	2,477,460.27	4,530,697.57
PROFINIUM FINL INC TRUMAN MINN CTF DEP DTD 03-12-2009 2.5 09-12-2011	2,000.00	2,000.00
PROGRESS ENERGY INC COM	81,918.93	87,005.96
PROGRESS ENERGY INC COM	100,686.04	113,048.00
PROGRESS ENERGY INC COM	290,789.92	320,578.04
PROGRESSIVE CORP OH COM	6,269.85	5,961.00
PROGRESSIVE CORP OH COM	234,683.54	216,583.00
PROGRESSIVE CORP OH COM	222,633.75	331,769.39
PROJ GROUP INC COM STK	279.95	0.00
PROLOGIS PFD SER F	4,308.00	700.00
PROLOGIS SER D PFD	6,370.50	0.48
PROLOGIS SH BEN INT SH BEN INT	11,736.04	14,584.40
PROLOGIS SH BEN INT SH BEN INT	294,873.72	206,780.80
PROLOR BIOTECH INC COM	19,678.90	64,700.00
PROM RES INC COM NEW STOCK	8,538.00	11,047.50
PRO-PHARMACEUTICALS INC COM STK	5,605.85	7,650.00
PROPHOTONIX LTD COM	2,270.13	958.80
PROS HLDGS INC COM	49,441.70	74,035.00
PROSHARES TR ULTRASHORT SEMICONDUCTORS	11,270.06	11,170.00
PROSHARES ULTRA RUSSELL2000 COMSTK CALL OPT EXP 01/22/11 PR $39 PER SH	(3,332.36)	(4,100.00)

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

PROSHARES ULTRA RUSSELL2000 COMSTK CALL OPT EXP 01/22/11 PR $40 PER SH	(3,022.37)	(3,700.00)
PROSHARES ULTRA RUSSELL2000 COMSTK CALL OPT EXP 01/22/11 PR $41 PER SH	(2,432.38)	(2,900.00)
PROSHARES ULTRA RUSSELL2000 COMSTK CALL OPT EXP 01/22/11 PR $42 PER SH	(1,822.39)	(2,250.00)
PROSHARES ULTRA S&P500 COMSTK CALL OPT EXP 12/18/10 PR $45 PER SH	(2,242.71)	0.00
PROSHARES ULTRA SILVER COMSTK CALL OPT EXP 01/22/11 PR $140 PER SH	(5,576.88)	(6,800.00)
PROSHARES ULTRA SILVER COMSTK CALL OPT EXP 1/22/11 PR $125 PER SH	(4,512.40)	(8,720.00)
PROSHARES ULTRASHORT 20+Y T COMSTK CALL OPT EXP 01/22/11 PR $41 PER SH	(1,506.65)	(2,450.00)
PROSHARES ULTRASHORT 20+Y TR CALL OPT EXP 01/22/11 PR $37 PE SH	(4,464.77)	(2,460.00)
PROSHARES ULTRASHORT 20+Y TR COM STK CALL OPT EXP 1/22/11 PR $35 PER SH	(2,372.38)	(111.00)
PROSHARES ULTRASHORT 20+Y TR COMSTK CALLOPT EXP 01/22/11 PR $40 PER SH	(348.72)	(375.00)
PROSHARES ULTRASHORT 20+Y TR COMSTK CALLOPT EXP 03/19/11 PR $38 PER SH	(2,762.37)	(1,870.00)
PROSHARES ULTRASHORT COMSTK CALL OPT EXP2/19/11 PR $21 PER SH	(457.93)	0.00
PROSHRE ULT DJ-UBS CRUDE OIL COMSTK CALL OPT EXP 04/16/11 PR $9 PER SH	(11,489.51)	(14,000.00)
PROSHRE ULT DJ-UBS CRUDE OIL COMSTK CALLOPT EXP 02/19/11 PR $13 PER SH	(806.68)	(900.00)
PROSPECT CAP CORP COM	106,032.97	110,985.54
PROTECTIVE LIFE CORP COM	78,776.64	90,576.00
PROVECTUS PHARMACEUTICAL INC COM	3,518.36	2,538.00
PROVIDENCE SVC CORP COM STK	17,436.54	19,991.08
PROXIM CORP CL A NEW	1,302.56	0.12
PROXIM WIRELESS CORP COM NEW COM NEW	24,676.57	330.00
PRUDENTIAL FINL INC COM	231,311.59	249,527.72
PRUDENTIAL FINL INC COM	487,086.00	486,705.90
PRUDENTIAL FINL INC COM	415,861.88	493,164.00
PRUDENTIAL FINL INC COM	500,484.34	716,966.52
PRUDENTIAL FINL INC JR SUB NTS PFD STK	47,387.90	54,980.00
PRUDENTIAL FINL INC MTN BOOK TRANCHE # TR 00023 6.1 DUE 06-15-2017	1,780.65	2,205.78
PS BUSINESS PKS DEPOSITARY SHS REPSTG 1/1000TH PFD SER R 6.875%	2,431.95	2,436.83
PS BUSINESS PKS INC CALIF COM	81,459.00	100,296.00
PSINET INC PFD CONV SER D 7	20,933.36	1,618.08
PSIVIDA CORP COM STK	13,596.11	12,775.00
PUB SERVICE CO COL 4.90% CUM PFD STK $100 PAR	5,025.00	50.52
PUB SERVICE ENTERPRISE GROUP INC COM	72,850.31	60,674.52
PUB SERVICE ENTERPRISE GROUP INC COM	258,909.60	233,644.45
PUB SERVICE ENTERPRISE GROUP INC COM	279,878.07	404,909.49
PUB STORAGE COM	36,042.76	46,925.51
PUB STORAGE COM	266,317.31	356,389.88
PUB STORAGE DEP SH REPSTG 1/1000TH PFD SER A	9,562.95	9,907.96
PUB STORAGE DEP SHS REPSTG 1/1000TH PFD SER K	14,119.73	15,726.50
PUBLICIS GROUPE SA EUR0.40	591,714.48	723,196.00
PUDA COAL INC COM PAR $.001 COM PAR $.001	39,425.26	47,595.00
PUDA COAL INC COMSTK CALL OPT EXP 2/19/2011 PR $12.50 PER SH	(785.93)	(1,880.00)
PULSE ELECTRONICS CORP	6,094.46	2,660.00
PULTE GROUP INC	47,254.87	44,674.76
PULTE GROUP INC	115,380.45	63,724.48
PULTE GROUP INC	139,440.03	95,804.80
PULTE GROUP INC	428,931.93	277,593.28
PURADYN FILTER TECHNOLOGIES INC COM	16,726.60	5,760.00
PURAMED BIOSCIENCE INC COM STK	836.95	900.00
PURCHASEPRO COM INC COM NEW STK	5,067.64	0.00
PURE BIOFUELS CORP COM STK	149.76	2.60
PURE BIOSCIENCE COM	3,052.25	2,220.00
PURPLE BEVERAGE CO INC COM STK	2,396.80	0.50
PUTNAM HI INC FD NAME CHANGE TO PUTNAM HI INC SECS FD SEC # 2752685 EFF 9/30/05	19,119.90	29,330.00
PUTNAM HI YIELD MUN TR REMARKETED PFD SER A	5,115.42	5,695.02
PVPTL OKLA GAS & ELEC CO SER 4.20% CUM PFD STK	1,315.27	148.57
PVT EXPT FDG CORP SECD NT SER U 4.95 DUE 11-15-2015 REG	208,950.60	212,400.24
PVTPL 1 WORLD NETWORKS INTEGRATED TECHNOLOGIES SER B PFD STK SEE 1683351	10,000.00	10,152.50
PVTPL 1ST SEC BK N A S.L CY UT CR LEASE BKD P-THRU CTF A-2 144A 9.35 01-10-23	30,637.50	30,916.20
PVTPL AIR 2 US ENHANCED EQUIP SER A 8.027 DUE 10-01-2020 BEO SF 10-01-2000	59,483.61	72,024.75
PVTPL AIR NET COMMUNICATIONS CORP SER C PFD STK	7,436.05	411.00
PVTPL ALLY FINL INC GTD SR NT 144A 7.5% DUE 09-15-2020 BEO	9,911.60	10,487.50
PVTPL ALPHATRON S A PRFD STK	6,000.00	6,064.98
PVTPL ASIF GLOBAL FING XIX SR NT 144A 4.9% DUE 01-17-2013 BEO	9,987.60	10,300.00
PVTPL AVIS BUDGET RENT CAR FDG AESOP ABKD NT CL A 144A 4.64 DUE 5-20-2015	109,986.20	115,869.05
PVTPL BANK MONTREAL QUE BANK OF MONTREAL2.85 DUE 06-09-2015	370,000.00	375,843.41
PVTPL BANK OF TOKYO MITSUBISHI UFJ LTD SR NT 144A 3.85% DUE 01-22-2015 BEO	149,938.50	156,388.50
PVTPL CALPINE CONSTR FIN CO L P / NT 144A 8 06-01-16/05-19-09 BEO	47,694.60	53,125.00
PVTPL CALPINE CORP SR SECD NT 144A 7.5% DUE 02-15-2021/10-22-2010 BEO	564,500.00	551,600.00
PVTPL CITIGROUP MTG LN TR 2005-HE2 AST BKD CTF CL A 144A VAR VAR RT 5-25-2035	61,429.89	58,177.48
PVTPL CITIUS I FDG LTD PREF SHS 144A	8,286.08	81.11
PVTPL CMO EXTENDED STAY AMERICA TRUST 2010-ESHA CL A 2.9505 DUE 11-05-2015	199,678.95	196,383.44
PVTPL CMO GMAC COML MTG SECS INC MTG PT CTF 1998-C2 CL F 144A 6.5 05-15-35	93,750.00	156,105.00
PVTPL CMO GS MTG SECS CORP GSMPS 2005-RP2 144A 1AF VAR RT DUE 3-25-35 BEO	56,952.79	57,550.18
PVTPL CMO NAAC REPERFORMING LN REMIC 04-R2 CTF CL 144A A-1 .0001 10-25-34 BEO	64,258.21	78,097.11
PVTPL CMO RBSSP RESECURITIZATION TR 2010-3 VAR RT DUE 12-26-2035 BEO	79,485.36	81,639.33

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

PVTPL CMO WAMU MTG PASS-THRU CTFS 2004- AR13 PASS CTF A-1 144A 0 11-22-44 BEO	79,715.73	82,425.92
PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00080 3.75% DUE 10-15-2014 BEO	79,754.40	82,992.24
PVTPL COMMONWEALTH BANK AUST TRANCHE # TR 00081 5% DUE 10-15-2019 BEO	29,834.40	31,401.57
PVTPL CONSOL ENERGY INC SR NT 144A 8.25%DUE 04-01-2020/04-01-2010 BEO	60,000.00	64,800.00
PVTPL CORPORACION NACIONAL DEL COBRE DE CHILE NT 144A 4.75% DUE 10-15-2014 BEO	49,241.00	53,412.75
PVTPL CREST 2000-1A LTD PFD SH 144A	41,565.66	50,004.50
PVTPL ELIGIX INC SER A PFD STK	48,703.38	77,470.00
PVTPL FARM BUR FIN CO INC IDA PFD 7 CUM	1,000.00	1,007.46
PVTPL FREELIANT INC CL BCONVERTIBLE PFD STK SEE SEC# 1335464	6,214.80	252.00
PVTPL GDR MAIL RU GROUP LTD SPONSORED GDR 144A	78,073.81	84,147.64
PVTPL GLITNIR BANKI HF SUB NT FIXED/FLT RT 144A DUE 06-15-2016 BEO IN DEFAULT	100,000.00	1.00
PVTPL GROUP DL ESCR INC / REYNOLDS SR SECD NT 144A 7.75 DUE 10-15-2016	98,695.00	105,750.00
PVTPL HBOS CAP FDG NO 2 L P BONDS 144A DUE 06-30-2049/06-30-2014 BEO	28,240.50	24,450.00
PVTPL HERTZ VEH FING LLC 2009-2 ASSET BKD NT A-2 144A 5.29% DUE 03-25-2016 BEO	99,993.90	108,615.50
PVTPL HSBC FIN CORP SR SUB NT 6.676 DUE 01-15-2021	259,982.80	262,673.06
PVTPL INDYMAC ABS INC 2006-H1 CL A VAR RT DUE 04-25-2036 REG	288,324.21	77,448.00
PVTPL INTL CABLETEL INC PFD N/C NTL INC SEE 1097149	90,000.00	89,820.00
PVTPL INTL LEASE FIN CORP SR SECD NT 144A 6.5 DUE 09-01-2014/08-20-2010 BEO	59,998.20	63,600.00
PVTPL INTL LEASE FIN CORP SR SECD NT 144A 6.75 DUE 09-01-2016/08-20-2010 BEO	289,988.40	309,575.00
PVTPL JAMDAT SER C PFD	3,538.83	44.00
PVTPL LLOYDS TSB BK PLC SUB MEDIUM TERM NTS BO TRANCHE # TR 1 6.5 9-14-20	101,525.00	92,003.20
PVTPL PEGASUS AVIATION LEASE SECUR SER 2000-1 NT CL A-2 144A 8.37 3-25-2030 BEO	143,425.00	91,198.94
PVTPL PROTEIN POLYMER TECHNOLOGIES INC SER E CONV PFD STK	8.55	8.75
PVTPL PROTEIN POLYMER TECHNOLOGIES INCOC-PFD SER G SEE SEC# 1747790	553,633.87	410,798.40
PVTPL ROCHE HLDGS INC GTD NT 144A 6% DUE03-01-2019/02-25-2009 BEO	157,805.20	174,425.85
PVTPL RS GROUP COS INC SER B PFD	20,780.28	18,360.70
PVTPL SANTANDER US DEBT S A UNIPERSONAL 3.724% DUE 01-20-2015 BEO	100,000.00	94,746.00
PVTPL SANTANDER US DEBT S A UNIPERSONAL GTD SR NT 144A 3.781% DUE 10-07-2015 BEO	101,659.00	93,958.30
PVTPL SCHOLASTIC REGISTRY INC SER C PFD STK	145,430.93	143,115.84
PVTPL SCIENTIFIC RES CORP PFD CONV $1.65	20,000.00	20,459.93
PVTPL SEARS HLDGS CORP SR SECD NT 144A 6.625% DUE 10-15-2018/10-12-2010 BEO	40,000.00	37,300.00
PVTPL SLM STUD LN TR 2003-11 STUD LN BKDSECS 144A A-6 VAR RT DUE 12-15-25	185,625.00	199,372.00
PVTPL SOUTHERN NAT GAS CO SOUTHERN NAT GAS 5.9% DUE 04-01-2017/03-26-2007 BEO	30,015.70	32,170.89
PVTPL SYSTEMS 2001 A T LLC SERIES-2001 CLASS-G 144A 6.664 DUE 09-15-2013 BEO	146,393.74	159,617.00
PVTPL TL ACQUISITIONS INC SR TOGGLE NT 144A 10.5% DUE 01-15-2015/07-15-2010 BEO	9,872.40	10,325.00
PVTPL UNITED BUSINESS MEDIA LT 5.75 DUE 11-03-2020	68,806.50	67,204.20
PVTPL VEDANTA RES PLC SR GLOBAL NT 144A 8.75% DUE 01-15-2014 BEO	100,000.00	106,750.00
PWR 3 MED PRODS INC COM STK	9,362.50	1,799.38
PYRAMID OIL CO COM	4,793.30	5,120.00
Q E P INC COM	1,189.67	2,790.00
QAD INC CL A STOCK	1,960.00	1,820.00
QAD INC COM USD0.001 CLASS ‘B’	580.00	497.00
QANTAS AIRWAYS LTD ORD EUROCLEAR COM STKISIN AU000000QAN2	2,568.75	2,603.60
QC HLDGS INC COM	9,400.90	9,350.00
QCOM 01/22/2011 39.000 C QCOM 110122C00039000	(1,464.27)	0.00
QEP RES INC 6.875% DUE 03-01-2021	69,351.80	73,500.00
QEP RES INC COM STK	3,073.84	3,667.31
QEP RES INC COM STK	129,196.37	160,562.82
QIAGEN N V COM	2,319.68	1,955.00
QIAO XING MOBILE COMMUNIC CO LTD COM STKUSD0.00025	300.22	527.80
QIAO XING UNIVERSAL RESOURCE INC	368.76	566.00
QLIK TECHNOLOGIES INC COM STK	2,010.39	2,069.60
QLOGIC CORP COM	100,044.95	45,188.10
QUALCOMM INC COM	326,412.71	410,654.16
QUALCOMM INC COM	897,016.06	1,103,627.00
QUALCOMM INC COM	1,087,997.57	1,311,485.00
QUALCOMM INC COM	1,340,082.23	1,586,995.83
QUALCOMM INC COM	1,641,079.45	1,751,946.00
QUALCOMM INC COM	1,259,652.66	2,014,490.45
QUALCOMM INC COM STK CALL OPT EXP 1/22/11 PR $45 PER SH	(299.52)	(5,250.00)
QUALITY SYS INC COM STK	16,017.89	17,758.37
QUANTA SVCS INC COM	74,967.63	69,520.80
QUANTA SVCS INC COM	124,680.82	108,006.24
QUANTRX BIOMEDICAL CORP COM STK	456.95	216.00
QUANTUM CORP COM STK	24,613.61	0.00
QUEENSTON MNG INC COM	2,409.92	3,009.10
QUEPASA CORP COM NEW STK	3,117.27	6,435.00
QUEST DIAGNOSTICS INC COM	21,011.61	21,833.24
QUEST DIAGNOSTICS INC COM	140,547.91	151,116.00
QUEST DIAGNOSTICS INC COM	132,704.55	192,025.26
QUEST OIL CORP COM	2,316.75	1,392.00
QUEST RARE MINERALS LTD COMMON STOCK	466,428.52	653,933.88
QUESTAR CORP COM	2,139.23	1,794.47
QUESTAR CORP COM	127,666.06	132,316.00
QUESTCOR PHARMACEUTICALS INC COM	18,254.66	30,874.08

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

QUICKSILVER RES INC COM	48,617.96	49,747.50
QUIDEL CORP COM	8,996.74	8,785.60
QUIKSILVER INC COM	34,886.70	41,574.00
QUIKSILVER INC COMSTK CALL OPT EXP 02/19/11 PR $5 PER SH	(385.46)	(420.00)
QUIKSILVER INC COMSTK CALL OPT EXP 05/21/11 PR $5 PER SH	(485.46)	(750.00)
QWEST 7.5% DUE 02-15-2014	26,937.50	27,337.50
QWEST COMMUNICATIONS INTL INC COM	66,600.35	105,360.24
QWEST COMMUNICATIONS INTL INC COM	828,228.10	333,706.11
RABOBANK NEDERLAND NV VAR RATE PERPETUALDUE 12-29-2049/06-30-2019 BEO	75,000.00	96,937.50
RACKSPACE HOSTING INC COM STK	96,510.82	123,598.35
RACKSPACE HOSTING INC COM STK	154,047.32	211,389.30
RADIAN GROUP INC COM	4,284.03	4,842.00
RADIANT SYS INC COM	10,825.63	11,742.00
RADIANT SYS INC COM	144,344.22	148,927.70
RADIENT PHARMACEUTICALS CORP COM	118.05	101.00
RADIOSHACK CORP DEL COM	34,842.05	33,949.97
RADIOSHACK CORP DEL COM	46,106.42	52,992.34
RADISYS CORP COM	22,342.42	15,130.00
RADWARE LTD COM STK	11,808.85	11,253.00
RAILAMERICA INC 9.25% DUE 07-01-2017	55,635.34	63,727.50
RAILAMERICA INC COM	66,987.68	67,340.00
RAIT FINL TR COM	1,014.17	760.77
RAIT FINL TR PFD SER B	54,750.53	78,472.59
RALCORP HLDGS INC NEW COM	177.47	195.03
RALLYE EUR3	766,239.74	928,972.98
RAM ENERGY RES INC COM STK	1,506.95	1,840.00
RAM PWR CORP COM STK	35,503.30	33,839.19
RAMBUS INC DEL COM	279,201.50	373,657.60
RAMCO-GERSHENSON PPTYS TR COM SH BEN INTCOM SH BEN INT	6,020.95	6,225.00
RANCHER ENERGY CORP COM	190,840.75	1,435.89
RANDSTAD HLDGS NV EUR0.10	535,147.34	571,110.54
RANGE RES CORP 6.75% DUE 08-01-2020	70,000.00	72,187.50
RANGE RES CORP COM	67,535.36	67,563.42
RANGE RES CORP COM	195,171.83	181,044.50
RAPTOR NETWORKS TECHNOLOGY INC COM	8,575.75	1,336.00
RARE ELEMENT RES LTD COM	704,885.71	1,545,357.44
RARE ELEMENT RESOURCES LTD COM STK PUT OPT EXP 2/19/11 PR $14 PER SH	960.74	900.00
RARE ELEMENT RESOURCES LTD COMSTK CALL OPT EXP 01/22/11 PR $11 PER SH	(1,470.29)	(15,420.00)
RARE ELEMENT RESOURCES LTD COMSTK CALL OPT EXP 01/22/11 PR $17.50 PER SH	(189.28)	(4,725.00)
RASER TECHNOLOGIES INC COM	14,241.25	412.50
RAYMOND JAMES FNCL INC COM STK	15,621.67	21,516.60
RAYMOND JAMES FNCL INC COM STK	401,226.26	555,900.00
RAYONIER INC REIT	184,921.54	231,471.71
RAYTHEON CO 3.125% DUE 10-15-2020	49,732.50	46,104.45
RAYTHEON CO USD0.01	279,342.69	266,943.01
RAYTHEON CO USD0.01	371,273.24	425,076.82
RAYTHEON COMPANY COMSTK CALL OPT EXP 01/22/2011 PR $45 PER SH	(825.46)	(1,400.00)
RBC BEARINGS INC COM	1,341.10	1,289.64
RC2 CORP COM	204,831.66	202,461.00
RC2 CORP COM	204,972.49	232,939.00
RCM TECHNOLOGIES INC COM NEW	968.95	1,389.00
RDS/B 01/22/2011 6.000 C RDS/B 110122C00060000	(947.03)	0.00
REACHLOCAL INC COM STK	1,409.47	1,991.00
READERS DIGEST ASSN INC 3RD SUB PFD	10,796.53	11,927.64
REALITY RACING INC COM NEW STK	35,371.13	0.00
REALNETWORKS INC COM	10,903.38	10,626.00
REALNETWORKS INC COM	42,757.20	50,400.00
REALTY INCOME CORP PFD SER D 7.375%	2,540.33	2,571.00
REAVES UTIL INCOME FD COM SH BEN INT COMSH BEN INT	40,052.38	40,506.67
RECEIVABLE FROM LEHMAN LBI	12,993.75	0.00
RECKITT BENCK GRP ORD GBP0.10	667,467.91	721,971.86
RECKITT BENCK GRP ORD GBP0.10	1,132,757.34	1,299,791.16
RED BRH TECHNOLOGIES INC COM STK	1,308.95	110.00
RED ELECTRICA CORP EUR2	148,644.67	174,883.11
RED HAT INC COM	14,641.42	18,716.50
RED HAT INC COM	113,517.19	219,028.70
RED HAT INC COM	447,557.13	726,748.00
RED HAT INC COM	631,973.70	808,005.00
REDDY ICE HLDGS INC COM	552.03	275.00
REDENVELOPE INC COM STK	2,476.90	0.07
REDWOOD TR INC COM	22,541.23	14,573.40
REED ELSEVIER CAP 8.625% DUE 01-15-2019	169,923.88	190,708.95
REFLECT SCIENTIFIC INC COM	5,065.90	195.00
REGAL ENTERTAINMENT GROUP-A COMSTK CALL OPT EXP 01/22/11 PR $15 PER SH	(81.53)	0.00
REGAL ENTMT GROUP CL A CL A	25,002.90	19,989.10

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

REGENCY CTRS CORP COM	3,788.26	4,224.00
REGENCY ENERGY PARTNERS L P	9,527.93	10,904.00
REGI U S INC COM	10,776.28	1,700.00
REGIONS FINL CORP 6.375% DUE 05-15-2012	9,210.00	10,075.00
REGIONS FINL CORP 7.75% DUE 11-10-2014	9,972.50	10,350.00
REGIONS FINL CORP NEW COM	72,422.47	79,366.15
REGIONS FINL CORP NEW COM	543,836.85	221,333.00
REHABCARE GROUP INC COM	7,317.45	5,569.50
REINSURANCE GROUP AMER INC COM NEW STK	531.21	590.81
REINSURANCE GROUP AMER INC COM NEW STK	80,523.23	96,678.00
RELIANCE INS GROUP CO $2.68 CUM SER A PFD STK $1 PAR	9,235.00	0.00
RELIANCE STL & ALUM CO COM	16,598.57	17,885.00
RELIANCE STL & ALUM CO COM	142,535.58	158,410.00
RELIANCE STL & ALUM CO COM	311,531.76	367,920.00
RELIV INTL INC COM	3,505.76	736.55
REMEC INC COM NEW	397.57	7.39
RENAISSANCE GOLD INC COMSTK	1,420.25	15,658.61
RENAISSANCE RE HLDGS LTD COM	2,745.30	3,184.50
RENASANT CORP COM	48,987.27	61,147.27
RENAULT SA EUR3.81	311,048.27	433,343.93
RENT A CTR INC NEW COM	139,909.29	248,556.00
RENT A CTR INC NEW COM	649,551.44	1,065,240.00
RENTECH INC COM STK	128,012.18	139,458.20
REORG 1ST CASH INC COM N/C FIRST CASH FINL SVCS INC EFF 1-14-99 2321143	22,992.08	40,287.00
REORG ADC TELECOMMUNICATIONS INC COM NEW CASH MERGER EFF 12-10-2010	778.02	1,274.00
REORG ADVANTA BK CORP 5 10/01/2013 RECEIVERSHIP WITH FDIC EFF 03/19/2010	10,000.00	10,300.00
REORG ANTIGENICS INC NAME CHANGE TO AGENUS INC COM EFF 2065421 01-06-2011	21,302.06	16,766.00
REORG ART TECHNOLOGY GROUP INC OC-COM CASH MERGER EFF 01-05-2011	290.44	418.60
REORG COMMSCOPE INC COM CASH MERGER EFF01-14-2011	29,430.47	31,220.00
REORG DELTATHREE.COM N/C TO DELTATHREE INC SAME CU @1 EFF 12/26/00	2,586,069.60	2,883,733.54
REORG ENERPLUS CONVERSN FRM FD TO CORP ENERPLUS CORP COM 2065308 EFF 01-03-2011	143,992.26	177,021.60
REORG EVERGREEN REV SPLIT EVERGREEN SOLAR INC COM NEW 2065338 EFF 01-03-2011	138,180.57	44,920.15
REORG GENTA INC COMMON STOCK REV SPLIT GENTA INC COM PAR 2066103 EFF 01-31-2011	24.50	0.06
REORG INTEGRA LIFESCIENCES CORP N/C INTEGRA LIFESCIENCES HLDG CORP 2421318	4,505.71	4,730.00
REORG IRISH INVT N/C TO NEW IRELAND FUNC 2612359 EFF 6/21/01	22,716.65	7,902.72
REORG LASERCARD CORP COM CASH MERGER EFF 01-28-2011	6,432.34	6,406.25
REORG MFO COLUMBIA FDS TR VIII INC FD CL Z CUSIP MERGER AS OF 3-27-06	19,352.16	19,569.93
REORG MFO SCUDDER GD & PRECIOUS METALS FD CL S N/C TO DWS 2021242 EFF 02-06-06	14,808.37	21,167.15
REORG MOBICLEAR INC N/C WTH CUSIP INTELLIGENT COMMUN EN 2056778 12/22/09	27,028.24	0.00
REORG MOTOROLA INC COM REVERSE SPLIT MOTOROLA INC COM 2065052 EFF 01-04-2011	197,662.84	240,183.23
REORG MOTOROLA INC COM REVERSE SPLIT MOTOROLA INC COM 2065052 EFF 01-04-2011	358,539.78	469,826.00
REORG MOTOROLA INC COM REVERSE SPLIT MOTOROLA INC COM 2065052 EFF 01-04-2011	698,132.78	536,046.07
REORG PEDIMENT GOLD STK MERGER ARGONAUTGOLD INC COM 5A2AY1U EFF 27/01/2011	1,981.38	3,159.00
REORG PENGROWTH MAND EXCHNGE PENGROWTH ENERGY CORP COM 2065324 EFF 12-31-2010	406,464.37	476,205.80
REORG PLAYBOY ENT INC CL B EXCH PLAYBOYENT INC (HLDG) 1 NEW CL B 2737191	9,674.14	13,050.00
REORG PORCHE AG NON VTG PRF D6240C114 EFFECTIVE DATE 09/01/08	10,274.95	0.00
REORG PREMIERWEST REV SPLIT PREMIERWESTBANCORP 2066246 EFF 02-10-2010	8,198.50	3,400.00
REORG PROCERA REVERSE SPLIT PROCERA NETWORKS INC COM 206618 EFF 02-07-2011	10,271.23	9,300.00
REORG REP SVCS INC CL A COM EXCH REP SVCS COM CORP ACT 6-17-99 2758223	125,111.43	126,508.46
REORG SOLARFUN PWR NAME CHANGE HANWHA SOLARONE CO LTD 2066344 EFF 15 FEB 2011	34,105.57	25,898.90
REORG ST MARY LND & EXP NAME CHANGE SM ENERGY CO 2060483 EFF 06/02/2010	424.95	1.00
REORG UNIFIED SER TR MERGER UNIFIED SERTR SOUND MIND 2018928 EFF 02-15-2011	12,039.00	14,274.04
REORG/012 SMILE COMMNCTNS N/C & CUSIP CHG B COMMUNICATIONS 2059404 EFF 3/16/10	9,770.80	11,805.00
REORG/1ST FED BANCORPORATION $2.15 EXCH1ST UN SER B CONV PFD 1-1-96 SEE 13215	9,627.60	9,061.65
REORG/A D A M STOCK MERGER EBIX INC FORMERLY 2298617 2-8-2011	9,413.33	9,872.50
REORG/ACT CLEAN TECH REVERSE SPLIT ACT CLEAN TECH INC 2060118 EFF 5/14/10	96.49	2.50
REORG/ADR ACERGY NAME CHNG WITH CU CHNGSUBSEA 7 2065402 1-10-2011	977.74	1,827.00
REORG/AFFILIATED COMPUTER CASH & STK MERGER XEROX CORP 2946695 EFF 2/8/10	17,031.45	23,845.20
REORG/ARC ENERGY STOCK MERGER ARC RES LTD CDA COM 2065347 1-4-2011	44,256.66	58,816.52
REORG/BRITISH AWYS STK MRGR INTERNL CONSOLTD AIRLIN 2065799 EFF 01-21-2011	8,726.95	8,532.84
REORG/BURL MTR CARRIERS EXCH BURL MTR CARRIERS 7.0% PFD RT 1.00 SEE 1-095106	17,063.56	20,683.59
REORG/CANADIAN PLAN OF ARRNGEMNT CANADIAN OIL SANDS 2065416 EFF 12-31-10	61,804.45	57,019.22
REORG/CARDINAL COMMUNICATIONS INC WORTHLESS SECURITY OFF RECORD 05/29/09	37,277.24	0.00
REORG/CMKM DIAMOND GEN MERGER EFFEC 04-14-06	22,283.46	0.00
REORG/CML PLAN OF ARAGEMENT CML HLTHCR INC CONTRA 2065790 EFF 01/03/11	26,229.79	27,607.20
REORG/COLUMBIA CONSERVATIVE HI YIELD FDTO 4716763 EFF 3/27/06	48,035.31	51,089.16
REORG/COLUMBIA REAL ESTATE EQTY TO COLUMBIA REAL ESTATE 2021984 EFF 3/27/06	36,162.68	23,556.02
REORG/CROWN AMERN REALTY TR SER A PFD STOCK MERGER TO PENN REAL ESTATE INV	2,668.95	2,576.00
REORG/DOMINION RES INC CONV PFD PUR CONT SETTLEMENT TO DOMINION RES 2280211	0.00	0.00
REORG/DOUBLE-TAKE SOFTWARE COM CASH MERGER EFF 7/23/10	10,531.67	10,590.60
REORG/DRESS PLAN OF REORG/NAME CHNG ASCENA RETA 2065337 1-3-2011	10,494.61	12,417.40
REORG/GENWORTH FINL TO GENWORTH FINL 2003600 EFF DATE 5-16-07	1,000.00	1,000.00
REORG/GUARDIAN NAME CHANGE APPLIED VISUAL SCIENCES INC 2062048 EFF 7/16/10	59,774.95	62,821.50
REORG/HEPALIFE NAME CHANGE ALLIQUA INC COM 2065389 1-5-2011	627.33	410.00
REORG/HSEHD FIN CORP NAME CHANGE TO HSBC FIN CORP SEC #1001226 EFF 12/17/04	10,000.00	10,785.90

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

REORG/INVENTIV CASH MERGER EFF 8/3/10	5,502.47	700.00
REORG/JENNSN N/C & CUSP CHG MFO PRUDNTLHLTH SCI CL A 2058361 EFF 2/12/10	30,460.80	35,400.57
REORG/JENSN N/C & CUSP CHG MFO PRUDENTLJEN SML CO CL A 2058379 EFF 2/12/10	24,263.74	26,714.15
REORG/JUST ENERGY STK MERGER JUST ENERGY GROUP INC 2065404 EFF 01-01-2011	21,937.52	25,611.69
REORG/KOLL REAL ESTATE GROUP INC EXCH KOLL REAL ESTATE GRP INC @.0175 2-4566	10,000.00	10,006.10
REORG/MERIDIAN RESOURCE CORP COM CASH MERGER EFF 5/13/10	7,354.37	5,636.00
REORG/METRICOM INC DESP SEC EFF 10/8/02	2,914.86	0.00
REORG/METROPOLITAN FNCL CORP COM EXCH FOR 1ST BNK SYS INC SEE SEC #2321090	(27,160.00)	0.00
REORG/MFC MACQUARIE STOCK MERGER MACQUARIE PWR 2065474 1-10-2011	16,389.27	21,707.04
REORG/MFO ALLEGIANT NAME CHANGE MFO PNC2058062 EFF 2/5/10	10,083.43	8,428.26
REORG/MFO VAN KMPN N/C&CSP CHG MFO INVESCO VK CAP GROWTH-A 2060569 5/28/10	32,205.66	40,337.96
REORG/MORGAN STANLEY DEAN WITTER EXCH PFD FOR COM TO YAHOO INC DEL SEC#29473	46,555.00	46,995.30
REORG/NICHOLAS NAME CHANGE MFC AGIC INTL & PREM STRATEGY FD 2062800 8/25/10	12,619.34	18,481.54
REORG/NICHOLAS-APPLEGATE N/C CUS CHGE AGIC EQUITY CONV INC 2062791 08-25-10	15,345.38	23,430.32
REORG/NTL EUROPE 10 PFD NAME CHANGE TO PTV INC 10 PFD SEC #1000823 EFF 1/27/04	38,530.54	44,582.97
REORG/NU HORIZONS ELECTRS CORP COM CASHMERGER EFF DT 12/08/2010	2,360.17	1,570.50
REORG/O REILLY NAME CHNG WITH CU CHNG OREILLY AUTOMOTIVE 2065270 12-30-2010	37,279.12	38,021.28
REORG/ON2 TECH INC CASH & STOCK MERGER TO GOOGLE INC 2009283 EFF 2/19/10	5,000.00	5,000.00
REORG/PANAMSAT CORP EXCH FOR PANAMSAT INTL SYS NT 4-15-05 EFF 9-30-97 4-6978	1,000.00	1,002.20
REORG/PARKLAND STOCK MERGER PARKLAND FUEL CORP COM 2065509 1-7-2011	4,094.95	4,625.36
REORG/PENN WEST STOCK MERGER PENN WEST PETROLEUM LTD 2065331 EFF DT 01/01/2011	319,077.68	446,682.08
REORG/PEYTO STOCK MERGER PEYTO EXPL & DEV CORP NEW COM 2065469 1-7-2011	78,206.80	100,633.15
REORG/PINNACLE GAS RES INC COM STK CASHMERGE 1-26-2011	1,409.47	148.75
REORG/PNM RES EQ UNIT CONV PFD MAND CONV TO PNM RES INC EQ 2693878 5/16/08	140,000.00	140,000.00
REORG/QUANTUM REV STK SPLIT QUANTUM FUEL SYS TECHNOLOGI 2066190 2-9-2011	1,695.56	1,138.50
REORG/QUEST STOCK MERGER POSTROCK ENERGY CORP COM 2058825 EFF 3/5/10	2,000.00	1,921.91
REORG/REIN UNIT SEP REINSURANCE GROUP AMER INC WT EXP 1003791 2-16-11	5,000.00	5,207.15
REORG/SMARTIRE SYS INC COM NAME CHANGE TTC TECHNOLOGY CORP 2059520 EFF 4/14/10	1,469.95	130.00
REORG/STAR COMMUNICATIONS INC DESP SEC EFF 7/2/02	4,478.55	0.00
REORG/SUNESIS PHARMA REV SPLIT SUNESIS PHARMACEUTICALS 2066345 EFF 02-15-2011	12,566.74	11,520.08
REORG/SYMYX TECHNOLOGIES STOCK MERGER ACCELRYS INC COM 2008173 EFF 7/1/10	45,067.02	90,186.86
REORG/SYNBIOTICS CORP CASH MERGER EFF 12-30-2010	4,000.00	4,006.16
REORG/SYNIVERSE HLDGS INC COM STK CASH MERGER 1-13-2011	2,543.41	1.55
REORG/T-3 CASH AND STK MERGER ROBBINS &MYERS INC COM 2765105 1-10-2011	4,507.78	7,966.00
REORG/TRONOX PLAN OF REORG TRONOX WT 2066456 & TRONOX 2066457 EFF 02-14-2011	468.95	121.00
REORG/UIT NAL MAND EXCH NAL ENERGY CORPCOM 2065419 EFF 01-01-2011	3,249.09	2,606.56
REORG/UIT WESTSHORE STK MERGER WESTSHORE TERMINALS 2065533 1-1-2011	41,220.18	60,129.68
REORG/WASTE SVCS INC STOCK MERGER IESI BFC LTD COM 2052632 EFF 7/6/10	2,543.42	2.50
REP AWYS HLDGS INC COM USD0.001	32,219.06	28,182.00
REPSOL YPF SA EUR1	503,669.95	501,726.87
REPUBLIC BK & TR LOUISVILLE KY 11-05-2010 .2 DUE 03-04-2011	50,000.00	50,000.00
REPUBLIC BK BOUNTIFUL UTAH CTF DEP DTD 03-18-2009 3.65 03-18-2015	7,000.00	7,000.00
REPUBLIC BK BOUNTIFUL UTAH DTD 09-29-2010 .2 CTF OF DEP DUE 09-29-2011	10,000.00	9,980.00
REPUBLIC SVCS INC COM	0.00	0.00
REPUBLIC SVCS INC COM	204,203.89	231,086.54
RERG/MFO METZLER / PAYDEN REORGNZTN MFOPAYDEN & RYGEL INVT GRP 2065814 1-24-11	258,263.02	268,398.55
RERG/POWER-ONE PLAN OF REORGANISATION POWER ONE INC NEW 2060800 EFF 6/15/10	2,947.90	1,750.00
RERG/PRVDNT PLAN OF ARRANGEMENT PROVIDENT ENERGY 2065339 1-1-11	240,861.06	241,505.10
REROG ARMCO INC PFD PVTPL EXCH @ CASH $40 / SH MERGER/DEFAULT EFF 10-29-99	10,134.20	9,934.73
RESEARCH IN MOTION LTD COM	542,659.25	525,960.24
RESMED INC COM	9,727.75	10,392.00
RESOLUTION LTD ORD NPV	90,449.98	85,204.06
RESOURCE CAP CORP COM	175,494.01	195,570.00
RESOURCE CAP CORP COM	366,464.52	448,733.52
RESTAURANT BRANDS NEW ZEALAND SHS	23,521.75	25,367.52
RESTAURANT HLDG CORP SER A PFD	10,000.00	10,002.50
RESVERLOGIX CORP	5,665.36	2,137.59
RETAIL OPPORTUNITY INVTS CORP COM STK	2,419.45	2,477.50
RETAIL VENTURES INC COM STK	10,309.82	12,551.00
REVLON INC CL A NEW COM STK	2,316.39	5,097.12
REVLON INC CL A NEW COM STK	7,938.40	7,872.00
REVLON INC PFD SER A	10,000.00	9,980.00
REVOLUTION RESOURCES CORP COM STK	3,152.53	3,864.80
REX AMERICAN RESOURCES CORP	1,198.95	1,536.00
REX ENERGY CORP COM STK	79,721.06	96,232.50
REXAHN PHARMACEUTICALS INC COM	98,300.79	54,388.32
REYNOLDS AMERICAN INC COM	122,192.23	123,956.00
REYNOLDS AMERICAN INC COM	229,972.78	262,954.58
REYNOLDS AMERICAN INC COM	164,541.57	277,433.10
REYNOLDS AMERICAN INC COMSTK CALL OPT EXP 01/22/11 PR $30 PER SH	(1,618.72)	(1,890.00)
REYNOLDS AMERN INC 6.75% DUE 06-15-2017	49,954.00	55,885.85
REYNOLDS AMERN INC 7.25% DUE 06-01-2012	43,798.80	42,773.80
RF MICRO DEVICES INC COM	108,426.84	131,506.20
RHYTHMS NETCONNECTIONS INC COM	780.60	0.04
RICHMOND TANK CAR CO PFD CONV $2.50	200,000.00	199,998.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

RICKS CABARET INTL INC COM NEW ISIN #US7656413033	1,280.66	783.00
RIGEL PHARMACEUTICALS INC COM NEW STK	42,604.96	37,650.00
RIGHTSMILE INC COM NEW COM NEW	1,463.95	42.60
RIM SEMICONDUCTOR CO COM	6,088.51	8.56
RIMA INTL HLDGS INC CL A CL A	1,112.95	0.02
RINO INTL CORP COM STK	11,116.13	2,828.00
RIO TINTO FIN USA 6.5% DUE 07-15-2018	180,249.70	198,193.65
RIO TINTO FIN USA 9% DUE 05-01-2019	330,337.50	335,761.50
RITCHIE BROS AUCTIONEERS INC COM	8,539.74	6,915.00
RITCHIE BROS AUCTIONEERS INC COM	776,981.36	889,730.00
RITE AID CORP COM	32,516.31	31,265.28
RITE AID CORP COM	266,052.41	170,767.60
RIVER HAWK AVIATION INC COM NEW STK	2,629.90	0.02
RIVERBED TECHNOLOGY INC COM	233,030.12	254,419.78
RIVERBED TECHNOLOGY INC COM	125,163.66	337,632.00
RIVERBED TECHNOLOGY INC COM	203,254.62	519,109.20
RIVERBED TECHNOLOGY INC COMSTK CALL OPT EXP 01/22/11 PR $39 PER SH	(110.78)	(1,110.00)
RIVERBED TECHNOLOGY INC COMSTK CALL OPT EXP 01/22/2011 PR $39 PER SH	(32.30)	0.00
RIVERBED TECHNOLOGY INC COMSTK CALL OPT EXP 1/22/11 PR $35 PER SH	(1,008.48)	0.00
RIVERSIDE RES INC COM STK	4,520.45	8,132.00
RIVIERA HLDGS CORP COM	12,481.95	24.00
RLTY INC CORP COM	97,607.97	124,470.83
RMB HLDGS ZAR0.01	75,757.99	86,330.73
RMD ENTMT GROUP COM PAR $0.001 COM STK	13,410.60	0.00
RMD TECHNOLOGIES INC COM	331.45	87.50
ROANOKE TECH CORP COM NEW	825.90	0.00
ROBBINS & MYERS INC COM	2,555.00	3,578.00
ROBBINS & MYERS INC COM	263,383.32	332,754.00
ROBBINS & MYERS INC COM	460,628.08	710,555.02
ROBERT HALF INTL INC COM	108,087.57	113,434.20
ROBERT HALF INTL INC COM	292,226.65	358,020.00
ROCHE HLDGS AG GENUSSCHEINE NPV	1,102,072.04	914,383.51
ROCKGATE CAP CORP	137,776.97	211,380.09
ROCK-TENN CO CL A CL A	2,799.74	3,654.47
ROCK-TENN CO CL A CL A	358,007.95	496,879.50
ROCKWELL AUTOMATION	28,972.49	46,125.95
ROCKWELL AUTOMATION	87,316.76	255,932.99
ROCKWELL AUTOMATION	243,460.31	344,208.00
ROCKWELL AUTOMATION	990,156.53	1,068,479.00
ROCKWELL COLLINS INC COM	44,508.77	49,054.57
ROCKWELL COLLINS INC COM	106,871.33	229,893.96
ROCKWELL MED TECHNOLOGIES INC COM ISIN US7743741024	7,850.47	7,900.00
ROCKWOOD HLDGS INC COM	16,098.62	22,024.56
ROCKY BRANDS INC COM STK	948.27	1,003.00
ROCKY MTN CHOCOLATE FACTORY INC COM PAR $0.03 COM PAR $0.03	1,300.85	965.00
ROCKY MTN ENERGY CORP NEV COM	3,496.00	0.00
RODMAN & RENSHAW CAP GROUP INC NEW COM STK	2,654.95	2,680.00
ROFIN SINAR TECHNOLOGIES INC COM	3,209.14	2,835.20
ROGERS 6.8% DUE 08-15-2018	29,977.40	36,067.77
ROGERS CABLE INC 6.75% DUE 03-15-2015	20,287.50	23,215.78
ROGERS WIRELESS 6.375% DUE 03-01-2014	10,000.00	11,236.04
ROLLS ROYCE GROUP ORD GBP0.20	407,457.26	449,206.42
ROLLS ROYCE GROUP ORD GBP0.20	266,991.15	536,409.65
ROOSEVELT FINL GROUP INC 6.50% CUM CONV PFD STK	6,000.00	9,477.56
ROPER INDS INC NEW COM	9,810.92	11,464.50
ROPER INDS INC NEW COM	126,769.85	181,979.83
ROSETTA RES INC COM	17,792.83	22,584.00
ROSETTA RESOURCES INC COM STK CALL OPT EXP 1/22/11 PR $40 PER SH	(62.30)	0.00
ROSETTA STONE INC COM	74,109.58	73,888.04
ROSS STORES INC COM	16,478.89	18,572.79
ROSS STORES INC COM	134,651.12	191,584.25
ROSS STORES INC COM	195,986.62	196,075.00
ROUSE CAP GTD QRTLY INC PFD SECS	15,014.84	21,534.11
ROVI CORP COM	97,517.53	115,214.58
ROWAN COMPANIES INC COM	19,213.08	24,486.64
ROWAN COMPANIES INC COM	64,754.12	110,804.34
ROWAN COMPANIES INC COM	58,578.29	143,131.00
ROWAN COMPANIES INC COM	131,100.29	289,753.00
ROWAN COMPANIES INC COM	281,364.00	398,776.93
ROYAL BANK OF CANADA COMSTK CALL OPT EXP01/22/2011 PR $50 PER SH	(1,185.45)	(2,650.00)
ROYAL BK CDA MONTREAL QUE COM NPV	50,254.95	52,360.00
ROYAL BK SCOTLAND 3.95% DUE 09-21-2015	209,565.30	206,436.72
ROYAL BK SCOTLAND 5% DUE 10-01-2014	145,100.00	153,916.32
ROYAL BK SCOTLAND 5% DUE 11-12-2013	27,150.00	29,626.23
ROYAL BK SCOTLAND 5.05% DUE 01-08-2015	61,525.00	67,346.09

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

ROYAL BK SCOTLAND 5.625 DUE 08-24-2020	1,001.58	990.26
ROYAL BK SCOTLAND 6.4% DUE 10-21-2019	119,869.20	120,762.36
ROYAL BK SCOTLAND GROUP PLC SPONSORED ADR REPRESENTING	20,000.00	20,129.40
ROYAL CARIBBEAN CRUISES COM STK	11,664.66	15,097.43
ROYAL CARIBBEAN CRUISES COM STK	777,891.30	911,800.00
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (DUTCH LIST)	1,081,665.70	997,991.58
ROYAL DUTCH SHELL ‘A’SHS EUR0.07 (UK LIST)GBP	692,546.44	667,013.26
ROYAL DUTCH SHELL PLC-ADR COM STK CALL OPT EXP 4/16/11 PR $60 PER SH	(1,310.00)	(5,760.00)
ROYAL GOLD INC COM STK USD0.01	52,091.11	58,505.51
ROYAL GOLD INC COMSTK CALL OPT EXP 01/22/11 PR $55 PER SH	(641.54)	(720.00)
ROYALITE PETE CO INC COM STK	19,766.07	7.11
RPC INC COM	87,846.63	84,317.02
RPM INTL INC	129,234.58	164,257.12
RRSAT GLOBAL COMMUNICATIONS COM STK	2,327.12	756.88
RSC HLDGS INC COM	67,819.41	74,024.00
RTI INTL METALS INC COM	2,734.10	2,698.00
RTI INTL METALS INC COM	415,739.37	411,849.70
RUBICON MINERALS CORP COM	22,417.54	31,405.00
RUBICON TECHNOLOGY INC COM MON STK	68,759.84	59,551.00
RUBY TUESDAY INC COM	47,611.85	54,917.30
RUBY TUESDAY INC COM	455,103.32	479,889.70
RUDOPLH TECHNOLOGIES INC COM	41,939.00	43,619.00
RUDY NUTRITION COM PAR $.001 STK	4,106.95	0.00
RURAL/METRO CORP COM	4,331.95	7,290.00
RUSHNET INC COM COM	4,274.50	740.00
RUSSIAN FEDERATION 7.5%-BDS 3/30 USD REGS	320,842.38	405,956.96
RUSSIAN FEDN US$ BD 144A 7.5 DUE 03-31-2030/09-30-2009 REG	3,965.96	5,168.61
RWE AG NEU ESSEN COM STK	11,508.15	11,378.03
RXI PHARMACEUTICALS CORP COM STK	1,425.98	1,411.26
RYDER SYS INC COM	9,736.87	15,792.00
RYDER SYS INC COM	39,586.94	68,379.36
RYDER SYS INC COM	163,446.03	194,768.00
RYDER SYS INC COM	232,280.93	278,992.00
RYDER SYS INC COM	235,008.22	400,064.00
RYDER SYS INC SER B FXD RATE AUCTION PFDSTK	10,000.00	10,031.70
RYLAND GROUP INC COM	17,040.23	17,030.00
S 01/22/2011 2.500 C S 110122C00002500	(5,492.46)	0.00
S&P N AMERN NAT RES SECTOR INDEX FD	11,631,515.88	12,572,844.52
S&P N AMERN TECH SECTOR INDEX FD	51,418.11	63,230.70
S&P N AMERN TECH SOFTWARE INDEX FD	1,261.09	1,460.50
S.C. ELEC & GAS CO 7.70% PFD STK $100 PAR	508.95	55.00
S.W. AIRL CO COM	196,564.11	243,894.20
S.W. AIRL CO COM	283,595.65	421,473.58
S.W. AIRL CO COM	399,064.67	430,038.23
SA 01/22/2011 20.000 C SA 110122C00020000	(858.33)	(1,060.00)
SABINE RTY TR UNIT BEN INT	34,965.82	37,814.25
SABRE HLDGS CORP 8.35% DUE 03-15-2016	46,136.26	48,500.00
SACO I TR 2005-7 MTG BKD CTF CL A VAR RATE 09-25-2035 REG	30,956.79	26,191.18
SAEHAN BK LOS ANGELES CALIF CTF DEP DTD 03-27-2009 3.4 03-27-2014	36,000.00	36,000.00
SAFE BULKERS INC COM STK	37,692.18	41,615.42
SAFEGUARD SCIENTIFICS INC COM NEW COM NEW	7,659.81	12,383.00
SAFEWAY INC COM NEW	45,145.04	43,900.48
SAFEWAY INC COM NEW	374,211.30	211,001.18
SAFEWAY INC COM NEW	387,680.32	445,302.00
SAFEWAY INC COM NEW	1,055,489.30	1,118,877.50
SAFRAN SA EUR0.20	81,426.33	93,769.08
SAFRAN SA EUR0.20	207,687.35	208,041.30
SAGE GROUP ORD GBP0.01	84,188.79	86,034.12
SAGE GROUP ORD GBP0.01	851,897.48	947,977.97
SAHARA ENERGY LTD COM NEW	1,258.96	35.08
SAIA INC COM STK	29,901.60	29,862.00
SAIC INC COM STK USD0.0001	31,966.46	27,977.04
SAIC INC COM STK USD0.0001	140,794.82	117,205.40
SAKER AVIATION SVCS INC COM	4,789.50	10.63
SAKS INC COM	13,007.94	12,219.40
SALESFORCE COM INC COM STK	203,338.47	203,940.00
SALESFORCE COM INC COM STK	173,957.75	392,700.00
SALESFORCE COM INC COM STK	303,483.70	1,003,200.00
SALLIE MAE BK 3.35% DUE 04-29-2013	8,000.00	83.51
SALLIE MAE BK MURRAY UT CTF DEP SEMI ANNU DTD 11-13-2008 5 11-13-2013	160,000.00	160,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 05-13-2009 3.05 05-14-2012	10,000.00	10,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 06-03-2009 2.5 06-03-2011	10,000.00	10,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 06-10-2009 3.65 06-10-2014	10,000.00	10,000.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 10-01-2008 4 04-01-2010	10,000.00	10,200.00
SALLIE MAE BK MURRAY UTAH CTF DEP DTD 11-13-2008 4.7 11-13-2012	10,000.00	10,000.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SALZGITTER AG ORD NPV	17,071.03	13,972.58
SAMPO OYJ SER’A’NPV	366,763.68	416,298.95
SAMSUNG ELECTRONIC KRW5000	499,781.56	661,431.84
SAN GOLD CORP COM STK	35,802.93	38,683.46
SAN JUAN BASIN ROYALTY TR COM STK CALL OPT EXP 1/22/11 PR $25 PER SH	(964.70)	0.00
SAN WEST INC COM	4,707.65	108.88
SANDISK CORP COM	181,439.89	229,705.02
SANDISK CORP COM	310,490.21	294,124.14
SANDRIDGE ENERGY 9.875% DUE 05-15-2016	43,097.85	47,587.50
SANDRIDGE ENERGY INC COM	220,389.83	251,800.68
SANDSPRING RES LTD COM STOCK	10,015.00	11,105.73
SANDSTORM RES LTD COM STK	11,477.79	15,699.45
SANFILIPPO JOHN B & SON INC COM	16,378.55	13,062.00
SANGAMO BIOSCIENCES INC COM STK	34,671.62	28,884.00
SANLAM ZAR0.01	51,906.45	90,152.65
SANOFI-AVENTIS EUR2	972,831.40	799,259.44
SANSWIRE CORP COM STK	347.99	112.06
SANTANDER FIN PFD S A UNIPERSONAL GTD PFD SECS SER 4	25,423.95	25,329.85
SANTARUS INC COM	20,139.31	17,821.50
SANTEN PHARM CO NPV	120,796.38	156,292.82
SAP AG ORD NPV	253,487.84	352,820.68
SAPIENT CORP COM	9,022.25	8,470.00
SAPIENT CORP COM	266,998.84	268,620.00
SAPPI ZAR1	258,817.37	259,990.17
SARA LEE CORP COM	3,814.92	4,897.20
SARA LEE CORP COM	214,478.21	281,683.37
SATCON TECH CORP COM	16,124.31	18,000.00
SATURNS SEARS ROEBUCK ACCEP CORP 7.25 PRF 6/1/32 CALLABLE 1/29/08 @25	40,221.85	48,095.60
SAVE WORLD AIR INC COM	312.99	53.50
SAXON AST SECS TR FLTG RT .72% DUE 05-25-2035	73,895.77	75,884.11
SBA COMMUNICATIONS CORP CL A COM	16,275.00	17,604.20
SBA COMMUNICATIONS CORP CL A COM	1,105,212.86	1,711,292.00
SBC COMMUNICATIONS 5.1% DUE 09-15-2014	58,023.40	65,645.82
SCANA CORP NEW COM	4,025.95	4,060.00
SCANA CORP NEW COM	101,130.51	115,547.60
SCANTEK MED INC COM	322.44	0.09
SCHEIN HENRY INC COM	21,369.01	24,556.00
SCHIMATIC CASH TRANSACTIONS NETWORK COM INC COM	11,484.28	850.00
SCHLUMBERGER LTD COM COM	512,235.15	677,253.55
SCHLUMBERGER LTD COM COM	786,536.67	943,550.00
SCHLUMBERGER LTD COM COM	961,258.74	1,277,550.00
SCHLUMBERGER LTD COM COM	1,266,888.29	2,866,388.00
SCHLUMBERGER LTD COMSTK CALL OPT EXP 01/22/11 PR $75 PER SH	(367.29)	(890.00)
SCHNEIDER ELECTRIC EUR8	761,415.38	1,022,346.53
SCHNEIDER ELECTRIC EUR8	1,068,081.87	1,503,362.74
SCHNITZER STL INDS INC CL A	30,968.99	53,112.00
SCHNITZER STL INDS INC CL A	139,219.23	205,809.00
SCHOLASTIC CORP COM	220,956.83	212,688.00
SCHWAB (CHARLES) CORP COMSTK CALL OPT EXP 01/21/2012 PR $20 PER SH	(835.46)	(950.00)
SCHWAB CAP TR SMALL CAP EQTY FD SELECT SHS	726,519.86	662,525.70
SCHWAB CHARLES CORP COM NEW	61,560.73	59,731.63
SCHWAB CHARLES CORP COM NEW	324,873.49	427,048.49
SCHWAB CHARLES FAMILY FDS CASH RESVS	2,823,828.48	2,823,828.48
SCHWEITZER-MAUDUIT INTL INC COM	2,934.48	3,586.44
SCIENT INC COM NEW	577.76	0.00
SCIENTIFIC GAMES CORP	40,390.95	16,613.28
SCIENTIFIC GAMES CORP	117,060.77	156,372.00
SCO GROUP INC COM STK	9,432.70	9,200.00
SCOR SE EUR7.876972	157,465.87	176,861.33
SCOR SE EUR7.876972	389,295.55	467,161.71
SCOTTS MIRACLE-GRO CLASS’A’COM NPV	9,918.70	10,283.11
SCRIPPS NETWORKS INTERACTIVE INC CL A COM STK	93,199.63	117,420.75
SEA CONTAINERS LTD CL A CL A	2,207.73	0.00
SEABRIDGE GOLD INC SEABRIDGE GOLD INC	83,228.59	90,506.00
SEABRIDGE GOLD INCF COM STK CALL OPT EXP 1/21/12 PR $22.5 PER SH	(8,979.16)	(9,000.00)
SEACHANGE INTL INC COM	33,751.50	32,490.00
SEACOAST BKG CORP FLA COM	250.06	155.41
SEACOR HLDGS INC COM	10,516.50	11,625.35
SEACOR HLDGS INC COM	604,739.71	586,322.00
SEADRILL LTD COM STK	205,386.93	233,640.96
SEADRILL LTD COM STK CALL OPT EXP 1/22/11 PR $35 PER SH	(205.46)	0.00
SEAGATE TECHNOLOGY PLC COM USD0.00001	134,630.57	122,540.72
SEAHAWK DRILLING INC COM STK	19,443.79	18,070.05
SEALED AIR CORP NEW COM STK	99,886.00	102,334.45
SEALED AIR CORP NEW COM STK	519,388.69	636,250.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SEALY CORP COM	401.85	292.00
SEARCHGUY COM INC COM	731.68	0.00
SEARS HLDGS CORP COM	75,375.65	69,030.00
SEARS HLDGS CORP COM	110,055.15	81,567.50
SEASPAN CORP COM	88,446.81	84,163.78
SEATTLE GENETICS INC COM	112,014.09	137,241.00
SECOND BANCORP CAP TR I TR PFD SECS 9.00%	1,000.00	998.50
SECURE TECHNOLOGIES GROUP INC COM	20.47	0.19
SEERTECH CORP COM STK	11.14	0.00
SEGA SAMMY HLDGS I NPV	144,094.10	173,159.88
SEI INVTS CO COM	45,259.41	44,921.25
SEKISUI CHEMICAL CO LTD NPV	105,901.11	107,705.33
SEKISUI HOUSE NPV	105,552.63	111,227.77
SELECT COMFORT CORP OC-CAP STK OC-CAP STK	19,093.29	14,151.50
SELECT SECTOR SPDR TR CNSMR DISCRETIONARY-SHS BEN INT	113,048.33	127,838.69
SELECT SECTOR SPDR TR INDL	173,444.38	189,617.52
SELECTIVE INS 6.7% DUE 11-01-2035	17,787.50	16,848.46
SEMBCORP INDUSTRIE NPV (POST REORG)	92,724.22	204,258.14
SEMICONDUCTOR HOLDRS TR DEPOS RCPT	40,287.05	45,542.00
SEMPRA ENERGY INC COM STK	4,985.79	5,248.00
SEMPRA ENERGY INC COM STK	209,880.81	316,926.72
SEMTECH CORP COM	16,851.96	16,640.40
SENATOR MINERALS INC COM STK	1,659.95	830.50
SENESCO TECHNOLOGIES INC COM NEW	17,029.88	13,855.20
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	95,643.10	113,011.95
SENIOR HSG PPTYS TR SH BEN INT SH BEN INT	173,115.94	179,908.00
SENSATA TECHNOLOGIES HLDG BV	373,291.43	456,196.61
SENSIENT TECHNOLOGIES CORP COM	2,188.18	2,850.58
SENTO CORP COM NEW COM NEW	3,711.95	3.60
SENTRY PETROLEUM LTD COM	8,360.80	11,716.00
SEQUENOM INC COM NEW STK	83,760.15	103,651.24
SEQUENOM INC COMSTK CALL OPT EXP 1/22/11PR $7.50 PER SH	(385.46)	(830.00)
SERACARE LIFE SCIENCES INC DEL COM STK	41,783.50	42,750.00
SERVICE CORP INTL 7.5% DUE 04-01-2027	30,000.00	28,725.00
SERVICE CORP INTL COM	43,936.20	43,281.11
SEVEN & I HOLDINGS NPV	77,707.76	82,851.20
SEVEN SEAS PETROLEUM INC CAYMAN ISLANDS	19,974.62	0.00
SEVERN TRENT ORD GBP0.9789	185,580.82	205,889.38
SHANDONG ZHOUYUAN SEED & NURSE CO COM STK	427.01	21.67
SHANGHAI TEL CO INC 3.50% CUM PFD STK $10 PAR DESP	4,853.05	4,379.62
SHARPS COMPLIANCE CORP COM	2,826.99	1,993.50
SHAW GROUP INC COM	57,373.50	61,614.00
SHAW GROUP INC COM	148,969.56	156,259.95
SHAW GROUP INC COM	319,404.48	321,762.00
SHAW GROUP INC COMSTK CALL OPT EXP 01/22/11 PR $35 PER SH	(588.50)	(504.00)
SHEAR WIND INC COM STK	176,577.65	126,215.10
SHELL INTL FIN B V GTD NT 4.375 DUE 03-25-2020	149,292.00	157,328.55
SHELLS SEAFOOD RESTAURANTS INC COM	277.56	0.18
SHERWIN-WILLIAMS CO COM	7,555.74	10,511.13
SHERWIN-WILLIAMS CO COM	73,272.42	188,772.50
SHERWIN-WILLIAMS CO COM	317,096.15	435,918.75
SHIMING U S INC COM STK	929.95	0.90
SHIN-ETSU CHEMICAL NPV	809,758.40	812,870.45
SHINSEI BANK LTD STK	3,741.33	1,167.03
SHIP FINANCE INTERNATIONAL COMMON STK	61,181.20	69,793.64
SHIRE PLC ADR	10,496.30	10,857.00
SHOE CARNIVAL INC COM	28,529.12	43,200.00
SIEMENS AG NPV(REGD)	673,549.00	889,777.50
SIERRA WIRELESS INC COM STK	4,484.95	4,476.00
SIGA TECHNOLOGIES INC COM	10,093.29	11,200.00
SIGMA DESIGNS INC COM	22,561.40	23,097.10
SIGMA DESIGNS INC COM	61,855.00	70,850.00
SIGMA-ALDRICH CORP COM	49,715.15	63,915.84
SIGMA-ALDRICH CORP COM	69,180.45	203,274.24
SIGMATRON INTL INC COM	475.34	1,920.00
SIGNATURE BK NY N Y COM	2,031.70	3,754.50
SIGNATURE BK NY N Y COM	191,308.86	250,500.00
SIGNATURE GROUP HLDGS INC COM	62.19	80.30
SIKA AG CHF45(BR)	97,156.19	105,300.43
SILICON GRAPHICS INC COM	1,388.49	0.00
SILICON IMAGE INC COM STK	17,991.58	24,990.00
SILICON IMAGE INC COM STK	148,990.82	183,750.00
SILVER FALCON MNG INC COM STK	2,632,117.03	2,990,697.89
SILVER HILL MINES INC COM STOCK	1,872.15	2,063.25
SILVER SPRUCE RES INC COM	50,152.75	14,582.52

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SILVER STANDARD RESOURCES COMSTK CALL OPT EXP 01/22/11 PR $30 PER SH	(558.50)	(336.00)
SILVER STANDARD RESOURCES COMSTK PUT OPTEXP 6/18/11 PR $28 PER SH	1,308.47	720.00
SILVER STD RES INC COM	291,126.50	394,064.08
SILVER WHEATON CORP COM	1,764,700.05	2,785,738.24
SILVER WHEATON CORP COM STK CALL OPT EXP 1/22/11 PR $42 PER SH	(158.78)	(3,240.00)
SILVER WHEATON CORP COMSTK CALL OPT EXP 01/22/11 PR $31 PER SH	(2,248.93)	(210.00)
SILVERADO GOLD MINES LTD COM NEW	135,161.47	7,411.26
SILVERCORP METALS INC COM SILVERCORP METALS INC	277,855.14	438,862.98
SILVERCORP METALS INC COMSTK CALL OPT EXP 01/22/11 PR $13 PER SH	(150.03)	0.00
SILVERMEX RES INC COM	12,541.20	11,812.02
SILVERSTAR MNG CORP COM STOCK	995.45	959.90
SIMON PPTY GROUP INC NEW PFD SER G STEP UP 7.89%	1,014.95	6.50
SIMON PROPERTY GROUP INC COM	58,565.55	115,807.55
SIMON PROPERTY GROUP INC COM	407,101.10	733,141.81
SIMPSON MFG INC COM	12,142.23	12,347.34
SINA CORPORATION COM STK USD0.133	159,042.76	173,082.30
SINCLAIR BROADCAST GROUP INC CL A	50,554.33	51,002.30
Singapore dollar	156.24	156.24
Singapore dollar	323.23	323.23
Singapore dollar	20,470.31	20,470.31
Singapore dollar	36,688.65	36,688.65
SINGAPORE POST LTD SGD0.05	5,444.35	5,526.60
SINGAPORE TELECOMMUNICATIONS NEW COM STK	319,803.88	358,858.20
SINGER CO $3.50 CUM PFD STK NM CHG BIOCOASTAL CORP EF 10-26-89 #1-061494	8,193.51	4,680.00
SINOBIOPHARMA INC COM STK	56,228.29	63,510.00
SINOCOKING COAL AND COKE CHE COM	30,321.82	21,450.24
SINO-GLOBAL SHIPPING AMER LTD COM STK	7,591.20	4,760.00
SINOHUB INC COM	3,208.35	2,610.00
SINOVAC BIOTECH LTD	9,666.48	5,876.00
SIRIUS XM RADIO INC COM STK	1,790,927.40	2,422,928.48
SIRONA DENTAL SYS INC COM STK	7,564.39	8,356.00
SIX FLAGS ENTMT CORP NEW COM	30,085.62	33,057.14
SKECHERS U S A INC CL A CL A ISIN #US8305661055	15,618.63	13,700.00
SKECHERS U S A INC CL A CL A ISIN #US8305661055	640,104.20	574,000.00
SKINNY NUTRITIONAL CORP COM	70,985.75	18,080.00
SKINVISIBLE INC COM STK	509.95	80.00
SKYBRIDGE TECH GROUP INC FORMERLY COM PAR $0.00001 AUG 2007 STK	4,663.95	1,080.00
SKYPEOPLE FRUIT JUICE INC COM NEW STK	8,032.45	6,975.00
SKYWAY COMMUNICATIONS HLDG CORP COM STK	15,065.95	0.00
SKYWORKS SOLUTIONS INC COM	135,194.87	198,692.20
SKYWORKS SOLUTIONS INC COMSTK CALL OPT EXP 02/19/11 PR $29 PER SH	(350.01)	(575.00)
SKYWORKS SOLUTIONS INC COMSTK CALL OPT EXP 1/22/11 PR $29 PER SH	(414.26)	(640.00)
SL GREEN RLTY CORP COM STK	4,714.46	6,751.00
SL GREEN RLTY CORP COM STK	51,813.96	60,759.00
SLM CORP 8 DUE 03-25-2020	166,553.31	172,363.85
SLM CORP COM	15,181.18	15,655.11
SLM CORP COM	251,092.45	153,786.85
SLM CORP COMSTK CALL OPT EXP 01/22/11 PR $12.50 PER SH	(485.46)	(520.00)
SLM CORP MEDIUM 5% DUE 04-15-2015	8,834.00	9,633.60
SLM CORP MEDIUM 5.05% DUE 11-14-2014	26,786.40	28,670.52
SLM CORP MEDIUM 5.375% DUE 05-15-2014	175,732.70	195,960.96
SLM CORP MEDIUM TERM NTS BOOK ENTRY 5.625% DUE 08-01-2033	16,965.50	15,693.02
SLV 01/22/2011 20.000 C SLV 110122C00020000	(358.43)	0.00
SMART BALANCE INC COM STK	22,915.92	17,320.00
SMART HLDGS INC COM	220.70	44.55
SMART MODULAR TECHNOLOGIES COM STK USD0.00016667	19,878.05	19,756.80
SMART-TEK SOLUTIONS INC COM NEW COM	89,262.11	5,830.64
SMC RECORDINGS INC COM STK	882.46	220.00
SMITH & WESSON HLDG CORP COM	23,208.03	19,032.86
SMITH A O CORP COM	56,209.82	57,120.00
SMITH A O CORP COM	128,687.87	188,496.00
SMITH MICRO SOFTWARE INC COM STK	14,225.53	22,036.00
SMITH MICRO SOFTWARE INC COM STK	320,640.48	554,268.36
SMITHFIELD FOODS INC COM	36,168.41	42,332.76
SMITHS GROUP ORD GBP0.375	256,255.48	286,963.23
SMITHS GROUP ORD GBP0.375	511,936.61	508,183.47
SMOKEFREE INNOTEC INC COM COM	660.85	186.30
SMOOTH GLOBAL CHINA HLDGS INC COM STK	318.95	0.50
SMUCKER J M CO COM NEW COM NEW	3,229.13	3,348.15
SMUCKER J M CO COM NEW COM NEW	130,439.79	180,537.50
SMUCKER J M CO COM NEW COM NEW	115,380.84	197,540.85
SMUCKER J M CO COM NEW COM NEW	222,963.88	236,340.00
SNAM RETE GAS EUR1	640,663.74	691,458.13
SNAP-ON INC COM	10,000.57	10,184.40
SNAP-ON INC COM	47,463.82	82,889.70

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SOAPSTONE NETWORKS INC COM STK	8,404.55	8.44
SODASTREAM INTERNATIONAL LTD COM STK	15,615.04	15,790.00
SOFTNET TECHNOLOGY CORP COM NEW STK	23,308.17	4.50
SOHU COM INC COM	142,701.92	134,217.86
SOJITZ CORPORATION	88,027.13	93,610.65
SOLA RES CORP COM STK	763.10	700.00
SOLAR CAP LTD COM STK	22,083.00	22,302.00
SOLAR CAP LTD COM STK	94,838.94	104,076.00
SOLAR ENERTECH CORP COM	394,512.10	50,127.90
SOLAR PWR INC COM	4,009.95	290.00
SOLARWINDS INC COM	19,446.95	19,250.00
SOLIGENIX INC COM	2,034.90	665.00
SOLITARIO EXPL & RTY CORP COM STK	1,856.95	1,815.00
SOLO CUP CO 8.5% DUE 02-15-2014	41,044.79	45,000.00
SOLUCORP INDS LTD COM	2,154.95	150.00
SOLUTIA INC COM NEW COM NEW	28,998.93	31,965.80
SOLVAY SA NPV	59,149.02	61,276.56
SOMAXON PHARMACEUTICALS INC COM	179,016.52	98,201.25
SOMERSET TR CO PA DTD 02-12-2009 3.9 02-12-2019	10,000.00	10,477.30
SONDE RES CORP COM STK	5,644.79	1,805.00
SONESTA INTL HOTELS CORP CL A CL A	8,557.15	10,500.00
SONIC AUTOMOTIVE 8.625% DUE 08-15-2013	288.95	21.00
SONIC CORP COM	8,263.89	7,337.00
SONIC FDRY INC COM NEW COM NEW	8,194.80	4,931.50
SONIC SOLUTIONS COM	894.50	1,500.00
SONICBLUE INC COM	1,579.00	0.18
SONOSITE INC COM	79,647.28	75,840.00
SONOVA HOLDING AG COMMON STOCK	131,479.59	263,495.68
SONUS NETWORKS INC COM ISIN US8359161077	423,758.73	275,506.62
SONY CORP NPV	98,457.85	100,938.80
SOTHEBYS HLDGS INC CL A (DE)	156,029.46	228,150.00
SOURCE GOLD CORP COM STK	7,485.40	1,600.00
SOURCE PETE INC COM	139.95	0.22
South African rand	56.74	56.74
South African rand	101.08	101.08
South African rand	5,461.76	5,461.76
South African rand	5,895.02	5,895.02
SOUTH JERSEY INDS INC COM	537.91	792.30
South Korean won	649.67	649.67
SOUTH SHORE RES INC COM STK	20.72	4.76
SOUTHERN CMNTY FINL CORP COM	1,302.15	444.00
SOUTHERN CO COM STK	209,589.16	237,886.25
SOUTHERN CO COM STK	505,663.85	806,729.46
SOUTHERN UN CO NEW COM	1,391.09	1,564.55
SOUTHERN UN CO NEW COM	109,069.23	117,943.00
SOUTHERN UN CO NEW COM	228,805.94	223,851.00
SOUTHERN UN CO NEW SOUTHN UN CO 7.2 DUE 11/01/66 DUE 11-01-2066/11-01-2011 BEO	3,053.75	2,760.00
SOUTHN COPPER CORP DEL COM	238,482.07	275,868.40
SOUTHN COPPER CORP DEL COM	229,792.07	291,669.27
SOUTHN NAT GAS CO 8% DUE 03-01-2032	17,437.50	17,184.59
SOUTHWALL TECHNOLOGIES INC COM	31,400.85	56,375.00
SOUTHWEST AIRLINES CO COM STK CALL OPT EXP 1/22/11 PR $15 PER SH	(80.78)	(248.00)
SOUTHWEST AIRLS CO 5.25% DUE 10-01-2014	5,055.25	5,221.90
SOUTHWEST AIRLS CO 6.5% DUE 03-01-2012	10,071.30	10,482.81
SOUTHWEST GAS CORP COM	45,306.81	56,330.73
SOUTHWESTERN ENERGY CO COM	117,175.17	116,107.86
SOUTHWESTERN ENERGY CO COM	392,272.57	326,539.32
SOUTHWESTERN ENERGY CO COM STK CALL OPT EXP 1/22/11 PR $38 PER SH	(685.46)	(760.00)
SOUTHWESTERN ENERGY CO COMSTK CALL OPT EXP 01/22/2011 PR $37 PER SH	(131.53)	0.00
SOUTHWESTERN MED SOLUTIONS INC COM PAR $0.001 COM PAR $0.001	979.56	0.00
SP AUSNET NPV (STAPLED UNITS)	5,734.31	6,242.60
SPANISH BROADCASTING SYS INC CL A COMMONSTOCK	4,723.75	2,880.00
SPANSION INC COM CL A	125,464.18	140,760.00
SPARE BACKUP INC COM STK	588.21	380.00
SPARROW INNOVATIONS INC COM STK	217.47	0.00
SPARTAN STORES INC COM	55,497.35	52,545.00
SPARTECH CORP COM NEW	139.77	175.59
SPDR DOW JONES REIT ETF	34,226.59	33,628.73
SPDR GOLD TRUST COM STK CALL OPT EXP 1/21/12 PR $135 PER SH	(3,197.49)	(2,670.00)
SPDR GOLD TRUST COM STK CALL OPT EXP 1/22/11 PR $135 PER SH	(1,614.23)	(2,300.00)
SPDR GOLD TRUST COM STK CALL OPT EXP 3/19/11 PR $130 PER SH	(2,436.96)	(4,200.00)
SPDR GOLD TRUST COM STK CALL OPT EXP 4/16/11 PR $135 PER SH	1,148.47	(1,420.00)
SPDR GOLD TRUST COM STK CALL OPT EXP 6/18/11 PR $141 PER SH	(1,111.51)	(3,070.00)
SPDR GOLD TRUST COMSTK CALL OPT EXP 01/22/11 PR $136 PER SH	(847.52)	0.00
SPDR GOLD TRUST COMSTK CALL OPT EXP 12/18/2010 PR $138 PER SH	(132.30)	0.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SPDR KBW BANK ETF COM STK CALL OPT EXP 3/19/11 PR $26 PER SH	(390.04)	(520.00)
SPDR KBW BK ETF	56,818.94	60,837.95
SPDR KBW CAP MKTS ETF	5,297.41	5,374.60
SPDR KBW REGL BKG ETF	17,776.05	18,250.50
SPDR METALS & MINING ETF CALL OPT EXP 1/22/11 PR $68 PER SH	(581.77)	0.00
SPDR METALS & MINING ETF COMSTK CALL OPTEXP 01/22/11 PR $61 PER SH	(1,062.48)	(1,620.00)
SPDR METALS & MINING ETF COMSTK CALL OPTEXP 03/19/11 PR $65 PER SH	(976.29)	(3,250.00)
SPDR S&P 500 ETF TRUST	0.00	0.00
SPDR S&P 500 ETF TRUST COMSTK CALL OPT EXP 02/19/11 PR $110 PER SH	(4,971.13)	(21,690.00)
SPDR S&P 500 ETF TRUST COMSTK CALL OPT EXP 02/19/11 PR $112 PER SH	(12,558.43)	(8,170.00)
SPDR S&P HOMEBUILDERS ETF COMSTK CALL OPT EXP 06/18/11 PR $18 PER SH	(605.48)	(1,100.00)
SPDR S&P MIDCAP 400 ETF TRUST	500,220.72	587,992.74
SPECTRA ENERGY CORP COM STK	70,446.64	80,334.50
SPECTRA ENERGY CORP COM STK	295,441.68	407,511.93
SPECTRIS ORD GBP0.05	678,302.15	997,441.57
SPECTRUM BRANDS 12% DUE 08-28-2019	65,252.20	7,292.81
SPECTRUM BRANDS HLDGS INC COM STK	12,840.00	20,011.14
SPECTRUM PHARMACEUTICALS INC COM	24,623.44	25,625.10
SPIRE CORP COM	32.21	26.05
SPIRIT AEROSYSTEMS HLDGS INC CL A	20,831.35	22,891.00
SPIRIT AEROSYSTEMS HLDGS INC CL A	244,443.85	255,963.00
SPIRIT EXPL INC COM STK	408.95	10.00
SPOKANE CNTY WASH WASTEWTR SYS REV 5.494% 12-01-2020 BEO TAXABLE	15,256.00	15,819.45
SPONGETECH DELIVERY SYS INC COM STK	33,188.37	23.00
SPORT ENDURANCE INC COM	846.85	192.00
SPORTS CONCEPTS INC COM STK	39.12	0.00
SPRINT CAP CORP 7.625% DUE 01-30-2011	48,150.50	50,125.00
SPRINT CAP CORP 8.375% DUE 03-15-2012	121,410.63	111,037.50
SPRINT CAP CORP 8.75% DUE 03-15-2032	12,020.67	10,100.00
SPRINT NEXTEL COMSTK CALL OPT EXP 5/21/11 PR $5 PER SH	(444.84)	(8,600.00)
SPRINT NEXTEL CORP	1,023,750.85	317,969.10
SPRINT NEXTEL CORP	368,032.31	374,295.03
SPROTT RESOURCE CORP COM STK	18,677.70	20,696.40
SPROTT RESOURCE LENDING CORP COMMON STOCK	10,780.73	11,062.50
SPX CORP COM	2,926.48	3,574.50
SPX CORP COM	149,994.02	164,427.00
SPX CORP COM	309,341.56	314,556.00
SPX CORP COM	588,082.47	707,751.00
SRS LABS INC COM	6,192.89	5,726.50
ST JOE CO COM	79,000.98	76,627.21
ST JOE CO/THE COM STK CALL OPT EXP 2/19/11 PR $23 PER SH	(221.55)	0.00
ST JUDE MED INC COM	9,691.75	10,516.50
ST JUDE MED INC COM	193,697.52	368,804.25
ST JUDE MED INC COM	324,868.67	380,902.50
ST JUDE MED INC COM	995,110.37	1,081,575.00
STAAR SURGICAL CO COM NEW PAR $0.01	792.82	976.00
STANCORP FINL GROUP INC COM	165,207.76	234,728.00
STANCORP FINL GROUP INC COM	594,600.10	611,647.00
STANDARD CHARTERED ORD USD0.50	624,201.37	680,774.72
STANDARD CHARTERED ORD USD0.50	660,208.34	863,060.71
STANDARD MTR PRODS INC COM	42.40	71.62
STANDARD MTR PRODS INC COM	40,362.00	41,100.00
STANDARD MTR PRODS INC COM	302,395.08	406,890.00
STANLEY BLACK & DECKER INC COM	50,250.07	62,592.46
STANLEY BLACK & DECKER INC COM	188,852.47	244,610.46
STANLEY BLACK & DECKER INC COM	144,469.55	279,115.38
STANLEY BLACK & DECKER INC COM	400,088.10	437,998.50
STANS ENERGY CORP NEW COMMON STOCK	23,978.30	32,707.50
STAPLES INC COM	11,273.67	11,464.85
STAPLES INC COM	128,652.50	126,168.57
STAPLES INC COM	287,886.21	414,436.77
STAPLES INC COM	1,442,227.13	1,477,089.90
STAR BULK CARRIERS CORP COM STK	15,158.31	13,448.79
STAR SCIENTIFIC INC COM STK	9,608.61	8,775.00
STAR SCIENTIFIC INC COM STK CALL OPT EXP 1/22/11 PR $2.5 PER SH	(362.74)	0.00
STARBUCKS CORP COM	254,213.06	599,224.50
STARBUCKS CORP COM	398,054.24	665,091.00
STARBUCKS CORP COM	637,885.47	852,306.53
STARBUCKS CORP COM	728,793.26	1,290,983.40
STARFIELD RES INC COM NPV	14,869.90	1,500.00
STARTEC GLOBAL COMMUNICATIONS CORP COM	2,228.65	0.00
STARTECH ENVIRONMENTAL CORP COM	4,009.95	32.00
STARVOX COMMUNICATIONS INC CL A PAR $0.01 COM STK	0.00	0.05
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	26,391.15	32,633.88
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	157,785.93	291,561.66

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	245,955.05	504,474.00
STARWOOD HOTELS & RESORTS WORLDWIDE INC COM STK	649,853.64	668,580.00
STATE STR CORP COM	152,480.88	177,758.90
STATE STR CORP COM	549,705.59	434,576.52
STATE STR CORP COM	566,412.85	585,320.54
STATE STR CORP COM	1,580,248.18	1,575,560.00
STATION CASINOS INC SR NT 7.75 DUE 08-15-2016/08-15-2011 BD IN DEFAULT	41,062.50	4.00
STATION CASINOS INC SR SUB NT 6.875 DUE 03-01-2016 BD IN DEFAULT	5,125.00	0.50
STATOIL ASA	93,727.91	102,353.62
STATOIL ASA	543,182.30	579,988.00
STATOILHYDRO ASA NOK2.50	434,850.64	482,181.97
STD MICROSYSTEMS CORP COM	43,387.26	60,543.00
STD PAC CORP NEW COM	33,872.92	38,134.00
STEALTHGAS INC COM STK	538.00	795.00
STEC INC COM STK	253,356.29	301,373.75
STEEL DYNAMICS INC 6.75% DUE 04-01-2015	35,012.50	35,437.50
STEEL DYNAMICS INC 7.625% DUE 03-15-2020	30,000.00	32,100.00
STEEL DYNAMICS INC COM	15,384.55	18,300.00
STEEL DYNAMICS INC COM	380,947.44	442,860.00
STEELCASE INC CL A COM	6,038.62	9,486.11
STEELCASE INC CL A COM	109,074.00	112,042.00
STEELCLOUD INC COM	3,057.34	1,178.11
STEIN MART INC COM	3,643.59	4,802.79
STEIN MART INC COM	18,596.70	18,500.00
STEINWAY MUSICAL INSTRS INC ORD COM	6,234.75	3,970.00
STELLARONE CORP COM STK	510,248.23	577,412.48
STEM CELL INNOVATIONS INC COM STK	5,814.92	10.00
STEMCELLS INC COM	28,777.16	18,036.00
STEPAN CO COM	7,844.04	8,711.71
STEREOTAXIS INC COM STK	11,486.56	7,660.00
STERICYCLE INC COM	37,504.34	51,950.64
STERICYCLE INC COM	129,342.93	174,220.76
STERICYCLE INC COMSTK PUT OPT EXP 2/19/11 PR 80 PER SH	2,415.22	630.00
STERIS CORP COM	6,455.62	8,796.41
STERLING CONSTR INC COM	2,022.77	1,564.80
STERLING FINL CORP WASH COM NEW COM NEW	10,016.69	3,281.81
STERLING MNG CO COM	7,267.95	68.40
STERLING OIL & GAS CO COM STK	0.00	3.59
STEWART INFORMATION SVCS CORP COM	1,442.08	1,223.37
STILLWATER MNG CO COM	200,236.19	211,365.00
STILLWATER MNG CO COM	250,765.04	394,548.00
STONE ENERGY CORP COM	728.33	1,114.50
STONEBRIDGE RES EXPLORATIONS LTD COM PAR$0.001 STK	25,622.66	0.01
STONEMOR PARTNERS L P COM UNITS	4,475.45	4,507.50
STONEPATH GROUP INC COM	115.15	0.01
STONERIDGE INC COM	2,758.98	3,947.50
STORA ENSO OYJ NPV SER‘R’	112,090.42	122,040.04
STORM CAT ENERGY CORPORATION	584.03	0.12
STR HLDGS INC COM	10,091.16	8,000.00
STRATASYS INC COM	1,816.99	2,448.00
STRATEGIC HOTELS & RESORTS INC COM	1,009.63	1,322.50
STRATEGIC HOTELS & RESORTS INC COM	78,621.06	79,879.00
STRATEGIC MGMT & OPPORTUNITY CORP COM COM	1,151.89	0.17
STRATEGIC RES INC COM NPV	1,012.95	322.00
STRATHMORE MINERALS CORP COM NPV	14,013.72	12,882.00
STRAYER ED INC COM	1,961,747.70	1,659,198.00
STRIKER OIL & GAS INC COM STK	45,122.78	550.80
STRUCTURED ADJ RATE MTG LN TR 2004-16 MTG PASSTHRU CTF 1-A2 ADJ 11-25-2034 REG	60,662.05	48,072.87
STRUCTURED ASSET SECS CORP SER 2005-RF3 CL 1A 06-25-2035 BEO	96,143.46	126,972.35
STRYKER CORP	72,729.46	83,475.52
STRYKER CORP	349,690.54	461,497.80
STRYKER CORP	985,816.39	1,091,721.00
STURM RUGER & CO INC COM	13,320.84	17,867.31
SUBURBAN PROPANE PARTNERS L P UNIT LTD PARTNERSHIP INT UNIT LTD PARTNERSHIP INT	35,257.08	45,002.58
SUCAMPO PHARMACEUTICALS INC CL A COM STK	366.65	268.80
SUCCESSFACTORS INC COM STK	3,193.50	4,344.00
SUCCESSFACTORS INC COM STK	341,270.48	533,443.20
SUMITOMO CORP COM	2,120.95	2,125.02
SUMITOMO MITSUI BK 3.15% DUE 07-22-2015	149,800.50	152,669.10
SUMITOMO RUBBER NPV	209,480.00	254,837.35
SUMMER INFANT INC COM STK	8,785.90	9,096.00
SUMMIT RES LTD COM STK	20,800.68	37,722.00
SUN CAL ENERGY INC COM	1,354.17	99.00
SUN HYDRAULICS CORP COM	3,367.67	4,722.81
SUN TR BANKS INC COM	91,420.07	113,693.80

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SUN TR BANKS INC COM	525,633.07	371,088.25
SUN TR BANKS INC COM	642,907.70	652,171.00
SUNCOR ENERGY INC COM STK CALL OPT EXP 1/22/11 PR $38 PER SH	(290.77)	(354.00)
SUNCOR ENERGY INC NEW COM STK	296,791.15	355,982.13
SUNDANCE ENERGY AUSTRALIA LIMITED SHS	3,597.50	4,551.00
SUNOCO INC COM	4,947.69	6,520.91
SUNOCO INC COM	75,955.24	122,179.61
SUNOCO INC COM	479,103.70	495,813.00
SUNOCO INC COM	428,190.26	554,383.43
SUNPOWER CORP COM CL A	8,269.32	7,351.59
SUNPOWER CORP COM CL B STK	3,976.06	3,403.08
SUNPOWER CORP COM CL B STK	946,514.78	691,237.00
SUNRISE EDL SVCS INC 9% SER C CONV PFD	29,022.33	9,000.00
SUNRISE SENIOR LIVING	11,434.85	17,440.00
SUNRISE SOLAR CORP COM STK	6,543.90	300.00
SUNSTONE HOTEL INVS INC NEW COM	359,623.93	333,039.20
SUNTRUST BANKS INC COMSTK CALL OPT EXP 01/22/11 PR $30 PER SH	(998.58)	(2,241.00)
SUNTRUST PFD CAP I NORMAL PFD PURCHASE SECS PPS DUE 12-15-2011/12-15-2011 REG	10,360.46	8,360.00
SUNVALLEY SOLAR INC NEV COM STK	2,059.75	268.40
SUNWARD RES LTD COM	1,248.70	1,710.90
SUPER VALU INC COM	116,170.69	51,347.16
SUPER VALU INC COM	70,333.17	69,095.25
SUPERGEN INC COM	163,522.75	78,848.90
SUPERIOR ENERGY SVCS INC COM	6,522.17	8,747.50
SUPERIOR INDS INTL INC COM	363,318.11	445,620.00
SUPERIOR INDS INTL INC COM	468,612.22	639,019.08
SUPERIOR OFFSHORE INTL INC COM	2,935.81	0.00
SUPERVALU INC 7.5% DUE 11-15-2014	38,965.00	38,500.00
SUPERVALU INC 8% DUE 05-01-2016	20,252.50	19,100.00
SUPPORT COM INC COM	829.43	1,296.00
SUREBEAM CORP CL A	462.77	0.00
SURFECT HLDGS INC COM	5,756.53	5.40
SUSQUEHANNA CAP I TR PFD SECS PFD STK	47,000.00	47,000.00
SUSTAINABLE PWR CORP COM STK	166,923.58	6,965.18
SUTRON CORP COM STK	5,799.95	3,304.95
SVENSKA CELLULOSA SER‘B’NPV	322,627.33	359,109.34
SWATCH GROUP CHF0.45(REGD)	65,348.56	73,631.79
SWATCH GROUP CHF2.25(BR)	231,544.98	283,090.09
SWATCH GROUP CHF2.25(BR)	824,998.72	1,237,125.97
Swedish krona	72.87	72.87
Swedish krona	84.12	84.12
Swedish krona	4,609.10	4,609.10
Swedish krona	17,254.59	17,254.59
SWEDISH MATCH NPV	73,629.81	133,132.41
SWIFT ENERGY CO COM	3,930.14	5,089.50
Swiss franc	(0.65)	(0.66)
Swiss franc	0.00	0.00
Swiss franc	0.00	0.00
Swiss franc	0.00	0.00
Swiss franc	0.00	0.00
Swiss franc	673.43	673.43
Swiss franc	173,801.09	173,801.09
SWISS LIFE HOLDINGS AG	174,512.38	209,396.05
SWISS MEDICA INC COM	275.45	1.20
SWISS REINSURANCE AG CHF0.1(REGD)	387,831.44	309,894.38
SWISSCOM AG CHF1(REGD)	157,134.36	166,651.76
SXC HEALTH SOLUTIONS CORP COM	17,308.59	22,287.20
SYCAMORE NETWORKS INC COM NEW COM NEW	1,143.20	823.60
SYMANTEC CORP COM	130,418.70	136,598.40
SYMANTEC CORP COM	683,024.15	327,015.90
SYMETRA FINL CORP COM	2,594.47	2,740.00
SYMMETRY MED INC COM STK	26,929.26	29,600.00
SYMMETRY MED INC COM STK	239,554.28	242,276.00
SYNAPTICS INC COM	35,357.48	35,990.50
SYNAPTICS INC COM	208,659.10	232,102.00
SYNAPTICS INC COM	611,191.58	605,228.00
SYNCORA HOLDINGS LTD COM STK	13,438.87	2,437.50
SYNERGETICS USA INC FORMERLY SYNERGETIC COM	15,759.73	25,459.38
SYNERGIE WELLNESS PROD LTD INC COM	569.19	0.10
SYNERON MEDICAL LTD COM	4,107.30	3,892.58
SYNGENTA AG REG CHF0.1	163,610.57	165,283.31
SYNNEX CORP COM STK	125,143.80	131,040.00
SYNNEX CORP COM STK	103,310.19	159,120.00
SYNNEX CORP COM STK	734,033.07	804,960.00
SYNOPSYS INC COM	16,964.75	18,514.08

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

SYNOPSYS INC COM	284,073.62	336,375.00
SYNOPSYS INC COM	340,582.89	476,307.00
SYNTA PHARMACEUTICALS CORP SYNTA PHARMACEUTICALS CORP	9,203.03	13,047.84
SYNTAX-BRILLIAN CORP COM	2,374.15	0.00
SYNTEL INC COM	69,974.72	90,801.00
SYNTHES INC CHF0.001	753,819.75	849,452.52
SYNTROLEUM CORP COM	305,958.97	237,142.25
SYSCO CORP COM	150,439.74	156,422.38
SYSCO CORP COM	254,849.20	432,679.80
SYSCO CORP COM STK CALL OPT EXP 2/19/11 PR $29 PER SH	(228.97)	(320.00)
SYSTEMAX INC COM	2,023.98	1,410.00
T ROWE PRICE GROUP INC	41,118.01	51,925.46
T ROWE PRICE GROUP INC	164,526.91	416,347.54
T130119C00035000	(304.30)	0.00
TACTICAL AIR DEFENSE SVCS INC COM STK	758.00	100.00
TAHOE RES INC COM	7,506.95	7,396.95
TAISEI CORP NPV	98,052.88	98,283.43
TAKARA RES INC COM	6,472.85	6,869.10
TAKEDA PHARMACEUTICAL CO NPV	311,934.52	329,662.07
TAKE-TWO INTERACTIVE SOFTWARE INC RIGHT	1,779.46	2,453.00
TAL INTL GROUP INC COM STK	91,012.74	114,219.00
TAL INTL GROUP INC COM STK	225,641.62	287,091.00
TALBOTS INC COM	1,032.58	852.00
TALEO CORP COM CL A COM CL A	2,199.40	2,765.00
TALEO CORP COM CL A COM CL A	348,562.01	383,782.00
TALISMAN ENERGY INC COM	3,523.50	4,438.00
TALISMAN HLDGS INC COM STOCK	595.95	650.00
TALON THERAPEUTICS INC COM	4,906.95	4,800.00
TAMM OIL & GAS CORP COM STK	5,117.10	1,140.00
TAMPA ELEC CO 8.00% CUM SER E PFD STK $100 PAR	30,067.00	14.30
TANGER FACTORY OUTLET CTRS INC COM	1,106.73	1,126.18
TANGER FACTORY OUTLET CTRS INC COM	344,407.23	464,805.20
TANZANIAN RTY EXPL CORP COM STK	12,982.47	17,155.00
TAPESTRY PHARMACEUTICALS INC COM NEW COMNEW	69.12	0.47
TARA GOLD RES CORP COM STK	334.95	185.00
TARGA RES PARTNERS LP COM UNIT LTD PARTNERSHIP INT	12,812.00	18,389.75
TARGET CORP COM STK	137,594.96	144,312.00
TARGET CORP COM STK	254,259.35	292,018.22
TARGET CORP COM STK	831,235.53	950,054.00
TARGET CORP COM STK	886,480.83	1,016,197.00
TARGET CORP COM STK	460,564.27	1,071,336.21
TARGET CORP COM STK	1,042,894.89	1,200,254.93
TARGET CORP NT 4 DUE 06-15-2013/06-14-2013 BEO	85,046.22	96,120.09
TARGETED GENETICS CORP COM NEW STK	5,607.47	5,400.00
TARGETS TR VIII TARGETED GROWTH ENHANCEDTERMS SECS	1,114.68	170.00
TASER INTL INC COM	40,286.69	45,514.80
TASMAN METALS LTD COMMON STOCK	563,568.64	1,136,728.69
TASTY BAKING CO COM	511.45	317.50
TASTY FRIES INC COM PAR $O OO1	20,048.95	7.65
TAUBMAN CTRS INC COM	252,935.75	273,601.60
TAYLOR DEVICES INC COM	6,978.95	5,010.00
TBC GLOBAL NEWS NETWORK INC COM	1,152.84	0.00
TBS INTERNATIONAL PLC CLS‘A’ USD0.01	4,684.63	1,595.00
TCF FNCL CORP COM	15,783.87	14,975.53
TCI COMMUNICATIONS 7.875% DUE 02-15-2026	181,243.19	183,370.12
TCI MUSIC INC SER A CONV PFD STK	21,135.88	25,087.45
TD AMERITRADE HLDG CORP COM STK	50,344.18	50,356.75
TDA INDS INC SEMI-ANNU DTD 03-27-2009 3.25 03-27-2013	20,000.00	20,000.00
TDS CAP II GTD TR ORIG PFD SECS 8.04	21,105.45	23,624.19
TEACHERS INS & 6.85% DUE 12-16-2039	100,613.36	117,000.20
TECH DATA CORP COM	11,435.21	11,005.00
TECH DATA CORP COM	211,867.09	215,698.00
TECH DATA CORP COM	307,062.98	312,542.00
TECHNE CORP COM	1,421,691.46	1,503,843.00
TECK RESOURCES LIMITED	98,985.87	175,102.56
TECK RESOURCES LIMITED	403,301.05	640,058.77
TECK RESOURCES LTD 10.25% DUE 05-15-2016	2,839.62	3,712.50
TECK RESOURCES LTD 9.75% DUE 05-15-2014	1,905.40	2,502.74
TECO ENERGY INC COM	103,277.03	96,226.80
TEEKAY CORP COM	224,822.59	291,104.00
TEEKAY TANKERS LTD COM STK	55,327.85	77,125.00
TEEKAY TANKERS LTD-CLASS A COM STK CALL OPT EXP 2/19/11 PR $12.5 PER SH	(1,377.88)	(500.00)
TEKELEC COM	1,015.97	750.33
TEKELEC COM	163,351.35	156,021.00
TEKMIRA PHARMACEUTICALS CORP COM NEW COMSTK	146,116.13	140,530.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

TEKRON INC COM STK	3,522.60	0.00
TELECOM ITALIA CAP 4.95% DUE 09-30-2014	49,825.50	51,227.15
TELECOM ITALIA CAP 5.25% DUE 10-01-2015	9,937.00	10,238.58
TELECOM ITALIA CAP 5.25% DUE 11-15-2013	24,927.40	26,045.15
TELECOMMUNICATION SYS INC CL A	5,865.29	4,670.00
TELECOMMUNICATION SYS INC CL A	62,843.32	61,177.00
TELEDYNE TECHNOLOGIES INC COM	477,656.02	540,831.00
TELEFLEX INC COM	18,135.04	15,066.80
TELEFLEX INC COM	226,035.57	290,574.00
TELEFONICA 6.221% DUE 07-03-2017	265,495.20	258,102.24
TELENOR ASA ORD NOK6	333,615.73	392,434.41
TELESTONE TECHNOLOGIES CORP COM STK	607.31	531.00
TELETECH HLDGS INC COM	24,364.60	25,222.75
TELETECH HLDGS INC COM	80,147.28	109,127.00
TELIK INC COM STK	59.73	38.07
TELLABS INC COM	35,017.73	38,206.97
TELLABS INC COM	126,886.14	62,992.98
TELLABS INC COM	205,175.25	304,422.00
TELVENT GIT SA ORD EUR3.00505	13,970.41	13,870.50
TEMPLE INLAND INC COM	1,343.17	1,316.88
TEMPLETON EMERGING MARKETS FD CLOSED ENDFD ST CHANGED FROM MD TO DE	131,185.31	167,582.70
TEMPUR-PEDIC INTL INC COM	44,948.52	56,084.00
TEMPUR-PEDIC INTL INC COM	279,904.91	364,946.60
TENARIS S.A. USD1	579,329.99	660,120.28
TENET HEALTHCARE 10% DUE 05-01-2018	47,531.87	57,085.00
TENET HEALTHCARE 6.875% DUE 11-15-2031	2,279.38	2,400.00
TENET HEALTHCARE 8.875% DUE 07-01-2019	189,236.64	198,880.00
TENET HEALTHCARE 9% DUE 05-01-2015	47,531.88	54,390.00
TENET HEALTHCARE 9.875% DUE 07-01-2014	10,435.00	10,800.00
TENET HEALTHCARE CORP COM	23,078.77	33,650.70
TENET HEALTHCARE CORP COM	132,064.12	81,731.73
TENET HEALTHCARE CORP SR NT STEP UP 02-01-2015 08-08-2006	10,485.00	10,650.00
TENET HEALTHCARE CORP SR NT STEP UP 02-01-2015 08-08-2006	87,581.34	94,785.00
TENNECO INC	6,840.85	15,640.80
TENNECO INC	210,099.04	348,625.20
TENNECO PACKAGING 7.95% DUE 12-15-2025	9,560.00	8,886.11
TENNECO PACKAGING 8.125% DUE 06-15-2017	4,857.50	4,859.68
TENNESSEE VALLEY AUTH GLOBAL PWR BD 2009SER C 5.25% DUE 09-15-2039 REG	59,329.20	63,432.96
TERADATA CORP DEL COM STK	15,583.74	17,904.60
TERADATA CORP DEL COM STK	59,883.86	173,489.40
TERADATA CORP DEL COM STK	534,879.10	839,664.00
TERADYNE INC COM	25,944.13	29,231.28
TERADYNE INC COM	137,730.96	63,966.24
TERADYNE INC COM	175,851.10	401,263.20
TERADYNE INC COM	341,652.71	498,420.00
TEREX CORP NEW COM	75,369.42	100,880.00
TEREX CORP NEW COM	245,196.75	254,528.00
TEREX CORP NEW COM	316,760.00	408,796.80
TEREX CORP NEW COM	690,566.76	971,924.48
TERRA ENERGY CORP COM	5,378.15	6,239.50
TERRA NOVA RTY CORP	25,884.56	16,986.75
TERRACO GOLD CORP FORMERLY TERRACO ENERGY CORP TO 04/29/2003 COM NPV	2,471.90	3,381.60
TERRESTAR CORP COM STK	2,952.17	375.72
TESCO ORD GBP0.05	768,067.05	739,445.89
TESCO ORD GBP0.05	745,524.49	746,025.55
TESLA MTRS INC COM	37,814.63	41,010.20
TESORO CORP	153,633.35	66,651.30
TESORO CORP	76,799.56	89,516.16
TESORO CORP	318,620.49	452,376.00
TESORO CORP FORMERLY TESORO PETE CORP T SR NT 6.25 DUE 11-01-2012 BEO	24,018.61	28,215.00
TESSERA TECHNOLOGIES INC COM STK	19,878.78	21,529.80
TESSERA TECHNOLOGIES INC COM STK	783,429.00	862,742.50
TETRA TECH INC NEW COM	2,462.12	2,506.00
TETRA TECHNOLOGIES INC DEL COM	28,190.16	36,797.00
TETRA TECHNOLOGIES INC DEL COM	37,765.24	36,797.00
TETRA TECHNOLOGIES INC DEL COM	405,079.08	474,467.64
TEXAS INSTRUMENTS INC COM	50,893.74	63,200.31
TEXAS INSTRUMENTS INC COM	532,446.92	959,985.00
TEXAS INSTRUMENTS INC COM	860,995.95	975,000.00
TEXAS INSTRUMENTS INC COM	785,775.29	1,040,000.00
TEXAS PAC LD TR SUB SH CTF PROPRIETARY INT SUB SH CTF PROPRIETARY INT	37,337.35	36,480.00
TEXAS ROADHOUSE INC COMMON STOCK	2,238.66	4,292.50
TEXAS ROADHOUSE INC COMMON STOCK	237,160.63	449,338.90
TEXTAINER GROUP HLDGS LTD COM STK	442,353.72	546,694.61
TEXTRON INC COM	45,739.07	56,996.11

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

TEXTRON INC COM	73,205.26	73,284.00
TEXTRON INC COM	137,680.30	163,470.60
TEXTRON INC COM	861,274.98	1,031,011.32
TF1 - TV FRANCAISE EUR0.20	160,898.72	201,909.80
Thai baht	5,809.20	5,809.20
Thai baht	7,678.71	7,678.71
THE JONES GROUP INC COMMON STOCK	35,156.95	38,850.00
THE TRACKING CORP COM STK	43,662.90	55.50
THERMO FISHER CORP	108,088.15	119,300.80
THERMO FISHER CORP	138,442.80	174,937.60
THERMO FISHER CORP	344,317.00	553,710.72
THERMO TECH TECHNOLOGIES INC COM	6,630.91	4,740.20
THESTREET COM INC COM	4,548.79	2,274.84
THOMPSON CREEK METALS CO INC COM STK	28,277.26	37,536.00
THOMPSON CREEK METALS CO INC COM STK	275,737.74	329,728.00
THOMPSON CREEK METALS CO INC COM STK	369,478.92	465,225.60
THOR INDS INC COM STK	0.00	0.00
THORNBURG MTG INC COM NEW STK	1,071.82	12.43
THRESHOLD PHARMACEUTICALS INC COM NEW STK	5,352.39	2,699.80
THYSSENKRUPP AG	6,331.45	4,156.77
THYSSENKRUPP AG NPV	506,864.05	688,059.62
TIB FINL CORP COM NEW COM	2,506.95	1,037.00
TIBCO SOFTWARE INC COM	4,307.96	3,942.00
TIBCO SOFTWARE INC COM	280,396.21	299,000.70
TICC CAP CORP COM	73,494.75	88,869.24
TICC CAP CORP COM	443,109.95	459,610.00
TIDEWATER INC COM	563,645.45	541,092.00
TIDEWATER INC COM	504,823.01	576,088.00
TIER TECHNOLOGIES INC COM DELAWARE	322,546.00	243,589.34
TIERONE CORP COM	3,092.78	1.50
TIERS CALL PRIN-PROTECTED ASSET BACKED TR SER S&P 1999-2 CTF	5,500.00	5,890.33
TIFFANY & CO COM	88,330.36	92,782.30
TIFFANY & CO COM	107,353.55	197,894.06
TIFFANY & CO COM	310,364.39	429,663.00
TIGER TELEMATICS INC COM NEW	1,122.47	0.00
TIM HORTONS INC COM	21,184.12	26,799.50
TIMBERLAND CO CL A	9,495.35	11,311.40
TIMBERLAND CO CL A	76,125.25	140,163.00
TIMBERWEST FOREST STAPLED UNIT(1 SH&1 NTRCP)	3,536.56	2,552.99
TIME WARNER CABLE 4.125% DUE 02-15-2021	29,206.20	28,546.41
TIME WARNER CABLE 5.875% DUE 11-15-2040	265,118.20	267,127.20
TIME WARNER CABLE 6.75% DUE 06-15-2039	48,565.50	55,223.70
TIME WARNER CABLE 8.25% DUE 04-01-2019	126,415.40	149,060.76
TIME WARNER CABLE 8.75% DUE 02-14-2019	138,300.70	178,145.52
TIME WARNER CABLE INC COM	36,977.96	57,733.07
TIME WARNER CABLE INC COM	633,621.99	590,836.44
TIME WARNER INC USD0.01	165,407.58	156,560.77
TIME WARNER INC USD0.01	461,942.47	485,767.00
TIME WARNER INC USD0.01	1,436,298.57	897,961.21
TIME WARNER NEW 4.7 DUE 01-15-2021	19,952.40	20,363.38
TIMKEN CO COM	42,991.04	52,141.87
TIMKEN CO COM	874,054.25	1,102,563.00
TITAN MACHY INC COM	6,693.95	5,790.00
TITAN URANIUM EXPL INC	425,587.58	300,885.68
TITANIUM METALS CORP COM NEW	65,528.07	38,947.06
TITANIUM METALS CORP COM NEW	309,249.70	298,194.62
TIVO INC COM	79,985.02	72,379.81
TJX COS INC COM NEW	42,710.90	43,013.91
TJX COS INC COM NEW	152,436.09	442,168.79
TLC VISION CORP COM	107.36	0.05
TM 01/22/2011 75.000 C TM 110122C00075000	(217.30)	0.00
TN GAS PIPELN CO 7.625% DUE 04-01-2037	67,790.00	66,796.44
TNX T V HLDGS INC COM	1,229.95	0.00
TOLL BROS INC COM	48,693.06	45,980.00
TONOGOLD RES INC COM STK	576.56	216.65
TOOTIE PIE CO INC COM STK	17,944.96	39,690.00
TOOTSIE ROLL INDS INC COM	1,949.59	1,943.66
TOP SHIPS INC COM STK	17,210.29	17,802.97
TORCH ENERGY RTY TR UNIT BEN INT UNITS BENEFICIAL INTEREST NPV	3,506.98	2,178.06
TORCHMARK CORP COM	6,488.81	9,677.88
TORCHMARK CORP COM	66,201.08	120,256.62
TORCHMARK CORP SER A ADJBL RATE PFD STK	6,890.10	7,968.54
TORO CO COM	203,635.93	252,724.00
TORONTO DOMINION BK ONT COM NEW COM NEW	17,993.74	18,949.05
TORRENT ENERGY CORP COM	495.66	0.06

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

TORTOISE CAP RES CORP COM	1,908.35	870.96
TORTOISE ENERGY INFRASTRUCTURE CORP COM	8,061.48	9,604.50
TOSHIBA CORP COM STK	5,026.75	5,340.71
TOSHIBA TEC CORP NPV	500,008.34	703,625.59
TOTAL CAP 4.45% DUE 06-24-2020	21,972.40	20,730.56
TOTAL EUR2.5	475,588.79	384,870.70
TOTAL EUR2.5	876,228.91	882,701.79
TOTAL SYS SVCS INC COM	12,605.57	12,365.15
TOTAL SYS SVCS INC COM	102,008.27	63,027.24
TOTALLY GREEN INC COM	10,326.98	18,582.00
TOUR CFG INC COM STK	740.77	0.00
TOURNIGAN VENTURES CORP COM	51,101.48	30,719.36
TOUSA INC 7.5% DUE 03-15-2011	18,931.25	31.25
TOWER BANCORP INC COM	1,208.95	1,168.12
TOWER GROUP INC COM	443,122.74	465,556.00
TOWERSTREAM CORP COM	4,835.30	6,090.00
TOYOTA MTR CORP COM STK	4,426.75	4,764.19
TPC GROUP INC COM	29,207.53	33,352.00
TRACTOR SUPPLY CO COM	50,846.53	75,957.74
TRACTOR SUPPLY CO COM	91,314.93	203,658.00
TRADESTATION GROUP INC COM	2,691.69	1,350.00
TRADOS INC SER C CONV PREF STK	5,007.20	124.98
TRAILER BRDG INC COM	10,019.95	5,520.00
TRANS WORLD AIRLS INC COM PAR $.01 NEW	109,460.03	0.00
TRANSATLANTIC HLDGS INC COM	297,885.18	309,720.00
TRANSATLANTIC HLDGS INC COM	447,936.89	459,418.00
TRANSCANADA CORP COM STK	28,181.76	32,143.80
TRANSCAT INC COM	8,103.24	8,750.00
TRANSGLOBE ENERGY CORP COM	13,182.09	13,861.96
TRANSOCEAN INC 6.8% DUE 03-15-2038	9,830.00	0.00
TRANSOCEAN LTD	283,337.23	279,430.20
TRANSOCEAN LTD	783,764.29	872,211.48
TRANSOCEAN LTD COM STK CALL OPT EXP 1/22/11 PR $70 PER SH	(2,145.43)	(1,700.00)
TRANSOCEAN LTD COM STK CALL OPT EXP 1/22/11 PR $72.5 PER SH	(53.30)	(81.00)
TRANSOCEAN LTD COMSTK CALL OPT EXP 05/21/11 PR $60 PER SH	(13,404.50)	(12,980.00)
TRAVELERS COS INC COM STK	12,943.73	15,264.54
TRAVELERS COS INC COM STK	272,941.17	362,672.10
TRAVELERS COS INC COM STK	414,328.57	445,680.00
TRAVELERS COS INC COM STK	419,747.73	643,506.21
TRAVELZOO INC COM STK	3,052.41	3,061.75
TRAVIS INTL INC SER A RED PFD STK	707.91	212.40
TREAS INTL INC COM NEW	2,104.90	0.00
TREASURY METALS INC COM STK	6,814.81	15,646.48
TREATY ENERGY CORP COM	12,225.43	74.70
TREE COM INC COM	21.02	18.90
TREEHOUSE FOODS INC COM	12,826.69	21,917.61
TRENDSETTER SOLAR PRODUCTS I COM NEW	1,866.18	16.25
TREXEL INC OC-PFD CONV SER C	1,333.73	4.00
TRIAD GTY INC COM	1,671.20	1,743.60
TRICO MARINE SVCS INC COM NEW	1,044.30	61.00
TRIDENT MICROSYSTEMS INC COM	1,158.47	890.00
TRIDENT MICROSYSTEMS INC COM	22,191.12	22,428.00
TRIMAS CORP COM NEW COM NEW	2,271.13	2,823.48
TRIMAS CORP COM NEW COM NEW	137,461.34	126,852.00
TRINA SOLAR LTD-SPON ADR COMSTK CALL OPTEXP 01/22/11 PR $24 PER SH	(868.16)	(560.00)
TRINA SOLAR LTD-SPON ADR COMSTK CALL OPTEXP 01/22/11 PR $25 PER SH	(569.30)	(205.00)
TRINITY IND INC COM	35,581.84	51,129.55
TRINITY IND INC COM	228,115.75	340,608.00
TRINSIC INC COM NEW	7,332.56	0.30
TRIPLE-S MGMT CORP CL B CL B	40,157.76	38,160.00
TRIQUINT SEMICONDUCTOR INC COM	63,462.81	91,065.10
TRIUMPH GROUP INC NEW COM	243,006.62	295,053.00
TRIUMPH GROUP INC NEW COM	220,794.46	326,346.50
TRIUMPH GROUP INC NEW COM	330,924.76	377,310.20
TRONOX WORLDWIDE LLC / TRONOX FIN CORP SR NT 9.5 12-1-12/12-1-09 BD IN DEFAULT	5,000.00	5,260.45
TRUE 2 BEAUTY INC COM STK	2,197.80	2,430.00
TRUE NORTH ENERGY CORP COM STK	3,064.89	20.00
TRUE RELIGION APPAREL INC COM STK	4,100.47	4,541.04
TRUE RELIGION APPAREL INC COM STK	266,312.82	312,975.60
TRUEBLUE INC COM STK	2,681.59	3,310.16
TRUEBLUE INC COM STK	83,443.70	111,538.00
TRUSTCASH HLDGS INC COM STK	18.00	0.30
TRW AUTOMOTIVE HLDGS CORP COM	754,067.96	774,690.00
TSAKOS ENERGY NAV LTD SHS	14,560.47	8,000.00
TTC TECHNOLOGY CORP	1,014.37	0.50

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

TTM TECHNOLOGIES INC COM	6,909.33	8,952.00
TUBE MEDIA CORP COM	2,409.95	7.00
TUESDAY MORNING CORP COM NEW ISIN US8990355054	434.17	528.00
TUFCO TECHNOLOGIES INC COM	1,099.38	640.00
TUFFNELL LTD COM STK	1,363.90	1,100.00
TULLOW OIL ORD GBP0.10	691,213.62	688,409.05
TUPPERWARE BRANDS CORPORATION	4,668.81	5,194.22
TUPRAS(T PETR RAF) TRY1	296,324.16	281,041.81
Turkish lira	270.08	270.08
Turkish lira	5,181.20	5,181.20
TUTOR PERINI CORP COM	778.79	749.35
TUTOR PERINI CORP COM	395,722.05	201,254.00
TUTOR PERINI CORP COM	684,202.23	528,827.00
TW TELECOM INC CL A STK	3,700.05	3,410.00
TW TELECOM INC CL A STK	257,768.52	251,828.50
TW TELECOM INC CL A STK	330,229.80	306,900.00
TWO HBRS INVT CORP COM	29,916.95	29,370.00
TWO RIVS WTR CO COM	0.00	17.36
TX CAP BANCSHARES INC COM	436,927.01	548,744.73
TXU CORP 6.55% DUE 11-15-2034	144,371.50	55,025.00
TYCO ELECTRONICS LTD F	18,673.01	23,434.80
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	7,193.92	10,857.28
TYCO INTERNATIONAL LTD(SWITZERLAND) COM USD0.80	471,812.18	510,375.04
TYCO INTL FIN S A 6.75% DUE 02-15-2011	89,398.30	90,624.15
TYHEE DEV CORP	14,327.56	4,347.00
TYSON FOODS INC CL A COM (DELAWARE)	38,985.83	42,038.86
TYSON FOODS INC CL A COM (DELAWARE)	122,557.46	129,098.34
TYSON FOODS INC CL A COM (DELAWARE)	507,197.32	516,014.52
U M H PPTYS INC COM STK	21,331.37	25,115.90
U S AUTO PTS NETWORK INC COM	615.20	840.00
U S AWYS GROUP INC COM	1,736,138.96	2,231,229.00
U S GEOTHERMAL INC COM STK	17,637.11	12,870.00
U S GLOBAL INVS INC CL A CL A STK	11,799.00	8,943.00
U S GOLD CORP COM PAR $0.10 COM PAR $0.10	23,369.29	40,931.04
U S MICROBICS COM	0.04	0.01
U S PRECIOUS METALS INC DEL COM STK	105,595.72	21,503.20
U S SHIPPING PARTNERS L P	4,203.55	0.00
U S SILVER CORP COM	3,055.49	2,988.90
U S W 6.875% DUE 09-15-2033	10,010.00	9,762.50
U S WIRELESS ONLINE INC COM	1,756.95	2,457.90
U.S. CELLULAR CORP COM	1,934.71	2,497.00
U.S. CELLULAR CORP COM	32,717.84	39,952.00
U.S. CELLULAR CORP COM	32,834.25	44,946.00
U308 CORP COM	1,083.40	54,550.04
UAL CORP CAPITAL TRUST I TR ORIGINATED PFD SECS 13.25%	1,307.60	0.00
UAUA 01/22/2011 5.000 C UAUA 110122C00005000	(40,066.00)	0.00
UAUA 01/22/2011 7.500 C UAUA 110122C00007500	(2,268.07)	0.00
UAUA 110122C00030000 UAUA 01/22/2011 3.000 C	(379.29)	0.00
UBISOFT ENTERTAIN NPV	365,720.30	417,986.79
UBROADCAST INC COM	46,012.14	1,409.63
UBS AG CHF0.10	623,464.81	632,864.78
UBS AG JERSEY BRH E TRACS LKD TO UBS BLOOMBERG CONSTANT DUE 05-14-2018 REG	4,678.23	5,229.98
UBS AG JERSEY BRH PERFORMANCE SECS WITH CONTINGENT PROTECTION LKD TO	5,643.00	918.00
UBS AG SHS COM	14,097.23	13,950.09
UBS AG STAMFORD BRH MEDIUM TERM SR DEP NTS BOOK ENTRY MTN 3.875% DUE 01-15-2015	258,889.80	267,961.72
UCO 01/22/2011 14.000 C UCO 110122C00014000	(535.53)	0.00
UCO 110122C00013000 UCO 01/22/2011 13.000 C	(385.54)	0.00
UCORE RARE METALS INC COM STK	9,612.48	10,586.51
UDS GROUP INC COM	29,426.22	0.00
UEX CORP COM	55,355.08	57,461.41
UGI CORP NEW COM	25,043.07	31,580.00
UGI CORP NEW COM	30,854.09	38,579.45
UIL HLDGS CORP COM	39,679.36	44,390.89
UIT CANFOR PULP INCOME FD UNIT CTF OF OWN EVID UNDIV INT $1000 UNIT VALUE REG	0.00	0.00
UIT CHEMTRADE LOGISTICS INC FD UNITS CTFOF OWN EVID UNDIV INT $1000 UIT VAL REG	11,613.19	14,292.02
UIT FT UNIT 391 N E-CONOMY GRWTH & TREASCTF OWN EVID UNDIV INT $1000 UNT VAL REG	2,184.17	3,191.39
UIT KEMPER TX EXMP INSD INC TR UNIT SER A-9M MONTHLY	35,516.94	37,051.63
UIT ONEOK PARTNERS L P UNIT LTD PARTSHIPCTF OF OWN EVID UNDIV $1000 UIT VAL REG	70,212.26	83,571.43
ULTA SALON COSMETICS & FRAGRANCE INC COMSTK	334,232.44	518,500.00
ULTRA CLEAN HLDGS INC COM	4,691.35	4,655.00
ULTRA PETE CORP COM NPV	171,383.94	171,589.84
ULTRALIFE CORPORATION	6,119.35	7,568.45
UMICORE COMMON STOCK NPV	371,887.10	591,224.90
UMPQUA HLDGS CORP COM	15,386.20	18,879.00
UNDER ARMOR INC CL A	121,776.93	153,387.48

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

UNG 01/22/2011 12.000 C UNG 110122C00012000	(157.29)	0.00
UNG 110122C00007000 UNG 01/22/2011 7.000 C	(292.14)	0.00
UNI SER TR SOUND MIND INVESTING FD	541,637.93	634,456.70
UNICAPITAL CORP NEW COM	28,538.07	187.90
UNICO INC COM PAR $.001 STK	42,970.71	31.76
UNICREDIT SPA EUR0.50	943,334.96	667,108.53
UNIFIRST CORP MASS COM	42,719.07	60,555.00
UNILEVER NV CVA EUR0.16	756,154.09	828,383.28
UNION DRILLING INC COM	12,256.00	14,560.00
UNION ELEC CO PFD $3.50	7,312.95	6,400.00
UNION PAC CORP COM	162,195.81	189,501.75
UNION PAC CORP COM	466,162.32	593,024.00
UNION PAC CORP COM	418,358.32	1,149,817.94
UNIONBANCAL CORP PFD STK	5,968.06	0.00
UNIONE DI BANCHE I EUR2.50	518,008.74	421,000.09
UNIQUE PIZZA & SUBS CORP COM NEW STK	50,199.11	0.00
UNISYS CORP COM NEW COM NEW	16,176.65	14,239.50
UNIT CORP COM	18,188.84	18,592.00
UNIT CORP COM	197,234.46	199,864.00
UNIT CORP COM	410,186.61	474,467.84
UNITED BANCORP INC OHIO COM	17,632.84	17,420.00
UNITED CONTINENTAL HOLDING COM STK CALL OPT EXP 3/19/11 PR $25 PER SH	(1,685.45)	(91,800.00)
UNITED CONTINENTAL HOLDINGS COMSTK CALL OPT EXP 01/22/11 PR $25 PER SH	(10,762.07)	(3,340.00)
UNITED CONTINENTAL HOLDINGS COMSTK CALL OPT EXP 01/22/11 PR $26 PER SH	(1,529.99)	(2,346.00)
UNITED CONTINENTAL HOLDINGS COMSTK CALL OPT EXP 01/22/11 PR $28 PER SH	(464.25)	(11,100.00)
UNITED CONTINENTAL HOLDINGS COMSTK CALL OPT EXP 03/19/11 PR $21 PER SH	(21,576.90)	(1,590.00)
UNITED CONTL HLDGS INC COM STK	277,378.55	498,719.34
UNITED CONTL HLDGS INC COM STK	48,090,313.57	57,968,316.27
UNITED ENVIRONMENTAL ENERGY CORP DEL COMNEW STK	9.01	0.00
UNITED GUARDIAN INC COM	116,154.85	140,000.00
UNITED INTERNET AG NPV(REGD)	115,129.20	127,055.21
UNITED MNG GROUP INC COM	1,003.06	1,342.00
UNITED NAT FOODS INC COM	252,033.38	279,868.40
UNITED ONLINE INC COM	16,305.96	14,864.27
UNITED ONLINE INC COM	188,934.69	128,700.00
UNITED ONLINE INC COM	739,164.50	723,874.80
UNITED PARCEL SVC INC CL B	401,467.72	468,438.87
UNITED PARCEL SVC INC CL B	945,861.89	1,030,636.00
UNITED PARCEL SVC INC CL B	884,373.17	1,110,474.00
UNITED PARCEL SVC INC CL B	1,638,253.62	1,805,935.56
United States dollar	(0.01)	(0.01)
United States dollar	0.00	0.00
United States dollar	0.00	0.00
United States dollar	546.00	546.00
United States dollar	2,460.00	2,460.00
United States dollar	300,436.06	300,436.06
United States dollar	799,768.78	799,768.78
United States dollar	3,627,447.85	3,627,447.85
United States dollar	4,189,642.63	4,189,642.63
United States dollar	4,291,293.29	4,291,293.29
United States dollar	9,381,057.99	9,381,057.99
United States dollar	14,253,721.10	14,253,721.10
UNITED STATES NATURAL GAS FUND LP UNIT	1,165,825.95	1,095,797.42
UNITED STATES TREAS BD STRIPPED PRIN PMT028 02-15-2025 (UNDDATE) REG	260,218.40	288,706.08
UNITED STATES TREAS BD STRIPPED PRIN PMT7.50% 11-15-2024 (UNDDATE) REG	263,697.20	292,404.84
UNITED STATES TREAS BDS INDEX LINKED 1.75 DUE 01-15-2028 REG	23,086.10	26,559.30
UNITED STATES TREAS BDS INFLATION INDEX LINKED 3.875% 04-15-2029	193,509.39	214,108.99
UNITED STATES TREAS BILLS 02-17-2011 UNITED STATES TREAS BILLS	399,669.00	399,942.40
UNITED STATES TREAS NTS 2.625 DUE 11-15-2020 REG	599,143.90	594,267.03
UNITED STATES TREAS NTS DTD 00139 4.5% DUE 09-30-2011 REG	19,963.88	20,621.88
UNITED STATES TREAS NTS DTD 00171 4.125%DUE 08-31-2012 REG	34,807.90	37,083.59
UNITED STATES TREAS NTS DTD 00306 2.625%DUE 08-15-2020 REG	161,632.39	161,167.99
UNITED STATES TREAS NTS T-NT 4.25% DUE 01-15-2011 REG	26,230.03	25,031.25
UNITED STATES TREAS SEC STRIPPED INT PMT00522 11-15-2029 (UNDDATE) REG	14,818.90	12,696.09
UNITED STATES TREAS SEC STRIPPED INT PMT02-15-2019 (UNDDATE) REG	30,655.25	38,875.00
UNITED STATES TREAS SEC STRIPPED INT PMT08-15-2011 (UNDDATE) REG	29,738.50	49,925.80
UNITED STS OIL & GAS CORP COM STK	2,189.30	160.00
UNITED STS STL CORP NEW COM	144,422.79	211,188.30
UNITED STS STL CORP NEW COM	186,818.01	231,585.23
UNITED TECHNOLOGIES CORP COM	578,922.22	686,576.16
UNITED TECHNOLOGIES CORP COM	627,775.62	830,181.12
UNITED TECHNOLOGIES CORP COM	771,881.14	1,828,901.76
UNITED UTILITIES GROUP ORD GBP0.05	227,226.57	245,804.85
UNITEDHEALTH GROUP 4.875% DUE 02-15-2013	79,160.80	85,171.52
UNITEDHEALTH GROUP 4.875% DUE 04-01-2013	78,902.40	85,483.84

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

UNITEDHEALTH GROUP INC COM	502,278.36	570,538.00
UNITEDHEALTH GROUP INC COM	620,731.52	640,952.50
UNITEDHEALTH GROUP INC COM	627,832.51	999,380.36
UNITRIN INC COM	7,572.50	11,926.61
UNITRIN INC COM	102,675.52	107,976.00
UNIVERSAL ACCESS GLOBAL HLDGS INC COM NEW STK	6,455.42	0.00
UNIVERSAL DETECTION TECHNOLOGY COM NEW STK	9,791.55	4.50
UNIVERSAL FST PRODS INC COM	1,847.71	1,633.80
UNIVERSAL HEALTH RLTY INCOME TR SH BEN INT SH BEN INT	3,501.05	3,653.00
UNIVERSAL INS HLDGS INC COM	5,068.00	4,870.00
UNIVERSAL POTASH CORP COM STK	2,499.85	429.00
UNUM GROUP	143,079.09	167,118.00
UNUM GROUP	207,272.08	193,324.04
UNVL AMERN FINL CORP COM	11,157.50	13,803.75
UNVL AMERN FINL CORP COM	60,588.54	110,430.00
UNVL CORP VA COM	10,442.70	10,352.05
UNVL DISPLAY CORP COM	8,550.24	11,953.50
UNVL EXPRESS INC COM	1,429.85	0.00
UNVL GUARDIAN HLDGS INC COM	3,428.68	2.40
UNVL HEALTH SERVICES INC CL B COM	24,401.26	28,234.85
UNVL HEALTH SERVICES INC CL B COM	62,837.06	95,524.00
UNVL HEALTH SERVICES INC CL B COM	341,040.28	464,159.80
UNVL TECH INST INC COM	95,253.80	103,494.00
UNX ENERGY CORP COMMON STK	11,459.09	15,297.20
UOMO MEDIA INC COM STK	1,905.79	15.60
UPLIFT NUTRITION INC COM STK	93,699.85	3,507.00
UPM-KYMMENE CORP NPV	210,919.89	231,047.79
UPSNAP INC COM	2,662.95	2.50
UQM TECHNOLOGIES INC COM	55,260.80	44,217.61
URACAN RES LTD COM STK	68,035.16	58,031.76
URANERZ ENERGY CORP COM STK	67,327.24	100,875.18
URANIUM ENERGY CORP COM	71,426.02	94,616.60
URANIUM HUNTER CORP COM STK	759.95	4.20
URANIUM ONE INC COM	83,680.04	89,290.50
URANIUM PARTN CORP COM	13,379.11	13,581.90
URANIUM RES INC COM PAR $0.001 COM PAR $0.001	203,861.15	316,142.20
URBAN OUTFITTERS INC COM	17,098.86	17,403.66
URBAN OUTFITTERS INC COM	100,528.57	115,988.59
URBAN OUTFITTERS INC COM	298,080.82	318,709.00
URBAN OUTFITTERS INC COM	459,589.48	520,283.49
UR-ENERGY INC COM	69,764.01	207,446.20
UROPLASTY INC COM NEW	97,575.85	201,500.00
URS CORP NEW COM	11,261.06	10,402.50
URS CORP NEW COM	271,339.82	307,914.00
URS CORP NEW COM	340,113.90	332,880.00
URS CORP NEW COM	552,433.63	510,804.36
URSTADT BIDDLE PPTYS INC SR PFD STK SER D 7.5%	4,000.00	4,033.48
US AIRWAYS GROUP INC COMSTK CALL OPT EXP01/22/11 PR $11 ER SH	(245.47)	0.00
US BANCORP	83,624.61	102,025.00
US BANCORP	1,129,683.22	1,301,626.14
US ECOLOGY INC COM	31,403.39	33,022.00
US ENERGY INITIATIVES CORP COM STK	1,515.30	160.00
US FARMS INC COM NEW STK	1,365.40	3.10
US NAT GAS CORP COM STK	38,366.04	8,988.75
US NATURAL GAS FUND LP COM STK CALL OPT EXP 2/19/11 PR $6 PER SH	(417.90)	(760.00)
US NATURAL GAS FUND LP COM STK CALL OPT EXP 4/16/11 PR $7 PER SH	(480.31)	(690.00)
US OF AMER TREAS NTS 2.375 TIPS 04/15/2011 USD1000	10,746.39	11,116.91
US TREAS BDS 4.375 DUE 05-15-2040 REG	1,556,033.16	1,441,945.40
US TREAS BDS INDEX LINKED 2.5 DUE 01-15-2029 REG	889,609.55	947,787.64
US TREAS BDS INDEX LINKED NOTES 2.375 DUE 01-15-2027 REG	27,675.81	32,525.04
US TREAS BDS INDEX LINKED NOTES 2.375 DUE 01-15-2027 REG	36,045.77	36,156.72
US TREAS BDS INFLATION INDEXED DUE 04-15-2028/12-09-1999 REG	350,141.02	541,096.85
US TREAS INFL INDEXED BONDS 2.375 DUE 01-15-2025 BEO	10,796.05	12,907.67
US TREAS NTS INDEX LINKED 2.00 DUE 01-15-2016 REG	19,413.18	23,990.44
US TREAS NTS INDEX LINKED 2.36434 DUE 01-15-2014 REG	5,173.82	6,351.79
US TREAS NTS INDEX LINKED 2.375 DUE 01-15-2017 REG	14,559.26	16,917.03
US TREAS NTS INFLATION INDEXED 2.00 DUE 07-15-2014 REG	42,964.41	115.00
US TREAS NTS INFLATION-INDEXED NT DUE 01-15-2011 BEO	30,405.65	31,443.80
US TREAS SEC STRIPPED INT PMT 0 15/5/2020 USD1000 05-15-2020 REG	3,346.76	3,610.16
US TREASURY DTD 02/15/2010 02-15-2040	298,384.36	299,877.50
USA MOBILITY INC COM STK	40,057.18	55,087.00
USA MOBILITY INC COM STK	48,089.63	63,089.54
USA TECHNOLOGIES INC COM NO PAR STK	2,143.90	2,060.00
USAMERIBANK LARGO FLA CTF DEP DTD 03-10-2010 1.1 03-12-2012	10,000.00	10,000.00
USB CAP III TR PFD SECS 7.75%	418.17	8.30

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

USB CAP VI GTD TR PFD SECS	2,454.95	2,481.00
USB CAP XI GTD TR PFD SECS 6.60	30,782.26	32,630.00
USCORP COM NEW	2,938.80	1,475.00
USEC INC COM	389,798.94	399,920.64
USEC INC SR NT CONV 3% DUE 10-01-2014 REG	7,422.50	8,909.61
USG CORP 6.3% DUE 11-15-2016	13,087.89	13,960.00
USG CORP COM NEW	75,738.27	102,663.00
USX CORP ADJBL RATE PFD STK NO PAR	10,849.54	12,579.95
UTD HLTH GROUP FOR A/C 2614202	127,455.97	144,059.55
UTD MEXICAN STS # TR 00020 6.05 DUE 01-11-2040	36,720.00	32,720.00
UTD MEXICAN STS MEDIUM TERM NTS BOOK ENTRY 6.75 DUE 09-27-2034 REG	94,200.41	103,500.00
UTD O/S BANK NPV	900,970.62	879,243.50
UTD PARCEL SVC INC 4.5% DUE 01-15-2013	79,660.00	85,577.68
UTD PARCEL SVC INC 5.5% DUE 01-15-2018	3,706.06	4,505.96
UTD RENTALS INC COM	619.36	1,137.50
UTD TECHNOLOGIES 4.5% DUE 04-15-2020	102,094.00	104,967.80
UTD TECHNOLOGIES 5.375% DUE 12-15-2017	10,368.40	11,306.67
UTD THERAPEUTICS CORP DEL COM STK	87,812.12	94,830.00
UTD THERAPEUTICS CORP DEL COM STK	333,338.01	421,045.20
UTI WORLDWIDE INC ORD NPV	1,928.95	2,120.00
UTI WORLDWIDE INC ORD NPV	44,454.58	78,440.00
UTIL PIPELN LTD CL B PFD	16,185.75	16,160.55
UTILICORP CAP L P MONTHLY INC PFD SECS SER A 8.875	38,299.90	37,995.00
UWINK INC DEL COM STK	433.15	3.64
V F CORP COM	18,450.67	21,055.76
V F CORP COM	90,811.82	188,217.12
V I P HLDG 6 CUM	10,000.00	10,091.70
VA ELEC & PWR CO 1999 SER A SR NT LIQUIDS PRFD STK	59,962.34	10,769.44
VAALCO ENERGY INC COM NEW COM NEW	18,792.32	25,618.48
VAALCO ENERGY INC COM NEW COM NEW	36,008.50	35,800.00
VAIL RESORTS INC COM	4,026.46	5,204.00
VAL NATL BANCORP COM	317,470.55	363,649.00
VALASSIS COMMUNICATIONS INC COM	2,904.04	3,105.60
VALCENT PRODUCTS INC NEW	469.00	190.00
VALE OVERSEAS LTD 6.875% DUE 11-21-2036	95,932.17	109,998.20
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	67,630.78	67,301.91
VALEANT PHARMACEUTICALS INTERNATIONAL INC COMMON STOCK	227,302.43	330,144.30
VALENCE TECHNOLOGY INC COM	17,327.74	26,040.00
VALENCE TECHNOLOGY INC COM STK CALL OPT EXP 6/18/11 PR $2.5 PER SH	(89.26)	0.00
VALEO EUR3	123,393.31	478,302.89
VALERO ENERGY CORP COM STK NEW	253,813.85	304,320.86
VALERO ENERGY CORP COM STK NEW	370,919.42	329,344.40
VALERO ENERGY CORP COM STK NEW	376,301.82	460,088.00
VALIDUS HOLDING LTD COM STK USD0.175	23,754.80	24,488.00
VALLEY FORGE COMPOSITE TECHNOLOGIES INC COM	23.03	166.00
VALSPAR CORP COM	3,044.94	3,502.13
VALSPAR CORP COM	120,721.85	162,056.00
VALSPAR CORP COM	457,048.86	496,512.00
VALUECLICK INC COM STK ISIN#US92046N1028	49,473.67	37,093.42
VANDA PHARMACEUTICALS INC COM	15,135.08	17,028.00
VANDERBILT MTG & FIN INC 1997B MFD HSG SR/SUB PASSTHRU IB-2 8.155 10-07-26 BEO	15,204.95	13,454.51
VANDERBILT MTG & FIN INC 1997C MFD HSG SR/SUB PASSTHRU IB-2 7.83 08-07-2027 REG	15,102.70	14,259.67
VANDERBILT MTG & FIN INC SER 2000B CL IB-2 9.25 DUE 07-07-2030 REG	113,253.47	96,124.99
VANGUARD INDUSTRIALS ETF	3,437.07	4,786.57
VANGUARD NAT RES LLC COM UNIT REPSTG LTDLIABLITY CO INTS	31,575.25	39,095.01
VANGUARD SHORT-TERM BOND ETF	474,226.95	470,129.23
VARIAN MEDICAL SYSTEMS INC	25,973.51	35,679.20
VARIAN MEDICAL SYSTEMS INC	143,235.65	207,424.32
VARIAN SEMICONDUCTOR EQUIPTMENT ASSOCS INC COM	369,095.18	511,664.80
VASCO DATA SEC INTL INC COM	20,261.51	12,341.34
VASCULAR SOLUTIONS INC COM	3,719.66	4,688.00
VASOMEDICAL INC COM	198.17	235.00
VCA ANTECH INC COM STK	6,291.95	6,987.00
VCG HLDG CORP COM STK	453.96	109.50
VECTOR GROUP LTD COM STK	34,807.30	37,416.22
VECTREN CORP COM	11,751.17	12,690.00
VEECO INSTRS INC DEL COM	176,302.42	184,255.44
VEGABIOFUELS INC COM STK	202.30	0.01
VELOCITY EXPRESS CORP COM PAR NEW STK	924.47	20.00
VENTAS INC REIT	21,206.95	20,992.00
VENTAS INC REIT	95,254.48	207,296.00
VERENIUM CORP COM NEW COM NEW	7,011.68	4,585.60
VERIFONE SYSTEMS INC COM	47,618.88	48,277.12
VERIFONE SYSTEMS INC COM	58,028.82	127,248.00
VERIFONE SYSTEMS INC COM	308,334.69	519,403.20

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

VERIFONE SYSTEMS INC COM	445,806.13	1,419,008.00
VERIGY LTD ORD SHS	7,596.21	4,257.54
VERISIGN INC COM	103,945.52	141,297.75
VERISIGN INC COM	148,558.29	163,350.00
VERISIGN INC COM	861,700.63	1,247,994.00
VERIZON 4.35% DUE 02-15-2013	39,448.00	42,536.24
VERIZON COMMUNICATIONS COM	507,028.01	547,434.00
VERIZON COMMUNICATIONS COM	2,102,330.09	2,544,852.50
VERIZON COMMUNICATIONS COM	2,227,855.13	2,578,720.42
VERIZON COMMUNICATIONS INC BD 5.5 DUE 04-01-2017/03-31-2017 BEO	10,399.69	11,101.59
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/19/13 PR $35 PER SH	(670.04)	(1,395.00)
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/19/13 PR $40 PER SH	(266.80)	(9,468.00)
VERIZON COMMUNICATIONS INC COM STK CALL OPT EXP 1/22/11 PR $33 PER SH	(219.26)	(1,432.00)
VERIZON WIRELESS 8.5% DUE 11-15-2018	19,801.20	26,171.00
VERMILION ENERGY INC COM	11,747.70	21,120.75
VERMILLION INC COM NEW STK	882.95	376.00
VERSANT CORP COM NEW COM NEW	5,045.36	3,863.10
VERSAR INC COM	16,198.79	6,940.00
VERTEX PHARMACEUTICALS INC COM	44,568.33	45,188.70
VERTICAL COMPUTER SYS INC COM NEW	6,355.64	4,700.00
VIACOM INC NEW CL B	5,636.37	8,281.50
VIACOM INC NEW CL B	358,414.93	419,866.00
VIACOM INC NEW CL B	548,597.96	602,349.27
VIASPACE INC COM STK	1,473.19	48.76
VIASYSTEMS GROUP INC COM PAR$.01 COM PAR$.01	1,333.95	1,107.70
VICAL INC COM COM	19,211.09	13,130.00
VICAL INC COM COM	12,672.00	13,332.00
VICTORY ENERGY CORP COM NEW COM NEW	1,010.95	14.88
VILLAGE ROADSHOW PRIDES 6.5%	2,494.83	4,075.00
VIMPELCOM LTD-SPONSORED ADR	341,129.50	311,132.48
VIPER NETWORKS INC COM	116.95	0.90
VIPER RES INC NEV COM	1,636.24	28.92
VIRAGEN INC COM NEW	5,411.19	0.00
VIRAL GENETICS INC DEL COM	1,094.30	426.58
VIRGINIA MINES INC COM STK	45,214.39	94,280.60
VIRNETX HLDG CORP COM STK	922.54	742.50
VIROPHARMA INC COM STK	28,091.59	39,784.04
VIROPHARMA INC COM STK	492,485.60	616,592.00
VISA INC COM CL A STK	1,039,209.74	862,858.80
VISA INC COM CL A STK	1,142,468.10	1,080,680.54
VISA INC COM CL A STK	1,370,443.01	1,568,066.40
VISA INC COM CL A STK	1,676,694.14	1,574,119.08
VISA INC-CLASS A SHARES COMSTK CALL OPT EXP 1/22/11 PR $72.50 PER SH	(468.50)	(492.00)
VISHAY INTERTECHNOLOGY INC COM STK	77,635.24	98,135.80
VISHAY INTERTECHNOLOGY INC COM STK	192,208.75	411,407.00
VISION-SCIENCES INC DEL COM STK	287.10	278.00
VISTA GOLD CORP REORGANIZATION SHS COM STK	90,780.16	84,367.00
VISTAPRINT NV COM USD0.001	3,056.22	3,680.00
VISTAPRINT NV COM USD0.001	543,148.05	583,740.00
VISTAPRINT NV COM USD0.001	647,218.06	866,548.00
VISTEON CORP COM NEW COM NEW	14,093.17	15,592.50
VISTEON CORP WT EXP	8,244.31	2,982.07
VITAMIN SHOPPE INC COM	212,234.55	268,110.80
VITERRA INC COM STK	2,850.03	2,801.79
VITESSE SEMICONDUCTOR CORP COM STK	6,900.35	2,807.30
VIVENDI SA EUR5.50	359,827.17	380,273.91
VIVUS INC COM	78,495.42	101,027.34
VMWARE INC CL A COM CL A COM	430,160.41	586,806.00
VMWARE INC CL A COM CL A COM	726,111.95	761,780.88
VMWARE INC-CLASS A COM STK CALL OPT EXP 1/22/11 PR $90 PER SH	(302.29)	0.00
VODAFONE GROUP ORD USD0.11428571	671,228.73	813,039.32
VODAFONE GROUP ORD USD0.11428571	1,062,367.50	1,092,134.66
VOESTALPINE AG NPV	280,439.90	374,674.45
VOIP INC COM NEW STK	3,601.45	0.00
VOLCANO CORP COM STK	45,055.66	56,668.25
VOLCOM INC COM	9,227.20	10,001.10
VOLTERRA SEMICONDUCTOR CORP COM	3,812.32	4,053.00
VONAGE HLDGS CORP COM	99,723.44	98,000.00
VORNADO RLTY TR COM	4,958.75	4,999.80
VORNADO RLTY TR COM	323,890.70	340,736.37
VORNADO RLTY TR PFD SER E 7%	2,536.95	2,470.00
VSE CORP COM	1,077.39	1,287.78
VULCAN MATERIALS CO COM	27,256.06	30,001.02
VULCAN MATERIALS CO COM	167,863.35	143,415.88
VULCAN MATERIALS CO COM	627,476.03	634,348.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

VYTERIS INC FORMERLY VYTERIS HLDGS NEV INC TO 05/02/2007 COM NEW COM NEW	654.97	13.26
VZ 01/21/2012 35.000 C VZ 120121C00035000	(3,949.02)	(561.00)
W & T OFFSHORE INC COM	14,933.75	15,636.25
W & T OFFSHORE INC COM	111,291.08	126,877.00
W COAST BANCORP ORE NEW COM	5,580.69	5,640.00
W.P STEWART & CO LTD COM	7,426.10	936.00
WA MUT FIN CORP 6.875% DUE 05-15-2011	9,535.00	10,216.04
WA MUT INC CONV PREF STOCK	35,517.66	20,300.00
WA MUT INVS FD INC (FOR NTSI USEONLY)DO NOT USE SEE 2901111	90,330.43	75,426.72
WABASH NATL CORP COM	3,302.98	5,925.00
WABCO HLDGS INC COM STK	15,573.97	18,461.79
WABTEC CORP COM	1,601.88	1,851.36
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 04-04-2006 0 04-01-2011	10,000.00	10,000.00
WACHOVIA BK N A CHARLOTTE N C CTF DEP DTD 09/30/2008 ACT/365 5.05 09-30-2013	34,000.00	34,000.00
WACHOVIA CAP TR III FXD-FLTG RATE BD DUE 08-29-2049 REG	70,087.94	60,725.00
WACHOVIA CAP TR IV GTD TR PFD SECS	6,697.91	8,603.00
WACHOVIA CORP NEW 5.625% DUE 10-15-2016	163,811.20	217,568.60
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP ACT/365 SEMI ANNU D 505 09-19-2013	90,000.00	97,088.40
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 06-11-2008 4.7 06-11-2013	10,000.00	10,000.00
WACHOVIA MTG FSB LAS VEGAS NEV CTF DEP DTD 09-30-2008 5.05 09-30-2013	30,000.00	30,000.00
WACHOVIA PFD FDG CORP PERP PFD SECS SER A 7.25%	3,434.95	3,198.75
WACKER CHEMIE AG NPV(BR)	135,719.71	116,752.21
WALGREEN CO COM	113,938.34	149,216.80
WALGREEN CO COM	413,669.45	474,898.44
WALGREEN CO COM	428,564.36	576,608.00
WALGREEN CO COM	481,404.05	907,339.44
WALGREEN CO COM STK CALL OPT EXP 1/22/11 PR $32 PER SH	(815.54)	(7,050.00)
WAL-MART STORES 5.8% DUE 02-15-2018	27,993.04	28,629.95
WAL-MART STORES INC COM	316,923.81	318,187.00
WAL-MART STORES INC COM	539,803.84	571,658.00
WAL-MART STORES INC COM	1,042,255.20	1,056,025.12
WAL-MART STORES INC COM	1,551,061.14	2,658,263.63
WAL-MART STORES INC COM STK CALL OPT EXP 11/20/10 PR $55 PER SH	(245.78)	0.00
WALT DISNEY CO	316,795.39	361,838.86
WALT DISNEY CO	387,101.76	488,042.61
WALT DISNEY CO	701,686.15	720,192.00
WALT DISNEY CO	807,236.24	980,999.03
WALT DISNEY CO	1,123,135.04	1,787,163.95
WALTER ENERGY INC	108,948.82	129,656.48
WALTER ENERGY INC	261,943.08	465,337.60
WALTER INVT MGMT CORP	29,025.54	30,177.13
WANDERPORT CORP COM STK	506.95	450.00
WAR EAGLE MNG INC COM NEW	3,292.95	241.60
WARNACO GROUP INC COM NEW COM NEW	247,525.20	292,421.70
WARNACO GROUP INC COM NEW COM NEW	529,466.66	534,179.00
WARNER CHILCOTT PLC COM	27,725.20	25,312.32
WARNING MODEL MGMT LLC COM	15,390.78	0.00
WARREN RES INC COM	505.29	452.00
WARTSILA EUR3.50	75,194.21	82,100.20
WASH FED INC COM	598,411.62	568,410.48
WASH POST CO CL B COM	14,580.47	9,669.00
WASH POST CO CL B COM	110,204.17	60,651.00
WASHINGTON MUT BK HENDERSON NEV CTF DEP DTD 04-18-2007 5.1 04-18-2017	10,000.00	10,000.00
WASHINGTON MUT INC 7.75% NON CUMULATIVE PERP CONV PFD CONV PFD	594,508.98	342,968.50
WASHINGTON MUT INC DEPOSITARY SHS REPSTG1/40000 PERP PFD	89,111.09	31,558.67
WASHINGTON MUTUAL INC	349,468.16	109,944.62
WASTE MGMT INC DEL COM STK	140,797.24	163,113.76
WASTE MGMT INC DEL COM STK	279,865.65	339,204.00
WASTE MGMT INC DEL COM STK	471,218.30	441,407.64
WATCHIT TECHNOLOGIES INC COMMON STOCK	246.90	52.50
WATERS CORP COM	17,934.77	22,458.19
WATERS CORP COM	96,864.44	178,422.16
WATSCO INC COM	7,982.85	10,975.92
WATSON PHARMACEUTICALS INC COM	12,654.89	13,325.70
WATSON PHARMACEUTICALS INC COM	128,371.57	162,904.10
WATSON PHARMACEUTICALS INC COM	188,065.16	237,590.00
WATSON PHARMACEUTICALS INC COM	309,363.33	423,530.00
WATTS WTR TECHNOLOGIES INC	1,845.46	2,195.40
WATTS WTR TECHNOLOGIES INC	151,383.06	182,950.00
WAVE SYS CORP CL A NEW STK	4,307.26	4,925.00
WD 40 CO COM STK	46,631.82	65,320.14
WEATHERFORD INTL LTD	215,067.82	291,224.40
WEATHERFORD INTL LTD	1,428,981.44	1,909,044.00
WEB COM GROUP INC COM	58,450.60	57,958.55
WEBSAFETY INC COM STOCK	1,086.95	540.00

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

WEBSTER FNCL CORP WATERBURY CONN COM	80,461.02	86,680.00
WEIGHT WATCHERS INTL INC NEW COM	32.13	47.31
WEIGHT WATCHERS INTL INC NEW COM	1,601,120.90	1,529,592.00
WEINGARTEN RLTY DEP SHS REPSTG 1/100 PFDSER E 6.95%	10,164.70	9,925.95
WEINGARTEN RLTY INVS COM	6,619.32	7,469.26
WELLCARE HLTH PLANS INC COM	6,592.66	8,008.30
WELLMAN INC COM	10,646.13	0.00
WELLPOINT INC 5.875% DUE 06-15-2017	9,924.60	11,178.01
WELLPOINT INC 7% DUE 02-15-2019	39,936.00	47,085.44
WELLPOINT INC COM	105,426.66	104,963.56
WELLPOINT INC COM	412,761.94	449,194.00
WELLPOINT INC COM	394,382.50	563,084.58
WELLPOINT INC COM	1,460,675.75	1,525,098.92
WELLPOINT INC NT 4.35 DUE 08-15-2020	134,084.60	128,987.04
WELLS FARGO & CO 4.875% DUE 01-12-2011	10,255.00	10,007.98
WELLS FARGO & CO 6.375% DUE 08-01-2011	86,430.55	87,726.12
WELLS FARGO & CO COM STK CALL OPT EXP 1/19/13 PR $27.5 PER SH	(467.29)	(200.00)
WELLS FARGO & CO COM STK CALL OPT EXP 1/22/11 PR $32.5 PER SH	(194.26)	(770.00)
WELLS FARGO & CO NEW COM STK	130,002.38	136,356.00
WELLS FARGO & CO NEW COM STK	630,764.08	778,468.80
WELLS FARGO & CO NEW COM STK	912,815.06	1,048,346.98
WELLS FARGO & CO NEW COM STK	2,277,634.23	1,967,865.00
WELLS FARGO & CO NEW COM STK	4,032,536.61	4,092,632.37
WELLS FARGO & CO NEW DEP SHS SER J	42,206.74	55,057.11
WELLS FARGO CAP IX TR ORIGINATED PFD SECS 5.625% TOPRS	2,291.32	2,420.00
WELLS FARGO CAP X 5.95% DUE 12-15-2086	99,900.00	96,526.40
WELLS FARGO CAP XII ENHANCED TR PFD SECSTRUPS PFD STK	66,283.31	69,732.00
WELLS FARGO CAP XV C CRF WFC DUE 12-29-2044/09-26-2017 BEO	100,000.00	111,250.00
WELLS FARGO FINL 6.125% DUE 04-18-2012	9,822.50	10,609.09
WELLSTONE FILTERS INC COM PAR $0.001 COMSTK	52,834.23	3.60
WENDYS / ARBYS GROUP INC COM STK	14,273.95	13,980.51
WENDYS / ARBYS GROUP INC COM STK	136,540.17	135,366.00
WERNER ENTERPRISES INC COM	223,783.97	232,780.00
WESCO FNCL CORP CAP	2,290.17	2,210.46
WESCO INTL INC COM	1,737.84	4,382.40
WESCO INTL INC COM	357,820.87	583,968.00
WEST CANYON ENERGY CORP COM NEW COM NEW	3,874.86	4.00
WESTAR ENERGY INC COM	9,619.84	10,064.00
WESTAR ENERGY INC COM	295,812.92	332,112.00
WESTELL TECHNOLOGIES INC CL A	863.65	981.00
WESTERN COPPER CORP COM	759.60	267.70
WESTERN LITHIUM USA CORP COM STK	3,000.00	2,964.00
WESTERN REFNG INC 5.75% DUE 06-15-2014	7,635.00	12,048.00
WESTERN STD ENERGY CORP COM NEW STK	2,120.95	21.00
WESTERN UNION CO	85,536.22	93,234.38
WESTERN UNION CO	216,405.93	214,669.20
WESTERN UNION CO	237,900.36	306,386.43
WESTERN UNION CO	1,051,981.29	1,196,799.36
WESTERN URANIUM CORP	5,051.75	6,521.40
WESTERN WIND ENERGY CORP COM	6,045.85	8,177.50
WESTFED HLDGS INC SR PFD SER A 15.5%	758.00	0.00
WESTLAKE CHEM CORP 6.625% DUE 01-15-2016	6,980.85	7,236.25
WESTN DIGITAL CORP COM	129,100.49	138,040.80
WESTN DIGITAL CORP COM	160,762.73	196,043.70
WESTN REFNG INC COM	127,445.42	142,798.26
WESTN REFNG INC COM	288,130.50	370,618.52
WESTON GEORGE LTD PFD 4.75% SER V	34,297.83	40,289.36
WESTPAC BKG CORP NPV	214,119.75	232,047.53
WESTPORT INNOVATIONS INC COM STK	41,322.24	44,448.00
WET SEAL INC CL A CL A	94,078.75	91,020.00
WEX PHARMACEUTICALS INC COM	16,041.70	1,207.20
WEYERHAEUSER CO COM	40,594.91	37,357.48
WEYERHAEUSER CO COM	272,376.17	255,346.77
WGL HLDGS INC COM	20,676.95	21,188.93
WHIRLPOOL CORP COM	3,989.73	4,707.99
WHIRLPOOL CORP COM	114,226.76	169,842.96
WHITBREAD ORD GBP0.76797385	102,882.46	105,433.82
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	8,863.58	8,810.17
WHITE MOUNTAINS INSURANCE GROUP COM STOCK	164,989.50	167,800.00
WHITEHALL ENTERPRISES INC COM	34,413.44	61.90
WHITING PETE CORP COM STK	8,598.12	9,843.96
WHITING USA TR I TR UNIT COM STK	15,850.15	15,750.00
WHITNEY HLDG CORP COM	243,194.96	362,933.35
WHOLE FOODS MKT INC COM	219,754.56	187,132.41
WHOLE FOODS MKT INC COM	197,942.62	294,194.86

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

WHOLE FOODS MKT INC COM	489,123.72	705,730.50
WHOLE FOODS MKT INC COM	794,183.18	1,335,576.00
WIDEPOINT CORP COM	15,546.95	14,874.00
WILDHORSE ENERGY LTD	1,277.15	2,434.50
WILEY JOHN & SONS INC CL A	2,726.12	4,343.04
WILEY JOHN & SONS INC CL A	100,602.06	135,720.00
WILLBROS GROUP INC COM	1,777.38	1,964.00
WILLIAM HILL ORD GBP0.10	366,331.51	106,870.97
WILLIAMS CO INC COM	92,118.13	113,480.23
WILLIAMS CO INC COM	281,335.54	363,804.24
WILLIAMS CO INC COM	422,360.75	541,368.00
WILLIAMS COS INC 7.5% DUE 01-15-2031	2,846.77	3,369.16
WILLIAMS COS INC 7.75% DUE 06-15-2031	52,211.25	71,055.37
WILLIAMS COS INC 7.875% DUE 09-01-2021	146,794.82	148,722.46
WILLIAMS CTLS INC COM NEW COM NEW	3,800.35	3,180.00
WILLIAMS PARTNERS 5.25% DUE 03-15-2020	193,199.60	196,954.00
WILLIS LEASE FIN CORP COM	932.95	1,303.00
WILMINGTON TR CO DEL C/D ACT/365 S/A DTD10-29-2010 .7 04-30-2012	108,000.00	107,766.72
WILMINGTON TR CO DEL CTF DEP DTD 07-21-2010 1.8 07-22-2013	200,000.00	200,000.00
WILMINGTON TR CO DEL DTD 07-21-2010 .6 C/D 07-21-2011	50,000.00	50,000.00
WILMINGTON TR CO DEL DTD 09-22-2010 .2 C/D 03-22-2011	59,000.00	58,941.00
WILMINGTON TR CO DEL DTD 10-29-2010 .45 C/D 10-28-2011	50,000.00	49,900.00
WILMINGTON TR CORP NEW COM	1,398.79	1,193.50
WILSHIRE BANCORP INC COM	1,955.96	1,104.90
WINDSTREAM CORP 8.625% DUE 08-01-2016	37,439.85	36,837.50
WINDSTREAM CORP COM STK	117,164.88	169,649.80
WINDSTREAM CORP COM STK	220,088.08	256,467.55
WINN DIXIE STORES INC COM NEW STK	2,611.23	2,872.00
WINNER MED GROUP INC COM NEW COM	25,437.90	22,550.00
WINTHROP RLTY TR SH BEN INT NEW SH BEN INT NEW	21,279.13	20,464.00
WIRELESS RONIN TECHNOLOGIES INC COM STK	44,629.00	14,500.00
WIS ENERGY COM	2,982.60	2,943.00
WIS ENERGY COM	129,812.62	173,048.40
WISDOMTREE DIVID EX-FINLS FD	77,616.61	81,546.36
WISDOMTREE INTL DIVID EX-FINLS FD	27,337.04	31,108.56
WI-TRON INC COM	2,484.62	33.00
WITS BASIN PRECIOUS MINERALS INC COM STK	8,855.80	1,479.00
WIZZARD SOFTWARE CORP NEW COM	5,230.76	745.00
WMS INDS INC COM STK	22,191.45	22,620.00
WMS INDS INC COM STK	255,228.96	404,219.40
WNH LTD PARTNERSHIP ZCP DUE 10-01-2012	9,432.70	9,200.00
WOLSELEY ORD GBP0.10	66,729.06	91,931.54
WOLTERS KLUWER EUR0.12	852,353.79	767,832.66
WOLVERINE WORLD WIDE INC COM	3,095.59	3,421.17
WONDER AUTO TECHNOLOGY INC COM STK\	22,649.66	17,719.00
WOODWARD INC COM	1,514.26	1,878.00
WOODWARD INC COM	225,747.49	307,240.80
WOOLWORTHS LTD	8,163.41	8,293.71
WORDLOGIG CORP COM STK	46,686.45	16,500.00
WORLD FUEL SERVICE COM STK USD0.01	23,944.66	28,938.45
WORLD HEART CORP	2,000.78	1,081.77
WORLD HLTH ALTERNATIVES INC COM	1,925.86	0.39
WORLD HOCKEY ASSN CORP COM NEW STK	4,613.85	0.00
WORLD WRESTLING ENTMNT	8,812.88	7,253.87
WORLDGATE COMMUNICATIONS INC COM ISIN US98156L3078	16,309.62	4,356.00
WORLDSPACE INC CL A CL A COM STK	1,037.90	38.50
WORTHINGTON INDS INC COM	5,194.75	7,612.28
WPP PLC ORD GBP0.10	667,879.23	691,264.39
WRT ENERGY CORP CONV PFD STK	35,935.45	82.76
WW GRAINGER INC COMSTK CALL OPT EXP 04/16/2011 PR $$135 PER SH	(3,032.92)	(3,320.00)
WYETH NT 5.95 DUE 04-01-2037/03-27-2007 BEO	109,253.10	121,728.97
WYNDHAM WORLDWIDE CORP COM STK	10,440.84	20,912.08
WYNDHAM WORLDWIDE CORP COM STK	158,815.81	131,943.84
WYNDHAM WORLDWIDE CORP COM STK	723,261.12	817,908.00
WYNN RESORTS LTD COM	96,956.60	197,503.68
WYNN RESORTS LTD COM	278,122.61	281,626.85
XCEL ENERGY INC COM	85,113.94	96,756.05
XCEL ENERGY INC COM	260,963.06	272,591.25
XENACARE HLDGS INC COM STK	13,296.43	3,059.00
XENONICS HLDGS INC COM STK	37,394.21	5,540.16
XEROX CORP COM	249,049.86	267,193.96
XEROX CORP COM	425,891.58	401,967.36
XEROX CORP COM	317,002.66	404,352.00
XILINX INC COM	52,278.63	58,331.81
XILINX INC COM	234,359.64	189,036.54

SUPPLEMENTAL SCHEDULE

FORM 5500, SCHEDULE H, PART IV, LINE 4i

SCHEDULE OF ASSETS (HELD AT END OF YEAR)

AS OF DECEMBER 31, 2010

Employer Identification Number: 36-2675206; Plan Number: 010

XL GROUP PLC ORD USD0.01	1,984.55	3,273.00
XL GROUP PLC ORD USD0.01	338,173.67	177,592.98
XL GROUP PLC ORD USD0.01	838,327.90	829,160.00
XOMA LTD COM	22,984.13	20,822.67
XSTRATA PLC ORD GBP	444,888.49	500,441.47
XSUNX INC COM	484,798.39	129,122.84
XTREME OIL & GAS INC COM STK	75.68	4.10
XYBERNAUT CORP COM	32,422.70	0.00
XYRATEX (BERMUDA) LTD COM NPV	121,575.32	125,587.00
YAHOO INC COM	103,329.93	110,323.42
YAHOO INC COM	1,353,007.05	545,314.33
YAMAHA CORP NPV	181,325.69	206,084.83
YAMAHA MOTOR CO NPV	83,119.76	91,248.40
YAMANA GOLD INC COM STK	384,449.43	454,924.80
YAMANA GOLD INC COM STK CALL OPT EXP 1/22/11 PR $12.5 PER SH	(476.53)	(925.00)
YARA INTERNATIONAL NOK1.7	311,366.75	367,512.98
YELLOW MEDIA INC COM NPV	35,963.52	40,060.80
YELLOWCAKE MNG INC COM	2,255.04	91.00
YINGLI GREEN ENERGY HOLD-ADR CALL OPT EXP 1/22/11 PR $111 PER SH	(80.78)	0.00
YOHO RES INC	19,849.37	10,229.01
YONGYE INTL INC COM STK	49,868.50	55,246.80
YORA INTL INC COM NEW STK	2,272.10	0.00
YOUKU.COM INC-SPON ADR COMSTK CALL OPT EXP 01/22/11 PR $40 PER SH	(272.78)	0.00
YRC WORLDWIDE INC COM NEW COM NEW	684,138.37	289,527.60
YTB INTL INC CL A COM STK	91,175.75	5,949.04
YTB INTL INC CL B CL B	43.70	0.83
YUHE INTL INC COM STK	88,054.58	71,868.50
YUKON GOLD CORP INC COM	7,365.85	340.00
YUKON-NEVADA GOLD CORP COM STK	2,886.95	3,462.00
YUM BRANDS INC COM	328,354.83	389,049.35
YUM BRANDS INC COM	163,926.33	578,348.55
YUM! BRANDS INC COM STK CALL OPT EXP 1/22/11 PR $50 PER SH	(426.02)	0.00
ZAGG INC COM STK	19,109.14	22,860.00
ZALE CORP NEW COM STK	25,206.95	34,080.00
ZALICUS INC COM	59,486.79	67,466.00
ZAP COM NEW	9,380.87	12,159.00
ZARLINK SEMICONDUCTOR INC COM	1,025.79	874.69
ZEBRA TECHNOLOGIES CORP CL A	923.56	1,481.61
ZEONS CORP COM	131,062.69	102.12
ZEP INC COM STK	363.23	357.84
ZEVOTEK INC COM NEW COM NEW	6.30	4.80
ZHNE/ZHONE TECHNOLOGIES INC	250.47	213.60
ZHONGPIN INC COM STK	22,382.24	28,560.00
ZIMMER HLDGS INC COM	42,395.25	44,393.36
ZIMMER HLDGS INC COM	185,144.86	266,682.24
ZION OIL & GAS INC COM STK	65,960.52	86,776.12
ZIONS BANCORP COM	68,207.53	72,690.00
ZIONS BANCORP COM	193,555.19	108,623.09
ZIONS BANCORPORATION COMSTK CALL OPT EXP01/22/11 PR $22.50 PER SH	(2,260.19)	(3,434.00)
ZIONS BANCORPORATION COMSTK CALL OPT EXP01/22/11 PR $24 PER SH	(197.78)	(279.00)
ZIONS BANCORPORATION COMSTK CALL OPT EXP01/22/2011 PR $26 PER SH	(285.46)	(210.00)
ZIOPHARM ONCOLOGY COM STK	3,961.47	4,660.00
ZIPPI NETWORKS INC COM PAR $.00001 SEPT 2010 COM PAR $.00001 SEPT 2010	1,505.24	450.00
ZIX CORP COM	4,682.39	9,821.00
ZOLL MED CORP COM	61,855.72	96,798.00
ZOLTEK COMPANIES INC COM STK CALL OPT EXP 1/22/11 PR $12.5 PER SH	(356.79)	(375.00)
ZOLTEK COS INC COM	29,902.73	35,693.45
ZOOM TECHNOLOGIES INC COM NEW COM NEW	446.85	447.00
ZORAN CORP COM	21,486.76	17,160.00
ZORAN CORP COM	186,479.91	107,360.00
ZURICH FINL SVCS CHF0.10	484,519.10	546,094.71
ZURICH FINL SVCS CHF0.10	557,650.86	621,739.71
ZWEIG TOTAL RETURN FD INC COM	141,693.47	121,333.75
ZYGO CORP COM	13,287.29	18,375.00

Grand Total	$2,922,872,647.04	$3,216,811,964.63

Reconciliation		(in millions)
Investments per Statement of Net Assets Available for Benefits		$3,190
add: Pending trade receivables - net		26

Assets per schedule of assets held for investment purposes (above)		$3,216

SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

United Airlines Pilot Directed Account Plan

Date: June 17, 2011	/s/ Chris Kenny
Chris Kenny
Vice President and Controller of United Continental Holdings, Inc. and United Airlines, Inc.

EXHIBIT INDEX

Exhibit No.	Description

23.1	Consent of Independent Registered Public Accounting Firm – Washington, Pittman & McKeever, LLC

23.2	Consent of Independent Registered Public Accounting Firm – Deloitte & Touche LLP